As filed with the United States Securities and Exchange Commission on September 8, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Banyan Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	6770	86-2556699
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Skokie Blvd, Suite 820

Northbrook, Illinois 60062

Telephone: (847) 757-3812

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerry Hyman Chairman 400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062 Telephone: (847) 757-3812	Keith Jaffee Chief Executive Officer 400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062 Telephone: (847) 757-3812

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler, P.C. Peter Seligson, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Mark D. Wood, Esq. Elizabeth C. McNichol, Esq. Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661 Tel: (312) 902-5200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed joint proxy statement/consent solicitation statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary joint proxy statement/consent solicitation statement/prospectus is not complete and may be changed. Banyan Acquisition Corporation may not issue the securities offered by this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission, of which this preliminary joint proxy statement/consent solicitation statement/prospectus is a part, is declared effective. This preliminary joint proxy statement/consent solicitation statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2023

PROXY STATEMENT FOR

SPECIAL MEETING OF BANYAN ACQUISITION CORPORATION

CONSENT SOLICITATION STATEMENT FOR STOCKHOLDERS OF PINSTRIPES, INC.

PROSPECTUS FOR UP TO 48,185,117 SHARES OF COMMON STOCK OF BANYAN ACQUISITION CORPORATION

(WHICH WILL BE RENAMED PINSTRIPES HOLDINGS, INC. IN CONNECTION WITH THE BUSINESS COMBINATION)

The board of directors of Banyan Acquisition Corporation, a Delaware corporation (“Banyan”), has approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of June 22, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Banyan, Panther Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Banyan (“Merger Sub”), and Pinstripes, Inc., a Delaware corporation (“Pinstripes”), a copy of which is attached to this joint proxy statement/consent solicitation statement/prospectus as Annex A. As described in this joint proxy statement/consent solicitation statement/prospectus, Banyan’s stockholders are being asked to consider and vote upon the Business Combination, among other items. As used in this joint proxy statement/consent solicitation statement/prospectus, “New Pinstripes” refers to Banyan after giving effect to the consummation of the Business Combination.

In connection with the Business Combination, among other things, (i) the governing documents of Banyan will be replaced by governing documents for New Pinstripes, (ii) Banyan will change its name to “Pinstripes Holdings, Inc.,” (iii) each of the then-issued and outstanding shares of Class A common stock, par value $0.0001 per share, of Banyan (the “Banyan Class A Common Stock”) will be converted, on a one-for-one basis, into a share of common stock of New Pinstripes, par value $0.0001 per share (“New Pinstripes Common Stock”), (iv) each of the then-issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Banyan will be converted, on a one-for-one basis, into a share of New Pinstripes Common Stock, and (v) each then-issued and outstanding whole warrant exercisable for one share of Banyan Class A Common Stock will become exercisable for one share of New Pinstripes Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of January 19, 2022, by and between Banyan and Continental Stock Transfer & Trust Company, as warrant agent (as amended or amended and restated from time to time). In connection with clauses (iii) and (v) of this paragraph, each issued and outstanding unit of Banyan that has not been previously separated into the underlying Banyan Class A Common Stock and the underlying Banyan warrants will be canceled and will entitle the holder thereof to one share of New Pinstripes Common Stock and one-half of one New Pinstripes warrant.

On the date of closing of the Business Combination (the “Closing”), Merger Sub will merge with and into Pinstripes (the “Merger”), with Pinstripes being the surviving corporation of the Merger (the date and time that the Merger becomes effective being referred to as the “Effective Time”), and, as a result of which, the surviving company will become a wholly owned subsidiary of Banyan.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, immediately prior to the Effective Time, each outstanding share of Pinstripes preferred stock will be converted into shares of Pinstripes common stock, par value $0.01 per share (“Pinstripes Common Stock”), in accordance with the governing documents of Pinstripes, and each warrant and convertible note of Pinstripes will be automatically exercised for, or convert into, shares of Pinstripes Common Stock in accordance with their respective terms. At the Effective Time, each share of Pinstripes Common Stock (including as a result of the conversions specified above, but excluding any dissenting shares and cancelled treasury stock and shares of Pinstripes Common Stock issued in connection with the conversion of the Series I Convertible Preferred Stock of Pinstripes) will be automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Common Stock, determined in accordance with the Business Combination Agreement, at an exchange ratio of approximately 2.33 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock. In addition, each outstanding share of Pinstripes Common Stock received upon conversion of Series I Convertible Preferred Stock of Pinstripes will be automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Common Stock determined in accordance with the Business Combination Agreement, based on an exchange ratio of 2.5 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock.

At or prior to the Closing of the Business Combination, Banyan may enter into one or more equity financings with aggregate gross proceeds of up to $53,733,800. The proceeds of such financings will be used to satisfy the minimum cash condition of $75,000,000 contained in the Business Combination Agreement.

The Banyan Class A Common Stock is currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “BYN.” Banyan will apply for listing, to be effective at the time of the Closing, of New Pinstripes Common Stock and the public and private warrants of New Pinstripes on the NYSE under the proposed symbols “PNST” and “PNST WS,” respectively. It is a condition of the consummation of the Business Combination that Banyan’s initial listing application with the NYSE (or the Nasdaq Stock Market LLC (“Nasdaq”)) in connection with the Business Combination shall have been conditionally approved, and immediately following the Effective Time, Banyan will satisfy any applicable initial and continued listing requirements of the NYSE (or Nasdaq), and the New Pinstripes Common Stock issued in connection with the Business Combination shall have been approved for listing on the NYSE (or Nasdaq). However, there can be no assurance such listing condition will be met or that Banyan will obtain such approval from the NYSE (or Nasdaq). If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the stock exchange approval condition set forth in the Business Combination Agreement is waived by the applicable parties.

Banyan reserves the right to postpone or adjourn the stockholder meeting on one or more occasions in accordance with the terms and conditions of the Business Combination Agreement.

This joint proxy statement/consent solicitation statement/prospectus provides stockholders of Banyan with detailed information about the Business Combination and other matters to be considered at the special meeting of Banyan. It also includes information about Banyan and Pinstripes. We encourage you to read this entire joint proxy statement/consent solicitation statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 49 of this joint proxy statement/consent solicitation statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS JOINT PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This joint proxy statement/consent solicitation statement/prospectus is dated                 , 2023, and is first being mailed to Banyan’s stockholders on or about                 , 2023.

BANYAN ACQUISITION CORPORATION

400 Skokie Blvd, Suite 820

Northbrook, Illinois 60062

To the Stockholders of Banyan Acquisition Corporation:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Banyan Acquisition Corporation, a Delaware corporation (“Banyan”), which will be held virtually at https://www.cstproxy.com/           [a.m./p.m.], Eastern Time, on            , 2023, or at such other date and at such other place to which the meeting may be postponed or adjourned. We are planning for the Special Meeting to be held virtually over the internet.

You or your proxyholder will be able to attend and vote at the Special Meeting by visiting https://www.cstproxy.com/             and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial holders of Banyan stock (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying joint proxy statement/consent solicitation statement/prospectus.

On June 22, 2023, Banyan entered into a Business Combination Agreement (the “Business Combination Agreement”) with Panther Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Pinstripes, Inc., a Delaware corporation (“Pinstripes”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” You are being asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt (i) the Business Combination Agreement, a copy of which is attached to the accompanying joint proxy statement/consent solicitation statement/prospectus as Annex A, and (ii) the Business Combination.

As further described in the accompanying joint proxy statement/consent solicitation statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur on the date of closing: (i) Merger Sub will merge with and into Pinstripes (the “Merger”) with Pinstripes being the surviving corporation of the merger and, as a result of which, Banyan will become the parent company of Pinstripes (the time at which the Merger becomes effective is being referred to herein as the “Effective Time”), (ii) the governing documents of Banyan will be replaced by governing documents for New Pinstripes (as defined below), (iii) upon the effectiveness of the Business Combination (the “Closing”), Banyan will change its name to “Pinstripes Holdings, Inc.” (“New Pinstripes”), (iv) each of the then-issued and outstanding shares of Class A common stock, par value $0.0001 per share, of Banyan (the “Banyan Class A Common Stock”) will be converted, on a one-for-one basis, into a share of common stock of New Pinstripes (“New Pinstripes Common Stock”), (v) each of the then-issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Banyan (the “Banyan Class B Common Stock,” and together with the Banyan Class A Common Stock, the “Banyan Common Stock”) will be converted, on a one-for-one basis, into a share of New Pinstripes Common Stock, and (vi) each then-issued and outstanding whole warrant exercisable for one share of Banyan Class A Common Stock will become exercisable for one share of New Pinstripes Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of January 19, 2022, by and between Banyan and Continental Stock Transfer & Trust Company, as warrant agent (as amended or amended and restated from time to time). In connection with clauses (iv) and (vi) of this paragraph, each issued and outstanding unit of Banyan that has not been previously separated into the underlying Banyan Class A Common Stock and the underlying Banyan warrants will be canceled and will entitle the holder thereof to one share of New Pinstripes Common Stock and one-half of one New Pinstripes warrant.

Furthermore, in accordance with the Business Combination Agreement, immediately prior to the Effective Time, all outstanding shares of Pinstripes preferred stock will convert into shares of Pinstripes common stock, par value $0.01 per share (“Pinstripes Common Stock”), in accordance with the governing documents of Pinstripes, and all warrants and convertible notes of Pinstripes will be automatically exercised for, or convert into, shares of Pinstripes Common Stock in accordance with their respective terms. At the Effective Time, (i) each outstanding share of Pinstripes Common Stock (including as a result of the conversions specified above, but excluding any dissenting shares and cancelled treasury stock and shares of Pinstripes Common Stock issued in connection with the conversion of the Series I Convertible Preferred Stock of Pinstripes) will be automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Common Stock, determined in accordance with the Business Combination Agreement, based on an exchange ratio of approximately 2.33 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock, (ii) each outstanding share of Pinstripes Common Stock received upon conversion of Series I Convertible Preferred Stock of Pinstripes will be automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Common Stock determined in accordance with the Business Combination Agreement, based on an exchange ratio of 2.5 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock and (iii) each outstanding option of Pinstripes (whether vested or unvested) will be assumed by New Pinstripes and substituted for an option to purchase shares of New Pinstripes Common

Stock. For additional information regarding the consideration payable under the Business Combination Agreement, see the section in the accompanying proxy statement entitled “Proposal No. 1 — The Business Combination Proposal — Consideration to be Received in the Business Combination.”

At or prior to the Closing of the Business Combination, Banyan may enter into one or more equity financings with aggregate gross proceeds of up to $53,733,800. The proceeds of such financings will be used to satisfy the minimum cash condition of $75,000,000 contained in the Business Combination Agreement.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Banyan Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), George Courtot, Bruce Lubin, Otis Carter, Kimberley Annette Rimsza, Matt Jaffee and Brett Biggs (together with the Sponsor, the “Sponsor Holders”) entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor Holders have agreed, (i) for no additional consideration to waive their respective redemption rights in connection with the consummation of the Business Combination with respect to any Banyan Class A Common Stock and Banyan Class B Common Stock they may hold, (ii) to subject two-thirds of the Banyan Class B Common Stock (or Banyan Class A Common Stock, if converted) held by the Sponsor Holders to certain vesting conditions and forfeiture and (iii) to vote any shares of Banyan Class A Common Stock or Banyan Class B Common Stock held by them in favor of the Business Combination Proposal and the other proposals to be considered at the Special Meeting. Currently, the Sponsor Holders hold 64.4% of issued and outstanding Banyan Common Stock. For additional information regarding the Sponsor Letter Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying joint proxy statement/consent solicitation statement/prospectus.

In addition to the Business Combination Proposal, Banyan stockholders are being asked to consider and vote upon (a) a proposal to approve the proposed certificate of incorporation of New Pinstripes (the “Proposed Charter”), a copy of which is attached to the accompanying joint proxy statement/consent solicitation statement/prospectus as Annex B (the “Charter Proposal”), (b) on a nonbinding advisory basis, proposals related to material differences between Banyan’s existing amended and restated certificate of incorporation and the Proposed Charter (the “Governance Proposals”), (c) a proposal to approve, for purpose of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of New Pinstripes Common Stock in connection with the Business Combination (the “Listing Proposal”), (d) a proposal to approve and adopt the New Pinstripes Equity Incentive Plan, a copy of which is attached to the accompanying joint proxy statement/consent solicitation statement/prospectus as Annex D (the “Equity Incentive Plan Proposal”), (e) a proposal to approve and adopt the New Pinstripes Employee Stock Purchase Plan, a copy of which is attached to the accompanying joint proxy statement/consent solicitation statement/prospectus as Annex E (the “ESPP Proposal”), and (f) a proposal to adjourn the Special Meeting to a later date or dates to the extent necessary (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Charter Proposal, the Listing Proposal and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals, and the Business Combination will be consummated only if each of the Condition Precedent Proposals is approved by the requisite number of Banyan stockholders. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the Banyan stockholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal. Each of these proposals is more fully described in the accompanying joint proxy statement/consent solicitation statement/prospectus, which each Banyan stockholder is encouraged to read carefully and in its entirety.

The board of directors of Banyan (the “Banyan Board”) has determined that each of the Condition Precedent Proposals is advisable and in the best interests of Banyan and its stockholders. The Banyan Board approved the Business Combination Agreement and the transactions contemplated thereby and recommends that Banyan’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governance Proposals, “FOR” the Listing Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal (if necessary). Each such proposal is described in the accompanying joint proxy statement/consent solicitation statement/prospectus.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Banyan and its stockholders and what may be best for a director’s personal interests when determining to recommend that the Banyan stockholders vote for the aforementioned proposals. See the sections in the accompanying joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities.”

Subject to the terms and provisions of the Business Combination Agreement, Banyan reserves the right at any time to cancel the Special Meeting and not to submit to its stockholders any of the aforementioned proposals. In the event the Special Meeting is canceled, Banyan will liquidate and dissolve in accordance with its certificate of incorporation. In additional, subject to the terms and provisions of the Business Combination Agreement, Banyan reserves the right to postpone or adjourn the Special Meeting on one or more occasions to a later date.

Banyan’s units, the Banyan Class A Common Stock, and Banyan’s redeemable warrants are traded on the New York Stock Exchange (the “NYSE”) under the symbols “BYN.U,” “BYN” and “BYN WS,” respectively. At the closing of the Business Combination, the units will separate into their component shares of common stock and warrants so that the units will no longer trade. New Pinstripes will apply to list, to be effective at the time of the Closing, its common stock and warrants on the NYSE (or the Nasdaq Stock Market LLC) under the symbols “PNST” and “PNST WS,” respectively.

Only holders of record of shares of Banyan Class A Common Stock and shares of Banyan Class B Common Stock at the close of business on              , 2023 (the “Record Date”) are entitled to notice of and to vote and have their respective votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Banyan’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at Banyan’s principal executive offices for inspection by its stockholders during ordinary business hours for any purpose related to the Special Meeting and electronically during the Special Meeting at https://www.cstproxy.com/           .

The accompanying joint proxy statement/consent solicitation statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to read this document and the documents incorporated herein by reference carefully and in their entirety. See the section entitled “Risk Factors” in the accompanying joint proxy statement/consent solicitation statement/prospectus for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you. Events occurring prior to the Special Meeting may require Banyan to supplement or amend the accompanying joint proxy statement/consent solicitation statement/prospectus, in which case, you are encouraged to read such supplement or amendment along with the accompanying joint proxy statement/consent solicitation statement/prospectus.

Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying joint proxy statement/consent solicitation statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the Special Meeting. Submitting a proxy now will NOT prevent you from being able to virtually vote online during the Special Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee. If you have any questions regarding the accompanying joint proxy statement/consent solicitation statement/prospectus, you may contact Morrow Sodali LLC, Banyan’s proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing      .info@investor.morrowsodali.com. If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the aforementioned proposals.

Pursuant to Banyan’s certificate of incorporation, a holder of Banyan Class A Common Stock (such holder, a “Public Stockholder”) may request that Banyan redeem all or a portion of such Banyan Class A Common Stock for cash if the Business Combination is consummated. These redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Banyan’s transfer agent in order to validly redeem its shares. Public Stockholders may elect to redeem their respective shares of Banyan Class A Common Stock whether they vote “For” or “Against” the Business Combination Proposal or abstain from voting. If the Business Combination is not consummated, the shares of Banyan Class A Common Stock will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Stockholder properly exercises its right to redeem all or a portion of the Banyan Class A Common Stock that it holds and timely tenders or delivers its applicable shares to Banyan’s transfer agent, Banyan will redeem such Banyan Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Banyan’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in such trust account (net of taxes payable).

Notwithstanding the foregoing, a Public Stockholder, together with any such stockholder’s affiliates or any other person or entity with whom such stockholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Banyan Class A Common Stock sold in Banyan’s initial public offering.

For illustrative purposes, as of          , 2023, the most recent practicable date prior to the date of the accompanying joint proxy statement/consent solicitation statement/prospectus, the redemption price per share would have amounted to approximately $          , based on the aggregate amount on deposit in the aforementioned trust account of approximately $          as of         , 2023 (including interest earned on the funds held in such trust account and not previously released to Banyan to pay its taxes), divided by the total number of then-outstanding Public Shares (as defined in the accompanying joint proxy statement/consent solicitation statement/prospectus). If a Public Stockholder exercises its redemption rights in full, then it will be electing to exchange its Banyan Class A Common Stock for cash and will no longer own Banyan Class A Common Stock. See “Special Meeting of Banyan Stockholders — Redemption Rights” in the accompanying joint proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Banyan Class A Common Stock for cash. A Public Stockholder must complete the procedures for electing to redeem its Banyan Class A Common Stock in the manner described in the accompanying joint proxy statement/consent solicitation statement/prospectus prior to 5:00 p.m., Eastern Time, on           , 2023 (two business days before the initially scheduled date of the Special Meeting) in order for its shares to be redeemed.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE BANYAN REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE AFOREMENTIONED TRUST ACCOUNT AND TENDER YOUR SHARES TO BANYAN’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED DATE OF THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR STOCK CERTIFICATES TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Banyan Board, I would like to thank you for your support of Banyan and look forward to a successful completion of the Business Combination.

Very truly yours,

Jerry Hyman

Chairman of the Board of Directors of Banyan Acquisition Corporation

BANYAN ACQUISITION CORPORATION

400 Skokie Blvd, Suite 820

Northbrook, Illinois 60062

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                   , 2023

TO THE STOCKHOLDERS OF BANYAN ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Banyan Acquisition Corporation, a Delaware corporation (“Banyan”), will be held at             [a.m./p.m.], Eastern Time, on          , 2023. We are planning for the Special Meeting to be held virtually over the internet. You are cordially invited to attend the Special Meeting online by visiting https://www.cstproxy.com/          and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Special Meeting, registered stockholders and beneficial holders of Banyan stock (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement.

At the Special Meeting, you will be asked to consider and vote on the following proposals:

1.	Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to adopt and approve the Business Combination Agreement (the “Business Combination Agreement”), dated as of June 22, 2023, by and among Banyan, Panther Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Pinstripes, Inc., a Delaware corporation (“Pinstripes”), pursuant to which, among other things, Merger Sub shall merge with and into Pinstripes (the “Merger”), with Pinstripes being the surviving corporation of the Merger, and, as a result of which, it will become a wholly owned subsidiary of Banyan (Banyan, after giving effect to the consummation of the Business Combination (as defined below), being referred to herein as “New Pinstripes”). A copy of the Business Combination Agreement is attached to the accompanying joint proxy statement/consent solicitation statement/prospectus as Annex A. Proposal No. 1 is referred to as the “Business Combination Proposal.”
2.	Proposal No. 2 — The Charter Amendment Proposal — To consider and vote upon a proposal to approve the proposed amended and restated certificate of incorporation of New Pinstripes (as defined below) in the form attached to the accompanying joint proxy statement/consent solicitation statement/prospectus as Annex B (the “Proposed Charter”). Proposal No. 2 is referred to as the “Charter Amendment Proposal.”
3.	Proposal No. 3 — The Governance Proposals — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the U.S. Securities and Exchange Commission (“SEC”) requirements (Proposals No. 3.A through 3.D). Proposal No. 3 is referred to as the “Governance Proposals”:
●	Proposal No. 3.A: An amendment to change the authorized capital stock of Banyan from (i) 240,000,000 shares of Class A common stock, par value $0.0001 per share (the “Banyan Class A Common Stock”), 60,000,000 shares of Class B common stock, par value $0.0001 per share (the “Banyan Class B Common Stock,” and together with the Banyan Class A Common Stock, the “Banyan Common Stock”) and 1,000,000 shares of Banyan preferred stock, each with par value $0.0001 per share, to (ii) shares of New Pinstripes common Stock and shares of New Pinstripes preferred stock, each with par value $0.0001 per share.
●	Proposal No. 3.B: An amendment to require that the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding shares of New Pinstripes common stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal the bylaws of New Pinstripes and the provisions in the Proposed Charter related to New Pinstripes common stock, the board of directors, the bylaws, stockholders, limitation on liability and indemnification of directors and officers, forum selection and amendments to the Proposed Charter.
●	Proposal No. 3.C: An amendment to permit the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

●	Proposal No. 3.D: An amendment to allow the holders of 33 1/3% of the voting power of all outstanding shares of capital stock of New Pinstripes entitled to vote at such meeting to constitute a quorum.
4.	Proposal No. 4 — The Listing Proposal — To consider and vote upon a proposal to approve the issuance of shares of Pinstripes Holdings, Inc. common stock in connection with the business combination contemplated by the Business Combination Agreement (the “Business Combination”) for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual. Proposal No. 4 is referred to as the “Listing Proposal.”
5.	Proposal No. 5 — The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Equity Incentive Plan, a copy of which is attached to the accompanying joint proxy statement/consent solicitation statement/prospectus as Annex D. Proposal No. 5 is referred to as the “Equity Incentive Plan Proposal” and, collectively with the Business Combination Proposal, the Charter Amendment Proposal and the Listing Proposal, the “Condition Precedent Proposals.”
6.	Proposal No. 6 — The ESPP Proposal — To consider and vote upon a proposal to approve and adopt the Employee Stock Purchase Plan, a copy of which is attached to the accompanying joint proxy statement/consent solicitation statement/prospectus as Annex E. Proposal No. 6 is referred to as the “ESPP Proposal.”
7.	Proposal No. 7 — The Adjournment Proposal — To adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes received to pass the resolution to approve the aforementioned proposals at the Special Meeting. Proposal No. 7 is referred to as the “Adjournment Proposal.”

Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals, and the Business Combination will be consummated only if each of the Condition Precedent Proposals is approved by the requisite Banyan stockholders. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the Banyan stockholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal. Each of these proposals is more fully described in the accompanying joint proxy statement/consent solicitation statement/prospectus, which each Banyan stockholder is encouraged to read carefully and in its entirety.

The above matters are more fully described in the accompanying joint proxy statement/consent solicitation statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to read carefully the accompanying joint proxy statement/consent solicitation statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

The board of directors of Banyan (the “Banyan Board”) has determined that each of the Condition Precedent Proposals is advisable and in the best interests of Banyan and its stockholders. The Banyan Board approved the Business Combination Agreement and the transactions contemplated thereby and recommends that Banyan’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governance Proposals, “FOR” the Listing Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal (if necessary). Each such proposal is described in the accompanying joint proxy statement/consent solicitation statement/prospectus.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Banyan and its stockholders and what may be best for a director’s personal interests when determining to recommend that Banyan’s stockholders vote for the aforementioned proposals. See the sections in the accompanying joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities.”

Subject to the terms and provisions of the Business Combination Agreement, Banyan reserves the right at any time to cancel the Special Meeting and not to submit to its stockholders any of the aforementioned proposals. In the event the Special Meeting is canceled, Banyan will liquidate and dissolve in accordance with its certificate of incorporation. In addition, subject to the terms and provisions of the Business Combination Agreement, Banyan reserves the right to postpone or adjourn the Special Meeting on one or more occasions to a later date.

The record date for the Special Meeting is         , 2023 (the “Record Date”). Only holders of record of shares of Banyan Class A Common Stock and shares of Banyan Class B Common Stock at the close of business on the Record Date are entitled to notice of and to vote and have their respective votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Banyan’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at Banyan’s principal executive offices for inspection by Banyan’s stockholders during ordinary business hours for any purpose related to the Special Meeting and electronically during the Special Meeting at https://www.cstproxy.com/        .

Our Banyan Class A Common Stock and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “BYN” and “BYN WS,” respectively. Certain of our shares of Banyan Class A Common Stock and warrants currently trade as units consisting of one share of Banyan Class A Common Stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “BYN.U.” These units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Banyan Acquisition Corporation” to “Pinstripes Holdings, Inc.” New Pinstripes will apply to list, to be effective at the time of the closing of the Business Combination, its common stock and warrants on the NYSE (or Nasdaq Stock Market LLC) under the symbols “PNST” and “PNST WS,” respectively.

Pursuant to Banyan’s certificate of incorporation, a holder of Banyan Class A Common Stock (such holder, a “Public Stockholder”) may request that Banyan redeem all or a portion of such Banyan Class A Common Stock for cash if the Business Combination is consummated. These redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Banyan’s transfer agent in order to validly redeem its shares. Public Stockholders may elect to redeem their respective shares of Banyan Class A Common Stock whether they vote “For” or “Against” the Business Combination Proposal or abstain from voting. If the Business Combination is not consummated, the shares of Banyan Class A Common Stock will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Stockholder properly exercises its right to redeem all or a portion of the Banyan Class A Common Stock that it holds and timely tenders or delivers its shares to Banyan’s transfer agent, Banyan will redeem such Banyan Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Banyan’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in such trust account (net of taxes payable).

For illustrative purposes, as of          , 2023, the most recent practicable date prior to the date of the accompanying joint proxy statement/consent solicitation statement/prospectus, the redemption price per share would have amounted to approximately $        , based on the aggregate amount on deposit in the aforementioned trust account of approximately $        as of       , 2023 (including interest earned on the funds held in such trust account and not previously released to Banyan to pay its taxes), divided by the total number of then-outstanding Public Shares (as defined in the accompanying joint proxy statement/consent solicitation statement/prospectus). If a Public Stockholder exercises its redemption rights in full, then it will be electing to exchange its Banyan Class A Common Stock for cash and will no longer own Banyan Class A Common Stock. See “Special Meeting of Banyan Stockholders—Redemption Rights” in the accompanying joint proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Banyan Class A Common Stock for cash. A Public Stockholder must complete the procedures for electing to redeem its Banyan Class A Common Stock in the manner described in the accompanying joint proxy statement/consent solicitation statement/prospectus prior to 5:00 p.m., Eastern Time, on        , 2023 (two business days before the initially scheduled date of the Special Meeting) in order for its shares to be redeemed.

Notwithstanding the foregoing, a Public Stockholder, together with any such stockholder’s affiliates or any other person or entity with whom such stockholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Banyan Class A Common Stock sold in Banyan’s initial public offering.

Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of 65% of the then outstanding shares of Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present. Approval of the Business Combination Proposal, the Governance Proposals (each which is a non-binding, advisory vote), the Listing Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Concurrently with the execution of the Business Combination Agreement, Banyan Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), George Courtot, Bruce Lubin, Otis Carter, Kimberley Annette Rimsza, Matt Jaffee and Brett Biggs (together with the Sponsor, the “Sponsor Holders) entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor Holders have agreed, (i) for no additional consideration, to waive their respective redemption rights in connection with the consummation of the Business Combination with respect to any shares of the Banyan Class A Common Stock and Banyan Class B Common Stock they may hold, (ii) to subject two-thirds of the Banyan Class B Common Stock (or Banyan Class A Common Stock, if converted) held by the Sponsor Holders to certain vesting conditions and forfeiture and (iii) to vote any shares of Banyan Common Stock held by them in favor of the Business Combination Proposal and the other proposals to be considered at the Special Meeting. Currently, the Sponsor Holders hold 64.4% of the issued and outstanding shares of Banyan Common Stock. For additional information regarding the Sponsor Letter Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying joint proxy statement/consent solicitation statement/prospectus.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying joint proxy statement/consent solicitation statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

If Banyan does not consummate the Business Combination and fails to complete an initial business combination by December 24, 2023 (as such date may be extended by approval of the Banyan stockholders), Banyan will be required to dissolve and liquidate its trust account by returning the then-remaining funds in such account to the Public Stockholders. The joint proxy statement/consent solicitation statement/prospectus accompanying this notice describes the Business Combination Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the accompanying joint proxy statement/consent solicitation statement/prospectus carefully.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BANYAN COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy via the internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

If you have any questions or need assistance with voting, please contact Banyan’s proxy solicitor, Morrow Sodali LLC, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing .info@investor.morrowsodali.com.

If you plan to attend the Special Meeting and are a beneficial holder of Banyan Common Stock who owns your shares of Banyan Common Stock through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the accompanying joint proxy statement/consent solicitation statement/prospectus regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.

Very truly yours,

Jerry Hyman
Chairman of the Board of Directors of
Banyan Acquisition Corporation

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the Stockholders of Pinstripes, Inc.:

On June 22, 2023, Banyan Acquisition Corporation, a Delaware Corporation (“Banyan”), and Panther Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Banyan (“Merger Sub”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) with Pinstripes, Inc., a Delaware corporation (“Pinstripes”). If the transactions contemplated by the Business Combination Agreement are completed, Merger Sub will merge with and into Pinstripes, with Pinstripes surviving such merger as a wholly-owned subsidiary of Banyan (the “Business Combination”). Upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, the holders of Pinstripes common stock, preferred stock, options, warrants and other convertible securities (collectively, the “Pinstripes equityholders”) will become equityholders of Banyan, which will change its name to “Pinstripes Holdings, Inc.” in connection with the Business Combination. We refer to Banyan after the consummation of the Business Combination as “New Pinstripes.”

The accompanying joint proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of Pinstripes’ board of directors (the “Pinstripes Board”) to request that Pinstripes’ stockholders as of the record date of          , 2023 execute and return written consents to adopt the Business Combination Agreement and approve the Business Combination. Under the Business Combination Agreement, Pinstripes must provide to Banyan a written consent of Pinstripes’ stockholders evidencing the affirmative vote of the holders of a majority of the outstanding Pinstripes common stock and Pinstripes preferred stock, voting together as a single class on an as-converted basis, to adopt the Business Combination Agreement and approve the Business Combination within three (3) business days of the registration statement containing the accompanying joint proxy statement/consent solicitation statement/prospectus being declared effective under the Securities Act of 1933, as amended.

The accompanying joint proxy statement/consent solicitation statement/prospectus describes the proposed Business Combination and the actions to be taken in connection with the Business Combination, provides additional information about the parties involved, and describes the risks, in the section entitled “Risk Factors,” related to the parties, the proposed Business Combination and other matters. Please give all of this information your careful attention. A copy of the Business Combination Agreement is attached as Annex A to the accompanying joint proxy statement/consent solicitation statement/prospectus.

A summary of the appraisal rights that may be available to you is described in the accompanying joint proxy statement/consent solicitation statement/prospectus in the section entitled “Solicitation of Consents from Pinstripes Stockholders—Appraisal Rights of Pinstripes Stockholders.” To exercise such rights, you must take all other steps necessary to perfect your appraisal rights, as described in the aforementioned section of the accompanying joint proxy statement/consent solicitation statement/prospectus. Please note that if you wish to exercise appraisal rights, you must not sign and return a written consent adopting the Business Combination Agreement. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the Business Combination to preserve your ability to exercise appraisal rights. The closing of the Business Combination Agreement is subject to, among other things, holders of not more than ten percent (10%) of the collective outstanding Pinstripes common stock and Pinstripes preferred stock exercising their appraisal rights.

The Pinstripes Board has considered the Business Combination and the terms of the Business Combination Agreement and has determined unanimously that the Business Combination and the Business Combination Agreement are advisable, fair to and in the best interests of Pinstripes and Pinstripes’ stockholders and recommends that Pinstripes’ stockholders adopt the Business Combination Agreement and approve the Business Combination by submitting a written consent. As described in the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Security Holder Support Agreement” of the accompanying joint proxy statement/consent solicitation statement/prospectus, certain stockholders of Pinstripes, whose ownership interests collectively represent over 50% of the outstanding shares of Pinstripes common stock and Pinstripes preferred stock, and as such are sufficient to approve the Business Combination on behalf of Pinstripes, are parties to a Security Holder Support Agreement with Banyan, whereby such stockholders agreed to vote all of their shares of Pinstripes common stock and Pinstripes preferred stock in favor of approving the Business Combination and the other proposed transactions contemplated by the Business Combination Agreement and have waived their appraisal rights with respect to such matters. Accordingly, if you are party to the Security Holder Support Agreement, you are obligated to execute and return the written consent furnished with the accompanying joint proxy statement/consent solicitation statement/prospectus within three (3) business days of            , and the approval by the Pinstripes stockholders is effectively assured.

Please complete, date and sign the written consent furnished with the accompanying joint proxy statement/consent solicitation statement/prospectus and return it promptly to Pinstripes by one of the means described in the section entitled “Solicitation of Consents from Pinstripes Stockholders.”

If you have any questions concerning the Business Combination Agreement, the Business Combination, the consent solicitation or the accompanying joint proxy statement/consent solicitation statement/prospectus, or if you have any questions about how to deliver your written consent, please email              or contact Pinstripes, Inc. at 1150 Willow Road, Northbrook, IL 60062, Attention: Chief Executive Officer.

Dale Schwartz
Chief Executive Officer

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ABOUT THIS JOINT PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This document, which forms part of a registration statement (the “Registration Statement”) on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Banyan (File No. 333-            ), constitutes a prospectus of Banyan under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to certain securities of Banyan to be issued in connection with the Business Combination described below. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, for the Special Meeting to be held in connection with the Business Combination and at which Banyan stockholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination, among other matters. This document also constitutes a consent solicitation statement that Pinstripes is providing to the holders of Pinstripes Common Stock and Pinstripes Preferred Stock to solicit, among other things, the required written consent to adopt and approve in all respects the Business Combination Agreement and the transactions contemplated thereby. All share and per share information in this joint proxy statement/consent solicitation statement/prospectus, including the number of Public Shares required to approve the proposals to be voted on, give effect to the Extension Amendment Redemptions (as defined below). See “Summary of the Joint proxy statement/consent solicitation statement/prospectus—The Special Meeting—Quorum and Vote of Banyan Stockholders” and “Information About Banyan—Extension of Time to Complete a Business Combination.”

ADDITIONAL INFORMATION

You may request copies of this joint proxy statement/consent solicitation statement/prospectus and any other publicly available information concerning Banyan, without charge, by written request to Banyan Acquisition Corporation, 400 Skokie Blvd., Suite 820, Northbrook, Illinois 60062, or by telephone request at (847) 757-3812; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (toll free), or banks and brokers can call (203) 658-9400, or by emailing            .info@investor.morrowsodali.com, or from the SEC through the SEC website at http://www.sec.gov.

In order for a Banyan stockholder to receive timely delivery of the applicable documents in advance of the Special Meeting to be held on        , 2023, such stockholder must request the information no later than five business days prior to the date of the Special Meeting, by          , 2023.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Banyan” refer to Banyan Acquisition Corporation. The terms “New Pinstripes,” “combined company” and
“post-Business Combination company” refer to New Pinstripes and its subsidiaries following the consummation of the Business Combination. The term “Pinstripes” refers to Pinstripes, Inc., together with its subsidiaries, prior to the Business Combination.

“2023 EIP Plan” means the Equity Incentive Plan, dated           , 2023, a copy of which is attached to this joint proxy statement/consent solicitation statement/prospectus as Annex D. For additional information, see “Proposal No. 5—The Equity Incentive Plan Proposal” section of this joint proxy statement/consent solicitation statement/prospectus.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among New Pinstripes, the Sponsor Holder, and certain New Pinstripes equityholders at Closing.

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Banyan that more time is necessary or appropriate to approve one or more proposals at the Special Meeting.

“AMR Report” means the U.S. Corporate Event Market by Event Type (Conference/Seminar, Trade Shows/Exhibitions, Incentive Programs, Company Meetings, and Others), and Industry (Banking and Financial Sector, Information Technology, Real Estate and Infrastructure, Automotive, Insurance, and Others): Global Opportunity Analysis and Industry Forecast 2021-2030 report prepared by Allied Market Research.

“Banyan” means Banyan Acquisition Corporation, a Delaware corporation, prior to the consummation of the Business Combination.

“Banyan Board” means Banyan’s board of directors.

“Banyan Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Banyan.

“Banyan Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Banyan.

“Banyan Common Stock” means, collectively, the Banyan Class A Common Stock and the Banyan Class B Common Stock.

“Banyan Parties” means Banyan and Merger Sub.

“Banyan Private Placement Warrants” means the warrants issued to the Sponsor and the IPO Underwriters in a private placement simultaneously with the closing of the IPO.

“Banyan Public Warrants” means the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Banyan Stockholder Matters” means (a) the adoption and approval of the Business Combination Proposal, (b) the adoption and approval of the Charter Amendment Proposal, (c) the adoption and approval of the Governance Proposals, (d) the adoption and approval of the Listing Proposal, (e) the adoption and approval of the Equity Incentive Plan Proposal, (f) the adoption and approval of the ESPP Proposal, and (g) the adoption and approval of the Adjournment Proposal.

“Brookfield” means Norwalk Land Development, LLC and its affiliates.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Merger.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 22, 2023, by and among Banyan, Merger Sub and Pinstripes, as it may be amended and supplemented from time to time in accordance with its terms. A copy of the Business Combination Agreement is attached to this joint proxy statement/consent solicitation statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the Special Meeting to approve the Business Combination.

“Cash-on-Cash Returns” means, in connection with any new Pinstripes location, such location’s Venue-Level Contribution divided by its Net Buildout Costs.

“Charter Amendment Proposal” means the proposal to approve and adopt the Proposed Charter, in the form attached to this joint proxy statement/consent solicitation statement/prospectus as Annex B, which will amend and restate the Existing Charter in its entirety and be effective when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cohen Warrant” means that certain Warrant to Purchase Shares of Common Stock (No. 12), exercisable into up to 50,000 shares of Pinstripes Common Stock, issued to Cindy Cohen in December 2017, as amended.

“Condition Precedent Proposals” collectively refers to the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the Listing Proposal.

“Continental” mean Continental Stock Transfer & Trust Company.

“Converted Banyan Class A Common Stock” means the 2,000,000 shares of Banyan Class A Common Stock that were converted from Banyan Class B Common Stock.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Designation Agreement” means the director designation agreement that will be entered into upon Closing, by and between New Pinstripes and Dale Schwartz.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Merger.

“Equity Incentive Plan Proposal” means the proposal to consider and vote upon the 2023 EIP Plan, a copy of which is attached to the joint proxy statement/consent solicitation statement/prospectus as Annex D.

“ESPP” means the 2023 Employee Stock Purchase Plan, a copy of which is attached to the joint proxy statement/consent solicitation statement/prospectus as Annex E.

“ESPP Proposal” means the proposal to consider and vote upon the ESPP, a copy of which is attached to the joint proxy statement/consent solicitation statement/prospectus as Annex E.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Charter” means Banyan’s amended and restated certificate of incorporation, as amended, in effect prior to the Closing.

“Extension Amendment” means the amendment to the amended and restated certificate of incorporation of Banyan as proposed in the Extension Amendment Proposal that was approved at the Extension Meeting.

“Extension Amendment Proposal” means the proposal presented at the Extension Meeting to amend the amended and restated certificate of incorporation of Banyan to (i) allow Banyan the option to extend the date by which it must complete its initial business combination from April 24, 2023 to December 24, 2023 and (ii) allow each holder of shares of Banyan Class B Common Stock to elect to convert such shares into shares of Banyan Class A Common Stock prior to the Closing.

“Extension Amendment Redemptions” means the redemption by Banyan stockholders of 20,151,313 shares of Banyan Class A Common Stock in connection with the approval and implementation of the Extension Amendment Proposal.

“Extension Meeting” means the special meeting of Banyan stockholders held on April 21, 2023 to consider, among other things, the Extension Amendment Proposal.

“Founder Shares” means Converted Banyan Class A Common Stock and the Banyan Class B Common Stock.

“Full-Service Restaurants: Global Strategic Business Report” means the Global Full-Service Restaurants market trends (2022-2030) report prepared by Global Industry Analysts Inc.

“GAAP” means U.S. generally accepted accounting principles.

“Governance Proposals” means the proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Granite Creek Warrant” means that certain Warrant No. 27, exercisable into up to 111,619 shares of Pinstripes Common Stock, issued to Granite Creek FlexCap III, L.P. on April 19, 2023.

“Gross Buildout Cost” means, in connection with any new Pinstripes location, the design and construction costs, plus the cost of furniture, fixtures and equipment, associated with the opening of such location.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“HBC US Holdings” means Hudson’s Bay Company and its affiliates.

“IAAPA Report” means the 2019 to 2023 Global Theme and Amusement Park Outlook Report prepared by the International Association of Amusement Parks Attractions.

“IBISWorld Weddings Report” means the Wedding Services in the US industry trends (2018 - 2023) report prepared by IBISWorld.

“Insiders” means the directors and officers of Banyan.

“IPO” means Banyan’s initial public offering of its units, common stock and warrants pursuant to registration statements on Form S-1 declared effective by the SEC on January 19, 2022 (SEC File Nos. 333-258599 and 333-262248).

“IPO Underwriters” means BTIG, LLC and I-Bankers Securities, Inc.

“Leon Warrant” means that certain Warrant to Purchase Shares of Common Stock (No. 13), exercisable into up to 10,000 shares of Pinstripes Common Stock, issued to Larry Leon in December 2018, as amended.

“Letter Agreement” means the letter agreement, dated January 19, 2022, by and among Banyan, the Sponsor and other parties thereto.

“Listing Proposal” means the proposal to be considered at the Special Meeting to approve the listing of the New Pinstripes Common Stock on the NYSE (or Nasdaq).

“Lockup Agreement” means the lockup agreement, dated June 22, 2023, and entered into concurrently with the execution and delivery of the Business Combination Agreement, by and among Banyan, Pinstripes and certain security holders of Pinstripes.

“Macerich” means Macerich HHF Broadway Plaza LLC and its affiliates.

“Merger” means the merger of Merger Sub with and into Pinstripes, with Pinstripes being the surviving entity and continuing as a direct, wholly owned subsidiary of New Pinstripes.

“Merger Sub” means Panther Merger Sub Inc., a Delaware corporation and direct, wholly-owned subsidiary of Banyan.

“Middleton Partners” means, collectively, Middleton Pinstripes Investor LLC, a Delaware limited liability company, and Middleton Pinstripes Investor SBS LLC, a Delaware limited liability company.

“Minimum Cash Amount” means $75,000,000.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Net Buildout Cost” means, in connection with the opening of any new Pinstripes location, the Gross Buildout Costs for such location, less any tenant improvement allowances and equipment financing that offset such Gross Buildout Costs.

“New Pinstripes” refers to the combined company immediately following the Closing that shall be renamed upon the Closing.

“New Pinstripes Board” means the board of directors of the combined company subsequent to the completion of the Business Combination.

“New Pinstripes Common Stock” means New Pinstripes’ common stock, par value $0.0001 per share.

“New Pinstripes Private Placement Warrants” means warrants representing the right to purchase shares of New Pinstripes Common Stock following the Closing on the same contractual terms and conditions as the Banyan Private Placement Warrants.

“New Pinstripes Public Warrants” means the warrants representing the right to purchase shares of New Pinstripes Common Stock following the Closing on the same contractual terms and conditions as the Banyan Public Warrants.

“New Pinstripes Warrants” means the New Pinstripes Private Placement Warrants and the New Pinstripes Public Warrants.

“Non-Redemption Agreements” means the non-redemption agreements entered into by the Sponsor in connection with the Extension Meeting, pursuant to which the Sponsor will transfer 1,018,750 shares of Banyan Class B Common Stock to certain investors in Banyan in exchange for such investors agreeing not to redeem their respective shares of Banyan Class A Common Stock in connection with the Extension Meeting.

“NYSE” means the New York Stock Exchange.

“O’Connor/LaSalle” means LaSalle Investment Management and its affiliates.

“Payback Period” means, as to any new Pinstripes location, the number of years that it takes the Venue-Level Contribution of such location to equal or exceed the Net Buildout Costs for such location.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pinstripes” means Pinstripes, Inc., a Delaware corporation.

“Pinstripes Board” means Pinstripes’ board of directors.

“Pinstripes Charter” means Pinstripes’ Third Amended and Restated Certificate of Incorporation, as amended by that certain Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of Pinstripes, together with (a) that certain Certificate of Designations of the Series F Convertible Preferred Stock of Pinstripes, filed with the Secretary of State of the State of Delaware as of September 13, 2018, (i) as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of September 23, 2019, (ii) as further amended by that certain Second Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of January 28, 2020, and (iii) as further amended by that certain Third Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023; (b) that certain Certificate of Designations of the Series G Convertible Preferred Stock of Pinstripes, filed with the Secretary of State of the State of Delaware as of April 23, 2021, (i) as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of August 18, 2021, and (ii) as further amended by that certain Second Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023; (c) that certain Certificate of Designations of the Series H Convertible Preferred Stock of Pinstripes, filed with the Secretary of State of the State of Delaware as of August 18, 2021, as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023; and (d) that certain Certificate of Designations of the Series I Convertible Preferred Stock of Pinstripes, filed with the Secretary of State of the State of Delaware as of June 21, 2023, in each case, as the same may be amended and/or restated from time to time, and Pinstripes’ Amended and Restated Bylaws, as amended and in effect on the date hereof.

“Pinstripes Common Stock” means the Common Stock, par value $0.01 per share, of Pinstripes.

“Pinstripes Convertible Notes” means (a) the Convertible Note, dated June 4, 2021, by and between Pinstripes and Fashion Square Eco LP (as amended), and (b) the Convertible Note, dated June 4, 2021, by and between Pinstripes and URW US Services, Inc. (as amended).

“Pinstripes Group” means each of Pinstripes and its direct and indirect Subsidiaries.

“Pinstripes Option” means each option to purchase Pinstripes Common Stock.

“Pinstripes Party” means any member of the Pinstripes Group.

“Pinstripes Preferred Stock” means, collectively, shares of preferred stock, par value $0.01 per share, of Pinstripes designated as “Series A Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock,” “Series D-1 Preferred Stock,” “Series D-2 Preferred Stock,” “Series E Preferred Stock,” “Series F Convertible Preferred Stock,” “Series G Convertible Preferred Stock,” “Series H Convertible Preferred Stock” and “Series I Convertible Preferred Stock” authorized pursuant to the Pinstripes Charter.

“Pinstripes Stock” means, collectively, the Pinstripes Common Stock and Pinstripes Preferred Stock.

“Pinstripes Warrants” means any warrants to acquire equity securities of Pinstripes, including (a) the Silverview Warrants, (b) the Granite Creek Warrant, (c) the Cohen Warrant and (d) the Leon Warrant.

“PIPE Investors” means the investors in the PIPE Financing.

“PIPE Financing” means the proposed equity financing for up to $53,733,800 of gross proceeds to be consummated by Banyan at the Closing.

“Proposed Bylaws” mean the proposed amended and restated bylaws of New Pinstripes to be in effect following the Business Combination, a form of which is attached hereto as Annex C.

“Proposed Charter” means the proposed amended and restated certificate of incorporation of New Pinstripes in the form attached hereto as Annex B.

“Proxy Solicitor” means Morrow Sodali LLC.

“Public Shares” means Banyan Class A Common Stock sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Stockholders” means the holders of shares of Banyan Class A Common Stock that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“PWC Report” means the Global Entertainment & Media Outlook: 2019 - 2023 prepared by Pricewaterhouse Coopers.

“Record Date” means        , 2023.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Deadline” means 5:00 p.m., Eastern Time, on           , 2023 (two business days before the initially scheduled date of the Special Meeting).

“Redemption Price” means the per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Holder Support Agreement” means the security holder support agreement, dated June 22, 2023, and entered into concurrently with the execution and delivery of the Business Combination Agreement, by and among Banyan, Pinstripes and certain security holders of Pinstripes.

“Series I Amount” means the $21,266,200 investment from Middleton Partners in Pinstripes, Inc.

“Series I Financing” means the approximately $21,266,200 investment from Middleton Partners in Pinstripes, Inc. in exchange for an aggregate number of 850,648 shares of Pinstripes’ Series I Convertible Preferred Stock.

“Silverview Warrants” means, collectively, that certain (a) Warrant No. 25, exercisable into up to 258,303 shares of Pinstripes Common Stock, issued to Silverview Special Situations Lending Corporate Warrants LP on March 7, 2023, and (b) Warrant No. 26, exercisable into up to 8,697 shares of Pinstripes Common Stock, issued to Spearhead Insurance Solutions IDF, LLC – Series SCL on March 7, 2023.

“Simon Property Group” means Simon Property Group, L.P.

“Special Meeting” refers to the special meeting of Banyan stockholders where holders of Banyan Common Stock will be asked to consider and vote upon the Business Combination Proposal, among other proposals, and to approve the Business Combination and adopt the Business Combination Agreement.

“Sponsor” means Banyan Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Group” means the Sponsor Holders and the Insiders.

“Sponsor Holders” means, collectively, the Sponsor, George Courtot, Bruce Lubin, Otis Carter, Kimberley Annette Rimsza, Matt Jaffee and Brett Biggs.

“Sponsor Letter Agreement” means the letter agreement, dated June 22, 2023, and entered into concurrently with the execution and delivery of the Business Combination Agreement, by and among Banyan, Pinstripes and the Sponsor Holders.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its direct or indirect subsidiaries is, directly or indirectly, a general partner or managing member.

“Transaction” means the transactions contemplated by the Business Combination Agreement.

“Transaction Agreements” means the Business Combination Agreement, the Sponsor Letter Agreement, the Security Holder Support Agreement, the Lockup Agreement, the Director Designation Agreement, the A&R Registration Rights Agreement, the Proposed Charter, the Proposed Bylaws and all the agreements, documents, instruments and certificates entered into in connection therewith and any and all exhibits and schedules thereto.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established at the consummation of the IPO that holds the proceeds of the IPO and is maintained by Continental Stock Transfer & Trust Company, acting as trustee.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 19, 2022, by and between Banyan and Continental Stock Transfer & Trust Company, as amended by that certain Amendment to the Investment Management Trust Agreement, dated as of April 23, 2023.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Underwriters” means the underwriters of the IPO.

“Units” means the units each consisting of one share of Banyan Class A Common Stock and one-half of one Banyan Public Warrant.

“Unvested Shares” means those shares held by the Sponsor Holders that, pursuant to the Sponsor Letter Agreement, are subject to certain vesting conditions and such conditions have not yet been satisfied.

“U.S. Treasury Bills” means short-term U.S. government-backed securities with a maturity of less than one year.

“Venue-Level Contribution” means, for any of Pinstripes locations for any fiscal year, the revenue less direct expenses attributable to such location in such fiscal year.

“Venue-Level Contribution Margin” means, for any of Pinstripes’ locations, for any fiscal year, such location’s Venue-Level Contribution, divided by the revenue in such fiscal year.

“Vesting Shares” means two-thirds of the shares of Banyan Class B Common Stock (or Banyan Class A Common Stock, if converted) held by the Sponsor Holders (excluding 1,018,750 shares of Banyan Class B Common Stock that will be transferred at Closing by the Sponsor pursuant to the Non-Redemption Agreements and up to 2,000,000 shares of Banyan Class B Common Stock that may be transferred by the Sponsor to investors in the Series I Financing and the PIPE Financing).

“Warrant Agreement” means the Warrant Agreement, dated January 19, 2022, by and between Banyan and Continental Stock Transfer & Trust Company, as warrant agent.

“Westfield” means Westland Garden State Plaza Limited Partnership and Westfield Topanga Owner LLC and their affiliates.

x

TRADEMARKS

This proxy statement includes the trademark of Pinstripes such as “Pinstripes,” which are protected under applicable intellectual property laws and are the property of Pinstripes or its subsidiaries. This joint proxy statement/consent solicitation statement/prospectus also contains trademarks, service marks, trade names and copyrights of other entities, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this joint proxy statement/consent solicitation statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names. Banyan does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

MARKET AND INDUSTRY INFORMATION

This joint proxy statement/consent solicitation statement/prospectus includes market and industry data and forecasts that Banyan has derived from publicly available information, various industry publications, other published industry sources, Banyan’s internal data and estimates and assumptions made by Pinstripes’ based on such sources. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Although Banyan believes that these third-party sources are reliable, neither Banyan nor Pinstripes nor any of their affiliates or representatives guarantees the accuracy or completeness of this information, and neither Banyan nor Pinstripes nor any of their affiliates or representatives has independently verified this information. Some market data and statistical information are also based on Pinstripes’ good faith estimates, which are derived from Pinstripes management’s knowledge of its industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this joint proxy statement/consent solicitation statement/prospectus, including the size of Pinstripes’ total addressable market, are based on estimates of Pinstripes management. These estimates have been derived from Pinstripes management’s knowledge and experience in the markets in which it operates, as well as information obtained from surveys, reports by market research firms, Pinstripes’ customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Pinstripes operates and have not been verified by independent sources. References herein to Pinstripes being a leader in a market or product category refer to Pinstripes’ belief that it is a best-in-class experiential dining and entertainment brand, unless the context otherwise requires.

Pinstripes’ internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Pinstripes operates and Pinstripes management’s understanding of industry conditions. Although Pinstripes believes that such information is reliable, Pinstripes has not had this information verified by any independent sources. The estimates and market and industry information provided in this joint proxy statement/consent solicitation statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors—Risks Related to Our Business and Operations” and elsewhere in this joint proxy statement/consent solicitation statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this joint proxy statement/consent solicitation statement/prospectus and the documents incorporated by reference herein are “forward-looking statements” that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business, and the timing and ability for us to complete the Business Combination and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. These forward-looking statements include statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of Banyan and Pinstripes and may include statements for the period following the consummation of the Business Combination. The information included in this joint proxy statement/consent solicitation statement/prospectus in relation to Pinstripes has been provided by Pinstripes and its management, and forward-looking statements include statements relating to Pinstripes’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements appear in a number of places in this joint proxy statement/consent solicitation statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Banyan,” “Information About Banyan” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pinstripes,” “Information About Pinstripes,” and “Proposal No. 1—The Business Combination Proposal—Certain Pinstripes Projected Financial Information.”

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this joint proxy statement/consent solicitation statement/prospectus may include, for example, statements about the benefits of the Business Combination and the future financial performance of New Pinstripes following the Business Combination. The forward-looking statements contained in this joint proxy statement/consent solicitation statement/prospectus are based on Banyan and Pinstripes’ current expectations and beliefs concerning future developments and their potential effects on Banyan and/or New Pinstripes. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this joint proxy statement/consent solicitation statement/prospectus. We cannot assure you that future developments affecting us and/or New Pinstripes will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Banyan’s control or the control of Pinstripes) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of Banyan and/or Pinstripes’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

●	risks related to the uncertainty of the projected financial information with respect to Pinstripes;
●	the risks related to Pinstripes’ current growth strategy and Pinstripes’ ability to successfully open and integrate new locations;
●	the risks related to the capital intensive nature of Pinstripes’ business, the ability of Pinstripes to attract new customers and retain existing customers and the impact of the COVID-19 pandemic, including the resulting labor shortage and inflation, on Pinstripes;
●	the timing to complete the transactions contemplated by the Business Combination Agreement;
●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;
●	the outcome of any legal proceedings that may be instituted against us, Pinstripes, New Pinstripes or others following the announcement of the Business Combination Agreement and transactions contemplated therein;
●	the inability to complete the Business Combination due to the failure to obtain the approval of the stockholders of Banyan and Pinstripes or to satisfy other conditions to closing;
●	changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;
●	our success in retaining or recruiting, or changes required in our officers, key employees or directors following the Business Combination;

●	New Pinstripes’ ability to obtain the listing of its common stock and warrants on the NYSE (or Nasdaq) following the Business Combination;
●	the risk that the proposed Business Combination disrupts current plans and operations of Pinstripes as a result of the announcement and consummation of the Business Combination;
●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably;
●	costs related to the proposed Business Combination;
●	the amount of any redemptions by Public Stockholders of Banyan being greater than expected;
●	the limited liquidity and trading of New Pinstripes’ securities;
●	the use of proceeds not held in the Trust Account or available from interest income on the Trust Account balance;
●	geopolitical risk and changes in applicable laws or regulations;
●	the possibility that Pinstripes or Banyan may be adversely affected by other economic, business, and/or competitive factors;
●	Pinstripes’ estimates of expenses and profitability;
●	operational risk;
●	the possibility that the COVID-19 pandemic, or another major disease, disrupts Pinstripes’ business;
●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Pinstripes’ resources;
●	the risks that the consummation of the Business Combination is substantially delayed or does not occur; and
●	other risks and uncertainties indicated in this joint proxy statement/consent solicitation statement/prospectus, including those under the heading “Risk Factors”, and other filings that have been made or will be made with the SEC by Banyan and New Pinstripes, as applicable.

The foregoing list of factors is not exhaustive and additional factors may cause actual results to differ materially from current expectations. We caution you that the foregoing list may not contain all of the forward-looking statements made in this joint proxy statement/consent solicitation statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management or Pinstripes prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. In addition, there may be additional risks that neither Banyan nor Pinstripes presently knows or that Banyan and Pinstripes currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this joint proxy statement/consent solicitation statement/prospectus and attributable to Banyan, Pinstripes or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/consent solicitation statement/prospectus. Neither Banyan nor Pinstripes give any assurance that Pinstripes, or New Pinstripes (if the Business Combination is consummated), will achieve its expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which only speak as of the date made, are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of Banyan and Pinstripes. Except to the extent required by applicable law or regulation, Banyan and Pinstripes expressly disclaim any obligation and undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/consent solicitation statement/prospectus or to reflect the occurrence of unanticipated events. Before a stockholder grants its proxy or instructs how its votes should be cast or voted on the proposals set forth in this joint proxy statement/consent solicitation statement/prospectus, it should be aware that the occurrence of the events described in the section titled “Risk Factors” and elsewhere in this joint proxy statement/consent solicitation statement/prospectus may adversely affect Banyan, Pinstripes or New Pinstripes.

SUMMARY OF THE JOINT PROXY STATEMENT/CONSENT SOLICITATION

STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy statement/consent solicitation statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the terms of the proposed Business Combination, you should read this document and the documents incorporated by reference herein, including the Annexes and accompanying financial statements of Banyan and Pinstripes, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is attached hereto as Annex A and is also described in detail in this joint proxy statement/consent solicitation statement/prospectus in the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.” This joint proxy statement/consent solicitation statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

The Parties to the Business Combination

Banyan

Banyan is a blank check company incorporated as a Delaware corporation on March 10, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Our Banyan Class A Common Stock and public warrants are currently listed on the NYSE under the symbols “BYN” and “BYN WS,” respectively. Certain of our shares of Banyan Class A Common Stock and warrants currently trade as units consisting of one share of Banyan Class A Common Stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “BYN.U” Upon the Closing, the units will automatically separate into their component securities and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Banyan Acquisition Corporation” to “Pinstripes Holdings, Inc.” and we currently intend to apply for listing, to be effective at the time of the Closing, of New Pinstripes Common Stock and New Pinstripes Warrants on the NYSE under the proposed symbols “PNST” and “PNST WS,” respectively. However, we may elect to instead apply to list the New Pinstripes Common Stock and the New Pinstripes Warrants on one of the three tiers of Nasdaq, which has listing standards and corporate governance and other requirements for listed companies that differ in some respects from those of the NYSE.

Banyan’s principal executive offices are located at 400 Skokie Blvd, Suite 820, Northbrook, Illinois 60062 and its phone number is (847) 757-3812.

Merger Sub

Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of Banyan formed on June 16, 2023.

Merger Sub’s principal executive offices are located at 400 Skokie Blvd, Suite 820, Northbrook, Illinois 60062, and its phone number is (847) 757-3812.

Pinstripes

Pinstripes is a Delaware corporation that was originally incorporated on March 7, 2006.

Pinstripes’ principal executive offices are located at 1150 Willow Road, Northbrook, IL 60062, and its phone number is (847) 480-2323.

Summary of the Business Combination Agreement

On June 22, 2023, Banyan entered into the Business Combination Agreement with Merger Sub and Pinstripes. The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (a) at the Closing, in accordance with the DGCL, Merger Sub will merge with and into Pinstripes, with Pinstripes as the surviving company in the Merger and, after giving effect to such Merger, continuing as a wholly owned subsidiary of Banyan and (b) Banyan will change its name to “Pinstripes Holdings, Inc.” For additional information regarding the Business Combination Agreement, you are encouraged to carefully read the Business Combination Agreement in its entirety, which is attached to this joint proxy statement/consent solicitation statement/prospectus as Annex A, and to review the sections of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal — The Business Combination Agreement” and “Proposal No. 1—The Business Combination Proposal — General; Structure of the Business Combination.”

Consideration Received under the Business Combination Agreement

At or immediately prior to the Effective Time, among other things, (a) all outstanding shares of Pinstripes Preferred Stock, Pinstripes Warrants and Pinstripes Convertible Notes will be converted (or automatically exercised, as applicable) into shares of Pinstripes Common Stock; (b) (i) all outstanding shares of Pinstripes Common Stock (excluding any Pinstripes Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law, shares of Pinstripes Common Stock held by Pinstripes as treasury stock and shares of Pinstripes Common Stock issued in connection with the conversion of the Series I Convertible Preferred Stock of Pinstripes) will be cancelled in exchange for the right to receive, in the aggregate, a number of shares of New Pinstripes Common Stock determined on the basis of an exchange ratio derived from an implied equity value for Pinstripes of $429,000,000 (the “Exchange Ratio”) at the time of the Merger, and (ii) each outstanding share of Pinstripes Common Stock received upon conversion of the Series I Convertible Preferred Stock of Pinstripes will be automatically cancelled and converted, based on the Series I Exchange Ratio (as defined in the Business Combination Agreement), into the right to receive the number of New Pinstripes Common Stock set forth on an allocation schedule to be delivered by Pinstripes to Banyan at least three business days prior to the Closing; and (c) each option (whether vested or unvested) to purchase shares of Pinstripes Common Stock that is outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of New Pinstripes Common Stock based on the Exchange Ratio. As of the date of this joint proxy statement/consent solicitation statement/prospectus, it is expected that, at the Effective Time, (i) each share of Pinstripes Common Stock (including as a result of the conversions described above, but excluding any dissenting shares and cancelled treasury stock and shares of Pinstripes Common Stock issued in connection with the conversion of the Series I Convertible Preferred Stock of Pinstripes) will be automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Common Stock, determined in accordance with the Business Combination Agreement, at an exchange ratio of approximately 2.33 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock, and (ii) each outstanding share of Pinstripes Common Stock received upon conversion of the Series I Convertible Preferred Stock of Pinstripes will be automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Common Stock determined in accordance with the Business Combination Agreement, based on an exchange ratio of 2.5 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock. For additional information regarding the consideration payable under the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal — Consideration to be Received in the Business Combination.”

Organizational Structure

Simplified Organizational Structure of Banyan before the Merger and Business Combination

The diagram below depicts a simplified version of Banyan’s current organizational structure:

Simplified Organizational Structure of Pinstripes before the Merger and Business Combination

The diagram below depicts a simplified version of Pinstripes’ current organizational structure:

Simplified Organizational Structure of New Pinstripes after giving effect to the Merger and Business Combination

The diagram below depicts a simplified version of New Pinstripes’ organizational structure immediately following the completion of the Merger and the Business Combination, which is subject to change based on any Redemptions, the Series I Financing and/or any PIPE Financing (if any).

Equity Ownership Upon Closing

As of the date of this joint proxy statement/consent solicitation statement/prospectus, and following the Extension Amendment Redemptions, there are issued and outstanding (i) 11,243,687 shares of Banyan Common Stock, comprised of 5,998,687 shares of Banyan Class A Common Stock held by Public Stockholders and the Sponsor and 5,245,000 shares of Banyan Class B Common Stock held by the Sponsor Holders and (ii) 23,985,000 Banyan Warrants, comprised of 12,075,000 Banyan Public Warrants and

11,910,000 Banyan Private Placement Warrants. Each whole warrant entitles the holder thereof to purchase one share of Banyan Class A Common Stock and, following the Closing, will entitle the holder thereof to purchase one share of New Pinstripes Common Stock. In connection with the Closing, each then-issued and outstanding share of Banyan Class A Common Stock and Banyan Class B Common Stock will convert into a share of New Pinstripes Common Stock on a one-for-one basis. In addition, as of        , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus, there is approximately $42 million in the Trust Account.

The following table summarizes the dilutive effect and the pro forma ownership of New Pinstripes Common Stock following the Business Combination based on the varying levels of redemptions by the Public Stockholders and the following additional assumptions: (i) 40,666,485 shares of New Pinstripes Common Stock are issued to Pinstripes equityholders (excluding holders of shares of Series I Convertible Preferred Stock of Pinstripes) in both a no redemption scenario and a maximum redemption scenario, (ii) 2,197,507 shares of New Pinstripes Common Stock are issued to holders of shares of Series I Convertible Preferred Stock of Pinstripes in both a no redemption scenario and a maximum redemption scenario, (iii) the Sponsor transfers 1,018,750 shares of Banyan Class B Common Stock to Public Stockholders pursuant to the Non-Redemption Agreements, (iv) the Sponsor transfers 517,643 shares of Banyan Class B Common Stock to the Series I investors, (v) 1,154,324 shares of New Pinstripes Common Stock are issued to PIPE Investors in a no redemption scenario and 5,373,380 shares of New Pinstripes Common Stock are issued to PIPE Investors in a maximum redemption scenario and (vi) all outstanding and unexercised Pinstripes options, whether vested or unvested, are converted into options to purchase shares of New Pinstripes Common Stock (each, a “New Pinstripes Option”). The following table excludes 3,312,356 Unvested Shares, the New Pinstripes Warrants, which will be exercisable for 23,985,000 shares of New Pinstripes Common Stock following the consummation of the Business Combination, and the unvested New Pinstripes Options, which will be exercisable for 5,321,125 shares of New Pinstripes Common Stock following the consummation of the Business Combination.

Based on these assumptions, and assuming that no outstanding shares of Banyan Class A Common Stock are redeemed in connection with the Business Combination, there would be approximately 51,949,647 shares of New Pinstripes Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Pinstripes will be different.

The scenarios depicted below are for illustrative purposes only, as the actual number of Redemptions by the Public Stockholders is not able to be known prior to the Redemption Deadline.

	Assuming No	Assuming
	Redemptions	Maximum Redemptions
	of Public	of Public
	Shares(1)	Shares(2)
Banyan’s Public Stockholders(3)	9.7%	2.0%
Sponsor Holders(4)	4.6%	4.6%
Pinstripes Equityholders	78.3%	77.9%
Series I Investors(5)	5.2%	5.2%
PIPE Investors(6)	2.2%	10.3%
(1)	Assumes that no shares of Banyan Class A Common Stock are redeemed.
(2)	Assumes that all 3,998,687 shares of Banyan Class A Common Stock held by Public Stockholders are redeemed.
(3)	(A) Assuming no redemptions of Public Shares, represents (i) 3,998,687 shares of Banyan Class A Common Stock issued in connection with the IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements, and (B) assuming maximum redemptions of Public Shares, represents (i) no shares of Banyan Class A Common Stock issued in connection with the IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements.
(4)	Represents 2,396,251 shares of Banyan Class B Common Stock. Excludes 3,312,356 Unvested Shares. Also excludes shares of New Pinstripes Common Stock to be issued to the Sponsor Holders in exchange for shares of Series I Convertible Preferred Stock of Pinstripes.
(5)	Series I Investors represents 2,197,507 shares issued reflecting a $10.00 per share investment plus the impact of an assumed five months of PIK interest payable in shares of New Pinstripes Common Stock, or an additional 70,887 shares of New Pinstripes Common Stock.

(6)	Assumes that the PIPE Financing raises an amount sufficient to satisfy a minimum cash condition of $75 million, taking into account the $21.0 million raised to date pursuant to the Series I Financing and the amount assumed to be in the Trust Account in each of the no redemption and maximum redemption scenarios. Assuming no redemptions of Public Shares, represents 1,154,324 shares of Banyan Class A Common Stock to be issued in the PIPE Financing, and assuming maximum redemptions of Public Shares, represents 5,373,380 shares of Banyan Class A Common Stock to be issued in the PIPE Financing.

The voting percentages set forth above were calculated based on the assumptions set forth above and do not take into account (i) New Pinstripes Warrants and New Pinstripes Options that will remain outstanding immediately following the Business Combination and may be exercised thereafter and (ii) the issuance of any shares upon completion of the Business Combination under the 2023 EIP Plan, but do include the shares owned by the Sponsor Holders, which, at Closing, will convert into shares of Banyan Class A Common Stock in accordance with the terms of the Existing Charter, subject to adjustment. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 23,985,000 warrants to acquire shares of Banyan Class A Common Stock, which are comprised of 11,910,000 Banyan Private Placement Warrants and 12,075,000 Banyan Public Warrants. Following the Closing, each of these warrants will entitle the holder thereof to purchase New Pinstripes Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. If we assume that each outstanding warrant is exercised and one share of New Pinstripes Common Stock is issued as a result of such exercise, with payment to New Pinstripes of the exercise price of $11.50 per share, in cash, our fully-diluted share capital would increase by a total of 23,985,000 shares, with approximately $275,827,500 paid to New Pinstripes to exercise the warrants.

Conditions to the Closing of the Business Combination

The obligations of Banyan and Pinstripes to consummate the Closing is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:

●	receipt of any applicable regulatory approvals, including expiration or termination of the waiting period under the HSR Act;
●	absence of laws prohibiting the consummation of the Business Combination;
●	approval of the Business Combination and related agreements and transactions by the equityholders of Banyan and Pinstripes;
●	the listing or approval for listing on the NYSE (or Nasdaq) of the New Pinstripes Common Stock to be issued in connection with the Business Combination;
●	the sum of (i) amount of cash in Banyan’s Trust Account, net of redemptions; plus (ii) the total amount received (or to be received at the Closing) by Banyan in respect of the PIPE Financing; plus (iii) certain other amounts specified in the Business Combination Agreement being no less than the Minimum Cash Amount;
●	the accuracy of the representations and warranties of the other party as of the Closing (subject to the materiality standards set forth in the Business Combination Agreement); and
●	each of the covenants and agreements of the other party to be performed or complied with under the Business Combination Agreement prior to or at Closing having been performed or complied with in all material respects.

For additional information regarding the conditions to the completion of the Business Combination Agreement, see the section in this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—Conditions to the Closing of the Business Combination.”

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, the Sponsor Holders and Pinstripes, entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor Holders agreed to (i) vote in favor of all proposals at the Special Meeting, (ii) waive the anti-dilution or similar protections with respect to the Banyan Class B Common Stock held by the Sponsor Holders, (iii) not redeem any of their respective shares in connection with the vote to approve the Business Combination and (iv) not further amend or modify the Letter Agreement. Additionally, each of the Sponsor Holders acknowledged that the Letter Agreement would continue to be in effect and would survive the consummation of the Business Combination; provided, however, that effective from the Closing, the lock-up period contained in Section 7 of the Letter Agreement would be shortened to six months from the Closing.

In addition, the Sponsor Holders agreed that two-thirds of the Banyan Class B Common Stock (or Banyan Class A Common Stock, if converted) held by the Sponsor Holders (excluding up to approximately 1,000,000 shares of Banyan Class B Common Stock that will be transferred at Closing by the Sponsor pursuant to the Non-Redemption Agreements and up to 2,000,000 shares of Banyan Class B Common Stock that may be transferred by the Sponsor to investors in the Series I Financing and the PIPE Financing) shall be subject to vesting conditions and forfeiture as follows: (i) 50% of the Vesting Shares shall vest and no longer be subject to forfeiture if the volume weighted average share price of the New Pinstripes Common Stock equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the Closing; and (ii) 100% of the Vesting Shares shall vest and no longer be subject to forfeiture if the volume weighted average share price of the New Pinstripes Common Stock equals or exceeds $14.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the Closing. Any Vesting Shares that remain unvested upon the five-year anniversary of the Closing will be forfeited by the Sponsor Holders. For additional information regarding the Sponsor Letter Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Security Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain security holders of Pinstripes entered into the Security Holder Support Agreement, pursuant to which such security holders agreed to, among other things, (i) waive any appraisal rights or dissenter rights in connection with the Business Combination, (ii) as soon as reasonably practicable following the registration statement on Form S-4, of which this joint proxy statement/consent solicitation statement/prospectus forms a part, being declared effective by the SEC, consent to and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) not transfer any New Pinstripes Common Stock such security holders will be issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions for such security holders will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the New Pinstripes Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. For additional information regarding the Security Holder Support Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Security Holder Support Agreement.”

Lockup Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain other security holders of Pinstripes not party to the Security Holder Support Agreement entered into the Lockup Agreement, pursuant to which such security holders agreed that it, he or she will not transfer any New Pinstripes Common Stock such security holder will be issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions for the security holders will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the New Pinstripes Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. Additionally, the transfer restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will. For additional information regarding the Lockup Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Lockup Agreement.”

Director Designation Agreement

At the Closing, the New Pinstripes Board will be composed of a total of seven directors. At the Closing, New Pinstripes and Mr. Dale Schwartz, the chief executive officer of Pinstripes, will enter into the Director Designation Agreement, pursuant to which, among other things, Mr. Schwartz will have the right to designate: (i) four directors for election to the New Pinstripes Board so long as Mr. Schwartz or any trusts or family partnerships he controls (collectively, the “Schwartz Group”) beneficially own a number of shares equal to at least 70% of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, (ii) three directors for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 50% (and less than 70%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, (iii) two directors for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 25% (and less than 50%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination and (iv) one director for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 10% (and less than 25%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination. Mr. Schwartz will also have the right to designate a majority of the members of each committee of the New Pinstripes Board for so long as Mr. Schwartz has the ability to designate at least four individuals for nomination to the New Pinstripes Board. At all other times that Mr. Schwartz has the ability to designate at least one individual for nomination to the New Pinstripes Board, Mr. Schwartz will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee. Additionally, New Pinstripes will not increase or decrease the size of the New Pinstripes Board or amend or adopt new organizational documents, corporate policies or committee charters that might reasonably be deemed to adversely affect any of Mr. Schwartz’ rights under the Director Designation Agreement without the consent of Mr. Schwartz so long as Mr. Schwartz has the ability to designate at least one individual for nomination to the New Pinstripes Board. Each of Mr. Schwartz’s designees (other than himself) must qualify as independent directors under the rules of the New York Stock Exchange (or, if not the New York Stock Exchange, the principal U.S. national securities exchange upon which the New Pinstripes Common Stock is then listed). For additional information regarding the Director Designation Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Director Designation Agreement.”

A&R Registration Rights Agreement

At the Closing, New Pinstripes, the Sponsor Holders and certain equityholders of New Pinstripes intend to enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New Pinstripes.

Proposals to be Submitted at the Special Meeting

The following is a summary of the proposals to be submitted at the Special Meeting.

The Business Combination Proposal

A proposal to adopt and approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1 —The Business Combination Proposal” and the Business Combination Agreement, a copy of which is attached as Annex A to this joint proxy statement/consent solicitation statement/prospectus, for additional information.

The Charter Amendment Proposal

A proposal to approve and adopt the Proposed Charter, in the form attached to this joint proxy statement/consent solicitation statement/prospectus as Annex B, which will amend and restate the Existing Charter in its entirety and be effective when duly filed with the Secretary of State of the State of Delaware in connection with the Closing. See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 2—The Charter Amendment Proposal” and the Proposed Charter, a copy of which is attached as Annex B to this joint proxy statement/consent solicitation statement/prospectus, for additional information.

The Governance Proposals

A proposal to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the SEC requirements:

●	Proposal No. 3.A: An amendment to change the authorized capital stock of Banyan from (i) 240,000,000 shares of Banyan Class A Common Stock, 60,000,000 shares of Banyan Class B Common Stock and 1,000,000 shares of Banyan preferred stock, each with par value $0.0001 per share, to (ii) shares of New Pinstripes Common Stock and shares of New Pinstripes preferred stock, each with par value $0.0001 per share.
●	Proposal No. 3.B: An amendment to require that the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding New Pinstripes common stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Charter related to New Pinstripes Common Stock, the board of directors, the Proposed Bylaws, stockholders, limitation on liability and indemnification of directors and officers, forum selection and amendments to the Proposed Charter.
●	Proposal No. 3.C: An amendment to permit the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
●	Proposal No. 3.D: An amendment to allow the holders of 33 1/3% of the voting power of all outstanding shares of capital stock of New Pinstripes entitled to vote at such meeting to constitute a quorum.

See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 3—The Governance Proposals” for additional information.

The Listing Proposal

A proposal to approve the issuance of shares of New Pinstripes Common Stock in connection with the Business Combination for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual. See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 4—The Listing Proposal” for additional information.

The Equity Incentive Plan Proposal

A proposal to approve and adopt the Equity Incentive Plan, established to be effective after the Closing. See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 5—The Equity Incentive Plan Proposal” and the Equity Incentive Plan, a copy of which is attached as Annex D to this joint proxy statement/consent solicitation statement/prospectus, for additional information.

The ESPP Proposal

A proposal to approve and adopt the Employee Stock Purchase Plan, established to be effective after the Closing. See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 6—The ESPP Proposal” and the Employee Stock Purchase Plan, a copy of which is attached as Annex E to this joint proxy statement/consent solicitation statement/prospectus, for additional information.

The Adjournment Proposal

A proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate as determined by the Banyan Board subject to the Business Combination Agreement. See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 7—The Adjournment Proposal” for additional information.

The Special Meeting

Date, Time and Place of the Special Meeting

The Special Meeting will be held on       , 2023, at        [a.m./p.m.], Eastern Time, via a virtual meeting. At the Special Meeting, Banyan’s stockholders will be asked to approve the Business Combination Proposal, the Charter Amendment Proposal, the Listing Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary).

Registration for the Special Meeting

If you are a registered stockholder of Banyan, along with this joint proxy statement/consent solicitation statement/prospectus, you received a proxy card from the Transfer Agent, which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number to access the virtual Special Meeting. If you do not have your control number, contact the Transfer Agent at (917) 262-2373, or by email at proxy@continentalstock.com.

If you hold your Banyan stock through a bank or broker, you will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, the Transfer Agent can issue you a guest control number with proof of ownership. Either way, you must contact the Transfer Agent for specific instructions on how to receive your control number. The Transfer Agent can be contacted at the phone number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

You can pre-register to attend the virtual Special Meeting starting on      , 2023 (two business days prior to the Special Meeting). Enter the following URL address into your browser https://www.cstproxy.com/     , then enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-log in using the same control number and, if you want to vote during the Special Meeting, you will be prompted to enter your control number again.

If you do not have access to the internet, you can listen only to the Special Meeting by dialing        (or        if you are located outside of the United States and Canada (standard rates apply)) and when prompted enter the pin number       #. Please note you will not be able to vote or enter questions during the Special Meeting if you choose to participate telephonically.

Voting Power; Record Date

The Banyan Board has fixed the close of business on        , 2023 as the Record Date for determining Banyan stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on        , 2023, there were 11,243,687 shares of Banyan Common Stock outstanding and entitled to vote, of which 5,998,687 are Banyan Class A Common Stock and 5,245,000 are Banyan Class B Common Stock. The Sponsor Holders hold an aggregate of 2,000,000 Converted Banyan Class A Common Stock and 5,245,000 Banyan Class B Common Stock representing 64.4% of the outstanding shares of Banyan Common Stock. Each share of Banyan Common Stock is entitled to one vote per share at the Special Meeting. The Sponsor Holders have agreed to vote the Converted Banyan Class A Common Stock, the Banyan Class B Common Stock and any other Banyan Common Stock they hold in favor of the Business Combination.

Quorum and Vote of Banyan Stockholders

A quorum of Banyan stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of Banyan Common Stock entitled to vote as of the Record Date at the Special Meeting is represented at the Special Meeting online or by proxy. Abstentions will be counted as present for the purpose of determining a quorum. As of the Record Date, 5,621,844 shares of Banyan Common Stock would be required to be present online (or represented by proxy) at the Special Meeting to achieve a quorum.

As of the date of this joint proxy statement/consent solicitation statement/prospectus, the Sponsor Holders hold an aggregate of approximately 64.4% of the issued and outstanding shares of Banyan Common Stock, which will count towards this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor Holders, no additional Public Shares would be required to be present at the Special Meeting to achieve a quorum.

The following table reflects the number of shares of Banyan Class A Common Stock required to approve each proposal voted upon by the Banyan stockholders.

		Number of Additional Public Shares
		Required To Approve Proposal
		If Only Quorum is	If All Shares Are
	Approval	Present and All Present	Present and All Present
Proposal	Standard	Shares Cast Votes	Shares Cast Votes
Business Combination Proposal	Majority of Banyan Common Stock Votes Cast	0	0
Charter Amendment Proposal	65% of Outstanding Shares of Banyan Common Stock	N/A	63,397
Governance Proposals	Majority of Banyan Common Stock Votes Cast	0	0
Listing Proposal	Majority of Banyan Common Stock Votes Cast	0	0
Equity Incentive Plan Proposal	Majority of Banyan Common Stock Votes Cast	0	0
ESPP Proposal	Majority of Banyan Common Stock Votes Cast	0	0
Adjournment Proposal	Majority of Banyan Common Stock Votes Cast	0	0

The proposals presented at the Special Meeting require the following votes:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.
(ii)	Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires the affirmative vote of the holders of 65% of the then outstanding shares of Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.
(iii)	Governance Proposals: Approval of each Governance Proposal, each of which is a non-binding advisory vote, requires affirmative vote of a majority of the votes cast by the holders of the issued shares of Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.
(iv)	Listing Proposal: The approval of the Listing Plan Proposal requires a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.
(v)	Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.
(vi)	ESPP Proposal: The approval of the ESPP Proposal requires a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.
(vii)	Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Consummation of the Business Combination is conditioned on the approval of each of the Condition Precedent Proposals. The Adjournment Proposal and the Governance Proposals are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the Banyan stockholders for a vote.

Redemption Rights

Holders of Public Shares may seek to redeem their respective Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that Banyan redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $      per

share as of     , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable). If a holder of Public Shares properly seeks redemption as described in this joint proxy statement/consent solicitation statement/prospectus and the Business Combination is consummated, Banyan will redeem these shares for a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination. Additional terms and conditions apply. See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Special Meeting of Banyan Stockholders—Redemption Rights” for additional information.

Appraisal Rights

Holders of shares of Banyan Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Pinstripes stockholders will have appraisal rights in connection with the Business Combination. Holders of shares of Pinstripes stock who (i) do not consent to the adoption of the Business Combination Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to Pinstripes within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid on the amount determined to be “fair value.” See Section 262 of the DGCL attached as Annex H to this joint proxy statement/consent solicitation statement/prospectus.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Banyan has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual Special Meeting) if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Banyan Stockholders—Revoking Your Proxy.”

Recommendation of the Banyan Board

The Banyan Board has determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of Banyan and its stockholders and has directed that the proposals set forth in this joint proxy statement/consent solicitation statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this joint proxy statement/consent solicitation statement/prospectus. The Banyan Board recommends that Banyan’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governance Proposals, “FOR” the Listing Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal (if necessary). See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—The Banyan Board’s Reasons for the Approval of the Business Combination” for additional information.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of one or more of Banyan’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Banyan and its stockholders and what they may believe is best for themselves in determining to recommend that Banyan’s stockholders vote for the aforementioned proposals. See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

The Banyan Board’s Reasons for the Approval of the Business Combination

The Banyan Board, in evaluating the transaction with Pinstripes, consulted with Banyan’s management and its legal and other advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of Banyan and its stockholders and (ii) to recommend that the stockholders approve the transactions contemplated by the Business Combination Agreement and other proposals submitted to the stockholders, the Banyan Board considered a wide variety of factors in connection with its evaluation of the

Business Combination. In light of the complexity of those factors, the Banyan Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Banyan Board may have given different weight to different factors. This explanation of the reasons for the Banyan Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Banyan Board reviewed the results of the due diligence conducted by Banyan’s management and advisors, which included:

●	extensive meetings and calls with Pinstripes management to understand and analyze Pinstripes business;
●	meetings with Pinstripes’ major vendors (including its general contractor and foodservice equipment and supplies vendor);
●	review of diligence materials and interviews conducted by K&E and Banyan;
●	site visits to multiple Pinstripes locations;
●	review of Pinstripes’ consolidated financial statements;
●	research on industry trends;
●	research on comparable companies;
●	research on comparable transactions; and
●	reviews of certain financial assumptions provided by Pinstripes.

The factors considered by the Banyan Board (including certain historical and forecasted financial information that were subsequently updated) included, but were not limited to, the following:

●	Growth Model. Pinstripes has a model for driving organic growth with its new venue openings, with its target new venue economic model reflecting an average of more than $9 million in net sales per location and approximately 18% EBITDA margin by the end of calendar year 2024. All of Pinstripes’ venues are on leased real estate, and generally located in luxury commercial retail spaces primarily located near prime urban locations such as malls, hotels or resort developments. In addition, Pinstripes is able to rely on landlords to fund its venue construction, which in turn benefits the landlords due to public space activation in their broader locations (i.e. increased foot traffic). Pinstripes’ landlords typically pay for 80% of new location buildout costs, which average $8 million per location, which contributes significantly to Pinstripes’ growth prospects. Pinstripes currently has over $100,000,000 in landlord commitments for tenant improvements in existing/future venues.
●	New Locations and Expansion Opportunities. Pinstripes focuses on opening new locations in Class A+ / A malls in high-end suburban areas, where the demographic has above average disposable income. The Banyan Board believed Pinstripes could capitalize on the continued exit of big box retailers from malls through synergistic partnerships with leading real estate developers who have come to depend on Pinstripes to attract retail traffic and that Pinstripes’ focus on larger, high-volume locations is generating robust venue-level economics.
●	Landlord Partners’ Confidence in Pinstripes’ Prospects. The fact that certain of Pinstripes’ real estate partners and landlords have invested in Pinstripes equity in the past, which indicates their confidence in Pinstripes’ business.
●	Attractive Venue Portfolio and Scalability. Pinstripes currently operates 13 locations across eight states and plans to open six more locations in 2023, all of which are currently under construction. Pinstripes is expected to open an additional six locations in 2024, with the number of locations being expected to total to 25 by December 2024. In addition, it has over 30 location opportunities identified. In addition to its reliance on the landlords to reduce the location buildout costs, Pinstripes uses the same foodservice and equipment vendors (which have the capability of providing service across most states) in all of its location buildout projects, which contributes to its ability to scale quickly and efficiently.

●	Historical and Projected Growth. Pinstripes has grown net sales significantly during the last five years, from approximately $63 million in fiscal 2018 to approximately $104 million in fiscal 2023, translating to a Compound Annual Growth Rate (“CAGR”) of over 10%. Pinstripes expects to achieve an approximately 18% EBITDA margin by the end of 2024, taking into account its planned location openings. Additionally, Pinstripes has, on average, greatly outperformed the Standard & Poor US restaurants industry comparables in revenue growth, achieving a three-year revenue CAGR of over two times the average of the Standard & Poor restaurant comparables (as of June 2023).
●	Expected Growth in the Restaurant and US Bowling Center Markets. According to independent research, US foodservice, drinking places and full-service restaurant markets reached a healthy rebound following the COVID-19 pandemic and is expected to grow further in 2024. Similarly, the US bowling center market is also projected to grow in 2024.
●	Experienced Management Team, Employee Retention. The Pinstripes management team is composed of a founder-led, highly experienced management team with deep restaurant and entertainment expertise and highly relevant food service industry experience. The team, which will remain in place immediately following the Closing of the Business Combination, together has transformed Pinstripes from its origins as a single dining and entertainment destination to 13 current Pinstripes venues with another six slated to open in the next several months. Pinstripes’ founder and CEO Dale Schwartz has over 40 years of experience in executive management and investing. Mr. Schwartz is supported by an executive team who have been loyal to Pinstripes for a minimum of 12 years each and have approximately 200 years of collective experience, including decades in restaurant and hospitality mainstays such as Hillstone, Cheesecake Factory, J. Alexander’s, and Maggiano’s. Pinstripes also maintains an attractive culture of driven staff who have room for growth and promotion. Pinstripes has maintained a 60.5% total retention rate from May 2022 to June 2023 and a 74% total retention rate from December 2022 to June 2023.
●	Alternative Transactions. The Banyan Board determined, after a thorough review of other business combination opportunities reasonably available to Banyan, that the proposed Business Combination represents the best potential business combination for Banyan based upon its evaluation and assessment of numerous other potential acquisition targets. As part of its search for a business combination target, Banyan management initially identified more than 1,000 targets, and conducted meetings with approximately 100 of such potential targets and entered into a non-disclosure agreement with approximately 20 of such potential targets. For additional information regarding Banyan evaluation of alternative business combination opportunities, see the section entitled “— Background to the Business Combination.”
●	Support of Key Security Holders. The fact that key Pinstripes stockholders representing over 50% of the issued and outstanding equity of Pinstripes delivered Security Holder Support Agreements, demonstrating such Pinstripes security holders’ support of the Business Combination, and that Pinstripes believes that the remaining stockholders will be supportive of the Business Combination. See the section entitled “Related Agreements — Security Holder Support Agreements” of this proxy statement/prospectus for additional information.
●	Lock-Up. Pinstripes’ Chief Executive Officer, management and certain other significant security holders of Pinstripes have agreed to be subject to a six-month lock-up in respect of their shares of New Pinstripes Common Stock received in the Business Combination (subject to certain customary exceptions).
●	Continued Ownership by Existing Pinstripes Investors. The Banyan Board considered that the Pinstripes equityholders would continue to retain their economic interest in the combined company following the Closing. The Banyan Board considered this as a sign of confidence by Pinstripes equityholders in the combined company following the Business Combination and the benefits expected to be realized as a result of the Business Combination.
●	Valuation. The Banyan Board believes that the aggregate merger consideration payable in the Business Combination reflects an attractive valuation relative to publicly listed companies with certain characteristics comparable to Pinstripes such as similar industries, and growth profiles. Taken together with Pinstripes’ unique growth model including significant contributions to location buildouts by landlords, Banyan believes the Business Combination presents a compelling acquisition opportunity for Banyan and its stockholders. In evaluating the financial aspects of the Business Combination, the Banyan Board reviewed a number of data points, including the transaction documents, historical valuation details and certain financial assumptions provided by Pinstripes management.
●	Fairness Opinion. The oral opinion of Scalar (subsequently confirmed in writing) was rendered to the Banyan Board on June 21, 2023, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion

(attached as Annex G to this joint proxy statement/consent solicitation statement/prospectus), the Consideration (as defined in such opinion) to be paid by Banyan to the Pinstripes stockholders pursuant to the Business Combination Agreement was fair from a financial point of view to the Public Stockholders (other than Pinstripes, the Sponsor and their respective affiliates) (the “Fairness Opinion”), as more fully described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of Scalar, LLC.”
●	Conclusion of the Reasonable Basis Review. Zukin’s findings, as presented to the Banyan Board following Zukin’s reasonable basis review, that there is a reasonable basis for the financial projections provided by Pinstripes’ management to Banyan.

Further, the proceeds less transaction expenses to be delivered to the combined companies in connection with the Business Combination (including the remaining proceeds from Trust Account after giving effect to any redemptions of Banyan Common Stock), will remain on the balance sheet of the combined company after Closing in order to fund Pinstripes’ existing operations and support new and existing growth initiatives.

In the course of its deliberations, the Banyan Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

●	Business and Industry Risks. The risks relating to (i) increased competition in the experiential dining and entertainment markets in which Pinstripes operates, (ii) Pinstripes’ ability to successfully identify and secure appropriate locations, and timely develop and expand operations in existing and new markets, (iii) changes in consumer discretionary spending and general economic conditions in markets Pinstripes operates, (iv) adverse effects from food safety and foodborne illness concerns and potential resulting damage to Pinstripes’ reputation, (v) dependence on key executive management personnel primarily due to its nature as a founder-led company, (vi) shortages or interruptions in the supply or delivery of food products, (vii) dependence on a small number of suppliers for the majority of our food ingredients and (viii) a resurgence in COVID-19 or the emergence of another global pandemic.
●	Potential Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.
●	Transaction Certainty Risk. The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the Closing might not occur despite our efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.
●	Macroeconomic Risks. The risk that the future financial performance of Pinstripes may not meet the Banyan Board’s expectations due to factors out of Pinstripes’ control, including economic cycles, increasing inflation, supply chain disruptions or other macroeconomic factors.
●	Listing Risks. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Pinstripes’ resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Pinstripes anticipates.
●	Redemption Risk. The potential that a significant number of Banyan stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Banyan’s Existing Charter, which would reduce the gross proceeds to Pinstripes from the Business Combination, which could hinder Pinstripes’ ability to continue its growth strategy and opening of additional locations.
●	Minimum Cash Condition. The fact that Closing of the Business Combination is conditioned on a minimum amount of cash being available.
●	Banyan Stockholders Receiving a Minority Position in New Pinstripes. The fact that current Banyan stockholders will hold a minority position in New Pinstripes, which will limit or preclude the ability of Banyan’s current stockholders to influence corporate matters, including any future potential change in control or other material transaction, but the Banyan Board determined that such facts were outweighed by the long-term benefits that a founder-controlled company would provide to Banyan’s stockholders and future stockholders of New Pinstripes after the Closing.
●	Post-Business Combination Corporate Governance. The fact that the board of directors of New Pinstripes will be classified and that all New Pinstripes directors will not be elected annually and that such directors can only be removed by cause by the affirmative vote of the holders of at least 66 2/3% of all the then-outstanding shares of capital stock of New Pinstripes entitled to vote generally at an election of directors and that a majority of the directors will be initially appointed by Mr. Dale Schwartz depending on his percentage in New Pinstripes. See the section of this proxy statement/prospectus entitled “Proposal No. 3: The Governance Proposals” for a detailed discussion of such governance provisions.
●	Fees and Expenses. The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the Banyan Board also considered other factors including, without limitation:

●	Interests of Certain Persons. The Sponsor, the members of the Banyan Board and executive officers of Banyan have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of the Public Stockholders generally (see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). Independent Banyan’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Banyan Board, the Business Combination Agreement and the transactions contemplated therein, including the Merger.
●	Other Risks. The various risks associated with the Business Combination, the business of Pinstripes, and the business of Banyan, as described in the section of this proxy statement/prospectus entitled “Risk Factors”.

After considering the foregoing potentially negative and potentially positive reasons, the Banyan Board concluded that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.

Opinion of Scalar, LLC

On June 21, 2023, at a meeting of the Banyan Board, Scalar, LLC (“Scalar”) rendered its oral opinion to the Banyan Board, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the Public Stockholders (for purposes of such opinion and this summary, other than Pinstripes, the Sponsor, and their respective affiliates, which we refer to collectively as the “Excluded Parties”) of the Consideration (as defined in such opinion) to be paid by the Banyan to the Pinstripes stockholders pursuant to the Business Combination Agreement (without giving effect to any impact of the Transaction on any particular Public Stockholder other than in its capacity as a Public Stockholder), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion.

The full text of Scalar’s written opinion, dated June 21, 2023, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this joint proxy statement/consent solicitation statement/prospectus as Annex G. The summary of Scalar’s opinion in this joint proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s opinion was provided for the information and assistance of the Banyan Board and does not constitute a recommendation as to how any stockholder of Banyan should vote or act (including with respect to any redemption rights) with respect to the Transaction or any other matter.

Interests of Certain Persons in the Business Combination

Certain members of the Banyan Board and executive officers of Banyan and the Sponsor may have interests in the Business Combination that may be different from, or in addition to, the interests of Banyan’s stockholders generally. The Banyan Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be adopted and approved by the stockholders of Banyan.

These interests include, among other things:

●	the fact that the Sponsor Holders and Banyan’s directors and officers, for no compensation, have agreed not to redeem any shares of Banyan held by them in connection with a stockholder vote to approve the Business Combination and the Sponsor Holders are obligated to vote in favor of the Business Combination;
●	the fact that the Sponsor Holders paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 7,245,000 shares of New Pinstripes Common Stock in accordance with the terms of Banyan’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that the Sponsor paid $10,860,000 for 10,860,000 Banyan Private Placement Warrants, each of which is exercisable commencing 30 days following the Closing for one share of Banyan Class A Common Stock at $11.50 per share and which, pursuant to the A&R Registration Rights Agreement, will be registered for resale following the Business Combination. If Banyan does not consummate an initial business combination by December 24, 2023, then the proceeds from the sale of the Banyan Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless. The Banyan Private Placement Warrants had an aggregate market value of approximately $ based upon the closing price of $ per Banyan Public Warrant on the NYSE on , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus;
●	the fact that the Sponsor Holders (and certain of Banyan’s officers and directors who are members of the Sponsor) have invested in Banyan an aggregate of $10,885,000, comprised of the $25,000 purchase price for 7,245,000 Founder Shares and the $10,860,000 purchase price for 10,860,000 Banyan Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred an aggregate of 149,625 Founder Shares to Banyan’s independent directors and other third parties. In connection with the Non-Redemption Agreements, the Series I Financing and the PIPE Financing, the Sponsor will transfer an aggregate of Founder Shares at Closing, leaving the Sponsor Holders with an aggregate of Founder Shares, 2,396,251 of which will be vested upon Closing. Assuming a trading price of $ per share of Banyan Class A Common Stock (based upon the closing price of the Banyan Class A Common Stock on the NYSE on , 2023), the 2,396,251 vested Founder Shares held by the Sponsor Holders upon Closing would have an implied aggregate market value of $ , representing unrealized gain for such holders of $ . Even if the trading price of the shares of New Pinstripes Common Stock were as low as $4.55 per share, the aggregate market value of the 2,396,251 vested Founder Shares alone (without taking into account the value of the Banyan Private Placement Warrants) would be approximately equal to the initial investment in Banyan by the Sponsor Holders. As a result, if the Business Combination is completed, the Sponsor Holders are likely to be able to make a substantial profit on their investment in Banyan at a time when shares of New Pinstripes Common Stock have lost significant value. On the other hand, if Banyan liquidates without completing a business combination before December 24, 2023, the Sponsor Holders will lose their entire investment in Banyan;
●	the fact that the Sponsor and Banyan’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate, in which case, such holders would lose their entire investment. As a result, the Sponsor, as well as Banyan’s officers and directors, may have a conflict of interest in determining whether Pinstripes is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming termination date in Banyan’s existing governing documents as described further below;
●	the fact that the Sponsor Holders (and the Banyan officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other Banyan stockholders experience a negative rate of return in New Pinstripes, including if the share price of New Pinstripes after the Closing falls as low as $4.55 per share, as the market value of the Sponsor Holders’ 2,396,251 vested Founder Shares would be approximately equal to their initial investment in Banyan;
●	the fact that the Existing Charter provides that only Public Shares and not any Founder Shares are entitled to redemption rights and the Sponsor Holders and Banyan’s other current officers and directors have further agreed to waive their respective rights to liquidating distributions from the Trust Account with respect to any Banyan Common Stock (other than Public Shares) held by them if Banyan fails to complete an initial business combination by December 24, 2023;
●	the fact that, at the option of the lender (subject to Pinstripes’ consent per the terms of the Business Combination Agreement), any amounts outstanding under any loan made by the Sponsor, Banyan’s officers and directors or any of their affiliates to Banyan in an aggregate amount of up to $1,500,000 may be converted into Banyan Private Placement Warrants in connection with the consummation of the Business Combination, but any such loan would not be expected to be repaid if the Business Combination is not consummated;
●	the fact that the Sponsor and Banyan’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by December 24, 2023. As of the date of this joint proxy statement/consent solicitation statement/prospectus there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $506,000 for which the Sponsor and Banyan’s officers and directors are awaiting reimbursement;
●	the fact that, if the Trust Account is liquidated, including in the event Banyan is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Banyan to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Banyan has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Banyan, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;
●	the fact that, if Banyan does not either complete the Business Combination or liquidate by December 31, 2023, Banyan may be subject to the excise tax imposed by the IR Act (as defined below) with respect of the Extension Amendment Redemptions. In connection with the Extension Amendment, Banyan agreed that funds in the Trust Account, including any interest thereon, will not be used to pay for any such excise tax liabilities. Because the excise tax would be payable by Banyan and the Sponsor and not by the redeeming holders, the mechanics of any required payment of the excise tax have not been determined;
●	the fact that the officers and directors of Banyan do not work full-time at Banyan. Each of Banyan’s directors and officers is engaged in several other business endeavors for which such director or officer may be entitled to substantial compensation, and Banyan’s directors and officers are not obligated to contribute any specific number of hours per week to Banyan’s affairs. Banyan’s independent directors also serve as officers and/or board members for other entities. If Banyan’s directors’ and officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Banyan’s affairs and may influence their decision to proceed with the Business Combination;
●	the fact that, subject to certain limited exceptions, the New Pinstripes Private Placement Warrants will not be transferable, assignable or salable until 30 days following the completion of the Business Combination;
●	the fact that Banyan may be entitled to distribute or pay over funds held by Banyan outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;
●	the fact that Banyan’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination pursuant to the Business Combination Agreement and any indemnification agreements that may be entered into on or after the Closing Date;
●	the fact that the Sponsor Holders will enter into the A&R Registration Rights Agreement at Closing, which provides for registration rights of the Sponsor Holders and certain other stockholders following consummation of the Business Combination;
●	the fact that Keith Jaffee, the chief executive officer of Banyan, Jerry Hyman, the chairman of Banyan, and Otis Carter, a director of Banyan, hold (individually or through one or more investment vehicles) an aggregate of shares of Pinstripes’ Series I Convertible Preferred Stock. Such stock will automatically convert upon Closing into New Pinstripes Common Stock at a conversion rate of 2.5 shares of New Pinstripes Common Stock for each share of Pinstripes’ Series I Convertible Preferred Stock;
●	the fact that Jerry Hyman, the chairman of Banyan, is expected to be a director of New Pinstripes after the consummation of the Business Combination. As such, in the future, Jerry Hyman may receive cash fees, stock options, stock awards or other remuneration that the New Pinstripes Board determines to pay its directors and any applicable compensation as described under the section titled “Executive Compensation”; and

●	the fact that the Sponsor Group will have paid an aggregate of approximately $ for its investment in New Pinstripes, including the investments (directly or indirectly) of Keith Jaffee, the chief executive officer of Banyan, Jerry Hyman, the chairman of Banyan, and Otis Carter, a director of Banyan, in the Series I Financing, as summarized in the table below, and, following the consummation of the Business Combination, the aggregate value of the Sponsor Group’s investment will be approximately $ , based upon the respective closing prices of the Banyan Class A Common Stock and Banyan Public Warrants on the NYSE on , 2023.

Sponsor Group Beneficial Ownership of Banyan Prior to Closing

	Securities held by	Sponsor Group Cost
	Sponsor Group	at the IPO
Public Shares	—	$—
Founder Shares	7,245,000	25,000
Banyan Private Placement Warrants	10,860,000	10,860,000
Total		$10,885,000

Sponsor Group Beneficial Ownership of New Pinstripes Following the Closing

	Securities			Sponsor
	held by			Group Cost
	Sponsor	Value per		between the
	Group at	Security as		IPO and	Total
	Closing	of, 2023		Closing	Value
New Pinstripes Common Stock issued upon conversion of Pinstripes’ Series I Convertible Preferred Stock	—	$—	(1)	$—	—
New Pinstripes Common Stock Issued to Holders of Founder Shares(3)	2,396,251	$—	(1)	—	—
New Pinstripes Private Placement Warrants	10,860,000	$—	(2)	—	—
Total				$—	$—
(1)	Based on the closing price of the Banyan Public Shares on , 2023, which was $ per share.
(2)	Based on the closing price of the Banyan Public Warrants on , 2023, which was $ per warrant.
(3)	Excludes 3,312,356 Unvested Shares.

The Banyan Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and these interests are disclosed in this joint proxy statement/consent solicitation statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Banyan with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New Pinstripes with value that, after the Closing, will be based on the future performance of Pinstripes, which may be affected by various other factors other than these interests. In addition, Banyan’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and, in approving, as members of the Banyan Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the Banyan Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the Banyan stockholders will receive as a result of the Business Combination. The Banyan Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the Banyan Board considered in evaluating and recommending the Business Combination to the Banyan stockholders, see the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—The Banyan Board’s Reasons for the Approval of the Business Combination.”

Certain Other Interests in the Business Combination

In addition to the interests of the Insiders and the Sponsor in the Business Combination, stockholders should be aware that the IPO Underwriters, William Blair & Company, L.L.C. (“William Blair”), in its role as a co-placement agent, financial advisor and capital markets advisor to Banyan, and BTIG, LLC (“BTIG” and together with William Blair, the “Advisors”), in its role as a co-placement agent and capital markets advisor to Banyan, have financial interests that are different from, or in addition to, the interests of Banyan’s stockholders.

Upon consummation of the Business Combination, the IPO Underwriters will be entitled to $3,622,500 of deferred underwriting commissions. The IPO Underwriters have not provided any service in connection with the Business Combination in connection with such fee and such deferred commissions are attributable solely to their services in connection with the IPO. The IPO Underwriters have agreed to waive their rights to the deferred underwriting commissions held in the Trust Account in the event Banyan does not complete an initial business combination within the time period set forth in the Existing Charter. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and Banyan is therefore required to be liquidated, the IPO Underwriters will not receive any of the deferred underwriting commissions and such funds will be returned to Banyan’s public stockholders upon its liquidation.

Additionally, upon consummation of the Business Combination, the Advisors are entitled to certain fees pursuant to their respective engagements. In addition, under the terms of the Advisors’ respective engagements, Banyan agreed to reimburse each Advisor for certain expenses, and to indemnify each Advisor and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its engagement. Banyan decided to retain the Advisors based primarily on their leading investment banking franchises with a strong track record of advising on complex, transformational transactions. The Advisors therefore have an interest in Banyan completing the Business Combination that will result in the payment of certain advisory fees.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the shares of Banyan Class A Common Stock held by the Public Stockholders are redeemed in connection with the Business Combination and (ii) all of the shares of Banyan Class A Common Stock held by the Public Stockholders are redeemed in connection with the Business Combination.

Where actual amounts are not known or knowable, the figures below represent Banyan’s good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(U.S. dollars in millions)

		Assuming
	Assuming No	Maximum
	Redemptions(1)	Redemptions(2)
Sources
Cash and Investments Held in Trust Account(3)	$42	$0
Series I Financing	$21	$21
PIPE Financing	$12	$54
Existing Pinstripes Stockholders Equity Rollover	$407	$407
Total Sources	$482	$482

Uses
Existing Pinstripes Stockholders Equity Rollover	$407	$407
Cash to Balance Sheet	$56	$56
Transaction Fees and Expenses	$19	$19
Total Uses	$482	$482
(1)	Assumes that no shares of Banyan Class A Common Stock held by Public Stockholders are redeemed.
(2)	Assumes that all 3,998,687 shares of Banyan Class A Common Stock held by Public Stockholders are redeemed.
(3)	Cash held in the Trust Account as of , 2023 (after giving effect to the Extension Amendment Redemptions).

Certain Material United States Federal Income Tax Considerations

For a description of the certain United States federal income tax considerations relevant to an exercise of redemption rights, please see “Certain Material United States Federal Income Tax Considerations.”

Anticipated Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Banyan will be treated as the acquired company and Pinstripes will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Pinstripes will represent a continuation of the financial statements of Pinstripes, with the Business Combination treated as the equivalent of Pinstripes issuing stock for the historical net assets of Banyan, accompanied by a recapitalization. The net assets of Banyan will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Pinstripes.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC. The Sponsor, the ultimate parent entity of Banyan, and Dale Schwartz, the ultimate parent entity of Pinstripes, filed the required Notification and Report Forms under the HSR Act with respect to the Business Combination Agreement with the Antitrust Division and the FTC on July 14, 2023.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority, could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Sponsor and Banyan cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Sponsor and Banyan cannot assure you as to its result.

None of Sponsor, Banyan, Dale Schwartz, nor Pinstripes are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Solicitation of Consents from Pinstripes Stockholders

Pinstripes stockholders are being asked to adopt and approve the Business Combination Agreement and approve the Business Combination (the “Pinstripes Business Combination Proposal”) by executing and delivering the written consent furnished with this joint proxy statement/consent solicitation statement/prospectus.

Pinstripes stockholders may consent to the Pinstripes Business Combination Proposal by completing and executing the written consent furnished with this joint proxy statement/consent solicitation statement/prospectus and returning it to Pinstripes by      , 2023 by emailing a .pdf copy of such executed written consent to        or by mailing such executed written consent to Pinstripes, Inc., 1150 Willow Road, Northbrook, IL 60062, Attention: Chief Executive Officer.

For more information, please see “Solicitation of Consents from Pinstripes Stockholders.”

Summary of Risk Factors

You should consider all the information contained in this joint proxy statement/consent solicitation statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/consent solicitation statement/prospectus. These risks are discussed more fully in the section entitled “Risk Factors” following this summary. For purposes of the below summary of risk factors, “we” and “our” refers to Pinstripes or New Pinstripes, as the context may require. If any of these risks actually occur, Pinstripes’, Banyan’s or New Pinstripes’ business, financial condition or results of operations would likely be materially adversely affected. These risks include, but are not limited to, the following:

●	the experiential dining and entertainment market in which we operate is highly competitive;
●	our long-term success is highly dependent on our ability to successfully identify and secure appropriate locations and timely develop and expand our operations in existing and new markets;
●	disruptions or delays we may encounter in the expansion and construction of our facilities;
●	we may not be able to renew real property leases on favorable terms, or at all, and our landlords may not meet their financial obligations to us, either of which may require us to close a location or relocate;
●	our business may be adversely impacted by changes in consumer discretionary spending and general economic conditions in our markets or declines in the popularity of bowling and bocce;
●	shortages or interruptions in the supply or delivery of food products;
●	increased labor costs or shortages;
●	the COVID-19 pandemic has disrupted, and future pandemics or natural disasters may disrupt, our business, results of operations and financial condition;
●	we may not achieve our target development goals, aggressive development could cannibalize existing sales and new locations may not be successful or profitable;
●	food safety and food-borne illness concerns may have an adverse effect on our business;
●	damage to our reputation could negatively impact our business, financial condition and results of operations;
●	our dependence on a small number of suppliers for the majority of our food ingredients;
●	we depend on key executive management;
●	our management has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future;
●	we are subject to many federal, state and local laws with which compliance is both costly and complex;
●	a liquid and established trading market may not develop for the New Pinstripes Common Stock;
●	pursuant to the Director Designation Agreement, Dale Schwartz, our Chairman and Chief Executive Officer, will have the right to designate a specified number of directors (initially four of seven) to the New Pinstripes Board and will retain certain other governance rights so long as he continues to beneficially own a certain number of shares of New Pinstripes Common Stock;
●	the Business Combination will result in changes to the Pinstripes Board, which may affect the strategy of New Pinstripes;
●	if we are unable to satisfy our obligations as a public company, we would face possible delisting, which would result in a limited public market for our securities;
●	Banyan currently is, and New Pinstripes will be, an “emerging growth company” within the meaning of the Securities Act, and, if New Pinstripes takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors;

●	the consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination may not be completed;
●	the value of the Founder Shares and the Banyan Private Placement Warrants following completion of the Business Combination may be substantially higher than the price paid for them;
●	some of the Pinstripes and Banyan officers and directors may have conflicts of interest that may influence them to approve the Business Combination without regard to your interests;
●	if PIPE Financing is not identified by Banyan or, if identified, is consummated on different terms than those currently contemplated or fails to close and sufficient stockholders exercise their redemption rights in connection with the Business Combination, Banyan may lack sufficient funds to consummate the Business Combination;
●	a portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future;
●	Banyan’s public stockholders will experience dilution due to the issuance to existing Pinstripes equity holders of securities entitling them to a significant voting stake in New Pinstripes;
●	Banyan may be unable to continue as a going concern if it does not consummate an initial business combination by December 24, 2023 (unless extended by Banyan’s stockholders);
●	Pinstripes’ stockholders cannot be certain of the value of the merger consideration they will receive until the closing of the Business Combination;
●	because there are no current plans to pay cash dividends on the New Pinstripes Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Banyan shares or the New Pinstripes Common Stock at a price greater than what you paid for it;
●	Banyan and Pinstripes will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses;
●	New Pinstripes’ business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism;
●	in connection with the Business Combination, the Sponsor and Banyan’s directors, executive officers, advisors and their affiliates may elect to purchase Banyan Class A Common Stock from public stockholders, which may reduce the public “float” of the Banyan Class A Common Stock;
●	the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Banyan stockholders may be less than $10. per share; and
●	if, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to you. We urge stockholders to read carefully this entire joint proxy statement/consent solicitation statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why are Banyan and Pinstripes proposing to enter into the Business Combination?
A:

Banyan is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In the course of Banyan’s search for a business combination partner, Banyan investigated the potential acquisition of many entities in various industries and concluded that Pinstripes was the best candidate for a business combination with Banyan. For more details on Banyan’s search for a business combination partner and the Banyan Board’s reasons for selecting Pinstripes as Banyan’s business combination partner, see the sections entitled “Proposal No. 1—The Business Combination Proposal—Background to the Business Combination” and “Proposal No. 1—The Business Combination Proposal—The Banyan Boards’ Reasons for the Approval of the Business Combination.”

Q:	Why am I receiving this joint proxy statement/consent solicitation statement/prospectus?
A:

Our stockholders are being asked to consider and vote upon a proposal to approve the Business Combination and adopt the Business Combination Agreement, among other proposals. We have entered into the Business Combination Agreement by and among Banyan, Merger Sub and Pinstripes. The aggregate consideration to be paid in the Merger to the holders of Pinstripes Stock will consist of 42,671,176 shares of New Pinstripes Common Stock. The number of shares of the equity consideration was determined based on a $10.00 per share value for New Pinstripes Common Stock.

The Business Combination Agreement, among other things, provides that Merger Sub will be merged with and into Pinstripes, following which the separate existence of Merger Sub will cease and Pinstripes will continue as the surviving entity of the Merger and a wholly-owned subsidiary of Banyan.

Following the Business Combination, Banyan will change its name to Pinstripes Holdings, Inc.

For additional information, see the section in this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this joint proxy statement/consent solicitation statement/prospectus as Annex A.

The Banyan Class A Common Stock, Units and Banyan Public Warrants are currently listed on the NYSE under the symbols “BYN,” “BYN.U” and “BYN WS,” respectively. New Pinstripes will apply to list, to be effective at the time of the Closing, its common stock and warrants on the NYSE (or Nasdaq).

Banyan is sending this joint proxy statement/consent solicitation statement/prospectus to its stockholders to help them decide how to vote their respective shares of Banyan Common Stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless Banyan’s stockholders approve the Condition Precedent Proposals set forth in this joint proxy statement/consent solicitation statement/prospectus. This joint proxy statement/consent solicitation statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this joint proxy statement/consent solicitation statement/prospectus and its annexes, which we urge you to do.

Q:	What is being voted on at the Special Meeting?
A:	Our stockholders are being asked to vote on the following proposals:
●	The Business Combination Proposal — A proposal to adopt and approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination).

●	The Charter Amendment Proposal — A proposal to approve and adopt the Proposed Charter, in the form attached to this joint proxy statement/consent solicitation statement/prospectus as Annex B, which will amend and restate the Existing Charter in its entirety and be effective when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.
●	The Governance Proposals — A proposal to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the SEC requirements:
●	Proposal No. 3.A: An amendment to change the authorized capital stock of New Pinstripes.
●	Proposal No. 3.B: An amendment to require that the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding New Pinstripes common stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal the Proposed Bylaws and certain provisions in the Proposed Charter.
●	Proposal No. 3.C: An amendment to permit the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
●	Proposal No. 3.D: An amendment to allow the holders of 33 1/3% of the voting power of all outstanding shares of capital stock of New Pinstripes entitled to vote at such meeting to constitute a quorum.
●	The Listing Proposal — A proposal to approve, for purpose of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of New Pinstripes Common Stock in connection with the Business Combination.
●	The Equity Incentive Plan Proposal — A proposal to approve and adopt the 2023 EIP Plan, established to be effective after the Closing.
●	The ESPP Proposal — A proposal to approve and adopt the ESPP, established to be effective after the Closing.
●	The Adjournment Proposal — A proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate as determined by the Banyan Board subject to the terms of the Business Combination Agreement.
Q:	Are the proposals conditioned on one another?
A:

Each of the Condition Precedent Proposals is conditioned on the approval of each of the other Condition Precedent Proposals. It is important for you to note that, in the event each of the other Condition Precedent Proposals does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination by December 24, 2023 (as such date may be extended by approval of the Banyan Stockholders), we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such Trust Account to our Public Stockholders.

Q:	Why are we proposing the Governance Proposals?
A.

As required by applicable SEC guidance, Banyan is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter that may reasonably be considered to materially affect stockholder rights and therefore require a non-binding advisory basis vote pursuant to SEC guidance. This vote is not otherwise required by Delaware law, but, consistent with SEC guidance, we are submitting these provisions to our stockholders separately for approval. The stockholder vote regarding these proposals is an advisory vote and is not binding on Banyan or the Banyan Board. Please see the section entitled “Proposal No. 3—The Governance Proposals.”

Q:	Why is Banyan providing stockholders with the opportunity to vote on the Business Combination?
A:

The approval of the Business Combination by Banyan stockholders is a condition to closing under the Business Combination Agreement. In addition, the Existing Charter requires that Banyan provides all holders of Public Shares with the opportunity to have their respective Public Shares redeemed upon the consummation of Banyan’s initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, Banyan has elected to provide its stockholders with the opportunity to have their respective Public Shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, Banyan is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to provide the Public Stockholders with the opportunity to redeem their respective Public Shares in connection with the closing of the Merger.

Q:	What equity stake will current Banyan stockholders and Pinstripes equityholders hold in New Pinstripes after the Closing?
A:

As of the date of this joint proxy statement/consent solicitation statement/prospectus, and following the Extension Amendment Redemptions, there are issued and outstanding (i) 11,243,687 shares of Banyan Common Stock, comprised of 5,998,687 shares of Banyan Class A Common Stock held by Public Stockholders and the Sponsor and 5,245,000 shares of Banyan Class B Common Stock held by the Sponsor Holders and (ii) 23,985,000 Banyan Warrants, comprised of 12,075,000 Banyan Public Warrants and 11,910,000 Banyan Private Placement Warrants. Each whole warrant entitles the holder thereof to purchase one share of Banyan Class A Common Stock and, following the Closing, will entitle the holder thereof to purchase one share of New Pinstripes Common Stock. In connection with the Closing, each then-issued and outstanding share of Banyan Class A Common Stock and Banyan Class B Common Stock will convert into a share of New Pinstripes Common Stock on a one-for-one basis. In addition, as of     , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus, there is approximately $42 million in the Trust Account.

The following table summarizes the dilutive effect and the pro forma ownership of New Pinstripes Common Stock following the Business Combination based on the varying levels of redemptions by the Public Stockholders and the following additional assumptions: (i) 40,666,485 shares of New Pinstripes Common Stock are issued to Pinstripes equityholders (excluding holders of shares of Series I Convertible Preferred Stock of Pinstripes) in both a no redemption scenario and a maximum redemption scenario, (ii) 2,197,507 shares of New Pinstripes Common Stock are issued to holders of shares of Series I Convertible Preferred Stock of Pinstripes in both a no redemption scenario and a maximum redemption scenario, (iii) the Sponsor transfers 1,018,750 shares of Banyan Class B Common Stock to Public Stockholders pursuant to the Non-Redemption Agreements, (iv) the Sponsor transfers 517,643 shares of Banyan Class B Common Stock to the Series I investors, (v) 1,154,324 shares of New Pinstripes Common Stock are issued to PIPE Investors in a no redemption scenario and 5,373,380 shares of New Pinstripes Common Stock are issued to PIPE Investors in a maximum redemption scenario and (vi) all outstanding and unexercised Pinstripes options, whether vested or unvested, are converted into New Pinstripes Options. The following table excludes 3,312,356 Unvested Shares, the New Pinstripes Warrants, which will be exercisable for 23,985,000 shares of New Pinstripes Common Stock following the consummation of the Business Combination, and the New Pinstripes Options which will be exercisable for 5,321,125 shares of New Pinstripes Common Stock following the consummation of the Business Combination.

Based on these assumptions, and assuming that no outstanding shares of Banyan Class A Common Stock are redeemed in connection with the Business Combination, there would be approximately 51,949,647 shares of New Pinstripes Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Pinstripes will be different.

The scenarios depicted below are for illustrative purposes only as the actual number of Redemptions by the Public Stockholders is not able to be known prior to the Redemption Deadline.

	Assuming No	Assuming Maximum
	Redemptions of Public	Redemptions of Public
	Shares(1)	Shares(2)
Banyan’s Public Stockholders(3)	9.7%	2.0%
Sponsor Holders(4)	4.6%	4.6%
Pinstripes Equityholders	78.3%	77.9%
Series I Investors(5)	5.2%	5.2%
PIPE Investors(6)	2.2%	10.3%
(1)	Assumes that no shares of Banyan Class A Common Stock are redeemed.
(2)	Assumes that all 3,998,687 shares of Banyan Class A Common Stock held by Public Stockholders are redeemed.
(3)	(A) Assuming no redemptions of Public Shares, represents (i) 3,998,687 shares of Banyan Class A Common Stock issued in connection with the IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements, and (B) assuming maximum redemptions of Public Shares, represents (i) no shares of Banyan Class A Common Stock issued in connection with the IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements.
(4)	Represents 2,396,251 shares of Banyan Class B Common Stock. Excludes 3,312,356 Unvested Shares. Also excludes shares of New Pinstripes Common Stock to be issued to the Sponsor Holders in exchange for shares of Series I Convertible Preferred Stock of Pinstripes.
(5)	Series I Investors represents 2,197,507 shares issued reflecting a $10.00 per share investment plus the impact of an assumed five months of PIK interest payable in shares of New Pinstripes Common Stock, or an additional 70,887 shares of New Pinstripes Common Stock.
(6)	Assumes that the PIPE Financing raises an amount sufficient to satisfy a minimum cash condition of $75 million, taking into account the $21.0 million raised to date pursuant to the Series I Financing and the amount assumed to be in the Trust Account in each of the no redemption and maximum redemption scenarios. Assuming no redemptions of Public Shares, represents 1,154,765 shares of Banyan Class A Common Stock to be issued in the PIPE Financing and assuming maximum redemptions of Public Shares, represents 5,373,380 shares of Banyan Class A Common Stock to be issued in the PIPE Financing.

The voting percentages set forth above were calculated based on the assumptions set forth above and do not take into account (i) the New Pinstripes Warrants and New Pinstripes Options that will remain outstanding immediately following the Business Combination and may be exercised thereafter and (ii) the issuance of any shares upon completion of the Business Combination under the 2023 EIP Plan, but do include the shares owned by the Sponsor Holders, which, at Closing, will convert into shares of Banyan Class A Common Stock in accordance with the terms of the Existing Charter, subject to adjustment. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their respective redemption rights?
A:

Our Public Stockholders are not required to vote “FOR” the Business Combination in order to exercise their respective redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that he, she or it may hold. Assuming that 3,998,687 shares of Banyan Class A Common Stock held by Public Stockholders were redeemed (the maximum amount permitted under the maximum redemption scenario), the public warrant holders will retain the 12,075,000 Banyan Public Warrants (including the Banyan Public Warrants retained by Public Stockholders who exercised their respective redemption rights in connection with the Extension Amendment Redemptions). The outstanding Banyan Public Warrants (which will become New Pinstripes Public Warrants following the Closing) would have a value of approximately $       per warrant based on the closing price of the Banyan Public Warrants on the NYSE on      , 2023. If a substantial number of, but not all, Public Stockholders exercise their respective redemption rights, and the holders of the 12,075,000 New Pinstripes Public Warrants choose to exercise their respective warrants, any non-redeeming stockholders would experience dilution to the extent such warrants are exercised.

Additionally, as a result of redemptions, the trading market for the New Pinstripes Common Stock may be less liquid than the market for the Banyan Class A Common Stock was prior to consummation of the Business Combination and we may not be able to meet the listing standards for the NYSE, Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New Pinstripes’ business will be reduced.

The below sensitivity table shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming stockholders in a no redemption scenario, a 50% redemption scenario and a maximum redemption scenario. The sensitivity table below also sets forth (i) the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario and (ii) the effective deferred underwriting fee percentage incurred in connection with the IPO in each redemption scenario.

					Assuming
	Assuming		Assuming		Maximum
	No Redemption(1)		50% Redemption(2)		Redemption(3)
	Ownership	Equity	Ownership	Equity	Ownership	Equity
Stockholders	in shares	%	in shares	%	in shares	%
Banyan Public Stockholders(4)	5,017,437	9.7%	3,018,093	5.8%	1,018,750	2.0%
Sponsor Holders(5)	2,396,251	4.6%	2,396,251	4.6%	2,396,251	4.6%
Pinstripes Equityholders	40,666,485	78.3%	40,666,485	78.1%	40,666,485	77.9%
Series I Investors(6)	2,715,150	5.2%	2,715,150	5.2%	2,715,150	5.2%
PIPE Investors(7)	1,154,324	2.2%	3,263,851	6.3%	5,373,380	10.3%
Total Shares Outstanding Excluding “Additional Dilution Sources”	51,949,647	100%	52,059,830	100%	52,170,016	100%
Total Pro Forma Equity Value Post-Redemptions(8)	$519,496,470		$520,598,320		$521,700,160
Total Pro Forma Book Value Post-Redemptions(9)	$(6,926,840)		$(6,926,840)		$(6,926,840)
Pro Forma Book Value Per Share(10)	$(0.13)		$(0.13)		$(0.13)

	Assuming		Assuming		Assuming
	No Redemption(1)		50% Redemption(2)		Maximum Redemption(3)
	Ownership	Equity	Ownership	Equity	Ownership	Equity
Additional Dilution Sources	in shares	%(11)	in shares	%(11)	in shares	%(11)
New Pinstripes Warrants
New Pinstripes Public Warrants	12,075,000	18.9%	12,075,000	18.8%	12,075,000	18.8%
New Pinstripes Private Placement Warrants(12)	11,910,000	18.7%	11,910,000	18.6%	11,910,000	18.6%
Subtotal of All Warrants	23,985,000	31.6%	23,985,000	31.5%	23,985,000	31.5%
New Pinstripes Options	5,321,125	9.3%	5,321,125	9.3%	5,321,125	9.3%
Sponsor Holders shares vesting at $12.00	1,656,178	3.1%	1,656,178	3.1%	1,656,178	3.1%
Sponsor Holders shares vesting at $14.00	1,656,178	3.1%	1,656,178	3.1%	1,656,178	3.1%
Total Additional Dilution Sources	32,618,481	38.6%	32,618,481	38.5%	32,618,481	38.5%

	Assuming		Assuming		Assuming
	No Redemption(1)		50% Redemption(2)		Maximum Redemption(3)
		% of Gross		% of Gross		% of Gross
		IPO		IPO		IPO
		Proceeds		Proceeds		Proceeds
		remaining		remaining		remaining
		in Trust		in Trust		in Trust
Deferred Discount	Amount $	Account (13)	Amount $	Account (13)	Amount $	Account(13)
Effective Deferred Discount(14)	3,622,500	8.6%	3,622,500	17.2%	3,622,500	N/A
(1)	This scenario assumes that no shares of Banyan Class A Common Stock are redeemed by the Public Stockholders; amounts may not sum due to rounding.
(2)	This scenario assumes that 1,999,343 shares of Banyan Class A Common Stock are redeemed by the Public Stockholders; amounts may not sum due to rounding.

(3)	This scenario assumes that 3,998,687 shares of Banyan Class A Common Stock are redeemed by the Public Stockholders; amounts may not sum due to rounding.
(4)	(A) Assuming no redemptions of Public Shares, represents (i) 3,998,687 shares of Banyan Class A Common Stock issued in connection with the Banyan IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements, (B) assuming 50% redemptions of Public Shares, represents (i) 1,999,343 shares of Banyan Class A Common Stock issued in connection with the Banyan IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements and assuming maximum redemptions of Public Shares, represents (i) no shares of Banyan Class A Common Stock issued in connection with the IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements.
(5)	Represents 2,396,251 shares of Banyan Class B Common Stock acquired by the Sponsor Holders prior to or in connection with the IPO. Excludes 3,312,356 Unvested Shares. Also excludes shares of New Pinstripes Common Stock to be issued to the Sponsor Holders in exchange for shares of Series I Convertible Preferred Stock of Pinstripes.
(6)	Series I Investors represents 2,197,507 shares issued reflecting a $10.00 per share investment plus the impact of an assumed five months of PIK interest payable in shares of New Pinstripes Common Stock, or an additional 70,887 shares of New Pinstripes Common Stock.
(7)	Assumes that the PIPE Financing raises an amount sufficient to satisfy a minimum cash condition of $75 million, taking into account the $21.0 million raised to date pursuant to the Series I Financing and the amount assumed to be in the Trust Account in each of the no redemption and maximum redemption scenarios. Assuming no redemptions of Public Shares, represents 1,154,324 shares of Banyan Class A Common Stock to be issued in the PIPE Financing and assuming maximum redemptions of Public Shares, represents 5,373,380 shares of Banyan Class A Common Stock to be issued in the PIPE Financing.
(8)	Pro forma equity value shown at $ 10.00 per share in the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario.
(9)	See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the no redemption scenario and the maximum redemption scenario. Pro forma book value for the 50% redemptions scenario is equivalent to the pro forma book value for the no redemptions scenario and the maximum redemptions scenario.
(10)	Pro forma book value per share is the result of pro forma book value divided by total shares outstanding excluding additional dilutive sources.
(11)	The Equity % with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the 50% redemption scenario, the Equity % with respect to the New Pinstripes Public Warrants would be calculated as follows: (a) 12,075,000 shares issued pursuant to the New Pinstripes Public Warrants; divided by (b) (i) 52,059,830 shares (the number of shares outstanding excluding the Additional Dilution Sources) plus (ii) 12,075,000 shares included in the Additional Dilution Sources.
(12)	Includes 11,910,000 warrants held by the Sponsor and the IPO Underwriters that were issued in a private placement at the time of the IPO.
(13)	Reflects balance of the Trust Account following the payment of the Extension Amendments Redemptions; assumes approximately $42 million remains in the Trust Account in the no redemption scenario and approximately $21 million remains in the Trust Account in the 50% redemption scenario.
(14)	On June 22, 2023, Banyan and the IPO Underwriters amended the underwriting agreement so that the deferred underwriting fees were lowered to $3,622,500; excludes other private placement and capital markets advisory fees to be paid to BTIG upon consummation of the Business Combination.

Q: What is the expected per share value of the cash to be received by New Pinstripes in the Business Combination?

A:

As described in “Summary of the Joint Proxy Statement/Consent Solicitation Statement/Prospectus—Sources and Uses of Funds for the Business Combination,” and under the question “—What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their respective redemption rights?” and making the assumption discussed below, the net cash contributed to the balance sheet of New Pinstripes in the Business Combination will remain approximately $55.6 million regardless of the number of Public Stockholders that elect to exercise their redemption rights and the total number of shares of New Pinstripes Common Stock outstanding following the Closing will fluctuate depending upon the extent to which Public Stockholders exercise their redemption rights. Although the parties to the Business Combination have deemed the value of New Pinstripes Common Stock to be equal to $10.00 per share for determining the number of shares of New Pinstripes Common Stock issuable to holders of Pinstripes Stock, the cash value per share of New Pinstripes Common Stock will be substantially less than $10.00 per share. Set forth below is a calculation of the net cash per New Pinstripes Common Stock resulting from the proceeds of the Trust Account, the Series I Financing and the PIPE Financing (assuming the satisfaction of the minimum cash condition of $75 million from a combination thereof) in a no redemption scenario, 50% redemption scenario and maximum redemption scenario. Such calculations are based upon (i) cash held in the Trust Account as of June 30, 2023 of approximately $10.55 per Public Share (rounded to the nearest cent) and (ii) estimated transaction expenses of approximately $19.4 million. The calculations do not assume the receipt of any debt or equity financing in connection with the Closing, other than the Series I Financing and the PIPE Financing, or the issuance of any shares as a result of any such other debt or equity financing.

	Assuming No Redemption(1)	Assuming 50% Redemption(2)	Assuming Maximum Redemption(3)
(Amounts in thousands, except for shares and per share amounts)
Banyan Class A Common Stock not redeemed	3,998,687	1,999,343	0
Gross Cash Proceeds of Trust Account at $10.55 per share	$42,191	$21,095	$0
Gross Cash Proceeds from Series I Financing	$21,266	$21,266	$21,266
Gross Cash Proceeds from PIPE Financing	$11,543	$32,639	$53,734
Total Gross Cash Proceeds	$75,000	$75,000	$75,000
Estimated Transaction Expenses	$19,400	$19,400	$19,400
Net Cash Proceeds	$55,600	$55,600	$55,600
Total Shares Outstanding	51,949,647	52,059,830	52,170,016
Net Cash per share of New Pinstripes Common Stock Outstanding	$1.07	$1.07	$1.07
(1)	This scenario assumes that no Banyan Class A Common Stock are redeemed by Public Stockholders, after taking into account shares redeemed by Public Stockholders in connection with the Extension Meeting. See “Information about Banyan” for more information on the Extension Meeting.
(2)	This scenario assumes that 1,999,343 shares of Banyan Class A Common Stock are redeemed by Public Stockholders, after taking into account shares redeemed by Public Stockholders in connection with the Extension Meeting. See “Information about Banyan” for more information on the Extension Meeting.
(3)	This scenario assumes that 3,998,687 shares of Banyan Class A Common Stock are redeemed by Public Stockholders, after taking into account shares redeemed by Public Stockholders in connection with the Extension Meeting. See “Information About Banyan” for more information on the Extension Meeting.
Q:	What conditions must be satisfied to complete the Business Combination?
A:

There are a number of closing conditions in the Business Combination Agreement, including: (i) receipt of any applicable regulatory approvals, including expiration or termination of the waiting period under the HSR Act; (ii) absence of laws or Orders (as defined in the Business Combination Agreement) prohibiting the Business Combination; (iii) approval of the Business Combination and related agreements and transactions by the applicable equityholders of Banyan and Pinstripes; (iv) the listing or approval for listing on the NYSE (or Nasdaq) of the New Pinstripes Common Stock; (v) the Certificate of Merger having been accepted for filing by the Secretary of State of the State of Delaware; (vi) the sum of (a) amount of cash in Banyan’s Trust Account, net of redemptions; plus (b) the total amount received (or to be received at the Closing) by Banyan in respect of the

PIPE Financing; plus (c) certain other amounts specified in the Business Combination Agreement being no less than the Minimum Cash Amount; (vii) the accuracy of the representations and warranties of the other party as of the date of the Business Combination Agreement and as of the Closing (subject to the materiality standards set forth in the Business Combination Agreement); and (viii) each of the covenants and agreements of the other party to be performed or complied with under the Business Combination Agreement prior to or at Closing having been performed or complied with in all material respects. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	Why is Banyan proposing the Equity Incentive Plan Proposal?
A:

The purpose of the 2023 EIP Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the New Pinstripes Common Stock through the granting of awards under the 2023 EIP Plan. We believe that the awards to be issued under the 2023 EIP Plan will motivate award recipients to offer their maximum effort to New Pinstripes and help focus them on the creation of long-term value consistent with the interests of New Pinstripes stockholders. We believe that grants of incentive awards are necessary to enable New Pinstripes to attract and retain top talent. For additional information, please see the section titled “Proposal No. 5—The Equity Incentive Plan Proposal.”

Q:	Why is Banyan proposing the ESPP Proposal?
A:

The ESPP will provide eligible employees an opportunity to purchase shares of New Pinstripes Common Stock at a discount through accumulated contributions of their earned compensation. The Banyan Board has determined that offering an employee stock purchase plan is important to New Pinstripes’ ability to compete for talent. The ESPP will become a significant part of New Pinstripes’ overall equity compensation strategy (especially with respect to New Pinstripes’ nonexecutive employees) if it is approved by our stockholders. The ESPP will be adopted in connection with the consummation of the Business Combination. For additional information, please see the section titled “Proposal No. 6—The ESPP Proposal.”

Q:	What happens if I sell my shares of Banyan Common Stock before the Special Meeting?
A:

The Record Date for the Special Meeting is       , 2023, and is earlier than the date on which we expect the Business Combination to be completed. If you transfer your shares of Banyan Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Banyan Common Stock before the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account. Regardless of whether you transfer your shares of Banyan Common Stock before or after the Record Date, your transferee will be entitled to exercise redemption rights with respect to the shares purchased by following the procedures set forth in this joint proxy statement/consent solicitation statement/prospectus.

Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held via live webcast on , 2023, at [a.m./p.m.], Eastern Time. Banyan will be holding the Special Meeting virtually at the following URL: https://www.cstproxy.com/ .
Q:	Who is entitled to vote at the Special Meeting?
A:

Banyan has fixed        , 2023 as the Record Date. If you were a stockholder of Banyan at the close of business on the Record Date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Special Meeting) or is represented by proxy at the Special Meeting.

Q:	How many votes do I have?
A:

Our stockholders are entitled to one vote at the Special Meeting for each share of Banyan Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 11,243,687 shares of outstanding Banyan Common

Stock, of which an aggregate of 7,245,000 were shares of Converted Banyan Class A Common Stock and Banyan Class B Common Stock held by the Sponsor Holders.

Q:	What constitutes a quorum at the Special Meeting?
A:

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Special Meeting is represented at the Special Meeting online or by proxy. If a stockholder fails to vote his, her or its shares online or by proxy, or if a broker fails to vote online or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this joint proxy statement/consent solicitation statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting. The shares owned by the Sponsor Holders, who beneficially own approximately 64.4% of the issued and outstanding shares of Banyan Common Stock as of the Record Date, will count towards this quorum and are sufficient to constitute a quorum. The Sponsor Holders have agreed to vote any shares of Banyan Common Stock owned by them in favor of all the proposals at the Special Meeting. As a result, as of the Record Date, in addition to the shares of the Sponsor Holders, no additional Public Shares held by Public Stockholders would be required to be present at the Special Meeting to achieve a quorum.

Q:	What vote is required to approve the proposals presented at the Special Meeting?
A:

Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of 65% of the then outstanding shares of Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present. Approval of the Business Combination Proposal, the Governance Proposals (each of which is a non-binding, advisory vote), the Listing Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present. Our Sponsor Holders have agreed to vote their respective shares of Converted Banyan Class A Common Stock, Banyan Class B Common Stock and any Public Shares held by them, in favor of the Business Combination.

Q:	May the Sponsor Holders, Banyan’s directors, officers, advisors or their respective affiliates purchase shares in connection with the Business Combination?
A:

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Banyan or its securities, Banyan’s initial insiders, Pinstripes and/or their respective affiliates may purchase Public Shares and/or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Banyan Common Stock. In such transactions, the purchase price for the Banyan Common Stock is not expected to exceed the redemption price. In addition, the persons and entities described above will waive redemption rights, if any, with respect to the Banyan Common Stock they acquire in such transactions. However, any Banyan Common Stock acquired by the persons or entities described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination which may not otherwise have been possible.

As of the date of this joint proxy statement/consent solicitation statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Banyan will file with the SEC a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Banyan has received redemption requests.

Q:	How do the Sponsor Holders intend to vote on the proposals?
A:

The Sponsor Holders hold of record and are entitled to vote an aggregate of approximately 64.4% of the outstanding shares of Banyan Common Stock. The Sponsor Holders have agreed to vote any shares of Banyan Common Stock held by them as of the Record Date for the Special Meeting in favor of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Listing Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if applicable.

Q:	What interests do the Sponsor Holders and Banyan’s current officers and directors have in the Business Combination?
A:

Certain members of the Banyan Board and executive officers of Banyan and the Sponsor Holders may have interests in the Business Combination that may be different from, or in addition to, the interests of Banyan’s stockholders generally. The Banyan Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be adopted and approved by the stockholders of Banyan.

These interests include, among other things:

●	the fact that the Sponsor Holders and Banyan’s directors and officers, for no compensation, have agreed not to redeem any shares of Banyan held by them in connection with a stockholder vote to approve the Business Combination and the Sponsor Holders are obligated to vote in favor of the Business Combination;
●	the fact that the Sponsor Holders paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 7,245,000 shares of New Pinstripes Common Stock in accordance with the terms of Banyan’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that the Sponsor paid $10,860,000 for 10,860,000 Banyan Private Placement Warrants, each of which is exercisable commencing 30 days following the Closing for one share of Banyan Class A Common Stock at $11.50 per share and which, pursuant to the A&R Registration Rights Agreement, will be registered for resale following the Business Combination. If Banyan does not consummate an initial business combination by December 24, 2023, then the proceeds from the sale of the Banyan Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless. The Banyan Private Placement Warrants had an aggregate market value of approximately $ based upon the closing price of $ per Banyan Public Warrant on the NYSE on , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus,;
●	the fact that the Sponsor Holders (and certain of Banyan’s officers and directors who are members of the Sponsor) have invested in Banyan an aggregate of $10,885,000, comprised of the $25,000 purchase price for 7,245,000 Founder Shares and the $10,860,000 purchase price for 10,860,000 Banyan Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred an aggregate of 149,625 Founder Shares to Banyan’s independent directors and other third parties. In connection with the Non-Redemption Agreements, the Series I Financing and the PIPE Financing, the Sponsor will transfer an aggregate of Founder Shares at Closing, leaving the Sponsor Holders with an aggregate of Founder Shares, 2,396,251 of which will be vested upon Closing. Assuming a trading price of $ per share of Banyan Class A Common Stock (based upon the closing price of the Banyan Class A Common Stock on the NYSE on , 2023), the 2,396,251 vested Founder Shares held by the Sponsor Holders upon Closing would have an implied aggregate market value of $ , representing unrealized gain for such holders of $ . Even if the trading price of the shares of New Pinstripes Common Stock were as low as $4.55 per share, the aggregate market value of the 2,396,251 vested Founder Shares alone (without taking into account the value of the Banyan Private Placement Warrants) would be approximately equal to the initial investment in Banyan by the Sponsor Holders. As a result, if the Business Combination is completed, the Sponsor Holders are likely to be able to make a substantial profit on their investment in Banyan at a time when shares of New Pinstripes Common Stock have lost significant value. On the other hand, if Banyan liquidates without completing a business combination before December 24, 2023, the Sponsor Holders will lose their entire investment in Banyan;
●	the fact that the Sponsor and Banyan’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate, in which case, such holders would lose their entire investment. As a result, the Sponsor as well as

Banyan’s officers and directors may have a conflict of interest in determining whether Pinstripes is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming termination date in Banyan’s existing governing documents as described further below;
●	the fact that the Sponsor Holders (and the Banyan officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other Banyan stockholders experience a negative rate of return in New Pinstripes, including if the share price of New Pinstripes after the Closing falls as low as $4.55 per share, as the market value of the Sponsor Holders’ 2,396,251 vested Founder Shares would be approximately equal to their initial investment in Banyan;
●	the fact that the Existing Charter provides that only Public Shares and not any Founder Shares are entitled to redemption rights and the Sponsor Holders and Banyan’s other current officers and directors have further agreed to waive their respective rights to liquidating distributions from the Trust Account with respect to any Banyan Common Stock (other than Public Shares) held by them if Banyan fails to complete an initial business combination by December 24, 2023;
●	the fact that, at the option of the lender (subject to Pinstripes’ consent rights in the Business Combination Agreement), any amounts outstanding under any loan made by the Sponsor, Banyan’s officers and directors or any of their affiliates to Banyan in an aggregate amount of up to $1,500,000 may be converted into Banyan Private Placement Warrants in connection with the consummation of the Business Combination, but any such loan would not be expected to be repaid if the Business Combination is not consummated;
●	the fact that the Sponsor and Banyan’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by December 24, 2023. As of the date of this joint proxy statement/consent solicitation statement/prospectus there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $506,000 for which the Sponsor and Banyan’s officers and directors are awaiting reimbursement;
●	the fact that, if the Trust Account is liquidated, including in the event Banyan is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Banyan to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Banyan has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Banyan, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;
●	the fact that, if Banyan does not either complete the Business Combination or liquidate by December 31, 2023, Banyan may be subject to the excise tax imposed by the IR Act (as defined below) with respect of the Extension Amendment Redemptions. In connection with the Extension Amendment, Banyan agreed that funds in the Trust Account, including any interest thereon, will not be used to pay for any such excise tax liabilities. Because the excise tax would be payable by Banyan and the Sponsor and not by the redeeming holders, the mechanics of any required payment of the excise tax have not been determined;
●	the fact that the officers and directors of Banyan do not work full-time at Banyan. Each of Banyan’s directors and officers is engaged in several other business endeavors for which such director or officer may be entitled to substantial compensation, and Banyan’s directors and officers are not obligated to contribute any specific number of hours per week to Banyan’s affairs. Banyan’s independent directors also serve as officers and/or board members for other entities. If Banyan’s directors’ and officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Banyan’s affairs and may influence their decision to proceed with the Business Combination;
●	the fact that, subject to certain limited exceptions, the New Pinstripes Private Placement Warrants will not be transferable, assignable or salable until 30 days following the completion of the Business Combination;
●	the fact that Banyan may be entitled to distribute or pay over funds held by Banyan outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;

●	the fact that Banyan’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination pursuant to the Business Combination Agreement and any indemnification agreements that may be entered into on or after the Closing Date;
●	the fact that the Sponsor Holders will enter into the A&R Registration Rights Agreement at Closing, which provides for registration rights of the Sponsor Holders and certain other stockholders following consummation of the Business Combination;
●	the fact that Keith Jaffee, the chief executive officer of Banyan, Jerry Hyman, the chairman of Banyan, and Otis Carter, a director of Banyan, hold (individually or through one or more investment vehicles) an aggregate of shares of Pinstripes’ Series I Convertible Preferred Stock. Such stock will automatically convert upon Closing into New Pinstripes Common Stock at a conversion rate of 2.5 shares of New Pinstripes Common Stock for each share of Series I Convertible Preferred Stock of Pinstripes;
●	the fact that Jerry Hyman, the chairman of Banyan, is expected to be a director of New Pinstripes after the consummation of the Business Combination. As such, in the future, Jerry Hyman may receive cash fees, stock options, stock awards or other remuneration that the New Pinstripes Board determines to pay its directors and any applicable compensation as described under the section titled “Executive Compensation”; and
●	the fact that the Sponsor Group will have paid an aggregate of approximately $ for its investment in New Pinstripes, including the investments (directly or indirectly) of Keith Jaffee, the chief executive officer of Banyan, Jerry Hyman, the chairman of Banyan, and Otis Carter, a director of Banyan, in the Series I Financing, as summarized in the table below, and, following the consummation of the Business Combination, the aggregate value of the Sponsor Group’s investment will be approximately $ , based upon the respective closing prices of the Banyan Class A Common Stock and Banyan Public Warrants on the NYSE on , 2023.
●	Sponsor Group Beneficial Ownership of Banyan Prior to Closing

	Securities held by	Sponsor Group Cost
	Sponsor Group	at the IPO
Public Shares	—	$—
Founder Shares	7,245,000	25,000
Banyan Private Placement Warrants	10,860,000	10,860,000
Total		$10,885,000

●	Sponsor Group Beneficial Ownership of New Pinstripes Following the Closing

	Securities			Sponsor
	held by			Group Cost
	Sponsor	Value per		between the
	Group at	Security as		IPO and	Total
	Closing	of , 2023		Closing	Value
New Pinstripes Common Stock issued upon conversion of Series I Convertible Preferred Stock of Pinstripes			$(1)	$
New Pinstripes Common Stock Issued to Holders of Founder Shares(3)	2,396,251		$(1)	—
New Pinstripes Private Placement Warrants	10,860,000		$(2)	—
Total				$	$
(1)	Based on the closing price of the Banyan Public Shares on , 2023, which was $ per share.
(2)	Based on the closing price of the Banyan Public Warrants on , 2023, which was $ per warrant.
(3)	Excludes 3,312,356 Unvested Shares.

In addition to the interests of the Sponsor Holders and the Insiders in the Business Combination, stockholders should be aware that the IPO Underwriters have financial interests that are different from, or in addition to, the interests of Banyan’s stockholders.

Upon consummation of the Business Combination, the IPO Underwriters will be entitled to $3,622,500 of deferred underwriting commissions. The IPO Underwriters have not provided any service in connection with the Business Combination in connection with such fee and such deferred commissions are attributable solely to their services in connection with the IPO. The IPO Underwriters have agreed to waive their rights to the deferred underwriting commissions held in the Trust Account in the event Banyan does not complete an initial business combination within the time period set forth in the Existing Charter. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and Banyan is therefore required to be liquidated, the IPO Underwriters will not receive any of the deferred underwriting commissions and such funds will be returned to Banyan’s public stockholders upon its liquidation.

The Banyan Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and these interests are disclosed in this joint proxy statement/consent solicitation statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Banyan with any other target business or businesses, and (iii) the Sponsor Holders will hold equity interests in New Pinstripes with value that, after the Closing, will be based on the future performance of Pinstripes, which may be affected by various other factors other than these interests. In addition, Banyan’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in approving, as members of the Banyan Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

For more information about the factors the Banyan Board considered in evaluating and recommending the Business Combination to the Banyan stockholders, see the sections of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—The Banyan Board’s Reasons for the Approval of the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.

Q:	Do I have redemption rights?
A:

If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account, net of taxes payable), upon the consummation of the Business Combination.

Notwithstanding the foregoing, a Public Stockholder, together with any of his, her or its affiliates or any other person or entity with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to an aggregate of 15% or more of the Public Shares issued in the IPO. Our Sponsor Holders have waived their respective redemption rights with respect to their respective Converted Banyan Class A Common Stock and Banyan Class B Common Stock in connection with the stockholder vote to approve the Business Combination, and our Sponsor and Insiders have also waived their respective redemption rights with respect to any Public Shares they hold in connection with the stockholder approval of the Business Combination. All Converted Banyan Class A Common Stock and Banyan Class B Common Stock held by the Sponsor Holder will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in our Trust Account of approximately $      million as of      , 2023, the most recent practicable date prior to this joint proxy statement/consent solicitation statement/prospectus, stockholders would have received a redemption price of approximately $        per Public Share. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account (including any portion of the interest earned thereon less taxes payable and up to $100,000 of such interest to pay dissolution expenses) upon our liquidation.

Our Public Stockholders will retain their respective Banyan Public Warrants even if they redeem their respective shares.

Q:	Do the Sponsor Holders or the Insiders have redemption rights in connection with the Business Combination?
A:

No. The Sponsor Holders and the Insiders have waived their respective redemption rights with respect to their respective shares of Banyan Common Stock in connection with the stockholder vote to approve the Business Combination.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:

No. You may exercise your redemption rights regardless of whether, or how, you vote your shares of our common stock on the Business Combination Proposal or any other proposal described in this joint proxy statement/consent solicitation statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their respective shares and no longer remain stockholders, leaving stockholders who choose not to redeem their respective shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders and potentially less cash.

Q:	How do I exercise my redemption rights?
A:

In order to exercise your redemption rights you must, prior to 5:00 pm, Eastern Time, on       , 2023 (two business days before the initially scheduled date of the Special Meeting), (i) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to our Transfer Agent that we redeem your Public Shares for cash, and (ii) deliver your stock to our Transfer Agent physically or electronically through The Depository Trust Company. The address of Continental Stock Transfer & Trust Company, our Transfer Agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the Redemption Deadline. If you deliver your shares for redemption to our Transfer Agent and decide within the required time frame not to exercise your redemption rights, you may request that our Transfer Agent return the shares to you (physically or electronically). You may make such request by contacting our Transfer Agent at the address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

Whether the redemption is subject to United States federal income tax depends on the particular facts and circumstances. Please see the section entitled “Certain Material United States Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	What are the U.S. federal income tax consequences to me as a result of the Business Combination?
A:

If you do not elect to have your Banyan Class A Common Stock redeemed for cash, then you will not have a sale, taxable exchange or taxable redemption of such Banyan Class A Common Stock, and you will recognize no taxable gain or loss as a result of the consummation of the Business Combination. Please see the section entitled “Certain Material United States Federal Income Tax Considerations.”

Q:	If I am a Banyan Warrant holder, can I exercise redemption rights with respect to my Banyan Public Warrants?
A:

No. The holders of Banyan Public Warrants have no redemption rights with respect to Banyan Public Warrants or any shares of our common stock underlying Banyan Public Warrants. Upon consummation of the Business Combination, Banyan Public Warrants shall, by their terms, entitle the holders thereof to purchase shares of New Pinstripes Common Stock in lieu of shares of Banyan Class A Common Stock at an exercise price of $11.50 per share (subject to adjustment).

Q:	Do I have appraisal rights if I object to the proposed Business Combination?
A:

There are no appraisal rights available to holders of the Banyan Class A Common Stock in connection with the Business Combination. For additional information, see the section entitled “Appraisal Rights.”

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A:

The net proceeds of the IPO, together with certain funds raised from the private sale of warrants simultaneously with the consummation of the IPO, were placed in the Trust Account immediately following the IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and for working capital and general corporate purposes of New Pinstripes.

Q:	What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their respective redemption rights?
A:

Public Stockholders are not required to vote “AGAINST” the Business Combination in order to exercise their respective redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

Additionally, as a result of redemptions, the trading market for the Public Shares following the Business Combination may be less liquid than the market for the Public Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE (or Nasdaq) on which our securities are proposed to be listed. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New Pinstripes’ business will be reduced.

Q:	What happens if the Business Combination is not consummated?
A:

If Banyan does not complete the Business Combination with Pinstripes for any reason, Banyan may search for another target business with which to complete a business combination. If Banyan does not complete the Business Combination with Pinstripes or another target business by December 24, 2023 (as such date may be extended by approval of the Banyan Stockholders), Banyan must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (including interest earned on the funds held in the Trust Account less taxes payable and up to $100,000 of such interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Sponsor Holders and the Insiders have redemption and liquidation rights with respect to any Banyan Public Shares it or they hold if Banyan fails to consummate a Business Combination within the time set forth in the Existing Charter (as such date may be extended by approval of the Banyan Stockholders). However, the Sponsor and the Insiders have no redemption rights with respect to the Converted Banyan Class A Common Stock, the Banyan Class B Common Stock and the Banyan Private Placement Warrants. Thus, in the event a business combination is not completed by Banyan by December 24, 2023 (as such date may be extended by approval of the Banyan Stockholders), the Banyan Class B Common Stock and Banyan Private Placement Warrants will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Banyan’s outstanding warrants. Accordingly, such warrants will expire worthless.

Q:	What do I need to do now?
A:

Whether or not you plan to attend the Special Meeting, we urge you to read this joint proxy statement/consent solicitation statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 49, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I attend a virtual meeting?
A:

If you are a registered stockholder of Banyan, along with this joint proxy statement/consent solicitation statement/prospectus, you received a proxy card from the Transfer Agent, which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number to access the virtual Special Meeting. If you do not have your control number, contact the Transfer Agent at (917) 262-2373, or by email at proxy@continentalstock.com.

If you hold your stock through a bank or broker, you will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, the Transfer Agent can issue you a guest control number with proof of ownership. Either way, you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the phone number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

You can pre-register to attend the virtual Special Meeting starting on       , 2023 (two business days prior to the Special Meeting). Enter the following URL address into your browser https://www.cstproxy.com/       , then enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-log in using the same control number and, if you want to vote during the Special Meeting, you will be prompted to enter your control number again.

If you do not have access to the internet, you can listen only to the Special Meeting by dialing       (or        if you are located outside of the United States and Canada (standard rates apply)) and when prompted enter the pin number        #. Please note you will not be able to vote or enter questions during the Special Meeting if you choose to participate telephonically.

Q:	How do I vote?
A

If you are a stockholder of record of Banyan as of       , 2023, the Record Date set by the Banyan Board for the Special Meeting, you may vote with respect to the proposals in person or virtually at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

There are three ways to vote your Banyan Common Stock at the Special Meeting:

Voting by Mail.   By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on        , 2023.

Voting at the Meeting Virtually.   If you attend the Special Meeting, you may vote virtually. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote virtually, you will need to have a legal proxy from your bank or broker and contact the Transfer Agent for specific instructions on how to receive the control number.

Voting Electronically.   You may attend, vote and examine the list of stockholders entitled to vote at the Special Meeting by visiting the website listed on your proxy card or voting instruction form and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares.

Q:	What will happen if I attend the Special Meeting and abstain or do not vote?

A:For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are a Banyan stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Listing Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, your failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, but will have no effect on the vote count for such other proposals. If you are a Banyan stockholder that attends the Special Meeting virtually and you respond to such proposals with an “abstain” vote, your “abstain” vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal but will have no effect on any of the other proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders at the Special Meeting or any adjournment thereof.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?
A:

Yes. Whether you plan to attend the Special Meeting or not, please read this joint proxy statement/consent solicitation statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum. Moreover, broker non-votes will have no effect on any of the proposals in this proxy statement, except that broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

For the proposals in this joint proxy statement/consent solicitation statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our Transfer Agent at the address listed under the question “Who can help answer my questions?” below so that it is received by the Transfer Agent prior to the Special Meeting, or attend the Special Meeting online and vote. You also may revoke your proxy by sending a notice of revocation to our chief executive officer, which must be received by our chief executive officer prior to the Special Meeting. If your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:

We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali LLC (as the Proxy Solicitor) to assist in the solicitation of proxies for the Special Meeting. We will pay a fee of $        plus disbursements. We will reimburse the Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of this joint proxy statement/consent solicitation statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call: (203) 658-9400

E-mail:          .info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to 5:00 p.m., Eastern Time, on        , 2023 (two business days prior to the initially scheduled date of the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

QUESTIONS AND ANSWERS ABOUT PINSTRIPES’ CONSENT SOLICITATION

Q:	Who is entitled to give a written consent for Pinstripes?
A:

The Pinstripes Board has set       , 2023 as the record date (the “Pinstripes Record Date”) for determining Pinstripes stockholders entitled to sign and deliver written consents with respect to this consent solicitation. Holders of outstanding shares of Pinstripes Common Stock and Pinstripes Preferred Stock as of the close of business on the Pinstripes Record Date will be entitled to give a consent using the form of written consent to be furnished to them.

Q:	What approval is required by Pinstripes stockholders to adopt and approve the Business Combination Agreement and approve the Business Combination?
A:

The Business Combination cannot be completed unless Pinstripes stockholders adopt and approve the Business Combination Agreement and thereby approve the Business Combination and the other transactions contemplated by the Business Combination Agreement. Pursuant to the DGCL and Pinstripes’ Third Amended and Restated Certificate of Incorporation, the adoption and approval of the Business Combination Agreement and the approval of the Business Combination require the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Pinstripes Common Stock and Pinstripes Preferred Stock (on an as-converted-to-Pinstripes-common stock basis), as of the Pinstripes Record Date voting together as a single class (the “Required Pinstripes Merger Approval”).

Your delivery of the written consent is important. The Business Combination cannot be completed unless the Business Combination Agreement is adopted and approved and the Business Combination is approved by the Required Pinstripes Merger Approval. If you fail to deliver the written consent with respect to the adoption and approval of the Business Combination Agreement and approval of the Business Combination, the effect will be the same as a vote “AGAINST” the adoption and approval of the Business Combination Agreement and approval of the Business Combination.

Q:	Do any of Pinstripes’ directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of Pinstripes stockholders?
A:

Pinstripes’ executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Pinstripes stockholders, generally. These interests may cause the directors and executive officers of Pinstripes to view the Business Combination differently than Pinstripes stockholders may generally view it. The Pinstripes Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, and in recommending that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement be approved by Pinstripes stockholders. For more information on the interests of Pinstripes’ directors and executive officers in the Business Combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Pinstripes’ Directors and Executive Officers in the Business Combination.”

Q:	How can a Pinstripes stockholder return its written consent?
A:

If you hold shares of Pinstripes Common Stock or Pinstripes Preferred Stock as of the close of business on the Pinstripes Record Date and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it and promptly return it to Pinstripes. Once you have completed, dated and signed your written consent, deliver it to       by       .

Pinstripes does not intend to hold a stockholders’ meeting to consider the adoption and approval of the Business Combination Agreement and the approval of the Business Combination, and, unless Pinstripes decides to hold a stockholders’ meeting for such purposes, you will be unable to vote in person by attending a stockholders’ meeting.

Q:	What is the deadline for a Pinstripes Stockholder to return its written consent?
A:

The Pinstripes Board has set         on         , 2023 as the targeted final date and time for the receipt of written consents. Pinstripes reserves the right to extend the final date for the receipt of written consents beyond        , 2023 in the event that consents approving the Business Combination and adopting and approving the Business Combination Agreement have not been obtained by that date from holders of a sufficient number of shares of Pinstripes Common Stock and Pinstripes Preferred Stock to satisfy the conditions to the Business Combination. Any such extension may be made without notice to Pinstripes stockholders. Once all conditions to the Business Combination have been satisfied or waived, the consent solicitation will conclude.

Your consent to the Pinstripes Business Combination Proposal may be changed or revoked at any time before the consent deadline. If you wish to change or revoke your consent before the consent deadline, you may do so by delivering a notice of revocation such that it is received before the consent deadline by emailing a .pdf copy of such notice to         or by mailing a copy of such notice to Pinstripes, Inc., 1150 Willow Road, Northbrook, IL 60062, Attention: Chief Executive Officer. After the consent deadline, consents become irrevocable.

The Business Combination will not be approved and the Business Combination Agreement will not be adopted and approved unless the Required Pinstripes Merger Approval is obtained.

Under the Business Combination Agreement, Pinstripes has agreed to obtain the Required Pinstripes Merger Approval within three (3) business days after the registration statement containing this joint proxy statement/consent solicitation statement/prospectus is approved by the SEC and declared effective. Your prompt return of the written consent is important.

Q:	What options do Pinstripes stockholders have with respect to the adoption and approval of the Business Combination Agreement and the Approval of the Business Combination?
A:

With respect to the outstanding shares of Pinstripes Common Stock or Pinstripes Preferred Stock that you hold, you may execute a written consent to adopt and approve the Business Combination Agreement and thereby approve the Business Combination. If you fail to execute and return your written consent or otherwise withhold your written consent for the adoption and approval of the Business Combination Agreement and approval of the Business Combination, such actions have the same effect as voting against the adoption and approval of the Business Combination Agreement and the approval of the Business Combination. Please note that the Business Combination cannot be completed unless the Required Pinstripes Merger Approval is obtained.

Q:	What is the Security Holder Support Agreement and how does it affect the approval of the Business Combination?
A:

In connection with the execution of the Business Combination Agreement, the security holders party to the Security Holder Support Agreement delivered to Pinstripes and Banyan a Security Holder Support Agreement. Under the Security Holder Support Agreement, such security holder agreed to, among other things, (i) vote at any meeting of the stockholders of Pinstripes or by written consent all of its Pinstripes Common Stock and/or Pinstripes Preferred Stock, as applicable, held of record or thereafter acquired in favor of the Business Combination and the adoption of the Business Combination Agreement; (ii) waive their appraisal rights with respect to such matters; and (iii) be bound by certain transfer restrictions with respect to Pinstripes securities, in each case, on the terms and subject to the conditions set forth in the Security Holder Support Agreement. As of      , 2023, the Security Holders’ ownership interests collectively represent over 50% of the outstanding shares of Pinstripes Common Stock and Pinstripes Preferred Stock, and as such are sufficient to approve the Business Combination on behalf of Pinstripes.

Q:	Should Pinstripes stockholders send in their stock certificates now?
A:

No. Pinstripes stockholders SHOULD NOT send in any stock certificates now. If the Business Combination Agreement is adopted and approved and the Business Combination is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to Pinstripes stockholders who hold physical stock certificates, and the stock certificates should be sent at that time in accordance with such instructions.

Q:	Whom should Pinstripes stockholders contact if they have any questions about the Consent Solicitation?
A:

If you have any questions about the Business Combination or how to return your written consent or letter of transmittal, or if you need additional copies of this joint proxy statement/consent solicitation statement/prospectus or a replacement written consent or letter of transmittal, you should email         or contact Pinstripes, Inc. at 1150 Willow Road, Northbrook, IL 60062, Attention: Chief Executive Officer.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BANYAN

The following tables contain selected historical financial data for Banyan. Such data as of December 31, 2022, and for the year ended December 31, 2022 has been derived from the audited financial statements of Banyan included elsewhere in this joint proxy statement/consent solicitation statement/prospectus. The selected historical interim financial data of Banyan as of June 30, 2023 and for the six months ended June 30, 2023 are derived from Banyan’s unaudited interim condensed consolidated financial statements included elsewhere in this joint proxy statement/consent solicitation statement/prospectus.

The information below is only a summary and should be read in conjunction with Banyan’s audited financial statements and unaudited condensed consolidated financial statements, and the notes and schedules related thereto, which are included elsewhere in this joint proxy statement/consent solicitation statement/prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Banyan.” Banyan’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	Six Months	Year Ended
Statement of Operations Data	Ended June 30,	December 31,
(in thousands, except share and per share data)	2023	2022
Legal Fees	$2,513	$215
General, administrative, and other expenses	$1,030	$878
Loss from operations	(3,586)	(1,754)
Other income (expense)
Change in fair value of warrant liability	(4,677)	14,304
Interest income on treasury securities held in Trust Account	3,891	3,939
Unrealized (loss) gain on treasury securities held in Trust Account	(107)	57
Net (loss) income	$(5,263)	$15,764
Basic and diluted weighted average shares outstanding, Class A common stock	16,356,675	22,604,795
Basic and diluted net (loss) income per share, Class A common stock	$(0.22)	$0.53
Basic and diluted weighted average shares outstanding, Class B common stock	7,245,000	7,245,000
Basic and diluted net (loss) income per share, Class B common stock	$(0.22)	$0.53

Balance Sheet Data (At Period End)	June 30,	December 31,
(in thousands, except share data)	2023	2022
Total assets	$42,741	$251,107
Total liabilities	$14,474	$11,482
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 3,998,687 and 24,150,000 shares issued and outstanding subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively	$42,191	$250,327
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 2,000,000 and none issued and outstanding, excluding 3,998,687 and 24,150,000 shares subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively	—	—
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 5,245,000 and 7,245,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1	1
Total Stockholders’ deficit	$(13,923)	$(10,702)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PINSTRIPES

The following tables contain selected audited historical consolidated financial information for Pinstripes. Such audited historical consolidated financial information as of and for the fiscal year-ended April 30, 2023 have been derived from Pinstripes’ audited historical consolidated financial statements as of and for the fiscal year-ended April 30, 2023 included elsewhere in this joint proxy statement/consent solicitation statement/prospectus.

Pinstripes’ selected audited historical consolidated financial information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pinstripes” and Pinstripes’ audited historical consolidated financial statements and related notes included elsewhere in this joint proxy statement/consent solicitation statement/prospectus. The following audited historical consolidated financial results of Pinstripes are not necessarily indicative of results that may be expected in the future.

Condensed Consolidated Balance Sheet Data:	As of April 30, 2023
(Amounts in thousands)
Cash and cash equivalents	$8,436
Total assets	$130,927
Total liabilities	$192,457
Redeemable Convertible Preferred Stock	$53,468
Total stockholders’ deficit	$(114,998)

Condensed Consolidated Statement of Operations:	For the Fiscal Year-Ended April 30, 2023
(Amounts in thousands)
Revenue	$111,273
Operating expenses	$125,002
Other income, net	$6,396
Net loss	$7,525

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” to give effect to the Business Combination Agreement, the Series I Financing, additional financing commitments from third party PIPE Investors by entering into subscription agreements, and the reverse recapitalization. For purposes of these summary unaudited pro forma condensed combined financial statements, the entity surviving the Business Combination is referred to as “New Pinstripes.”

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization of Pinstripes in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Banyan, who is the legal acquirer, is treated as the “acquired” company for the summary unaudited pro forma condensed combined financial statement purposes. The net assets of Banyan will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Pinstripes.

The following summary unaudited pro forma condensed combined financial information is based on the unaudited historical condensed consolidated financial statements of Banyan as of and for the six months ended June 30, 2023, the audited historical financial statements of Banyan as of and for the calendar year-ended December 31, 2022, the unaudited historical condensed statement of operations of Banyan for the six months ended June 30, 2022, and the audited historical consolidated financial statements of Pinstripes as of and for the fiscal year-ended April 30, 2023.

The December 31, 2022 calendar year-end of Banyan has been adjusted to conform to the fiscal year-end of Pinstripes, which is April 30, 2023, for the purpose of presenting the summary unaudited pro forma condensed combined financial information, pursuant to Rule 11-02(c)(3) of Regulation S-X, given the most recent fiscal year-ends differed by more than one fiscal quarter. Following the Closing of the Business Combination, New Pinstripes’ fiscal year will be a 52/53 week period ending on the last Sunday in April. Accordingly, the following summary unaudited pro forma condensed combined balance sheet as of April 30, 2023, combines the unaudited historical condensed consolidated balance sheet of Banyan as of June 30, 2023 with the audited historical consolidated balance sheet of Pinstripes as of April 30, 2023 after giving effect to the Business Combination as if it occurred on April 30, 2023. The following summary unaudited pro forma condensed combined statement of operations for the fiscal year-ended April 30, 2023 was derived by adding the results of the unaudited historical condensed consolidated statement of operations of Banyan for the six months ended June 30, 2023 with the results of the audited historical statement of operations of Banyan for the calendar year-ended December 31, 2022, removing the results of the unaudited historical condensed statement of operations of Banyan for the six months ended June 30, 2022, and combining the results of the audited historical consolidated statement of operations of Pinstripes for the fiscal year-ended April 30, 2023, after giving effect to the Business Combination, had the Business Combination occurred on April 25, 2022.

The summary unaudited pro forma condensed combined financial information presents the two redemption scenarios, which after giving effect to the Business Combination, as follows:

●	Assuming No Redemptions: This presentation assumes that no Banyan Public Stockholders exercise redemption rights with respect to shares of Banyan’s Redeemable Class A Common Stock for a pro rata share of the funds held in the Trust Account. The Business Combination Agreement includes, as a condition to the Closing, that immediately prior to Closing, the sum of (i) the funds held in the Trust Account after giving effect to the Banyan Public Stockholders’ redemptions, plus (ii) amounts received from the Series I Financing, plus (iii) the proceeds from PIPE Financing, plus (iv) fifty (50.0%) of the total amount received in respect of the Permitted Equity Financing, if any, shall be equal to or greater than $75.0 million (the “Minimum Cash Amount”). For purposes of the summary unaudited pro forma condensed combined financial statements, this no redemptions scenario assumes aggregate proceeds of $11.5 million (based on the aggregate proceeds received for the issuance of 1,154,324 shares of New Pinstripes Common Stock at a $10.00 per share purchase price) from the PIPE Financing to satisfy the Minimum Cash Amount requirement.
●	Assuming Maximum Redemptions: This presentation assumes 3,998,687 shares of Banyan’s Redeemable Class A Common Stock are redeemed for their pro rata share of the funds held in the Trust Account, resulting in an aggregate cash payment of approximately $42.2 million based on an assumed redemption price of $10.55 per share (based on the aggregate amount on the funds held in the Trust Account of approximately $42.2 million as of June 30, 2023). The Business Combination Agreement includes, as a condition to Closing, that immediately prior to Closing, the Minimum Cash Amount requirement is met. For purposes of the summary unaudited pro forma condensed combined financial statements, this maximum redemptions scenario assumes proceeds from PIPE Financing of $53.7 million (based on the aggregate proceeds received for the issuance of 5,373,380 shares of New Pinstripes Common Stock at a $10.00 per share purchase price) from the PIPE Financing to satisfy the Minimum Cash Amount requirement.

The terms and conditions of the PIPE Financing under the no redemptions and maximum redemptions scenarios may differ when the PIPE Financing agreements are finalized and there is no guarantee that such PIPE Financing will be executed. If proceeds from PIPE Investors are not obtained from the PIPE Financing, other financing may be necessary to meet the Minimum Cash Amount and could materially impact the unaudited pro forma condensed combined financial information.

The following table summarizes the unaudited pro forma combined share ownership of New Pinstripes Common Stock outstanding immediately after the Closing of the Business Combination, excluding the potential dilutive effect of outstanding vested and unvested New Pinstripes options:

	Unaudited Pro Forma Combined Share Ownership in New Pinstripes(1)
	Assuming No Redemptions		Assuming Maximum Redemptions(2)
	Number of Shares	Percentage Ownership	Number of Shares	Percentage Ownership
Pinstripes Stockholders(3)	40,666,485	78.3%	40,666,485	77.9%
Banyan Public Stockholders(4)	5,017,437	9.7%	1,018,750	2.0%
Series I Investors(5)	2,715,150	5.2%	2,715,150	5.2%
Sponsor Holders(6)	2,396,251	4.6%	2,396,251	4.6%
PIPE Investors(7)	1,154,324	2.2%	5,373,380	10.3%
Total shares at Closing	51,949,647	100.0%	52,170,016	100.0%
(1)	The pro forma combined share ownership in New Pinstripes Common Stock outstanding immediately after the Closing of the Business Combination, will change if actual facts differ from the assumptions set forth above and depending on whether any Permitted Equity Financing is consummated.
(2)	Assumes that the Banyan Public Stockholders holding the 3,998,687 outstanding shares of Banyan’s Redeemable Class A Common Stock will exercise their redemption rights for an aggregate payment of $42.2 million at an approximate redemption price of $10.55 per share (based on the aggregate amount of funds held in the Trust Account of approximately $42.2 million as of June 30, 2023). In the event that less than 3,998,687 shares of Banyan Class A Common Stock are redeemed in connection with the Business Combination, the ownership percentages set forth above will vary.
(3)	The number of shares held by the Pinstripes Stockholders is comprised of (i) the exchange of all issued and outstanding Pinstripes Common Stock for 14,542,460 shares of New Pinstripes Common Stock, (ii) the settlement of Pinstripes Convertible Notes in exchange for the issuance of 1,176,722 shares of New Pinstripes Common Stock, (iii) the conversion of Pinstripes Warrants to 931,818 shares of New Pinstripes Common Stock, and (iv) the conversion of Pinstripes’ Redeemable Convertible Preferred Stock (excluding the Pinstripes’ Series I Convertible Preferred Stock) for 24,015,435 shares of New Pinstripes Common Stock based on the Exchange Ratio of approximately 2.35 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock or common stock equivalent upon the Closing of the Business Combination.
(4)	The number of shares held by the Banyan Public Stockholders gives effect to (i) the no redemptions scenario that assumes no Banyan Public Stockholders exercise redemption rights with respect to the outstanding 3,998,687 shares of Banyan’s Redeemable Class A Common Stock, (ii) the maximum redemptions scenario that assumes Banyan Public Stockholders exercise their redemption rights for all of the outstanding 3,998,687 shares of Banyan’s Redeemable Class A Common Stock, and (iii) the transfer of 1,018,750 shares from the Sponsor Holders to Banyan Public Stockholders pursuant to certain non-redemption agreements entered into by the Sponsor Holders.
(5)	The number of shares held by the Series I Investors is comprised of (i) 2,216,620 shares issued for the conversion of Pinstripes’ Series I Convertible Preferred Stock upon the Closing of the Business Combination, (ii) 70,887 shares issued for the settlement of the payment-in-kind interest payable on Pinstripes Convertible Preferred Stock, and (iii) 517,643 shares transferred from the Sponsor Holders to the Series I Investors.
(6)	The number of shares held by the Sponsor Holders is determined by (i) giving effect to the conversion of the 2,000,000 shares and 5,245,000 shares issued and outstanding Banyan Class A Common Stock and Banyan Class B Common Stock, respectively, held by the Sponsor Holders to 7,245,000 shares of New Pinstripes Common Stock upon the Closing of the Business Combination, (ii) reducing the number of New Pinstripes shares held to give effect to the transfer of 1,018,750 shares held by the Sponsor Holders to Banyan Public Stockholders, (iii) reducing the number of shares held by the Sponsor Holders for the transfer of 517,643 shares from the Sponsor Holders to the Series I Investors, and (iv) reducing the number of shares to give effect to the 3,312,356 shares held by the Sponsor Holders subject to certain vesting conditions pursuant to the Sponsor Letter Agreement.
(7)	The number of shares held by the PIPE Investors assumes that the PIPE Financing raises proceeds in an amount sufficient to satisfy the Minimum Cash Amount requirement through the issuance of 1,154,324 shares of New Pinstripes Common Stock and 5,373,380 shares of New Pinstripes Common Stock, respectively, in exchange for aggregate proceeds of $11.5 million and $53.7 million under the no redemptions and maximum redemptions scenarios.

The summary unaudited pro forma condensed combined financial statements do not necessarily reflect New Pinstripes’ future financial condition or results of operations had the Business Combination occurred on the dates indicated. They also may not be useful in predicting New Pinstripes’ future financial condition or results of operations. The actual financial condition and/or results of New Pinstripes’ operations, may differ significantly from the summary unaudited pro forma condensed combined financial information reflected herein due to a variety of factors.

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the Banyan’s and Pinstripes’ unaudited and audited historical financial statements and related notes, the sections entitled “Proposal No. 1 – The Business Combination Proposal,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Banyan,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pinstripes,” and other financial information included elsewhere in this joint proxy statement/consent solicitation statement/prospectus, including the Business Combination Agreement.

	As of April 30, 2023
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data:	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Total assets	$191,996	$191,996
Total liabilities	$198,922	$198,922
Total stockholders’ deficit	$(6,926)	$(6,926)

	Fiscal Year-Ended April 30, 2023
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data:	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands, except for share and per share amounts)
Total revenue	$111,273	$111,273
Total operating expenses	$129,308	$129,308
Other income	$4,669	$4,669
Net loss	$15,033	$15,033
Weighted average shares outstanding – basic and diluted	51,949,647	52,170,016
Net loss per share – basic and diluted	$(0.29)	$(0.29)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical per share information of Banyan and Pinstripes, on a standalone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Business Combination Agreement, the Series I Financing, additional financing commitments from third party PIPE Investors by entering into subscription agreements, and the reverse recapitalization, assuming no redemptions or assuming maximum redemptions. The unaudited pro forma condensed combined net loss per share information for the fiscal year-ended April 30, 2023 is presented as if the Business Combination had occurred on April 25, 2022. The unaudited pro forma book value per share information is presented as if the Business Combination occurred on April 30, 2023. The information provided in the table below is unaudited.

The historical per share information of Banyan was derived by adding the results of the unaudited historical condensed consolidated statement of operations of Banyan for the six months ended June 30, 2023 with the results of the audited historical statement of operations of Banyan for the calendar year-ended December 31, 2022 and removing the results of the unaudited historical condensed statement of operations of Banyan for the six months ended June 30, 2022. The historical per share information of Pinstripes was derived from the audited historical consolidated statement of operations of Pinstripes for the fiscal year-ended April 24, 2022. This information is only a summary and should be read in conjunction with Banyan’s and Pinstripes’ unaudited and audited historical financial statements and related notes, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Banyan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pinstripes,” and other financial information included elsewhere in this joint proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma condensed combined per share information of Banyan and Pinstripes is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this joint proxy statement/consent solicitation statement/prospectus and the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” and “Proposal No. 1 – The Business Combination Proposal.”

The unaudited pro forma condensed combined net loss per share information below does not purport to represent the net loss per share information which would have occurred had Banyan and Pinstripes been combined during the periods presented.

The following scenarios presented in the table below are for illustrative purposes only as the actual number of redemptions by Banyan Public Stockholders is unknowable prior to the Banyan Public Stockholders’ vote with respect to the Business Combination.

	Historical		Unaudited Pro Forma Combined
	(Unaudited) Banyan as of June 30, 2023	Pinstripes as of April 30, 2023	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands, except for share and per share amounts)
Net loss per share
Basic	$(0.05)	$(1.21)	$(0.29)	$(0.29)
Diluted	$(0.05)	$(1.21)	$(0.29)	$(0.29)
Weighted average shares outstanding
Basic	7,245,000	6,210,254	51,949,647	52,170,160
Diluted	7,245,000	6,210,254	51,949,647	52,170,160
Cash dividends per share	$—	$—	$—	$—
Stockholders’ deficit	$(13,923)	$(114,998)	$(6,926)	$(6,926)
Book value per share (1)	$(1.92)	$(18.61)	$(0.13)	$(0.13)
(1)	Book value per share = [Total stockholders’ deficit /ending common shares outstanding]

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this joint proxy statement/consent solicitation statement/prospectus, before making an investment decision. Unless the context otherwise requires, any reference in the below subsection of this joint proxy statement/consent solicitation statement/prospectus to the “Company,” “we,” “us,” “our” and “Pinstripes” refers to Pinstripes, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination, which will be the business of New Pinstripes following the consummation of the Business Combination. The following risk factors apply to the business and operations of Pinstripes and will also apply to the business and operations of New Pinstripes following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability of Banyan and Pinstripes to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of New Pinstripes. You should also carefully consider the following risk factors in addition to the other information included in this joint proxy statement/consent solicitation statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Banyan, Pinstripes or New Pinstripes may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their respective businesses or financial condition.

Risks Related to Our Business and Operations

Our market is highly competitive. We may not be able to compete favorably in the highly competitive out-of-home and home-based entertainment and dining markets, which could adversely affect our business, results of operations and financial condition.

The experiential dining and entertainment market in which we operate is highly competitive. A substantial number of national and regional chains and independently owned restaurants and entertainment providers compete with us for customers, locations and qualified management and other staff. We also compete for corporate events, social events and other engagements, such as weddings and birthday parties, at our locations. Competitors include (i) providers of out-of-home entertainment, including other dining and entertainment businesses; (ii) other localized attraction facilities, including movie theatres, sporting events, bowling alleys, pickleball courts and nightclubs; and (iii) other private events venues, such as hotels and banquet facilities. Many of the entities operating these businesses are larger and have significantly greater financial resources, a greater number of locations, have been in business longer, have greater name recognition and are better established in the markets where our locations are situated or are planned to be situated. As a result, they may be able to invest greater resources than we can in attracting customers and succeed in attracting customers who would otherwise come to our locations. We also face competition from local establishments that offer entertainment experiences similar to ours and restaurants that are highly competitive with respect to price, quality of service, location, ambience and type and quality of food. Any efforts we may undertake to expand our entertainment offerings in order to increase our competitiveness in the out-of-home entertainment market may not be successful. We also face competition from increasingly sophisticated home-based forms of entertainment, such as internet and video gaming, home movie delivery and home food delivery. Our failure to compete favorably in these competitive markets could adversely affect our business, results of operations and financial condition.

Our long-term growth is dependent on our ability to successfully identify and secure appropriate locations and timely develop and expand our operations in existing and new markets.

One of the key means of achieving our growth strategies will be through opening and operating new locations in the United States on a profitable basis for the foreseeable future. As of September 5, 2023, we had 13 existing operational locations, and we currently plan to open six new locations in the remainder of fiscal 2024. To accomplish these goals, we must identify appropriate markets where we can enter or expand, taking into account numerous factors such as the location of our current locations, demographics, traffic patterns and information gathered from our experience. We may not be able to open our planned new locations within budget or on a timely basis, if at all, given the uncertainty of these factors, which could adversely affect our business, financial condition and results of operations. Additionally, as we operate more locations, our rate of expansion relative to the size of our location base will eventually decline.

The number and timing of new locations opened during any given period may be negatively impacted by a number of factors including, without limitation:

●	the identification and availability of attractive sites for new locations and the ability to negotiate suitable lease terms;
●	recruitment and training of qualified personnel in local markets;

●	our ability to obtain all required governmental permits, including zonal approvals, on a timely basis;
●	our ability to control construction and development costs of new locations;
●	competition in new markets, including competition for appropriate sites;
●	failure of the landlords and real estate developers to timely deliver real estate to us;
●	the proximity of potential sites to an existing locations, and the impact of cannibalization on future growth; and
●	the cost and availability of capital to fund construction costs and pre-opening expenses.

Further, we may not correctly analyze the suitability of a location or anticipate all of the challenges imposed by expanding our operations, and the lack of development and overall decrease in commercial real estate due to the current macroeconomic downturn may lead to increased costs for commercial real estate. In addition, as has happened when other experiential dining and entertainment concepts have tried to expand, we may find that our concept has limited appeal in new markets or we may experience a decline in the popularity of our concept in the markets in which we operate. If we don’t timely open new locations, including those under construction and scheduled to open by early 2024, or if we are unable to otherwise expand in existing markets or profitably penetrate new markets, our ability to meet our growth expectations or otherwise increase our revenues and profitability may be materially harmed or we may face losses.

We may encounter disruptions or delays in the construction of our facilities, which may impair our ability to grow.

We are subject to several risks in connection with the construction of our facilities, including the availability and performance of engineers and contractors, suppliers, and consultants, the availability of funding and the receipt of required governmental approvals, licenses and permits, which could be delayed. We have previously experienced delays related to the opening of certain of our existing locations and it is possible we may experience similar delays in the future. As of September 5, 2023, we have six locations under construction and planned for opening through fiscal 2024. Any delay in the performance of any one or more of the contractors, suppliers, consultants, or other persons on whom we are dependent in connection with our construction activities, a delay in or failure to receive the required governmental approvals, licenses and permits in a timely manner or on reasonable terms, or a delay in or failure in connection with the completion and successful operation of the operational elements in connection with construction could delay and negatively affect our ability to meet our growth expectations or otherwise increase our revenues and profitability. In addition, certain of our construction contracts and leases contain co-tenancy provisions that may limit our ability to open newly constructed locations if construction related to our co-tenants’ facilities has not finished. Our forecasts currently anticipate higher revenues in the first and second years of operations for certain of our locations under construction compared to our historical first and second year revenues following the openings of our existing locations, due to the forecasted foot traffic we expect to have at such locations and the anticipation that the new locations will allow us to operate outdoors all year around.

There can be no assurance that current or future construction plans implemented by us will be successfully completed on time, within budget and without design defect, that the necessary personnel and equipment will be available in a timely manner or on reasonable terms to complete construction projects successfully, that we will be able to obtain all necessary governmental approvals, licenses and permits, or that the completion of the construction, the start-up costs and the ongoing operating costs will not be significantly higher than anticipated by us. Any of the foregoing factors could adversely impact our operations and financial condition.

Fixed rental payments account for a significant portion of our operating expenses, which increases our vulnerability to general adverse economic and industry conditions and could limit our operating and financial flexibility.

Payments under our operating leases account for a significant portion of our operating expenses. For example, total rental payments under operating leases were approximately $25.5 million, or 23% of our total revenues, in fiscal 2023. In addition, as of April 30, 2023, we were a party to operating leases requiring future minimum lease payments of approximately $91.6 million in the aggregate through the next five years and approximately $68.0 million in the aggregate thereafter. We expect that we will lease any new locations we open under operating leases. Our substantial operating lease obligations could have significant negative consequences, including:

●	increasing our vulnerability to general adverse economic and industry conditions;

●	limiting our ability to obtain additional financing;
●	requiring a substantial portion of our available cash to be applied to pay our rental obligations, thus reducing cash available for other purposes;
●	limiting our flexibility in planning for or reacting to changes in our business or the industry in which we compete; and
●	placing us at a disadvantage with respect to our competitors.

We depend on cash flow from operations to pay our lease obligations and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities and sufficient funds are not otherwise available to us from borrowings under bank loans or from other sources, we may not be able to service our operating lease obligations, grow our business, respond to competitive challenges or fund our other liquidity and capital needs.

We may not be able to renew real property leases on favorable terms, or at all, and our landlords may not meet their financial obligations to us, either of which may require us to close a location or relocate and could adversely affect our business, results of operations and financial condition.

All locations operated by us as of September 5, 2023 are operated on leased property. The leases typically provide for a base rent plus costs associated with maintenance and taxes and, in some instances, provide for the respective landlord to receive a percentage of the gross receipts above a certain threshold earned at the location governed by such lease. In the event we decide not to renew a lease at a specific location, prior written notice to the landlord is required pursuant to the timeframes prescribed in our various leases. A decision not to renew a lease for a location could be based on a number of factors, including an assessment of the area in which the location is situated and the nature and quality of nearby tenants. In addition, macroeconomic conditions, among other factors, may cause our landlords to be unable to obtain financing or remain in good standing under their existing financing arrangements, resulting in failures to pay required tenant improvement allowances or satisfy other lease covenants to us. We may choose not to renew, or may not be able to renew, certain of such existing leases, including if the capital investment then required to maintain the location is not justified by the return on the required investment. If we are not able to renew the leases at rents that allow such locations to remain profitable as their terms expire, the number of such locations may decrease, resulting in lower revenue from operations, or we may relocate a location (with the precise destination of such new location potentially being subject to restrictive covenants or non-compete provisions contained in certain leases), which could subject us to construction and other costs and risks, including, without limitation, the accelerated repayment of the outstanding balances of any applicable promissory notes or landlord-provided allowances and/or loans. In either case, our business, results of operations and financial condition could be adversely affected.

Increased food commodity and energy costs could decrease our location-level operating profit margins or cause us to limit or otherwise modify our menu, which could adversely affect our business, results of operations and financial condition.

Our profitability depends in part on our ability to anticipate and react to changes in the price and availability of food commodities. Prices may be affected due to market changes, increased competition, the general risk of inflation, shortages or interruptions in supply due to weather, disease or other conditions beyond our control, or other reasons. For example, since 2020, food and other commodity prices have been increasing at a rate higher than that of the recent historical inflation rate. Among other factors, COVID-19 and Russia’s invasion of Ukraine have caused significant supply chain disruptions, which have resulted in changes in the price or availability of certain food products. Other events could increase commodity prices or cause shortages that could affect the cost and quality of the items we buy or require us to further raise prices or limit our menu options. Additionally, the commodity markets will likely continue to increase over time if global warming trends continue and may also become volatile due to climate change and climate conditions, all of which are beyond our control and, in many instances, are extreme and unpredictable (such as more frequent and/or severe fires and hurricanes). Increases in commodity costs, combined with other more general economic and demographic conditions, could impact our pricing and negatively affect our location sales and location-level operating profit margins. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our customers without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate same location sales growth in an amount sufficient to offset inflationary or other cost pressures.

Our profitability also is adversely affected by increases in the price of utilities, such as natural gas, electric, and water, whether as a result of inflation, shortages or interruptions in supply, or otherwise. Our ability to respond to increased costs by increasing prices or by implementing alternative processes or products will depend on our ability to anticipate and react to such increases and other more general economic and demographic conditions, as well as the responses of our competitors and customers. All of these changes may be difficult to predict, and many of these risks beyond our control. Any resulting increased costs for food commodities or energy could adversely affect our business, results of operations and financial condition.

Changes in the cost of labor could harm our business.

Increases in wage and benefits costs, including as a result of increases in minimum wages and other governmental regulations affecting labor costs, may significantly increase our labor costs and operating expenses and make it more difficult to fully staff our restaurants. From time to time, legislative proposals are made to increase the minimum wage at the United States federal, state, and local levels, such as recent minimum wage increases in Cook County, Illinois and the City of Chicago, which came effective July 1, 2023, and California Assembly Bill No. 257, the Fast Food Accountability and Standards Recovery Act, which passed in September 2022 and which proposes to create a council to set, among other things, minimum wages and working condition standards in the broadly defined fast food industry. Other measures, such as the proposed New York State Assembly Bill No. A1710A, seek to phase out the usage of a subminimum wage for restaurant workers. Because we employ a large workforce, any wage increases and/or expansion of benefits mandates will have a particularly significant impact on our labor costs. In addition, our suppliers, distributors, and business partners may be similarly impacted by wage and benefit cost inflation. For example, New York City recently instituted an increase in the minimum wage for delivery workers that deliver on behalf of third-party food delivery services, which is currently being challenged by certain third-party delivery apps. If such trends continue, our suppliers, distributors, and business partners may increase their prices for goods and services in order to offset their increasing labor costs.

In addition, Chicago has implemented a “fair workweek” ordinance, which requires food service employers to provide employees with specified notice in scheduling changes and pay premiums for changes made to employees’ schedules, among other requirements. Similar legislation may be enacted in other jurisdictions in which we operate, and in jurisdictions where we may enter in the future, and such regulatory structures, in turn, could result in missed corporate opportunities due to diverted management attention, as well as increased costs, both in terms of ongoing compliance and resolution of alleged violations. Such regulations are often complex to administer and have evolved over time and may continue to do so.

Our inability to identify qualified individuals for our workforce could slow our growth and adversely impact our ability to operate our locations.

We believe that our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified managers and team members to meet the needs of our existing locations and to staff new locations. A sufficient number of qualified individuals to fill these positions and qualifications may be in short supply in some geographic areas. Competition in those areas for qualified team members could require us to pay higher wages and provide greater benefits, especially in times of robust regional or national economic conditions. Any inability to recruit and retain qualified individuals may result in higher turnover and increased labor costs and could compromise the quality of our service, all of which could adversely affect our business, results of operations and financial condition. Any such inability could also delay the planned openings of new locations and could adversely impact our existing locations. Any such inability to retain or recruit qualified team members, increased costs of attracting qualified employees or delays in locations openings could adversely affect our business, results of operations and financial condition.

The COVID-19 pandemic created staffing complexities for us and other restaurant operators and, on March 15, 2020, as a result of the pandemic, all operations at our locations were temporarily suspended. We have since reopened all of our locations in a new environment, filled with increased complexity for our employees and managers, a decreased applicant pool for all positions, safety concerns and ongoing staff call-outs and exclusions due to illness. Despite the removal of COVID-19 restrictions, there remains an aggressive competition for talent, wage inflation and pressure to improve benefits and workplace conditions to remain competitive, and the pandemic perpetuated an ongoing labor shortage and heightened labor relations issues. Due to future pandemics or natural disasters, we could experience a further shortage of labor and decrease in the pool of available qualified talent for key functions. Our existing wages and benefits programs, combined with the challenging conditions remaining after the COVID-19 pandemic, the volatile macroeconomic environment and the highly competitive wage pressure resulting from the current labor shortage, may be insufficient to attract and retain the best talent.

Furthermore, maintaining appropriate staffing and hiring and training new staff requires precise workforce planning, which has become more complex due to, among other things:

●	significant staffing and hiring issues in the restaurant industry throughout the country, which were exacerbated by the COVID-19 pandemic;

●	laws related to wage and hour violations or predictive scheduling, such as “fair workweek” or “secure scheduling” ordinances in certain geographic areas where we operate;
●	low levels of unemployment, which has resulted in aggressive competition for talent, wage inflation, and pressure to improve benefits and workplace conditions to remain competitive; and
●	the so-called “great resignation” trend.

Our failure to recruit and retain new employees in a timely manner or higher employee turnover levels all could affect our ability to open new locations and grow sales at existing locations, and we may experience higher than projected labor costs.

The COVID-19 pandemic had a material adverse impact on our business, results of operations, liquidity and financial condition. Future outbreaks of COVID-19, other contagious diseases or other adverse public health developments in the United States or worldwide could have similar impacts on our business.

The COVID-19 pandemic had a material adverse impact on our business and results of operations in fiscal 2020 and 2021. At the peak of the COVID-19 outbreak in fiscal 2021, as a result of the pandemic, all operations at our locations were temporarily suspended. As our locations re-opened following approximately four months of closure, we experienced comparable store sales declines and reduced revenues compared to pre-pandemic operations due to modified operating hours, occupancy restrictions and reduced customer traffic. Specifically, our revenue decreased from approximately $66.1 million in fiscal 2020 to $25.0 million in fiscal 2021. It remains difficult to predict future outbreaks, including new variants of COVID-19 or similar public health threats, their impact on our business or the broader economy, how consumer behavior may change and whether such changes would be temporary or permanent. Additionally, prolonged volatility or significant disruption of global financial markets due to a resurgence of COVID-19 or the emergence of another unforeseen pandemic could have a negative impact on our ability to access capital markets and other funding sources, on acceptable terms or at all, and impede our ability to comply with debt covenants or our ability to obtain additional waivers or amendments, if necessary, and we could also incur additional impairment charges of our long-lived assets, goodwill or other intangibles, which may have a significant or material impact on our financial results.

Changes in economic conditions could materially affect our business, financial condition and results of operations.

Any significant decrease in consumer confidence, or periods of economic slowdown or recession and higher inflation rates could lead to a curtailing of discretionary spending, which in turn could reduce our revenues and results of operations. Our business is dependent upon consumer discretionary spending and, therefore, is affected by consumer confidence as well as the future performance of the economy. As a result, our results of operations are susceptible to economic slowdowns and recessions. Job losses, home foreclosures, investment losses in the financial markets, personal bankruptcies, credit card debt and home mortgage and other borrowing costs, declines in housing values, reduced access to credit, adverse economic or market conditions due to inflation and long-term changes in consumer behavior resulting from a resurgence of COVID-19 or the emergence of another unforeseen pandemic, amongst other factors, may result in lower levels of customer traffic in our locations, a decline in consumer confidence and a curtailing of consumer discretionary spending. We believe that consumers generally are more willing to make discretionary purchases during periods in which favorable economic conditions prevail. If economic conditions worsen, we could see deterioration in customer traffic or a reduction in the average amount customers spend in our locations. This could result in a reduction of staff levels, changes to our hours of operation, asset impairment charges and potential location closures, on a temporary or a permanent basis, as well as a deceleration of new location openings, any of which could adversely impact our revenues and results of operations.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success. We must protect and grow the value of our brand in order for us to continue to be successful. Any incident that erodes our reputation or consumer perception of our brand could significantly reduce its value and damage our business.

We may be adversely affected by any negative publicity, regardless of its accuracy, including with respect to:

●	food safety concerns, including food tampering or contamination;
●	food-borne illness incidents;
●	the safety of the food commodities we use;

●	customer injury and the perceived safety of our entertainment offerings;
●	security breaches of confidential customer or employee information;
●	employment-related claims relating to alleged employment discrimination, wage and hour violations, labor standards or healthcare and benefit issues; or
●	government or industry findings concerning our locations, restaurants operated by other foodservice providers or others across the food industry supply chain.

Also, there has been an increase in the use of social media and other platforms for online communications that provide individuals with access to a broad audience of consumers and other interested persons. Any negative publicity may be amplified by the use of platforms that enable guests to review our entertainment offerings, restaurants and food, such as TripAdvisor and Yelp, among others. The availability of information on social media and other online communications platforms, and the impact of such information, can be virtually immediate. Many social media and other communications platforms immediately publish the content their subscribers and participants can post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our Company may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction.

Ultimately, the risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, results of operations and financial condition.

Food safety and food-borne illness incidents may have an adverse effect on our business by not only reducing demand but also increasing operating costs.

Food-borne illnesses and other food safety issues have occurred in the food industry in the past and could occur in the future. A negative report or negative publicity, whether related to one of our locations or to a competitor in the industry, may have an adverse impact on demand for our food and could result in decreased customer traffic to our locations, including as a result of a decrease in event bookings. A decrease in customer traffic to our locations as a result of these health concerns or negative publicity could materially harm our reputation, business, results of operations and financial condition.

Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple locations would be affected rather than a single location. We cannot assure you that all food items will be properly maintained during transport throughout the supply chain, that such food items have not been tampered with and that our employees will identify all products that may be spoiled and should not be used in our locations. If our customers become ill from food-borne illnesses, we could be forced to temporarily close some locations. Furthermore, any instances of food contamination, whether or not at our locations, could subject us or our suppliers to a food recall pursuant to provisions enacted by the United States Food and Drug Administration’s (the “FDA”).

Shortages or interruptions in the supply or delivery of food products or other supplies could adversely affect our business, results of operations and financial condition.

We are dependent on frequent deliveries of food products and other supplies that meet our specifications. Shortages or interruptions in the supply of these products caused by problems in production or distribution, inclement weather, unanticipated demand or other conditions have adversely affected in the past, and could adversely affect in the future, the availability, quality and cost of ingredients, which would adversely affect our business, results of operations and financial condition.

We have one principal supplier and a limited number of other suppliers and distributors for our food products and other supplies. If our suppliers or distributors are unable to fulfill their obligations under our arrangements with them, we could encounter supply shortages and incur higher costs.

We depend on Sysco Corporation (“Sysco”) as our principal supplier of food products and on Edward Don & Company (“Edward Don”) as our principal supplier of restaurant equipment and supplies and have a limited number of other suppliers and distributors for our food products and other supplies, and the cancellation of our arrangements with these suppliers or distributors or the disruption, delay or inability of these suppliers or distributors to deliver such products to our locations may adversely affect our business, results of operations and financial condition while we establish alternative distribution channels. Our current Master Services Agreement with Sysco, dated January 1, 2023 (the “Master Services Agreement”), has a three-year term and may be terminated upon the earlier of (1) ninety (90) days written notice by either Sysco or Pinstripes for a breach by the other party of any material provision of the Master Services Agreement, unless such breach is cured within such ninety (90) day period, (2) immediately by Sysco if Pinstripes fails to pay any amounts due to Sysco or if Sysco determines, in its sole judgment, that circumstances exist that will materially affect Pinstripes’ ability to meet its financial obligations as they come due or (3) upon not less than sixty (60) days written notice by Sysco if it determines that certain of Pinstripes’ assumptions under the Master Services Agreement are not materially met. Our current Distribution Agreement with Edward Don, dated May 17, 2010, had an initial three-year term and is automatically renewable for successive one year periods unless either party gives the other 90 days written notice of its intent not to renew.

In addition, if our suppliers or distributors fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. A labor strike at our suppliers or distributors could also cause their operations to be disrupted or delayed. We cannot assure you that we would be able to find replacement suppliers or distributors on commercially reasonable terms or on a timely basis, if at all.

If our suppliers or distributors are unable to fulfill their obligations under their contracts or we are unable to identify alternative sources, we could encounter supply shortages and incur higher costs, each of which could adversely affect our business, results of operations and financial condition.

Our procurement of bowling and other equipment is dependent upon a few suppliers.

Our ability to continue to procure bowling and other equipment for our existing and future locations is important to our business strategy. The number of suppliers from which we can purchase such equipment is limited. To the extent that the number of suppliers declines, we could be subject to the risk of distribution delays, pricing pressure, lack of innovation and other associated risks, which could adversely affect our business, results of operations and financial condition.

Local conditions, events, adverse weather conditions and natural disasters could adversely affect our business.

Certain of the regions in which our locations are located have been, and may in the future be, subject to adverse local conditions, events, adverse weather conditions, or natural disasters, such as earthquakes, floods and hurricanes. Depending upon its magnitude, a natural disaster could severely damage our locations, which could adversely affect our business, results of operations or financial condition. Our property and business interruption insurance may not be sufficient if there is a major disaster. In addition, upon the expiration of our current insurance policies, adequate insurance coverage may not be available at reasonable rates, or at all.

Our expansion into new markets may present increased risks due to our unfamiliarity with the area.

Some of our new locations will be situated in areas where we have little or no meaningful experience. Locations we open in new markets may take longer to reach expected sales and profit levels on a consistent basis, may be less profitable on average than our existing locations and may have higher construction, occupancy or operating costs than locations we open in existing markets. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments in advertising and promotional activity or alter our marketing strategies in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our values. As a result, these new locations may be less successful or may achieve target location-level operating profit margins at a slower rate, if ever. If we do not successfully execute our plans to enter new markets or do not do so in a cost-effective manner, our business, results of operations and financial condition could be adversely affected.

As part of our growth strategy, we may pursue growing our business internationally, and the risks of doing business internationally could increase our costs, reduce our profits or disrupt our business.

As part of our growth strategy, we may pursue opening locations internationally. We currently have no international locations, and as a result, we have no experience operating our business in international markets. Our ability to expand internationally will depend on the acceptance of our dining and entertainment concept in non-U.S. markets and on the adoption of consumer trends away from traditional brick-and-mortar retailers towards experiential shopping environments in such non-U.S. markets. It will also depend on the availability of high-quality real estate in international markets and our ability to lease property on terms acceptable to us. In addition, if we expand internationally, we will become subject to the risks of doing business outside the United States, including:

●	changes in foreign currency exchange rates or currency restructurings and hyperinflation or deflation in the countries in which our licensees operate;
●	the imposition of restrictions on currency conversion or the transfer of funds or limitations on our ability to repatriate non-U.S. earnings in a tax effective manner;
●	the presence and acceptance of varying levels of business corruption in international markets;
●	the ability to comply with, or the impact of complying with, complex and changing laws, regulations and policies of foreign governments that may affect investments or operations, including foreign ownership restrictions, import and export controls, tariffs, embargoes, intellectual property, licensing requirements and regulations, increases in taxes paid and other changes in applicable tax laws;
●	the difficulties involved in managing an organization doing business in many different countries;
●	the ability to comply with, or the impact of complying with, complex and changing laws, regulations and economic and political policies of the U.S. government, including U.S. laws and regulations relating to economic sanctions, export controls and anti-boycott requirements;
●	increases in anti-American sentiment and the identification of the licensed brand as an American brand;
●	the effect of disruptions caused by severe weather, natural disasters, outbreak of disease or other events that make travel to a particular region less attractive or more difficult; and
●	political and economic instability; and
●	armed conflicts, such as the ongoing conflict between Russia and Ukraine.

Any or all of these factors may adversely affect the performance of future locations in international markets. In addition, the economy of any region in which our international locations are located may be adversely affected to a greater degree than that of other areas of the country or the world by certain developments affecting industries concentrated in that region or country. While these factors and the impact of these factors are difficult to predict, any one or more of them could lower our revenues, increase our costs, reduce our profits or disrupt our business.

New locations, once opened, may not be profitable, and the performance of our existing locations may not be indicative of future results.

Our results have been, and in the future may continue to be, significantly impacted by the timing of new location openings (often dictated by factors outside of our control), including landlord and real estate developer delays, associated location pre-opening costs and operating inefficiencies, as well as changes in our geographic concentration due to the opening of new locations. Our experience has been that labor and operating costs associated with newly opened locations for the first several months of operation are generally higher than costs associated with our existing locations, both in aggregate dollars and as a percentage of locations’ sales. We may incur additional costs in new markets, particularly for labor, as well as marketing, which may impact the profitability of those locations as compared to our existing locations. Accordingly, the volume and timing of new location openings may adversely impact our business, results of operations and financial condition.

Although we target specified operating and financial metrics, new locations may not meet these targets or may take longer than anticipated to do so. Any new locations we open may not be profitable or achieve operating results similar to those of our existing locations, which could adversely affect our business, results of operations and financial condition.

Our failure to manage our growth effectively could harm our business and operating results.

Our growth plan includes the addition of a significant number of new locations. Our existing management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain management and operating personnel, particularly in new markets. We may not be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure, or be able to hire or retain the necessary management and operating personnel, which could harm our business, financial condition or results of operations. These demands could cause us to operate our existing business less effectively, which in turn could cause a deterioration in the financial performance of our existing locations.

Our plans to open new locations, and the ongoing need for capital expenditures at our existing locations, may require additional capital.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges or opportunities, including the need to open additional locations, develop new menu items or enhance our existing menu items, to enhance our operating infrastructure, and to satisfy the costs associated with being a public company following the completion of the Business Combination. Accordingly, we may need to engage in equity or debt financings to secure additional funds, and the amount of capital required to fund our operations may be affected by the costs and expenditures incurred pursuant to, and the net cash received upon the consummation of, the Business Combination. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on our founder and will depend on other key personnel.

We depend on the leadership and experience of our founder and CEO, Dale Schwartz. Our development, success and growth to date has been, and we expect our future success and growth to be, highly dependent upon the personal efforts of Mr. Schwartz, and we expect our future success and growth will also be dependent on the efforts of other key employees, including individuals we hire in connection with and following the Business Combination. The loss of the services of Mr. Schwartz or any of our other key employees could adversely affect our business, results of operations and financial condition, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We do not maintain key man life insurance on Mr. Schwartz or any other key employees. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel, including, but not limited to, a Chief Financial Officer and a Chief Marketing Officer. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Unionization activities could disrupt our operations and affect our profitability.

Efforts to unionize have been increasing in the restaurant and food services industry. Although none of our employees are currently covered under collective bargaining agreements, our employees may elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, our business, results of operations and financial condition could be adversely affected. In addition, a labor dispute related to union organizing efforts involving some or all of our employees may harm our reputation, disrupt our operations and reduce our revenues, and resolution of disputes may increase our costs. Further, if we enter into a new market with unionized construction companies, construction and build out costs for new locations in such markets could materially increase.

Our business is subject to seasonal and quarterly fluctuations.

Our revenues are influenced by seasonal shifts in consumer spending. Typically, our average sales per location are highest in the holiday season (specifically the period from the last week of November to the second week of January) and summer and lowest in the winter and the fall (other than during the holiday season). This seasonality is due to increases in spending and private events in the holiday season, followed by continued increased activity as weather improves in the spring and summer. The fall and winter are our lowest sales seasons due to the fact that the weather is typically deteriorating and children are returning to school. However, throughout fiscal 2021, a variety of factors, including the impacts of COVID-19 on our business, government actions taken to respond to COVID-19 and to stimulate the United States’ recovery from COVID-19, and changing consumer preferences have caused fluctuations in our sales volumes that are different than our typical seasonality. Holidays, changes in the economy, severe weather and similar conditions may impact sales volumes seasonally in some operating regions. In addition, we operate on a 52-week or 53-week fiscal year ending on the last Sunday of April. In our 52-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains sixteen weeks. In our 53-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains seventeen weeks. In addition, year-over-year comparisons can be affected by differences in our fiscal years. As a result of these factors and the differences among our fiscal quarters, our quarterly operating results and comparable restaurant sales, as well as our key performance measures, may fluctuate significantly from quarter to quarter and our results for any one quarter are not indicative of any other quarter.

Because many of our locations are concentrated in local or regional areas, we are susceptible to economic and other trends and developments, including adverse weather conditions, in those areas.

Our financial performance is highly dependent on our locations in the Midwest and Northeast. As a result, adverse economic conditions in any of these areas could adversely affect our business, results of operations and financial condition. In addition, given our current geographic concentrations, negative publicity regarding any of our locations in these areas could adversely affect our business, results of operations and financial condition, as could other regional occurrences such as local strikes, terrorist attacks, crime, increases in energy prices, inclement weather or natural or man-made disasters. In particular, adverse weather conditions, such as regional winter storms, floods, severe thunderstorms and tornados, could negatively impact our results of operations. Temporary or prolonged location closures may occur and customer traffic may decline due to the actual or perceived effects of future weather related events.

Changes in consumer preferences and buying patterns could negatively affect our results of operations.

The success of our stores depends in large part on leased properties primarily located near high-density retail areas such as regional malls, lifestyle centers, big box shopping centers and entertainment centers. We depend on a high volume of visitors at these centers to attract customers to our locations. As demographic and economic patterns change, current locations may or may not continue to be attractive or profitable. In addition, the gaming, restaurant and events aspects of our business have varying margins, and changes in consumer behavior affect our sales mix, which may affect our results of operations. E-commerce or online shopping continues to increase and negatively impact consumer traffic at traditional “brick and mortar” retail sites located in regional malls, lifestyle centers, big box shopping centers and entertainment centers, resulting in the closure of large department stores that were once the anchor tenants of shopping malls and retail centers. We are currently seeking to capitalize on the current dislocation in the retail industry by providing an alternative for consumers seeking engaging experiences. If consumer behavior does not continue to evolve in the ways we have projected or if we otherwise are unable to accomplish our goal, our sales could be negatively affected.

Our marketing strategies and channels will evolve and may not be successful.

Pinstripes is a small but growing brand. We incur costs and expend other resources in our marketing efforts to attract and retain customers. Our marketing strategy includes public relations, digital and social media, promotions, and in-location messaging, which require less marketing spend as compared to traditional marketing programs. As the number of our locations increases, and as we expand into new markets, we expect to increase our investment in advertising and consider additional promotional activities. Accordingly, in the future, we will incur greater marketing expenditures. Some of our marketing initiatives may not be successful, and marketing efforts that may have been successful in some markets may not be as successful in others, resulting in expenses incurred without the benefit of higher revenues. While we utilize an online reservation system provider, we do not generally offer reservations through the leading third-party online reservation platforms, which may reduce awareness of our brand and necessitate additional efforts to drive customers to our locations. Additionally, some of our competitors have greater financial resources, which enable them to spend significantly more on marketing and advertising than we are able to at this time. Should our competitors increase spending on marketing and advertising or our marketing funds decrease for any reason, or should our advertising and promotions be less effective than those of our competitors, our business, results of operations and financial condition could be adversely affected.

Legislation and regulations requiring the display and provision of nutritional information for our menu offerings, and new information or attitudes regarding diet and health or adverse opinions about the health effects of consuming our menu offerings, could affect consumer preferences and negatively impact our business, financial condition and results of operations.

Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the health effects of consuming our menu offerings. These changes have resulted in, and may continue to result in, the enactment of laws and regulations that impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings.

For example, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information to customers, or have enacted legislation restricting the use of certain types of ingredients in restaurants. Furthermore, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) establishes a uniform, federal requirement for chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to post certain nutritional information on their menus. Specifically, the PPACA amended the Federal Food, Drug and Cosmetic Act to require certain chain restaurants to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The PPACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information. The PPACA further permits the FDA to require covered restaurants to make additional nutrient disclosures, such as disclosure of trans-fat content. As we expand, we anticipate we will be become subject to the requirements of the PPACA in the near future, and an unfavorable report on, or reaction to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings.

We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or our ability to successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu-labeling laws could have an adverse effect on our results of operations and financial position, as well as the hospitality industry in general.

Our insurance may not provide adequate levels of coverage against claims.

We maintain various insurance policies for employee health, workers’ compensation, general liability and property damage. Although we believe that we maintain insurance customary for businesses of our size and type, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Additionally, our insurance policies may be insufficient to compensate us for any losses that we may incur. Any such losses could adversely affect our business, results of operations and financial condition.

If we fail to develop and implement new technology, products and services, adapt our products and services to changes in technology and marketplace requirements, or if our ongoing efforts to upgrade our technology, products and services are not successful, we could lose customers.

Our growth strategy depends in part on developing and expanding the technological capabilities of our entertainment offerings. We may be unsuccessful in expanding our technological capabilities in connection with our bowling and bocce options. In addition, we have experienced delays in implementing certain technologies into our operations, such as projection mapping and tracer technology for our bowling lanes and bocce courts, and we may face continued delays in the future. If new technologies are developed by our competitors that displace our traditional entertainment options, we may be unsuccessful in adequately responding to customer practices and we may lose customers.

We expect to rely on third parties to develop or co-develop new technology. We may not be able to enter into such relationships on attractive terms, or at all, and these relationships may not be successful. In addition, partners, some of whom may be our competitors or potential competitors, may choose to develop competing solutions on their own or with third parties.

Following the closing of the Business Combination, we may engage in merger and acquisition activities, joint ventures and other strategic ventures and investments that could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our results of operations.

Following the closing of the Business Combination, as part of our business strategy, we may seek to engage in merger and acquisition activities, joint ventures and other strategic ventures and investments. However, we may not be able to find suitable acquisition, joint venture or other strategic venture or investment candidates and we may not be able to complete acquisitions, joint ventures or other strategic ventures or investments on favorable terms, if at all, in the future. If we do complete acquisitions, joint ventures, strategic ventures or investments, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions, joint ventures, strategic ventures or investments we complete could be viewed negatively by members or investors. In addition, any acquisition, joint venture, strategic venture, investment or business relationship may result in unforeseen operating difficulties and expenditures, particularly if we cannot retain the key personnel of an acquired company, including disrupting our ongoing operations, diverting management from their primary responsibilities, subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition and results of operations. The integration of acquisitions requires time and focus from our management team and may divert attention from the day-to-day operations of our business. We may not successfully integrate acquisitions we may make. Our business may be negatively impacted following an acquisition if we are unable to effectively manage our expanded operations. In addition, even if our operations are integrated successfully with acquired companies, we may not realize the full benefits of the acquisition, including the synergies, operating efficiencies or sales or growth opportunities that are anticipated.

Moreover, we may be exposed to unknown liabilities, and the anticipated benefits of any acquisition, joint venture, strategic venture, investment or business relationship may not be realized, if, for example, we fail to successfully integrate such acquisitions, joint ventures or strategic ventures, or the technologies or products associated with such transactions, into our company. Unforeseen negative impacts of any acquisition, joint venture, strategic venture, investment or business relationship could have a negative impact on our brands, reputation, competitive position or customer relationships, or cause a diversion of management attention. To pay for any such transactions, we may have to use cash, incur debt or issue equity securities, each of which may affect our financial condition or the value of our capital stock and could result in dilution to our stockholders. If we incur more debt, our fixed obligations will increase, and we could also subject ourselves to covenants or other restrictions that could impede our ability to manage our operations and impose restrictions on our capital raising activities, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not successfully evaluate or utilize an acquired business or technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business, and could have an adverse effect on our business, financial condition, and results of operations.

Our substantial indebtedness could have important adverse consequences and adversely affect our business, financial condition and results of operations.

We have a significant amount of indebtedness. As of April 30, 2023, we had a total indebtedness of $36.1 million under a variety of credit facilities and other instruments which include, but are not limited to, the following:

●	On March 7, 2023, we borrowed $22.5 million of the $35 million total available under a facility with Silverview Credit Partners LP (the “Silverview Term Loan”), which loan bears an interest rate per annum equal to 15.00%, is disbursable in two tranches and matures on June 7, 2027. Under the Silverview Term Loan, we are subject to financial covenants, as well as to customary events of default that, if triggered, could result in acceleration of the maturity of the Silverview Term Loan. The Silverview Term Loan contains negative covenants restricting our activities, including limitations on: dispositions; mergers or acquisitions; incurring indebtedness or liens; paying dividends or redeeming stock or making other distributions; making certain investments; and engaging in certain other business transactions.
●	On April 19, 2023, we borrowed $11.5 million under an equipment term loan with GCP II Agent, LLC (the “Granite Creek Term Loan”), which loan bears an interest rate per annum equal to 12.00% and matures on April 19, 2028.
●	In November 2019, we entered into seven notes payable with Ascentium Capital LLC with the outstanding principal of $127,000 and $180,000 as of April 30, 2023 and April 24, 2022, respectively, that all mature on November 14, 2024. The notes are payable in monthly installment payments ranging from $600 and $800, including interest at the fixed rate of 8.50% as of each of April 30, 2023, April 24, 2022 and April 25, 2021.

See Note 9-“Long-term Financing Agreements” to the audited consolidated financial statements of Pinstripes included elsewhere in this joint proxy statement/consent solicitation statement/prospectus for further information related to our indebtedness. We may seek additional debt financing as needed to support our business and pursue our growth strategy.

Our level of debt could have important consequences, including making it more difficult for us to satisfy our obligations with respect to our debt, limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements, requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes, increasing our vulnerability to adverse changes in general economic, industry and competitive conditions, exposing us to the risk of increased interest rates, limiting our flexibility in planning for, and reacting to, changes in the industries in which we compete, placing us at a disadvantage compared to other, less leveraged competitors, increasing our cost of borrowing and hampering our ability to execute on our growth strategy.

Our management has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results may be affected, and such failure may adversely affect investor confidence and business operations.

In connection with the audits of Pinstripes’ financial statements for the years ended April 30, 2023, April 24, 2022 and April 25, 2021, material weaknesses in Pinstripes’ internal control over financial reporting were identified in relation to (i) our financial statement close process, (ii) our lease accounting processes and (iii) the maintenance and accuracy of our outstanding equity information and accounting for stock based compensation. The material weakness related to our financial statement close process resulted from a lack of adequate policies, procedures, controls and sufficient technical accounting personnel to appropriately analyze, record, and disclose accounting matters for routine and non-routine transactions timely and accurately. This material weakness contributed to the material weakness related to our lease accounting process, which related to the design of the controls relating to the identification and assessment of lease agreement terms and conditions, assessment of lease modifications and related accounting treatment as well as to the material weakness related to the design of controls in respect of issuing, tracking, and maintaining accurate ledgers as to authorized, issued and outstanding shares, and warrants and calculations of stock based compensation. This resulted in errors in our accounting records related to our lease obligations, occupancy costs, right of use assets and related financial statement disclosures, along with errors in share capital amounts and stock based compensation, all of which were corrected in connection with the issuance of the consolidated audited financial statements of the Company for fiscal year 2023.

The identified material weaknesses, if not corrected, could result in a material misstatement to New Pinstripes’ consolidated financial statements that may not be prevented or detected. Given that Pinstripes operated as a private company prior to the Business Combination, it did not have the necessary formalized processes to effectively implement review controls within its internal control over financial reporting.

Regulatory and Legal Risks

We are subject to many federal, state and local laws with which compliance is both costly and complex.

As a dining and entertainment business, we are subject to extensive federal, state and local laws and regulations, including health care legislation, building and zoning requirements and laws and regulations relating to the preparation and sale of food. Such laws and regulations are subject to change from time to time. The failure to comply with these laws and regulations could adversely affect our operating results. Typically, licenses, permits and approvals under such laws and regulations must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. During the COVID-19 pandemic, the timeline for obtaining licenses and permits increased significantly. Difficulties or failure to maintain or obtain the required licenses, permits and approvals could adversely affect our existing locations and delay or result in our decision to cancel the opening of new locations, which would adversely affect our business, results of operations and financial condition.

The development and operation of locations depend, to a significant extent, on the selection of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards.

We are subject to the Americans with Disabilities Act (the “ADA”), which, among other things, requires our locations to meet federally mandated requirements for the disabled. The ADA prohibits discrimination in employment and public accommodations on the basis of disability. Under the ADA, we could be required to expend funds to design or modify our locations to provide service to, or make reasonable accommodations for the employment of, disabled persons. We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters as minimum wages, overtime, unemployment tax rates, workers’ compensation rates, citizenship requirements and other working conditions. In California, we are subject to the Private Attorneys General Act, which authorizes employees to file lawsuits to recover civil penalties on behalf of themselves, other employees and the State of California for labor code violations.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, could adversely affect our business, results of operations and financial condition. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Compliance with all of these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.

Our business is subject to risks related to our sale of alcoholic beverages.

We currently serve alcoholic beverages at all of our locations. Alcoholic beverage control regulations generally require our locations to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our locations, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. Any future failure to comply with these regulations and obtain or retain licenses could adversely affect our business, results of operations and financial condition.

We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, such litigation could adversely affect our business, results of operations and financial condition. A judgment significantly in excess of our insurance coverage or not covered by insurance could adversely affect our business, results of operations and financial condition.

Higher health care costs and labor costs could adversely affect our business, results of operations and financial condition.

Pursuant to the PPACA, we are required to provide affordable coverage, as defined in the PPACA, to all employees or otherwise be subject to a payment per employee based on the affordability criteria in the PPACA. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. Increased health care and insurance costs could adversely affect our business, results of operations and financial condition. In addition, changes in federal or state workplace regulations could adversely affect our business, results of operations and financial condition.

We have a substantial number of hourly employees who are paid wage rates at or based on the applicable federal or state minimum wage and increases in the minimum wage will increase our labor costs and the labor costs of our franchisees. Additionally, we operate in states and localities where the minimum wage is significantly higher than the federal minimum wage and in such areas our staff members receive minimum compensation equal to the state’s or locality’s minimum wage. In other geographic areas, some of our staff members may be paid a tip credit wage that is supplemented by gratuities received from our customers. We rely on our employees to accurately disclose the full amount of their tip income, and we base our Federal Insurance Contributions Act tax reporting on the disclosures provided to us by such employees. Increases in the tip credit minimum wage in these states or localities, or under federal law, may have a material adverse effect on our labor costs, and our financial performance. Increases in federal or state minimum wage may also result in increases in the wage rates paid for non-minimum wage positions. We may be unable to increase our menu prices in order to pass future increased labor costs on to our customers, in which case our operating margins would be negatively affected. If menu prices are increased by us or our franchisees to cover increased labor costs, the higher prices could adversely affect demand for our menu items, resulting in lower sales and decreased franchise revenues.

Various other federal and state labor laws govern our relationships with our employees and affect operating costs. These laws govern matters such as employee classifications as exempt or non-exempt, unemployment tax rates, workers’ compensation rates, overtime, family leave, safety standards, payroll taxes, minimum wage requirements, predictive and/or advanced scheduling requirements, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. Complying with these laws and regulations subjects us to substantial expense and non-compliance could expose us to significant liabilities. In the event of legal challenges to our compliance with these laws, we could incur legal costs to defend, and we could suffer losses from such challenges, and the amount of potential losses or costs could be significant. In addition, several states and localities in which we operate and the federal government have, from time to time, enacted minimum wage increases, changes to eligibility for overtime pay, paid sick leave and mandatory vacation accruals, and similar requirements. These changes have increased our labor costs and may have a further negative impact on our labor costs in the future. See the risk factor entitled “Changes in the cost of labor could harm our business” for further information.

Failure to comply with environmental laws, particularly regarding waste management, may negatively affect our business.

We are subject to various federal, state and local laws and regulations concerning waste minimization, recyclables, disposal, pollution, protection of the environment and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances.

These environmental laws, which typically vary significantly at the local level, provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. Compliance with these regulations become increasingly more complicated as we expand into additional markets. Particularly in light of our focus on environmental sustainability and social impact, environmental conditions relating to releases of hazardous substances at a prior, existing or future restaurant could have an adverse effect on our brand and reputation, business, financial condition and results of operations. Further, environmental laws, and the administration, interpretation, and enforcement thereof, are subject to change and may become more stringent in the future, each of which could make our waste management more complex and have an adverse effect on our business, financial condition, and results of operations.

We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely heavily on information systems, including point-of-sale processing in our locations, for management of our supply chain, accounting, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our operations depend upon our ability to manage and protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, security vulnerabilities, viruses and other disruptive problems. The failure of these systems to operate effectively, maintenance problems, delays in or failure to remediate technical or security issues or vulnerabilities, upgrading or transitioning to new platforms, expanding our systems as we grow or a breach in security of these systems could result in interruptions to or delays in our business and customer service, reduce efficiency in our operations, and/or regulatory investigations or action and litigation. If our information technology systems fail, or if our business interruption insurance does not sufficiently compensate us for any losses that we may incur, our revenues and profits could be reduced and the reputation of our brand and our business could be materially adversely affected. In addition, remediation of such problems could result in significant, unplanned capital investments or changes to our operations.

Security breaches of confidential customer information, in connection with our electronic processing of credit and debit card transactions or otherwise, or confidential employee information, may adversely affect our business, results of operations and financial condition.

Our business requires the collection, transmission and retention of large volumes of customer and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that are maintained by third parties with whom we contract to provide services. The integrity and protection of that customer and employee data is critical to us. Further, our customers and employees have a high expectation that we and our service providers will adequately protect their personal information.

The information, security and privacy requirements imposed by governmental regulation and industry standards are increasingly demanding and rapidly changing. We need to make additional investments of capital, resources and time in order to satisfy existing requirements or changing requirements and customer and employee expectations. Even after we make such investments, our systems, policies and processes may not be able to satisfy existing requirements or changing requirements and customer and employee expectations. Efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, delays in or failure to remediate technical or security issues or vulnerabilities, viruses and malware, security vulnerabilities in systems or processes, operator error or inadvertent releases of data may all threaten our and our service provider’s information systems and records. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems or exposure of our proprietary data, including personal information, resulting in operational inefficiencies, legal obligations, and a loss of revenues or profits. Additionally, a significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims from customers and employees and other legal proceedings, including regulatory investigations and actions, and liability for failure to comply with privacy and information security laws or industry standards, which could disrupt our operations and damage our reputation and otherwise adversely affect our business, results of operations and financial condition.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business, results of operations and financial condition.

Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, proprietary products and other intellectual property, including our name and logos and the unique character and atmosphere of our locations. We rely on trademark and trade secret laws, as well as license agreements, to protect our intellectual property. Nevertheless, our competitors may develop similar menu items and concepts, and adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and other intellectual property.

The success of our business depends on our continued ability to use our existing trademarks and service marks to increase brand awareness and further develop our brand in domestic markets. We have registered and applied to register trademarks and service marks in the United States. We may not be able to adequately protect our trademarks and service marks, and our competitors and others may successfully challenge the validity and/or enforceability of our trademarks and service marks and other intellectual property. The steps we have taken to protect our intellectual property may not be adequate.

If our efforts to maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brand may be harmed, which could have a material adverse effect on our business and might prevent our brand from achieving or maintaining market acceptance.

From time to time, we may also be required to institute litigation to enforce our trademarks, service marks and other intellectual property. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our intellectual property rights.

Third parties may also assert that we infringe, misappropriate or otherwise violate their intellectual property and may sue us for intellectual property infringement. Even if we are successful in defending ourselves in any such proceedings, we may incur substantial costs, and the time and attention of our management and other personnel may be diverted in pursuing these proceedings. If a court finds that we infringe a third party’s intellectual property, we may be required to pay damages and/or be subject to an injunction. With respect to any third party intellectual property that we use or wish to use in our business (whether or not asserted against us in litigation), we may not be able to enter into licensing or other arrangements with the owner of such intellectual property at a reasonable cost or on reasonable terms.

Changes to estimates related to our property, fixtures and equipment or operating results that are lower than our current estimates at certain locations may cause us to incur impairment charges on certain long-lived assets, which may adversely affect our business, results of operations and financial condition.

In accordance with accounting guidance as it relates to the impairment of long-lived assets, we make certain estimates and projections with regard to individual location operations, as well as our overall performance, in connection with our impairment analyses for long-lived assets. If an impairment indicator was deemed to exist for a location, the estimated undiscounted future cash flows would be compared to the carrying value of the asset group related to the location. If the carrying value exceeds the undiscounted cash flows, an impairment charge is recognized equal to the difference between the carrying value and the fair value of the asset group. The projections of future cash flows used in these analyses require the use of judgment and a number of estimates and projections of future operating results. If actual results differ from our estimates, additional charges for asset impairments may be required in the future.

Fluctuations in our tax obligations and effective tax rate and realization of our deferred tax assets may result in volatility of our operating results.

We are subject to income taxes federally and in various states. We record tax expense based on our estimates of future payments, which may include reserves for uncertain tax positions in multiple tax jurisdictions, and valuation allowances related to certain net deferred tax assets. At any one time, many tax years may be subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. We expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated.

In addition, our effective tax rate in a given financial statement period may be materially impacted by a variety of factors including but not limited to changes in the mix and level of earnings, varying tax rates in the different jurisdictions in which we operate, fluctuations in the valuation allowance or by changes to existing accounting rules or regulations.

The U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate and the imposition of minimum taxes or surtaxes on certain types of income. No specific United States tax legislation has been proposed at this time and the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur. If such changes are enacted or implemented, we are currently unable to predict the ultimate impact on our business.

Businesses in our industry have been the target of class action lawsuits and other proceedings that are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.

Our business is subject to the risk of litigation by employees, customers, suppliers, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In past years, restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, overtime eligibility of assistant managers and failure to pay for all hours worked. While we have not been a party to any of these types of lawsuits in the past five years, there can be no assurance that we will not be named in any such lawsuit in the future or that we would not be required to pay substantial expenses and/or damages.

In the future, our customers may file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our locations, including actions seeking damages resulting from food-borne illness, accidents in our locations or dram shop claims. We may also be subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce customer traffic and location sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could adversely affect our business, results of operations and financial condition.

Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.

Our business may be adversely affected by legal or governmental proceedings brought by or on behalf of our customers or employees. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and a number of these lawsuits have resulted in the payment of substantial damages by the defendants. We could also face potential liability if we are found to have misclassified certain employees as exempt from the overtime requirements of the federal Fair Labor Standards Act and state labor laws. We have had from time to time such lawsuits pending against us.

Our procurement of new games and amusement and entertainment offerings is contingent upon availability, and in some instances, our ability to obtain licensing rights.

Our ability to continue to procure new games, amusement and entertainment offerings, and other entertainment-related equipment is important to our business strategy. The number of suppliers from which we can purchase games, amusement offerings and other entertainment-related equipment is limited. To the extent the number of suppliers declines, we could be subject to the risk of distribution delays, pricing pressure, lack of innovation and other associated risks. We may not be able to anticipate and react to changing amusement offerings cost by adjusting purchasing practices or game prices, and a failure to do so could have a material adverse effect on our operating results. In addition, any decrease in availability of new amusement offerings that appeal to guests could lead to decreases in revenues as guests negatively react to lack of new game options.

Our ability to develop future offerings is dependent on, among other things, obtaining rights to compelling game content and developing new amusement offerings that are accepted by our guests. There is no guarantee that additional licensing rights will be obtained by us or that our guests will accept the future offerings that we develop. The result could be increased expenses without increased revenues putting downward pressure on our results of operations and financial performance.

We face potential liability with our gift cards under the property laws of some states.

Our gift cards, which may be used to purchase bowling, bocce, food, beverages and merchandise credits in our locations, may be considered stored value cards. Certain states include gift cards under their abandoned and unclaimed property laws and require companies to remit to the state cash in an amount equal to all or a designated portion of the unredeemed balance on the gift cards based on certain card attributes and the length of time that the cards are inactive. To date we have not remitted any amounts relating to unredeemed gift cards to states based upon our assessment of applicable laws.

The analysis of the potential application of the abandoned and unclaimed property laws to our gift cards is complex, involving an analysis of constitutional, statutory provisions and factual issues. In the event that one or more states change their existing abandoned and unclaimed property laws or successfully challenge our position on the application of its abandoned and unclaimed property laws to our gift cards, our liabilities with respect to unredeemed gift cards may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected.

Risks Related to New Pinstripes

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “our company” and “New Pinstripes” in this section refer to Pinstripes Holdings, Inc.

Risks Related to Our Company and Our Organizational Structure

Pursuant to the Director Designation Agreement, Dale Schwartz, our Chairman and Chief Executive Officer, will have the right to designate a specified number of directors (initially four of seven) to the New Pinstripes Board and will retain certain other governance rights so long as he continues to beneficially own a certain number of shares of New Pinstripes Common Stock, and his interests may conflict with ours or our stockholders’ in the future.

Following consummation of the Business Combination, Mr. Schwartz will hold approximately     % of the New Pinstripes Common Stock. Pursuant to the Director Designation Agreement by and among New Pinstripes and Mr. Schwartz, which will be dated as of the Closing Date, Mr. Schwartz will be granted certain rights to designate directors to be nominated for election by holders of the New Pinstripes Common Stock. For so long as certain criteria in the Director Designation Agreement are satisfied, Mr. Schwartz will have the right to designate up to four (4) directors to the New Pinstripes Board, representing a majority of the New Pinstripes Board. Mr. Schwartz will also have the right to remove directors he designates to the New Pinstripes Board. Further, Mr. Schwartz will have the right to designate a majority of the members of each committee of the New Pinstripes Board for so long as Mr. Schwartz has the ability to designate at least four (4) individuals for nomination to the New Pinstripes Board. At all other times that Mr. Schwartz has the ability to designate at least one (1) individual for nomination to the New Pinstripes Board, Mr. Schwartz will have the ability to designate at least one-third (1/3), but in no event fewer than one (1), of the members of each committee. Pursuant to the Director Designation Agreement, New Pinstripes will not increase or decrease the size of the New Pinstripes Board or amend or adopt new organizational documents, corporate policies or committee charters that might reasonably be deemed to adversely affect any of Mr. Schwartz’s rights under the Director Designation Agreement without the consent of Mr. Schwartz, so long as Mr. Schwartz has the ability to designate at least one (1) individual for nomination to the board of New Pinstripes. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Director Designation Agreement”.

Mr. Schwartz may also enter into voting agreements whereby certain holders of New Pinstripes Common Stock will agree to vote for Mr. Schwartz’s designees to the New Pinstripes Board.

By virtue of his voting power and director designation rights, Mr. Schwartz will have the power to significantly influence our business and affairs, including the election of our directors and amendments to our charter and bylaws. Mr. Schwartz’s influence over our business and affairs may not be consistent with the interests of some or all of our other stockholders and might negatively affect the market price of the New Pinstripes Common Stock.

The Business Combination will result in changes to the board of directors of Pinstripes, which may affect the strategy of New Pinstripes.

Upon the consummation of the Business Combination, the composition of the New Pinstripes Board will change from the current boards of directors of Banyan and Pinstripes. This new composition of the New Pinstripes Board may affect New Pinstripes’ business strategy and operating decisions upon the completion of the Business Combination.

Delaware law, the Proposed Charter and the Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions of the Proposed Charter and the Proposed Bylaws, as they will be in effect following the consummation of the Business Combination, as well as provisions of Delaware law, could discourage, delay or prevent a merger, acquisition or other change in control of New Pinstripes, even if such change in control would be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of New Pinstripes Common Stock. Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding:

●	authorizing the issuance of "blank check" preferred stock that could be issued by the New Pinstripes Board to increase the number of outstanding shares and thwart a takeover attempt;
●	establishing a classified board of directors so that not all members of the New Pinstripes Board are elected at one time;
●	the removal of directors only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of New Pinstripes;
●	prohibiting the use of cumulative voting for the election of directors;
●	denying the stockholders the ability to call special meetings;
●	the limitation of the liability of, and the indemnification of, the directors and officers of New Pinstripes;
●	requiring the affirmative vote of holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of New Pinstripes to amend the Proposed Bylaws and specified sections of the Proposed Charter;
●	requiring all stockholder actions to be taken at a meeting of our stockholders; and
●	establishing advance notice requirements for nominations for election to the New Pinstripes Board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because the New Pinstripes Board is responsible for appointing the members of the New Pinstripes management team, these provisions could in turn affect any attempt by our stockholders to replace current members of the New Pinstripes management team.

In addition, Section 203 of the DGCL, to which we will be subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.

The Proposed Charter will limit director and officer liability and will provide for director and officer indemnification.

The Proposed Charter will limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except for liability for any:

●	breach of their duty of loyalty to New Pinstripes or its stockholders;
●	act or omission not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. The Proposed Charter and the Proposed Bylaws will provide that New Pinstripes will indemnify its directors and officers to the fullest extent permitted by law. The Proposed Charter will also provide that New Pinstripes will be obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. The limitation of liability in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. New Pinstripes’ results of operations and financial condition may be harmed to the extent New Pinstripes pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Banyan currently is, and New Pinstripes will be, an “emerging growth company,” and we will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make the New Pinstripes Common Stock less attractive to investors.

Banyan currently is, and following the consummation of the Business Combination, New Pinstripes will be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Banyan has in this joint proxy statement/consent solicitation statement/prospectus taken advantage of, and New Pinstripes plans in future filings with the SEC to continue to take advantage of, certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of certain golden parachute payments. As a result, New Pinstripes stockholders may not have access to certain information they may deem important. We cannot predict if investors will find the New Pinstripes Common Stock less attractive because we may rely on these exemptions. If some investors find the New Pinstripes Common Stock less attractive as a result, there may be a less active trading market for the New Pinstripes Common Stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Banyan has not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Pinstripes, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Pinstripes’ financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

New Pinstripes will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Banyan’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the New Pinstripes Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

New Pinstripes may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of the New Pinstripes Common Stock, which could depress the price of the New Pinstripes Common Stock.

Our Proposed Charter will authorize us to issue one or more series of preferred stock. The New Pinstripes Board will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the New Pinstripes Common Stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for the New Pinstripes Common Stock at a premium to the market price and materially and adversely affect the market price and the voting and other rights of the holders of the New Pinstripes Common Stock.

We will incur increased costs as a result of becoming a public company and in the administration of our organizational structure.

Following the closing of the Business Combination, as a public company, New Pinstripes will incur significant legal, accounting, insurance and other expenses that Pinstripes has not incurred as a private company, including costs associated with public company reporting requirements, and these expenses may increase even more after New Pinstripes is no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as the rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder and the Public Company Accounting Oversight Board (the “PCAOB”) as well as the listing standards of the NYSE (or Nasdaq), impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect our compliance with these rules and regulations to increase our legal and financial costs and make some activities more time-consuming and costly. In estimating these costs, we took into account expenses related to insurance, legal, accounting and compliance activities, as well as other expenses not currently incurred. Changes in these laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on the New Pinstripes Board or our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of the New Pinstripes Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

New Pinstripes may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that will be applicable to us after the Business Combination and the transactions related thereto are consummated.

As a public company, New Pinstripes will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, New Pinstripes will be required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Pinstripes as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Pinstripes after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of New Pinstripes are documented, designed or operating.

New Pinstripes stockholders may be required to bring certain actions or proceedings relating to us in the Delaware Court of Chancery and certain actions asserting claims arising under the Securities Act in the federal district courts of the United States.

The Proposed Charter, which will become effective upon the closing of the Business Combination, will require, unless New Pinstripes consents in writing to an alternative forum, that the Delaware Court of Chancery be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders; (3) civil actions to interpret, apply, enforce or determine the validity of the our certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. Under the Proposed Charter, if the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, then the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has jurisdiction over the parties. Because these Delaware forum provisions require our stockholders to bring certain types of actions and proceedings relating to Delaware law in the Delaware Court of Chancery or another state or federal court located in the State of Delaware, they may prevent our stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective or advantageous to the stockholder or the claims made in such action or proceeding, or may discourage them from bringing such actions or proceedings.

In addition, pursuant to the Proposed Charter, unless New Pinstripes consents in writing to an alternative forum, the U.S. federal district courts will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. This forum provision prevents our stockholders from bringing claims arising under the Securities Act in state court, which court our stockholders may view as more convenient, cost effective or advantageous to the claims made in such action and therefore may discourage such actions. While the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision and courts in California and New York have also upheld similar exclusive forum provisions, there is currently a circuit split as to whether exclusive forum provisions requiring derivative litigation to be filed in the Delaware Court of Chancery could foreclose a derivative suit alleging a violation of the Exchange Act.

Neither the Delaware nor the Securities Act forum provisions are intended by us to limit the forums available to our stockholders for actions or proceedings asserting claims arising under the Exchange Act, which are already limited to the federal courts of the United States pursuant to the Exchange Act.

Members of Pinstripes’ management team have no or limited experience in operating a public company.

Members of Pinstripes’ leadership team have no or limited experience in the management of a publicly traded company. Pinstripes’ management team may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that an increasing amount of their time may be devoted to these activities, resulting in less time being devoted to the management and growth of New Pinstripes. New Pinstripes will likely be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Risks Related to the Ownership of Shares of the New Pinstripes Common Stock

There can be no assurance that the New Pinstripes Common Stock will be approved for listing on the NYSE (or Nasdaq) following the Closing, or if approved, that we will be able to comply with the continued listing standards of the NYSE (or Nasdaq).

The Units, Banyan Class A Common Stock and Banyan Public Warrants are currently listed on the NYSE. In connection with the Closing, we currently intend to apply to list the New Pinstripes Common Stock on the NYSE under the symbol “PNST” and the New Pinstripes Warrants under the symbol “PNST WS.” However, we may elect to instead apply to list the New Pinstripes Common Stock and the New Pinstripes Warrants on one of the three tiers Nasdaq, which has listing standards and corporate governance and other requirements for listed companies that differ in some respects from those of the NYSE, and our listing on which could be perceived as less favorable than a listing on the NYSE. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of the NYSE (or Nasdaq), which may depend, in part, on the number of shares of Banyan Class A Common Stock that are redeemed in connection with the Business Combination. The conditional approval of New Pinstripes’ listing application to the NYSE (or Nasdaq) is a condition to closing of the Business Combination, which condition may be waived by Banyan and Pinstripes.

If, after the Closing, the New Pinstripes’ Common Stock or the New Pinstripes Warrants are not listed on the NYSE, Nasdaq or another national stock exchange, New Pinstripes and its stockholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that the New Pinstripes Common Stock is a “penny stock,” which would require brokers trading in the New Pinstripes Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The New Pinstripes Common Stock has no prior public market.

Prior to the consummation of the Business Combination, there has been no public market for the New Pinstripes Common Stock. We cannot assure you that an active trading market for the New Pinstripes Common Stock will develop or be sustained after the closing of the Business Combination. If an active market does not develop, stockholders may have difficulty selling any shares of the New Pinstripes Common Stock. This risk has been exacerbated in connection with the high level of redemptions of shares of Banyan Class A Common Stock in connection with the Extension Meeting and may be further exacerbated if there is a high level of redemptions of Public Shares in connection with the closing of the Business Combination that leads to a significantly reduced number of public stockholders holding New Pinstripes securities subsequent to the Closing.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of the New Pinstripes Common Stock, the price of the New Pinstripes Common Stock could decline.

The trading market for the New Pinstripes Common Stock will rely in part on the research and reports that industry or financial analysts publish about New Pinstripes. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of New Pinstripes, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of the New Pinstripes Common Stock could decline. If one or more of these analysts cease to cover the New Pinstripes Common Stock, we could lose visibility in the market for our stock, which in turn could cause the New Pinstripes Common Stock price to decline.

If New Pinstripes’ operating and financial performance in any given period does not meet the guidance that we provide to the public, our stock price may decline.

New Pinstripes may provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this joint proxy statement/consent solicitation statement/prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of the New Pinstripes Common Stock may decline as well.

New Pinstripes’ operating and financial results forecast relies in large part upon assumptions and analyses developed by New Pinstripes. If these assumptions or analyses prove to be incorrect, New Pinstripes’ actual operating results may be materially different from forecasted results.

The projected financial and operating information appearing elsewhere in this joint proxy statement/consent solicitation statement/prospectus reflect current estimates of future performance and incorporate certain financial and operational assumptions, including the historical performance of Pinstripes’ legacy locations, the opening dates of new locations and their anticipated performance, that New Pinstripes will continue to execute with its current team, while also adding certain key hires, including a chief financial officer and a chief marketing officer and that New Pinstripes will incur additional costs in connection with becoming a public company. Although Zukin Certification Services, LLC expressed a view to the Banyan Board that there was a reasonable basis for the projections, these assumptions are preliminary and there can be no assurance that the actual results upon which our assumptions are based will be in line with our expectations. Such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. See “Risk Factors—Risks Related to Our Business and Operations,” “Pinstripes’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside our control, including, but not limited to the factors set forth under “Cautionary Note Regarding Forward-Looking Statements” Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations and financial results. For more information regarding Pinstripes’ projections, please see the section entitled “Proposal 1—The Business Combination Proposal—Certain Pinstripes Projected Financial Information.”

The market price of the New Pinstripes Common Stock may be volatile or may decline regardless of our operating performance, and you may lose some or all of your investment.

For purposes of the Business Combination, the parties ascribed a value of $10.00 per share to the Banyan Class A Common Stock. The closing price of the Banyan Class A Common Stock on     , 2023, the most recent practicable date prior to the date of this

joint proxy statement/consent solicitation statement/prospectus, was $     . If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Banyan’s securities prior to the Closing of the Business Combination may decline. The market values of Banyan’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this joint proxy statement/consent solicitation statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the securities of New Pinstripes could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Pinstripes’ stock, trading in the shares of Banyan Class A Common Stock has not been active, and the price of the Banyan Class A Common Stock has been supported by the assets in the Trust Account. Specifically, as of     , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus, there was approximately $      in the Trust Account, representing $      per Public Share outstanding. Each holder of Public Shares will have the right to redeem such for Public Shares for their pro rata portion of the amount in the Trust Account on the redemption date. Accordingly, the valuation ascribed to Banyan and the Banyan Class A Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If, following the Business Combination, an active market for the New Pinstripes Common Stock develops and continues, the trading price of these securities could be volatile and subject to wide fluctuations in response to various factors, some of which will be beyond New Pinstripes’ control. Any of the factors listed below could have a material adverse effect on any investment in New Pinstripes Common Stock, and the New Pinstripes Common Stock may trade at prices significantly below the current price of Banyan Class A Common Stock, which is currently supported by the assets in the Trust Account. In such circumstances, the trading price of New Pinstripes Common Stock may not recover and may experience a further decline.

Factors affecting the trading price of New Pinstripes’ securities following the Business Combination may include:

●	variations in our financial results or those of companies that are perceived to be similar to us;
●	actions by us or our competitors, such as sales initiatives, acquisitions or restructurings;
●	changes in our earnings estimates or expectations as to our future financial performance, as well as financial estimates by securities analysts and investors, and our ability to meet or exceed those estimates or expectations;
●	additions or departures of key management personnel;
●	legal proceedings involving our company, our industry, or both;
●	changes in our capitalization, including future issuances of the New Pinstripes Common Stock or the incurrence of additional indebtedness;
●	changes in market valuations of companies similar to ours;
●	the prospects of the industry in which we operate;
●	actions by institutional and other stockholders;
●	speculation or reports by the press or investment community with respect to us or our industry in general;
●	general economic, market and political conditions; and
●	other risks, uncertainties and factors described in this section entitled “Risk Factors” and in this joint proxy statement/consent solicitation statement/prospectus.

Stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in New Pinstripes’ industry. These and other factors may cause the market price and demand for the New Pinstripes Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of the New Pinstripes Common Stock and may otherwise negatively affect the liquidity of the New Pinstripes Common Stock. In the past, stockholders have instituted securities class action litigation following periods of volatility in the market price of their common stock. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

The cash backed value per share of New Pinstripes Common Stock following the Business Combination will be substantially less than $10.00 per share.

Although the parties to the Business Combination have agreed the relative consideration to be provided to Pinstripes stockholders and Banyan stockholders on the basis that shares of New Pinstripes Common Stock are valued at $10.00 per share, the cash backed value per share of New Pinstripes Common Stock following the Business Combination will be substantially less than $10.00 per share. See “Questions and Answers About Business Combination—What is the expected per share value of the cash to be received by New Pinstripes in the Business Combination?” The cash held in the Trust Account as of      , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus was approximately $      per Public Share. Public Stockholders who do not exercise redemptions right and thereby receive the applicable amount held in the Trust Account may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

Substantial future sales of the New Pinstripes Common Stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of the New Pinstripes Common Stock could decline significantly as a result of sales of a large number of shares of the New Pinstripes Common Stock in the market after the closing of the Business Combination. These sales, or the perception that these sales might occur, could depress the market price of the New Pinstripes Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

All shares of New Pinstripes Common Stock issued as merger consideration in the Business Combination will be freely tradable, subject to certain lock-ups, without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 under the Securities Act, referred to herein as “Rule 144”) and persons who are affiliates of Pinstripes prior to the vote of the Pinstripes stockholders to approve the Business Combination, including our directors, executive officers and other affiliates. Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, New Pinstripes being current in its Exchange Act reporting as well as volume, manner of sale and other limitations under Rule 144 and/or Rule 145 under the Securities Act.

If our current stockholders sell substantial amounts of the New Pinstripes Common Stock in the public market, or if the public perceives that such sales could occur, there could be an adverse impact on the market price of the New Pinstripes Common Stock, even if there is no relationship between such sales and the performance of our business.

New Pinstripes also intends to enter into the A&R Registration Rights Agreement with the Sponsor Holders, certain of New Pinstripes’ stockholders and members of New Pinstripes’ management pursuant to which their shares of the New Pinstripes Common Stock will be eligible for resale. New Pinstripes also intends to provide certain shelf registration rights following the completion of the Business Combination to register the resale of shares of New Pinstripes Common Stock issuable upon, among other things the shares of New Pinstripes Common Stock expected to be issued pursuant to the PIPE Financing. To the extent shares of the New Pinstripes Common Stock are registered for resale pursuant to such A&R Registration Rights Agreement or otherwise, such shares may be resold by the holders thereof, including our affiliates, without limitation under the Securities Act. See “Certain Relationships and Related Person Transactions—Related Person Transactions in Connection with the Business Combination—A&R Registration Rights Agreement.”

In addition, the shares of New Pinstripes Common Stock reserved for future issuance under the 2023 EIP Plan and ESPP will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. Assuming the Business Combination Proposal and the Listing Proposal are approved, the proposed 2023 EIP Plan and ESPP will initially reserve up to             shares of New Pinstripes Common Stock following the consummation of the Business Combination for issuance as awards in accordance with the terms of the 2023 EIP Plan and ESPP and will provide for the assumption by New Pinstripes of existing Pinstripes equity awards. The 2023 EIP Plan will also provide for an “evergreen provision” pursuant to which the number of shares of New Pinstripes Common Stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each calendar year, equal to the lesser of (a) fifteen  percent (15%) of the aggregate number of shares of New Pinstripes Common Stock outstanding on the last day of the immediately preceding calendar year and (b) such smaller number of shares of New Pinstripes Common Stock as determined by the New Pinstripes Board, or a duly authorized committee thereof. New Pinstripes is expected to file one or more registration statements on Form S-8 under the Securities

Act to register shares of New Pinstripes Common Stock or securities convertible into or exchangeable for shares of New Pinstripes Common Stock issued pursuant to the 2023 EIP Plan or the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market and shares issued pursuant to the 2023 EIP Plan will result in dilution to our existing stockholders.

Also, in the future, we may issue shares of the New Pinstripes Common Stock in connection with investments or acquisitions. The number of shares of the New Pinstripes Common Stock issued in connection with an investment or acquisition could be material.

The historical financial results of Pinstripes and unaudited pro forma financial information included elsewhere in this joint proxy statement/consent solicitation statement/prospectus may not be indicative of what New Pinstripes’ actual financial position or results of operations would have been.

The historical financial results of Pinstripes included elsewhere in this joint proxy statement/consent solicitation statement/prospectus do not reflect the financial condition, results of operations or cash flows Pinstripes would have achieved as a public company during the periods presented or those New Pinstripes will achieve in the future. This is the result of the following factors, among others: (i) New Pinstripes will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New Pinstripes’ capital structure will be different from that reflected in Pinstripes’ historical financial statements. New Pinstripes’ financial condition and future results of operations could be materially different from amounts reflected in our historical financial statements included elsewhere in this joint proxy statement/consent solicitation statement/prospectus, so it may be difficult for investors to compare New Pinstripes’ future results to historical results or to evaluate our relative performance or trends in our business.

Similarly, Banyan and Pinstripes currently operate as separate companies and have had no prior history as a combined entity, and Pinstripes’ and New Pinstripes’ operations have not previously been managed on a combined basis. The unaudited pro forma financial information in this joint proxy statement/consent solicitation statement/prospectus is presented for illustrative purposes only and only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Pinstripes. Furthermore, the unaudited pro forma financial information has been prepared based on a number of assumptions, including, but not limited to, the total debt obligations and the cash and cash equivalents of Pinstripes on the Closing Date, the terms of the PIPE Financing and the number of shares of Banyan Class A Common Stock that are redeemed in connection with the Business Combination. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing.

Accordingly, the pro forma financial information may not be indicative of New Pinstripes’ future operating or financial performance and New Pinstripes’ actual financial condition and results of operations may vary materially from New Pinstripes’ pro forma results of operations and balance sheets included elsewhere in this joint proxy statement/consent solicitation statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

It is not expected that New Pinstripes will pay any cash dividends in the foreseeable future after the Business Combination.

The continued operation and expansion of New Pinstripes’ business will require substantial funding. Accordingly, we do not currently expect to pay any cash dividends on shares of the New Pinstripes Common Stock. Following completion of the Business Combination, any determination to pay dividends will be at the discretion of the New Pinstripes Board and will depend upon results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors the New Pinstripes Board deems relevant. Our ability to pay dividends are also restricted by the terms of Pinstripes’ current credit agreements and may be restricted by any future credit agreement or any future debt or preferred equity securities of ours or our subsidiaries. See the risk factor entitled “Our substantial indebtedness could have important adverse consequences and adversely affect our business, financial condition and results of operations.” Investors seeking cash dividends in the foreseeable future should not purchase our New Pinstripes Common Stock.

New Pinstripes will be a holding company with no operations of its own, and will depend on its subsidiaries for cash.

New Pinstripes will be a holding company and will not have any material assets or operations other than ownership of equity interests of its subsidiaries. Its operations will be conducted almost entirely through its subsidiary, Pinstripes, and its ability to generate cash to meet its obligations or to pay dividends will be highly dependent on the earnings of, and receipt of funds from, Pinstripes through dividends or intercompany loans. The ability of Pinstripes or any other subsidiary to generate sufficient cash flow from future operations to allow New Pinstripes and them to make scheduled payments on their obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which will be outside of New Pinstripes’ control. New Pinstripes cannot assure you that the cash flow and future earnings of its operating subsidiaries will be adequate for its subsidiaries to service their debt obligations. If New Pinstripes’ subsidiaries do not generate sufficient cash flow from future operations to satisfy corporate obligations, New Pinstripes may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. New Pinstripes cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of New Pinstripes’ various debt instruments then in effect. New Pinstripes’ inability to generate sufficient cash flow to satisfy its obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on its business, financial condition and results of operations. Furthermore, New Pinstripes and its subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit New Pinstripes’ subsidiaries from making distributions, paying dividends or making loans to New Pinstripes.

We have broad discretion in the use of the net proceeds from the Business Combination and related financings and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive in connection with the Business Combination, including the expected proceeds from the PIPE Financing and the funds remaining in the Trust Account following the Redemption. Our management will have broad discretion in the application of the net proceeds. Our management may spend a portion or all of the net proceeds in ways that our stockholders may not desire or that may not yield a favorable return. We intend to use the net proceeds for general corporate purposes as well as for investing in growth initiatives and maintaining a strong balance sheet. If we do not invest or apply the net proceeds from the Business Combination and related financings in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to Banyan and the Business Combination

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “our company” and “Banyan” in this subsection refer to Banyan Acquisition Corporation prior to the consummation of the Business Combination.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Closing is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, but are not limited to: approval of the proposals required to effect the Business Combination by Banyan and Pinstripes equityholders, as well as receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the Registration Statement of which this joint proxy statement/consent solicitation statement/prospectus is a part, approval of the Banyan Class A Common Stock to be issued to Pinstripes equityholders for listing on NYSE (or Nasdaq), the accuracy of the representations and warranties by the Parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by the Parties of their covenants and agreements set forth in the Business Combination Agreement. These conditions to the Closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Closing of the Business Combination may be significantly delayed or not occur at all. In addition, Banyan and Pinstripes can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Banyan or Pinstripes may elect to terminate the Business Combination Agreement in certain other circumstances. See “Proposal No. 1— The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination” and “Proposal No. 1— The Business Combination Proposal — The Business Combination Agreement — Termination.”

The market price of shares of the New Pinstripes Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of Banyan Class A Common Stock.

Upon completion of the Business Combination, holders of securities of Banyan will become holders of New Pinstripes’ securities. Prior to the Business Combination, Banyan’s operations have been limited to the identification of a suitable target for a business combination. Upon completion of the Business Combination, New Pinstripes’ results of operations will depend upon the performance of Pinstripes’ businesses, which are affected by factors that are different from those currently affecting the results of operations of Banyan. See “Risk Factors— Risks Related to Our Business and Operations” for more information.

Because the Sponsor Group, including Banyan’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Stockholders, a conflict of interest may have existed in determining whether the Business Combination with Pinstripes is appropriate as our initial business combination. Such interests include that the Sponsor Group, as well as our officers and directors, will lose their entire investment in Banyan if our business combination is not completed.

When you consider the recommendation of the Banyan Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Group, including Banyan’s officers and directors, have interests in such proposal that are different from, or in addition to, those of the Banyan stockholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor Holders and Banyan’s directors and officers, for no compensation, have agreed not to redeem any shares of Banyan held by them in connection with a stockholder vote to approve the Business Combination and the Sponsor Holders are obligated to vote in favor of the Business Combination;
●	the fact that the Sponsor Holders paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 7,245,000 shares of New Pinstripes Common Stock in accordance with the terms of Banyan’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that the Sponsor paid $10,860,000 for 10,860,000 Banyan Private Placement Warrants, each of which is exercisable commencing 30 days following the Closing for one share of Banyan Class A Common Stock at $11.50 per share and which, pursuant to the A&R Registration Rights Agreement, will be registered for resale following the Business Combination. If Banyan does not consummate an initial business combination by December 24, 2023, then the proceeds from the sale of the Banyan Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless. The Banyan Private Placement Warrants had an aggregate market value of approximately $ based upon the closing price of $ per Banyan Public Warrant on the NYSE on , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus;
●	the fact that the Sponsor Holders (and certain of Banyan’s officers and directors who are members of the Sponsor) have invested in Banyan an aggregate of $10,885,000, comprised of the $25,000 purchase price for 7,245,000 Founder Shares and the $10,860,000 purchase price for 10,860,000 Banyan Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred an aggregate of 149,625 Founder Shares to Banyan’s independent directors and other third parties. In connection with the Non-Redemption Agreements, the Series I Financing and the PIPE Financing, the Sponsor will transfer an aggregate of Founder Shares at Closing, leaving the Sponsor Holders with an aggregate of Founder Shares, 2,396,251 of which will be vested upon Closing. Assuming a trading price of $ per share of Banyan Class A Common Stock (based upon the closing price of the Banyan Class A Common Stock on the NYSE on , 2023), the 2,396,251 vested Founder Shares held by the Sponsor Holders upon Closing would have an implied aggregate market value of $ , representing unrealized gain for such holders of $ . Even if the trading price of the shares of New Pinstripes Common Stock were as low as $4.55 per share, the aggregate market value of the 2,396,251 vested Founder Shares alone (without taking into account the value of the Banyan Private Placement Warrants) would be approximately equal to the initial investment in Banyan by the Sponsor Holders. As a result, if the Business Combination is completed, the Sponsor Holders are likely to be able to make a substantial profit on their investment in Banyan at a time when shares of New Pinstripes Common Stock have lost significant value. On the other hand, if Banyan liquidates without completing a business combination before December 24, 2023, the Sponsor Holders will lose their entire investment in Banyan;
●	the fact that the Sponsor and Banyan’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate, in which case, such holders would lose their entire investment. As a result, the Sponsor as well as Banyan’s officers and directors may have a conflict of interest in determining whether Pinstripes is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming termination date in Banyan’s existing governing documents as described further below;
●	the fact that the Sponsor Holders (and the Banyan officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other Banyan stockholders experience a negative rate of return in New Pinstripes, including if the share price of New Pinstripes after the Closing falls as low as $4.55 per share, as the market value of the Sponsor Holders’ 2,396,251 vested Founder Shares would be approximately equal to their initial investment in Banyan;

●	the fact that the Existing Charter provides that only Public Shares and not any Founder Shares are entitled to redemption rights and the Sponsor Holders and Banyan’s other current officers and directors have further agreed to waive their respective rights to liquidating distributions from the Trust Account with respect to any Banyan Common Stock (other than Public Shares) held by them if Banyan fails to complete an initial business combination by December 24, 2023;
●	the fact that, at the option of the lender (subject to Pinstripes’ consent rights in the Business Combination Agreement), any amounts outstanding under any loan made by the Sponsor, Banyan’s officers and directors or any of their affiliates to Banyan in an aggregate amount of up to $1,500,000 may be converted into Banyan Private Placement Warrants in connection with the consummation of the Business Combination, but any such loan would not be expected to be repaid if the Business Combination is not consummated;
●	the fact that the Sponsor and Banyan’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by December 24, 2023. As of the date of this joint proxy statement/consent solicitation statement/prospectus there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $506,000 for which the Sponsor and Banyan’s officers and directors are awaiting reimbursement;
●	the fact that, if the Trust Account is liquidated, including in the event Banyan is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Banyan to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Banyan has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Banyan, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;
●	the fact that, if Banyan does not either complete the Business Combination or liquidate by December 31, 2023, Banyan may be subject to the excise tax imposed by the IR Act (as defined below) with respect of the Extension Amendment Redemptions. In connection with the Extension Amendment, Banyan agreed that funds in the Trust Account, including any interest thereon, will not be used to pay for any such excise tax liabilities. Because the excise tax would be payable by Banyan and the Sponsor and not by the redeeming holders, the mechanics of any required payment of the excise tax have not been determined;
●	the fact that the officers and directors of Banyan do not work full-time at Banyan. Each of Banyan’s directors and officers is engaged in several other business endeavors for which such director or officer may be entitled to substantial compensation, and Banyan’s directors and officers are not obligated to contribute any specific number of hours per week to Banyan’s affairs. Banyan’s independent directors also serve as officers and/or board members for other entities. If Banyan’s directors’ and officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Banyan’s affairs and may influence their decision to proceed with the Business Combination;
●	the fact that, subject to certain limited exceptions, the New Pinstripes Private Placement Warrants will not be transferable, assignable or salable until 30 days following the completion of the Business Combination;
●	the fact that Banyan may be entitled to distribute or pay over funds held by Banyan outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;
●	the fact that Banyan’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination pursuant to the Business Combination Agreement and any indemnification agreements that may be entered into on or after the Closing Date;
●	the fact that the Sponsor Holders will enter into the A&R Registration Rights Agreement at Closing, which provides for registration rights of the Sponsor Holders and certain other stockholders following consummation of the Business Combination;
●	the fact that Keith Jaffee, the chief executive officer of Banyan, Jerry Hyman, the chairman of Banyan, and Otis Carter, a director of Banyan, hold (individually or through one or more investment vehicles) an aggregate of shares of Pinstripes’ Series I Convertible Preferred Stock. Such stock will automatically convert upon Closing into New Pinstripes Common Stock at a conversion rate of 2.5 shares of New Pinstripes Common Stock for each share of Series I Convertible Preferred Stock of Pinstripes;
●	the fact that Jerry Hyman, the chairman of Banyan, is expected to be a director of New Pinstripes after the consummation of the Business Combination. As such, in the future, Jerry Hyman may receive cash fees, stock options, stock awards or other remuneration that the New Pinstripes Board determines to pay its directors and any applicable compensation as described under the section titled “Executive Compensation”; and
●	the fact that the Sponsor Group will have paid an aggregate of approximately $ for its investment in New Pinstripes, including the investments (directly or indirectly) of Keith Jaffee, the chief executive officer of Banyan, Jerry Hyman, the chairman of Banyan, and Otis Carter, a director of Banyan, in the Series I Financing, and, following the consummation of the Business Combination, the aggregate value of the Sponsor Group’s investment will be approximately $ , based upon the respective closing prices of the Banyan Class A Common Stock and Banyan Public Warrants on the NYSE on , 2023.

These interests may have influenced the decision of the Banyan Board to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of the Banyan Board to vote for the Business Combination Proposal and other proposals, the Public Stockholders should consider these interests.

The fairness opinion obtained by the Banyan Board will not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion.

Scalar has provided a fairness opinion to the Banyan Board stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by Scalar in preparing such opinion, the Consideration (as defined in such opinion) to be paid by the Banyan to the Pinstripes stockholders pursuant to the Business Combination Agreement is fair from a financial point of view to the Public Stockholders (for purposes of such opinion and this summary, other than the Excluded Parties), without giving effect to any impact of the Transaction on any particular Public Stockholder other than in its capacity as a Public Stockholder.

The Banyan Board has not obtained an updated fairness opinion as of the date of this joint proxy statement/consent solicitation statement/prospectus from Scalar, and the Banyan Board does not expect to receive an updated fairness opinion prior to the completion of the Transaction.

The opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion, including changes in the operations and prospects of Banyan or Pinstripes, updated financial projections, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Banyan and Pinstripes and on which the fairness opinion was based, and that may alter the value of Banyan and Pinstripes or the prices of the Banyan Class A Common Stock or the Pinstripes Stock prior to consummation of the Transaction. The value of the Banyan Class A Common Stock and the Pinstripes Stock has fluctuated since, and could be materially different from its value as of, the date of Scalar’s opinion, and Scalar’s opinion does not address the prices at which the New Pinstripes Common Shares, Banyan Class A Common Stock, Banyan Class B Common Stock, or other securities or financial instruments of or relating to the Banyan may trade. The opinion does not speak as of the time the Transaction will be completed or as of any date other than the date of such opinion. Banyan does not anticipate asking Scalar to update Scalar’s opinion, and Scalar does not have an obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion. The written opinion of Scalar is attached as Annex G to this joint proxy statement/consent solicitation statement/prospectus and is incorporated by reference herein.

Because we offered our Units to the public at a price per unit of $10.00 in the IPO, and our Trust Account initially contained $10.20 per Public Share and as of     , 2023, the Trust Account contained $10.      per Public Share, public stockholders may be incentivized to redeem their Public Shares at the time of the Business Combination.

We offered our Units to the public at a price per unit of $10.00 in the IPO, and our Trust Account contained $10.20 per share of Banyan Class A Common Stock at the closing of the IPO. This is different than some other similarly structured blank check companies for which the trust account only contains $10.00 per share of Class A common stock. In addition, the Trust Account has generated more interest that originally assumed due to rising interest rates in 2023, and as a result, as of     , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus, the Trust Account contained $10.     per Public Share. As a result of the additional funds that could be available to public stockholders upon redemption of Banyan

Class A Common Stock, our Public Stockholders may be more incentivized to redeem their Public Shares and not to hold their shares through the Business Combination. A higher percentage of redemptions by our Public Stockholders will decrease the public float of New Pinstripes.

The Sponsor Holders have agreed to vote in favor of certain proposals at the Special Meeting, regardless of how Public Stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Holders have agreed to vote any Banyan Common Stock owned by them in favor of the Business Combination Proposal and the other proposals to be presented at the Special Meeting. As of the date hereof, the Founder Shares held by the Sponsor Holders represent approximately 64.4% of the voting power of the outstanding Banyan Common Stock. Accordingly, the affirmative vote of Public Stockholders is not required to adopt the Business Combination Proposal and receipt of the necessary stockholder approvals is virtually assured.

If the PIPE Financing is not identified by Banyan or such PIPE Financing, if identified, is consummated on different terms than those currently contemplated or fails to close and sufficient stockholders exercise their redemption rights in connection with the Business Combination, Banyan may lack sufficient funds to consummate the Business Combination.

The obligation of Pinstripes to consummate the transactions pursuant to the Business Combination Agreement is subject to a condition that the aggregate cash proceeds available to fund the balance sheet of Banyan is at least $75,000,000.

A PIPE Financing may not be identified by Banyan and, if identified, may be consummated on different terms than those currently contemplated or may not close in connection with the Business Combination. The PIPE Financing is currently contemplated to consist of an issuance of shares of New Pinstripes Common Stock; however, there can be no assurances that the PIPE Financing will be consummated on such terms. Banyan will update this joint proxy statement/consent solicitation statement/prospectus with additional information following the entry into any subscription agreements for the PIPE Financing. Furthermore, the PIPE Financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Further, if a larger number of shares are submitted for redemption than Banyan currently expects and such redemptions or other conditions are determined to result in a failure to satisfy the Minimum Cash Amount, Banyan may lack sufficient funds to consummate the Business Combination. In addition, to the extent a larger number of shares are submitted for redemption or Banyan does not raise sufficient funds in the PIPE Financing, New Pinstripes could waive the minimum cash condition and be required to make significant adjustments to its business plans in light of available capital resources. For example, New Pinstripes could have to reduce future costs, which could materially impact its business plan or require New Pinstripes not to pursue some of its strategic objectives.

The Sponsor Holders, the Insiders, advisors and their affiliates may elect to purchase shares of Banyan Class A Common Stock or Banyan Public Warrants from public stockholders, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time prior to the special meeting of stockholders during which they are not aware of any material non-public information about Banyan or its securities, the Sponsor Holders, the Insiders, advisors and their affiliates may purchase Public Shares or Banyan Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. Any such price per share may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with the Business Combination; however, in such transactions, the purchase price for the Banyan Common Stock will not exceed the redemption price. Additionally, at any time at or prior the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, our directors and officers or any of their respective affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination or not redeem their Public Shares. For example, the Sponsor entered into Non-Redemption Agreements in connection with the Extension Meeting, pursuant to which the Sponsor agreed to transfer 1,018,750 shares of Banyan Class B Common Stock to certain investors in Banyan in exchange for such investors agreeing not to redeem their Banyan Class A Common Stock in connection with the Extension Meeting.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination which may not otherwise have been possible.

As of the date of this joint proxy statement/consent solicitation statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Banyan will file with the SEC a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Banyan has received redemption requests.

In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Banyan will not have any right to make damage claims against Pinstripes’ stockholders for the breach of any representation, warranty or covenant made by Pinstripes in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, Banyan will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Pinstripes at the time of the Business Combination.

Banyan does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of our stockholders do not agree.

Our Existing Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete the Business Combination even if a substantial majority of our remaining public stockholders do not agree with the transaction and have redeemed their shares. Pursuant to the Extension Amendment Redemptions, holders of 20,151,313 shares of Banyan Class A Common Stock already exercised their right to redeem their shares for cash. In the event the aggregate cash consideration we would be required to pay for all remaining Public Shares that are validly submitted for redemption plus any amount required to satisfy the Minimum Cash Amount pursuant to the terms of the Business Combination Agreement or $5,000,001 of net tangible assets, exceeds the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, and all shares of Banyan Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination (including, potentially, with the same target).

In order to effectuate an initial business combination, blank check companies have, in the past, amended various provisions of their charters and modified governing instruments, including their warrant agreements. We cannot assure our stockholders that we will not seek to amend our Existing Charter or governing instruments, including our warrant agreement, in a manner that will make it easier for us to complete the Business Combination and that some of our stockholders or Banyan Public Warrant holders may not support.

In order to effectuate an initial business combination, blank check companies have, in the past, amended various provisions of their charters and modified governing instruments, including their warrant agreements. For example, blank check companies have amended the definition of business combination, increased redemption thresholds, extended the time to consummate an initial business combination and, with respect to their warrants, amended their warrant agreements to require the warrants to be exchanged for cash and/or other securities. We cannot assure our stockholders that we will not seek to amend our charter or governing instruments or extend the time to consummate an initial business combination in order to effectuate the Business Combination. To the extent any such amendment would be deemed to fundamentally change the nature of any of our registered securities, we would register, or identify an exemption from registration for, the affected securities.

Banyan and Pinstripes will incur significant transaction and transition costs in connection with the Business Combination.

Banyan and Pinstripes expect to incur up to approximately $19.4 million of estimated costs in connection with consummating the Business Combination, and further significant recurring costs in connection with operating as a public company following the consummation of the Business Combination. Banyan and Pinstripes may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by out of the proceeds of the Business Combination or by New Pinstripes following the Closing.

While both Banyan and Pinstripes have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond Banyan’s and Pinstripes’ control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting the business of New Pinstripes after the completion of the Business Combination.

The directors and officers of Banyan and Pinstripes officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect the directors and officers of Banyan and Pinstripes, New Pinstripes is required to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance will be an added expense for New Pinstripes.

The Public Stockholders do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares and/or Banyan Public Warrants, potentially at a loss.

Our current Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) our completion of an initial business combination, and then only in connection with those shares of Banyan Class A Common Stock that such stockholder properly elects to redeem, subject to the limitations described herein; (2) the redemption of any Public Shares properly submitted for redemption in connection with a stockholder vote to amend our Existing Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the combination period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of our Public Shares if we have not completed an initial business combination within the combination period, subject to applicable law and as further described herein. Pursuant to the Extension Amendment Redemptions, holders of 20,151,313 shares of Banyan Class A Common Stock already exercised their right to redeem their shares for cash at an approximate price of $10.42 per share, for an aggregate payment of $210,031,815. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. Holders of Banyan Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Banyan Public Warrants. Accordingly, to liquidate an investment, public stockholders may be forced to sell their Public Shares and/or Banyan Public Warrants, potentially at a loss.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and the completion of, the Business Combination may take longer than, and could cost more than, Banyan expects. Pursuant to the Existing Charter, Banyan must complete a business combination by December 24, 2023. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Banyan expects to achieve from the Business Combination, particularly if such delay extends beyond the December 24, 2023 deadline under the Existing Charter.

Stockholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact our business, operating results and financial condition.

Banyan or New Pinstripes may incur additional costs in connection with the defense or settlement of any stockholder litigation in connection with the proposed Business Combination. Litigation may adversely affect Banyan’s ability to consummate the proposed Business Combination or require New Pinstripes to incur substantial costs and divert the resources and the attention of management following the completion of the Business Combination. Banyan and New Pinstripes could incur significant costs in connection with any such litigation, including costs associated with the indemnification of obligations to Banyan’s or New Pinstripes’ directors. If a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting Banyan’s ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.

If we are deemed to be an investment company under the Investment Company Act, we may be forced to abandon our efforts to complete the Business Combination and instead be forced to liquidate.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”), relating, among other things, to circumstances in which special purpose acquisition companies (“SPACs”) such as Banyan could potentially be subject to the Investment Company Act of 1940 and the regulations thereunder (the “Investment Company Act”). The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a SPAC to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement relating to the SPAC’s initial public offering. Such SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement relating to its initial public offering.

It is a condition to closing of the Business Combination that Banyan not be an investment company within the meaning of the Investment Company Act. If we do not complete the Business Combination by January 19, 2024, which is 24 months from our IPO, it is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete the Business Combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our shares following such a transaction.

The funds in the Trust Account have, since our IPO, been held only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in an open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by Banyan. However if we determine it is necessary, to mitigate potential risk of our being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, as amended), we may, at any time, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in demand deposit accounts or certificates of deposit until the earlier of consummation of the Business Combination or liquidation, which may reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of Banyan.

Banyan’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Banyan’s ability continue as a “going concern.”

As of June 30, 2023, Banyan had incurred and expects to continue to incur costs in pursuit of its financing and acquisition plans. Banyan cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. If Banyan is unable to raise additional funds to alleviate liquidity needs and complete a business combination by December 24, 2023 (as such date may be extended by approval of the Banyan Stockholders), then Banyan will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about Banyan’s ability to continue as a going concern. The financial statements contained elsewhere in this joint proxy statement/consent solicitation statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

Banyan identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future, or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of its financial statements or cause it to fail to meet its periodic reporting obligations.

In connection with the review of Banyan’s financial statements as of and for the three and six months ended June 30, 2023, Banyan identified a material weakness in our internal control over financial reporting related to the accrual of legal fees. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Management, with oversight from the board of directors and the audit committee of the board of directors will implement a remediation plan for this material weakness, including, Banyan’s principal executive officer or principal financial and accounting officer obtaining confirmation of billed and unbilled legal fees directly from Banyan’s legal counsels through the end of each reporting period. Banyan cannot be certain as to the timing of completion of its evaluation, testing, and remediation actions or their effect on its operations.s.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to complete the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and the monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination, and results of operations.

On March 30, 2022, the SEC announced the SPAC Rule Proposals that, if adopted, would, among other things: (i) require SPACs to include additional and/or enhanced disclosure about conflicts of interest, compensation paid to sponsors, sources of dilution and the fairness of proposed business combination transactions in certain instances, (ii) prohibit SPACs from taking advantage of the liability safe harbor in the Private Securities Litigation Reform Act of 1995 regarding forward-looking statements in SEC filings and with respect to business combination transactions, (iii) deem underwriters in a SPAC’s initial public offering to be underwriters in any subsequent de-SPAC transaction when certain conditions are met, (iv) deem other parties involved in a de-SPAC transaction to be underwriters when certain conditions are met, (v) implement new and more onerous requirements regarding the use of financial projections in filings with the SEC, including in connection with SPAC business combination transactions and (vi) provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. Although the SEC has indicated that it expects to take action with respect to the final rules in October 2023, there can be no assurance as to if or when the new proposed rules and amendments will be adopted by the SEC or, if adopted, as to any changes that may be made to such proposed rules and amendments prior to their adoption or as to when the new rules and amendments would become effective. If the new rules and amendments are adopted and become effective, they could have a material adverse effect on our business, including our ability to complete the Business Combination.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause stockholders to lose some or all of their investment.

Although we have conducted due diligence on Pinstripes, we cannot assure our stockholders that this diligence revealed all material issues that may be present with Pinstripes’ business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Pinstripes’ and our control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by Pinstripes or by virtue of our obtaining post-combination debt financing. Accordingly, any stockholder or warrant holder who chooses to remain a stockholder or warrant holder, respectively, following the Business Combination could suffer a reduction in the value of their securities. Such stockholders and warrant holders are unlikely to have a remedy for such reduction in value.

In the event that a significant number of Public Shares are redeemed, New Pinstripes’ securities may become less liquid following the Business Combination.

Pursuant to the Extension Amendment Redemptions, holders of 20,151,313 shares of Banyan Class A Common Stock already exercised their right to redeem their shares for cash. Following the Business Combination, as a result of potential additional redemptions, Banyan may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New Pinstripes may be limited, and your ability to sell your shares in the market could be adversely affected. New Pinstripes intends to apply to list the New Pinstripes Common Stock on the NYSE (or Nasdaq), and the NYSE (or Nasdaq) may not list New Pinstripes’ securities, which could limit investors’ ability to make transactions in Banyan’s securities and subject Banyan to additional trading restrictions. See “—There can be no assurance that the New Pinstripes Common Stock will be approved for listing on the NYSE (or Nasdaq) following the Closing, or if approved, that we will be able to comply with the continued listing standards of the NYSE (or Nasdaq).”

New Pinstripes’ stockholders may not have the same benefits as an investor in an underwritten public offering.

New Pinstripes will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this joint proxy statement/consent solicitation statement/prospectus are not an underwritten initial public offering of New Pinstripes’ securities and differ from an underwritten initial public offering in several significant ways.

Because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the NYSE (or Nasdaq) on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the NYSE (or Nasdaq). Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the New Pinstripes Common Stock on the NYSE (or Nasdaq) will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New Pinstripes Common Stock or helping to stabilize, maintain or affect the public price of the New Pinstripes Common Stock following the Closing. Moreover, Banyan will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Pinstripes Common Stock that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of New Pinstripes’ securities could result in a more volatile price for the New Pinstripes Common Stock.

Further, there will not be a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New Pinstripes Common Stock on the NYSE (or Nasdaq). There can be no guarantee that any information made available in this joint proxy statement/consent solicitation statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New Pinstripes Common Stock or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the New Pinstripes Common Stock.

In addition, the Sponsor Holders, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of Pinstripes’ securities. Such interests may have influenced the Banyan Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this joint proxy statement/consent solicitation statement/prospectus. See “—Because the Sponsor Group, including Banyan’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Stockholders, a conflict of interest may have existed in determining whether the Business Combination with Pinstripes is appropriate as our initial business combination. Such interests include that the Sponsor Group, as well as our officers and directors, will lose their entire investment in Banyan if our business combination is not completed.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Pinstripes became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Banyan public stockholders that do not redeem their common stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management of New Pinstripes.

Upon the issuance of New Pinstripes Common Stock in connection with the Business Combination, the percentage ownership of Public Stockholders that do not redeem their shares of Banyan Class A Common Stock will be diluted. The percentage of the New Pinstripes Common Stock that will be owned by Public Stockholders as a group will vary based on the number of Banyan Class A Common Stock for which the holders thereof request redemption in connection with the Business Combination, the number of New Pinstripes Common Stock issued in the PIPE Financing, and the total number of shares of New Pinstripes Common Stock issued to the investors in the Series I Financing. To illustrate the potential ownership percentages of Public Stockholders under different redemption levels, based on the number of issued and outstanding shares of Banyan Class A Common Stock on    , 2023, and based on the New Pinstripes Common Stock expected to be issued in the Business Combination and the New Pinstripes Common Stock expected to be issued pursuant to the PIPE Financing and the Series I Financing, non-redeeming public stockholders, as a group, will own:

●	if there are no redemptions of Banyan Class A Common Stock, 9.7% of the New Pinstripes Common Stock expected to be outstanding immediately after the Business Combination; or

●	if there are maximum redemptions, 2.0% of the New Pinstripes Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of New Pinstripes than they now have on the board of directors, management and policies of Banyan. For further discussion of the assumptions underlying the no redemptions and maximum redemptions scenarios set forth above, please see “Unaudited Pro Forma Condensed Combined Financial Information.”

To the extent Banyan raises more than an aggregate of $75,000,000 of gross proceeds in the PIPE Financing and the Series I Financing, Banyan public stockholders’ ownership of the New Pinstripes Common Stock will be further diluted.

Banyan has a limited ability to assess the management of Pinstripes’ business and, as a result, cannot assure you that Pinstripes’ management has all the skills, qualifications, or abilities to manage a public company.

Banyan’s ability to assess Pinstripes’ management may be limited due to a lack of time, resources, or information. Banyan’s assessment of the capabilities of Pinstripes’ management, therefore, may prove to be incorrect, and Pinstripes management may lack the skills, qualifications, or abilities that Banyan believed Pinstripes management had. Should Pinstripes’ management not possess the skills, qualifications, or abilities necessary to manage a public company, the operations and profitability of New Pinstripes post- Business Combination may be negatively impacted.

Banyan and Pinstripes will be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the closing or effect of the Business Combination may affect the relationship between Banyan and Pinstripes and their respective suppliers, users, distributors, licensors, and licensees during the pendency of the Business Combination. Any such impact may have an adverse effect on Banyan or Pinstripes, and consequently on New Pinstripes. These uncertainties may cause parties that deal with Banyan or Pinstripes to seek to change existing business relationships with them and to delay or defer decisions concerning Banyan or Pinstripes. Changes to existing business relationships, including termination or modification, could negatively affect each of Banyan’s and Pinstripes’ revenue, earnings and cash flow, as well as the market price of Banyan’s shares of common stock. Adverse effects arising from the pendency of the Business Combination could be exacerbated by any delays in closing of the Business Combination or termination of the Business Combination Agreement.

During the pendency of the Business Combination, Banyan and Pinstripes may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of Banyan and Pinstripes to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s shareholders or stockholders, respectively.

Banyan may amend the terms of its warrants in a manner that may be adverse to holders of Banyan Public Warrants with the approval by the holders of at least 65% of the then outstanding Banyan Public Warrants. As a result, the exercise price of the Banyan Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a Banyan Public Warrant could be decreased, all without the approval of the holders thereof.

The Banyan Public Warrants were issued and registered under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the IPO prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interest of the registered holders of the warrants; provided that the approval by the holders of at least 65% of the then outstanding Banyan Public Warrants is required to make any change that adversely affects the interests of the registered holders of Banyan Public Warrants. Accordingly, Banyan may amend the terms of the Banyan Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Banyan Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Banyan Private Placement Warrants or any provision of the warrant agreement with respect to the Banyan Private Placement Warrants, 65% of the number of the then outstanding Banyan Private Placement Warrants. Although Banyan’s ability to amend the terms of the Banyan Public Warrants with the consent of at least 65% of the then outstanding Banyan Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of the Banyan Class A Common Stock purchasable upon exercise of a warrant.

Banyan’s Warrants are accounted for as a warrant liability and were recorded at fair value upon issuance, with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

Banyan accounts for its Warrants as a warrant liability which Banyan recorded at fair value upon their issuance, with any changes in fair value each period reported in earnings as determined by us based upon a valuation report obtained from Banyan’s independent third party valuation firm. As such, when Banyan’s stock price increases, the fair value of the warrant liability would increase, and Banyan would be required to recognize an expense associated with this change in fair value. Similarly, when Banyan’s stock price decreases, the fair value of the warrant liability would decrease, and Banyan would be required to recognize a gain associated with this change in fair value. The impact of changes in fair value on earnings may have an adverse effect on the market price of Banyan’s common stock.

Even if Banyan consummates the Business Combination, there is no guarantee that the New Pinstripes Public Warrants will ever be in the money, and they may expire worthless.

The exercise price for Banyan Public Warrants is $11.50 per Banyan Class A Common Stock and, if the Business Combination is consummated, the Banyan Public Warrants will be exchanged for New Pinstripes Public Warrants. There is no guarantee that the New Pinstripes Public Warrants will ever be in the money prior to their expiration and, as such, the New Pinstripes Public Warrants may expire worthless.

Banyan may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Banyan has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Banyan Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which Banyan gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by Banyan, Banyan may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. Banyan will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Banyan Private Placement Warrants will be redeemable by Banyan so long as they are held by the Insiders or their permitted transferees.

In the event Banyan (or New Pinstripes) determines to redeem the warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that Banyan (or New Pinstripes) elects to redeem all of the redeemable warrants as described above, Banyan (or New Pinstripes) will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Banyan (or New Pinstripes) not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Accordingly, if a holder fails to actually receive the notice of or otherwise fails to respond on a timely basis, it could lose the benefit of being a holder of a Banyan Public Warrant. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New Pinstripes’ posting of the redemption notice to the Depository Trust Company (“DTC”). The closing price for the Banyan Class A Common Stock as of the Record Date was

$     and has never exceeded the $18.00 threshold that would trigger the right to redeem the Banyan Public Warrants following the Closing.

Public stockholders who redeem their Public Shares may continue to hold any warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the warrants.

Public Stockholders that redeem their shares may continue to hold any warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such warrants. Assuming all redeeming Public Stockholders acquired Units in the IPO and continue to hold the warrants that were included in the Units, the redeeming Public Stockholders would recoup their entire investment and continue to hold warrants with an aggregate market value of $     (based on the market price of $     of the Banyan Public Warrants as of     , 2023), while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest in New Pinstripes upon exercise of the warrants held by redeeming Public Stockholders. Pursuant to the Extension Amendment Redemptions, holders of 20,151,313 shares of Banyan Class A Common Stock have already exercised their right to redeem their shares for cash.

Banyan’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Banyan.

Banyan’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Banyan arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) Banyan irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Banyan has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “NY Foreign Action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (a “NY Enforcement Action”), and (y) having service of process made upon such warrant holder in any such NY Enforcement Action by service upon such warrant holder’s counsel in the NY Foreign Action as agent for such warrant holder. Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Banyan may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Banyan’s business, financial condition and results of operations and result in a diversion of the time and resources of Banyan’s management and board of directors.

Banyan may not be able to consummate the Business Combination or another initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Banyan Class A Common Stock and liquidate, in which case the holders of Banyan Class A Common Stock may only receive $10.     per share (subject to increase for any additional interest earned in the Trust Account), or less than such amount in certain circumstances, and the warrants will expire worthless.

Banyan’s Existing Charter provides that if Banyan does not complete an initial business combination by December 24, 2023 (as such date may be extended by approval of the Banyan Stockholders), it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Banyan Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the corporation to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Banyan Class A Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Banyan’s remaining stockholders and board of directors, liquidate and dissolve, subject in each case to Banyan’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Banyan’s warrants, which will expire worthless if Banyan fails to complete an initial business combination within the required period.

Risks Related to the Redemption

There is no guarantee that a public stockholder’s decision whether to redeem their stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a Banyan stockholder might realize in the future had the stockholder not elected to redeem the Public Shares owned by such stockholder. Similarly, if a Public Stockholder does not redeem their stock, such stockholder will bear the risk of ownership of the New Pinstripes Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell their shares in the future for a greater amount than the redemption price set forth in this joint proxy statement/consent solicitation statement/prospectus. A Banyan stockholder should consult its own tax and/or financial advisors for assistance on how this may affect their individual situation.

If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the redemption requirements specified in this joint proxy statement/consent solicitation statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

We will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a stockholder fails to receive or review this joint proxy statement/consent solicitation statement/prospectus, such stockholder may not become aware of the opportunity to redeem their shares. In addition, this joint proxy statement/consent solicitation statement/prospectus describes the various procedures that must be complied with in order to validly redeem Public Shares. If a holder properly seeks redemption of their shares as described in this joint proxy statement/consent solicitation statement/prospectus and the Business Combination with Pinstripes is consummated, Banyan will redeem such shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Business Combination. In the event that a stockholder fails to comply with these procedures, its shares will not be redeemed. See the section entitled “Special Meeting of Banyan Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A public stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares issued in the IPO without the consent of Banyan. Your inability to redeem any such excess Public Shares could result in your suffering a material loss on your investment in Banyan if you sell such excess Public Shares in open market transactions. Banyan cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. However, Banyan’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.20 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust

Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not completed our initial business combination within the required time period, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.20 per Public Share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share (subject to increase for any additional amounts deposited into the Trust Account in respect of any funded extension period) or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we believe that our Sponsor’s only assets are securities of our company. Accordingly, we believe it is unlikely that our Sponsor would be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per Public Share (subject to increase for any additional amounts deposited into the Trust Account in respect of any funded extension period). In such event, we may not be able to complete our initial business combination, and our public stockholders would receive such lesser amount per share in connection with any redemption of Public Shares. None of our directors or officers will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (1) $10.20 per Public Share or (2) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.20 per share.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Banyan Board may be viewed as having breached their fiduciary duties, thereby exposing the members of the Banyan Board and us to claims seeking damages, including potential punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer,” a “fraudulent conveyance” or a “voidable transfer.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the

Banyan Board may be viewed as having breached its fiduciary duty and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims seeking damages, including potential punitive damages.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our Public Stockholders in connection with our liquidation would be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Because we do not intend to comply with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure our stockholders that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Risks Related to Taxation

A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares in connection with the Business Combination or otherwise.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. Effective with respect to repurchases after December 31, 2022, the IR Act provides for a U.S. federal 1% excise tax on certain repurchases of stock by “covered corporations” (generally, publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations). The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased during the taxable year, net of the fair market value of certain new stock issuances during the same taxable year. In addition, the excise tax does not apply to the extent the applicable redemption is treated as a “dividend” for United States federal income tax purposes. Certain other exceptions apply to the excise tax. The Treasury Department and the Internal Revenue Service recently issued interim guidance addressing certain key aspects of the excise tax, on which taxpayers can rely until issuance of forthcoming proposed regulations, which are anticipated to be generally retroactive to January 1, 2023 when finalized. Significantly, the interim guidance clarifies that a complete liquidation of a covered corporation is not generally subject to the excise tax. To the extent there is any redemption or other repurchase in connection with the Business Combination or otherwise, such redemption or other repurchase may be subject to the excise tax under the IR Act. If Banyan does not either complete the Business Combination or liquidate by December 31, 2023, Banyan may be subject to the excise tax imposed by the IR Act with respect of the Extension Amendment Redemptions.

If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code, holders of Pinstripes common stock receiving Banyan common stock in connection with the Business Combination may incur greater U.S. federal income tax liability as a result of the Business Combination.

Pinstripes and Banyan intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, neither Pinstripes nor Banyan has requested, or intends to request, a ruling from the IRS, with respect to the tax considerations of the Business Combination, and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore a taxable transaction for U.S. federal income tax purposes, holders of Pinstripes common stock receiving Banyan common stock in connection with the Business Combination generally would recognize taxable gain or loss on their receipt of the same in connection with the Business Combination.

Risks if the Business Combination Is Not Consummated

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares and/or warrants, potentially at a loss.

Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) our completion of the Business Combination, and then only in connection with those shares of Banyan Class A Common Stock that such stockholder properly elects to redeem, subject to the limitations described herein; (2) the redemption of any Public Shares properly submitted for redemption in connection with a stockholder vote to amend our Existing Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of our Public Shares if we do not complete the Business Combination within the combination period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of our Public Shares if we have not completed an initial business combination within the combination period, subject to applicable law and as further described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate an investment, public stockholders may be forced to sell their Public Shares and/or warrants, potentially at a loss.

Our ability to complete the Business Combination or another initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. It may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for our securities and cross-border transactions.

If we have not completed the Business Combination with Pinstripes within the combination period, nor have completed another business combination within such period, in each case, as such may be extended pursuant to Banyan’s organizational documents, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Banyan Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may receive only $10.20 per share, or less than $10.20 per share on the redemption of their shares, and our Warrants will expire worthless. See “—If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.20 per share” and other risk factors included in this joint proxy statement/consent solicitation statement/prospectus. Further, if we do not either complete the Business Combination or liquidate by December 31, 2023, we may be subject to the excise tax imposed by the IR Act with respect of the Extension Amendment Redemptions. In connection with the Extension Amendment, we agreed that funds in the Trust Account, including any interest thereon, will not be used to pay for any such excise tax liabilities. Because the excise tax would be payable by Banyan and the Sponsor and not by holders, the mechanics of any required payment of the excise tax have not been determined.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Banyan Board may not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Banyan Board is seeking approval to adjourn the Special Meeting to a later date or dates if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are insufficient Banyan Common Stock represented (either in person or by proxy) to approve the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Listing Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal. If the Adjournment Proposal is not approved, the Banyan Board may not have the ability to adjourn the Special Meeting to a later date and, therefore, the Business Combination would not be completed.

TICKER SYMBOLS, MARKET PRICE AND DIVIDEND INFORMATION

Banyan

Units, Common Stock and Warrants

Banyan Class A Common Stock and Banyan Public Warrants are currently listed on the NYSE under the symbols “BYN” and “BYN WS,” respectively. Certain of our shares of Banyan Class A Common Stock and Banyan Public Warrants currently trade as Units consisting of one share of Banyan Class A Common Stock and one-half of one redeemable warrant and are listed on the NYSE under the symbol “BYN.U.” The Units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Banyan Acquisition Corporation” to “Pinstripes Holdings, Inc.” We intend to apply for listing, to be effective at the time of the Business Combination, of the New Pinstripes Common Stock and the New Pinstripes Warrants on the NYSE (or Nasdaq) under the proposed symbols “PNST” and “PNST WS.”

Market Price

The closing price of the Units, Banyan Class A Common Stock and Banyan Public Warrants on June 22, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.38, $10.36 and $0.048, respectively. There is no public market for Banyan Class B Common Stock.

Holders of the Banyan Public Units, Banyan Class A Common Stock and Banyan Public Warrants should obtain current market quotations for their securities. The market price of Banyan’s securities could vary at any time before the Business Combination.

Holders

As of       , 2023, there was one holder of record of our units, two holders of record of Banyan Class A Common Stock, seven holders of record of Banyan Class B Common Stock, one holder of record of Banyan Public Warrants and three holders of record of Banyan Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Banyan Class A Common Stock and Banyan Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Banyan has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the New Pinstripes’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the New Pinstripes Board at such time.

Pinstripes

There is no public market for shares of Pinstripes’ equity securities.

SPECIAL MEETING OF BANYAN STOCKHOLDERS

General

Banyan is furnishing this joint proxy statement/consent solicitation statement/prospectus to its stockholders as part of the solicitation of proxies by the Banyan Board for use at the Special Meeting of its stockholders to be held on          , 2023 and at any adjournment or postponement thereof. This joint proxy statement/consent solicitation statement/prospectus provides Banyan’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held on           , 2023, at             [a.m./p.m.], Eastern Time, via a virtual meeting, or at such other time, on such other date and at such place to which the meeting may be postponed or adjourned.

If you hold your Banyan stock through a bank or broker, you will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, the Transfer Agent can issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

You can pre-register to attend the virtual Special Meeting starting           , 2023 at                 [a.m./p.m.], Eastern Time (two business days prior to the meeting date). Enter the following URL address into your browser https://www.cstproxy.com/    , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you want to vote during the Special Meeting.

On or about               , 2023, Banyan commenced mailing this joint proxy statement/consent solicitation statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Special Meeting. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live audio webcast by visiting https://www.cstproxy.com/          . You will need the control number that is printed on your proxy card to enter the Special Meeting. Banyan recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

If you do not have access to the internet, you can listen only to the Special Meeting by dialing                (or               if you are located outside of the United States and Canada (standard rates apply)) and when prompted enter the pin number                #. Please note you will not be able to vote or enter questions during the Special Meeting if you choose to participate telephonically.

Purpose of the Special Meeting

At the Special Meeting, Banyan stockholders are being asked to vote on the following proposals:

1.	the Business Combination Proposal;
2.	the Charter Amendment Proposal;
3.	the Governance Proposals;
4.	the Listing Proposal;
5.	the Equity Incentive Plan Proposal;
6.	the ESPP Proposal; and
7.	the Adjournment Proposal (if necessary).

Each of the Condition Precedent Proposals is conditioned on the approval of each of the other Condition Precedent Proposals. The Condition Precedent Proposals, the Governance Proposals and the ESPP Proposal will be presented to the stockholders for a vote only if the Business Combination Proposal is approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Record Date; Who is Entitled to Vote

The Banyan Board has fixed the close of business on            , 2023 as the Record Date for determining Banyan stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the Record Date, there were 11,243,687 shares of Banyan Common Stock outstanding and entitled to vote, of which 2,000,000 are converted Banyan Class A Common Stock, 3,998,687 are Banyan Class A Common Stock and 5,245,000 are Banyan Class B Common Stock. Each share of Banyan Common Stock is entitled to one vote per share at the Special Meeting.

The Sponsor Holders have agreed to vote their shares of Converted Banyan Class A Common Stock and shares of Banyan Class B Common Stock and any Public Shares purchased during or after the IPO, in favor of the proposals to be voted upon at the Special Meeting. As of the date hereof, the Sponsor Holders own approximately 64.4% of the total outstanding Banyan Common Stock.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Banyan stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of Banyan Common Stock entitled to vote as of the Record Date at the Special Meeting is represented at the Special Meeting virtually or by proxy. Abstentions will be counted as present for the purpose of determining a quorum. The Sponsor Holders, which currently hold approximately 64.4% of the issued and outstanding shares of Banyan Common Stock, will count towards this quorum. As of the Record Date, 5,621,844 shares of Banyan Common Stock would be required to be present at the Special Meeting virtually or by proxy to achieve a quorum.

Approval of the Charter Amendment Proposal requires the affirmative vote of 65% of the then outstanding shares of Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present. Approval of the Business Combination Proposal, the Governance Proposals (each which is a non-binding, advisory vote), the Listing Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Consummation of the Business Combination is conditioned on the approval of each of the Condition Precedent Proposals and each of the Condition Precedent Proposals is conditioned on the approval of each other Condition Precedent Proposal. The Adjournment Proposal and the Governance Proposals are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. It is important for you to note that in the event that each of the Condition Precedent Proposals does not receive the requisite vote for approval, then the Business Combination may not be consummated. If Banyan does not consummate the Business Combination and fails to complete an initial business combination by December 24, 2023 (as such date may be extended by approval of the Banyan Stockholders), Banyan will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the Public Stockholders.

Based on the ownership of the Sponsor Holders of the outstanding Converted Banyan Class A Common Stock and Banyan Class B Common Stock, which vote together with the Banyan Class A Common Stock as a single class, constituting the Banyan Common Stock, on each of the above proposals, except the Charter Amendment Proposal, which requires the holders of 65% of the then outstanding shares of Banyan Common Stock, voting together as a single class, the Sponsor Holders can approve each of the above proposals without the affirmative vote of any of the Public Stockholders.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Amendment Proposal only.

Under the NYSE rules, if a stockholder holds their shares in “street” name through a bank, broker or other nominee and the stockholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.

We believe that all of the proposals to be voted on at the Special Meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Special Meeting without your instruction.

Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so Banyan does not expect there to be any broker non-votes at the Special Meeting.

Recommendation of the Banyan Board

The Banyan Board has determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of Banyan and its stockholders and has directed that the proposals set forth in this joint proxy statement/consent solicitation statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this joint proxy statement/consent solicitation statement/prospectus. The Banyan Board recommends that Banyan’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governance Proposals, “FOR” the Listing Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal (if necessary). See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “—The Banyan Board’s Reasons for the Approval of the Business Combination” for additional information.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of one or more of Banyan’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Banyan and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Voting Your Shares

If you were a holder of record of Banyan Common Stock as of the close of business on                  , 2023, the Record Date for the Special Meeting, you may vote with respect to the proposals virtually at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of Banyan Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are three ways to vote your Banyan Common Stock at the Special Meeting:

Voting by Mail.   By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on              , 2023.

Voting at the Meeting Virtually.   If you attend the Special Meeting, you may vote virtually. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote virtually, you will need to have a legal proxy from your bank or broker and contact the Transfer Agent for specific instructions on how to receive the control number.

Voting Electronically.   You may attend, vote and examine the list of stockholders entitled to vote at the Special Meeting by visiting the website listed on your proxy card or voting instruction form and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify Banyan’s Chief Executive Officer in writing to Banyan Acquisition Corporation, 400, Skokie Blvd, Suite 820, Northbrook, Illinois 60062, before the Special Meeting that you have revoked your proxy; or
●	you may attend the Special Meeting, revoke your proxy, and vote online, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Vote of Banyan’s Sponsor, Directors and Officers

The Banyan Sponsor Holders entered into a Letter Agreement to vote their Converted Banyan Class A Common Stock, Banyan Class B Common Stock and any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Special Meeting. As of the date hereof, the Banyan Sponsor Holders own approximately 64.4% of the total outstanding Banyan Common Stock.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals (each of which is a non-binding, advisory vote), the Listing Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary). Under Banyan’s bylaws, no other matters may be considered at the Special Meeting if they are not included in this joint proxy statement/consent solicitation statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions about Voting Your Shares?

If you are a Banyan stockholder and have any questions about how to vote or direct a vote in respect of your Banyan Common Stock, you may call Morrow Sodali, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing                 .info@investor.morrowsodali.com.

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that Banyan redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $                  per share as of               , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable). If a holder properly seeks redemption as described in this section and the Business Combination is consummated, Banyan will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

As a Public Stockholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	hold Banyan Class A Common Stock;
(ii)	submit a written request to Continental, Banyan’s transfer agent, in which you (i) request that Banyan redeem all or a portion of your Banyan Class A Common Stock for cash, and (ii) identify yourself as the beneficial holder of the Banyan Class A Common Stock and provide your legal name, phone number and address; and
(iii)	tender or deliver your Banyan Class A Common Stock (and share certificates (if any)) to Continental, Banyan’s transfer agent, physically or electronically through DTC.

A Public Stockholder must complete the procedures for electing to redeem its Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2023 (two business days before the initially scheduled date of the Special Meeting), in order for its shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Banyan Class A Common Stock will be returned to the respective holder, broker or bank.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of Banyan that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering/delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request for redemption, once made by a Public Stockholder, may not be withdrawn following the Redemption Deadline, unless approved by the Banyan Board. Any corrected or changed written exercise of redemption rights must be received by Continental, Banyan’s transfer agent, by the Redemption Deadline.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person or entity with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Banyan Class A Common Stock with respect to more than an aggregate of 15% of the Banyan Class A Common Stock included in the Units issued in the IPO, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Banyan Class A Common Stock included in the Units issued in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

If the Business Combination is not approved or completed for any reason, then the Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Banyan will promptly return any shares (and share certificates (if any)) tendered or delivered by Public Stockholders. Banyan will only redeem Public Shares if Banyan has at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule) immediately prior to or upon consummation of the Business Combination.

Banyan’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Our Sponsor Holders have waived their redemption rights with respect to their Converted Banyan Class A Common Stock and Banyan Class B Common Stock in connection with the stockholder vote to approve the Business Combination, and our Sponsor and Insiders have also waived their redemption rights with respect to any Public Shares they hold in connection with the stockholder approval of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

The closing price of Banyan Class A Common Stock on                  , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus, was $               per share. The cash held in the Trust Account on such date was approximately $                (net of taxes payable) (approximately $             per share of Banyan Class A Common Stock). Prior to exercising redemption rights, stockholders should verify the market price of Banyan Class A Common Stock as they may receive higher proceeds from the sale of their Banyan Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Banyan cannot assure its stockholders that they will be able to sell their Banyan Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Banyan Class A Common Stock exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its shares of Banyan Class A Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by tendering or delivering your shares (and share certificates (if any)) (either physically or electronically) to Banyan’s transfer agent at least two business days prior to the initially scheduled date of the Special Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Certain Material United States Federal Income Tax Considerations.” The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of United States federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Holders of shares of Banyan Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation Costs

Banyan is soliciting proxies on behalf of the Banyan Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Banyan has engaged Morrow Sodali to assist in the solicitation of proxies for the Special Meeting. Banyan and its directors, officers and employees may also solicit proxies in person. Banyan will ask banks, brokers and other institutions, nominees and fiduciaries to forward this joint proxy statement/consent solicitation statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Banyan will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this joint proxy statement/consent solicitation statement/prospectus and the related proxy materials. Banyan will pay Morrow Sodali a fee of $    , plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as Banyan’s proxy solicitor. Banyan will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this joint proxy statement/consent solicitation statement/prospectus and the related proxy materials to Banyan stockholders. Directors, officers and employees of Banyan who solicit proxies will not be paid any additional compensation for soliciting.

Ownership of Sponsor

As of the Record Date for the Special Meeting, the Sponsor Holders owned of record and was entitled to vote an aggregate of 2,000,000 Converted Banyan Class A Common Stock and 5,245,000 Banyan Class B Common Stock. Such shares currently constitute approximately 64.4% of the outstanding shares of Banyan Common Stock. The Sponsor Holders have agreed to vote all shares of Banyan Common Stock they own in favor of the Business Combination. The Converted Banyan Class A Common Stock, the Banyan Class B Common Stock and the Banyan Private Placement Warrants have no right to participate in any redemption distribution and will be worthless if no business combination is completed by Banyan.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Banyan or its securities, the Sponsor, the Insiders, Pinstripes and/or their respective affiliates may purchase Public Shares and/or Banyan Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Banyan Common Stock. In such transactions, the purchase price for the Banyan Common Stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Banyan Common Stock they acquire in such transactions. However, any Banyan Common Stock acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible.

As of the date of this joint proxy statement/consent solicitation statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Banyan will file with the SEC a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Banyan has received redemption requests.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our stockholders should read carefully this joint proxy statement/consent solicitation statement/prospectus, and the documents incorporated by reference herein, carefully and in their entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this joint proxy statement/consent solicitation statement/prospectus. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholders vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Banyan Common Stock that are cast by holders present in person or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. You and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel), because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective Parties (as defined below) made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the Parties and are subject to important qualifications and limitations agreed to by the Parties in connection with negotiating the Business Combination Agreement, including by the underlying disclosure schedules (the “Schedules”), which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the Parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

Additionally, the representations and warranties of the Parties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this joint proxy statement/consent solicitation statement/prospectus. Accordingly, no person or entity should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this joint proxy statement/consent solicitation statement/prospectus as characterizations about the actual state of facts of the Parties.

General; Structure of the Business Combination

On June 22, 2023, Banyan enter into the Business Combination Agreement with Panther Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Banyan (“Merger Sub”), and Pinstripes (collectively, the “Parties” and each a “Party”), pursuant to which, at the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into Pinstripes, following which the separate existence of Merger Sub will cease and Pinstripes will continue as the surviving entity (the “Surviving Entity”) and a wholly-owned subsidiary of Banyan (such merger, the “Merger”).

Following the Business Combination, Banyan will change its name to Pinstripes Holdings, Inc. (or an alternative name determined by Pinstripes).

Pinstripes Preferred Conversion and Treatment of Pinstripes Warrants and Pinstripes Convertible Notes

In connection with the Business Combination, immediately prior to the Effective Time:

(a)	each share of Pinstripes Preferred Stock then issued and outstanding will be converted into a number of shares of Pinstripes Common Stock in accordance with the Pinstripes Charter (the “Pinstripes Preferred Conversion”); and

(b)	each Pinstripes Warrant and Pinstripes Convertible Note will be automatically exercised for, or convert into, a certain number of shares of Pinstripes Common Stock as provided under each Pinstripes Warrant and Pinstripes Convertible Note, as applicable, and cancelled.

Consideration to be Received in the Business Combination

In consideration for the consummation of the Business Combination and as a result of the Merger, among other things:

(a)	(i) all outstanding shares of Pinstripes Common Stock (including any Pinstripes Common Stock issued upon the Pinstripes Preferred Conversion and conversion of Pinstripes Warrants and Pinstripes Convertible Notes, but excluding any Pinstripes Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law, shares of Pinstripes Common Stock held by Pinstripes as treasury stock and shares of Pinstripes Common Stock issued in connection with the conversion of the Series I Convertible Preferred Stock of Pinstripes) will be automatically cancelled and converted, based on the Exchange Ratio, into the right to receive the number of New Pinstripes Common Stock set forth on an allocation schedule to be delivered by Pinstripes to Banyan at least three business days prior to the Closing, and (ii) each outstanding share of Pinstripes Common Stock received upon conversion of the Series I Convertible Preferred Stock of Pinstripes will be automatically cancelled and converted, based on the Series I Exchange Ratio (as defined in the Business Combination Agreement), into the right to receive the number of New Pinstripes Common Stock set forth on an allocation schedule to be delivered by Pinstripes to Banyan at least three business days prior to the Closing; and
(b)	each Pinstripes Option (whether vested or unvested) shall be assumed and substituted with an option to purchase a number of shares of New Pinstripes Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Pinstripes Common Stock subject to such Pinstripes Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Pinstripes Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

Closing of the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing shall take place electronically by exchange of signature pages by email or other electronic transmission at 9:00 a.m., Eastern Time, on (a) the third business day after the conditions set forth in Article IX of the Business Combination Agreement have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their respective terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) such other date and time as Parties mutually agree in writing.

Conditions to the Closing of the Business Combination

Conditions to Obligations of Banyan, Merger Sub and Pinstripes

The respective obligations of Banyan, Merger Sub and Pinstripes to consummate the Business Combination are subject to the satisfaction, or written waiver by all such Parties, of each of the following conditions:

●	receipt of any applicable regulatory approvals, including the expiration or termination of the waiting period under the HSR Act;
●	absence of laws or orders making the Business Combination illegal or preventing the consummation of the Business Combination;
●	approval of the Business Combination and related agreements and transactions by the stockholders of Pinstripes and Banyan;
●	conditional approval of Banyan’s initial listing application with the applicable stock exchange with Banyan satisfying any applicable initial and continuing listing requirements of the applicable stock exchange, and conditional approval of the New Pinstripes Common Stock for listing on the applicable stock exchange;
●	acceptance of the certificate of merger by the Secretary of State of the State of Delaware; and
●	delivery of the executed Pinstripes stockholder consent to Banyan.

Additional Conditions to Obligations of Banyan Parties

The obligations of the Banyan Parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction, or written waiver by Banyan, of each of the following additional conditions:

●	the representations and warranties of Pinstripes set forth in Article III of the Business Combination Agreement (other than the representations and warranties regarding organization, authority, enforceability, non-contravention, capitalization, brokerage and affiliate transactions and the no Material Adverse Effect representation and warranty in Section 3.5), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein being be true and correct as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect;
●	the no Material Adverse Effect representation and warranty in Section 3.5 of the Business Combination Agreement will be true and correct in all respects as of the Closing Date,
●	the representations and warranties regarding organization, authority, enforceability, non-contravention, brokerage and affiliate transactions being be true and correct in all material respects (except for such representations and warranties that are qualified by their respective terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties being true and correct in all material respects (except for such representations and warranties that are qualified by their respective terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of such date), and the representations and warranties regarding capitalization being true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies;
●	Pinstripes having performed the covenants and agreements to be performed by Pinstripes on or before the Closing in accordance with the Business Combination Agreement in all material respects;
●	since the date of the Business Combination Agreement, no Material Adverse Effect having occurred;
●	Pinstripes having delivered to Banyan a bring-down certificate certifying that the conditions set forth in the preceding five bullet points of this section have been satisfied;
●	holders of not more than ten percent (10%) of the outstanding shares of Pinstripes Stock (as determined immediately prior to the Effective Time on an as converted to Pinstripes Common Stock basis) having demanded appraisal for the shares of Pinstripes Stock held by such Pinstripes Stockholders in accordance with Section 262 of the DGCL; and
●	Pinstripes having delivered to Banyan the various certificates, instruments and documents referred to in Section 2.6(b) of the Business Combination Agreement.

Additional Conditions to Obligations of Pinstripes

The obligation of Pinstripes to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction, or written waiver by Pinstripes of each of the following additional conditions:

●	the representations and warranties of the Banyan Parties set forth in Article IV of the Business Combination Agreement (other than the representations and warranties regarding organization, authority, enforceability, non-contravention, brokerage, business activities, organization of Merger Sub, capitalization and related-party transactions), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, being true and correct as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties being true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would have a material adverse effect on any Banyan Party;

●	the Banyan Parties’ representations and warranties regarding organization, authority, enforceability, non-contravention, brokerage, business activities, organization of Merger Sub and related-party transactions, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, being true and correct in all material respects as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date), and the representations and warranties regarding capitalization of the Banyan Parties being true and correct in all respects as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies;
●	the Banyan Parties having performed the covenants and agreements to be performed by the Banyan Parties on or before the Closing in accordance with the Business Combination Agreement in all material respects;
●	Banyan having delivered to Pinstripes a bring-down certificate certifying that the conditions set forth in the preceding three bullet points of this section have been satisfied;
●	Banyan having delivered to Pinstripes (and, to the extent required in Section 2.6(a), to the Trustee) the various certificates, instruments and documents referred to in Section 2.6(a) of the Business Combination Agreement; and
●	immediately prior to the Closing, the sum of (i) the amount in the Trust Account net of any Redemptions; plus (ii) the total amount received (or to be received at the Closing) by Banyan in respect of the PIPE Financing; plus (iii) the Series I Amount received (or to be received) by Pinstripes in respect of the Series I Financing; plus (iv) fifty percent (50%) of the total amount received (or to be received at the Closing) by Pinstripes or Banyan, as applicable, in respect of the Permitted Equity Financing (as defined below) (if any), being in the aggregate, equal to or greater than the Minimum Cash Amount.

Limitations of Failure of a Condition

A Party may not rely on the failure of any closing condition to be satisfied if such failure was due to the failure of such Party to act in good faith or to use reasonable best efforts to cause the Closing conditions of such Party to be satisfied.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated thereby (including the Business Combination) abandoned at any time prior to the Closing by:

●	mutual written agreement of Pinstripes and Banyan;
●	either Pinstripes or Banyan by written notice to the other, if any governmental entity has enacted any final and non-appealable law or order that permanently prevents the consummation of the transactions contemplated by the Business Combination Agreement or makes the same illegal, except that the right to terminate shall not be available to any Party whose breach of any representation, warranty, covenant or agreement that results in or is the primary cause of such final, non-appealable law or order;
●	either Pinstripes or Banyan by written notice to the other, if the consummation of the transactions contemplated by the Business Combination Agreement shall not have occurred on or before December 24, 2023 (the “Outside Date”), provided that the right to terminate shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements and such material breach is the primary cause of or has resulted in the failure of the Closing on or before the Outside Date;
●	Pinstripes by written notice to Banyan, if any Banyan Party breaches or fails to perform in any material respect any of their respective representations or warranties or respective covenants or agreements, which breach or failure to perform would render a condition precedent to Pinstripes’ applicable obligation to consummate the transactions not capable of being satisfied and after written notice of such breach or failure to perform, cannot be cured or has not been cured by Banyan by the earlier of the Outside Date and 30 business days after receipt of such written notice and Pinstripes has not waived in writing such breach or failure; provided however, the right to terminate shall not be available to Pinstripes if it is in material breach of any representation, warranty, covenant or agreement and such breach would give rise to a failure of any condition to Banyan’s applicable obligations to consummate the transaction;

●	Banyan by written notice to Pinstripes, if Pinstripes breaches or fails to perform in any material respect any of its representations or warranties or covenants or agreements, which breach or failure to perform would render a condition precedent to the Banyan Parties’ applicable obligations to consummate the transactions not capable of being satisfied and after written notice of such breach or failure to perform, cannot be cured or has not been cured by Pinstripes by the earlier of the Outside Date and 30 business days after receipt of such written notice and Banyan has not waived in writing such breach or failure; provided however, the right to terminate shall not be available to Banyan if it is in material breach of any representation, warranty, covenant or agreement and such breach would give rise to a failure of any condition to Pinstripes’ applicable obligations to consummate the transaction;
●	Banyan, if the required Pinstripes stockholder consent shall not have been obtained by Pinstripes and delivered to Banyan before three full business days after the Registration Statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part is declared effective and delivered or otherwise made available to the Pinstripes stockholders;
●	Pinstripes, if at any time prior to the Closing, the Banyan Board effects a change in recommendation that the Banyan stockholders vote in favor of the approval of the Banyan Stockholder Matters, and
●	Pinstripes, in the event that Pinstripes and Banyan mutually determine in writing that the Merger is not expected to qualify for the Intended Tax Treatment (as defined below) and the Parties are unable to mutually agree on an alternative transaction structure.

Fees and Expenses

Each Party is responsible for its own fees and expenses in connection with the Business Combination, provided that if the Closing occurs, New Pinstripes will bear and pay all unpaid Pinstripes expenses and unpaid Banyan expenses. Additionally, Pinstripes and Banyan shall each bear 50% of the HSR Act filing fee.

The Business Combination Agreement also provides that, in case the Business Combination Agreement is terminated (unless by Pinstripes due to a willful and material breach by Banyan), Banyan and Pinstripes will share any qualifying expenses relating to the Business Combination in the following manner: (i) first, Banyan will bear and pay up to $400,000 of such qualifying expenses, and (ii) second, Pinstripes will bear and pay up to $1,500,000 of any remaining expenses that qualify for expense reimbursement. Qualifying expenses are any Banyan expenses that are incurred on and following May 1, 2023, with the exception of fees and expenses of legal counsel to the Banyan Parties. In the event that Banyan estimates Banyan expenses will exceed $1,900,000, the Parties shall negotiate in good faith to agree upon an allocation of Banyan expenses in excess of $1,900,000. In addition, if (i) a qualified expense becomes due and payable by Banyan prior to the Closing, (ii) Banyan has already borne and paid $400,000 in qualified expenses and (iii) Pinstripes has borne and paid less than $1,500,000 in qualified expenses, then Pinstripes shall pay Banyan or the applicable service provider such qualified expense.

Additional Covenants of the Parties

Joint Covenants

The Parties made certain joint covenants in the Business Combination Agreement including:

●	to use their reasonable best efforts to consummate the Business Combination in the most expeditious manner practicable (including executing and delivering any documents that are necessary for the consummation of the transactions contemplated pursuant to the Business Combination Agreement);
●	to cause the directors and officers of Pinstripes and Banyan immediately following the Effective Time to be comprised of the seven (7) individuals set forth on Exhibit G to the Business Combination Agreement (subject to updates by Pinstripes, at any time prior to the declaration of the effectiveness of the Registration Statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part by the SEC and to the extent the same does not result in Banyan not meeting the listing requirements of the stock exchange on which Banyan is to be listed at Closing, to (i) remove and/or replace (A) any members of the Pinstripes Board and/or the Banyan Board designated by Pinstripes, and (B) any officers of Pinstripes and/or Banyan, (ii) appoint additional officers of Pinstripes and/or Banyan and (iii) except with respect to the director designated by Banyan, designate (or re-designate) the classes upon which any members of the Banyan Board may be classified);

●	to notify the other party in writing promptly after learning of any development or circumstances that would reasonably be expected to result in the failure of a closing condition;
●	to keep certain information confidential in accordance with the existing non-disclosure agreement;
●	to refrain from taking any action that could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment, or if it is determined that the Merger will not so qualify, to use commercially reasonable efforts to restructure the transactions contemplated in the Business Combination Agreement to so qualify;
●	to cooperate in connection with completing the Permitted Equity Financing and the PIPE Financing;
●	to cooperate in connection with certain tax matters and filings;
●	to use their reasonable best efforts to file promptly all notices and other documents required to be filed by such party with any governmental entity with respect to the transactions contemplated in the Business Combination Agreement, and to promptly obtain all authorizations, approvals, clearances and consents of any governmental entity in connection with such filings and keep the other party apprised of the status of such matters (each party is also required to cause the filing of the Notification and Report Forms required pursuant to the HSR Act within 15 business days following the date of the Business Combination Agreement and, to the extent available, to request early termination of the waiting period under the HSR Act, make any necessary responses to any requests for additional information and documents made by any governmental entity pursuant to the HSR Act and use reasonable best efforts to resolve objections as may be asserted by any governmental entity in connection with such filing (including consenting to any divestiture or other structural relief in order to obtain clearance);
●	to cooperate with each other to prepare and make certain SEC filings, including the Registration Statement and the joint proxy statement/consent solicitation statement/prospectus included herein; and, if any party discovers any information that should be set forth in an amendment or supplement to the joint proxy statement/consent solicitation statement/prospectus, so that the same would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, such party shall inform the other parties and with respect to Banyan, promptly file an appropriate amendment or supplement describing such information with the SEC; and
●	to refrain from, directly or indirectly, (a) soliciting or initiating any competing transaction or take any action to knowingly facilitate or encourage any person, to enter into any agreement or make any filing with the SEC or other governmental entity, with respect to a competing transaction; (b) entering into, participating in or continuing or otherwise engaging in any discussions or negotiations with any competing party regarding a competing transaction; (c) furnishing any information relating to any party to a competing party, for the purpose of assisting with or facilitating a competing transaction; (d) approving, endorsing or recommending any competing transaction; or (e) entering into a competing transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a competing transaction or publicly announcing an intention to do so.

Banyan Covenants

Banyan made certain other covenants in the Business Combination Agreement, including:

●	subject to the satisfaction or waiver of the closing conditions, to provide a notice and required documents to the Trustee in accordance with the Trust Agreement and the governing documents of Banyan to cause the Trustee to pay as and when due all amounts payable to the Banyan stockholders who have validly elected to redeem their respective shares of Banyan stock;
●	to ensure that Banyan remains listed as a public company on the NYSE and to take all actions necessary until the Closing to maintain qualification as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”);
●	to timely file all required SEC reports;
●	to use reasonable best efforts to cause New Pinstripes Common Stock which will be issued in connection with the Business Combination to be approved for listing on NYSE (or Nasdaq, as applicable);

●	to file the Registration Statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part, and use reasonable best efforts to cause the same to be declared effective under the Securities Act as promptly as reasonably practicable and to keep the same effective as long as is necessary to consummate the Business Combination;
●	to take all actions necessary to duly convene the Special Meeting as promptly as practicable after the completion of the SEC’s review of the Registration Statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part (but not more than 25 days after completion of the mailing of the joint proxy statement/consent solicitation statement/prospectus to the Banyan stockholders) for the purpose of voting upon the approval of the Banyan Stockholder Matters, and to include in this joint proxy statement/consent solicitation statement/prospectus the recommendation of the Banyan Board to our stockholders to vote in favor of the Banyan Stockholder Matters;
●	to use its reasonable best efforts to obtain additional financing commitments from certain third party investors (the “PIPE Investors”) by entering into subscription agreements in form and substance reasonably satisfactory to Pinstripes (the “PIPE Subscription Agreements”), pursuant to which the PIPE Investors will commit to make a private investment in the public equity of Banyan by way of subscribing for New Pinstripes Common Stock for a gross purchase price of $10.00 per share in cash at Closing and resulting in aggregate gross proceeds to Banyan of up to $53,733,800, less the aggregate gross proceeds from any Interim Series I Issuance(s) (as defined below).
●	to indemnify and hold harmless each present and former director, manager and officer of Banyan against any liabilities incurred in connection with any action, whether civil, criminal or administrative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, to the fullest extent permitted under applicable law, the governing documents of Banyan and any indemnification agreement between Banyan and such indemnified person, including by maintaining for a period of six years from the Closing provisions regarding director and officer indemnification in Banyan’s governing documents that are no less favorable to such indemnified persons than the provisions of such governing documents as of the date of the Business Combination Agreement, and to maintain for a period of six years from the Closing directors’ and officers’ liability insurance with substantially the same coverage and amounts as the terms of such current insurance coverage, except that Banyan shall not be obligated to pay an annual premium for such insurance in excess of 300% of the annual premium payable in the aggregate by Banyan for such insurance policy for the year ended 2023;
●	to operate its business in the ordinary course of business except with the prior written consent of Pinstripes (such consent not to be unreasonably withheld, conditioned or delayed), and refrain from taking the following actions without Pinstripes’ written consent (not to be unreasonably withheld, conditioned or delayed) until the earlier of the Closing and the termination of the Business Combination Agreement:
(A)	amend or otherwise modify any of its governing documents or the Trust Agreement (in each case, including by merger, consolidation or otherwise);
(B)	withdraw any amounts from the Trust Account, other than as expressly permitted by the governing documents of the Banyan or the Trust Agreement;
(C)	other than in connection with any subscription agreement to be entered into with PIPE Investors (in accordance with the terms hereof), issue or sell, or authorize to issue or sell, any equity interests, or any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any equity interests of any Banyan Party;
(D)	other than in connection with the Redemptions, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to any of the equityholders of any Banyan Party;
(E)	adjust, split, combine, consolidate, exchange, redeem (other than through a Redemption) or reclassify, or purchase or otherwise acquire, any of its equity interests, or otherwise change any of the Banyan Class A Common Stock or Banyan Class B Common Stock into a different number of units or shares or a different class of equity interests;
(F)	(A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for borrowed money, other than (x) drawing down additional indebtedness under the existing terms of the working capital loans in effect as of the date of the Business Combination Agreement in order to finance working capital needs of Banyan in accordance with their terms or (y) entering into new working capital loans, in each case, on substantially similar terms as those in effect as of the date of the Business Combination

Agreement under the existing working capital loans and in order to pay actual, documented, bona fide third party costs incurred by the Banyan in connection with the operation of Banyan, (B) make any loans, advances or capital contributions to, or investments in, any person or entity or (C) amend or modify any of its indebtedness;
(G)	enter into, renew, modify or revise any contract or transaction with the Sponsor, or otherwise enter into any transaction or contract with the Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by any Banyan Party to the Sponsor, any of any Banyan Party’s officers or directors or any affiliate of the Sponsor, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated under the Business Combination Agreement;
(H)	enter into any new line of business;
(I)	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(J)	(x) acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) any corporation, partnership or other business organization or otherwise acquire any equity interests or material assets from any third party, (y) enter into any strategic joint venture, partnership or alliance with any other person or (z) make any loan or advance or investment in any third party or initiate the start-up of any new business or joint venture or form any non-wholly owned subsidiary;
(K)	change its jurisdiction of tax residence;
(L)	(x) hire any employee or (y) adopt or enter into any employee benefit plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, manager, director or other individual service provider of any Banyan Party (for the avoidance of doubt, other than consultants, advisors, including legal counsel or institutional service providers, engaged by Banyan));
(M)	except as may be required by applicable law, GAAP or any governmental entity with competent jurisdiction, or upon recommendation from its accountants or auditors, make any material change in its financial or tax accounting methods, principles or practices (or change an annual accounting period thereof);
(N)	make, change or revoke any election relating to taxes, enter into any agreement, settlement or compromise with any taxing authority relating to any material amount of taxes, abandon or fail to diligently conduct any material audit, examination or other proceeding in respect of a material amount of taxes, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a taxing authority, file any amendment of any income tax return or other material tax return, fail to timely file (taking into account valid extensions) any income tax return or other material tax return required to be filed, file any tax return in a manner inconsistent with its past practices, fail to pay any material amount of tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material tax or material tax return, enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), surrender any right to claim any refund of a material amount of taxes or take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment;
(O)	commit to making or make or incur any capital commitment or capital expenditure;
(P)	waive, release, assign, settle or compromise any pending or threatened proceeding or any investigations or actions by any governmental entity under any federal or state antitrust laws that are threatened, initiated or continued before or after the expiration, or early termination, of the waiting period under the HSR Act or any other antitrust laws;
(Q)	convert or agree to convert any indebtedness (including indebtedness pursuant to which any amount is owed to the Sponsor or any affiliate thereof) into Banyan Public Warrants or other warrants; or
(R)	agree to or authorize or commit in writing to do any of the foregoing.

●	to take all steps as may be reasonably required to cause acquisitions or dispositions of Banyan Common Stock that occur in connection with the Business Combination by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved for the purposes of exemption under Rule 16b-3 promulgated under the Exchange Act;
●	to adopt the 2023 EIP Plan and the ESPP; and
●	to adopt the Proposed Charter and Proposed Bylaws;

Pinstripes Covenants

Pinstripes made certain other covenants in the Business Combination Agreement, including:

●	to operate and to cause its subsidiaries to operate in the ordinary course of business and to use and cause its subsidiaries to use commercially reasonable efforts to maintain intact its and its subsidiaries’ respective businesses in all material respects and preserve their respective relationships with material suppliers, distributors and others with whom such Pinstripes Party has a material business relationship, except as consented to in writing by Banyan (such consent not to be unreasonably conditioned, withheld or delayed) and except as required by applicable law, and to refrain from taking (or allowing any of its subsidiaries to take) any of the following actions, except as consented to in writing by Banyan (such consent not to be unreasonably conditioned, withheld or delayed):
(A)	(A) amend or otherwise modify any of its governing documents (including by merger, consolidation or otherwise), or (B) amend, waive or otherwise modify any amendments to the Pinstripes Convertible Notes amendments, the Cohen Warrant or the Leon Warrant;
(B)	except as may be required by law, GAAP or any governmental entity with competent jurisdiction, make any material change in its financial or tax accounting methods, principles or practices (or change an annual accounting period thereof);
(C)	make, change or revoke any election relating to taxes, enter into any agreement, settlement or compromise with any taxing authority relating to any material amount of taxes, abandon or fail to diligently conduct any material audit, examination or other proceeding in respect of a material amount of taxes, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a taxing authority, file any amendment of any income tax return or other material tax return, fail to timely file (taking into account valid extensions) any income tax return or other material tax return required to be filed, file any tax return in a manner inconsistent with the past practices of the Pinstripes Group, fail to pay any material amount of tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material tax or material tax return, enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), surrender any right to claim any refund of a material amount of taxes or take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment;
(D)	(A) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other equity interests, as applicable, except (x) in connection with Pinstripes Preferred Conversion, the conversion of any Pinstripes Warrant or Pinstripes Convertible Note, a Permitted Equity Financing or the Series I Financing, in each case, pursuant to their terms as of the date of the Business Combination Agreement or the terms and conditions of the Business Combination Agreement, as applicable, or (y) issuances of Pinstripes Common Stock pursuant to the exercise of Pinstripes Options in accordance with the terms and conditions of the applicable grant agreement and the applicable Pinstripes equity plan in effect as of the date of the Business Combination Agreement, or (B) issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other equity interests, except Pinstripes Options granted to service providers other than Dale Schwartz in the ordinary course of business;
(E)	declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions to another Pinstripes Party;

(F)	split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other equity interests, as applicable;
(G)	(x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any of its indebtedness, as applicable, except for, in each of the foregoing cases, (1) additional borrowings permitted under Pinstripes’ credit facility with Silverview Credit Partners LP that are less than an indebtedness threshold (which is equal to $5,000,000 plus the amount of cash and cash equivalents held by the Pinstripes Group) and (2) additional furniture, fixtures and equipment loans relating to any Pinstripes locations;
(H)	cancel or forgive any indebtedness owed to any Pinstripes Party;
(I)	make any capital expenditure or incur any liabilities in connection therewith, except for expenditures made in the ordinary course of business;
(J)	make or effect any material amendment or termination (other than an expiration in accordance with the terms thereof) of any material contract or enter into any contract that, if entered into prior to the execution of the Business Combination Agreement, would be a material contract, in each case, other than in the ordinary course of business;
(K)	enter into, renew, modify or revise any affiliated transaction, as applicable, other than those that will be terminated at Closing;
(L)	sell, lease, license, assign, transfer, permit to lapse, abandon or otherwise dispose of any of its properties or tangible assets that are, with respect to Pinstripes or any other Pinstripes Party, material to the businesses of the Pinstripes Group, except in the ordinary course of business;
(M)	sell, lease, license, sublicense, assign, transfer, permit to lapse, abandon or otherwise dispose of or encumber any rights under or with respect to any intellectual property, except for non-exclusive licenses granted in the ordinary course of business, or disclose any confidential information or trade secret to any person except pursuant to a written agreement entered into in the ordinary course of business requiring that person to maintain the confidentiality of, and preserving all rights of the applicable Pinstripes Party in, such confidential information or trade secret;
(N)	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(O)	grant or otherwise create, or consent to the creation of, any lien (other than a permitted lien) on any of its material assets or leased real property, other than in connection with any indebtedness permitted by clause (G) above;
(P)	fail to maintain in full force and effect any insurance policies or allow any coverage thereunder to be materially reduced, except as replaced by a substantially similar insurance policy;
(Q)	make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) in the ordinary course of business, (B) as required by applicable law or pursuant to a Pinstripes employee benefit plan as in effect on June 22, 2023 that has been provided to the Banyan prior to June 22, 2023 and set forth on the Schedules or (C) entering into any Pinstripes employee benefit plan with any employee or other individual service provider hired, engaged or promoted by any Pinstripes Party following June 22, 2023 in the ordinary course of business; provided, that Pinstripes shall not and shall cause Pinstripes Subsidiaries not to take any action otherwise permitted by clauses (A) in its entirety with respect to Dale Schwartz, clause (B) (pursuant to a Pinstripes employee benefit plan with respect to Dale Schwartz and clause (C) with respect to promotion of Dale Schwartz;
(R)	pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any retention, sale, change-in-control or other similar bonus, severance or similar compensation or benefits, in each case, other than as required pursuant to applicable law or a Pinstripes employee benefit plan as in effect on June 22, 2023 that has been provided to the Banyan prior to June 22, 2023 and is set forth on the Schedules;

(S)	other than as required by applicable law, as typically carried out in the ordinary course of business or as required for the annual insurance renewal for health and/or welfare benefits, establish, modify, amend, terminate, enter into, commence participation in or adopt any Pinstripes employee benefit plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Pinstripes employee benefit plan if in effect on June 22, 2023; provided, that Pinstripes shall not and shall cause Pinstripes Subsidiaries not to enter into, commence participation in or adopt any company employee benefit plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Pinstripes employee benefit plan if in effect on June 22, 2023 with respect to Dale Schwartz, solely to the extent that Dale Schwartz is treated in a disproportionate manner relative to all other employees of Pinstripes;
(T)	hire or engage (other than to fill a vacancy), furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $250,000;
(U)	except as required by applicable law, negotiate, modify, extend, terminate or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of any Pinstripes Party;
(V)	implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice or other obligations under the Worker Adjustment and Retraining Notification Act of 1988;
(W)	waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of Pinstripes Group, as applicable, to engage or compete in any line of business in any respect material to any business of the Pinstripes Group, as applicable;
(X)	buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the ordinary course of business or (B) other assets in an amount not to exceed $50,000 individually or $100,000 in the aggregate;
(Y)	enter into any new line of business;
(Z)	make any material change to any of its cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;
(AA)	amend, extend, renew, terminate or modify, in any material respect (excluding extensions, amendments and renewals effectuated in the ordinary course of business), any material lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property (other than, in each case, entering into, amending, modifying or revising of leases for future Pinstripes locations on terms substantially consistent with market standard terms); or
(BB)agree to or authorize or commit in writing to do any of the foregoing.
●	to provide Banyan with reasonable access to the Pinstripes Parties’ properties, employees, books and records;
●	to provide Banyan with required documentation for this joint proxy statement/consent solicitation statement/prospectus and listing application;
●	to issue up to an additional $7,000,000 in the aggregate of Series I Convertible Preferred Stock of Pinstripes (the “Interim Series I Issuance”) upon written instruction from the Sponsor prior to the Closing (with Pinstripes already having issued $1,886,200 of such stock on June 30, 2023);
●	to indemnify and hold harmless each present and former director, manager and officer of Pinstripes Group against any liabilities incurred in connection with any action, whether civil, criminal or administrative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, to the fullest extent permitted under applicable law, applicable governing documents and any indemnification agreement between Pinstripes Group and such indemnified person, including by maintaining for a period of six years from the Closing provisions regarding director and officer indemnification in Pinstripes Group’s governing documents that are no less favorable to such indemnified persons than the provisions of such governing documents as of the date of the Business Combination Agreement;
●	to terminate certain affiliate agreements, except as provided in the Schedules;
●	to use reasonable best efforts to obtain the requisite consent of the Pinstripes Stockholders under the DGCL and the Pinstripes Organizational Documents to approve the Business Combination and the related transactions as soon as reasonably practicable after the Registration Statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part is declared effective under the Securities Act and delivered and, in any event, before 11:59 p.m., Central Time, on the third (3rd) full business day after Banyan provides Pinstripes with notice that the Registration Statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part has been declared effective under the Securities Act;
●	to use reasonable best efforts to take certain actions listed on the Schedules to ensure compliance with the Affordable Care Act and ensure Pinstripes’ 401(k) plan is brought into compliance with applicable laws;
●	to refrain from purchasing or selling any securities of Banyan while in possession of material nonpublic information; and
●	subject to compliance with all applicable listing and corporate governance rules and NYSE regulations, in its sole discretion, to enter into arms-length subscription or similar agreements with strategic investors (with the proceeds raised therefrom not to exceed $25,000,000 in the aggregate) (the “Permitted Equity Financing”).

For additional information regarding the 2023 EIP Plan and ESPP, see the sections entitled “Proposal No. 5 — The Equity Incentive Plan Proposal” and “Proposal No. 6 — The ESPP Proposal”

Trust Account Waiver

Pinstripes has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom), and has waived any claims it, and its equityholders and affiliates, had or may have at any time against or with respect to the Trust Account (or distributions therefrom) as a result of, or arising out of, any discussions, contracts or agreements (including the Business Combination Agreement) among Banyan and Pinstripes and agreed not seek recourse against the Trust Account (or distributions therefrom) for any reason whatsoever.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the Parties.

In the Business Combination Agreement, the Banyan Parties make customary representations and warranties, including in relation to: corporate organization, due authorization, non-contravention, litigation, compliance with laws, organization of Merger Sub, governmental authorities and required consents, trust account matters, brokers’ fees, SEC filings and financial statements and liabilities relating thereto, business activities, taxes, capitalization, Banyan’s listing on the NYSE and status as an emerging growth company, related party transactions, information supplied with respect to this joint proxy statement/consent solicitation statement/prospectus, employees, contracts, insurance, validity of the extension of Banyan’s term, receipt of the Fairness Opinion and unpaid Banyan expenses.

In the Business Combination Agreement, Pinstripes makes representations and warranties regarding itself and its subsidiaries, including relating to: corporate organization, subsidiaries, due authorization, non-contravention, governmental authorities and required consents, capitalization, capitalization of subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws and permits, material contracts and no contractual defaults, environmental matters, employee benefit plans, labor matters, taxes, insurance, equipment and other tangible property, real property, intellectual property and IT security, the absence of any Material Adverse Effect and certain developments, brokers’ fees, affiliate transactions, title to and sufficiency of assets, data protection, information supplied with respect to this joint proxy statement/consent solicitation statement/prospectus and international trade and anti-corruption matters.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Pinstripes are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to the Pinstripes Group (“Material Adverse Effect”) means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Pinstripes Group, taken as a whole, or (b) the ability of the Pinstripes Group, taken as a whole, to perform their respective obligations under the Business Combination Agreement and to consummate transaction contemplated under the Business Combination Agreement.

However, with respect to the business, results of operations or financial condition of the Pinstripes Group, taken as a whole, none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred:

(i)	changes that are generally applicable to the industries or markets in which the Pinstripes Group operates;
(ii)	changes in law or GAAP or the interpretation thereof, in each case, effected after the execution of the Business Combination Agreement;
(iii)	any failure of any Pinstripes Party to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (however, the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a “Material Adverse Effect” has occurred, but only to the extent otherwise permitted to be taken into account);
(iv)	changes that are the result of economic factors affecting the national, regional or world economy or financial markets;
(v)	any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God;
(vi)	any national or international political conditions in any jurisdiction in which the Pinstripes Group conducts business;
(vii)	the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel;
(viii)	any consequences arising from any action or inaction by a Party taken or omitted to be taken (1) as expressly required by the terms of the Business Combination Agreement or (2) at the express written direction of a Banyan Party;
(ix)	epidemics, pandemics, disease outbreaks (including COVID-19) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any law or guideline issued by a governmental entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or
(x)	the announcement or pendency of the Business Combination; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv), (v), (vi), (vii) and (ix) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such event, circumstance or state of facts has a disproportionate and adverse effect on the Pinstripes Group, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Pinstripes Group operates.

No Survival of Representations and Warranties of Pre-Closing Covenants

None of the representations, warranties, covenants or agreements set forth in the Business Combination Agreement or in any ancillary agreement, certificate or letter of transmittal delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, will survive the Closing, in each case, except for those covenants and agreements that by their respective terms contemplate performance after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), shall survive until 30 days following the date of expiration of the obligation of the applicable Party under such covenant or agreement.

Ownership of New Pinstripes Immediately Following the Business Combination

As of the date of this joint proxy statement/consent solicitation statement/prospectus, and following the Extension Amendment Redemptions, there are issued and outstanding (i) 11,243,687 shares of Banyan Common Stock, comprised of 5,998,687 shares of Banyan Class A Common Stock held by Public Stockholders and the Sponsor and 5,245,000 shares of Banyan Class B Common Stock held by the Sponsor Holders and (ii) 23,985,000 Banyan Warrants, comprised of 12,075,000 Banyan Public Warrants and 11,910,000 Banyan Private Placement Warrants. Each whole warrant entitles the holder thereof to purchase one share of Banyan Class A Common Stock and, following the Closing, will entitle the holder thereof to purchase one share of New Pinstripes Common Stock. In connection with the Closing, each then-issued and outstanding share of Banyan Class A Common Stock and Banyan Class B Common Stock will convert into a share of New Pinstripes Common Stock on a one-for-one basis. In addition, as of    , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus, there is approximately $42 million in the Trust Account.

The following table summarizes the dilutive effect and the pro forma ownership of New Pinstripes Common Stock following the Business Combination based on the varying levels of redemptions by the Public Stockholders and the following additional assumptions: (i) 40,666,485 shares of New Pinstripes Common Stock are issued to Pinstripes equityholders (excluding holders of shares of Series I Convertible Preferred Stock of Pinstripes) in both a no redemption scenario and a maximum redemption scenario, (ii) 2,197,507 shares of New Pinstripes Common Stock are issued to holders of shares of Series I Convertible Preferred Stock of Pinstripes in both a no redemption scenario and a maximum redemption scenario, (iii) the Sponsor transfers 1,018,750 shares of Banyan Class B Common Stock to Public Stockholders pursuant to the Non-Redemption Agreements, (iv) the Sponsor transfers 517,643 shares of Banyan Class B Common Stock to the Series I investors, (v) 1,154,324 shares of New Pinstripes Common Stock are issued to PIPE Investors in a no redemption scenario and 5,373,380 shares of New Pinstripes Common Stock are issued to PIPE Investors in a maximum redemption scenario and (vi) all outstanding and unexercised Pinstripes options, whether vested or unvested, are converted into New Pinstripes Options. The following table excludes 3,312,356 Unvested Shares, the New Pinstripes Warrants, which will be exercisable for 23,985,000 shares of New Pinstripes Common Stock following the consummation of the Business Combination, and the New Pinstripes Options which will be exercisable for 5,321,125 shares of New Pinstripes Common Stock following the consummation of the Business Combination.

Based on these assumptions, and assuming that no outstanding shares of Banyan Class A Common Stock are redeemed in connection with the Business Combination, there would be approximately 51,949,647 shares of New Pinstripes Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Pinstripes will be different.

The scenarios depicted below are for illustrative purposes only, as the actual number of Redemptions by the Public Stockholders is not able to be known prior to the Redemption Deadline.

	Assuming No	Assuming Maximum
	Redemptions of Public	Redemptions of Public
	Shares(1)	Shares(2)
Banyan’s Public Stockholders(3)	9.7%	2.0%
Sponsor Holders(4)	4.6%	4.6%
Pinstripes Equityholders	78.3%	77.9%
Series I Investors	5.2%	5.2%
PIPE Investors(5)	2.2%	10.3%
(1)	Assumes that no shares of Banyan Class A Common Stock are redeemed.
(2)	Assumes that all 3,998,687 shares of Banyan Class A Common Stock held by Public Stockholders are redeemed.
(3)	(A) Assuming no redemptions on Public Shares, represents (i) 3,998,687 shares of Banyan Class A Common Stock issued in connection with the IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements, and (B) assuming maximum redemptions of Public Shares, represents (i) no shares of Banyan Class A Common Stock issued in connection with the IPO and (ii) 1,018,750 shares of Banyan Class B Common Stock transferred to Public Stockholders pursuant to the Non-Redemption Agreements.

(4)	Represents 2,396,251 shares of Banyan Class B Common Stock. Excludes 3,312,356 Unvested Shares. Also excludes shares of New Pinstripes Common Stock to be issued to the Sponsor Holders in exchange for shares of Series I Convertible Preferred Stock of Pinstripes.
(5)	Series I Investors represents 2,197,507 shares issued, reflecting a $10.00 per share investment plus the impact of an assumed five months of PIK interest payable in shares of New Pinstripes Common Stock, or an additional 70,887 shares of New Pinstripes Common Stock.
(6)	Assumes that the PIPE Financing raises an amount sufficient to satisfy a minimum cash condition of $75 million, taking into account the $21.0 million raised to date pursuant to the Series I Financing and the amount assumed to be in the Trust Account in each of the no redemption and maximum redemption scenarios. Assuming no redemptions of Public Shares, represents 1,154,765 shares of Banyan Class A Common Stock to be issued in the PIPE Financing, and assuming maximum redemptions of Public Shares, represents 5,373,380 shares of Banyan Class A Common Stock to be issued in the PIPE Financing.

The voting percentages set forth above were calculated based on the assumptions set forth above and do not take into account (i) the New Pinstripes Warrants and New Pinstripes Options that will remain outstanding immediately following the Business Combination and may be exercised thereafter and (ii) the issuance of any shares upon completion of the Business Combination under the 2023 EIP Plan, but do include the shares owned by the Sponsor Holders, which, at Closing, will convert into shares of Banyan Class A Common Stock in accordance with the terms of the Existing Charter, subject to adjustment. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 23,985,000 warrants to acquire shares of Banyan Class A Common Stock, which are comprised of 11,910,000 Banyan Private Placement Warrants and 12,075,000 Banyan Public Warrants. Following the Closing, each of these warrants will entitle the holder thereof to purchase New Pinstripes Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. If we assume that each outstanding warrant is exercised and one share of New Pinstripes Common Stock is issued as a result of such exercise, with payment to New Pinstripes of the exercise price of $11.50 per share, in cash, our fully-diluted share capital would increase by a total of 23,985,000 shares, with approximately $275,827,500 paid to New Pinstripes to exercise the warrants.

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, the Sponsor Holders and Pinstripes entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor Holders agreed to (i) vote in favor of all proposals at the Special Meeting, (ii) waive the anti-dilution or similar protections with respect to the Banyan Class B Common Stock held by the Sponsor Holders, (iii) not redeem any of their respective shares in connection with the vote to approve the Business Combination and (iv) not further amend or modify the Letter Agreement. Additionally, each of the Sponsor Holders acknowledged that the Letter Agreement would continue to be in effect and would survive the consummation of the Business Combination; provided, however, that effective from the Closing, the lock-up period contained in Section 7 of the Letter Agreement would be shortened to six months from the Closing.

In addition, the Sponsor Holders agreed that two-thirds of the Banyan Class B Common Stock (or Banyan Class A Common Stock, if converted) held by the Sponsor Holders (excluding up to approximately 1,000,000 shares of Banyan Class B Common Stock that will be transferred at Closing by the Sponsor pursuant to the Non-Redemption Agreements and up to 2,000,000 shares of Banyan Class B Common Stock that may be transferred by the Sponsor to investors in the Series I Financing and the PIPE Financing) shall be subject to vesting conditions and forfeiture as follows: (i) 50% of the Vesting Shares shall vest and no longer be subject to forfeiture if the volume weighted average share price of the New Pinstripes Common Stock equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the Closing; and (ii) 100% of the Vesting Shares shall vest and no longer be subject to forfeiture if the volume weighted average share price of the New Pinstripes Common Stock equals or exceeds $14.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the Closing. Any Vesting Shares that remain unvested upon the five-year anniversary of the Closing will be forfeited by the Sponsor Holders.

Security Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain security holders of Pinstripes entered into the Security Holder Support Agreement, pursuant to which such security holders agreed to, among other things, (i) waive any appraisal rights or dissenter rights in connection with the Business Combination, (ii) as soon as reasonably practicable following the registration statement on Form S-4, of which this joint proxy statement/consent solicitation statement/prospectus forms a part, being declared effective by the SEC, consent to and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) not transfer any New Pinstripes Common Stock such security holders will be issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions for such security holders will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the New Pinstripes Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing.

Additionally, notwithstanding the restrictions described in the immediately preceding paragraph, such security holders may transfer shares of New Pinstripes Common Stock:

(i)	to any affiliate of such security holder, or as a distribution to any of such security holder’s limited partners, members or stockholders;
(ii)	to New Pinstripes’ or Pinstripes’ directors or officers, or any affiliates or family members of any of New Pinstripes’ or Pinstripes’ directors or officers, or any members or any affiliates of the Sponsor;
(iii)	in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiaries of which are members of such individual’s immediate family or an affiliate of such individual, or to a charitable organization;
(iv)	in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;
(v)	in the case of an individual, pursuant to a qualified domestic relations order;
(vi)	in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust;
(vii)	in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual are the legal and beneficial owners of such entity;
(viii)	in the case of an entity, by virtue of the laws of the state of such entity’s organization and such entity’s organizational documents upon dissolution of such entity;
(ix)	to New Pinstripes pursuant to any contractual arrangement in effect at the Effective Time that provides for the repurchase by New Pinstripes or forfeiture of New Pinstripes Common Stock in connection with the termination of such security holder’s service to New Pinstripes;
(x)	in connection with such security holder’s entry into or adoption of, at any time after the Effective Time, any trading plan providing for the sale of New Pinstripes Common Stock by such security holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of New Pinstripes Common Stock during the lock-up period; or
(xi)	in the event of New Pinstripes’ completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of its public stockholders having the right to exchange their respective shares of New Pinstripes Common Stock for cash, securities or other property subsequent to the Closing (collectively, the “Permitted Transferees”);

provided, however, that in the case of clauses (i) through (viii), these Permitted Transferees must evidence in a writing reasonably satisfactory to New Pinstripes of such transferee’s agreement to be bound by the transfer restrictions in the Security Holder Support Agreement.

Lockup Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain other security holders of Pinstripes not party to the Security Holder Support Agreement entered into the Lockup Agreement, pursuant to which such security holders agreed that it, he or she will not transfer any New Pinstripes Common Stock such security holder will be issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions for the security holders will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the New Pinstripes Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing.

Additionally, notwithstanding the restrictions described in the immediately preceding paragraph, such security holders may transfer shares of New Pinstripes Common Stock to the Permitted Transferees, provided, however, that in the case of clauses (i) through (viii), these Permitted Transferees must evidence in a writing reasonably satisfactory to New Pinstripes of such transferee’s agreement to be bound by the transfer restrictions in the Lockup Agreement.

Director Designation Agreement

At the Closing, the New Pinstripes Board will be composed of a total of seven directors. At the Closing, New Pinstripes and Mr. Dale Schwartz, the chief executive officer of Pinstripes, will enter into the Director Designation Agreement, pursuant to which, among other things, Mr. Schwartz will have the right to designate: (i) four directors for election to the New Pinstripes Board so long as Mr. Schwartz or any trusts or family partnerships he controls (collectively, the “Schwartz Group”) beneficially own a number of shares equal to at least 70% of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, (ii) three directors for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 50% (and less than 70%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, (iii) two directors for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 25% (and less than 50%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination and (iv) one director for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 10% (and less than 25%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination. Mr. Schwartz will also have the right to designate a majority of the members of each committee of the New Pinstripes Board for so long as Mr. Schwartz has the ability to designate at least four individuals for nomination to the New Pinstripes Board. At all other times that Mr. Schwartz has the ability to designate at least one individual for nomination to the New Pinstripes Board, Mr. Schwartz will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee. Additionally, New Pinstripes will not increase or decrease the size of the New Pinstripes Board or amend or adopt new organizational documents, corporate policies or committee charters that might reasonably be deemed to adversely affect any of Mr. Schwartz’ rights under the Director Designation Agreement without the consent of Mr. Schwartz so long as Mr. Schwartz has the ability to designate at least one individual for nomination to the New Pinstripes Board. Each of Mr. Schwartz’s designees (other than himself) must qualify as independent directors under the rules of the New York Stock Exchange (or, if not the New York Stock Exchange, the principal U.S. national securities exchange upon which the New Pinstripes Common Stock is then listed).

A&R Registration Rights Agreement

At the Closing, New Pinstripes, the Sponsor Holders and certain equityholders of New Pinstripes intend to enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New Pinstripes.

Background of the Business Combination

Banyan is a blank check company incorporated on March 10, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, Banyan utilized the Banyan management team’s decades of experience and relationships with leading businesses in the foodservice industry and their founders, executives and investors, the extensive industry and geographical reach of the Banyan management team’s network and the Banyan management team’s prior experience in private markets investing. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among Banyan, Pinstripes and their respective representatives and advisors.

On March 16, 2021, prior to the closing of Banyan’s initial public offering, Banyan issued 8,625,000 founder shares to the Sponsor in exchange for a capital contribution of $25,000, and the Sponsor subsequently transferred 142,500 founder shares in the aggregate to Messrs. Matt Jaffee, Bruce Lubin, Otis Carter, George Courtot and Brett Biggs and Ms. Kimberley Annette Rimsza. On November 30, 2021, the Sponsor voluntarily forfeited certain shares of Banyan Class B Common Stock such that the Sponsor Holders collectively held 6,900,000 shares of Banyan Class B Common Stock. On January 19, 2022, Banyan effectuated a 1.05-for-1 stock split by way of a stock dividend such that the Sponsor Holders collectively held 7,245,000 shares of Banyan Class B Common Stock.

On January 24, 2022, Banyan completed its initial public offering of 24,150,000 shares of Banyan Class A Common Stock at a price of $10.00 per share generating gross proceeds of $241,500,000. Concurrently with the closing of its IPO, Banyan completed the private placement of 11,910,000 warrants at an exercise price of $1.00 per warrant. The private placement warrants sold in the private placement are substantially identical to the public warrants sold in the IPO, except that so long as they are held by the Sponsor, the IPO Underwriters or their permitted transferees: (1) they will not be redeemable by Banyan, except under certain circumstances when the price per share of the Banyan Class A Common Stock equals or exceeds $10.00; (2) they (including the shares of Banyan Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of Banyan’s initial business combination; (3) they may be exercised by the holders thereof on a cashless basis; and (4) they (including the shares of Banyan Class A Common Stock issuable upon exercise of these warrants) are entitled to registration rights. Prior to the consummation of Banyan’s IPO, neither Banyan, nor any authorized person on its behalf, initiated or had any substantive discussions, formal or otherwise, with respect to a business combination involving Banyan.

Following the completion of the IPO and, at the direction of the Banyan Board, Banyan’s directors and management commenced a focused search for potential business combination targets, leveraging the Banyan management team’s decades of experience and relationships with leading businesses in the foodservice industry and their founders, executives and investors, the extensive industry and geographical reach of the Banyan management team’s network and the Banyan management team’s prior experience in private markets investing. The focus of this targeted search was potential business combination targets in the foodservice industry, which Banyan’s directors and management believed, based on their experience, could satisfy certain key criteria for a business combination target, including, among others: (a) long term growth prospects; (b) strong management teams; (c) high barriers to entry; (d) opportunities for further acquisition; (e) strong recurring revenues; and (f) sustainable operating margins and attractive free cash flow characteristics.

In its search for a potential business combination target, Banyan’s management team reviewed numerous potential business targets and ultimately identified five potential business combination targets (including Pinstripes) that Banyan believed could satisfy one or more of its key criteria for a business combination target and engaged in varying levels of preliminary due diligence on each and evaluated and analyzed each as a potential business combination target based on, among other things, publicly available information and other market research available to Banyan management and Banyan management’s and directors’ existing knowledge of the potential targets as a result of their network and existing relationships. This preliminary diligence, evaluation and analysis with respect to each potential business combination target identified was focused on business, operational and financial matters.

In the process that led to identifying Pinstripes as an attractive investment opportunity, from the date of Banyan’s initial public offering through February 2023, Banyan’s management team identified over 1,000 potential business combination targets in various industries, including businesses operating in restaurant, foodservice and automation sectors, evaluated over 100 of such potential targets through initial meetings and entered into non-disclosure agreements with approximately 20 potential business combination targets (other than Pinstripes). Of the potential targets with which Banyan entered into non-disclosure agreements, Banyan conducted additional due diligence with respect to four potential targets (other than Pinstripes) and engaged in various discussions with their representatives prior to executing the Business Combination Agreement with Pinstripes.

One of the potential targets, “Company A,” is a foodservice equipment manufacturer. In February 2022, Banyan executed a non-disclosure agreement and had an initial introductory meeting with Company A. In March 2022, Banyan’s representatives conducted diligence on the materials provided by Company A regarding its revenue expectations and M&A pipeline, and held various discussions with Company A’s representatives regarding pro forma ownership in a potential transaction, business strategy and valuation based on comparable companies analysis and other metrics. Banyan provided an indication of interest to Company A on March 31, 2022. In early April 2022, Company A’s representatives informed Banyan that Company A would not move forward with a transaction due to market conditions at the time.

A second potential target, “Company B,” is a foodservice equipment manufacturer. In September 2022, Banyan executed a non-disclosure agreement and had an initial meeting with Company B’s chief executive officer and Company B’s investment banker to discuss Company’s B’s business. In September and October 2022, Banyan discussed the next steps with Company B’s investment banker, provided an updated proposal on the potential transaction structure, pro forma post-closing ownership and a preliminary valuation, had an onsite meeting with Company B and reviewed high-level financial information and the M&A pipeline of Company B. In early November 2022, Banyan’s representatives connected with Company B’s investment banker regarding a potential transaction and submission of an indication of interest. However, Company B ultimately terminated the discussions on the grounds that it wanted to pursue a sale to a private equity firm rather than becoming a public company through combination with a special purpose acquisition company.

A third potential target, “Company C,” is a foodservice supplies manufacturer. Banyan had an introductory conference call with Company C in April 2022, and executed a non-disclosure agreement with Company C in August 2022. From August 2022 through January 2023, Banyan engaged in discussions with Company C’s board of directors, management and investment banker to regarding strategy, valuation and next steps concerning a transaction, reviewed Company C’s confidential information memorandum and in January 2023, shared an indication of interest with Company C. The discussions were ultimately terminated because Company C’s board desired Company C to merge with a strategic target before becoming a public company.

Another potential target, “Company D,” is a company in the robotics space serving foodservice businesses. Banyan executed a non-disclosure agreement and engaged in initial discussions with Company D’s founder and management team in April 2022. From May 2022 through June 2022, representatives of Banyan engaged in various discussions with Company D’s management and had an onsite meeting with Company D’s representatives to evaluate its products and strategy. In June 2022, Banyan received access to a data room set up by Company D, reviewed its financial information and contracts, and had a meeting with Company D’s representatives to discuss business diligence questions and Company D’s growth plan. However, Banyan and Company D ultimately decided to terminate the discussions due to uncertainty around Company D’s readiness to become a public company.

As part of its initial screening process, Banyan’s management team identified Pinstripes as a foodservice business that potentially met Banyan’s criteria for a business combination target. In early 2022, Mr. Matt Jaffee, an advisor to Banyan’s management team, reached out to representatives of Pinstripes, but the outreach did not result in substantive engagement at that time.On November 1, 2022, Banyan engaged Kirkland & Ellis LLP as its counsel in connection with a business combination.

In early March 2023, a representative of Katten Muchin Rosenman LLP (“Katten”), who at the time was corporate counsel to Banyan and who continues to represent Banyan in ongoing securities matters unrelated to the proposed Business Combination, indicated that another client of Katten could be a promising business combination target for Banyan. Following a preliminary conversation between the representative of Katten and Banyan’s management team, the representative of Katten connected Banyan’s management team with Mr. Dale Schwartz, the founder and chief executive officer of Pinstripes.

On March 16, 2023, Mr. Jerry Hyman, the chairman of the Banyan Board, and Mr. Keith Jaffee, the chief executive officer of Banyan, met with Mr. Schwartz in person (the “March 16 Meeting”). At the March 16 Meeting, Messrs. Hyman, Keith Jaffee and Schwartz discussed the possibility of a business combination between Pinstripes and Banyan and related matters, including Mr. Schwartz’s views on the valuation of Pinstripes and the process by which a potential business combination could be explored. Messrs. Hyman and Keith Jaffee indicated that Banyan would require due diligence information on Pinstripes to understand the basis for its valuation and its commercial prospects. At the March 16 Meeting, Mr. Schwartz also indicated that Pinstripes was engaged in discussions with another special purpose acquisition company in addition to Banyan and Messrs. Hyman and Keith Jaffee expressed their view that Banyan was the best partner for Pinstripes and that Banyan would not participate in a competitive process.

On March 18, 2023, Pinstripes executed a non-disclosure agreement with Banyan pursuant to which Banyan and Pinstripes agreed to exchange confidential information for purposes of further evaluating and, as each party saw fit, negotiating, pursuing and consummating a potential business combination transaction. Following execution of the non-disclosure agreement, representatives of Pinstripes provided information regarding Pinstripes’ business to representatives of Banyan.

On March 20, 2023, representatives of Pinstripes and representatives of Banyan held a videoconference meeting to discuss the financial and business due diligence requests made of Pinstripes by Banyan.

On March 30, 2023, representatives of Pinstripes and representatives of Banyan held a videoconference meeting to discuss Pinstripes’ valuation in the context of comparable, publicly traded businesses.

Also on March 30, 2023, Banyan filed a definitive proxy statement with the SEC in connection with the Extension Meeting.

On April 6, 2023, Messrs. Schwartz, Keith Jaffee and Hyman held a videoconference meeting to discuss the status of Banyan’s due diligence review of Pinstripes. At the meeting, Mr. Schwartz indicated that Banyan could enhance its competitive position if affiliates of Banyan could commit to provide bridge financing to Pinstripes, which bridge financing would be funded at the signing of definitive transaction documentation for a business combination between Banyan and Pinstripes.

On April 13, 2023, representatives of Banyan provided representatives of Pinstripes with a draft, non-binding term sheet with respect to the potential business combination.

On April 21, 2023, Banyan held the Extension Meeting. At the Extension Meeting, the Banyan stockholders approved an amendment to the Existing Charter to the effect that (a) the period of time in which Banyan was required to consummate a business combination was to be extended through December 24, 2023 and (b) each holder of shares of Banyan Class B Common Stock has the right at any time to convert any and all of its shares of Banyan Class B Common Stock to shares of Banyan Class A common Stock on a one-for-one basis prior to the closing of a business combination at the election of such holder and Banyan filed the Extension Amendment with the Secretary of State for the State of Delaware. Banyan stockholders also approved a corresponding amendment to the Trust Agreement, providing that Banyan has the right to extend the period by which it must complete a business combination until December 24, 2023 without having to make any payment to the Trust Account. In connection with the Extension Meeting, Banyan stockholders were provided with the opportunity to elect to redeem their shares of Banyan Class A Common Stock for the applicable pro rata portion of the funds available in the Trust Account. The holders of 20,151,313 shares of Banyan Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.42 per share, for an aggregate redemption amount of approximately $210,031,815. Also in connection with the Extension Meeting, (i) Banyan and the Sponsor entered into the Non-Redemption Agreements with unaffiliated third parties who were Banyan stockholders, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 4,075,000 shares of Banyan Class A Common Stock. Pursuant to the Non-Redemption Agreements, the Sponsor agreed to transfer an aggregate of 1,018,750 shares of Banyan Class B Common Stock held by the Sponsor to such third parties immediately following consummation of an initial business combination, subject to certain terms and conditions, and (ii) the Sponsor converted 2,000,000 shares of Banyan Class B Common Stock on a one-for-one basis into shares of Banyan Class A Common Stock. After giving effect to such conversion and the Extension Amendment Redemptions, there are 5,998,687 shares of Banyan Class A Common Stock outstanding and 5,245,000 shares of Banyan Class B Common Stock outstanding.

On April 24, 2023, Messrs. Keith Jaffee and Hyman held an in person meeting with Mr. Schwartz and other members of the Pinstripes management team as well as representatives of William Blair, as financial advisor and capital markets advisor to Banyan, and Piper Sandler Companies (“Piper Sandler”), who then served as a financial advisor to Pinstripes, in attendance, to discuss the non-binding term sheet as well as to conduct further commercial due diligence on Pinstripes. During the meeting, Messrs. Keith Jaffee and Hyman also discussed various open commercial points with Mr. Schwartz.

In addition, between April 13, 2023 and April 25, 2023, representatives of Banyan and Kirkland & Ellis LLP (“K&E”), counsel to Banyan, on the one hand, and representatives of Pinstripes and Katten, now acting as counsel to Pinstripes, on the other hand, exchanged drafts of the non-binding term sheet.

During the initial discussions between the parties, Mr. Schwartz advised representatives of Banyan that (1) Pinstripes, in  years prior, had pursued a traditional initial public offering, including by engaging prospective underwriters, believing that Pinstripes would benefit from, among things, the equity capital that could be raised in a going public transaction and thereafter in the public markets, and the added prestige and greater visibility associated with being a public company, which could help accelerate Pinstripes’ growth; (2) those efforts were put on hold in late calendar year 2021 due to market conditions that were then not accommodating to initial public offerings generally, as well as a recognition that the efforts to “go public” would benefit from a showing of strong financial performance over a longer period of time following the emergence from the COVID-19 pandemic; and (3) beginning in mid-2022, Pinstripes renewed its efforts to “go public,” then considering an alternative approach, specifically a combination with a special purpose acquisition vehicle, through and continuing into early 2023 held discussions with several special purpose acquisition vehicles regarding a potential business combination; and (4) Pinstripes was engaged in active discussions with one other special purpose acquisition vehicle during the course of its initial discussions with Banyan, including during the negotiation of the business terms. Pinstripes ultimately determined that Banyan was the best partner for completing a business combination due to (a) the valuation and business terms offered by Banyan, (b) the proposed private financing to occur contemporaneously with the signing of the Business Combination Agreement and Pinstripes’ belief that Banyan’s principals could facilitate such financing, and (c) the Banyan management team’s decades of experience and relationships with leading businesses in the foodservice industry and their founders, executives and investors.

Over the same period of time, Banyan and Pinstripes came to agreement on the outstanding business issues in the non-binding term sheet, including, among others: (a) the pre-transaction enterprise value of Pinstripes (which the parties agreed would be a fixed enterprise value of $450,000,000 with no adjustments); (b) business combination-related financing arrangements, including that affiliates of Banyan would provide up to $25,000,000 in bridge financing to Pinstripes at the signing of a potential business combination in the form of the Series I Financing; (c) a vesting structure whereby two thirds of the Banyan shares held by the Sponsor would only vest and be tradeable to the extent Banyan’s stock price met certain targets following the closing of the business combination; (d) a 6-month post-Closing lock-up period applicable to the Sponsor and certain other transferees of the Sponsor; and (e) the key closing conditions, in particular the amount and components of the minimum cash condition (which the parties agreed would be a $75,000,000 minimum cash condition).

During this same time period, representatives of Banyan continued to conduct business, operational and financial due diligence with respect to Pinstripes and the market for similar foodservice concepts.

On April 25, 2023, Banyan and Pinstripes agreed to the final terms of the non-binding term sheet (the “Letter of Intent”), and each determined to further evaluate, negotiate and pursue a potential business combination. This determination by Banyan was based on, among other things: (a) Banyan’s directors’ and management’s belief, based on their analysis and review and initial due diligence and the terms of the non-binding term sheet, that Pinstripes met certain of Banyan’s key criteria in a business combination target, including, in particular: (i) attractive long term growth prospects; (ii) a strong management team and (iii) high barriers to entry with respect to concepts similar to Pinstripes; (b) the level of engagement by, and advanced negotiations and discussions with, Pinstripes, including with respect to having a preliminary agreement on key terms and conditions of a potential transaction; and (c) Pinstripes’ preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination.

On April 27, 2023, a videoconference meeting of the Banyan Board was held with representatives of K&E and Banyan’s management in attendance. At that meeting, Banyan’s management provided the Banyan directors with an overview of the potential business combination contemplated by the Letter of Intent (including the potential benefits and risks related thereto). Representatives from K&E also reviewed with the Banyan directors their fiduciary duties in connection with the potential business combination.

Also on April 27, 2023, representatives of Banyan, K&E, William Blair, BTIG as capital markets advisor to Banyan, Pinstripes, Piper Sandler, who then served as a financial advisor to Pinstripes, and Katten conducted a videoconference meeting during which the parties and their respective representatives and advisors discussed the timeline and process to signing definitive agreements providing for a potential business combination, and discussed and tentatively agreed on a work plan ultimately leading to such definitive agreements in early summer 2023.

Between the date of the videoconference on April 27, 2023 and June 22, 2023, representatives and advisors of each of Banyan and Pinstripes conducted weekly telephonic and videoconference meetings to discuss progress on, and provide updates with respect to, key work streams and other aspects of the potential business combination and, as needed, further refine the transaction timeline and steps and related work plan. In addition, during this same time period, a smaller subset of representatives and advisors of Banyan and Pinstripes met on a regular basis for the purposes of, among other things, reviewing the Pinstripes business and discussing the contemplated business combination transaction.

On May 4, 2023, Pinstripes provided representatives of Banyan and its advisors with access to the online data room for purposes of conducting further business, financial, operational, accounting, legal, tax, intellectual property and other due diligence with respect to Pinstripes.

Between May 4, 2023 and June 22, 2023, representatives of Banyan conducted further business, operational and financial due diligence with respect to Pinstripes and, over the same period of time, Banyan’s legal and other advisors conducted due diligence with respect to Pinstripes, in each case, based on information available in the data room, written responses from representatives of Pinstripes and customary due diligence calls with representatives and advisors of Pinstripes. Each of K&E and Zukin Certification Services, LLC (“Zukin”), which conducted a review of the basis for the projections of future financial performance and underlying assumptions prepared by Pinstripes, provided Banyan with a due diligence report summarizing its key findings with respect to its due diligence review of Pinstripes. These reports were provided to the Banyan Board in advance of the videoconference meeting of the Banyan Board on June 19, 2023 (as further described below).

On May 17, 2023, on behalf of Banyan, K&E distributed the initial draft of the Business Combination Agreement to Katten, which set forth the proposed terms and conditions of the Business Combination and provided, among other things, (a) that post-closing, the combined company would have a single class of stock with one vote per share; (b) that Pinstripes would be subject to customary no-shop provisions restricting its ability to consider alternative transactions, including financings, during the pendency of a business combination between Banyan and Pinstripes; (c) that unvested Pinstripes stock options would be included in the calculation of Pinstripes’ fully diluted shares outstanding; (d) that Banyan was permitted to raise an uncapped amount of incremental financing for a business combination between Banyan and Pinstripes through a private investment in public equity between signing and closing; (e) for customary closing conditions for a business combination agreement, including the mutual minimum cash condition agreed as part of the Letter of Intent, and (f) for a customary suite of representations, warranties and covenants that would be provided by each party under the Business Combination Agreement.

On May 26, 2023, Katten, on behalf of Pinstripes, distributed a revised draft of the Business Combination Agreement to K&E, which proposed the following significant revisions to the initial draft of the Business Combination Agreement: (a) Pinstripes would obtain the required consent of its stockholders by the third business day after the registration statement/proxy statement filed with the SEC in connection with the proposed business combination between Banyan and Pinstripes has been declared effective; (b) post-closing, the combined company would have two classes of stock, with one class having one vote per share and a second class, issued to Mr. Schwartz, having ten votes per share; (c) the no-shop provisions were extended to also restrict Banyan’s ability to consider alternative transactions during the pendency of the business combination; (d) unvested Pinstripes stock options would be excluded in the calculation of Pinstripes’ fully diluted shares outstanding; (e) the pre-money equity valuation of Pinstripes was set at $475,000,000, (f) Banyan would only be permitted to raise $50,000,000 in incremental financing for a business combination between Banyan and Pinstripes through a private investment in public equity between signing and closing; (g) certain modifications to the closing conditions, including making the minimum cash conditions exclusively for Pinstripes’ benefit, and (h) certain modifications to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement.

On June 1, 2023, representatives of Katten and representatives of Kirkland met via videoconference to discuss significant open issues in the Business Combination Agreement, as described in the previous paragraph.

On June 1, 2023, a videoconference meeting of the Pinstripes Board was held with representatives of Pinstripes’ management and Katten in attendance. At the invitation of the Pinstripes Board, Messrs. Keith Jaffee and Jerry Hyman attended the meeting briefly to introduce themselves to the Pinstripes Board and discuss their outlook on the proposed business combination between Banyan and Pinstripes and the diligence process. At the meeting, Mr. Schwartz and representatives of Katten provided the Pinstripes directors with an overview of the proposed transaction, the process and the timing thereof, the anticipated voting and procedural requirements and the high voting class of stock proposal. Representatives of Katten also reviewed with the Pinstripes directors their fiduciary duties in connection with the proposed business combination. Mr. Schwartz and Katten then provided a status update on the Business Combination Agreement and key issues.

On June 2, 2023, a videoconference meeting of the Banyan Board was held with representatives of K&E and Banyan’s management in attendance. At the invitation of the Banyan Board, Mr. Dale Schwartz was invited to the first portion of the meeting and answered questions from the Banyan Board regarding the business, growth prospects and potential risks and opportunities associated with Pinstripes. Following Mr. Schwartz’s departure from the meeting, Banyan’s management provided the Banyan directors with an update on the potential business combination and the process and timing thereof. Members of Banyan’s management also provided the Banyan directors with an update on the status of the Series I Financing.

On June 6, 2023, representatives of William Blair and Mr. Schwartz met telephonically to discuss certain open points in the Business Combination Agreement. In particular, the parties discussed Pinstripes’ request for high vote shares for Mr. Schwartz and the appropriate equity value to be ascribed to Pinstripes in the Business Combination Agreement.

On June 6, 2023, a videoconference meeting of the Pinstripes Board was held with representatives of Pinstripes’ management and Katten in attendance. Mr. Schwartz and representatives of Katten provided status updates on the Business Combination Agreement, the Series I Financing, the Silverview financing, the hiring of a chief financial officer and chief marking officer, and directors’ and officers’ insurance. Mr. Schwartz also provided an overview of the recent Audit Committee meeting and the progress of the audit and gave a presentation to the Pinstripes Board on the timeline of key events in the proposed transaction. At the request of the Pinstripes Board, Mr. Schwartz reviewed with the Pinstripes Board the financial projections along with the calculation methodologies, assumptions and the process and involvement of third-party financial companies in the financial projections underlying the proposed transaction.

On June 7, 2023, K&E on behalf of Banyan, distributed a further revised draft of the Business Combination Agreement to Katten, which proposed the following significant revisions to the draft of the Business Combination Agreement dated May 26, 2023 previously distributed by Katten, (a) the draft rejected a high vote class of stock for the combined company; (b) the pre-money equity valuation of Pinstripes was set at $424,000,000; (c) the draft proposed mechanics regarding the consideration the holders of Series I Preferred Stock issued in connection with the Series I Financing would receive at the consummation of the proposed business combination; (d) affiliates of Banyan would be entitled to make additional investments in Pinstripes up to a to-be-negotiated aggregate amount during the pendency of a business combination between Banyan and Pinstripes; (e) certain modifications to the closing conditions, including making the minimum cash condition a mutual condition for the benefit of Banyan and Pinstripes; (f) in the event a business combination between Banyan and Pinstripes failed to close, Pinstripes would reimburse certain expenses incurred by Banyan in connection with such business combination; and (g) certain modifications to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement.

On June 8, 2023, a videoconference meeting of the Pinstripes Board was held with representatives of Pinstripes’ management and Katten in attendance. Mr. Schwartz provided the Pinstripes directors with a status update on directors’ and officers’ insurance. The Pinstripes Board also received a status update from representatives of Katten on the Business Combination Agreement and the ancillary documents thereto, other matters to occur prior to the signing of the Business Combination Agreement and the Series I Financing.

On June 11, 2023, Katten, on behalf of Pinstripes, distributed a further revised draft of the Business Combination Agreement to K&E, which proposed the following significant revisions to the draft of the Business Combination Agreement dated June 7, 2023 previously distributed by K&E: (a) accepting a single class of stock for the combined company and, in the alternative, proposing that, (i) the post-closing Banyan board would consist of three classes and (ii) at the closing of a business combination between Banyan and Pinstripes, Pinstripes would enter into a director designation agreement with Mr. Schwartz whereby Mr. Schwartz would be entitled to designate up to four individuals for election to the board of directors of the combined company, subject to certain fall-away provisions; (b) the pre-money equity valuation of Pinstripes was set at $429,000,000; (c) the pool of incentive equity awards that the combined company could issue to its employees following the closing of a business combination between Banyan and Pinstripes, including Pinstripes’ options assumed and converted into combined company options, would be set at fifteen percent of the combined company’s fully diluted shares outstanding, plus the number of shares underlying Pinstripes’ unvested options as of the Closing; (d) certain modifications to the closing conditions, including making the minimum cash condition a condition only for the benefit of Pinstripes; (e) removing provisions providing for expense reimbursement of certain Banyan expenses by Pinstripes; and (f) further modifications to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement.

On June 13, 2023, representatives of Katten delivered draft disclosure schedules to the Business Combination Agreement to Kirkland.

On June 15, 2023, Mr. Matt Jaffee and Mr. Schwartz met telephonically to discuss open issues related to the transaction, including the treatment of unvested Pinstripes stock options, accrual of interest on the Series I Preferred Stock issued in connection with the Series I Financing between the signing and closing of a business combination between Banyan and Pinstripes, the calculation of the Pinstripes equity value and a construct for the reimbursement of certain Banyan expenses if the transaction failed to close.

Also on June 15, 2023, Messrs. Hyman, Keith Jaffee and Schwartz met in person with potential investors in Pinstripes’ Series I Preferred Stock to discuss the Series I Financing.

Between June 17, 2023 and June 22, 2023, K&E, on the one hand, and Katten, on the other hand, exchanged three revised drafts of the Business Combination Agreement on June 17, 2023, June 19, 2023 and June 21, 2023, respectively, and finalized the Business Combination Agreement, which provided for the following significant revisions to the draft of the Business Combination Agreement dated June 11, 2023 previously distributed by Katten: (a) contemplating a potential employee stock purchase program for the post-closing company in addition to grants of equity awards; (b) agreement on reimbursement by Pinstripes of certain expenses incurred by Banyan in connection with the transaction; and (c) including final revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement. Over the same period of time, K&E and Katten and other representatives and advisors for Banyan and Pinstripes held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement, including the items (a) — (c) above. For further information related to the final resolution of items included herein, please see the section entitled “Proposal No. 1 — Business Combination Proposal — The Business Combination Agreement.”

During the same time period, and in conjunction with the ongoing negotiations and revisions of the Business Combination Agreement, K&E and Katten exchanged revised drafts of the Sponsor Letter Agreement, the Series I Securities Purchase Agreement, the Securityholder Support Agreement, the Lockup Agreement, the Director Designation Agreement and the form of Pinstripes’ stockholders written consent and engaged in limited negotiations of such documents and agreements, for which there were no material disagreements between Banyan, on the one hand, and Pinstripes, on the other hand. For further information related to the Sponsor Letter Agreement, the Series I Securities Purchase Agreement, the Securityholder Support Agreement, the Lockup Agreement and the Director Designation Agreement, please see the section entitled “— Related Agreements.”

On June 19, 2023, a videoconference meeting of the Banyan Board was held with representatives of K&E, William Blair, Zukin, Scalar, LLC (“Scalar”), Banyan’s fairness opinion provider, and Banyan’s management in attendance. At the meeting, the Banyan directors were provided with an overview of the proposed business combination between Banyan and Pinstripes (including the potential benefits and the risks related thereto), and the key terms of the Business Combination Agreement and other proposed transaction documents. At the request of the Banyan Board, representatives of Zukin reviewed their findings as to the financial projections provided by Pinstripes, in particular confirming that (a) the assumptions used in such projections, taken as a whole, provided reasonable support for such projections, (b) such projections were consistent with the material factors and assumptions used to construct the projections and took into account the preparers’ informed judgment and (c) there was a reasonable basis for such projections and the valuation of the combined company as implied by the terms of the proposed business combination between Banyan and Pinstripes (including a comparison of such valuation relative to certain publicly traded companies). For further information related to the projections, please see the section entitled “— Certain Pinstripes Projected Financial Information.” At the request of the Banyan Board, representatives of Scalar reviewed with the Banyan Board their preliminary financial analysis of the proposed terms of the business combination between Banyan and Pinstripes. Representatives from K&E also reviewed with the Banyan directors their fiduciary duties in connection with the proposed business combination between Banyan and Pinstripes.

Throughout the process of discussions between Pinstripes and Banyan regarding the proposed business combination between Banyan and Pinstripes, the Pinstripes board held periodic meetings at which the directors received updates on, and discussed and provided feedback with respect to, the potential Business Combination, including with respect to the terms presented in the non-binding term sheet described above and the drafts of the transaction agreements.

On June 21, 2023, two videoconference meetings of the Pinstripes Board were held with representatives of Pinstripes’ management and Katten in attendance. The Pinstripes Board discussed the Business Combination Agreement and the ancillary documents thereto, which had been provided to the Pinstripes Board prior to the meeting, and received a status update from representatives of Katten on other matters to occur prior to the signing of the Business Combination Agreement and the Series I Financing. The Pinstripes Board reconvened via videoconference on June 21, 2023, and again reviewed the proposed Business Combination between Banyan and Pinstripes, as set forth in the final form of Business Combination Agreement that had been provided to the Pinstripes Board prior to the meeting. The entire Pinstripes Board unanimously adopted and approved the resolutions approving the Business Combination, the Business Combination Agreement, the Series I Financing, the Security Holder Support Agreement, the Sponsor Letter Agreement, the Proposed Charter, the Proposed Bylaws, the Director Designation Agreement, the Letter of Transmittal, the list of post-Closing directors and officers of New Pinstripes and the disclosure schedules to the Business Combination Agreement.

Throughout the negotiation process, the Banyan Board continued to evaluate Pinstripes based on (i) unit economics of existing Pinstripes locations, related potential growth and Pinstripes’ ability to scale, (ii) a comparable companies analysis, and (iii) the potential value of Pinstripes based on various scenarios regarding its future location openings. For additional information, please see “— The Banyan Board’s Reasons for the Approval of the Business Combination.” In connection with their evaluation, the Banyan Board reviewed and relied upon the analyses of each of the Banyan management team, Mr. Matt Jaffee and Banyan’s various third-party advisors. Each of these advisors, namely, Mr. Matt Jaffee, Kirkland, William Blair, Scalar and Zukin were made available to the Banyan Board to discuss the scope of their respective work, their respective processes and specific questions arising from the directors’ review.

On June 21, 2023, a videoconference meeting of the Banyan Board was held with representatives of K&E, William Blair, Scalar and Banyan’s management in attendance. At the meeting, the Banyan directors were provided with an overview of the proposed business combination between Banyan and Pinstripes (including the potential benefits and the risks related thereto), the key terms of the other proposed transaction documents, the valuation of the combined company as implied by the terms of the proposed business combination between Banyan and Pinstripes (including a comparison of such valuation relative to certain publicly traded companies) and the proposed resolutions to approve the Business Combination. At the request of the Banyan Board, representatives of Scalar then reviewed its financial analysis of the Transaction with the Banyan Board, and rendered to the Banyan Board an oral opinion, which was subsequently confirmed by the delivery of a written opinion, dated June 21, 2023, to the effect that, as of such date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion, the Consideration (as defined in such opinion) to be paid by Banyan to the Pinstripes stockholders pursuant to the Business Combination Agreement was fair, from a financial point of view, to the holders of Banyan’s Class A Common Stock (other than Pinstripes, the Sponsor and their respective affiliates). Banyan’s independent directors (Messrs. Carter and Cameron – Mr. Lubin was unable to attend due to family matters) also held an executive session of independent directors with K&E to further discuss the proposed business combination between Banyan and Pinstripes and the proposed resolutions to, if such independent directors saw fit, approve the Business Combination prior to a motion being made to so approve such resolutions. Following the executive session of Banyan’s independent directors, the full Banyan Board and other participants in the meeting reconvened and, based on the factors cited in section entitled “— The Banyan Board’s Reasons for the Approval of the Business Combination”, Banyan’s independent directors in attendance, in a separate vote made for good governance reasons, and the entire Banyan Board (other than Mr. Lubin due to his absence) adopted and approved the Business Combination with Pinstripes, and the transactions and agreements contemplated by the Business Combination Agreement.

On June 22, 2023, the parties entered into the Business Combination Agreement and the related ancillary documents.

Also on June 22, 2023, Banyan and BTIG, as the representative of the IPO underwriters, entered into an amendment to the underwriting agreement from the IPO, pursuant to which the deferred underwriting fees were lowered to $3,622,500.

On June 23, 2023, Banyan and Pinstripes issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and Banyan filed a Current Report on Form 8-K, which included as exhibits (a) a joint press release, dated June 23, 2023, (b) an investor presentation providing information on Pinstripes and a summary of certain key terms of the Business Combination, and (c) the Business Combination Agreement and certain related ancillary documents.

Certain Pinstripes Projected Financial Information

Pinstripes provided Banyan with internally prepared financial forecasts for the calendar year ending December 31, 2024 (the “Financial Projections”). The Financial Projections were prepared solely for internal use, capital budgeting and other management purposes. The Financial Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by potential investors or existing stockholders. You are cautioned not to rely on the Financial Projections in making a decision regarding the Business Combination, as the Financial Projections may be materially different from actual results. Please also see “Cautionary Note Regarding Forward-Looking Statements.”

The Financial Projections were based on several key assumptions, including that (i) the legacy Pinstripes locations will maintain historical same store sales growth and operational improvements, (ii) the six new locations currently under construction will have opened substantially as currently scheduled, (iii) the six new locations currently under construction will open with sales levels that are in line with opening sales levels of the legacy Pinstripes locations, (iv) Pinstripes will open six additional new locations by July 2024, (v) Pinstripes will continue to execute with its current team, while also adding certain key hires, including a chief financial officer and a chief marketing officer, and (vi) Pinstripes will incur certain additional costs in connection with becoming a public company.The Financial Projections also reflect numerous other assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions, and various other factors, all of which are difficult to predict and many of which are beyond Pinstripes’ control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Furthermore, the Financial Projections do not take into account any circumstances or events occurring after the date on which the Financial Projections were prepared, which was on or around April 10, 2023.

Although the assumptions and estimates on which the Financial Projections are based are believed by Pinstripes’ management to be reasonable and based on the best then currently available information, the Financial Projections are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Pinstripes’ and Banyan’s control. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the Financial Projections. The inclusion of the Financial Projections in this joint proxy statement/consent solicitation statement/prospectus should not be regarded as an indication that Pinstripes, Banyan nor their respective representatives considered or consider the Financial Projections to be a reliable prediction of future events, and reliance should not be placed on the Financial Projections.

The Financial Projections were disclosed to Banyan for use as a component in its overall evaluation of Pinstripes and are included in this joint proxy statement/consent solicitation statement/prospectus on that account, subject to standard caveats with respect to forward-looking statements. The Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither Pinstripes’ management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Pinstripes compared to the information contained in the Financial Projections, and none of them intends to or undertakes any obligation to update or otherwise revise the Financial Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error, except to the extent required by law. Accordingly, they should not be looked upon as “guidance” of any sort. New Pinstripes will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Neither Ernst & Young LLP, Pinstripes’ independent auditor, nor any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the Financial Projections. The report of Ernst & Young LLP included in this joint proxy statement/consent solicitation statement/prospectus relates to Pinstripes’ historical audited financial statements and does not extend to the Financial Projections, and should not be read to do so.

In connection with the consideration by the Banyan Board of the proposed Business Combination, Banyan’s management presented to the Banyan Board the Financial Projections. The key elements of the Financial Projections considered at that time by the Banyan Board are summarized below:(1)

Calendar Year Ending
(in millions)	December 31, 2024P
Total Revenue	$194
Adjusted EBITDA(2)	36
(1)	The following are the Financial Projections presented to the Banyan Board at its meeting on June 21, 2023. Pinstripes is in the process of updating its financial projections for the calendar year ending December 31, 2024. Such updated financial projections were not available to the Banyan Board or Scalar as of June 21, 2023. Neither Banyan, Pinstripes nor any of their respective representatives, affiliates, advisors, officers or directors make any representation to any person with regard to the ultimate performance of the combined company.
(2)	EBITDA is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit) and Depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA, excluding equity-based compensation expense, venue pre-opening expenses, as well as certain items that Pinstripes does not believe directly reflect its core operations and may not be indicative of Pinstripes’ recurring business operations. Adjusted EBITDA in the Financial Projections includes management’s estimates for incremental costs associated with being a public company of $3 million in the calendar year ending December 31, 2024.

The non-GAAP financial measure set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Pinstripes is not providing a quantitative reconciliation of this forward-looking non-GAAP financial measure. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. Pinstripes does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items. The adjustments required for any such reconciliation of Pinstripes’ forward-looking non-GAAP financial measure cannot be accurately forecast by Pinstripes, and therefore the reconciliation has been omitted. A reconciliation of the non-GAAP financial measure was not provided to either of the Pinstripes Board or Banyan Board in connection with the Business Combination.

Opinion of Scalar, LLC

On June 21, 2023, at a meeting of the Banyan Board, Scalar rendered its oral opinion to the Banyan Board, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the Public Stockholders (for purposes of such opinion and this summary, other than the Excluded Parties) of the Consideration (as defined below) to be paid by Banyan to the Pinstripes stockholders pursuant to the Business Combination Agreement (without giving effect to any impact of the Transaction on any particular Public Stockholder other than in its capacity as a Public Stockholder), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion. For purposes of Scalar’s opinion and this summary, the “Consideration” consisted of shares of New Pinstripes Common Stock with an aggregate value (based on a stated value of $10.00 per share of New Pinstripes Common Stock) equal to (i) $429 million multiplied by (ii) the number of Pinstripes Common Shares outstanding as of the Effective Time divided by (iii) the Fully Diluted Shares Outstanding (as defined in the Business Combination Agreement).

The full text of Scalar’s written opinion, dated June 21, 2023, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this joint proxy statement/consent solicitation statement/prospectus as Annex G. The summary of Scalar’s opinion in this joint proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s opinion was provided for the information and assistance of the Banyan Board and does not constitute a recommendation as to how any stockholder of the Banyan should vote or act (including with respect to any redemption rights) with respect to the Transaction or any other matter.

In arriving at its opinion, Scalar, among other things:

●	reviewed a draft, dated June 21, 2023, of the Business Combination Agreement;
●	reviewed a draft, provided to Scalar on June 20, 2023, of the Sponsor Letter Agreement;
●	reviewed a draft, dated June 12, 2023, of the Certificate of Designations of the Series I Convertible Preferred Stock of Pinstripes (which is referred to in this summary of Scalar’s opinion as the “Series I CoD” and, together with the Business Combination Agreement and the Sponsor Letter Agreement, the “Reviewed Transaction Documents”);
●	reviewed certain publicly available business and financial information relating to Banyan and Pinstripes;
●	reviewed certain historical financial information and other data relating to Pinstripes that were provided to Scalar by the management of Banyan, approved for Scalar’s use by Banyan, and not publicly available;
●	reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Pinstripes that were provided to Scalar by the management of Banyan, approved for Scalar’s use by Banyan, and not publicly available, including financial forecasts and estimates for the fiscal year ending April 30, 2024, and the twelve month period ending December 31, 2024, prepared by the management of Pinstripes, which are referred to in this summary of Scalar’s opinion, collectively, as the “Financial Projections”;
●	conducted discussions with members of the senior management of Pinstripes and Banyan concerning the Transaction and the business, operations, historical financial results, and financial prospects of Pinstripes;
●	reviewed current and historical market prices of the Banyan Class A Common Stock;
●	reviewed certain financial and stock market data of Pinstripes and compared that data with similar publicly available data for certain other companies;
●	reviewed certain pro forma effects relating to the Transaction, including estimated transaction costs and the effects of anticipated financings, approved for Scalar’s use by Banyan; and
●	conducted such other financial studies, analyses and investigations, and considered such other information, as Scalar deemed necessary or appropriate.

In performing its analysis and rendering its opinion, with Banyan’s consent, Scalar relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to Scalar or discussed with or reviewed by Scalar. Scalar further relied upon the assurances of the management of Banyan that the financial information provided had been prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make any information provided to Scalar inaccurate, incomplete or misleading. Scalar also was advised by Banyan’s senior management, and Scalar assumed, that the Financial Projections represented a reasonable basis upon which to evaluate the business and financial prospects of Pinstripes.

Without limiting the generality of the foregoing, for the purpose of its opinion, Scalar assumed with respect to financial forecasts, estimates, pro forma effects, and other forward-looking information reviewed by Scalar, that such information had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Pinstripes and Banyan as to the expected future results of operations and financial condition of Pinstripes. Scalar assumed no responsibility for and expressed no opinion as to any such financial forecasts, estimates, pro forma effects, or forward-looking information or the assumptions on which they were based. Scalar also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to Scalar by, representatives of Pinstripes or Banyan, and will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Scalar is not a legal, accounting, regulatory, or tax expert and its opinion does not address any legal, regulatory, taxation, or accounting matters, as to which Scalar understood that Banyan obtained such advice as it deemed necessary from qualified professionals, and Scalar assumed the accuracy and veracity of all assessments made by such advisors to Pinstripes or Banyan with respect to such matters.

In arriving at its opinion, with Banyan’s consent and without independent verification, Scalar relied upon and assumed that except as would not be in any way meaningful to Scalar’s analysis: (i) the final form of each of the Reviewed Transaction Documents, as executed by the parties thereto and/or filed for recordation with the Secretary of State for the State of Delaware (as applicable), would not differ from the draft that Scalar reviewed, (ii) the representations and warranties of all parties to the Business Combination Agreement, and any related Transaction documents, are correct and that such parties will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Business Combination Agreement and any related Transaction documents, (iii) the Transaction will be consummated in accordance with the terms of the Business Combination Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof, (iv) there had been no change in the assets, financial condition, business or prospects of any party to the Business Combination Agreement since the date of the most recent financial statements and other information made available to Scalar, (v) 1,500,000 Non-Redemption Shares, Bridge Financing Shares, or PIPE Investment Shares (each as defined in the Sponsor Letter Agreement), in the aggregate, will be transferred by the Sponsor, and (vi) no Public Stockholders will elect to redeem their Banyan Class A Common Stock pursuant to the Redemption. Additionally, Scalar assumed that all governmental, regulatory, or other third-party approvals and consents necessary for the consummation of the Transaction or otherwise contemplated by the Business Combination Agreement will be obtained without any adverse effect on Pinstripes or Banyan, or on the expected benefits of the Transaction, in any way meaningful to Scalar’s analysis.

In addition, Scalar relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of Banyan’s senior management and Pinstripes’ senior management as to, among other things, (i) the potential impact on Pinstripes of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industry in which Pinstripes operates and related industries, (ii) Pinstripes’ existing and future products, services, locations, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development and marketing thereof; compliance with relevant regulatory requirements; prospective sales prices and sales volumes; prospective location opening dates and existing and prospective location sales; and the potential impact of competition thereon) and (iii) Banyan’s and Pinstripes’ existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to Pinstripes, the Transaction and its contemplated benefits). Scalar assumed that there would not be any developments with respect to any of the foregoing matters that would have an adverse effect on Banyan, Pinstripes or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Scalar’s analyses or opinion.

Given Banyan’s nature as a special purpose acquisition company, for purposes of Scalar’s opinion and with Banyan’s consent Scalar assumed a value of $10.00 per share of Banyan Class A Common Stock in calculating the value of the New Pinstripes Common Stock to be issued as the Consideration under the Business Combination Agreement, with such $10.00 value being based on Banyan’s initial public offering price, the stated value per New Pinstripes Common Stock provided in the Business Combination Agreement, and Banyan’s approximate cash per outstanding share of Banyan Class A Common Stock (excluding, for the avoidance of doubt, the dilutive impact of the Banyan Class B Common Stock or any warrants issued by Banyan). In rendering its opinion, Scalar did not express any view or opinion as to what the value of the New Pinstripes Common Stock will be when issued pursuant to the Transaction or the price or range of prices at which any Banyan Common Shares (as defined below) or other securities or financial instruments of or relating to Banyan may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction. The New Pinstripes Common Stock, together with the Banyan Class A Common Stock and Banyan Class B Common Stock, are referred to in this summary of Scalar’s opinion, collectively, as the “Banyan Common Shares.”

In arriving at its opinion, Scalar did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Pinstripes or Banyan, and was not furnished or provided with any such appraisals or valuations, nor did Scalar evaluate the solvency of Pinstripes or Banyan under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Scalar in connection with its opinion were going concern analyses, assuming the Transaction was consummated. Without limiting the generality of the foregoing, Scalar did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Pinstripes or Banyan was a party or may be subject, and at Banyan’s direction and with Banyan’s consent, Scalar’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Scalar’s opinion was necessarily based upon economic, monetary, market, and other conditions as in effect on, the information available to Scalar as of, and the facts and circumstances as they existed on, the date of Scalar’s written opinion and Scalar’s opinion speaks only as of such date; events occurring after that date, or information provided to Scalar after that date, could materially affect the assumptions used in preparing Scalar’s opinion. Scalar has not undertaken to update, reaffirm, or revise its opinion or otherwise comment upon any events occurring after the date of Scalar’s written opinion, material information provided to Scalar after that date, or any change in facts or circumstances that occurred after that date, and Scalar does not have any obligation to update, revise, or reaffirm its opinion.

Scalar’s opinion did not address Banyan’s underlying business decision to engage in the Transaction, the relative merits of the Transaction as compared to other business or investment strategies or transactions that might be available to Banyan, or whether the Consideration to be paid by Banyan pursuant to the Business Combination Agreement represents the best price obtainable. In connection with Scalar’s engagement, Scalar was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, Banyan or any other alternative transaction. Scalar’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the Public Stockholders (other than the Excluded Parties) of the Consideration to be paid by Banyan to the Pinstripes stockholders pursuant to the Business Combination Agreement. Scalar was not asked to, and did not, offer any opinion as to the terms, other than the Consideration to the extent expressly specified therein, of the Business Combination Agreement or any related documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and Pinstripes or Banyan), including the fairness of the Transaction to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors, or other constituencies of Banyan, Pinstripes, or any of their respective affiliates. Scalar was not asked to, and did not, offer any opinion with respect to any ongoing obligations of Pinstripes, Banyan, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise) contained in any Reviewed Transaction Documents, any other agreement related to the Transaction, or under applicable law, any allocation of the Consideration (or any portion thereof), or the fair market value of Pinstripes, Banyan, the Banyan Common Shares, or the Pinstripes Stock. In addition, Scalar expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transaction, any Excluded Parties, or any class of such persons, whether relative to the Consideration or otherwise. Scalar’s opinion (i) did not address the individual circumstances of specific holders of Banyan’s securities (including Banyan Class B Common Stock and warrants) with respect to rights or aspects which may distinguish such holders or Banyan’s securities (including Banyan Class B Common Stock and warrants) held by such holders, (ii) did not address, take into consideration or give effect to any existing or future rights, preferences, restrictions or limitations or other attributes of any such securities (including Banyan Class B Common Stock and warrants) or holders (including the Sponsor), (iii) did not address any impact of the Transaction on any particular Public Stockholder other than in its capacity as a Public Stockholder, and (iv) did not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of Banyan or any other party). Scalar also did not address, or express a view with respect to, any acquisition of control or effective control of Banyan by any stockholder or group of stockholders of Pinstripes. Scalar’s opinion should not be construed as creating any fiduciary duty of Scalar (or any of its affiliates) to any party.

Scalar’s opinion was provided for the benefit of the Banyan Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act (including with respect to any redemption rights) with respect to the Transaction or any other matter.

Summary of Scalar’s Financial Analysis

The following is a summary of the material financial analyses delivered by Scalar to the Banyan Board in connection with rendering the opinion described above. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Scalar, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Scalar. Scalar may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Scalar’s view of the actual value of Pinstripes. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Scalar. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Scalar’s financial analyses and its opinion.

In performing its analyses, Scalar made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Banyan, Pinstripes, or any other parties to the Transaction. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the parties to the Business Combination Agreement, Scalar or any other person assumes responsibility if future results are materially different from those forecasted. In addition, these analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on June 20, 2023, and is not necessarily indicative of current market conditions. The estimates of the future financial performance of Pinstripes relied upon for the financial analyses described below were based on the Financial Projections, and estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Assumed Value of New Pinstripes Common Stock

Given Banyan’s nature as a special purpose acquisition company, for purposes of Scalar’s opinion and with Banyan’s consent Scalar assumed a value of $10.00 per share of Banyan Class A Common Stock in calculating the value of the shares of New Pinstripes Common Stock to be issued as the Consideration under the Business Combination Agreement, with such $10.00 value being based on Banyan’s initial public offering price and Banyan’s approximate cash per outstanding share of Banyan Class A Common Stock (excluding, for the avoidance of doubt, the dilutive impact of the Banyan Class B Common Stock or any warrants issued by Banyan). In rendering its opinion, Scalar did not express any view or opinion as to what the value of the New Pinstripes Common Stock will be when issued pursuant to the Transaction or the price or range of prices at which the Banyan Class A Common Stock, Banyan Class B Common Stock, or other securities or financial instruments of or relating to Banyan may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction. For purposes of Scalar’s opinion and this summary, the Consideration consisted of shares of New Pinstripes Common Stock with an aggregate value (based on a stated value of $10.00 per share of New Pinstripes Common Stock) equal to (i) $429 million multiplied by (ii) the number of shares of Pinstripes Common Stock outstanding as of the Effective Time divided by (iii) the Fully Diluted Shares Outstanding.

In preparing its opinion and related analysis, Scalar understood that Pinstripes and Middleton Partners would enter into a securities purchase agreement, pursuant to which Middleton Partners would invest $20,000,000 in Pinstripes in exchange for 800,000 shares of Pinstripes’ Series I Convertible Preferred Stock. Based on the pro forma information approved for Scalar’s use by the Banyan, this implied an assumed aggregate value of the Consideration and the conversion of the Series I Financing of $449,000,000. The size of the Series I Financing was subsequently increased beyond such amount, as described elsewhere in this joint proxy statement/consent solicitation statement/prospectus. Scalar’s opinion and related analysis have not been revised or updated to reflect such increase in the Series I Financing.

Sponsor Forfeiture Shares

Contemporaneously with the entry into the Business Combination Agreement, the Sponsor Holders, Banyan and Pinstripes entered into the Sponsor Letter Agreement, pursuant to which (among other things), the Sponsor Holders have agreed to (i) waive any adjustment to the conversion ratio set forth in the Governing Documents of Banyan or any other anti-dilution or similar protection with respect to the Banyan Class B Common Stock and (ii) subject certain of their Banyan Class B Common Stock to forfeiture and/or vesting on the basis of achieving certain trading price thresholds following the Closing (such shares subject to forfeiture and/or vesting, the “Sponsor Forfeiture Shares”). Scalar expressed no opinion with respect to the Sponsor Forfeiture Shares.

Selected Companies Analysis

Scalar reviewed certain financial data for selected companies with publicly traded equity securities that Scalar deemed relevant for purposes of this analysis based on various factors, including their product offerings within the consumer packaged foods industry and their business model. The financial data reviewed included:

●	Enterprise value as a multiple of estimated revenue for the next twelve months, or “NTM Revenue”;

●	Enterprise value as a multiple of estimated earnings before interest, taxes, depreciation, and amortization, or “EBITDA,” for the next twelve months, or “NTM EBITDA”;
●	Enterprise value as a multiple of estimated revenue for the 2024 calendar year, or “CY 2024 Revenue”; and
●	Enterprise value as a multiple of estimated EBITDA for the 2024 calendar year, or “CY 2024 EBITDA.”

The selected companies and corresponding financial data included the following:

($in millions)	Market	Enterprise	NTM	NTM	CY 2024	CY 2024
Selected Companies	Capitalization	Value	Revenue	EBITDA	Revenue	EBITDA
Bowlero Corp.	$1,974.4	$3,327.0	$1,131.1	$381.5	$1,208.9	$413.3
Darden Restaurants, Inc.	20,052.5	21,820.8	11,305.9	1,733.0	12,034.3	1,854.1
Dave & Buster's Entertainment, Inc.	1,805.3	2,943.4	2,342.4	565.4	2,451.5	586.7
Dutch Bros Inc.	1,630.8	2,268.6	1,035.6	137.8	1,246.9	179.1
Kura Sushi USA, Inc.	976.7	954.6	211.0	13.6	260.0	21.6
Life Time Group Holdings, Inc.	3,742.8	5,598.3	2,302.3	502.5	2,519.3	563.9
Portillo's Inc.	1,138.5	1,563.2	708.8	102.4	774.6	111.5
Restaurant Brands International Inc.	23,692.5	37,654.5	7,022.2	2,581.3	7,314.8	2,710.5
Shake Shack Inc.	2,915.6	2,897.8	1,133.0	120.8	1,266.9	140.3
Sweetgreen, Inc.	1,194.8	897.9	614.4	(11.6)	710.9	8.4
Topgolf Callaway Brands Corp.	3,532.0	5,964.8	4,547.2	651.5	4,874.6	721.2
Vail Resorts, Inc.	9,490.4	11,762.6	3,078.6	961.4	3,144.7	967.0

Enterprise Value /
	NTM	NTM	CY 2024	CY 2024
Selected Companies	Revenue	EBITDA	Revenue	EBITDA
Bowlero Corp.	2.9x	8.7x	2.8x	8.0x
Darden Restaurants, Inc.	1.9x	12.6x	1.8x	11.8x
Dave & Buster's Entertainment, Inc.	1.3x	5.2x	1.2x	5.0x
Dutch Bros Inc.	2.2x	16.5x	1.8x	12.7x
Kura Sushi USA, Inc.	4.5x	70.1x	3.7x	44.2x
Life Time Group Holdings, Inc.	2.4x	11.1x	2.2x	9.9x
Portillo's Inc.	2.2x	15.3x	2.0x	14.0x
Restaurant Brands International Inc.	5.4x	14.6x	5.1x	13.9x
Shake Shack Inc.	2.6x	24.0x	2.3x	20.6x
Sweetgreen, Inc.	1.5x	N/A	1.3x	107.4x
Topgolf Callaway Brands Corp.	1.3x	9.2x	1.2x	8.3x
Vail Resorts, Inc.	3.8x	12.2x	3.7x	12.2x
Bowlero Corp.	2.9x	8.7x	2.8x	8.0x
Darden Restaurants, Inc.	1.9x	12.6x	1.8x	11.8x

“N/A” refers to not applicable.

Taking into account the results of the selected companies analysis, Scalar applied selected multiple ranges of 3.25x to 3.75x NTM Revenue, 2.75x to 3.25x CY 2024 Revenue, and 13.5x to 16.5x CY 2024 EBITDA to corresponding financial data for Pinstripes. The selected companies analysis indicated implied total equity value reference ranges for Pinstripes of approximately $485,116,000 to $571,321,000 based on revenue (applying equal weighting between NTM Revenue and CY 2024 Revenue) and approximately $459,284,000 to $567,284,000 based on EBITDA, as compared to the Total Value of the Transaction Consideration (as described and calculated below under “—Pro Forma Consideration Analysis”) of $511,286,205.

Scalar noted that the Total Value of the Transaction Consideration was within each of the above ranges, which in Scalar’s view supported its assessment of the financial fairness of the Consideration.

Pro Forma Consideration Analysis

Utilizing pro forma ownership information provided by Banyan management and the assumptions described above (including assuming a value of $10.00 per share of New Banyan Common Stock), Scalar calculated the aggregate implied value of the pro forma shares outstanding (other than the Banyan Class A Common Stock that are not held by Excluded Parties). The Sponsor Forfeiture Shares were excluded from this calculation because they are subject to price-based vesting. These calculations are summarized below:

	# of shares	Consideration Value
Vested Founders Shares	2,415,001	$24,150,010
Non-Redemption Shares	1,000,000	10,000,000
Bridge Financing Shares	500,000	5,000,000
Shares issued in exchange for Pinstripes Stock	40,587,319	405,873,190
Shares issued in exchange for Pinstripes Series I Shares	2,066,667	20,666,670
Substituted Options	5,303,778	53,037,777
Cash transaction expenses	N/A	15,000,000
Fully-Diluted Value of Transaction Consideration	51,872,765	$533,727,647
Adjustment for Option Proceeds		(22,441,442)
Total Value of the Transaction Consideration		$511,286,205

Scalar noted that the Total Value of the Transaction Consideration calculated based on the pro forma ownership, as described above, was within the reference ranges calculated in the selected companies analysis described above, which in Scalar’s view supported its assessment of the financial fairness of the Consideration.

Implied Pro Forma Share Value Analysis

Utilizing pro forma ownership information provided by Banyan management and the assumptions and weighting described above, Scalar calculated the implied pro forma value of a share of New Pinstripes Common Stock after giving effect to the Transaction. This analysis took into consideration the impact of the pro forma dilution described above in calculating the Total Value of the Transaction Consideration. The Sponsor Forfeiture Shares were excluded from this calculation because they are subject to price-based vesting. These calculations are summarized below:

	Implied Pro Forma Value per Share of New Pinstripes Common
	Stock
Selected Companies Analysis	Low	Middle	High
Revenue multiple	$9.53	$10.30	$11.07
EBITDA multiple	$9.07	$10.04	$11.00

Scalar noted that the assumed value of a share of New Pinstripes Common Stock of $10.00 was within the reference ranges calculated in the selected companies analysis described above, which in Scalar’s view supported its assessment of the financial fairness of the Consideration.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Scalar’s opinion. In arriving at its fairness determination, Scalar considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Scalar made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Pinstripes or the Transaction.

Scalar’s financial analyses and opinion were only one of many factors taken into consideration by the Banyan Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Banyan Board or management of Banyan with respect to the Consideration or as to whether the Banyan Board would have been willing to determine that different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between Banyan and Pinstripes and was approved by the Banyan Board. Scalar did not advise the Banyan Board during these negotiations, nor did it recommend any specific amount of consideration to Banyan or the Banyan Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Scalar in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Scalar attached hereto as Annex G.

Scalar and its affiliates are engaged in transaction advisory, financial reporting, litigation consulting, tax and other financial and non-financial activities and services for various persons and entities. Scalar was engaged by Banyan to render its opinion to the Banyan Board and Scalar received a fee of $220,000 from Banyan for providing its services and rendering its opinion. No portion of these fees was refundable or contingent upon the consummation of the Transaction or the conclusion reached in Scalar’s opinion. Banyan has also agreed to indemnify Scalar against certain liabilities and reimburse Scalar for certain expenses in connection with Scalar’s services. In the past two years, Scalar and its affiliates have not provided any other advisory services to Banyan or its affiliates for which Scalar and its affiliates received compensation. Scalar and its affiliates may seek to provide such services to Pinstripes, Banyan, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of Scalar’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of Pinstripes and Banyan and, accordingly, may at any time hold a long or short position in such securities.

The issuance of Scalar’s opinion was approved by an authorized committee of Scalar.

The Banyan Board selected Scalar to provide its opinion in connection with the Transaction based on Scalar’s reputation and experience. Scalar is a valuation firm that has substantial experience in transactions similar to the Transaction.

The Banyan Board’s Reasons for the Approval of the Business Combination

The Banyan Board, in evaluating the transaction with Pinstripes, consulted with Banyan’s management and its legal and other advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of Banyan and its stockholders and (ii) to recommend that the stockholders approve the transactions contemplated by the Business Combination Agreement and other proposals submitted to the stockholders, the Banyan Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Banyan Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Banyan Board may have given different weight to different factors. This explanation of the reasons for the Banyan Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Banyan Board reviewed the results of the due diligence conducted by Banyan’s management and advisors, which included:

●	extensive meetings and calls with Pinstripes management to understand and analyze Pinstripes business;
●	meetings with Pinstripes’ major vendors (including its general contractor and foodservice equipment and supplies vendor);
●	review of diligence materials and interviews conducted by K&E and Banyan;
●	site visits to multiple Pinstripes locations;
●	review of Pinstripes’ consolidated financial statements;
●	research on industry trends;
●	research on comparable companies;
●	research on comparable transactions; and
●	reviews of certain financial assumptions provided by Pinstripes.

The factors considered by the Banyan Board (including certain historical and forecasted financial information that were subsequently updated) included, but were not limited to, the following:

●	Growth Model. Pinstripes has a model for driving organic growth with its new venue openings, with its target new venue economic model reflecting an average of more than $9 million in net sales per location and approximately 18% EBITDA margin by the end of calendar year 2024. All of Pinstripes’ venues are on leased real estate, and generally located in luxury commercial retail spaces primarily located near prime urban locations such as malls, hotels or resort developments. In addition, Pinstripes is able to rely on landlords to fund its venue construction, which in turn benefits the landlords due to public space activation in their broader locations (i.e. increased foot traffic). Pinstripes’ landlords typically pay for 80% of new location buildout costs, which average $8 million per location, which contributes significantly to Pinstripes’ growth prospects. Pinstripes currently has over $100,000,000 in landlord commitments for tenant improvements in existing/future venues.
●	New Locations and Expansion Opportunities. Pinstripes focuses on opening new locations in Class A+ / A malls in high-end suburban areas, where the demographic has above average disposable income. The Banyan Board believed Pinstripes could capitalize on the continued exit of big box retailers from malls through synergistic partnerships with leading real estate developers who have come to depend on Pinstripes to attract retail traffic and that Pinstripes’ focus on larger, high-volume locations is generating robust venue-level economics.
●	Landlord Partners’ Confidence in Pinstripes’ Prospects. The fact that certain of Pinstripes’ real estate partners and landlords have invested in Pinstripes equity in the past, which indicates their confidence in Pinstripes’ business.
●	Attractive Venue Portfolio and Scalability. Pinstripes currently operates 13 locations across eight states and plans to open six more locations in 2023, all of which are currently under construction. Pinstripes is expected to open an additional six locations in 2024, with the number of locations being expected to total to 25 by December 2024. In addition, it has over 30 location opportunities identified. In addition to its reliance on the landlords to reduce the location buildout costs, Pinstripes uses the same foodservice and equipment vendors (which have the capability of providing service across most states) in all of its location buildout projects, which contributes to its ability to scale quickly and efficiently.
●	Historical and Projected Growth. Pinstripes has grown net sales significantly during the last five years, from approximately $63 million in fiscal 2018 to approximately $104 million in fiscal 2023, translating to a CAGR of over 10%. Pinstripes expects to achieve an approximately 18% EBITDA margin by the end of 2024, taking into account its planned location openings. Additionally, Pinstripes has, on average, greatly outperformed the Standard & Poor US restaurants industry comparables in revenue growth, achieving a three-year revenue CAGR of over two times the average of the Standard & Poor restaurant comparables (as of June 2023).
●	Expected Growth in the Restaurant and US Bowling Center Markets. According to independent research, US foodservice, drinking places and full-service restaurant markets reached a healthy rebound following the Covid-19 pandemic and is expected to grow further in 2024. Similarly, the US bowling center market is also projected to grow in 2024.
●	Experienced Management Team, Employee Retention. The Pinstripes management team is composed of a founder-led, highly experienced management team with deep restaurant and entertainment expertise and highly relevant food service industry experience. The team, which will remain in place immediately following the Closing of the Business Combination, together has transformed Pinstripes from its origins as a single dining and entertainment destination to 13 current Pinstripes venues with another six slated to open in the next several months. Pinstripes’ founder and CEO Dale Schwartz has over 40 years of experience in executive management and investing. Mr. Schwartz is supported by an executive team who have been loyal to Pinstripes for a minimum of 12 years each and have approximately 200 years of collective experience, including decades in restaurant and hospitality mainstays such as Hillstone, Cheesecake Factory, J. Alexander’s, and Maggiano’s. Pinstripes also maintains an attractive culture of driven staff who have room for growth and promotion. Pinstripes has maintained a 60.5% total retention rate from May 2022 to June 2023 and a 74% total retention rate from December 2022 to June 2023.
●	Alternative Transactions. The Banyan Board determined, after a thorough review of other business combination opportunities reasonably available to Banyan, that the proposed Business Combination represents the best potential business combination for Banyan based upon its evaluation and assessment of numerous other potential acquisition targets. As part of its search for a business combination target, Banyan management initially identified more than 1,000 targets, and conducted meetings with approximately 100 of such potential targets and entered into a non-disclosure agreement with approximately 20 of such potential targets. For additional information regarding Banyan evaluation of alternative business combination opportunities, see the section entitled “— Background to the Business Combination.”
●	Support of Key Security Holders. The fact that key Pinstripes stockholders representing over 50% of the issued and outstanding equity of Pinstripes delivered Security Holder Support Agreements, demonstrating such Pinstripes security holders’ support of the Business Combination, and that Pinstripes believes that the remaining stockholders will be supportive of the Business Combination. See the section entitled “Related Agreements — Security Holder Support Agreements” of this proxy statement/prospectus for additional information.
●	Lock-Up. Pinstripes’ Chief Executive Officer, management and certain other significant security holders of Pinstripes have agreed to be subject to a six-month lock-up in respect of their shares of New Pinstripes Common Stock received in the Business Combination (subject to certain customary exceptions).
●	Continued Ownership by Existing Pinstripes Investors. The Banyan Board considered that the Pinstripes equityholders would continue to retain their economic interest in the combined company following the Closing. The Banyan Board considered this as a sign of confidence by Pinstripes equityholders in the combined company following the Business Combination and the benefits expected to be realized as a result of the Business Combination.
●	Valuation. The Banyan Board believes that the aggregate merger consideration payable in the Business Combination reflects an attractive valuation relative to publicly listed companies with certain characteristics comparable to Pinstripes such as similar industries, and growth profiles. Taken together with Pinstripes’ unique growth model including significant contributions to location buildouts by landlords, Banyan believes the Business Combination presents a compelling acquisition opportunity for Banyan and its stockholders. In evaluating the financial aspects of the Business Combination, the Banyan Board reviewed a number of data points, including the transaction documents, historical valuation details and certain financial assumptions provided by Pinstripes management.
●	Fairness Opinion. The oral opinion of Scalar (subsequently confirmed in writing) was rendered to the Banyan Board on June 21, 2023, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion (attached as Annex G to this joint proxy statement/consent solicitation statement/prospectus), the Consideration (as defined in such opinion)to be paid by Banyan to the Pinstripes stockholders pursuant to the Business Combination Agreement was fair from a financial point of view to the Public Stockholders (other than Pinstripes, the Sponsor and their respective affiliates), as more fully described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of Scalar, LLC.”
●	Conclusion of the Reasonable Basis Review. Zukin’s findings, as presented to the Banyan Board following Zukin’s reasonable basis review, that there is a reasonable basis for the financial projections provided by Pinstripes’ management to Banyan.

Further, the proceeds less transaction expenses to be delivered to the combined companies in connection with the Business Combination (including the remaining proceeds from Trust Account after giving effect to any redemptions of Banyan Common Stock), will remain on the balance sheet of the combined company after Closing in order to fund Pinstripes’ existing operations and support new and existing growth initiatives.

In the course of its deliberations, the Banyan Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

●	Business and Industry Risks. The risks relating to (i) increased competition in the experiential dining and entertainment markets in which Pinstripes operates, (ii) Pinstripes’ ability to successfully identify and secure appropriate locations, and timely develop and expand operations in existing and new markets, (iii) changes in consumer discretionary spending and general economic conditions in markets Pinstripes operates, (iv) adverse effects from food safety and foodborne illness concerns and potential resulting damage to Pinstripes’ reputation, (v) dependence on key executive management personnel primarily due to its nature as a founder-led company, (vi) shortages or interruptions in the supply or delivery of food products, (vii) dependence on a small number of suppliers for the majority of our food ingredients and (viii) a resurgence in COVID-19 or the emergence of another global pandemic.
●	Potential Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.
●	Transaction Certainty Risk. The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the Closing might not occur despite our efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.
●	Macroeconomic Risks. The risk that the future financial performance of Pinstripes may not meet the Banyan Board’s expectations due to factors out of Pinstripes’ control, including economic cycles, increasing inflation, supply chain disruptions or other macroeconomic factors.
●	Listing Risks. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Pinstripes’ resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Pinstripes anticipates.
●	Redemption Risk. The potential that a significant number of Banyan stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Banyan’s Existing Charter, which would reduce the gross proceeds to Pinstripes from the Business Combination, which could hinder Pinstripes’ ability to continue its growth strategy and opening of additional locations.
●	Minimum Cash Condition. The fact that Closing of the Business Combination is conditioned on a minimum amount of cash being available.
●	Banyan Stockholders Receiving a Minority Position in New Pinstripes. The fact that current Banyan stockholders will hold a minority position in New Pinstripes, which will limit or preclude the ability of Banyan’s current stockholders to influence corporate matters, including any future potential change in control or other material transaction, but the Banyan Board determined that such facts were outweighed by the long-term benefits that a founder-controlled company would provide to Banyan’s stockholders and future stockholders of New Pinstripes after the Closing.
●	Post-Business Combination Corporate Governance. The fact that the board of directors of New Pinstripes will be classified and that all New Pinstripes directors will not be elected annually and that such directors can only be removed by cause by the affirmative vote of the holders of at least 66 2/3% of all the then-outstanding shares of capital stock of New Pinstripes entitled to vote generally at an election of directors and that a majority of the directors will be initially appointed by Mr. Dale Schwartz depending on his percentage in New Pinstripes. See the section of this proxy statement/prospectus entitled “Proposal No. 3: The Governance Proposals” for a detailed discussion of such governance provisions.
●	Fees and Expenses. The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the Banyan Board also considered other factors including, without limitation:

●	Interests of Certain Persons. The Sponsor, the members of the Banyan Board and executive officers of Banyan have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of the Public Stockholders generally (see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). Independent Banyan’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Banyan Board, the Business Combination Agreement and the transactions contemplated therein, including the Merger.
●	Other Risks. The various risks associated with the Business Combination, the business of Pinstripes, and the business of Banyan, as described in the section of this proxy statement/prospectus entitled “Risk Factors”.

After considering the foregoing potentially negative and potentially positive reasons, the Banyan Board concluded that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.

Interests of Certain Persons in the Business Combination

Certain members of the Banyan Board and executive officers of Banyan and the Sponsor may have interests in the Business Combination that may be different from, or in addition to, the interests of Banyan’s stockholders generally. The Banyan Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be adopted and approved by the stockholders of Banyan.

These interests include, among other things:

●	the fact that the Sponsor Holders and Banyan’s directors and officers, for no compensation, have agreed not to redeem any shares of Banyan held by them in connection with a stockholder vote to approve the Business Combination and the Sponsor Holders are obligated to vote in favor of the Business Combination;
●	the fact that the Sponsor Holders paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 7,245,000 shares of New Pinstripes Common Stock in accordance with the terms of Banyan’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that the Sponsor paid $10,860,000 for 10,860,000 Banyan Private Placement Warrants, each of which is exercisable commencing 30 days following the Closing for one share of Banyan Class A Common Stock at $11.50 per share and which, pursuant to the A&R Registration Rights Agreement, will be registered for resale following the Business Combination. If Banyan does not consummate an initial business combination by December 24, 2023, then the proceeds from the sale of the Banyan Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless. The Banyan Private Placement Warrants had an aggregate market value of approximately $ based upon the closing price of $ per Banyan Public Warrant on the NYSE on , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus;
●	the fact that the Sponsor Holders (and certain of Banyan’s officers and directors who are members of the Sponsor), have invested in Banyan an aggregate of $10,885,000, comprised of the $25,000 purchase price for 7,245,000 Founder Shares and the $10,860,000 purchase price for 10,860,000 Banyan Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred an aggregate of 149,625 Founder Shares to Banyan’s independent directors and other third parties. In connection with the Non-Redemption Agreements, the Series I Financing and the PIPE Financing, the Sponsor will transfer an aggregate of Founder Shares at Closing, leaving the Sponsor Holders with an aggregate of Founder Shares, 2,396,251 of which will be vested upon Closing. Assuming a trading price of $ per share of Banyan Class A Common Stock (based upon the closing price of the Banyan Class A Common Stock on the NYSE on , 2023), the 2,396,251 vested Founder Shares held by the Sponsor Holders upon Closing would have an implied aggregate market value of $ , representing unrealized gain for such holders of $ . Even if the trading price of the shares of New Pinstripes Common Stock were as low as $4.55 per share, the aggregate market value of the 2,396,251 vested Founder Shares alone (without taking into account the value of the Banyan Private Placement Warrants) would be approximately equal to the initial investment in Banyan by the Sponsor Holders. As a result, if the Business Combination is completed, the Sponsor Holders are likely to be able to make a substantial profit on their investment in Banyan at a time when shares of New Pinstripes Common Stock have lost significant value. On the other hand, if Banyan liquidates without completing a business combination before December 24, 2023, the Sponsor Holders will lose their entire investment in Banyan;
●	the fact that the Sponsor and Banyan’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate, in which case, such holders would lose their entire investment. As a result, the Sponsor as well as Banyan’s officers and directors may have a conflict of interest in determining whether Pinstripes is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming termination date in Banyan’s existing governing documents as described further below;
●	the fact that the Sponsor Holders (and Banyan’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other Banyan stockholders experience a negative rate of return in New Pinstripes, including if the share price of New Pinstripes after the Closing falls as low as $4.55 per share, as the market value of the Sponsor Holders’ 2,396,251 vested Founder Shares would be approximately equal to their initial investment in Banyan;

●	the fact that the Existing Charter provides that only Public Shares and not any Founder Shares are entitled to redemption rights and the Sponsor Holders and Banyan’s other current officers and directors have further agreed to waive their respective rights to liquidating distributions from the Trust Account with respect to any Banyan Common Stock (other than Public Shares) held by them if Banyan fails to complete an initial business combination by December 24, 2023;
●	the fact that, at the option of the lender (subject to Pinstripes’ consent per the terms of the Business Combination Agreement), any amounts outstanding under any loan made by the Sponsor, Banyan’s officers and directors or any of their affiliates to Banyan in an aggregate amount of up to $1,500,000 may be converted into Banyan Private Placement Warrants in connection with the consummation of the Business Combination, but any such loan would not be expected to be repaid if the Business Combination is not consummated;
●	the fact that the Sponsor and Banyan’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by December 24, 2023. As of the date of this joint proxy statement/consent solicitation statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $506,000 for which the Sponsor and Banyan’s officers and directors are awaiting reimbursement;
●	the fact that, if the Trust Account is liquidated, including in the event Banyan is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Banyan to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Banyan has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Banyan, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;
●	the fact that, if Banyan does not either complete the Business Combination or liquidate by December 31, 2023, Banyan may be subject to the excise tax imposed by the IR Act (as defined below) with respect of the Extension Amendment Redemptions. In connection with the Extension Amendment, Banyan agreed that funds in the Trust Account, including any interest thereon, will not be used to pay for any such excise tax liabilities. Because the excise tax would be payable by Banyan and the Sponsor and not by the redeeming holders, the mechanics of any required payment of the excise tax have not been determined;
●	the fact that the officers and directors of Banyan do not work full-time at Banyan. Each of Banyan’s directors and officers is engaged in several other business endeavors for which such director or officer may be entitled to substantial compensation, and Banyan’s directors and officers are not obligated to contribute any specific number of hours per week to Banyan’s affairs. Banyan’s independent directors also serve as officers and/or board members for other entities. If Banyan’s directors’ and officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Banyan’s affairs and may influence their decision to proceed with the Business Combination;
●	the fact that, subject to certain limited exceptions, the New Pinstripes Private Placement Warrants will not be transferable, assignable or salable until 30 days following the completion of the Business Combination;
●	the fact that Banyan may be entitled to distribute or pay over funds held by Banyan outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;
●	the fact that Banyan’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination pursuant to the Business Combination Agreement and any indemnification agreements that may be entered into on or after the Closing Date;
●	the fact that the Sponsor Holders will enter into the A&R Registration Rights Agreement at Closing, which provides for registration rights of the Sponsor Holders and certain other stockholders following consummation of the Business Combination;
●	the fact that Keith Jaffee, the chief executive officer of Banyan, Jerry Hyman, the chairman of Banyan, and Otis Carter, a director of Banyan, hold (individually or through one or more investment vehicles) an aggregate of shares of Pinstripes’ Series I Convertible Preferred Stock. Such stock will automatically convert upon Closing into New Pinstripes Common Stock at a conversion rate of 2.5 shares of New Pinstripes Common Stock for each share of Series I Convertible Preferred Stock of Pinstripes;
●	the fact that Jerry Hyman, the chairman of Banyan, is expected to be a director of New Pinstripes after the consummation of the Business Combination. As such, in the future, Jerry Hyman may receive cash fees, stock options, stock awards or other remuneration that the New Pinstripes Board determines to pay its directors and any applicable compensation as described under the section titled “Executive Compensation”; and
●	the fact that the Sponsor Group will have paid an aggregate of approximately $ for its investment in New Pinstripes, including the investments (directly or indirectly) of Keith Jaffee, the chief executive officer of Banyan, Jerry Hyman, the chairman of Banyan, and Otis Carter, a director of Banyan, in the Series I Financing, as summarized in the table below, and, following the consummation of the Business Combination, the aggregate value of the Sponsor Group’s investment will be approximately $ , based upon the respective closing prices of the Banyan Class A Common Stock and Banyan Public Warrants on the NYSE on , 2023.

Sponsor Group Beneficial Ownership of Banyan Prior to Closing

	Securities held by	Sponsor Group Cost
	Sponsor Group	at the IPO
Public Shares	—	$—
Founder Shares	7,245,000	25,000
Banyan Private Placement Warrants	10,860,000	10,860,000
Total		$10,885,000

Sponsor Group Beneficial Ownership of New Pinstripes Following the Closing

	Securities			Sponsor
	held by			Group Cost
	Sponsor	Value per		between the
	Group at	Security as		IPO and	Total
	Closing	of , 2023		Closing	Value
New Pinstripes Common Stock issued upon conversion of Series I Convertible Preferred Stock of Pinstripes	—	$—	(1)	$—	—
New Pinstripes Common Stock Issued to Holders of Founder Shares(3)	2,396,251	$—	(1)	—	—
New Pinstripes Private Placement Warrants	10,860,000	$—	(2)	—	—
Total				$—	$—
(1)	Based on the closing price of the Banyan Public Shares on , 2023, which was $ per share.
(2)	Based on the closing price of the Banyan Public Warrants on , 2023, which was $ per warrant.
(3)	Excludes 3,302,720 Unvested Shares.

The Banyan Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for Banyan’s IPO and these interests are disclosed in this joint proxy statement/consent solicitation statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Banyan with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New Pinstripes with value that, after the Closing, will be based on the future performance of Pinstripes, which may be affected by various other factors other than these interests. In addition, Banyan’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and, in approving, as members of the Banyan Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the Banyan Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the Banyan stockholders will receive as a result of the Business Combination. The Banyan Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the Banyan Board considered in evaluating and recommending the Business Combination to the Banyan stockholders, see the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—The Banyan Board’s Reasons for the Approval of the Business Combination.”

Interests of Pinstripes’ Directors and Officers in the Business Combination

When Pinstripes’ stockholders and other interested persons consider the recommendation of the Pinstripes Board in favor of approval of the Business Combination, such persons should keep in mind that the directors and executive officers of Pinstripes may have interests in the Business Combination and other proposals that may be different from, or in addition to, those of Pinstripes stockholders generally. These interests include, among other things:

●	that Dale Schwartz, Jack Greenberg, Daniel P. Goldberg, Larry Kadis and George Koutsogiorgas are expected to serve as members of the New Pinstripes Board after consummation of the Business Combination and, in their capacity as such, shall become entitled to any cash fees, stock options or stock awards that the New Pinstripes Board determines to pay its directors.
●	that Dale Schwartz, the current Chief Executive Officer of Pinstripes, is expected to serve as President and Chief Executive Officer of New Pinstripes;
●	that Dale Schwartz will have director designation rights pursuant to the Director Designation Agreement. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Director Designation Agreement;” and
●	that, upon consummation of the Business Combination, and subject to approval of the Equity Incentive Plan Proposal, Pinstripes’ executive officers are expected to receive grants of stock options and restricted stock units under the 2023 EIP Plan from time to time.

Certain Other Interests in the Business Combination

In addition to the interests of the Insiders and the Sponsor in the Business Combination, stockholders should be aware that the IPO Underwriters, William Blair, in its role as a co-placement agent, financial advisor and capital markets advisor to Banyan, and BTIG, in its role as a co-placement agent and capital markets advisor to Banyan, have financial interests that are different from, or in addition to, the interests of Banyan’s stockholders.

Upon consummation of the Business Combination, the IPO Underwriters will be entitled to $3,622,500 of deferred underwriting commissions. The IPO Underwriters have not provided any service in connection with the Business Combination in connection with such fee and such deferred commissions are attributable solely to their services in connection with the IPO. The IPO Underwriters have agreed to waive their rights to the deferred underwriting commissions held in the Trust Account in the event Banyan does not complete an initial business combination within the time period set forth in the Existing Charter. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and Banyan is therefore required to be liquidated, the IPO Underwriters will not receive any of the deferred underwriting commissions and such funds will be returned to Banyan’s public stockholders upon its liquidation.

Additionally, upon consummation of the Business Combination, the Advisors are entitled to certain fees pursuant to their respective engagements. In addition, under the terms of the Advisors’ respective engagements, Banyan agreed to reimburse each Advisor for certain expenses, and to indemnify each Advisor and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its engagement. Banyan decided to retain the Advisors based primarily on their leading investment banking franchises with a strong track record of advising on complex, transformational transactions. The Advisors therefore have an interest in Banyan completing the Business Combination that will result in the payment of certain advisory fees.

Satisfaction of 80% Test

It is a requirement under the Existing Charter and NYSE rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $42,133,806. In reaching its conclusion that the Business Combination meets the 80% test, the Banyan Board looked at Pinstripes’ enterprise value of approximately $450,000,000. In determining whether the enterprise value represents the fair market value of Pinstripes, our board of directors considered all of the factors described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Banyan Board’s Reasons for the Approval of the Business Combination,” and the fact that the purchase price for Pinstripes was the result of an arm’s-length negotiation. As a result, the Banyan Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% test. The Banyan Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Anticipated Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Banyan will be treated as the acquired company and Pinstripes will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Pinstripes will represent a continuation of the financial statements of Pinstripes, with the Business Combination treated as the equivalent of Pinstripes issuing stock for the historical net assets of Banyan, accompanied by a recapitalization. The net assets of Banyan will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Pinstripes.

Exchange Listing

The Banyan Class A Common Stock, the Units and the Banyan Public Warrants are currently listed on the NYSE under the symbols “BYN,” “BYN.U” and “BYN WS,” respectively. At the closing, the Units will separate into their component Banyan Class A Common Stock and Banyan Public Warrants so that the Units will no longer trade separately under “BYN.U.” New Pinstripes will apply to list, to be effective at the time of the Closing of the Business Combination, its common stock and warrants on the NYSE (or Nasdaq) under the symbols “PNST” and “PNST WS,” respectively.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Banyan or its securities, the Sponsor, the Insiders, Pinstripes and/or their respective affiliates may purchase Public Shares and/or Banyan Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Banyan Common Stock. In such transactions, the purchase price for the Banyan Common Stock will not exceed the redemption price. In addition, the persons and entities described above will waive redemption rights, if any, with respect to the Banyan Common Stock they acquire in such transactions. However, any Banyan Common Stock acquired by the persons and entities described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible.

As of the date of this joint proxy statement/consent solicitation statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Banyan will file with the SEC a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Banyan has received redemption requests. Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Banyan and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the shares of Banyan Class A Common Stock held by the Public Stockholders are redeemed in connection with the Business Combination and

(ii) all of the shares of Banyan Class A Common Stock held by the Public Stockholders are redeemed in connection with the Business Combination.

Where actual amounts are not known or knowable, the figures below represent Banyan’s good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(U.S. dollars in millions)

		Assuming
	Assuming No	Maximum
	Redemptions(1)	Redemptions(2)
Sources
Cash and Investments Held in Trust Account(3)	$42	$0
Series I Financing	$21	$21
PIPE Financing	$12	$54
Existing Pinstripes Stockholders Equity Rollover	$407	$407
Total Sources	$482	$482

Uses
Existing Pinstripes Stockholders Equity Rollover	$407	$407
Cash to Balance Sheet	$56	$56
Transaction Fees and Expenses	$19	$19
Total Uses	$482	$482
(1)	Assumes that no shares of Banyan Class A Common Stock held by Public Stockholders are redeemed.
(2)	Assumes that all 3,998,687 shares of Banyan Class A Common Stock held by Public Stockholders are redeemed.
(3)	Cash held in the Trust Account as of , 2023 (after giving effect to the Extension Amendment Redemptions).

Board of New Pinstripes Following the Business Combination

The New Pinstripes Board is expected to be comprised of Dale Schwartz, Daniel P. Goldberg, Jack Greenberg, Jerry Hyman, Larry Kadis, George Koutsogiorgas and another individual to be designated by Dale Schwartz.

Name; Headquarters of New Pinstripes

Pinstripes Holdings, Inc.

1150 Willow Road, Northbrook, IL 60062

Redemption Rights

Holders of Public Shares may seek to redeem their respective shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that Banyan redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $     per share as of     , 2023, the most recent practicable date prior to the date of this joint proxy statement/consent solicitation statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable). If a holder properly seeks redemption as described in this section and the Business Combination is consummated, Banyan will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Any request for redemption, once made by a holder of Banyan Class A Common Stock, may not be withdrawn following the Redemption Deadline, unless approved by the Banyan Board. Any corrected or changed written exercise of redemption rights must be received by Continental, Banyan’s transfer agent, by the Redemption Deadline.

See the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Special Meeting of Banyan Stockholders—Redemption Rights” for additional information.

Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Business Combination Proposal.

The Sponsor Holders have agreed to vote the Converted Banyan Class A Common Stock, the Banyan Class B Common Stock and any Public Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the Sponsor Holders own approximately 64.4% of the issued and outstanding shares of Banyan Common Stock Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Special Meeting of Banyan Stockholders—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor Holders own sufficient shares to approve the Business Combination Proposal.

Recommendation of the Banyan Board

THE BANYAN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Banyan and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “—Interests of Certain Persons in the Business Combination” for further discussion of these considerations.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

Banyan is asking its stockholders to approve the adoption of the Proposed Charter in the form attached to this joint proxy statement/consent solicitation statement/prospectus as Annex B, which, in the judgment of the Banyan Board, is necessary to adequately address the needs of New Pinstripes following the consummation of the Business Combination. The Proposed Charter will replace the Existing Charter.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this joint proxy statement/consent solicitation statement/prospectus as Annex B:

●	change the name of Banyan to “Pinstripes Holdings, Inc.;”
●	delete the provisions relating to Banyan’s status as a blank check company and retain the default of perpetual existence under the DGCL;
●	provide that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding securities of New Pinstripes generally entitled to vote thereon, voting together as a single class, is required to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Charter related to New Pinstripes Common Stock, the board of directors, the Proposed Bylaws, stockholders, limitation on liability and indemnification of directors and officers, forum selection and amendments to the Proposed Charter;
●	subject to the Director Designation Agreement, provide that any or all of the directors may be removed from office at any time, but only for cause and by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of New Pinstripes entitled to vote generally in the election of directors, voting together as a single class; and
●	change the authorized shares of all classes of capital stock from 301,000,000, shares, consisting of 240,000,000 shares of Banyan Class A Common Stock, 60,000,000 shares of Banyan Class B Common Stock and 1,000,000 shares of preferred stock to shares, consisting of shares of New Pinstripes Common Stock and shares of preferred stock, and eliminating Class B common stock.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The Banyan’s Board’s reasons for proposing each of these key changes effected by the Proposed Charter are set forth below.

●	Changing the name from “Banyan Acquisition Corporation” to “Pinstripes Holdings, Inc.” and deleting provisions specific to Banyan’s status as a blank check company. These revisions are desirable because they will serve no purpose following the Business Combination.
●	The Banyan Board believes the supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Banyan Board was cognizant of the potential for certain stockholders to hold a substantial portion of the beneficial ownership of New Pinstripes Common Stock following the Business Combination. The Banyan Board further believes that, going forward, a supermajority voting requirement encourages any person or group seeking control of New Pinstripes to negotiate with the New Pinstripes Board to reach terms that are appropriate for all stockholders.
●	The Existing Charter provides that before the closing of an initial business combination, only holders of shares of Banyan’s Class B Common Stock may elect, remove or replace any director, and that after the closing of an initial business combination, stockholders may, by resolution of a simple majority of stockholders, remove any director. The Proposed Charter permits the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This change accounts for the elimination of the Banyan Class B Common Stock and, further, the

Banyan Board believes that such a standard will provide for board continuity and the likelihood that experienced board members with familiarity of New Pinstripes’ business operations will serve on the New Pinstripes Board at any given time.
●	Changing the number of authorized shares from 240,000,000 shares of Banyan Class A Common Stock, 60,000,000 shares of Banyan Class B Common Stock and 1,000,000 shares of preferred stock to shares of New Pinstripes Common Stock and shares of preferred stock. The Banyan Board believes that it is important to simply the capital structure by eliminating the Banyan Class B Common Stock and for New Pinstripes to have available for issuance a number of authorized shares of capital stock sufficient to support its growth and to provide flexibility for future corporate needs.

Vote Required for Approval

The Charter Amendment Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote of  the holders of 65% of the then outstanding shares of Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have the same effect as a vote “against” the Charter Amendment Proposal.

The Sponsor Holders have agreed to vote the converted Banyan Class A Common Stock, the Banyan Class B Common Stock and any Public Shares owned by them in favor of the Charter Amendment Proposal. As of the date hereof, the Sponsor Holders own approximately 64.4% of the issued and outstanding shares of Banyan Common Stock and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Special Meeting of Banyan Stockholders—Potential Purchases of Public Shares and/or Warrants.” As a result, in addition to the shares held by the Sponsor Holders, 63,397 shares of Banyan Public shares would need to vote in favor of the Charter Amendment Proposal in order to approve the Charter Amendment Proposal.

Recommendation of the Banyan Board

THE BANYAN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Banyan and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for further discussion of these considerations.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSALS

Overview

Banyan is asking its shareholders to vote on the governance provisions referred to below, which are included in the Proposed Charter. In accordance with SEC guidance, this proposal is being presented as separate sub-proposals to give stockholders the opportunity to present their separate views on important corporate governance provisions, and each sub-proposal will be voted upon on a nonbinding advisory basis.

In the judgment of the Banyan Board, these provisions are necessary to adequately address the needs of New Pinstripes and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Banyan intends that the Proposed Charter, in the form set forth on Annex B, will take effect at consummation of the Business Combination, assuming adoption of the Charter Amendment Proposal and the remainder of the Condition Precedent Proposals.

Proposal No. 3A: Change the Authorized Capital Stock

Description of Amendment

The amendment is intended to authorize the change in the authorized capital stock of Banyan from (i) 240,000,000 shares of Banyan Class A Common Stock, 60,000,000 shares of Banyan Class B Common Stock and 1,000,000 shares of preferred stock, each with par value $0.0001 per share, of Banyan to (ii)              shares of New Pinstripes Common Stock and             shares of New Pinstripes preferred stock, each with par value $0.0001 per share, of New Pinstripes.

Reasons for Amendment

The Banyan Board believes that it is important to simplify the capital structure by eliminating the Banyan Class B Common Stock and for New Pinstripes to have available for issuance a number of authorized shares of capital stock sufficient to support its growth and to provide flexibility for future corporate needs.

Proposal No. 3B: Change the Stockholder Vote Required to Amend the Certificate of Incorporation

Description of Amendment

This amendment would require that the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding New Pinstripes Common Stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Charter related to New Pinstripes Common Stock, the board of directors, the Proposed Bylaws, stockholders, limitation on liability and indemnification of directors and officers, forum selection and amendments to the Proposed Charter.

Reasons for Amendment

The amendment is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. In reaching this conclusion, the Banyan Board was cognizant of the potential for certain stockholders to hold a substantial portion of the beneficial ownership of New Pinstripes Common Stock following the Business Combination.

Proposal No. 3C: Removal of Directors

Description of Amendment

The Existing Charter provides that before the closing of an initial business combination, only holders of shares of Banyan’s Class B Common Stock may elect, remove or replace any director, and that after the closing of an initial business combination, stockholders may, by resolution of a simple majority of stockholders, remove any director. The Proposed Charter permits the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Reasons for the Amendment

This change accounts for the elimination of the Banyan Class B Common Stock and, further, the Banyan Board believes that such a standard will provide for board continuity and the likelihood that experienced board members with familiarity of New Pinstripes’ business operations will serve on the New Pinstripes Board at any given time.

Proposal No. 3D: Quorum

Under the Existing Bylaws, no business shall be transacted at any general meeting unless a quorum is present, and the holders of a majority of the voting power of all outstanding shares of capital stock of Banyan entitled to vote at such meeting shall constitute a quorum. Under the Proposed Bylaws, no business shall be transacted at any general meeting unless a quorum is present, and the holders of 33 1/3% of the voting power of all outstanding shares of capital stock of New Pinstripes entitled to vote at such meeting shall constitute a quorum.

Reasons for the Amendment

The Banyan Board believes that this amendment will address challenges faced by many public companies in achieving a quorum and will allow New Pinstripes to take necessary actions requiring a stockholder vote, including the election of directors.

Vote Required for Approval

The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Governance Proposals.

As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on Banyan, New Pinstripes or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Banyan and New Pinstripes intend that the Proposed Charter, in the form set forth on Annex B, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Amendment Proposal.

The Sponsor Holders have agreed to vote the converted Banyan Class A Common Stock, the Banyan Class B Common Stock and any Public Shares owned by them in favor of the Governance Proposals. As of the date hereof, the Sponsor Holders own approximately 64.4% of the issued and outstanding shares of Banyan Common Stock and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Special Meeting of Banyan Stockholders—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor Holders own sufficient shares to approve the Governance Proposals.

Recommendation of the Banyan Board

THE BANYAN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Banyan and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for further discussion of these considerations.

PROPOSAL NO. 4 — THE LISTING PROPOSAL

Overview

As discussed in this joint proxy statement/consent solicitation statement/prospectus, Banyan is asking its stockholders to consider and vote upon a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of New Pinstripes Common Stock in connection with the Business Combination.

Reasons for the Approval of the Listing Proposal

Under Section 312.03(c) of the NYSE Listed Company Manual, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE Listed Company Manual, a company is required to obtain stockholder approval prior to the issuance of securities when the issuance will result in a change of control of the company.

In connection with the Business Combination, Banyan currently expects to issue up to an estimated 42,671,176 shares of New Pinstripes Common Stock which is in excess of 20% of the number of shares of Banyan Common Stock currently outstanding and will result in a change of control of Banyan.

Effect of the Listing Proposal on Banyan Stockholders

If the Listing Proposal is approved by Banyan stockholders, and the Business Combination is consummated, we will issue up to an estimated 42,671,176 shares of New Pinstripes Common Stock. The issuance of such shares would result in significant dilution to our existing stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of New Pinstripes.

In the event that this proposal is not approved by Banyan’s stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Banyan’s stockholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Pinstripes Common Stock pursuant to the Business Combination Agreement, New Pinstripes will not issue such shares of New Pinstripes Common Stock.

Vote Required for Approval

The Listing Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting.

The approval of the Listing Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Listing Proposal.

The Sponsor Holders have agreed to vote the Converted Banyan Class A Common Stock, the Banyan Class B Common Stock and any Public Shares owned by them in favor of the Listing Proposal. As of the date hereof, the Sponsor Holders own approximately 64.4% of the issued and outstanding shares of Banyan Common Stock and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Special Meeting of Banyan Stockholders—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor Holders own sufficient shares to approve the Listing Proposal.

Recommendation of the Banyan Board

THE BANYAN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE LISTING PROPOSAL.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Banyan and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 5 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

We are asking our stockholders to approve and adopt the Pinstripes Holdings, Inc. 2023 Omnibus Equity Incentive Plan (which we refer to as the “2023 EIP Plan”). The Banyan Board has approved the 2023 EIP Plan prior to the special meeting, subject to approval by our stockholders. If the stockholders approve the 2023 EIP Plan, it will become effective upon the consummation of the Business Combination.

We are seeking stockholder approval of the 2023 EIP Plan (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to comply with the NYSE Listing Rules, as required.

The Banyan Board believes that approval of the 2023 EIP Plan by the stockholders will benefit the compensation structure and strategy of New Pinstripes, enhance New Pinstripes’ ability to attract, retain and reward employees, consultants and non-employee directors and strengthen the mutuality of interests between such individuals and our stockholders.

Set forth below is a summary of the material terms of the 2023 EIP Plan. This summary is qualified in its entirety by reference to the complete text of the 2023 EIP Plan, a copy of which is attached to this proxy statement/prospectus as Annex D. We urge our stockholders to read the entire 2023 EIP Plan carefully before voting on this proposal.

Material Terms of the 2023 EIP Plan

Awards. The 2023 EIP Plan provides for the grant of stock options (both incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”), restricted stock awards, restricted stock unit awards, stock appreciation right awards, performance awards and other stock-based awards (collectively, “Stock Awards”), any of which may be granted subject to vesting over time, upon satisfaction of specified performance criteria or a combination of both.

Eligibility. Persons eligible to participate in the 2023 EIP Plan will be those employees, non-employee directors and consultants as selected from time to time by the New Pinstripes Board, the compensation committee of the New Pinstripes Board or such other committee or subcommittee of directors or any officer or agent appointed by the New Pinstripes Board pursuant to the terms of the 2023 EIP Plan (as applicable, the “Administrator”) in its discretion and in accordance with applicable law.

Share Reserve. The aggregate initial number of New Pinstripes Common Stock that may be issued or used for reference purposes or with respect to which awards may be granted under the 2023 EIP Plan shall not exceed       (subject to any increase or decrease as described in the 2023 EIP Plan and herein). In addition, on the first day of each fiscal year during the term of the 2023 EIP Plan, commencing with the 2025 fiscal year, the Share Pool will be increased to a number of shares of New Pinstripes Common Stock equal to 15% of the aggregate number of shares of New Pinstripes Common Stock that were outstanding as of the last day of the immediately preceding fiscal year on a fully diluted basis (inclusive of all outstanding awards granted pursuant to the 2023 EIP Plan as of such last day and, if applicable, all outstanding purchase rights pursuant to an employee stock purchase plan maintained by New Pinstripes as of such last day), or such lower amount approved by the Administrator.

In general, to the extent that any Stock Awards under the 2023 EIP Plan are forfeited, cancelled, expire, or lapse without the issuance of shares, those shares will become available for issuance under the 2023 EIP Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award under the 2023 EIP Plan. Shares issued under the 2023 EIP Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted and no shares of New Pinstripes Common Stock have been issued under the 2023 EIP Plan. Notwithstanding the foregoing, options to purchase Pinstripes Common Stock that are outstanding and unexercised as of the effective date of the 2023 EIP Plan will be assumed by New Pinstripes and substituted with options to purchase New Pinstripes Common Stock, in accordance with the Business Combination Agreement.

Incentive Stock Option Limit. The maximum number of shares of New Pinstripes Common Stock that may be issued upon the exercise of ISOs under the 2023 EIP Plan is       shares.

Compensation to Outside Directors. The 2023 EIP Plan contains a limitation whereby, in any fiscal year, the aggregate value of all awards granted under the 2023 EIP Plan and any other equity compensation plan of New Pinstripes and all other cash compensation paid or to be paid by New Pinstripes to any non-employee director with respect to such fiscal year, may not exceed $      , calculating the value of any equity awards based on the their grant date fair value for financial reporting purposes.

Administration. The 2023 EIP Plan will be administered by the Administrator. Subject to the limitations set forth in the 2023 EIP Plan, the Administrator will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Administrator also will have the authority to determine the consideration and methodology for payment for awards.

Minimum Vesting. The 2023 EIP Plan provides that, unless otherwise determined by the Administrator, awards (other than awards made to non-employee directors, unless otherwise determined by the Administrator) will be generally subject to a minimum vesting period of one year, subject to certain exceptions for (i) vesting upon terminations of employment due to involuntary termination, death, disability or retirement, or (ii) a change in control, or (iii) cash, if any is payable pursuant to an award, or (iv) awards involving an aggregate number of shares not in excess of 5% of the total shares authorized for issuance under the 2023 EIP Plan.

Stock Options. Under the 2023 EIP Plan, ISOs and NSOs may be granted pursuant to stock option agreements adopted by the Administrator. Subject to the terms of the 2023 EIP Plan, the Administrator will determine the exercise price for a stock option; provided that the exercise price of a stock option generally cannot be less than 100% (or, in the case of an ISO granted to a ten-percent or greater stockholder, 110%) of the fair market value of New Pinstripes Common Stock on the date of grant. Stock options granted under the 2023 EIP Plan will vest subject to the satisfaction of vesting criteria specified by the Administrator.

To the extent that the aggregate fair market value (determined as of the time of grant) of the shares with respect to which an ISO is exercisable for the first time by an optionee during any calendar year under the 2023 EIP Plan and/or any other stock option plan of New Pinstripes, any subsidiary, or any parent exceeds $100,000, such stock option will be treated as an NSO. In addition, if an optionee does not remain employed by the New Pinstripes, any subsidiary, or any parent at all times from the time an ISO is granted until three months prior to the date of exercise (or such other period as required by applicable law), such stock option will be treated as an NSO.

The term of each stock option will be determined by the Administrator and set forth in the applicable stock option agreement; provided that no stock option will be exercisable more than ten years (or, in the case of an ISO granted to a ten-percent stockholder, five years) after the date the option is granted. Stock options granted under the 2023 EIP Plan must be exercised, if at all, by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment or other service. Payment of the exercise price may be made in the manner and upon such terms and conditions as will be established by the Administrator and set forth in the applicable stock option agreement, which may include payment of the exercise price by delivery of cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering shares which have already been owned by the optionee, (2) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to New Pinstripes in payment of the aggregate exercise price, (3) by a “net exercise” arrangement, or (4) by any other form that is consistent with applicable laws, regulations, and rules.

Restricted Stock Awards. The terms of any awards of restricted stock under the 2023 EIP Plan will be set forth in a restricted stock agreement to be entered into between New Pinstripes and the recipient. The Administrator will determine the terms and conditions of the restricted stock agreements, which need not be identical. A restricted stock award may be subject to vesting requirements, transfer restrictions or both. Restricted stock may be issued for such consideration as the Administrator may determine. Award recipients who are granted restricted stock generally have all of the rights of a stockholder with respect to those shares; however the award agreement may specify when and under what conditions dividends and other distributions will not be paid in respect of unvested shares of restricted stock.

Restricted Stock Unit Awards. Restricted stock unit awards give recipients the right to acquire a specified number of shares of stock (or a cash amount or a combination of both) at a future date upon the satisfaction of certain conditions, including any vesting conditions, established by the Administrator and as set forth in a restricted stock unit award agreement. A restricted stock unit award may be settled in cash, by delivery of stock, or a combination of cash and stock, as deemed appropriate by the Administrator. Recipients of restricted stock unit awards generally will have no voting or dividend rights prior to the time the applicable vesting conditions are satisfied and the award is settled in stock, if ever. At the Administrator’s discretion and as set forth in the restricted stock unit award agreement, restricted stock units may provide for the right to receive dividend equivalents and, if so, will set forth the applicable timing and conditions on receipt.

Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based on increases in the price of the New Pinstripes Common Stock over the exercise price of the stock appreciation right. The Administrator will determine the exercise price for each stock appreciation right, which may not be less than 100% of the fair market value of the New Pinstripes Common Stock on the date of grant. A stock appreciation right granted under the 2023 EIP Plan will vest based on the satisfaction of vesting conditions specified in the stock appreciation right agreement as determined by the Administrator. The Administrator determines the term of stock appreciation rights granted under the 2023 EIP Plan, up to a maximum of ten years. Stock appreciation rights granted under the 2023 EIP Plan must be exercised, if at all, by the participant before the earlier of the expiration of such stock appreciation right or the expiration of a specified period following the participant’s termination of employment or other service. Upon the exercise of a stock appreciation right by a participant, we will pay the participant an amount in stock, cash, or a combination of stock and cash, as determined by the Administrator, equal to the product of (1) the excess of the per share fair market value of New Pinstripes Common Stock on the date of exercise over the exercise price per share of the stock appreciation right, multiplied by (2) the number of shares of New Pinstripes Common Stock with respect to which the stock appreciation right is exercised.

Performance Awards. The Administrator will determine the conditions for the grant or vesting of a performance award, including the specific performance goals to be achieved during the performance period and the length of the performance period, which need not be the same with respect to each participant. Performance awards may be paid in cash, stock, other property or any combination thereof, as the Administrator may determine in its sole discretion and as set forth in the applicable performance award agreement.

Other Stock-Based Awards. The Administrator may grant other awards based in whole or in part by reference to the New Pinstripes Common Stock. The Administrator will determine the number of shares underlying the stock-based awards and all other terms and conditions of such awards.

Substitute Awards. Awards may be granted in substitution or exchange for any other award granted under the 2023 EIP Plan or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the 2023 EIP Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation, or acquisition of another entity by or with us or one of our affiliates, as will be done with regard to outstanding and unexercised options to purchase Pinstripes Common Stock, as discussed above.

Certain Transactions. If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger, or otherwise, that results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the 2023 EIP Plan. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Change in Control. In the event of a change in control, the Administrator may provide, in an individual award agreement or in any other written agreement between the participant and us, that the stock award will be (1) continued, assumed, or have new rights substituted therefor, as determined by the Administrator in a manner consistent with the requirements of Section 409A of the Code, as applicable, (2) cashed out (or cancelled for no consideration if the exercise price exceeds the price per share paid in the change in control transaction), (3) terminated, if not exercised prior to the change in control transaction, pursuant to a notice of termination sent by the Administrator to each participant in connection with the change in control, or (4) subject to acceleration of vesting and exercisability.

Transferability. Unless the Administrator provides otherwise, no award granted under the 2023 EIP Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will and the laws of descent and distribution or as otherwise provided under the 2023 EIP Plan; provided that the Administrator may provide that a participant may transfer an NSO to certain family members.

Plan Amendment and Termination. The New Pinstripes Board or the Administrator may amend or terminate any award, award agreement, or the 2023 EIP Plan at any time so long as such action does not impair the existing rights of any participant without such participant’s written consent; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The New Pinstripes Board and the Administrator will not have the authority, without the approval of stockholders, to reprice any outstanding option or share appreciation right. For purposes of the 2023 EIP Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price (other than on account of capital adjustments resulting from stock splits), (ii) any other action that is treated as a repricing under GAAP, or (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price is greater than the fair market value of the underlying shares of common stock. The 2023 EIP Plan will remain in effect for a period of 10 years (unless earlier terminated or extended).

Recoupment. All awards granted under the 2023 EIP Plan, all amounts paid under the 2023 EIP Plan and all shares of common stock issued under the 2023 EIP Plan will be subject to recoupment, clawback or recovery by New Pinstripes in accordance with applicable law and with any New Pinstripes policy (whenever adopted) regarding the same, regardless of whether such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable law, as well as any implementing regulations and/or listing standards thereunder.

Summary of U.S. Federal Income Tax Consequences of the 2023 EIP Plan

The following is a brief summary of the federal income tax aspects of awards that may be made under the 2023 EIP Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise pay taxes, nor does it reflect the tax consequences of a participant’s death. The tax consequences of awards under the 2023 EIP Plan depend upon the type of award. Participants should consult with their own tax advisors regarding the tax consequences of participating in the 2023 EIP Plan.

Incentive Stock Options. The recipient of an ISO generally will not be taxed upon grant of the option. Ordinary federal income taxes generally are imposed only when the shares of New Pinstripes Common Stock from exercised ISOs are disposed of, by sale or otherwise. The amount by which the fair market value of the New Pinstripes Common Stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the ISO recipient does not sell or dispose of the shares of New Pinstripes Common Stock until more than one year after the receipt of the shares and two years after grant of the option, then, upon sale or disposition of the shares, any gain recognized upon the sale of the shares will be treated as a long-term capital gain. If a recipient fails to hold the shares for the periods described in the preceding sentence, the recipient will recognize ordinary income in the year of disposition, generally in an amount equal to any excess of the market value of the New Pinstripes Common Stock on the date of exercise (or, if less, the amount realized on disposition of the shares) over the exercise price paid for the shares. Subject to the limitations of Section 162(m) of the Code and applicable guidance, New Pinstripes generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Non-Qualified Stock Options. The recipient of an NSO generally will not be taxed upon the grant of the option. Upon the exercise of an NSO, the excess of the fair market value of the New Pinstripes Common Stock purchased on the exercise date over the exercise price of such shares will be taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. Subject to the limitations of Section 162(m) of the Code and applicable guidance, New Pinstripes generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards. Recipients of restricted stock unit awards generally will recognize ordinary income when they receive shares on settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients of awards of restricted stock subject to a vesting requirement generally will recognize ordinary income at the time of vesting in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, such recipients of restricted stock may, within 30 days of the date of grant, elect in accordance with Section 83(b) of the Code to recognize ordinary income at the time of grant rather than upon the vesting dates. Recipients of stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of New Pinstripes Common Stock on the exercise date over the exercise price. Subject to the limitations of Section 162(m) of the Code and applicable guidance, New Pinstripes generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

The foregoing is only a summary of the effect of U.S. federal income taxation upon participants and New Pinstripes under the 2023 EIP Plan. It does not purport to be complete and does not discuss the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside or otherwise pays taxes.

2023 EIP Plan Benefits

Grants of awards under the 2023 EIP Plan to New Pinstripes’ non-executive directors and other eligible participants are subject to the discretion of the Administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2023 EIP Plan; except that, as noted above, certain participants will be granted options to purchase New Pinstripes Common Stock in substitution for their options to purchase Pinstripes Common Stock (for more information, please see the section entitled “Executive Compensation”).

Registration with the SEC

If the 2023 EIP Plan is approved by the stockholders of Banyan and becomes effective, New Pinstripes intends to file a registration statement on SEC Form S-8 registering the shares reserved for issuance under the 2023 EIP Plan as soon as reasonably practicable after New Pinstripes becomes eligible to use such form.

Vote Required for Approval

The Equity Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting.

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Equity Incentive Plan Proposal.

The Sponsor Holders have agreed to vote the Converted Banyan Class A Common Stock, the Banyan Class B Common Stock and any Public Shares owned by them in favor of the Equity Incentive Plan Proposal. As of the date hereof, the Sponsor Holders own approximately 64.4% of the issued and outstanding shares of Banyan Common Stock Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Special Meeting of Banyan Stockholders—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor Holders own sufficient shares to approve the Equity Incentive Plan Proposal.

Recommendation of the Banyan Board

THE BANYAN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Banyan and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1—The Business Combination Proposal —Interests of Certain Persons in the Business Combination” for further discussion of these considerations.

PROPOSAL NO. 6 — THE ESPP PROPOSAL

Overview

We are asking our stockholders to approve the Pinstripes Holdings, Inc. 2023 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan” or “ESPP”), which the Board has approved prior to the special meeting, subject to the approval of our stockholders.

We are seeking stockholder approval of the ESPP (i) in order to meet the requirements of the Code relating to employee stock purchase plans and (ii) in order to comply with the NYSE Listing Rules, as required. If the ESPP is approved by our stockholders, then the ESPP will be effective upon the Section 423 Effective Date (as defined below).

We strongly believe in improving opportunities for our employees to reap the benefits of increases in our stock’s value. The ability to contribute a portion of earnings to purchase our shares would represent a key benefit for our employees. We believe that such a program improves our ability to attract, retain and incentivize our talent, and ultimately, better aligns the interests of our employees with those of our shareholders.

Set forth below is a summary of the material terms of the ESPP. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex E. We urge our stockholders to read the entire ESPP carefully before voting on this proposal.

Material Terms of the Employee Stock Purchase Plan

Purpose of the ESPP. The purpose of the ESPP is to provide employees of New Pinstripes and its participating subsidiaries with the opportunity to purchase New Pinstripes Common Stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the ESPP enhances such employees’ sense of participation in our performance, aligns their interests with those of our stockholders, and is a necessary and powerful incentive and retention tool that benefits our stockholders. If approved by our stockholders, then the ESPP will be effective upon the determination of the Administrator (as defined below) that the ESPP satisfies the requirements under Section 423 of the Code (the “Section 423 Effective Date”).

Administration. The ESPP will be administered by the compensation committee of the New Pinstripes Board or such other committee appointed by the New Pinstripes Board to administer the ESPP (the “Administrator”), which will have the right to determine questions that may arise regarding the interpretation and application of plan provisions and to make, administer and interpret such rules as it deems necessary or advisable.

Eligibility. All of our employees (other than those employees who, immediately after any rights under the ESPP are granted, own (directly or through attribution under the attribution rules of Section 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of New Pinstripes, a parent or a subsidiary, as determined under Section 423(b)(3) of the Code) will be allowed to participate in the ESPP; provided that the Administrator, in its discretion, may also exclude certain designated groups of employees. From and after the Section 423 Effective Date, any such exclusion will be based only on the following unless prohibited by applicable law, so long as, for offerings, any such exclusion is applied uniformly to all employees:

●	any employee who is customarily scheduled to work 20 hours or less per week;
●	any employee whose customary employment is not more than five months in a calendar year;
●	any employee who has been employed less than two years;
●	any employee who is not employed prior to the applicable exercise date; and
●	any employee who is a highly compensated employee (within the meaning of Section 414(q) of the Code) or any highly compensated employee with compensation above a specified level, who is an officer, or who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

●	any employee who is a citizen or resident of a jurisdiction outside the United States if the grant of the option is prohibited under the laws of the jurisdiction governing such employee or compliance with the laws of the jurisdiction would cause the ESPP or any offering or option granted thereunder to violate the requirements of Section 423 of the Code.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the Administrator prior to the first day of the applicable offering period. Non-employee directors and consultants are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Shares Available for Awards. The aggregate initial number of shares available for issuance pursuant to the ESPP will be       shares, which reserve amount will be increased on the first day of each fiscal year during the term of the ESPP, commencing with the 2025 fiscal year, by 1% of the aggregate number of shares of New Pinstripes Common Stock outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis, or such smaller amount determined by the Administrator. The number of shares subject to the ESPP may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”

Offering Periods and Purchase Periods. New Pinstripes Common Stock is offered to eligible employees under the ESPP during one or more offering periods selected by the Administrator. The length of an offering period under the ESPP is determined by the Administrator and may not exceed 27 months. Each offering period will consist of one or more purchase periods, during which rights granted under the ESPP will be exercised and purchases of New Pinstripes Common Stock will be carried out, in accordance with the applicable offering document and the ESPP. Employee payroll deductions are used to purchase shares of New Pinstripes Common Stock on the purchase date of an offering period. The purchase date for each purchase period is generally the final trading day in the purchase period. The Administrator may, in its discretion, modify the terms of future offering periods.

Enrollment and Contributions. The ESPP permits participants to purchase New Pinstripes Common Stock through payroll deductions of up to $25,000 of their eligible compensation as of each fiscal year during an offering period. The Administrator will establish the maximum number of shares that may be purchased by a participant during any offering period, which in the absence of such designation will be      shares for an offering period that has one purchase period and       shares for an offering period that has more than one purchase period. In addition, no employee is permitted to accrue the right to purchase stock at a rate that exceeds $25,000 worth of shares (determined as of the time such rights are granted) during any fiscal year. This limitation applies both before and after the Section 423 Effective Date.

Purchase Rights. On the first trading day of each offering period, each participant is automatically granted an option to purchase shares of New Pinstripes Common Stock. The option expires on the last trading day of the applicable offering period and is exercised at that time to the extent of the payroll deductions accumulated during the offering period. Any remaining balance is carried forward to the next offering period unless the participant has elected to withdraw from the ESPP, as described below, or has ceased to be an eligible employee.

Purchase Price. The purchase price of the shares of New Pinstripes Common Stock under the ESPP, in the absence of a contrary designation by the Administrator, is 85% of the lower of the fair market value of New Pinstripes Common Stock on the first trading day of the offering period or on the final trading day of the offering period. The fair market value per share of New Pinstripes Common Stock under the ESPP generally is the closing sales price of New Pinstripes Common Stock on the date for which fair market value is being determined, or if there is no closing sales price for a share of New Pinstripes Common Stock on the date in question, the closing sales price for a share of New Pinstripes Common Stock on the last preceding date for which such quotation exists.

Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the ESPP at any time during an offering period by delivering written notice to New Pinstripes no later than one week prior to the end of the offering period (or such shorter or longer period specified by the Administrator in the applicable offering document), and any accrued payroll deductions that have not yet been used to purchase shares of New Pinstripes Common Stock will be paid to such participants as soon as reasonably practicable after receipt of such notice. Participation in the ESPP ends automatically upon a participant’s termination of employment for any reason and any remaining accrued payroll deductions in the participant’s account will be paid to such participant as soon as reasonably practicable following such termination.

Adjustments. In the event of certain transactions or events affecting the New Pinstripes Common Stock, such as any stock split, reverse stock split, stock dividend, combination or reclassification of the New Pinstripes Common Stock, or any other increase or decrease in the number of shares of New Pinstripes Common Stock effected without receipt of consideration by New Pinstripes, the Administrator will make equitable adjustments to the ESPP and outstanding rights under the ESPP.

Certain Transactions. In the event of a merger, consolidation or similar transaction, an acquiring or successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding option, the offering period then in progress may be shortened by setting a new purchase date. The Administrator will notify each participant in writing or electronically that the purchase date has been changed and that the participant’s option will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period. Instead of shortening the offering period then in progress, the Administrator may also provide for (i) the termination of outstanding rights in exchange for an amount of cash, if any, that would have been obtained if such right had been exercised, (ii) the replacement of outstanding rights with other rights or property selected by the Administrator in its sole discretion, or (iii) the termination of outstanding rights without being exercised.

Foreign Participants. The Administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability; Holding Periods. A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable during the participant’s lifetime only by the participant. In addition, the Administrator may require that participants hold and not transfer any shares of New Pinstripes Common Stock acquired pursuant to the ESPP for a set period following such acquisition.

Plan Amendment and Termination. The Administrator may amend, suspend or terminate the ESPP at any time and from time to time. However, stockholder approval must be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the designation or class of employees who are eligible to participate in the ESPP or, from and after the Section 423 Effective Date, changes the ESPP in any way that would cause the ESPP to no longer be an “employee stock purchase plan” under Section 423(b) of the Code.

Summary of Material U.S. Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the ESPP based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise pay taxes, nor does it reflect the tax consequences of a participant’s death. Participants should consult with their own tax advisors regarding the tax consequences of participating in the ESPP.

Prior to the Section 423 Effective Date. Rights granted under the ESPP prior to the Section 423 Effective Date, if any, will not be intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code. With respect to these rights, a participant will have compensation income equal to the fair market value of the shares at the time of purchase, less the purchase price. When a participant sells such shares, the participant will also have a capital gain or loss equal to the difference between the sales proceeds and the fair market value of the shares at the time of purchase. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Any compensation income that a participant receives upon the sale of shares purchased under rights granted pursuant to the ESPP prior to the Section 423 Effective Date will be subject to withholding for income, Medicare and social security taxes, as applicable.

From and After the Section 423 Effective Date. Following the Section 423 Effective Date, the ESPP and the right of participants to make purchases thereunder will be intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under rights granted pursuant to the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted rights under the ESPP or on the purchase of shares. Upon a sale or other disposition of shares, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to such sale or other disposition. If the sale or other disposition of shares occurs more than two years from the date of grant (i.e., the first trading day of the applicable offering period or such other date set forth in the applicable offering document) and more than one year from the date of purchase, or if the participant dies during the holding period, the participant (or the participant’s estate, as applicable) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or other disposition (or death) over the purchase price or (2) the excess of the fair market value of the shares at the time the right was granted over the purchase price (i.e., the discount offered). Any gain above the discount will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, no ordinary income will be recognized and the participant will have a long-term capital loss for the difference between the sale price and the purchase price.

If the sale or other disposition of shares occurs prior to the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and New Pinstripes will be entitled to a corresponding tax deduction. Any additional gain on such sale or disposition will be long-term or short-term capital gain, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the sale or other disposition of shares occurs prior to the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and New Pinstripes will be entitled to a corresponding tax deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

The discussion above is intended only as a summary and does not purport to be a complete discussion of all potential tax effects relevant to recipients of awards under the ESPP. Among other items this discussion does not address are tax consequences under the laws of any state, locality or foreign jurisdiction, or any tax treaties or conventions between the United States and foreign jurisdictions. This discussion is based upon current law and interpretational authorities which are subject to change at any time.

Employee Stock Purchase Plan Benefits

As described above, New Pinstripes’ non-employee directors are not eligible to participate in the ESPP. The benefits to be received by New Pinstripes’ employees as a result of the proposed approval of the ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions.

Registration with the SEC

If the ESPP is approved by the stockholders of Banyan and becomes effective, New Pinstripes intends to file a registration statement on SEC Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after New Pinstripes becomes eligible to use such form.

Vote Required for Approval

The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting.

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the ESPP Proposal.

The Sponsor Holders have agreed to vote the Converted Banyan Class A Common Stock, the Banyan Class B Common Stock and any Public Shares owned by them in favor of the ESPP Proposal. As of the date hereof, the Sponsor Holders own approximately 64.4% of the issued and outstanding shares of Banyan Common Stock Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Special Meeting of Banyan Stockholders—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor Holders own sufficient shares to approve the ESPP Proposal.

Recommendation of the Banyan Board

THE BANYAN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Banyan and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1—The Business Combination Proposal —Interests of Certain Persons in the Business Combination” for further discussion of these considerations.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the Banyan Board to adjourn the Special Meeting to a later date or dates, if necessary, at the determination of the Banyan Board. In no event will the Banyan Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under Banyan’s Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Banyan’s stockholders, the Banyan Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes to approve the Business Combination Proposal or any other proposal and may be unable to consummate the Business Combination. If Banyan does not consummate the Business Combination and fails to complete an initial business combination by December 24, 2023 (as such date may be extended by approval of the Banyan Stockholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the Public Stockholders.

Vote Required for Approval

The Adjournment Proposal is not conditioned on any other proposal. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of the issued and outstanding Banyan Common Stock, voting together as a single class, at a meeting at which a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Adjournment Proposal.

The consummation of the Business Combination is not conditioned upon the approval of the Adjournment Proposal at the Special Meeting and the approval of the Adjournment Proposal is not conditioned on the approval of any other proposal described herein.

The Sponsor Holders have agreed to vote the Converted Banyan Class A Common Stock, the Banyan Class B Common Stock and any Public Shares owned by them in favor of the Adjournment Proposal. As of the date hereof, the Sponsor Holders own approximately 64.4% of the issued and outstanding shares of Banyan Common Stock Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Special Meeting of Banyan Stockholders—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor Holders own sufficient shares to approve the Adjournment Proposal.

Recommendation of the Banyan Board

THE BANYAN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Banyan’s directors and officers may have financial interests in the Business Combination that are different from, or in addition to, their interests as stockholders of Banyan and the interests of stockholders of Banyan generally. The existence of financial and personal interests of Banyan’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Banyan and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for further discussion of these considerations.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a description of the material U.S. federal income tax considerations for (1) U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of shares of Banyan Class A Common Stock (i) that hold New Pinstripes Common Stock following the adoption of the Proposed Charter in connection with the Business Combination or (ii) that elect to have their Banyan Class A Common Stock redeemed for cash if the Business Combination is completed and (2) U.S. Holders of Pinstripes Common Stock, in each as if the Business Combination is completed. This description applies only to Banyan Class A Common Stock or Pinstripes Common Stock, as applicable, that is held as a capital asset for U.S. federal income tax purposes. This description is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This description does not address all of the U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on applicable investment income and the different consequences that may apply if you are subject to special rules that apply to specific types of investors, such as:

●	banks, financial institutions or financial services entities;
●	broker dealers;
●	taxpayers that are subject to the mark-to-market method of accounting;
●	tax-qualified retirement plans;
●	insurance companies;
●	persons holding Banyan Class A Common Stock or Pinstripes Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	U.S. expatriates or former long-term residents of the U.S.;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies (RICs) or real estate investment trusts (REITs);
●	persons subject to the alternative minimum tax provisions of the Code;
●	persons who received their shares of Banyan Class A Common Stock or Pinstripes Common Stock as compensation;
●	partnerships or other pass-through entities for U.S. federal income tax purposes;
●	tax-exempt entities;
●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;
●	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;
●	the Sponsor, or affiliates or direct or indirect equity holders in the Sponsor; and
●	persons that own (actually or constructively) equity interests in Pinstripes).

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of holding or redeeming (as applicable) Banyan Class A Common Stock or Pinstripes Common Stock if the Business Combination is completed.

We have not and do not intend to seek any rulings from the Internal Revenue Service (the “IRS”) regarding the exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This description is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein, possibly on a retroactive basis. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our shares of Class A Common Stock or of Pinstripes Common Stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of our Class A Common Stock who or that is, for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. holder.

THIS DISCUSSION DOES NOT ADDRESS ANY ASPECT OF STATE, LOCAL OR NON-U.S. TAXATION, OR ANY U.S. FEDERAL TAXES OTHER THAN INCOME TAXES (SUCH AS GIFT AND ESTATE TAXES). YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION. THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH AN EXERCISE OF REDEMPTION RIGHTS PURSUANT TO AN ELECTION. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Material Tax Considerations of the Merger to U.S. Holders of Pinstripes Common Stock

U.S. Federal Income Tax Characterization of the Merger

The parties intend for the Merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Neither Banyan nor Pinstripes has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Pinstripes Common Stock is urged to consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.

U.S. Federal Income Tax Consequences to U.S. Holders of Pinstripes Common Stock if the Merger Qualifies for the Intended Tax Treatment

If the Merger qualifies for the Intended Tax Treatment, the U.S. federal income tax consequences to U.S. Holders of Pinstripes Common Stock will generally be as follows:

●	a U.S. Holder will not recognize gain or loss upon the exchange of Pinstripes Common Stock for New Pinstripes Common Stock pursuant to the Merger;
●	a U.S. Holder’s aggregate tax basis for the shares of New Pinstripes Common Stock received in the Merger will equal the U.S. Holder’s aggregate tax basis in the shares of Pinstripes Common Stock surrendered in exchange therefor in the Merger; and
●	the holding period of the shares of New Pinstripes Common Stock received by a U.S. Holder in the Merger will include the holding period of the shares of Pinstripes Common Stock surrendered in exchange therefor.

U.S. Federal Income Tax Consequences to U.S. Holders of Pinstripes Common Stock if the Merger Fails to Qualify for the Intended Tax Treatment

If the Merger nevertheless fails to qualify for the Intended Tax Treatment, then, for U.S. federal income tax purposes, a U.S. Holder holding Pinstripes Common Stock will generally recognize gain or loss equal to the difference, if any, between (i) the fair market value of the New Pinstripes Common Stock received in exchange for the Pinstripes Common Stock surrendered in the Merger and (ii) such U.S. Holder’s adjusted tax basis in the Pinstripes Common Stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. Holder’s holding period for the Pinstripes Common Stock surrendered in the Merger exceeds one year as of the closing date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations under the Code. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of such loss.

Qualified Small Business Stock

Your Pinstripes Common Stock may meet the criteria of Section 1202 of the Code, with respect to gain from the sale or exchange of “qualified small business stock” (“QSBS”) held more than 5 years. Were Pinstripes Common Stock to so qualify as QSBS, certain holders of Pinstripes Common Stock could be eligible for an exemption from federal income tax on capital gains with respect to QSBS held for more than five years. Further, were Pinstripes Common Stock so treated as QSBS and the Merger qualifies for the Intended Tax Treatment, shares of New Pinstripes Common Stock received in exchange for Pinstripes Common Stock could also qualify as QSBS, subject to certain limitations of the amount of gain exclusion available under Section 1202. We cannot assure that Pinstripes will meet all or any of such tests during substantially all of a holder’s holding period or that Pinstripes Common Stock will qualify as QSBS, and in no event shall Banyan, Merger Sub, or Pinstripes be liable to any party for damages arising from subsequently proven or identified error in the any determination with respect to the applicability or interpretation of Section 1202 of the Code. You should consult with your own tax advisors regarding the potential applicability or interpretation of Section 1202 of the Code to your Pinstripes Common Stock and/or New Pinstripes Common Stock.

Appraisal Rights

Pursuant to the Business Combination Agreement, each Dissenting Stockholder (as defined in the Business Combination Agreement) who becomes entitled to payment for his, her or its Dissenting Shares shall receive such payment in accordance with the DGCL. A Dissenting Stockholder who receives a cash payment with respect to his or her Dissenting Shares will generally be deemed to have disposed of his or her shares in a taxable transaction. You should consult with your tax advisors regarding the applicability of the foregoing to you.

Tax Consequences of the Business Combination For Holders Who Do Not Elect to Redeem Banyan Class A Common Stock

If holders of Banyan Class A Common Stock do not elect to have such Banyan Class A Common Stock redeemed for cash, then such non-redeeming holders will not have a sale, taxable exchange or taxable redemption of such Banyan Class A Common Stock as described below and you will recognize no taxable gain or loss as a result of the consummation of the Business Combination. In addition, Banyan will not recognize any taxable gain or loss for U.S. federal income tax purposes as a result of the consummation of the Merger.

Redemption of Banyan Class A Common Stock

In the event that a holder’s shares of Banyan Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting of Banyan Stockholders — Redemption Rights”, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Banyan Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Banyan Class A Common Stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders of Banyan Class A Common Stock — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Banyan Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders of Banyan Class A Common Stock — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Banyan Class A Common Stock.” If the redemption does not qualify as a sale of shares of Banyan Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders of Banyan Class A Common Stock — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holders of Banyan Class A Common Stock — Taxation of Distributions.”

Whether a redemption of shares of Banyan Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Banyan Class A Common Stock generally will be treated as a sale of Banyan Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Banyan Class A Common Stock which could be acquired pursuant to the exercise of warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption, and the application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of Banyan Class A Common Stock by the relevant holder and any issuances of Banyan Class A Common Stock.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Banyan Class A Common Stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Banyan Class A Common Stock and the Banyan Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by specific family members and the holder does not constructively own any other stock.

The redemption of Banyan Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Banyan Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “— U.S. Holders of Banyan Class A Common Stock — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “— Non-U.S. Holders of Banyan Class A Common Stock — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Banyan Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders of Banyan Class A Common Stock

This section applies to you if you are a “U.S. holder” of Banyan Class A Common Stock.

Taxation of Distributions.   If our redemption of a U.S. holder’s shares of Banyan Class A Common Stock is treated as a corporate distribution, as described above under the section entitled “— Redemption of Banyan Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Banyan Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Banyan Class A Common Stock and will be treated as described below under the section entitled “— U.S. Holders of Banyan Class A Common Stock — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Banyan Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Banyan Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Banyan Class A Common Stock.   If our redemption of a U.S. holder’s shares of Banyan Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as described above under the section entitled “— Redemption of Banyan Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Banyan Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Banyan Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Banyan Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Banyan Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to Banyan Class A Common Stock described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for Banyan Class A Common Stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Banyan Class A Common Stock (shares of Banyan Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders of Banyan Class A Common Stock

This section applies to you if you are a “Non-U.S. holder” of Banyan Class A Common Stock.

Taxation of Distributions.   If our redemption of a Non-U.S. holder’s shares of Banyan Class A Common Stock is treated as a corporate distribution, as described above under the section entitled “— Redemption of Banyan Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Banyan Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Banyan Class A Common Stock, which will be treated as described below under the section entitled “— Non-U.S. Holders of Banyan Class A Common Stock — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Banyan Class A Common Stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Banyan Class A Common Stock.   If our redemption of a U.S. holder’s shares of Banyan Class A Common Stock is treated as a sale or other taxable disposition, as described above under the section entitled “— Redemption of Banyan Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);
●	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Banyan Class A Common Stock and, in the circumstance in which shares of our Banyan Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Banyan Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Banyan Class A Common Stock. There can be no assurance that our Banyan Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our Banyan Class A Common Stock and proceeds from the sale, taxable exchange or taxable redemption of our Banyan Class A Common Stock may be subject to information reporting to the IRS and possibly United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% on payments of dividends (including constructive dividends) on our public shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from our public shares; however, there can be no assurance that final regulations will provide the same exceptions from FATCA withholding as the proposed regulations. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institutional generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders of public shares are urged to consult their tax advisors regarding the effects of FATCA on their investment in our securities.

SOLICITATION OF CONSENTS FROM PINSTRIPES STOCKHOLDERS

This section contains information for Pinstripes stockholders regarding the solicitation of written consents to adopt the Business Combination Agreement by executing and delivering the written consent furnished with this joint proxy statement/consent solicitation statement/prospectus.

Purpose of the Consent Solicitation; Recommendation of the Pinstripes Board

The Pinstripes Board is providing this joint proxy statement/consent solicitation statement/prospectus to Pinstripes stockholders. Pinstripes stockholders are being asked to adopt and approve the Pinstripes Business Combination Proposal by executing and delivering the written consent furnished with this joint proxy statement/consent solicitation statement/prospectus.

After consideration, the Pinstripes Board unanimously approved and declared advisable the Business Combination Agreement and the Business Combination, upon the terms and conditions set forth in the Business Combination Agreement, and unanimously determined that the Business Combination Agreement and the transactions contemplated thereby are in the best interests of Pinstripes and its stockholders. The Pinstripes Board unanimously recommends that Pinstripes’ stockholders approve the Pinstripes Business Combination Proposal.

Pinstripes Stockholders Entitled to Consent

Only Pinstripes stockholders of record as of the close of business on      , 2023, the Pinstripes Record Date, will be entitled to execute and deliver a written consent. As of the close of business on the Pinstripes Record Date, there were 6,178,962 outstanding shares of Pinstripes Common Stock and 11,054,593 outstanding shares of Pinstripes Preferred Stock. Each holder of Pinstripes Common Stock is entitled to one vote for each share held as of the Pinstripes Record Date. Each holder of Pinstripes Preferred Stock is entitled to a number of votes equal to the number of whole shares of Pinstripes Common Stock into which the shares of Pinstripes Preferred Stock held by such holder could be converted as of the Pinstripes Record Date.

Written Consents; Required Written Consents

The approval of the Pinstripes Business Combination Proposal requires the affirmative vote or consent of the holders of a majority of the outstanding shares of Pinstripes Common Stock and Pinstripes Preferred Stock, voting together as a single class and on an as-converted basis.

In connection with the execution of the Business Combination Agreement, the security holders party to the Security Holder Support Agreement delivered to Pinstripes and Banyan the Security Holder Support Agreement. Under the Security Holder Support Agreement, each Security Holder agreed to, among other things, (i) vote at any meeting of the stockholders of Pinstripes or by written consent all of its Pinstripes Common Stock and/or Pinstripes Preferred Stock, as applicable, held of record or thereafter acquired in favor of the Business Combination and the adoption of the Business Combination Agreement; (ii) waive their appraisal rights with respect to such matters; and (iii) be bound by certain transfer restrictions with respect to Pinstripes securities, in each case, on the terms and subject to the conditions set forth in the Security Holder Support Agreement. As of September 5, 2023, the Security Holders’ ownership interests collectively represent over 50% of the outstanding shares of Pinstripes Common Stock and Pinstripes Preferred Stock, and as such are sufficient to approve the Business Combination on behalf of Pinstripes.

Interests of Certain Persons in the Business Combination

In considering whether to adopt the Business Combination Agreement by executing and delivering a written consent, Pinstripes stockholders should be aware that aside from their interests as stockholders, Pinstripes’ officers and members of the Pinstripes Board have interests in the Business Combination that are different from, or in addition to, those of other Pinstripes stockholders generally. Pinstripes stockholders should take these interests into account in deciding whether to approve the Business Combination. For more information on the interests of Pinstripes directors and executive officers in the Business Combination, see the section titled “Proposal No. 1—The Business Combination—Interests of Pinstripes’ Directors and Executive Officers in the Business Combination”.

Submission of Written Consents

You may consent to the Pinstripes Business Combination Proposal with respect to your shares of Pinstripes Common Stock and Pinstripes Preferred Stock by completing, dating and signing the written consent enclosed with this joint proxy statement/consent solicitation statement/prospectus and returning it to Pinstripes by             , 2023. Pinstripes reserves the right to extend the consent deadline until              , 2023. Any such extension may be made without notice to Pinstripes stockholders.

If you hold shares of Pinstripes Common Stock or Pinstripes Preferred Stock as of the close of business on the Pinstripes Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it and promptly return it to Pinstripes. Once you have completed, dated and signed the written consent, you may deliver it to Pinstripes by emailing a .pdf copy to                or by mailing your written consent to Pinstripes, Inc., 1150 Willow Road, Northbrook, IL 60062, Attention: Chief Executive Officer.

After the Business Combination is completed, a letter of transmittal and written instructions for the surrender of Pinstripes electronic stock certificates will be delivered to Pinstripes stockholders.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the Pinstripes Business Combination Proposal (which is equivalent to a vote for such proposal). If you do not return your written consent, it will have the same effect as a vote against the Pinstripes Business Combination Proposal. If you are a record holder of shares of Pinstripes Common Stock and/or Pinstripes Preferred Stock and you return a signed written consent, you will have given your consent to approve the Pinstripes Business Combination Proposal.

Your consent to the Pinstripes Business Combination Proposal may be changed or revoked at any time before the consent deadline. If you wish to change or revoke your consent before the consent deadline, you may do so by delivering a notice of revocation such that it is received before the consent deadline by emailing a .pdf copy of such notice to                  or by mailing a copy of such notice to Pinstripes, Inc., 1150 Willow Road, Northbrook, IL 60062, Attention: Chief Executive Officer.

Appraisal Rights of Pinstripes Stockholders

Pinstripes stockholders will have appraisal rights in connection with the Business Combination. Holders of shares of Pinstripes stock who (i) do not consent to the adoption of the Business Combination Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to Pinstripes within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid on the amount determined to be “fair value.” See Section 262 of the DGCL attached as Annex H.

Solicitation of Written Consents; Expenses

The expense of preparing and distributing these consent solicitation materials is being borne by Pinstripes. Directors, officers and employees of Pinstripes may solicit consents by telephone and personally, in addition to solicitation by mail or electronically. These persons will not receive any special compensation for soliciting consents.

Assistance

If you need assistance with completing your written consent or have questions regarding the consent solicitation, please contact             .

DISCLAIMER

The information and advice contained herein (the “Materials”) were prepared by BDO USA (“BDO”) solely for Pinstripes, Inc. (the “Company”) at the direction of the Company and solely for the benefit and use of the Company pursuant to a client agreement between BDO and Company. BDO did not perform professional services on behalf of any other person or entity and does not anticipate or authorize reliance by any other party on its services. Accordingly, no third party is entitled to rely, in any manner or for any purpose, on the Materials, and BDO expressly disclaims any duties or obligations to any person or entity other than the Company based on its use of the Materials. Any other person or entity must perform its own due diligence inquiries and procedures for all purposes, including, but not limited to, satisfying itself as to the financial condition and control environment of the Company, as well as the appropriateness of the accounting for any particular situation addressed by the Materials.

BDO did not perform on behalf of the Company, and the Materials do not constitute the results of, an audit, review, examination or any form of assurance or attestation (as those terms are identified by the AICPA or by the Public Company Accounting Oversight Board or any other regulatory or professional body). Accordingly, BDO did not and does not express, and the Materials do not constitute, any opinion or any form of assurance or attestation on the Company’s accounting matters, financial statements, and any financial or other information or internal controls, and did not and does not conclude on the appropriate accounting treatment based on specific facts or recommend which accounting policy/treatment the Company should select or adopt, and the Materials do not express any position regarding such treatment. Further, the Materials are not intended to be used, and may not be used, for the purpose of avoiding penalties that may be imposed on a taxpayer, do not address any legal matters or questions of law, and do not constitute a legal opinion.

The observations relating to accounting matters that BDO provided to the Company were designed to assist the Company in reaching its own conclusions and do not constitute our concurrence with or support of the Company’s accounting or reporting.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of April 30, 2023 and the unaudited pro forma condensed combined statement of operations for the fiscal year-ended April 30, 2023 present the combination of the financial information of Banyan and Pinstripes, respectively, after giving effect to the Business Combination Agreement, the Series I Financing, additional financing commitments from third party PIPE Investors by entering into subscription agreements, the reverse recapitalization, and the related adjustments described in the accompanying notes. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” For purposes of the unaudited pro forma condensed combined financial statements, the entity surviving the Business Combination is referred to as "New Pinstripes.”

The fiscal year-end of Pinstripes is the 52/53-week period ending on the last Sunday in April, which is April 30, 2023 for fiscal year 2023, while Banyan had a December 31, 2022 calendar year-end. The calendar year-end of Banyan has been adjusted to conform to the fiscal year-end of Pinstripes, which is April 30, 2023, for the purpose of presenting the unaudited pro forma condensed combined financial information, pursuant to Rule 11-02(c)(3) of Regulation S-X, given the most recent fiscal year-ends differed by more than one fiscal quarter. Following the consummation of the Business Combination, New Pinstripes will have an April 28, 2024 fiscal year-end. Refer to accompanying Note 1, Basis of Presentation, to the unaudited pro forma condensed combined financial information for further discussion.

The unaudited pro forma condensed combined balance sheet as of April 30, 2023 combines the unaudited historical condensed consolidated balance sheet of Banyan as of June 30, 2023 with the audited historical consolidated balance sheet of Pinstripes as of April 30, 2023 on a pro forma basis as if the Business Combination, as summarized below, after giving effect to the Business Combination as if it occurred on April 30, 2023. The unaudited pro forma condensed combined statement of operations for the fiscal year-end April 30, 2023 was derived by adding the results of the unaudited historical condensed consolidated statement of operations of Banyan for the six months ended June 30, 2023 with the results of the audited historical statement of operations of Banyan for the calendar year-ended December 31, 2022, removing the results of the unaudited historical condensed statement of operations of Banyan for the six months ended June 30, 2022, and combining the results of the audited historical consolidated statement of operations of Pinstripes for the fiscal year-ended April 30, 2023, after giving effect to the Business Combination, had the Business Combination occurred on April 25, 2022, and the following:

●	The merger of Pinstripes and Merger Sub, a wholly owned subsidiary of Banyan, with Pinstripes surviving the merger as a wholly owned subsidiary of Banyan;
●	This issuance of 850,648 shares of Pinstripes’ Series I Convertible Preferred Stock to third party investors (“Series I Investors”) for aggregate cash payments of $21.3 million based on a $25.00 per share purchase price;
●	The conversion of the Pinstripes Convertible Notes, the conversion of Pinstripes Warrants, and the conversion of Pinstripes’ Redeemable Convertible Preferred Stock (excluding Pinstripes' Series I Convertible Preferred Stock), into 11,099,866 shares of Pinstripes Common Stock immediately prior to the consummation of the Business Combination;
●	The exchange of all issued and outstanding Pinstripes Common Stock, after taking into effect any conversions or exercises, including the conversion of Pinstripes Convertible Notes, the conversion of Pinstripes Warrants, and the conversion of Pinstripes’ Redeemable Convertible Preferred Stock (excluding the Pinstripes’ Series I Convertible Preferred Stock), into 40,666,485 shares of New Pinstripes Common Stock based on the Exchange Ratio of approximately 2.35 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock;
●	The issuance of 70,887 shares of New Pinstripes Common Stock in settlement of the outstanding payment-in-kind interest payable to the holders of Pinstripes' Series I Convertible Preferred Stock;
●	The conversion of the 850,648 issued and outstanding shares of Pinstripes’ Series I Convertible Preferred Stock to 2,126,620 shares of New Pinstripes Common Stock based on the Series I Exchange Ratio (as defined in the Business Combination Agreement);
●	The assumed issuance of 1,154,324 shares and 5,373,380 shares of New Pinstripes’ Common Stock, respectively, to PIPE Investors from the PIPE Financing to satisfy the Minimum Cash Amount requirement as described within the no redemptions scenario and maximum redemptions scenario;

●	The Banyan Public Stockholders’ redemption of shares of Banyan’s Redeemable Class A Common Stock as described within the assumed no redemptions and maximum redemptions scenarios below;
●	The conversion of the 2,000,000 shares and 5,245,000 shares issued and outstanding Banyan Class A Common Stock and Banyan Class B Common Stock, respectively, held by the Sponsor Holders to 7,245,000 shares of New Pinstripes Common Stock at the consummation of the Business Combination;
●	The transfer of an aggregate of 517,643 shares of New Pinstripes Common Stock from the Sponsor Holders to the Series I Investors;
●	The transfer of an aggregate of 1,018,750 shares of New Pinstripes Common Stock from the Sponsor Holders to Banyan Public Stockholders pursuant to certain non-redemption agreements entered into by the Sponsor Holders; and
●	The application of the provisions of the Sponsor Letter Agreement subjecting 3,312,356 shares of New Pinstripes Common Stock held by the Sponsor Holders to certain vesting conditions.

On June 22, 2023, Banyan, Merger Sub, and Pinstripes entered into the Business Combination Agreement, pursuant to which, among other transactions, on the terms and conditions set forth therein, Merger Sub is to merge with and into Pinstripes, with Pinstripes surviving the merger as a wholly owned subsidiary of Banyan. Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and the Sponsor Holders entered into the Sponsor Letter Agreement whereby 3,312,356 shares held by the Sponsor Holders became subject to vesting conditions (“Earn-out”). The Earn-out represents an equity-linked contract that is classified in equity. Following the Closing, Banyan intends to change its name to Pinstripes Holdings, Inc.

In addition to the issuance of the 850,648 shares of Pinstripes’ Series I Convertible Preferred Stock to Series I Investors for aggregate cash payments of $21.3 million (based on a $25.00 per share purchase price), the Business Combination Agreement permits, during the pre-Closing period, that Pinstripes may enter into one or more arms-length subscription with strategic investors to purchase Series I Convertible Preferred Stock for $25.00 per share or New Pinstripes Common Stock for $10.00 per share, with the proceeds raised therefrom not to exceed $25.0 million in the aggregate (“Permitted Equity Financing”). The assumptions herein exclude any proceeds in connection with the Permitted Equity Financing. The amounts of percentage of ownership will change if actual facts differ from the assumptions set forth above and depending on whether any Permitted Equity Financing is consummated. For purposes of the unaudited pro forma condensed combined financial statements, a zero (0.0)% tax rate was assumed under both the no redemptions and maximum redemptions scenarios given Pinstripes’ full valuation allowance.

At the Closing, all Pinstripes options, vested or unvested, will be converted New Pinstripes’ options. Each outstanding vested New Pinstripes’ option will have the right to purchase a number of shares of New Pinstripes Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Pinstripes Common Stock subject to such Pinstripes Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Pinstripes Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios, after giving effect to the Business Combination, as follows:

●	Assuming No Redemptions: This presentation assumes that no Banyan Public Stockholders exercise redemption rights with respect to shares of Banyan’s Redeemable Class A Common Stock for a pro rata share of the funds held in the Trust Account. The Business Combination Agreement includes, as a condition to the Closing, that immediately prior to Closing, the sum of (i) the funds held in the Trust Account after giving effect to the Banyan Public Stockholders’ redemptions, plus (ii) amounts received from the Series I Financing, plus (iii) the proceeds from PIPE Financing, plus (iv) fifty (50.0)% of the total amount received in respect of the Permitted Equity Financing, if any, shall be equal to or greater than the Minimum Cash Amount. For purposes of the unaudited pro forma condensed combined financial statements, this scenario assumes aggregate proceeds of $11.5 million (based on the aggregate proceeds received for the issuance of 1,154,324 shares of New Pinstripes Common Stock at a $10.00 per share purchase price) from the PIPE Financing to satisfy the Minimum Cash Amount requirement.
●	Assuming Maximum Redemptions: This presentation assumes 3,998,687 shares of Banyan’s Redeemable Class A Common Stock are redeemed for their pro rata share of the funds held in the Trust Account, resulting in an aggregate cash payment of approximately $42.2 million based on an assumed redemption price of $10.55 per share (based on the aggregate amount on funds held in the Trust Account of approximately $42.2 million as of June 30, 2023). The Business Combination

Agreement includes, as a condition to Closing, that immediately prior to Closing, the Minimum Cash Amount requirement is met. For purposes of the unaudited pro forma condensed combined financial statements, this scenario assumes aggregate proceeds of $53.7 million (based on the aggregate proceeds received for the issuance of 5,373,380 shares of New Pinstripes Common Stock at a $10.00 per share purchase price) from the PIPE Financing to satisfy the Minimum Cash Amount requirement.

The terms and conditions of the PIPE Financing may differ when the PIPE Financing agreements are finalized and there is no guarantee that such PIPE Financing will be executed. If proceeds from PIPE Investors are not obtained from the PIPE Financing, other financing may be necessary to meet the Minimum Cash Amount and could materially impact the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what New Pinstripes’ financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of New Pinstripes. New Pinstripes’ actual financial condition and results of operations may differ significantly from the unaudited pro forma condensed combined amounts reflected herein due to a variety of factors. Banyan and Pinstripes have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Banyan’s and Pinstripes’ unaudited and audited historical financial statements and related notes, the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Banyan,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pinstripes,” and other financial information included elsewhere in this joint proxy statement/consent solicitation statement/prospectus, including the Business Combination Agreement.

Pinstripes Holding, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of April 30, 2023

(in thousands)

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	(Unaudited) Banyan as of June 30, 2023	Pinstripes as of April 30, 2023	Pro Forma Transaction Accounting Adjustment	Note	Pro Forma Combined	Pro Forma Transaction Accounting Adjustment	Note	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$359	$8,436	$60,518	3(a)	$69,313	$60,518	3(a)	$69,313
Accounts receivable	—	1,310	—		1,310	—		1,310
Inventories	—	802	—		802	—		802
Other current assets	192	577	—		769	—		769
Total current assets	551	11,125	60,518		72,194	60,518		72,194
Funds held in Trust Account	42,191	—	(42,191)	3(b)	—	(42,191)	3(b)	—
Property and equipment, net	—	62,842	—		62,842	—		62,842
Operating lease right-out-use asset	—	55,604	—		55,604	—		55,604
Other long-term assets	—	1,356	—		1,356	—		1,356
Total assets	$42,742	$130,927	$18,327		$191,996	$18,327		$191,996

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$253	$19,305	(183)	3(c)	$19,375	$(183)	3(c)	$19,375
Accrued expenses	2,547	—	(2,247)	3(d)	300	(2,247)	3(d)	300
Amounts due to customer	—	7,349	—		7,349	—		7,349
Current portion of long-term debt	—	1,044	—		1,044	—		1,044
Accrued occupancy costs	—	14,940	—		14,940	—		14,940
Other current liabilities	275	8,613	(2,556)	3(e)	6,332	(2,556)	3(e)	6,332
Excise tax liability	2,100	—	—		2,100	—		2,100
Promissory notes, related parties	400	—	(400)	3(f)	—	(400)	3(f)	—
Operating lease liabilities, current	—	10,727	—		10,727	—		10,727
Total current liabilities	5,575	61,978	(5,386)		62,167	(5,386)		62,167
Long-term debt	—	36,211	1,000	3(g)	37,211	1,000	3(g)	37,211
Long-term accrued occupancy costs	—	2,020	—		2,020	—		2,020
Operating lease liabilities, noncurrent	—	91,398	—		91,398	—		91,398
Other long-term liabilities	—	850	—		850	—		850
Warrant liability	5,276	—	—		5,276	—		5,276
Deferred underwriting fees	3,623	—	(3,623)	3(h)	—	(3,623)	3(h)	—
Total liabilities	14,474	$192,457	$(8,009)		198,922	$(8,009)		198,922

Mezzanine Equity
Pinstripes’ Redeemable Convertible Preferred Stock	—	53,468	(53,468)	3(i)	—	(53,468)	3(i)	—
Banyan's Redeemable Class A Common Stock	42,191	—	(42,191)	3(j)	—	(42,191)	3(j)	—

Stockholders’ Deficit
Pinstripes Common Stock	—	62	(62)	3(k)	—	(62)	3(k)	—
New Pinstripes Common Stock	—	—	6	3(l)	6	6	3(l)	6
Banyan Class A Common Stock	0	—	(0)	3(m)	—	(0)	3(m)	—
Banyan Class B Common Stock	1	—	(1)	3(n)	—	(1)	3(n)	—
Banyan Preferred Stock	—	—	—		—	—		—
Pinstripes’ Series I Convertible Preferred Stock	—	—	—	3(o)	—	—	3(o)	—
Additional paid-in capital	—	3,733	109,012	3(p)	112,745	109,012	3(p)	112,745
Accumulated deficit	(13,924)	(118,793)	13,040	3(q)	(119,677)	13,040	3(q)	(119,677)
Total stockholders’ deficit	(13,923)	(114,998)	121,995		(16,926)	121,995		(6,926)

Total liabilities, mezzanine equity, and stockholders’ deficit	$42,742	$130,927	$18,327		$191,996	$18,327		$191,996

The accompanying notes are an integral part of the unaudited pro forma condensed combined balance sheet.

Pinstripes Holding, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year-Ended April 30, 2023

(in thousands, except for share and per share amounts)

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	(Unaudited) Banyan 12 Months Ended June 30, 2023	Pinstripes 12 Months Ended April 30, 2023	Pro Forma Transaction Accounting Adjustment	Note	Pro Forma Combined	Pro Forma Transaction Accounting Adjustment	Note	Pro Forma Combined
Revenue
Food and beverage revenues	$—	$87,467	$—		$87,467	$—		$87,467
Recreation revenues	—	23,806	—		23,806	—		23,806
Total revenue	—	111,273	—		111,273	—		111,273

Operating Expenses
Cost of food and beverage	—	18,968	—		18,968	—		18,968
Store labor and benefits	—	40,415	—		40,415	—		40,415
Store occupancy costs, excluding depreciation	—	18,375	—		18,375	—		18,375
Other store operating expenses, excluding depreciation	—	18,655	—		18,655	—		18,655
Exchange listing fee	83	—	—		83	—		83
Legal fees	2,607	—	—		2,607	—		2,607
General and administrative expenses	1,472	13,205	144	4(a)	14,821	144	4(a)	14,821
Depreciation expense	—	8,086	—		8,086	—		8,086
Impairment loss	—	2,363	—		2,363	—		2,363
Pre-opening expenses	—	4,935	—		4,935	—		4,935
Total operating expenses	4,162	125,002	144		129,308	144		129,308
Operating loss	(4,162)	(13,729)	(144)		(18,035)	(144)		(18,035)

Other Income (Expense)
Interest income	7,388	—	(7,388)	4(b)	—	(7,388)	4(b)	—
Interest expense	—	(1,946)	406	4(c)	(1,540)	406	4(c)	(1,540)
Other non-operating expenses	—	(13)	—		(13)	—		(13)
Gain on debt extinguishment	—	8,355	—		8,355	—		8,355
Unrealized loss on funds held in the Trust Account	(11)	—	11	4(d)	—	11	4(d)	—
Change in fair value of warrant liability	(2,133)	—	—		(2,133)	—		(2,133)
Total other income (expense)	5,244	6,396	(6,971)		4,669	(6,971)		4,669

Income (loss) before income taxes	1,082	(7,333)	(7,115)		(13,366)	(7,115)		(13,366)
Income tax expense	1,475	192	—		1,667	—		1,667
Net loss	$(393)	$(7,525)	$(7,115)		$(15,033)	$(7,115)		$(15,033)

Weighted average shares outstanding – basic and diluted	7,245,000	6,210,254		5	51,949,647		5	52,170,016
Net loss per share – basic and diluted	$(0.05)	$(1.21)		5	$(0.29)		5	$(0.29)

The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared pursuant with Article 11 of SEC Regulation S-X as amended by final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquire and Disposed Business.” The fiscal year-end of Pinstripes is the 52/53-week period ending on the last Sunday in April, which is April 30, 2023 for fiscal year-end 2023, while Banyan had a December 31, 2022 calendar year-end. The calendar year-end of Banyan has been adjusted to conform to the fiscal year-end of Pinstripes, which is April 30, 2023, for purposes of presenting the unaudited pro forma condensed combined financial information, pursuant to Rule 11-02(c)(3) of Regulation S-X, given the most recent fiscal year-ends differed by more than one fiscal quarter. Following the Closing of the Business Combination, New Pinstripes will have an effective April 28, 2024 fiscal year-end. Accordingly, the accompanying unaudited pro forma condensed combined balance sheet as of April 30, 2023 combines the unaudited historical condensed consolidated balance sheet of Banyan as of June 30, 2023 with the audited historical consolidated balance sheet of Pinstripes as of April 30, 2023 after giving effect to the Business Combination as if it occurred on April 30, 2023. The accompanying unaudited pro forma condensed combined statement of operations for the fiscal year-end April 30, 2023 was derived by adding the results of the unaudited historical condensed consolidated statement of operations of Banyan for the six months ended June 30, 2023 with the results of the audited historical statement of operations of Banyan for the calendar year-ended December 31, 2022, removing the results of the unaudited historical condensed statement of operations of Banyan for the six months ended June 30, 2022, and combining the results of the audited historical consolidated statement of operations of Pinstripes for the fiscal year-ended April 30, 2023, after giving effect to the Business Combination, had the Business Combination occurred on April 25, 2022.

Banyan’s and Pinstripes’ unaudited and audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and presented in U.S. dollars. Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization of Pinstripes. The Business Combination will be accounted for as a reverse recapitalization as Pinstripes has been determined to be the accounting acquirer primarily based on the evaluation of the following facts and circumstances considering both the no redemptions scenario and maximum redemptions scenario:

●	Existing Pinstripes Stockholders will comprise a relative majority of the voting power of New Pinstripes;
●	Pinstripes’ operations prior to the Closing of the Business Combination will comprise the only ongoing operations subsequent to the Closing;
●	The majority of the New Pinstripes Board will be appointed by Pinstripes; and
●	The majority of New Pinstripes’ senior management will be comprised of Pinstripes’ senior management.

Accordingly, the Business Combination are expected to be reflected as the equivalent of Pinstripes issuing stock for the net assets of Banyan, accompanied by a reverse recapitalization. Under this method of accounting, Banyan, who is the legal acquirer, is treated as the “acquired” company for financial reporting purposes. The net assets of Banyan are stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Closing of the Business Combination are those of Pinstripes.

In connection with Closing, holders of Banyan’s Redeemable Class A Common Stock exercising redemption rights will receive their per share redemption price from the funds held in the Trust Account. Each Banyan Public Stockholder that is a holder of shares of Banyan’s Redeemable Class A Common Stock may elect to redeem all or a portion of the Banyan’s Redeemable Class A Common Stock at a per share price, payable in cash, equal to a pro rata share of the aggregate amount of the funds held in the Trust Account, calculated as of two business days prior to Closing, including any interest earned on the funds held in the Trust Account (net of any taxes payable).

Upon the Closing of the Business Combination, management will perform a comprehensive review of Banyan’s and Pinstripes’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Pinstripes. Based on its initial analysis, management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, based on information available to management at this time, and that the pro forma transaction accounting adjustments give effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 – Description of Business Combination

On June 22, 2023, Banyan entered into the Business Combination Agreement with Pinstripes and Merger Sub, under which Merger Sub will merge into Pinstripes, with Pinstripes being the surviving corporation as a wholly owned subsidiary of Banyan. In connection with the Business Combination, Banyan will change its name to Pinstripes Holdings, Inc., referred to herein as “New Pinstripes.”

In connection with the Closing, Banyan will be required to make redemption payments to Banyan Public Stockholders to holders of Banyan’s Redeemable Class A Common Stock from the funds held in the Trust Account. At Closing, all outstanding shares of Pinstripes Common Stock immediately prior to Closing will be cancelled and exchanged for the right to receive a portion of the aggregate Merger consideration. Under the no redemptions and maximum redemptions scenarios, Pinstripes Stockholders will receive consideration based on an equity value of $429.0 million payable in shares of New Pinstripes Common Stock at Closing. Pinstripes Stockholders immediately prior to the Effective Time (excluding holders of Pinstripes’ Series I Convertible Preferred Stock) will receive an aggregate of 40,666,485 shares based on an assumed stock price of $10.00 per share, including the dilutive effective of vested New Pinstripes options.

The following table summarizes the unaudited pro forma combined share ownership in New Pinstripes Common Stock outstanding immediately after the Closing of the Business Combination, excluding the potential dilutive effect of outstanding vested and unvested New Pinstripes options:

	Unaudited Pro Forma Combined Share Ownership in New Pinstripes(1)
	Assuming No Redemptions		Assuming Maximum Redemptions(2)
	Number of Shares	Percentage Ownership	Number of Shares	Percentage Ownership
Pinstripes Stockholders(3)	40,666,485	78.3%	40,666,485	77.9%
Banyan Public Stockholders(4)	5,017,437	9.7%	1,018,750	2.0%
Series I Investors(5)	2,715,150	5.2%	2,715,150	5.2%
Sponsor Holders(6)	2,396,251	4.6%	2,396,251	4.6%
PIPE Investors(7)	1,154,324	2.2%	5,373,380	10.3%
Total shares at Closing	51,949,647	100.0%	52,170,016	100.0%
(1)	The pro forma combined share ownership in New Pinstripes Common Stock outstanding immediately after the Closing of the Business Combination, will change if actual facts differ from the assumptions set forth above and depending on whether any Permitted Equity Financing is consummated.
(2)	Assumes that the Banyan Public Stockholders holding the 3,998,687 outstanding shares of Banyan’s Redeemable Class A Common Stock will exercise their redemption rights for an aggregate payment of $42.2 million at an approximate redemption price of $10.55 per share (based on the aggregate amount of funds held in the Trust Account of approximately $42.2 million as of June 30, 2023). In the event that less than 3,998,687 shares of Banyan Class A Common Stock are redeemed in connection with the Business Combination, the ownership percentages set forth above will vary.
(3)	The number of shares held by the Pinstripes Stockholders is comprised of (i) the exchange of all issued and outstanding Pinstripes Common Stock for 14,542,460 shares of New Pinstripes Common Stock, (ii) the settlement of Pinstripes Convertible Notes in exchange for the issuance of 1,176,722 shares of New Pinstripes Common Stock, (iii) the conversion of Pinstripes Warrants to 931,818 shares of New Pinstripes Common Stock, and (iv) the conversion of Pinstripes’ Redeemable Convertible Preferred Stock (excluding the Pinstripes’ Series I Convertible Preferred Stock) for 24,015,435 shares of New Pinstripes Common Stock based on the Exchange Ratio of approximately 2.35 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock or common stock equivalent upon the Closing of the Business Combination.
(4)	The number of shares held by the Banyan Public Stockholders gives effect to (i) the no redemptions scenario that assumes no Banyan Public Stockholders exercise redemption rights with respect to the outstanding 3,998,687 shares of Banyan’s Redeemable Class A Common Stock, (ii) the maximum redemptions scenario that assumes Banyan Public Stockholders exercise their redemption rights for all of the outstanding 3,998,687 shares of Banyan’s Redeemable Class A Common Stock, and (iii) the transfer of 1,018,750 shares from the Sponsor Holders to Banyan Public Stockholders pursuant to certain non-redemption agreements entered into by the Sponsor Holders.

(5)	The number of shares held by the Series I Investors is comprised of (i) 2,216,620 shares issued for the conversion of Pinstripes’ Series I Convertible Preferred Stock upon the Closing of the Business Combination, (ii) 70,887 shares issued for the settlement of the payment-in-kind interest payable on Pinstripes Convertible Preferred Stock, and (iii) 517,643 shares transferred from the Sponsor Holders to the Series I Investors.
(6)	The number of shares held by the Sponsor Holders is determined by (i) giving effect to the conversion of the 2,000,000 shares and 5,245,000 shares issued and outstanding Banyan Class A Common Stock and Banyan Class B Common Stock, respectively, held by the Sponsor Holders to 7,245,000 shares of New Pinstripes Common Stock upon the Closing of the Business Combination, (ii) reducing the number of New Pinstripes shares held to give effect to the transfer of 1,018,750 shares held by the Sponsor Holders to Banyan Public Stockholders, (iii) reducing the number of shares held by the Sponsor Holders for the transfer of 517,643 shares from the Sponsor Holders to the Series I Investors, and (iv) reducing the number of shares to give effect to the 3,312,356 shares held by the Sponsor Holders subject to certain vesting conditions pursuant to the Sponsor Letter Agreement.
(7)	The number of shares held by the PIPE Investors assumes that the PIPE Financing raises proceeds in an amount sufficient to satisfy the Minimum Cash Amount requirement through the issuance of 1,154,324 shares of New Pinstripes Common Stock and 5,373,380 shares of New Pinstripes Common Stock, respectively, in exchange for aggregate proceeds of $11.5 million and $53.7 million under the no redemptions and maximum redemptions scenarios.

Note 3 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet as of April 30, 2023:

3(a)

Cash and cash equivalents – Reflects the impact of the Business Combination on the cash and cash equivalents balance of New Pinstripes. The table below summarizes the sources and uses of funds in connection with the Business Combination:

Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Reclassification of funds held in the Trust Account	3(a)(i)	$42,191	$—
Payment of accrued deferred underwriting fees	3(a)(ii)	(3,623)	(3,623)
Assumed proceeds from PIPE Financing	3(a)(iii)	11,543	53,734
Payment of transaction costs	3(a)(iv)	(15,797)	(15,797)
Settlement of Banyan’s outstanding unsecured promissory notes	3(a)(v)	(400)	(400)
Proceeds from the issuance of Pinstripes’ Series I Convertible Preferred Stock	3(a)(vi)	21,266	21,266
Payment of accrued interest on Pinstripes Convertible Notes	3(a)(vii)	(662)	(662)
Proceeds from Pinstripes’ debt financing arrangements	3(a)(viii)	6,000	6,000
Pro Forma Adjustment – Cash and cash equivalents		$60,518	$60,518
3(a)(i)

Represents the release of $42.2 million of funds held in the Trust Account upon the Closing of the Business Combination under the no redemptions scenario that will be made available for the ongoing operations of New Pinstripes as cash and cash equivalents. Refer to Note 3(b)(ii), Funds held in the Trust Account, for the corresponding pro forma adjusting entry for the decrease of funds held in the Trust Account under the no redemptions scenario.

3(a)(ii)

Reflects the payment of $3.6 million of deferred underwriting fees to be settled at Closing of the Business Combination. The unaudited pro forma condensed combined balance sheet as of April 30, 2023 presents the payment of the deferred underwriting fees as a reduction to the cash and cash equivalents balance, with a corresponding decrease to the deferred underwriting fees’ liability. See Note 3(h), Deferred underwriting fees, for the corresponding pro forma adjusting entry.

3(a)(iii)

Assumes that the PIPE Financing raises proceeds in an amount sufficient to satisfy the Minimum Cash Amount requirement through the issuance of 1,154,324 shares of New Pinstripes Common Stock and 5,373,380 shares of New Pinstripes Common Stock, respectively, in exchange for aggregate proceeds of $11.5 million and $53.7 million under the no redemptions and maximum redemptions scenarios (calculated based on a $10.00 per share purchase price). Refer to Note 3(l)(ii), New Pinstripes Common Stock, and Note 3(p)(ix), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(a)(iv)

Reflects the payment of nonrecurring transaction costs incurred, or estimated transaction costs expected to be incurred, by Banyan and Pinstripes in the combined amount of $15.8 million related to the financial advisory, legal, and other professional services, in connection with the Business Combination.

Of the $15.8 million estimated transaction costs, $11.2 million are incurred or are expected to be incurred by Banyan. $2.4 million of the total $11.2 million Banyan transaction costs were accrued on the historical balance sheet of Banyan as of June 30, 2023 as components of Banyan’s accounts payable and accrued expenses balances (refer Note 3(c), Accounts payable, and Note 3(d), Accrued expenses, for the corresponding pro forma adjusting entries to Banyan’s payment of incurred transaction expenses). The remaining $8.8 million consists of transaction costs expected to be incurred and paid by Banyan prior to the Closing of the Business Combination (see Note 3(q)(iv), Accumulated deficit, for the corresponding $8.8 million reduction to Banyan’s accumulated deficit balance).

Approximately $4.6 million of the total $15.8 million estimated transaction costs are incurred or are expected to be incurred by Pinstripes. Refer to Note 3(p)(xii), Additional paid-in capital, for the corresponding reduction to Pinstripes’ additional paid-in capital balance for the recognition of Pinstripes’ transaction costs. additional paid-in capital balance for the recognition of Pinstripes’ transaction costs.

3(a)(v)

Reflects the settlement of $0.4 million of Banyan’s unsecured promissory notes due and payable at Closing of the Business Combination. Refer to Note 3(f), Promissory notes, related parties, for the corresponding pro forma adjusting entry.

3(a)(vi)

Represents the aggregate proceeds of $21.3 million received from the issuance of 850,648 shares of Pinstripes’ Series I Convertible Preferred Stock. Refer to Note 3(o)(i), Pinstripes’ Series I Convertible Preferred Stock, and Note 3(p)(i), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(a)(vii)

Reflects Pinstripes’ payment of the accrued and unpaid interest on Pinstripes Convertible Notes due and payable subsequent to April 30, 2023. See Note 3(e)(ii), Other current liabilities, for the corresponding pro forma adjusting entry.

3(a)(viii) Represents the $6.0 million in proceeds received by Pinstripes as a result of entering into debt financing arrangements subsequent to April 30, 2023. See to Note 3(g)(ii), Long-term debt, for the corresponding pro forma adjusting entry.

3(b)

Funds held in the Trust Account — Represents the reclassification of the funds held in the Trust Account that becomes available at Closing of the Business Combination (after giving effect to the assumed no redemptions scenario) and the impact of the redemption of Banyan’s Redeemable Class A Common Stock under the assumed maximum redemptions scenario.

Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Redemption of Banyan’s Redeemable Class A Common Stock	3(b)(i)	$—	$(42,191)
Reclassification of funds held in the Trust Account	3(b)(ii)	(42,191)	—
Pro Forma Adjustment - Funds held in the Trust Account		$(42,191)	$(42,191)
3(b)(i)

Reflects the impact of the assumed maximum redemptions scenario whereby the outstanding 3,998,687 shares of Banyan’s Redeemable Class A Common Stock are redeemed for an aggregate redemption payment of $42.2 million based on an assumed redemption price of $10.55 per share (based on the aggregate amount on the funds held in the Trust Account of approximately $42.2 million as of June 30, 2023). See Note 3(j)(i), Banyan’s Redeemable Class A Common Stock, for the corresponding pro forma adjusting entry.

3(b)(ii)

Represents the release of $42.2 million of funds held in the Trust Account upon the Closing of the Business Combination under the no redemptions scenario that will be made available for the ongoing operations of New Pinstripes as cash and cash equivalents. Refer to Note 3(a)(i), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(c)

Accounts payable – Reflects the payment of $0.2 million of nonrecurring transaction costs incurred by Banyan for legal services in connection with the Business Combination. See Note 3(a)(iv), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(d)

Accrued expenses – Represents the payment of $2.2 million in settlement of Banyan’s accrued nonrecurring transaction costs for financial advisory, legal, and other professional services, incurred in connection with the Business Combination. Refer to Note 3(a)(iv), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(e)	Other current liabilities – Represents the pro forma impact of the Business Combination to other current liabilities. The table summarizes the pro forma adjustments as follows:
Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Accretion of interest on Pinstripes Convertible Notes	3(e)(i)	$31	$31
Payment of accrued interest on Pinstripes Convertible Notes	3(e)(ii)	(662)	(662)
Conversion of Pinstripes’ liability-classified warrants	3(e)(iii)	(1,925)	(1,925)
Pro Forma Adjustment – Other current liabilities		$(2,556)	$(2,556)
3(e)(i)

Reflects the accretion of interest payable on Pinstripes Convertible Notes for the period subsequent to April 30, 2023 through the expected Closing date. See Note 3(q)(ii), Accumulated deficit, for the corresponding pro forma adjusting entry.

3(e)(ii)

Represents Pinstripes’ payment of the accrued and unpaid interest on Pinstripes Convertible Notes due and payable subsequent to April 30, 2023. Refer to Note 3(a)(vii), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(e)(iii)

Reflects the conversion of Pinstripes’ liability-classified warrants to 111,619 shares of Pinstripes Common Stock immediately prior to Closing in settlement of Pinstripes’ liability-classified warrants. See corresponding adjusting pro forma entries at Note 3(k)(ii), Pinstripes Common Stock, and Note 3(p)(iv), Additional paid-in capital.

3(f)

Promissory notes, related parties — Represents the settlement of $0.4 million of Banyan’s outstanding unsecured promissory notes due and payable at the Closing of the Business Combination. Refer to Note 3(a)(v), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(g)	Long-term debt — Reflects the pro forma adjustments to long-term debt in connection with the Business Combination and debt financing arrangements entered into subsequent to April 30, 2023:

Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Conversion of Pinstripes Convertible Notes	3(g)(i)	$(5,000)	$(5,000)
Pinstripes’ debt financing arrangements	3(g)(ii)	6,000	6,000
Pro Forma Adjustment – Long-term debt		$1,000	$1,000
3(g)(i)

Represents the conversion of $5.0 million of Pinstripes Convertible Notes’ into 500,000 shares of Pinstripes Common Stock immediately prior to the Closing of the Business Combination in settlement of Pinstripes’ outstanding Convertible Notes. Refer to Note 3(k)(iii), Pinstripes Common Stock, and Note 3(p)(v), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(g)(ii)

Represents the $6.0 million in proceeds received by Pinstripes as a result of entering into debt financing arrangements subsequent to April 30, 2023. See Note 3(a)(viii), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(h)

Deferred underwriting fee payable — Reflects the settlement of Banyan’s $3.6 million deferred underwriting fees payable at the Closing of the Business Combination from the funds held in the Trust Account. Refer to Note 3(a)(ii), Cash and cash equivalents, for the corresponding adjusting pro forma entry.

3(i)

Pinstripes’ Redeemable Convertible Preferred Stock — Represents the conversion of $53.5 million of Pinstripes’ Redeemable Convertible Preferred Stock classified in temporary equity (mezzanine) to 10,203,945 shares of Pinstripes Common Stock immediately before Closing. Refer to Note 3(k)(iv), Pinstripes Common Stock, and Note 3(p)(vi), Additional paid-in capital, for the corresponding adjusting pro forma entries.

3(j)

Banyan’s Redeemable Class A Common Stock — Represents the redemption of the Banyan’s Redeemable Class A Common Stock under the assumed maximum redemptions scenario and the reclassification of Banyan’s Redeemable Class A Common Stock from temporary equity (mezzanine) to permanent equity of New Pinstripes under the assumed no redemptions scenario:

Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Redemption of Banyan’s Redeemable Class A Common Stock	3(j)(i)	$—	$(42,191)
Reclassification of Banyan’s Redeemable Class A Common Stock	3(j)(ii)	(42,191)	—
Pro Forma Adjustment — Banyan’s Redeemable Class A Common Stock		$(42,191)	$(42,191)
3(j)(i)

Reflects the impact of the assumed maximum redemptions scenario whereby the outstanding 3,998,687 shares of Banyan’s Redeemable Class A Common Stock are redeemed for an aggregate redemption payment of $42.2 million based on an assumed redemption price of $10.55 per share (based on the aggregate amount on the funds held in the Trust Account of approximately $42.2 million as of June 30, 2023). See Note 3(j)(i), Banyan’s Redeemable Class A Common Stock, for the corresponding pro forma adjusting entry. See Note 3(b)(i), Funds held in the Trust Account, for corresponding pro forma adjusting entry.

3(j)(ii)

Represents the reclassification of $42.2 million of Banyan’s Redeemable Class A Common Stock from temporary equity (mezzanine) to permanent equity of New Pinstripes under the assumed no redemptions scenario. Refer to Note 3(l)(i), New Pinstripes Common Stock, and Note 3(p)(viii), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(k)

Pinstripes Common Stock — Represents the par value impact of 18,175,831 shares of Pinstripes Common Stock being canceled and exchanged into 42,863,992 shares of New Pinstripes Common Stock (including the 2,197,507 shares of Pinstripes’ Common Stock issued for the conversion of Pinstripes’ Series I Convertible Preferred Stock) as consideration for the reverse recapitalization after taking into effect the conversion of Pinstripes’ instruments that will convert at the Closing of the Business Combination.

Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Conversion of Pinstripes’ equity-classified warrants	3(k)(i)	$3	$3
Conversion of Pinstripes’ liability-classified warrants	3(k)(ii)	1	1
Conversion of Pinstripes Convertible Notes	3(k)(iii)	5	5
Conversion of Pinstripes’ Redeemable Convertible Preferred Stock	3(k)(iv)	102	102
Conversion of Pinstripes’ Series I Convertible Preferred Stock	3(k)(v)	9	9
Conversion of Pinstripes Common Stock	3(k)(vi)	(182)	(182)
Pro Forma Adjustment - Pinstripes Common Stock		$(62)	$(62)
3(k)(i)

Represents the conversion of Pinstripes’ equity-classified warrants into 284,302 shares of Pinstripes Common Stock immediately prior to the Closing. Refer to Note 3(p)(iii), Additional paid-in capital, for the corresponding pro forma adjusting entry.

3(k)(ii)

Reflects the conversion of Pinstripes’ liability-classified warrants into 111,619 shares of Pinstripes Common Stock immediately prior to Closing. See Note 3(e)(iii), Other current liabilities, and Note 3(p)(iv), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(k)(iii)

Represents the conversion of Pinstripes Convertible Notes into 500,000 shares of Pinstripes Common Stock immediately prior to Closing. See Note 3(g)(i), Long-term debt, and Note 3(p)(v), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(k)(iv)

Reflects the conversion of Pinstripes’ Redeemable Convertible Preferred Stock into 10,203,945 shares of Pinstripes Common Stock immediately prior to Closing. Refer to Note 3(i), Pinstripes’ Redeemable Convertible Preferred Stock, and Note 3(p)(vi), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(k)(v)

Represents the conversion of Pinstripes’ Series I Convertible Preferred Stock into 879,003 shares of Pinstripes Common Stock (including the impact of 28,355 shares issued for the conversion of the unpaid accrued payment-in-kind interest) immediately prior to Closing. See Note 3(o)(iii), Pinstripes’ Series I Convertible Preferred Stock, for the corresponding pro forma adjusting entry.

3(k)(vi)

Represents the conversion of 18,175,831 shares of Pinstripes Common Stock, after giving effect to the conversions described in Note 3(k)(i) through Note 3(k)(v) above, to 42,863,992 shares of New Pinstripes Common Stock as consideration for the reverse recapitalization. Refer to Note 3(l)(iii), Pinstripes Common Stock, and Note 3(p)(vii), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(l)	New Pinstripes Common Stock — Represents the impact of the Business Combination on New Pinstripes Common Stock. The table below summarizes the pro forma adjustments as follows:

Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Reclassification of Banyan’s Redeemable Class A Common Stock	3(l)(i)	$—	$—
Assumed issuance from PIPE Financing	3(l)(ii)	1	1
Conversion of Pinstripes Common Stock	3(l)(iii)	4	4
Conversion of Banyan Class A Common Stock	3(l)(iv)	—	—
Conversion of Banyan Class B Common Stock	3(l)(v)	1	1
Pro Forma Adjustment – New Pinstripes Common Stock		$6	$6
3(l)(i)

Represents the reclassification of $42.2 million of Banyan’s Redeemable Class A Common Stock from temporary equity (mezzanine) to permanent equity of New Pinstripes under the assumed no redemptions scenario. Refer to Note 3(j)(ii), Banyan’s Redeemable Class A Common Stock, and Note 3(p)(viii), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(l)(ii)

Assumes that the PIPE Financing raises proceeds in an amount sufficient to satisfy the Minimum Cash Amount requirement through the issuance of 1,154,324 shares of New Pinstripes Common Stock and 5,373,380 shares of New Pinstripes Common Stock, respectively, in exchange for aggregate proceeds of $11.5 million and $53.7 million under the no redemptions and maximum redemptions scenarios (calculated based on a $10.00 per share purchase price). Each share of New Pinstripes Common Stock has a par value of $0.0001 resulting in aggregate par values of $115 and $537, respectively, under the no redemptions and maximum redemptions scenarios. Refer to Note 3(a)(iii), Cash and cash equivalents, and Note 3(p)(ix), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(l)(iii)

Represents the conversion of 18,175,831 shares of Pinstripes Common Stock, after giving effect to the conversions describes in Note 3(k), Pinstripes Common Stock, to 42,863,992 shares of New Pinstripes Common Stock as consideration for the reverse recapitalization. Each share has a par value of $0.0001. Refer to Note 3(k)(vi), Pinstripes Common Stock, and Note 3(p)(vii), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(l)(iv)

Reflects the conversion of 2,000,000 shares of Banyan Class A Common Stock into an equal number of shares of New Pinstripes Common Stock at a par value of $0.0001 per share, resulting in an aggregate par value amount of $200. Refer to Note 3(m), Banyan Class A Common Stock, for the corresponding pro forma adjusting entry.

3(l)(v)

Represents the conversion of 5,245,000 shares of Banyan Class B Common Stock into an equal number of shares of New Pinstripes Common Stock at a par value of $0.0001 per share, resulting in an aggregate par value amount of $525. Refer to Note 3(n), Banyan Class B Common Stock, for the corresponding pro forma adjusting entry.

3(m) Banyan Class A Common Stock — Represents the conversion of 2,000,000 shares of Banyan Class A Common Stock to an equal number of shares of New Pinstripes Common Stock at a par value of $0.0001 per share in connection with the Closing of the Business Combination. Refer to Note 3(l)(iv), New Pinstripes Common Stock, for corresponding pro forma adjusting entry.

3(n)

Banyan Class B Common Stock — Represents the conversion of 5,245,000 shares of Banyan Class B Common Stock to an equal number of shares of New Pinstripes Common Stock at a par value of $0.0001 per share in connection with the Closing of the Business Combination resulting in an aggregate pro forma adjustment of $0.1 million. See Note 3(l)(v), New Pinstripes Common Stock, for corresponding pro forma adjusting entry.

3(o)

Pinstripes’ Series I Convertible Preferred Stock — Represents the issuance of Pinstripes’ Series I Convertible Preferred Stock, at a par value of $0.01 per share, and the accretion of payment-in-kind interest, followed by the conversion of Pinstripes’ Series I Convertible Preferred Stock into shares of Pinstripes Common Stock immediately prior to the Closing of the Business Combination:

Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Issuance of Pinstripes’ Series I Convertible Preferred Stock	3(o)(i)	$9	$9
Accretion of payment-in-kind interest	3(o)(ii)	0	0
Conversion of Pinstripes’ Series I Convertible Preferred Stock	3(o)(iii)	(9)	(9)
Pro Forma Adjustment - Pinstripes’ Series I Convertible Preferred Stock		$—	$—
3(o)(i)

Represents the issuance of 850,648 shares of Pinstripes’ Series I Convertible Preferred Stock resulting in an aggregate par value amount of $8,506. See corresponding pro forma adjusting entries at Note 3(a)(vi), Cash and cash equivalents, and Note 3(p)(i), Additional paid-in capital.

3(o)(ii)

Reflects the accretion of payment-in-kind interest on Pinstripes’ Series I Convertible Preferred Stock from its issuance dates through the expected Closing date, payable in 28,355 shares of Pinstripes’ Series I Convertible Preferred Stock resulting in an aggregate par value amount of $284. See corresponding pro forma adjusting entries at Note 3(p)(ii), Additional paid-in capital, and Note 3(q)(iii), Accumulated deficit.

3(o)(iii)

Represents the conversion of Pinstripes’ Series I Convertible Preferred Stock into 879,003 shares of Pinstripes Common Stock (including the impact of 28,355 shares issued for the conversion of the unpaid accrued payment-in-kind interest) immediately prior to Closing. Refer to Note 3(k)(b), Pinstripes Common Stock, for the corresponding pro forma adjusting entry.

3(p)	Additional paid-in capital — Represents the impact of the Business Combination on additional paid-in capital. The table below summarizes the pro forma adjustments as follows:
Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Proceeds from the issuance of Pinstripes’ Series I Convertible Preferred Stock	3(p)(i)	$21,258	$21,258
Accretion of payment-in-kind interest	3(p)(ii)	709	709
Conversion of Pinstripes’ equity-classified warrants	3(p)(iii)	(3)	(3)
Conversion of Pinstripes’ liability-classified warrants	3(p)(iv)	1,924	1,924
Conversion of Pinstripes Convertible Notes	3(p)(v)	4,995	4,995
Conversion of Pinstripes’ Redeemable Convertible Preferred Stock	3(p)(vi)	53,366	53,366
Conversion of Pinstripes Common Stock	3(p)(vii)	177	177
Reclassification of Banyan’s Redeemable Class A Common Stock	3(p)(viii)	42,190	—
Assumed proceeds from PIPE Financing	3(p)(ix)	11,543	53,733
Reclassification of Banyan's accumulated deficit to additional paid-in capital (elimination)	3(p)(x)	(22,700)	(22,700)
Accelerated vesting of Pinstripes options	3(p)(xi)	144	144
Payment of Pinstripes’ transaction costs	3(p)(xii)	(4,591)	(4,591)
Pro Forma Adjustment - Additional Paid-In Capital		$109,012	$109,012
3(p)(i)

Represents the $21.3 million of proceeds received in exchange for the issuance of 850,648 shares of Pinstripes’ Series I Convertible Preferred Stock. from the issuance of 850,648 shares of Pinstripes’ Series I Convertible Preferred Stock based on the $25.00 per share purchase price. Each share has a par value of $0.01 resulting in an aggregate par value of $8,506. resulting in an aggregate par value amount of $8,506. Refer to Note 3(a)(vi), Cash and cash equivalents, and Note 3(o)(i), Pinstripes’ Series I Convertible Preferred Stock, for the corresponding pro forma adjusting entries.

3(p)(ii)

Reflects the accretion of payment-in-kind interest on Pinstripes’ Series I Convertible Preferred Stock from its issuance dates through the expected Closing date, payable in 28,355 shares of Pinstripes’ Series I Convertible Preferred Stock, totaling $0.7 million. Refer to Note 3(o)(iii), Pinstripes’ Series I Convertible Preferred Stock, and Note 3(q)(iii), Accumulated deficit, for the corresponding pro forma adjusting entries.

3(p)(iii)

Reflects the conversion of 284,302 shares of Pinstripes Common Stock in settlement of Pinstripes’ equity-classified warrants to 669,118 shares of New Pinstripes Common Stock as consideration for the reverse recapitalization. Refer to Note 3(k)(i), Pinstripes Common Stock, for the corresponding pro forma adjusting entry.

3(p)(iv)

Reflects the conversion of 111,619 shares of Pinstripes Common Stock in settlement of Pinstripes’ liability-classified warrants to 262,700 shares of New Pinstripes Common Stock as consideration for the reverse recapitalization. See Note 3(e)(iii), Other current liabilities, and Note 3(k)(ii), Pinstripes Common Stock, for the corresponding pro forma adjusting entries.

3(p)(v)

Reflects the conversion of 500,000 shares of Pinstripes Common Stock in settlement of Pinstripes Convertible Notes to 1,176,772 shares of New Pinstripes Common Stock as consideration for the reverse recapitalization. Refer to Note 3(g)(i), Long-term debt, and Note 3(k)(ii), Pinstripes Common Stock for the corresponding pro forma adjusting entries.

3(p)(vi)

Reflects the conversion of 10,203,945 shares of Pinstripes Common Stock in settlement of Pinstripes’ Redeemable Convertible Preferred Stock to 24,015,435 shares of New Pinstripes Common Stock as consideration for the reverse recapitalization. See Note 3(i), Pinstripes’ Redeemable Convertible Preferred Stock, and Note 3(k)(iv), Pinstripes Common Stock, for the corresponding pro forma adjusting entries.

3(p)(vii)

Represents the cancellation of 18,175,831 shares of Pinstripes Common Stock, after giving effect to the conversions described in Note 3(k), Pinstripes Common Stock, and the issuance of 42,863,992 shares of New Pinstripes Common Stock as consideration for the reverse recapitalization. See Note 3(k)(vi), Pinstripes Common Stock, and Note 3(l)(iii), New Pinstripes Common Stock, for the corresponding pro forma adjusting entries.

3(p)(viii) Represents the reclassification of $42.2 million of Banyan’s Redeemable Class A Common Stock from temporary equity (mezzanine) to permanent equity of New Pinstripes under the assumed no redemptions scenario. Refer to Note 3(j)(ii), Banyan’s Redeemable Class A Common Stock, and Note 3(l)(i), New Pinstripes Common Stock, for the corresponding pro forma adjusting entries.

3(p)(ix)

Assumes that the PIPE Financing raises proceeds in an amount sufficient to satisfy the Minimum Cash Amount requirement through the issuance of 1,154,324 shares of New Pinstripes Common Stock and 5,373,380 shares of New Pinstripes Common Stock, respectively, in exchange for aggregate proceeds of $11.5 million and $53.7 million under the no redemptions and maximum redemptions scenarios (calculated based on a $10.00 per share purchase price). Each share of New Pinstripes Common Stock has a par value of $0.0001 resulting in an aggregate par value of $115 and $537, respectively, under the no redemptions and maximum redemptions scenarios. See Note 3(a)(iii), Cash and cash equivalents, and Note 3(l)(ii), New Pinstripes Common Stock, for the corresponding pro forma adjusting entries.

3(p)(x)

Reflects the $22.7 million elimination of Banyan's historical accumulated deficit as part of the reverse recapitalization, after giving effect to the $8.8 million of transaction costs expected to be incurred by Banyan related to the Business Combination. Refer to Note 3(q)(v), Accumulated deficit, for the corresponding pro forma adjusting entry.

3(p)(xi)

Reflects the accelerated vesting of certain Pinstripes options with the historical share-based compensation plan of Pinstripes in the amount of $0.1 million. These Pinstripes options fully vest upon a qualifying event, which is recognized upon the Closing of the Business Combination. Refer to Note 3(q)(i), Accumulated deficit, for the corresponding pro forma adjusting entry.

3(p)(xii)

Represents the transaction costs of approximately $4.6 million expected to be incurred by Pinstripes related to financial advisory, legal, and other professional services, in connection with the Business Combination. These costs are non-recurring in nature. Refer to Note 3(a)(iv), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(q)	Accumulated deficit — Represents the impact of the Business Combination on accumulated deficit. The table below reflects the pro forma adjustments as follows:
Description	Note	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands)
Accelerated vesting of Pinstripes options	3(q)(i)	$(144)	$(144)
Accretion of interest on Pinstripes Convertible Notes	3(q)(ii)	(31)	(31)
Accretion of payment-in-kind interest	3(q)(iii)	(709)	(709)
Recognition of Banyan’s estimated remaining transaction costs	3(q)(iv)	(8,776)	(8,776)
Reclassification of Banyan’s accumulated deficit to additional paid-in capital (elimination)	3(q)(v)	22,700	22,700
Pro Forma Adjustment - Accumulated Deficit		$13,040	$13,040
3(q)(i)

Reflects the accelerated vesting of certain Pinstripes options with the historical share-based compensation plan of Pinstripes in the amount of $0.1 million. These Pinstripes options fully vest upon a qualifying event, which is recognized upon the Closing of the Business Combination. Refer to Note 3(p)(xi), Additional paid-in capital, for the corresponding pro forma adjusting entry.

3(q)(ii)

Represents the accretion of interest payable on Pinstripes Convertible Notes during the period from April 30, 2023 through the expected Closing date. See Note 3(e)(i), Other current liabilities, for the corresponding pro forma adjusting entry.

3(q)(iii)

Reflects the accretion of payment-in-kind interest from Pinstripes’ Series I Convertible Preferred Stock’s issuance dates through the expected Closing date, payable in 28,355 shares of Pinstripes’ Series I Convertible Preferred Stock, totaling $0.7 million. Refer to Note 3(o)(ii), Pinstripes’ Series I Convertible Preferred Stock, and Note 3(p)(ii), Additional paid-in capital, for the corresponding pro forma adjusting entries.

3(q)(iv)

Represents the adjustment for the transaction costs expected to be incurred by Banyan in connection with the Business Combination in the amount of $8.8 million. The costs relate to financial advisory, legal, and other professional services incurred in connection with the Business Combination and are non-recurring in nature. These costs are not reflected in the unaudited pro forma condensed combined statement of operations as they represent costs expected to be incurred and recognized by Banyan, not Pinstripes/the acquirer for financial reporting purposes. See Note 3(a)(iv), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(q)(v)

Reflects the $22.7 million elimination of Banyan’s historical accumulated deficit as part of the reverse recapitalization, after giving effect to the $8.8 million of transaction costs expected to be incurred by Banyan related to the Business Combination. Refer to Note 3(p)(x), Additional paid-in capital, for the corresponding pro forma adjusting entry.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations for the fiscal year-ended April 30, 2023:

4(a)

Recognition of share-based payment expense – Reflects the accelerated vesting of certain Pinstripes options with the historical share-based compensation plan of Pinstripes in the amount of $0.1 million. These Pinstripes options fully vest upon a qualifying event, which is recognized upon the Closing of the Business Combination. This share-based payment expense is a nonrecurring item.

4(b)

Elimination of interest income - Represents the elimination of $7.4 million of Banyan’s historical interest income earned on the funds held in the Trust Account, which will be dissolved and liquidated upon the Closing of the Business Combination.

4(c)

Elimination of interest expense - Reflects the elimination of $0.4 million of historical interest expense incurred on Pinstripes Convertible Notes, which will be converted to shares of New Pinstripes Common Stock at the Closing of the Business Combination.

4(d)

Elimination of the unrealized loss on funds held in the Trust Account - Represents the elimination of $0.1 million of the unrealized loss on funds held in the Trust Account, which will be dissolved and liquidated upon the Closing of the Business Combination.

Note 5 – Pro Forma Net Loss Per Share

Represents the pro forma net loss per share calculated using the weighted average shares outstanding that would result from the Business Combination, assuming the shares were outstanding since April 25, 2022. As the Business Combination is reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination had been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information for the fiscal year-ended April 30, 2023 has been presented under the no redemptions and maximum redemptions scenarios. The following presents the calculation of basic and diluted weighted average shares outstanding for the fiscal year-ended April 30, 2023:

Description	Assuming No Redemptions	Assuming Maximum Redemptions
(Amounts in thousands, except for share and per share amounts)
Pro Forma Basic and Diluted Net Loss per Share – Basic and Diluted
Pro forma net loss attributable to stockholders	$(15,033)	$(15,033)
Weighted average shares outstanding – basic and diluted	51,949,647	52,170,016
Pro Forma Net Loss Per Share - Basic and Diluted	$(0.29)	$(0.29)

Pro Forma Weighted Average Shares Outstanding – Basic and Diluted
Pinstripes Stockholders(1)	40,666,485	40,666,485
Banyan Public Stockholders(2)	5,017,437	1,018,750
Series I Investors(3)	2,715,150	2,715,150
Sponsor Holders(4)	2,396,251	2,396,251
PIPE Investors(5)	1,154,324	5,373,380
Pro Forma Weighted Average Shares Outstanding – Basic and Diluted	51,949,647	52,170,016
(1)

Represents the exchange of all issued and outstanding Pinstripes Common Stock, after taking into effect any conversions or exercises, including the conversion of Pinstripes Convertible Notes, the conversion of Pinstripes Warrants, and the conversion of Pinstripes’ Redeemable Convertible Preferred Stock (excluding the Pinstripes’ Series I Convertible Preferred Stock), into 40,666,485 shares of New Pinstripes Common Stock based on the Exchange Ratio of approximately 2.35 shares of New Pinstripes Common Stock for each share of Pinstripes Common Stock upon the Closing of the Business Combination.

(2)

The number of shares held by the Banyan Public Stockholders gives effect to (i) the no redemptions scenario that assumes no Banyan Public Stockholders exercise redemption rights with respect to the outstanding 3,998,687 shares of Banyan’s Redeemable Class A Common Stock, (ii) the maximum redemptions scenario that assumes Banyan Public Stockholders exercise their redemption rights for all of the outstanding 3,998,687 shares of Banyan's Redeemable Class A Common Stock, and (iii) the transfer of 1,018,750 shares from the Sponsor Holders to Banyan Public Stockholders pursuant to certain non-redemption agreements entered into by the Sponsor Holders.

(3)

The number of shares held by the Series I Investors is comprised of (i) 2,216,620 shares issued for the conversion of Pinstripes Series I Convertible Preferred Stock upon the Closing of the Business Combination, (ii) 70,887 shares issued for the settlement of the payment-in-kind interest payable on Pinstripes' Convertible Preferred Stock, and (iii) 517,643 shares transferred from the Sponsor Holders to the Series I Investors.

(4)

The number of shares held by the Sponsor Holders is determined by (i) giving effect to the conversion of the 2,000,000 shares and 5,245,000 shares issued and outstanding Banyan Class A Common Stock and Banyan Class B Common Stock, respectively, held by the Sponsor Holders to 7,245,000 shares of New Pinstripes Common Stock upon Closing of the Business Combination, (ii) reducing the number of shares held by the Sponsor Holders to give effect to the transfer of 1,018,750 shares from the Sponsor Holders to Banyan Public Stockholders, and (iii) reducing the number of shares held by the Sponsor Holders to give effect to the transfer of 517,643 shares from the Sponsor Holders to the Series I Investors.

(5)

The number of shares held by the PIPE Investors assumes that the PIPE Financing raises proceeds in an amount sufficient to satisfy the Minimum Cash Amount requirement through the issuance of 1,154,324 shares of New Pinstripes Common Stock and 5,373,380 shares of New Pinstripes Common Stock, respectively, in exchange for aggregate proceeds of $11.5 million and $53.7 million under the no redemptions and maximum redemptions scenarios.

The potentially dilutive shares of common stock that have been excluded from the calculation of net loss per share because of the anti-dilutive effect are represented in the table below. The number of potentially dilutive shares is based on the maximum number of shares issuable upon exercise or conversion of the related securities as of the period-end. Such amounts have not been adjusted for the treasury stock method or weighted average shares outstanding calculations as would have been required if the securities were dilutive.

Description	Assuming No Redemptions	Assuming Maximum Redemptions
New Pinstripes Warrants(1)	23,985,000	23,985,000
New Pinstripes options	5,321,125	5,321,125
Unvested shares of New Pinstripes Common Stock(2)	3,312,356	3,312,356
Pro Forma Common Stock Equivalents	32,618,481	32,618,481
(1)

The number of New Pinstripes Warrants gives effect to the conversion of the 23,985,000 Banyan Warrants (comprised of 12,075,000 Banyan Public Warrants and 11,910,000 Banyan Private Placement Warrants) to the 23,985,000 New Pinstripes Warrants at the Closing of the Business Combination. Each whole warrant entitles the holder thereof to purchase one share of New Pinstripes Common Stock.

(2)	Pursuant to the provisions of the Sponsor Letter Agreement, 3,312,356 shares of New Pinstripes Common Stock held by the Sponsor Holders are subject to certain vesting conditions.

INFORMATION ABOUT BANYAN

References in this section to “we,” “our,” or “us” refer to Banyan Acquisition Corporation.

General

We are a blank check company incorporated as a Delaware corporation on March 10, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business transaction with one or more operating businesses or assets.

IPO and Private Placement

On January 24, 2022, Banyan consummated its IPO of 24,150,000 Units, including the issuance of 3,150,000 Units as a result of the IPO Underwriters’ exercise of their over-allotment option in full. Each Unit consists of one share of Banyan Class A Common Stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Banyan Class A Common Stock for $11.50 per share. The Units were sold at a price of $10.00 per unit, generating gross proceeds to Banyan of $241,500,000.

On January 24, 2022, simultaneously with the closing of the IPO, Banyan completed the private placement of an aggregate of 11,910,000 Banyan Private Placement Warrants to the Sponsor, BTIG, LLC and I-Bankers Securities, Inc., including 1,260,000 Banyan Private Placement Warrants as a result of the IPO Underwriters’ exercise of their over-allotment option in full, at a purchase price of $1.00 per Banyan Private Placement Warrant, generating gross proceeds to Banyan of $11,910,000.

In addition, the Sponsor holds an aggregate of 7,095,375 Founder Shares. All of the shares of Banyan Class B Common Stock are convertible into Banyan Class A Common Stock on a one-for-one basis subject to adjustment.

A total of $246,330,000 (which amount includes $9,660,000 of the IPO Underwriters’ deferred discount), was placed in the Trust Account. In connection with the Business Combination, Banyan and the IPO Underwriters amended the underwriting agreement so that the deferred underwriting fees were lowered to $3,622,500.

Except with respect to interest earned on the funds held in the Trust Account that may be released to Banyan to pay its taxes, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of Banyan’s initial business combination, (ii) the redemption of Banyan’s Public Shares if Banyan is unable to complete its initial business combination within the combination period, subject to applicable law, or (iii) the redemption of Banyan’s Public Shares properly submitted for redemption in connection with a stockholder vote to amend Banyan’s Existing Charter to modify the substance or timing of Banyan’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of Banyan’s Public Shares if it has not consummated an initial business combination within the combination period or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity.

Extension of Time to Complete a Business Combination

Prior to the Extension Amendment, Banyan’s Existing Charter required that Banyan consummate its initial business combination by April 24, 2023. On April 21, 2023, Banyan held the Extension Meeting to, among other things, amend its Existing Charter to provide Banyan with the option to extend the date by which it must complete an initial business combination by eight months, to December 24, 2023. The Banyan stockholders approved the Extension Amendment Proposal at the Extension Meeting and, on April 21, 2023, Banyan filed the Extension Amendment with the Secretary of State of Delaware and exercised the option to extend the time to complete a business combination by eight months from April 24, 2023 to December 24, 2023. In connection with the vote to approve the Extension Amendment Proposal, the holders of 20,151,313 Banyan Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.42 per share, for an aggregate redemption amount of approximately $210,031,815. After giving effect to the Extension Amendment Redemptions there was approximately $41,677,260 in the Trust Account.

Effecting a Business Combination

Fair Market Value of Target Business

Pursuant to NYSE listing rules, the target business or businesses that Banyan acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Banyan’s initial business combination. The fair market value of the target or targets will be determined by the Banyan Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our stockholders will be relying on the business judgment of the Banyan Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the section entitled “Proposal No. 1—The Business Combination Proposal—Satisfaction of 80% Test,” the Banyan Board determined that this test was met in connection with the Business Combination.

Stockholder Approval of the Business Combination

Banyan is seeking stockholder approval of the Business Combination at the Special Meeting to which this joint proxy statement/consent solicitation statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this joint proxy statement/consent solicitation statement/prospectus. Such redemption rights will be effected under the Existing Charter and the DGCL. The Sponsor Holders and its directors and officers have agreed in a letter agreement with Banyan (i) to vote (A) the Converted Banyan Class A Common Stock and the Banyan Class B Common Stock and (B) any other Banyan Common Stock owned by the Sponsor Holders or Banyan’s directors and officers, in favor of the Business Combination; and (ii) to not redeem any Public Shares in connection with a stockholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Existing Charter relating to stockholders’ rights or pre-business combination activity. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not receive such payments and their shares will not be redeemed.

Banyan will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if Banyan has net tangible assets of at least $5,000,001 upon the completion of the Business Combination, after giving effect to payments to Public Stockholders who exercise their redemption rights. Banyan chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act of 1933, as amended.

The Sponsor Holders and Banyan’s officers and directors at the time of the IPO entered into a letter agreement to vote all Banyan Common Stock held by them in favor of the Business Combination Proposal. As of the date hereof, our Sponsor Holders own approximately 64.4% of the total outstanding shares of Banyan Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Banyan or our securities, the Sponsor, Insiders and Pinstripes and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Banyan Common Stock. In such transactions, the purchase price for a share of Banyan Class A Common Stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the shares of Banyan Class A Common Stock that they acquire in such transactions. However, any share of Banyan Class A Common Stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal. For example, the Sponsor entered into Non-Redemption Agreements in connection with the Extension Meeting, pursuant to which the Sponsor agreed to transfer 1,018,750 shares of Banyan Class B Common Stock to certain investors in Banyan in exchange for such investors agreeing not to redeem their Banyan Class A Common Stock in connection with the Extension Meeting.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination which may not otherwise have been possible.

As of the date of this joint proxy statement/consent solicitation statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Banyan will file with the SEC a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include: (i) the amount of shares of Banyan Class A Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Banyan Class A Common Stock for which Banyan has received redemption requests.

Redemption of Public Shares and Liquidation if No Business Combination

Our Sponsor, directors and officers have agreed that we will initially have only 23 months from the closing of the IPO to complete our initial business combination (unless extended). If we have not completed our initial business combination within such period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable thereon), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the prescribed time period.

Our Existing Charter provides that only Public Shares and not any Founder Shares are entitled to redemption rights. Furthermore, our Sponsor Holders and Insiders have entered into the Letter Agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time period. However, if our Sponsor Holders or Insiders acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the allotted time frame to complete our initial business combination.

Banyan’s Sponsor Holders and the Insiders have agreed, pursuant to the Letter Agreement, that they will not propose any amendment to the Existing Charter (A) to modify the substance or timing of Banyan’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if Banyan does not complete an initial business combination within 23 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless Public Stockholders are provided with the opportunity to redeem their shares of Banyan Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares. However, Banyan will only redeem our Public Shares so long as (after such redemption) Banyan’s net tangible assets will be at least $5,000,001.

Banyan expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $358,560 of proceeds held outside the Trust Account as of June 30, 2023, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Banyan’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Banyan may request the Trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If all of the net proceeds of the IPO and the sale of the Banyan Private Placement Warrants are expended, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.20. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of Public Stockholders. See “Risk Factors—Risks Related to Banyan and the Business Combination—If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Banyan Board may be viewed as having breached their fiduciary duties, thereby exposing the members of the Banyan Board and us to claims seeking damages, including potential punitive damages.” The actual per-share redemption amount received by Public Stockholders may be substantially less than $10.20. Under Section 281(b) of the DGCL, Banyan’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Banyan can make any distribution of remaining assets to stockholders. While Banyan intends to pay such amounts, if any, we cannot assure you that Banyan will have funds sufficient to pay or provide for all creditors’ claims.

Although Banyan will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, there is no guarantee such agreements will be executed or even if such agreements are executed that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternatives. Examples of possible instances where Banyan may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. The IPO Underwriters and the independent registered public accounting firm will not execute agreements waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements will not seek recourse against the Trust Account for any reason.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction or business combination agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, then our sponsor will not be responsible to the extent of any liability for such third-party claims. We believe that the Sponsor’s only assets are securities of Banyan and, therefore, we believe it is unlikely that the Sponsor would be able to satisfy those obligations. We have not asked the Sponsor to reserve for such indemnification obligations, and therefore, no funds are currently set aside to cover any such obligations. None of the officers or directors of Banyan will indemnify Banyan for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.20 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Banyan’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Banyan currently expects that the independent directors would take legal action on Banyan’s behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors, the actual value of the per-share redemption price may be substantially less than $10.20 per share. See “Risk Factors—Risks Related to the Redemption—If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.20 per share” and other risk factors described above.

Banyan will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. As of June 30, 2023, we had access to up to $358,560 of operating cash with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). If after liquidation it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Public Stockholders upon the redemption of Public Shares in the event an initial business combination is not consummated within the required time period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to Public Stockholders upon the redemption of Public Shares in the event an initial business combination is not consummated within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If an initial business combination is not consummated within 23 months from the closing of the IPO, Banyan will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable thereon and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Banyan’s intention to redeem Public Shares as soon as reasonably possible following our 23rd month and, therefore, Banyan does not intend to comply with those procedures. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of stockholders may extend well beyond the third anniversary of such date.

Because Banyan will not be complying with Section 280, Section 281(b) of the DGCL requires Banyan to adopt a plan, based on facts known to it at such time that will provide for payment of all existing and pending claims or claims that may be potentially brought against Banyan within the subsequent 10 years. However, because Banyan is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors (e.g. lawyers and investment bankers) or prospective target businesses. As described above, pursuant to the obligation contained in the underwriting agreement, Banyan will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

As a result of this obligation, the claims that could be made are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Furthermore, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If Banyan files a bankruptcy petition or an involuntary bankruptcy petition is filed against Banyan that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you that we will be able to return $10.20 per share to our Public Stockholders. Additionally, if a bankruptcy petition is filed by Banyan or an involuntary bankruptcy petition is filed against Banyan that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer,” “fraudulent conveyance” or a “voidable transfer.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, Banyan’s board of directors may be viewed as having breached its fiduciary duty to creditors and/or may have acted in bad faith, thereby exposing itself and Banyan to claims seeking damages, including punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against Banyan for these reasons. See “Risk Factors—Risks Related to Banyan and the Business Combination—If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Banyan Board may be viewed as having breached their fiduciary duties, thereby exposing the members of the Banyan Board and us to claims seeking damages, including potential punitive damages.”

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those shares of Banyan Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Charter to modify the substance or timing of the obligation to allow redemptions in connection with Banyan’s initial business combination or to redeem 100% of the Public Shares if an initial business combination is not completed within 23 months from the closing of the IPO or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity; or (iii)  the redemption of our Public Shares if we have not completed an initial business combination within 23 months from the closing of the IPO, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants.

Employees

Banyan currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Banyan’s matters but they devote as much of their time as they deem necessary and intend to continue doing so until an initial business combination has been consummated. The amount of time they devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process. Banyan does not intend to have any full-time employees prior to the consummation of the initial business combination.

Facilities

We currently utilize office space at 400 Skokie Blvd, Suite 820, Northbrook, Illinois 60062. The cost for this space is included in the $10,000 per-month fee an affiliate of our Sponsor charges us for office space, operational support and secretarial and administrative services. During the year ended December 31, 2022, the Sponsor permanently waived its right to receive such fees from the Company. The Sponsor expects to continue to permanently waive its rights to receive such fees in future periods. We consider our current office space adequate for our current operations.

Legal Proceedings

There are no legal proceedings pending against Banyan.

Periodic Reporting and Audited Financial Statements

Banyan has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission.

Directors and Executive Officers

Banyan’s current directors and officers are as follows:

Name	Age	Position
Jerry Hyman	68	Chairman
Keith Jaffee	63	Chief Executive Officer and Director
George Courtot	68	Chief Financial Officer
Bruce Lubin	69	Director
Otis Carter	45	Director
Peter Cameron	76	Director

Jerry Hyman has served as our Chairman since our inception in March 2021. Mr. Hyman is a foodservice industry veteran who serves as Vice Chairman of TriMark USA and previously served as Chairman of TriMark USA from 2020 to June 2022 and as Chief Executive Officer of TriMark USA from 2003 to January 2020. Mr. Hyman joined the business that became TriMark USA in 1981. In addition, from 2008 until January 2020, Mr. Hyman served as President and member of the board of directors of NexGen Procurement Corp., a unique industry buying group. My Hyman is also a Director of Delorios Foods.

We believe Mr. Hyman’s experience as a foodservice industry executive, including 17 years as Chief Executive Officer of TriMark USA, make him qualified to serve on our board of directors.

Keith Jaffee has served as our Chief Executive Officer and a director since our inception in March 2021. Mr. Jaffee has served as Chairman of Middleton Partners since 2010. From 2001 to 2009, Mr. Jaffee was Chairman and Chief Executive Officer of Focus Products, a collection of brands and businesses in the housewares, foodservice, and hospitality industry. Prior to that, Mr. Jaffee was President of the Storage Products Group at Leggett & Platt from 1997 to 2001 and President of the Leggett & Platt Store Fixture Group from 1997 to 2001. Previously, Mr. Jaffee was President of NAFEM (North American Food Equipment Manufacturers).

We believe Mr. Jaffee’s experience buying and building companies in the commercial foodservice equipment and consumer products sectors make him qualified to serve on our board of directors.

George Courtot has served as our Chief Financial Officer since March 2021. Mr. Courtot served as Chief Financial Officer of TriMark USA from 1998 to December 2018 and as Business Liaison — Information Technology at TriMark USA from January 2019 to July 2019. Prior to TriMark USA, Mr. Courtot spent 16 years at V.P. Winter Distributing Company where he most recently held the position of Division President.

Bruce Lubin has served as a member of our board of directors since January 2022. From January 2020 through December 2021, Mr. Lubin has served as the Vice Chairman of CIBC Bank USA and prior to that was President, Commercial Banking from September 2017 to January 2020. From 2007 to 2017, Mr. Lubin was President of Commercial Banking at Private Bank, which was acquired by CIBC. Prior to that, Mr. Lubin held several leadership roles at LaSalle National Bank, from 1989 to 2007. Mr. Lubin also serves as a board member of the Governing Committee of AJC and board member of the Civic Consulting Alliance. Mr. Lubin received his BA and MBA degrees in Finance and Marketing from the University of Connecticut School of Business.

We believe Mr. Lubin’s experience in commercial banking, and track record pursuing both growth and M&A strategies for several banks, make him qualified to serve on our board of directors.

Otis Carter has served as a member of our board of directors since January 2022. Mr. Carter currently serves as General Counsel of a venture capital-backed financial technology company that provides treasury and expense management platform for companies. Prior to that, Mr. Carter served as General Counsel of two private equity-backed companies: CMS/Nextech, the country’s largest independent self-performing HVAC-R service provider, and TriMark USA, a provider of food service supplies, restaurant equipment, restaurant supplies and design services. Before joining TriMark USA, Mr. Carter was a private equity attorney with Kirkland & Ellis LLP and Ropes & Gray LLP, representing private equity sponsors, alternative asset managers and their portfolio companies on mergers, acquisitions and financing transactions. Mr. Carter received his Bachelor of Arts degree in Economics and Finance from Illinois Wesleyan University, his Master of Business Administration in Finance and Management from the Wharton School, and his JD from Washington University in St. Louis.

We believe Mr. Carter’s experience serving as an executive of businesses in the foodservice industry and as an M&A and financing attorney make him qualified to serve on our board of directors.

Peter Cameron has served as a member of our board of directors since January 2022. Mr. Cameron is the Co-Owner of Farberware Licensing and Chairman and CEO of Acuity Management Inc. Acuity is an investment management company that owns and operates several commercial real estate and manufacturing enterprises. From 2009 to 2016, Mr. Cameron served as the CEO and later as the Co-Chairman of the Board of Directors of the Lenox Corporation, a manufacturer of tableware, giftware and collectible products. From 2005 to 2008, Mr. Cameron served as CEO of Waterford Wedgwood plc, a manufacturer of fine china and crystal products, and from 1997 to 2003 Mr. Cameron was the CEO and president of All Clad Holdings, a manufacturer of cookware products that was acquired by Waterford in 2004. From 1988 to 1995, Mr. Cameron served in various senior level management capacities within Hanson plc, including as chairman of U.S. Industries Housewares Group, and president and CEO of Farberware, Inc. Prior to that, Cameron was CEO and president of Revereware, a leading manufacturer of branded cookware sold to department store and mass merchant channels. Cameron has also held senior management positions at Polaroid Corp., Bowmar Instrumental Corporation, and Starcraft. Mr. Cameron also serves on the boards of Northeastern University, Chapel Hill, The International Housewares Charity Foundation, Acuity Management, Farberware Licensing Co., Hartmann and Lenox Corporation.

We believe Mr. Cameron’s experience in the foodservice/consumer industries and as a senior manager makes him qualified to serve on our board of directors.

Number and Terms of Office of Officers and Directors

The Banyan Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-

year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Bruce Lubin and Peter Cameron, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Otis Carter, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Jerry Hyman and Keith Jaffee, will expire at the third annual meeting of stockholders.

Our officers are appointed by the Banyan Board and serve at the discretion of the Banyan Board, rather than for specific terms of office. The Banyan Board is authorized to appoint officers as it deems appropriate pursuant to our bylaws. Our organizational documents provide that our officers may consist of a Chairman, Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the Banyan Board.

Director Independence

NYSE listing standards require that a majority of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that Bruce Lubin, Otis Carter and Peter Cameron are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. The audit committee is entirely composed of independent directors meeting the NYSE’s additional requirements applicable to members of the audit committee. The independent directors have scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our directors or executive officers has received directly from us any cash compensation for services rendered to us. Until the earlier of consummation of our initial business combination and our liquidation, pursuant to a support services agreement we have entered into with an affiliate of our Sponsor, we pay such affiliate of our Sponsor a total of $10,000 per month for office, support and administrative services. During the year ended December 31, 2022, the Sponsor permanently waived its right to receive such fees from us. In addition, our Sponsor, directors and officers, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or our or any of their respective affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our Initial Business Combination will be determined by a compensation committee constituted solely by independent directors.

We are not a party to any agreements with our officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our Initial Business Combination should be a determining factor in our decision to proceed with any potential business combination.

Since our formation, we have not granted any stock operations or stock appreciation rights or any other awards under long-term incentive plans to any of our executive officers or directors.

Committees of the Board of Directors

The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and will have the composition and responsibilities described below.

Audit Committee

Effective January 19, 2022 we established an audit committee of the board of directors. The members of our audit committee are Bruce Lubin, Otis Carter and Peter Cameron. Bruce Lubin chairs the audit committee. All members of our audit committee are independent of and unaffiliated with our Sponsor and our IPO Underwriters.

Each member of the audit committee is financially literate, and our board of directors has determined that Bruce Lubin qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;
●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Banyan”;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Effective January 19, 2022, we established a compensation committee of the board of directors. The members of our compensation committee are Bruce Lubin and Otis Carter. Otis Carter serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and approving the compensation of all of our other executive officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

Effective January 19, 2022, we established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance committee are Bruce Lubin and Otis Carter. Otis Carter serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for election at the annual stockholder meeting or to fill vacancies on the board of directors;
●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines and other corporate governance related policies;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

Director Nominations

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our stockholders. Prior to our initial business combination, our Public Stockholders will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of Banyan’s officers currently serve, and in the past year has not served, as a member of the compensation committee of any entity that has one or more officers serving on the Banyan Board.

Code of Ethics

Effective January 19, 2022, we adopted a code of ethics and business conduct (our “Code of Ethics”) applicable to our directors, officers and employees. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov and on our website at https://www.banyanacquisition.com/corporate-governance/governance-documents. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K or on our website, if any.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BANYAN

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this joint proxy statement/consent solicitation statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this joint proxy statement/consent solicitation statement/prospectus.

References in this section to “we,” “our” or “us” refer to Banyan Acquisition Corporation. References to our “management” or our “management team” refer to our officers and directors.

Overview

We are a blank check company incorporated as a Delaware corporation on March 10, 2021, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

At June 30, 2023 we had $358,560 in cash and a working capital deficit of $5,024,457. Further, we expect to continue to incur significant costs in the pursuit of our Business Combination.

Business Combination Agreement

On June 23, 2023, we announced that Banyan, Merger Sub and Pinstripes had entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement, it is anticipated that (a) Merger Sub shall merge with and into Pinstripes, with Pinstripes being the surviving corporation of the Merger, and as a result of which Pinstripes will become our wholly owned subsidiary. We also announced that it is currently anticipated that the Business Combination will close in the fourth quarter of 2023, following the receipt of the required approval by our stockholders and the fulfillment or waiver of other closing conditions.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger, each outstanding share of Pinstripes Common Stock (including shares of Pinstripes Common Stock resulting from the conversion of Pinstripes Preferred Stock and excluding Dissenting Shares (as defined in the Business Combination Agreement), treasury shares and Series I Convertible Preferred Stock of Pinstripes will be cancelled and extinguished and converted into the right to receive the number of shares of common stock, par value $0.0001 per share of the Banyan Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of Pinstripes of $429,000,000 and a price of $10 per share of Banyan Common Stock. The Series I Convertible Preferred Stock of Pinstripes will be converted into Pinstripes Common Stock immediately prior to the Closing and, at the effective time of the Merger, such resulting shares of Pinstripes Common Stock will be cancelled and extinguished and converted into the right to receive the number of shares of Banyan Common Stock determined in accordance with the Business Combination Agreement based on an exchange ratio of 2.5 shares of Banyan Common Stock for each share of Pinstripes Common Stock resulting from the conversion of the Series I Preferred Stock of Pinstripes immediately prior to the Closing.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from March 10, 2021 (inception) through June 30, 2023, were organizational activities and those related to our intent to effectuate an initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on the cash and cash equivalents held in the Trust Account. No material adverse change has occurred since the date of our audited financial statements. We expect to continue to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the three months ended June 30, 2023, we had a net loss of $6,582,267, which consisted of $3,207,927 in expenses, a $4,224,105 loss on the change in the fair value of warrant liabilities, a $91,323 unrealized loss on short-term investments held in the Trust Account and a $236,909 provision for income taxes, offset by $1,177,997 of interest income.

For the six months ended June 30, 2023, we had a net loss of $5,263,131, which consisted of $3,586,157 in expenses, a $4,676,625 loss on the change in the fair value of warrant liabilities, a $107,187 unrealized loss on short-term investments held in the Trust Account and a $799,505 provision for income taxes, offset by $3,906,343 of interest income.

For the three months ended June 30, 2022, we had net income of $1,450,175, which consisted of $254,963 in expenses, a $38,227 unrealized loss on short-term investments held in the Trust Account, and a $108,421 provision for income taxes, offset by a $1,459,707 gain on the change in the fair value of warrant liabilities and $392,079 of interest income.

For the six months ended June 30, 2022, we had net income of $10,892,813, which consisted of $1,178,478 in expenses, a $38,227 unrealized loss on short-term investments held in the Trust Account, and a $108,421 provision for income taxes, offset by a $11,760,463 gain on the change in the fair value of warrant liabilities and $457,476 of interest income.

During the year ended December 31, 2022, we had net income of $15,763,981, which consisted of $1,753,668 in expenses and a $783,546 provision for income taxes, offset by a $14,304,338 gain on the change in the fair value of warrant liabilities, a $57,498 unrealized gain on short term investments held in the Trust Account, and $3,939,359 of interest income.

For the period from March 10, 2021 (inception) through December 31, 2021, we had a net loss of $22,252, which consisted of formation costs, travel costs, and Delaware franchise tax expense.

Liquidity and Capital Resources

As of June 30, 2023, we had cash of $358,560. As of December 31, 2022, we had cash of $510,893. Until the consummation of the IPO, our only source of liquidity was an initial purchase of Banyan Common Stock by the Sponsor and loans from our Sponsor.

On January 24, 2022, we consummated our IPO of 24,150,000 Units, including the issuance of 3,150,000 Units as a result of the underwriters’ exercise of their over-allotment option in full. Each Unit sold consisted of one share of Banyan Class A Common Stock and one-half of one redeemable Banyan Public Warrant, with each whole Banyan Public Warrant entitling the holder thereof to purchase one share of Banyan Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $241,500,000. Simultaneously with the closing of our IPO, we completed the private placement of 11,910,000 Banyan Private Placement Warrants to the Sponsor, BTIG and I-Bankers, including 1,260,000 Banyan Private Placement Warrants as a result of the underwriters’ exercise of their over-allotment option in full, at a purchase price of $1.00 per Banyan Private Placement Warrant, generating total proceeds to us of $11,910,000.

Following the IPO, the full exercise of the over-allotment option, and the sale of the Banyan Private Placement Warrants, a total of $246,330,000 was placed in the Trust Account, comprised of $237,720,000 of the proceeds from the IPO (which amount includes $9,660,000 of the deferred underwriting discount payable upon consummation of our initial business combination) and $8,610,000 of the proceeds of the sale of the Banyan Private Placement Warrants.

As of June 30, 2023, we had treasury securities held in the Trust Account of $42,190,562 (including approximately $1,173,738 and $3,891,253 of interest income and $91,323 and $107,187 of unrealized loss on U.S. Treasury Bills with a maturity of 185 days or less for the three and six months ended June 30, 2023, respectively). Interest earned on the balance in the Trust Account may be used by us to pay taxes. Through June 30, 2023, we have withdrawn $1,888,546 of interest earned from the Trust Account to pay taxes.

As of December 31, 2022, we had treasury securities held in the Trust Account of $250,326,857 (including $3,939,359 of interest income and $57,498 of unrealized gain on U.S. Treasury Bills with a maturity of 185 days or less). Interest income on the balance in the Trust Account may be used by us to pay taxes. Through December 31, 2022, we had not withdrawn any interest earned from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable thereon and excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay taxes, and we expect the only taxes payable by us out of the funds in the Trust Account will be related to income and franchise taxes, which we expect the interest earned on the amount in the Trust Account will be sufficient to pay. To the extent that shares of our common stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2023, we had available to us $358,560 of cash held outside the Trust Account. As of December 31, 2022, we had available to us $510,893 of cash held outside the Trust Account. We intend to use these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure and negotiate and complete an initial business combination and to pay taxes to the extent the interest earned on the Trust Account is not sufficient to pay our taxes.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business prior to our initial business combination, other than any funds available from loans from our Sponsor, its affiliates or members of our management team. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,800,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Banyan Private Placement Warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Additionally, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we have not consummated our initial business combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.

At a reconvened special meeting of stockholders held on April 21, 2023 (the “Extension Meeting”), Banyan’s stockholders approved, and Banyan subsequently adopted, (x) an amendment to the Existing Charter which provided that (i) Banyan shall have the option to extend the period by which it must complete an initial business combination by eight months, from April 24, 2023 to December 24, 2023 and (ii) that each of the holders of shares of Banyan Class B Common Stock shall have the right at any time to convert any and all of their shares of Banyan Class B Common Stock to shares of Banyan Class A Common Stock on a one-for-one basis prior to the closing of an initial business combination, at the election of such holder and (y) an amendment to the Investment Management Trust Agreement (the “Trust Amendment”), which provided that Banyan shall have the right to extend the period by which it must complete an initial business combination by eight months, from April 24, 2023 to December 24, 2023, without having to make any payment to the Trust Account. Additionally, in connection with the Extension Meeting, Banyan and the Sponsor entered into the Non-Redemption Agreements with certain unaffiliated third parties, pursuant to which the Sponsor agreed to transfer an aggregate of 1,018,750 shares of Banyan Class B Common Stock to such third parties immediately following consummation of an initial business combination if such third parties continued to hold certain amounts of Banyan Class A Common Stock through the closing of the Extension Meeting and assuming the charter amendment and the Trust Amendment were adopted.

In connection with the stockholders’ vote at the Extension Meeting, holders of 20,151,313 shares of Banyan Class A Common Stock exercised their right to redeem their shares for cash at an approximate price of $10.42 per share, which resulted in an aggregate payment to such redeeming holders of $210,031,815. As of June 30, 2023 (and inclusive of the payment referenced in the preceding sentence), the Trust Account balance was $42,190,562.

On April 21, 2023, pursuant to the terms of the Existing Charter, the Sponsor converted 2,000,000 shares of Banyan Class B Common Stock held by it on a one-for-one basis into shares of Banyan Class A Common Stock with immediate effect. Following such conversion and taking into account the redemptions described above, there are 5,998,687 shares of Banyan Class A Common Stock issued and outstanding and 5,245,000 shares of Banyan Class B Common Stock issued and outstanding as of the date hereof.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023 and December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, operational support and secretarial and administrative services. We became contractually obligated to pay these fees on January 19, 2022, and will continue to be contractually obligated to pay these fees monthly until the earlier of the completion of the initial business combination and our liquidation. For the year ended December 31, 2022 and the three and six months ended June 30, 2023, the Sponsor permanently waived its right to receive such fees from Banyan. The Sponsor expects to continue to permanently waive its rights to receive such fees in future periods.

The IPO Underwriters are entitled to a deferred fee of $0.40 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination and certain other conditions are met. On June 22, 2023, Banyan and the IPO Underwriters entered into an agreement to reduce the deferred underwriter commission payable upon consummation of the initial business combination from $9,660,000 to $3,622,500. As such, Banyan has reduced the deferred underwriter fee payable on its condensed consolidated balance sheets to $3,622,500 as of June 30, 2023.

On June 19, 2023, we engaged William Blair as co-placement agent with BTIG in connection with the Business Combination. If the Business Combination is consummated, William Blair will be paid a success fee of $4,000,000. In the event a securities offering is consummated, we will pay the Advisors an aggregate placement fee of 5.00% of the total transaction consideration. No amounts have been accrued for as of June 30, 2023 as they are contingent on the consummation of the Business Combination and securities offering.

Critical Accounting Estimates

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board issued ASU No. 2020 06, “Debt — Debt with Conversion and Other Options (Subtopic 470 20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020 06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020 06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020 06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020 06 would have on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

INFORMATION ABOUT PINSTRIPES

Unless the context otherwise requires, any reference in this section of this joint proxy statement/consent solicitation statement/prospectus to the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes and its consolidated subsidiaries prior to the consummation of the Business Combination. Some of the information contained in this section or set forth elsewhere in this joint proxy statement/consent solicitation statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.

A Letter From Our Founder, Dale Schwartz

Well, it all started over 50 years ago in a small bowling alley in Cleveland. We always had fun bowling and eating together, and that feeling sparked a journey to recreate those nostalgic and fun connections with family and friends.

Though my career led me to the finance and pharmaceutical industries, the dream of opening a bowling alley always resonated with me. In 1989, I coined the name “Pinstripes,” and in 2007 my passion finally became a reality when we opened our flagship Pinstripes location in Northbrook, Illinois.

The Pinstripes vision was to create a novel dining and entertainment destination where guests could connect in an old-fashioned way, as I did as a child. To execute on this vision, we combine aesthetically beautiful venues, delicious Italian-American cuisine, best-in-class service, the timeless games of bowling and bocce, and banquet space for memorable private events. The winning result: extraordinary and magical celebrations for our guests.

As of today, our passionate team of PinMembers operates thirteen locations, with many more to come, and an immeasurable number of special and joyous connections yet to share.

Dale Schwartz

Founder and CEO

Our Company

Pinstripes is an experiential dining and entertainment concept combining exceptional Italian-American cuisine with bowling, bocce, and private events. We founded Pinstripes in 2007 to create the fun interactions and celebrations that people crave by uniquely combining made-from-scratch dining with the timeless games of bowling and bocce. Every day and everywhere, our passionate and dedicated Pinstripes team is committed to creating extraordinary, magical connections – from the first strike, to the first bite, to the first kiss, to the first laugh – that bring out the best in everyone. Our large-format community venues offer a winning combination of sophisticated fun for the consumer longing for human connectedness across generations, and we deliver a broad range of experiences, from a 300-person wedding in one of our many event spaces, to an intimate date night for two in one of our dining rooms, to a birthday party on our bowling lanes or bocce courts. This ability to offer curated and engaging experiences across a broad range of occasions enables us to generate revenue from numerous sources, including:

●	Dining: Made-from-scratch dining features lunch, dinner and weekend brunch menus, beer and wine dinner pairings featuring wineries and local craft breweries, and exceptional service that supports Pinstripes’ top-tier food and beverage offerings.
●	Bowling and Bocce: Pinstripes combines the casual elegance of a local bistro serving Italian-American cuisine with the entertainment and excitement of bowling and bocce, providing the perfect venue for competitive socializing with family, friends and co-workers.
●	Private Events and Off-Site Events Catering: Dynamic ballrooms and private event spaces provide a wide range of options for our event team members to tailor extraordinarily unique gatherings of 20 to 2,000 people for social events (i.e., weddings, birthdays, bar-mitzvahs, anniversaries) and corporate events (i.e., team-building, board meetings, recruiting and holiday parties). In addition, we provide off-site catering (typically breakfast and lunch) to surrounding businesses and off-site weddings and other celebrations.

We opened our first Pinstripes location in 2007 in Northbrook, Illinois. Sixteen years later, Pinstripes has become a leading experiential dining and entertainment concept in the country. As of September 5, 2023, we owned and operated 13 restaurants in eight states and Washington D.C., and employed approximately 1,500 team members. When combined with and our robust pipeline of additional locations, we are positioned for significant future growth.

We design and construct large-format locations that are each 26,000 to 38,000 square feet of interior space, plus additional outdoor patio space that includes outdoor dining, bocce courts, fire-pits and decorative fountains. Each location can host over 900 guests at a time, with dining capacity for approximately 300, bar capacity of 75, 11 to 20 bowling lanes, 6 to 12 indoor/outdoor bocce courts and multiple private event spaces that can accommodate groups of 20 to 1,000 people. We generated an average of $8.6 million of revenue per location in our fiscal year ended April 30, 2023 (fiscal 2023), commonly referred to as average unit volumes, or AUV, demonstrating the scale of our operating model and ability to tailor our space in bespoke ways.

The below chart illustrates the breakdowns of our revenues, based on gross sales, by offering, event type and venue type.

The Market Opportunity

Pinstripes provides a “home away from home” where guests can celebrate life while eating delicious food amongst competitive socializing. Despite the increase in virtual connectivity over the last several years, we believe people feel less physically connected than ever before and that they are seeking ways to bring back the human-to-human connections they have lost. We address this problem by offering curated experiences to create meaningful connections, and we believe that Pinstripes operates at the intersection of three dynamic markets with broad consumer appeal: full-service restaurants, out-of-home entertainment and events. According to the Full-Service Restaurants: Global Strategic Business Report, the U.S. full-service restaurant market is estimated to be greater than $400 billion. The out-of-home entertainment market represents over $100 billion of the broader $2.6 trillion global entertainment and media market, per the PWC Report and the IAAPA Report. The events market, comprised of both corporate events and weddings, represents an estimated market of more than $160 billion, according to the AMR Report and the IBISWorld Weddings Report. We

believe that consumers are continuing to prioritize spending on experiences, and Pinstripes is well-positioned to capitalize on this shift in consumer preferences.

Competitive Strengths

A Best-in-Class Experiential Dining and Entertainment Brand

Authentic Bistro Experience

Pinstripes delivers an elevated and distinctive culinary experience by combining high-quality cuisine, an inviting and exciting atmosphere and superior customer service. We offer an extensive bistro menu of Italian-American favorites, ranging from maple-glazed salmon, wood-fired pizzas, pastas and sandwiches to seasonal gelato. Our menu items are served in an upscale casual setting, complete with natural stone, wood floors and custom-made millwork throughout our venue and a visible, wood burning pizza oven. These offerings are complemented by an extensive, award-winning wine list, visible in our 800-bottle wine cellars, a rotating selection of craft beers from local breweries and a broad selection of handcrafted cocktails from our elevated bar program.

Timeless Gaming & Entertainment

Our bistro dining is complemented by our differentiated entertainment offerings of bowling and bocce, which provide a memorable experience that attracts and retains customers. Our Italian-American cuisine offering reflects the respective origins of bocce and bowling, reinforcing the synergy of Italian and American cultures reflected in our concept. Guests are encouraged to indulge in our delicious cuisine and signature cocktails while playing bocce and bowling with their friends, family and coworkers, further strengthening the cultural fusion of our unique bistro and gaming offerings. Our commitment to providing a sophisticated atmosphere for bowlers and bocce players of all skill levels is proven by our meticulously maintained bowling lanes and bocce courts, all with décor that includes carefully selected artwork from local artists, culminating in a truly unforgettable experience for our guests. Our gaming business is highly accretive to our profitability, with 100% gross margin each of fiscal 2023, fiscal 2022 and fiscal 2021.

A Perfect Venue for Any Occasion

Pinstripes is a dining and entertainment venue of choice to host corporate and social private events of all sizes. Each of our 13 locations generally hosts over 1,000 private events per year and can typically accommodate up to 12 simultaneous events. Not only do private events make up a significant portion of our business, but they also serve as a seamless introduction to our unique concept for new customers. The memorable experiences created for new guests through private events naturally translates to returning business to dine and play. Additionally, private events allow for greater revenue visibility through pre-bookings and increase our ability to forecast future sales. Each Pinstripes locations has a dedicated event sales team supporting private events.

Distinctive Offering and Broad Appeal

Pinstripes provides a differentiated offering to consumers by leveraging the seamless integration between our bistro and gaming offerings to deliver one-of-a-kind experiences for our guests. We believe Pinstripes provides an unmatched combination of best-in-class dining and experiential entertainment. While there are restaurant brands that focus exclusively on dining, and there are experiential lifestyle and entertainment brands that predominantly focus on entertainment, we believe Pinstripes provides the best of both worlds: scratch-made, chef-driven cuisine with timeless entertainment in an inviting and exciting atmosphere. This unique value proposition attracts a broad range of consumers.

A BEST-IN-CLASS EXPERIENTIAL DINING AND ENTERTAINMENT BRAND

Restaurants

Experiential Lifestyle and Entertainment Brands

CAVA
DARDEN
KURA
Portillo's
HOT DOGS · BEEF · BURGERS · SALADS
SHAKE SHACK
TEXAS
PINSTRIPES
BISTRO BOWLING BOCCE
Bowlero
LIFE TIME
Six Flags
SOHO HOUSE & CO Inc.
TOPGOLF
VAIL RESORTS

A DISTINCTIVE OFFERING

Offering	Scratch-Made, Chef-Driven Cuisine	✓
	Bowling & Bocce	✓
	Elevated Bar Program	✓
	Authentic Italian-American Experience	✓
	Seasonal Offerings	✓
	Superior Service	✓
Experience	Inviting & Exciting Atmosphere	✓
	Timeless Entertainment	✓
	Destination for All Occasions	✓
	Community Gathering Place	✓
	Family Friendly	✓

Unique Model Drives Attractive Venue-Level Economics

We have developed a disciplined new venue growth strategy in both new and existing markets. We intend to target for each new location an average of more than $9 million in net sales and approximately 17%+ Venue-Level Contribution Margin by the second year post-opening, Gross Buildout Cost of approximately $8 million and Net Buildout Cost of less than $3 million, resulting in at least 40% Cash-on-Cash Returns and a Payback Period of approximately two years. We employ a sophisticated, data-based site selection strategy that is highly collaborative with our real estate development partners and focuses on markets with high income and education levels, population density and strong co-tenants. We expect to benefit from a powerful density effect as we continue to open new venues in existing markets, which increases market awareness and generates staffing synergies.

Proven Portability Across Markets

Pinstripes has resonated with consumers across the country. In the sixteen years since the opening of the flagship Northbrook location, Pinstripes has successfully opened twelve additional locations in attractive markets throughout California, Connecticut, District of Columbia, Illinois, Kansas, Maryland, Ohio, and Texas. The brand’s distinctive concept has been well received in each community, as every iconic location features striking interior and exterior designs that are tailored to the local community and the specifics of the development project. As a result, our locations quickly become an integral part of the local community.

Uniquely Attractive Anchor Tenant for Real Estate Developers

We have strategic partnerships with several pre-eminent real estate developers such as Brookfield, Westfield, Macerich, Simon Property Group, HBC US Holdings and O’Connor/LaSalle, which own high quality real estate assets both in the U.S. and abroad, and we intend to source a significant number of our future locations from these partners and others. Recent changes in the retail landscape created a larger void in the mall space and has opened a door for Pinstripes to fill that void at the most prestigious and best trafficked Class A Malls across the country. To date, these and other developers have made a combined minority investment in Pinstripes of $40 million and have further provided us with more than $100 million in non-dilutive tenant improvement funding for our nineteen current and under construction locations. These partnerships and the corresponding financial commitment demonstrate the confidence our real estate developer partners have in the longevity and growth prospects of our brand.

Due to the broad appeal of our brand, the diversity and quality of our guest base and the consistently reliable traffic to our venues, we believe our concept is a preferred tenant for real estate developers. Retail developers and landlords have shifted toward experiential concepts to drive traffic. Pinstripes’ unique dining and entertainment concept is appealing to consumers both young and old looking for sophisticated fun, and landlords and developers in the U.S. welcome Pinstripes as a key anchor complementary to other high-quality retail brands. Our locations average 800,000 guest visits per year, benefiting our co-tenants, and our consumer research shows that Pinstripes appeals to an affluent and educated customer base comprised of a balanced mix of male and female adults and families, across ages ranging from four to 85 years old.

Our locations average 30,000 square feet of interior space, are customarily two levels and include an additional 3,000 to 25,000 square feet of outdoor patio space for bocce, fire-pits and dining. Moreover, we have flexibility to build a new, ground-up space or retrofit an existing space to our concept.

Founder-Led, Experienced Team Instilling a Winning Culture

Our experienced and passionate senior management team is led by our Founder and CEO, Dale Schwartz, who has over 40 years of industry experience. Dale is supported by an impressive senior leadership team with highly relevant experience, including Chris Soukup (Chief Operations Officer), Lida Ahn (Chief People Officer), Cesar Gutierrez (Chief Culinary Officer) and Anthony Querciagrossa (Chief Financial Officer). Our senior leadership team contributes powerful industry knowledge and expertise from years of industry experience at leading restaurant and entertainment companies such as Hillstone Restaurant Group, The Cheesecake Factory, J. Alexander’s, Maggiano’s and Lettuce Entertain You Restaurants. Under their leadership, Pinstripes has grown into a leading experiential dining and entertainment brand. The senior leadership team is supported by an experienced, independent board of directors, consisting of industry veterans.

There are approximately 1,500 Pinstripes team members supporting the business as of September 5, 2023. We have developed a powerful culture that serves as a strong foundation for shared success. We have successfully recruited and retained highly skilled individuals across all functions of our business. Our talent pipeline is further augmented by our college recruitment program, which has produced numerous general managers across the organization. The significant investments we’ve made in our team have resulted in multiple layers of organizational leaders, providing us with the ability to scale our business with minimal disruptions to operations. Every team member completes a rigorous training process preparing them to provide best-in-class service to our customers. Our comprehensive approach to talent acquisition and development has resulted in a median executive team tenure of 11 years and strong retention rates of corporate and local team members.

Growth Strategies

We intend to expand our business by executing the following growth strategies:

Open New Venues

Since our first location opened in 2007, we have successfully demonstrated our ability to expand into attractive markets through the opening of new venues, introducing our highly unique concept to millions of new customers across eight states. Our ability to effectively identify and develop new markets is supported by our robust site selection process that focuses on markets with high income and education levels, population density and strong co-tenants. As a uniquely attractive anchor tenant, we partner with the leading real estate developers in the industry.

We plan to open six new Pinstripes locations during the remainder of fiscal 2024, increasing our footprint to 19 locations across the country. The next six locations are being developed in Topanga, CA, Aventura, FL, Coral Gables, FL, Paramus, NJ, Walnut Creek, CA, and Orlando, FL. These venues are located in highly attractive markets with high foot traffic and strong consumer demographics.

We have an exciting domestic whitespace opportunity of approximately 150 total venues across the United States, with the opportunity to expand internationally as well. We’re exploring the opportunity to expand across three types of locations: retail, iconic and hotel / resorts.

●	Retail Locations: Premium lifestyle centers and developments across the country with high median income and educations levels, employee density, and strong co-tenants.
●	Iconic Locations: Unique and signature real estate locations surrounded by high foot-traffic areas and population density. We place a strong emphasis on suburban areas with attractive real estate terms and proximity to both offices and residents.
●	Hotel / Resort Locations: Hotels and resorts represent attractive expansion opportunities given their substantial convention and private event synergies. We believe that Pinstripes also serves as an attractive amenity to guests, increasing resort occupancy and room rates for hotels and resorts.

Drive Continued Same Store Sales Growth

We have a diversified strategy in place to grow comparable same store sales, including:

Culinary Innovation to Drive Bistro Sales

Pinstripes has a differentiated bistro offering that resonates with consumers. Our dishes and drinks are fun, delicious, made from scratch, and authentic Italian-American. In addition to our current menu of customer favorites, we introduce seasonal chef specials and cocktail surprise and delights that are tailored to each location to add freshness and newness to the menu. We also plan on re-introducing our five-course wine, beer, scotch and tequila dinners to provide an even more comprehensive package of product offerings.

Gaming Innovation to Drive Open Play Sales

We provide our customers with a unique gaming experience, which helps drive traffic to our locations. We plan to continue innovating our gaming offerings to further drive open play sales. We plan to upgrade the décor and design elements in our bowling and bocce areas to augment the experiential excitement. Bowling lanes and bocce courts will also benefit from technological innovation, such as the introduction of projection mapping technology as a visual overlay of the playing areas.

Expand our Social & Corporate Private Events Business

Our private events business is a significant revenue driver. A broad range of customers have their private events at Pinstripes locations, where we deliver a great event experience and support future open play sales by introducing new customers to the brand. We plan to introduce additional teambuilding packages (i.e., cooking classes, wine tastings, etc.) to further expand the menu of private events options. We have also made investments in our private event sales team, enabling the team to continue executing at a high level while also focusing on tourism, convention, and national account markets.

Enhance the Experiential Offerings and Deliver Exceptional Service

Pinstripes consistently delivers an incredible experience with exceptional service, which helps support repeat customers. We are constantly refining our service offerings and customer engagement to optimize the customer experience. We plan to introduce a loyalty program and bowling and bocce gamification, whereby users can play bowling and bocce on a mobile device, to drive the cross-utilization of events and open play, we will continue to refresh the appearances of older locations and we plan to re-introduce bowling and bocce tournaments, limoncello-making contests, and offer more live music.

Increase Brand Awareness

We’ve implemented several corporate and local marketing strategies that we believe will serve as a valuable foundation to increase brand awareness and drive traffic to our one-of-a kind locations across the country. Our corporate marketing initiatives consist of robust monthly marketing strategies highlighting unique offerings such as holiday brunches, bottomless bowling and bocce, location anniversary events and more. We have also made significant improvements to drive digital connectivity with our customers through the redesign of our website, enhancing the user experience and the use of call-to-action elements to engage our customer base. The success of our marketing campaigns is enabled by our comprehensive customer relationship management tool and customer database of approximately 350,000 email addresses to effectively segment our audience and increase engagement. Additionally, we look forward to engaging our loyal customer base by growing our presence on social media platforms such as Instagram, Facebook, LinkedIn, TikTok and X (f/k/a Twitter).

Our local marketing strategies allow us to personalize the customer experience from initial discovery through experiencing our unique dining and entertainment offering firsthand. In each of the nine markets where we are located, we’ve created strong partnerships with developers, influencers, local breweries and more, which allow us to successfully reach consumers who are less receptive to large-scale corporate marketing campaigns. Each location is assigned a team of dedicated marketing ambassadors who increase brand awareness through market-specific channels such as local events, festivals and fairs. We also participate in strategic marketing outreach to local businesses and organizations such as schools, condominiums and corporate offices, which bring our brand front and center throughout consumers’ everyday lives.

Our diverse multichannel marketing strategy is supported by additional initiatives such as in-venue print and digital graphics, third-party advertising, traditional media (print and direct mail), tourism organization partnerships and more.

Expand Margins Through Continued Operational Improvements and Leveraging Our Infrastructure

As we continue to scale the business, we plan to capitalize on several key operational efficiencies expected to enhance our margin profile including:

●	Menu Optimization: We evaluate our core menu every six months and produce analytics on product mix, comparative analysis and guest reviews. Leveraging this data, we routinely optimize our menu by streamlining the item preparation process while maintaining the highest quality for our guests. Additionally, the continued momentum of new, high margin items such as bottomless mimosas, big ballers, tuna poke and more creates exciting opportunities for further margin expansion.
●	Operating Efficiencies: Our team has identified multiple opportunities across the organization to improve operational efficiency. We are actively managing costs by changing the pay structure for event sales team members, as well as periodically refining vendor pricing to optimize purchasing. We also plan to capture additional efficiencies through updating hours of operations for busier dayparts and re-evaluating how lanes are assigned to events versus open play to maximize seating.
●	Technology Initiatives: Our comprehensive technology ecosystem allows us to leverage real-time data from cloud-based platforms to provide a seamless operational user experience. We continue to look for ways to improve our technology infrastructure as seen by the recent additions of five new technology platforms since 2020: Fourth Analytics, a tool used to warehouse and analyze our data; Micros Simphony, a point of sale system; Olo, an online ordering system, Kickfin, cashless tipping software, and Restaurant 365, an accounting and inventory system. As a result of our significant investment in these tools, we are exceptionally well-equipped to capitalize on our key growth initiatives, including new venue openings, with only a modest amount of additional selling, general and administrative costs.
●	Increase Gaming Mix: Gaming is a 100% gross margin business, presenting a significant opportunity to increase our overall profitability. We plan to increase gaming revenue through the enhanced aesthetics of our bowling and bocce areas, the implementation of cutting-edge projection mapping technology to create immersive experiences and the incorporation of innovative variations of bowling such as Angry Birds and Horse to complement our traditional 10-pin bowling offering.

Our Business and Operations

Management

We believe that high-quality management is critical to our long-term success. We issue detailed operations manuals covering all aspects of operations, as well as food and beverage manuals that detail the preparation procedures for our recipes. Each of our locations is managed by that location’s general manager, head chef and event sales team, who collectively manage a total of approximately 100 PinMembers per location. At each location, we have a specialized team focused on event sales, consisting of approximately four to six team members per location, which are responsible for selling, booking, and detailing private events. Each location has approximately four front of the house managers that report to the General Manager, and approximately four sous chefs that report to the Head Chef.

Human Capital Management

Our PinMembers are the heart of our Company. We depend on our PinMembers to provide great service and maintain consistently strong operations. Our ability to attract and retain an engaged and experienced team is critical to the successful execution of our business strategies. While we continue to operate in a competitive labor environment, we believe our culture, policies, and labor practices contribute to strong relations with our PinMembers.

We have assembled a dedicated team that provides exceptional service across a broad range of experiences, providing the foundation for our further growth. This team delivers the Pinstripes experience across our nationwide footprint. We have successfully recruited talent from many well-known hospitality and retail companies, and our talent pipeline of future Pinstripes leaders is further augmented by annual recruiting visits to over twenty of the best colleges and universities across the U.S. Throughout the year, we provide substantial training opportunities with a focus on continued development, and we maintain a culture of excellence and team dedication. At the beginning of COVID-19 in the spring of 2020, we had to furlough all 1,435 of our team members for over four months; we were successful in re-hiring over 95% of our salaried team members and were successful in re-hiring many of our hourly team members, attesting to the loyalty of our team and the strength of our culture.

As of September 5, 2023, Pinstripes had approximately 1,500 employees, of whom approximately 1,113 were hourly team members, 247 were managers and 40 were corporate team members. Our culture is guided by our mission statement, which is to maintain a passionate and dedicated team culture that consistently delivers guests extraordinary dining and entertainment experiences. This mission statement is executed by our PinMembers, who are to adhere to the following six commitments:

1.	Positive Mental Attitude: PinMembers exude positive mental attitudes in their interactions with each other and guests. This is shown through their personalities, professionalism, and constant desire to create a positive environment.
2.	Hunger for Knowledge: We believe that our ability to continuously improve stems from our culture of learning. PinMembers constantly strive to gain deeper knowledge not only in food and wine, but also in the subtleties and varieties of what Pinstripes offers the guests.
3.	Teamwork: PinMembers embody the culture of teamwork and camaraderie. Our unique system requires every PinMember to trust each other and to perform at the highest level in order to accommodate every guest’s needs.
4.	Image: PinMembers uphold high standards of professionalism and integrity towards guests and coworkers in every situation
5.	Efficiency: Resources should not be wasted and PinMembers should always work to be efficient. Efficiency increases productivity.

6.	Fun: We believe each PinMember has the ability to create the Pinstripes experience with their personality in order to enhance a fun experience.

We believe we hire the best talent available and retain them by fostering an environment of respect, guided by our core commitments and mission statement. We strive to offer an atmosphere of inclusion and belonging for all. We are committed to providing equal opportunities and seek to ensure equity in hiring, development and advancement.

We invest significant resources to ensure our PinMembers receive best-in-class training in order to maximize their potential. We encourage the career advancement of our PinMembers and encourage internal promotion, with a significant percentage of our managers being formerly hourly wage employees. In addition to seeking to hire from within, we also focus on recruiting graduates from some of the top hospitality management programs across the country by offering competitive compensation and training programs.

Advertising and Marketing

We use advertising and marketing to build awareness and strengthen our brand. Our marketing efforts consist primarily of paid digital advertising (through Google Adwords, Instagram and Facebook), direct mailing, email marketing, newspaper advertising and billboards, and partnerships with social media influencers. In addition, each location has a dedicated four to six-person event sales team. Our special events programs are supported by targeted print and online media plans, as well as promotional incentives at appropriate times during the year. Our event sales team also engages in direct outreach to both potential corporate customers as well as community organizations such as schools, chambers of commerce, churches, synagogues, wedding and private party planners and wedding dress salons to increase awareness of Pinstripes as a private events venue and to generate bookings. In addition, we have online booking to provide additional convenience for our customers to be able to book events.

When planning the opening of a new location, we focus primarily on hiring an event sales team approximately four to five months prior to opening in order to pre-book events. While we initially focus primarily on private events marketing, we also engage in traditional forms of marketing such as press releases, updating our website to generate excitement about our new location, and partnering with the location’s developer to publicize the opening. We will also routinely hire a local public relations firms to further enhance our marketing efforts in connection with the opening of a new location. On opening day of a new location, we typically host a grand opening party, inviting approximately 1,500 to 2,000 people, including community leaders such as the mayor of the locality. Our advertising and marketing efforts in a new location are tailored to each specific location, with higher spending and focus on locations opening in new states or regions where we do not have other Pinstripes locations and therefore lack awareness of our brand.

We also seek to drive additional traffic to our locations through special events and promotions, such as happy hours, monthly BBQ’s, multi-course dinners with wine or beer pairings, New Year’s Eve, Halloween, Mardi Gras and Super Bowl parties, live music nights, movie nights, Santa Clause meet and greets, influencer fan meet and greets, bowling and bocce tournaments, art exhibitions and wedding showcases with wedding planners

Finally, Pinstripes leverages the power of traditional advertising through hotel programs, digital and print media, coupons and on-site events. By capitalizing on hotel programs, Pinstripes targets hotel guests seeking dining experiences outside their accommodations, offering the convenience of both culinary and gaming entertainment. Traditional advertising plays a pivotal role in our marketing campaign by driving profitability by increasing brand awareness through television, print media, digital platforms, banners, pamphlets, and websites. Additionally, Pinstripes utilizes coupons to entice customers with discounts and value-added benefits and also to boost brand recognition and market presence. Through on-site event marketing campaigns, whether by hosting networking events or partnering with external entities, Pinstripes creates immersive live experiences that enhance brand visibility, loyalty and sales. These events allow for meaningful connections with customers, prospects and partners while showcasing our establishment’s ambiance, cuisine, gaming options and services, fostering brand loyalty and increasing sales. By employing a targeted mix of advertising strategies, we can continue to drive sales and influence customer preferences.

Sourcing and Supply Chain

We believe we have established excellent long-term relationships with our key food product supplier, Sysco, and our key restaurant equipment supplier, Edward Don, which has allowed us to develop a reliable supply chain. We currently plan on continuing to rely on Sysco’s and Edward Don’s nationwide wholesale distribution networks as we execute our expansion plans and open new locations in various parts of the United States, while supplementing with certain other nationwide and local suppliers. As part of our mission to be viewed as a local player despite being a nationwide brand, we continuously curate our wine and craft beer lists, with the goal of offering choices from local wineries, breweries and distilleries at each of our locations.

Food Safety and Quality Assurance

We strive to maintain quality and consistency at our locations through careful training and supervision of personnel and adherence to standards established for food and beverage preparation, maintenance of facilities and conduct of personnel. We are also committed to food safety. We have an extensive food safety site inspection process to ensure food safety across all our locations. Our procedures are designed to mitigate the risk of contamination and food-borne illness and to ensure compliance with regulatory requirements and industry standards. In addition, we perform routine management reviews, third-party health inspections and food safety audits and are subject to random regulatory agency inspections.

Competition

Our competition can be grouped into three main categories: dining and entertainment combination businesses, private events venues and restaurants. Our competitors within the dining and entertainment combination businesses category offer a broad spectrum of entertainment options at various price points. Our competition within the private events category includes all of the above-mentioned venues, in addition to hotels and banquet facilities. Our competition within the traditional restaurant industry includes a wide variety of locally owned restaurants and national and regional chains, offering a range from fast casual to upscale dining. We also generally compete for customers’ discretionary entertainment dollars with providers of out-of-home entertainment, including movie theaters, sporting events, bowling alleys, sports activity centers, arcades and entertainment centers, night clubs and theme parks.

We believe there are several key differentiating elements of our brand that create one-of-a-kind experiences for our customers and help position us relative to the competitive landscape. These elements include our authentic, Italian-American bistro experience and award-winning wine list, timeless gaming and entertainment offerings centered around bowling and bocce, and our unique and dynamic gathering spaces designed for a multitude of events including weddings, birthdays, anniversaries, social gatherings, and corporate events.

Seasonality

We operate on a 52-week or 53-week fiscal year that ends on the last Sunday of April. In our 52-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains sixteen weeks. In our 53-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains seventeen weeks.

Our revenues are influenced by seasonal shifts in consumer spending. Typically, our average sales per location are highest during the holiday season (specifically the period from the last week of November to the second week of January) and summer, and lowest in the winter (excluding the holiday season) and the fall. This seasonality is due to increases in spending and private events during the holiday season, followed by continued increased activity as the weather improves in the spring and summer. The fall and winter are our lowest sales seasons due to the fact that the weather is typically deteriorating and children are returning to school. Additionally, holidays, changes in the economy, severe weather and similar conditions may impact sales volumes seasonally in some operating regions. Because of the historical seasonality of our business and these other factors, financial results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

Information Technology

We have implemented technology-enabled business solutions to improve financial control, cost management, guest service and employee effectiveness. Our strategy is to fully integrate systems to drive operational efficiencies and enable our teams to focus on operational excellence. All of our locations use computerized management information systems, which we believe are scalable to support our future growth plans. These systems are designed to enable functionality, improve operating efficiencies, provide us with timely access to financial and marketing data and reduce location and corporate administrative time and expense. In addition, our in-location systems are used to process customer orders, credit card payments, employee time-keeping and scheduling.

Pinstripes utilizes Sevenrooms as our online reservation system provider, offering a comprehensive solution for managing reservations across our bowling, bocce, and dining services. With Sevenrooms’ capabilities, we can efficiently handle various types of reservations, ensuring our customers have a seamless experience and booking process. We have also expanded to include online ordering for delivery or pickup; these services may be accessed through our user-friendly website or through our delivery partners, which include UberEats, Doordash, and Postmates. By leveraging technology and strategic partnerships, we aim to expand our customer base and provide a range of convenient options.

We have successfully implemented an array of new technology tools at Pinstripes. Since 2020, we have launched five new technology platforms that have helped us streamline our operations. These include Fourth Analytics, a tool used to warehouse and analyze our data; Micros Simphony, a point of sale system; Olo, an online ordering system, Kickfin, cashless tipping software, and Restaurant 365, an accounting and inventory system. Tripleseat, our event booking system, has been optimized through its integration with Salesforce to reduce manual entry and increase the efficiency of our sales process. We have used KnowledgeForce to run a “secret shopper program,” which is a program where paid guests observe and report on their experience at Pinstripes. The program has had a significant impact, with a notable increase in PinMembers’ adherence to certain procedures, from approximately 48% of those observed following the procedures in Q2 of Fiscal Year 2022 to approximately 92% in Q2 of Fiscal Year 2024. The secret shopper program has also led to valuable coaching opportunities. Additionally, the introduction of LinkedIn Navigator has helped our sales team in its outreach efforts by connecting our sales team with decision makers nationwide. To enhance PinMembers’ work-life balance, we have also launched Hotschedules to increase scheduling transparency and offer one day of remote work per week. Lastly, Google Classroom centralizes training programs and reduces the time spent onboarding. Collectively, these technology tools have increased operational efficiency across our business and reflect our dedication to innovation and excellent service delivery.

Our Properties

We do not currently own any real estate, and we lease all of our 13 restaurant locations. The leases typically provide for a base rent plus costs associated with maintenance and taxes and, in some instances, provide for the respective landlord to receive a percentage of the gross receipts above a certain threshold earned at the location governed by such lease. We believe our facilities are adequate and suitable for our current needs, and that suitable additional or alternative space will be available to accommodate our operations when needed. Our corporate offices are located at 1150 Willow Road, Northbrook, IL 60062.

Intellectual Property

As of September 5, 2023, Pinstripes has one domestically registered trademark “Pinstripes”. This trademark is registered in multiple trademark classes, including for restaurant services, food services and non-alcoholic beverages. Pinstripes also owns the domain www.pinstripes.com. Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, proprietary products and other intellectual property, including our name and logos and the unique character and atmosphere of our locations. We rely on trademark and trade secret laws, as well as license agreements to protect our intellectual property.

Government Regulations and Environmental Matters

We are subject to extensive federal, state and local government regulation, including those relating to, among others, health care legislation, building and zoning requirements and laws and regulations relating to the preparation and sale of food. Such laws and regulations, including local ordinances, which often vary among jurisdictions, are subject to change from time to time. Failure to comply with these laws and regulations could adversely affect our operating results. Typically, licenses, permits and approvals under such laws and regulations must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Failure to obtain or retain food or other licenses and registrations or exemptions would adversely affect the operations of our locations. Although we have not experienced and do not anticipate any significant problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such licenses, permits, registrations, exemptions or approvals could delay or prevent the opening of, or adversely impact the viability of, a location in a particular area. The development and operation of locations depend, to a significant extent, on the selection of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards. We believe federal and state environmental regulations have not had a material effect on operations, but more stringent and varied requirements of local government bodies with respect to zoning, land use and environmental factors could delay construction and increase development costs for new locations.

We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters as minimum wages, overtime, unemployment tax rates, workers’ compensation rates, citizenship requirements and other working conditions. We are also subject to the Americans With Disabilities Act, which prohibits discrimination on the basis of disability in public accommodations and employment, which may require us to design or modify our locations to make reasonable accommodations for disabled persons.

Approximately one-third of our food and beverage revenues is attributable to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of our locations to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our locations, including the minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

In California, we are subject to the Private Attorneys General Act, which authorizes employees to file lawsuits to recover civil penalties on behalf of themselves, other employees and the State of California for labor code violations.

A significant number of our hourly staff members receive income from gratuities. Many of our locations participate voluntarily in a Tip Reporting Alternative Commitment (“TRAC”) agreement with the IRS. By complying with the educational and other requirements of the TRAC agreement, we reduce the likelihood of potential employer-only FICA tax assessments for unreported or underreported tips.

For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors—We are subject to many federal, state and local laws with which compliance is both costly and complex” and “—Our business is subject to risks related to our sale of alcoholic beverages.”

Legal Proceedings

We have been involved in various claims and legal actions that arose in the ordinary course of business and were not material to our operations or financial results. We are not currently a party to any material legal proceedings. From time to time, we may in the future be a party to various claims and routine litigation arising in the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PINSTRIPES

Unless the context otherwise requires, any reference in this section of this joint proxy statement/consent solicitation statement/prospectus to Pinstripes, Inc., the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this joint proxy statement/consent solicitation statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this joint proxy statement/consent solicitation statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this joint proxy statement/consent solicitation statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

We have a 52- or 53- week fiscal year ending on the last Sunday of April. All references to fiscal 2023, fiscal 2022 and fiscal 2021 reflect the results of the 53-week fiscal year ended April 30, 2023, the 52-week fiscal year ended April 24, 2022, and the 52-week fiscal year ended April 25, 2021 respectively. Our first three fiscal quarters are comprised of 12 weeks each, and the fourth quarter 16 weeks, except for fiscal years consisting of 53 weeks for which the fourth quarter will consist of 17 weeks, and end on the 12th Sunday of each quarter (16th Sunday of the fourth quarter, and, when applicable, the 17th Sunday of the fourth quarter).

Overview

Pinstripes is an experiential dining and entertainment concept combining exceptional Italian-American cuisine with bowling, bocce, and private events. Our large-format community venues offer a winning combination of sophisticated fun for the consumer longing for human connectedness across generations, and we deliver a broad range of experiences, from a 300-person wedding in one of our many event spaces, to an intimate date night for two in one of our dining rooms, to a birthday party on our bowling lanes or bocce courts. This ability to offer curated and engaging experiences across a broad range of occasions enables us to generate revenue from numerous sources, including dining, bowling and bocce and private events and off-site events and catering.

As of September 5, 2023, we owned and operated 13 restaurants in eight states and Washington D.C., and employed approximately 1,500 PinMembers. We are highly disciplined in our site selection process, and we design and construct large-format locations that are each 26,000 to 38,000 square feet of interior space, plus additional outdoor patio space that includes outdoor dining, bocce courts, fire-pits and decorative fountains. Each location can host over 900 guests at a time, with dining capacity of approximately 300 guests, bar capacity of 75 guests, 11 to 20 bowling lanes, 6 to 12 indoor/outdoor bocce courts and multiple private event spaces that can accommodate groups of 20 to 1,000 guests. Our locations generated average unit volumes (“AUV”), as further defined below, of $8.6 million for the fiscal year ended April 30, 2023, demonstrating the scale of our operating model and ability to tailor our space in bespoke ways. Our overall revenue growth over the past few years has primarily been driven by increases in same store sales and is expected in the future to be primarily driven by revenues from new location openings and increases in same store sales.

Factors Affecting Our Business

Expanding Footprint

We have developed a disciplined new venue growth strategy in both new and existing markets. We intend to target for each new location an average of more than $9 million in net sales and approximately 17% Venue-Level Contribution Margin by the second year post-opening, Gross Buildout Cost of approximately $8 million and Net Buildout Cost of less than $3 million, resulting in at least 40% Cash-on-Cash Returns and a Payback Period of approximately two years. We employ a sophisticated, data-based site selection strategy that is highly collaborative with our real estate development partners and network of brokers around the country and focuses on markets with high income and education levels, population density and strong co-tenants. We expect to benefit from a powerful density effect as we continue to open new venues in existing markets, which increases market awareness and generates staffing synergies.

Macroeconomic Conditions

Consumer spending on food and entertainment outside the home fluctuates with macroeconomic conditions. Consumers tend to allocate higher spending to food outside the home when macroeconomic conditions are stronger, and rationalize spending on food outside the home during weaker economies. While we have been able to partially offset inflation and other increases, such as wage increases, in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements, and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. In particular, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our customers without any resulting change to their visit frequencies or purchasing patterns.

Fiscal Calendar and Seasonality

We operate on a 52-week or 53-week fiscal year that ends on the last Sunday of April. In a 52-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains sixteen weeks. In a 53-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains seventeen weeks.

Our revenues are influenced by seasonal shifts in consumer spending. Typically, our average sales per location are highest during the holiday season (specifically the period from the last week of November to the second week of January) and summer, and lowest in the winter and the fall (other than during the holiday season). This seasonality is due to increases in spending and private events during the holiday season, following by continued increased activity as the weather improves in the spring and summer. The fall and winter are our lowest sales seasons due to the fact that the weather is typically deteriorating and children are returning to school. However, throughout fiscal 2021, a variety of factors, including the impacts of COVID-19 on our business, government actions taken to respond to COVID-19 and to stimulate the United States’ recovery from COVID-19, and changing consumer preferences caused fluctuations in our sales volumes that were different than our typical seasonality. Additionally, holidays, changes in the economy, severe weather and similar conditions may impact sales volumes seasonally in some operating regions.

As a result of these factors and the differences among our fiscal quarters, our quarterly operating results and comparable restaurant sales, as well as our key performance measures, may fluctuate significantly from quarter to quarter and our results for any one quarter are not indicative of any other quarter.

The COVID-19 Pandemic and Other Impacts to our Operating Environment

For much of our fiscal year ended April 25, 2021, the COVID-19 pandemic resulted in a significant reduction in guest traffic due to changes in consumer behavior as public health officials encouraged social distancing and required personal protective equipment. Also, state and local governments mandated restrictions including suspension of dine-in operations, reduced restaurant seating capacity, table spacing requirements, bar closures and additional physical barriers. Once COVID-19 vaccines were approved and moved into wider distribution in the United States in early 2021, public health conditions improved and almost all of the COVID-19 restrictions on businesses eased.

During our fiscal year ended April 24, 2022, increases in the number of cases of COVID-19 throughout the United States including those as a result of the Omicron variant which significantly impacted our locations in January 2022, subjected some of our locations to other COVID-19-related restrictions such as mask and/or vaccine requirements for team members, guests or both. Exclusions and quarantines of PinMembers or groups thereof disrupt an individual location’s operations and often come with little or no notice to the local management. During fiscal 2022 and fiscal 2023, along with COVID-19, our operating results were impacted by geopolitical and other macroeconomic events, leading to higher than usual inflation of wages and other cost of goods sold. These events also impacted the availability of PinMembers needed to staff our locations and caused additional disruptions in our product supply chain. The market for qualified talent is competitive and we must provide increasingly attractive wages, benefits, and workplace conditions to retain qualified PinMembers, particularly with respect to managerial positions where the pool of qualified candidates can be small. Increases in wage and benefits costs, including as a result of increases in minimum wages, including sub minimum wages applicable to tipped positions, and other governmental regulations affecting labor costs, have significantly increased our labor costs and operating expenses and have made it more difficult to fully staff our restaurants.

The Company continues to monitor and address impacts of the COVID-19 pandemic, including any related governmental actions. Although we believe our operating results will continue to improve as we expand our footprint and continue to implement operating efficiencies, we may incur future expenses related to wage inflation, staffing challenges, product cost inflation and disruptions in the supply chain.

Proposed Business Combination

Pinstripes, Banyan and Merger Sub, entered into the Business Combination Agreement on June 22, 2023, pursuant to which on the Closing Date Pinstripes will merge with and into Merger Sub, with Pinstripes surviving the merger as a wholly owned subsidiary of Banyan.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Banyan will be treated as the acquired company and Pinstripes will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Pinstripes will represent a continuation of the financial statements of Pinstripes, with the Business Combination treated as the equivalent of Pinstripes issuing stock for the historical net assets of Banyan, accompanied by a recapitalization. The net assets of Banyan will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Pinstripes.

We expect the Business Combination will have a significant impact on our future reported financial position and results. The most significant changes in our future reported financial position and results are expected to be an estimated net increase in cash in connection with the Business Combination of approximately $55.6 million under each scenario (including the no redemption scenario and maximum redemption scenario) based on the minimum cash condition in the Business Combination Agreement of $75.0 million, the $21.3 million we have raised pursuant to the issuance of Series I Preferred Stock and expectations regarding the contemplated PIPE Financing and approximately $19.4 million of estimated expenses associated with the Business Combination. See the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for more information.

As a consequence of the Business Combination, New Pinstripes will become the successor to an SEC- registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Performance Metrics

We track the following key business metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe that these key business metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team. These key business metrics are presented for supplemental informational purposes only, and may be different from similarly titled metrics or measures presented by other companies.

Selected Metrics:

	Fiscal Year Ended
	April 30,	April 24,	April 25,
(dollar amounts in millions)	2023	2022	2021
Total Locations	13	13	13
AUV	$8.6	$5.9	$1.9

Average Unit Volumes (AUV)

Average unit volume (“AUV”) is the total revenue generated by operating Pinstripes locations for the entire fiscal year, divided by the number of operating Pinstripes locations for the entire fiscal year. This measurement allows us to assess, and our investors to understand, changes in guest spending patterns of our restaurants and the overall performance of our existing locations. An increase or decrease in AUV is the result of changes in guest traffic and average guest check. We gather daily sales data and regularly analyze the restaurant traffic counts and the mix of menu items sold to aid in developing menu pricing, product offerings and promotional strategies designed to produce sustainable AUV. When opening locations in new markets, we typically generate significant revenues in the first year of operation as a result of guests wanting to experience a new concept open in the market, and typically continue to generate significant revenues in the second year and years thereafter as our overall brand awareness increases in the surrounding areas, coupled with an increase in many types of private events that are booked months, or years, in advance (i.e., weddings, bar mitzvahs, graduation parties, and others).

Components of Results of Operations

Revenue

We recognize food and beverage revenue, net of discounts and incentives, when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenue includes bowling and bocce sales. Revenues are recognized net of discounts and taxes. Event deposits received from guests are deferred and recognized as revenue when the event is held. Events sales consisting of charges for bowling or bocce play are recognized as “recreation revenue,” while all other event sales are recognized as “food and beverage revenue.”

We sell gift cards, which do not have expiration dates and do not deduct non-usage fees from outstanding gift card balances. We record gift card sales as a liability and recognized as revenue upon redemption by the customer. For unredeemed gift cards that we expect to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, we recognize expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on our specific historical redemption patterns.

Revenues are reported net of sales tax collected from customers. Sales tax collected is included in other accrued liabilities on the Consolidated Balance Sheets until the taxes are remitted to the appropriate taxing authorities.

Restaurant Operating Costs

Cost of food and beverage

The components of food and beverage are variable in nature, increase as sales volumes increase and are influenced by sales mix, commodity costs, and inflation.

Store labor and benefits

Store labor and benefits consists of all restaurant-level management and hourly labor costs including salaries, wages, benefits, bonuses, and payroll taxes. Corporate-level employees are otherwise classified within general and administrative expenses on the consolidated statements of operations.

Factors that influence labor costs include minimum wage and payroll tax legislation, health care costs, and size and location of our stores.

Store occupancy costs, excluding depreciation

Store occupancy costs, excluding depreciation, consists of rent expense, common area maintenance costs, real estate taxes, and utilities.

Other store operating expenses, excluding depreciation

Other store operating expenses include other operating expenses incidental to operating our locations, such as third-party delivery fees, non-perishable supplies, repairs and maintenance, credit card fees and property insurance.

Operating Expenses

General and administrative expenses

General and administrative expenses consist primarily of operations, finance, advertising, legal, human resources, administrative personnel, and other personnel costs that support development and operations, as well as stock-based compensation expense.

Depreciation expense

Depreciation expense includes the depreciation of fixed assets, including leasehold improvements and equipment.

Impairment loss

Long-lived assets, such as property and equipment, and operating lease right-of-use assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment loss is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. See “–Critical Accounting Policies—Impairment of Long-lived Assets.”

Pre-opening expenses

Pre-opening costs include costs associated with the opening and organizing of new stores, including the cost of pre-opening rent, training, relocation, recruiting and travel costs for team members engaged in such pre-opening activities. All pre-opening costs are expensed as incurred.

Interest expense

Interest expense includes mainly the interest incurred on our outstanding indebtedness, as well as amortization of deferred financing costs, mainly debt origination and commitment fees.

Other expenses

Other expenses has to date been immaterial.

Gain on debt extinguishment

Gain on debt extinguishment includes forgiveness of Paycheck Protection Program Loans (“PPP Loans”).

Income tax expense

Our income tax expense consists primarily of federal and state income taxes and has historically not been material.

Results of Operations

We operate in one operating and reportable segment.

Comparison of Fiscal Year 2023 and Fiscal Year 2022

The following table summarizes our results of operations for fiscal year 2023 and fiscal year 2022:

	Fiscal Year Ended
	April 30,	April 24,	Dollar	Percentage
(dollar amounts in thousands)	2023	2022	Change	Change
Food and beverage revenues	$87,467	$63,650	23,817	37.4%
Recreation revenues	23,806	13,448	10,358	77.0%
Total revenue	111,273	77,098	34,175	44.3%
Cost of food and beverage	18,968	16,027	2,941	18.4%
Store labor and benefits	40,415	24,145	16,270	67.4%
Store occupancy costs, excluding depreciation	18,375	12,592	5,783	45.9%
Other store operating expenses, excluding depreciation	18,655	14,531	4,124	28.4%
General and administrative expenses	13,205	12,316	889	7.2%
Depreciation expense	8,086	8,818	(732)	(8.3)%
Impairment loss	2,363	—	2,363	100.0%
Pre-opening expenses	4,935	—	4,935	100.0%
Operating loss	(13,729)	(11,331)	(2,398)	(21.2)%
Interest expense	(1,946)	(1,348)	(598)	44.4%
Other expense	(13)	—	(13)	100.0%
Gain on debt extinguishment	8,355	2,800	5,555	198.4%
Loss before income taxes	(7,333)	(9,879)	2,546	(25.8)%
Income tax expense	192	38	154	405.3%
Net loss	$(7,525)	$(9,917)	$2,392	24.1%

Revenue

The increase in revenue in fiscal 2023 compared to fiscal 2022 was primarily due to the increase in foot traffic and customer visits at our existing locations following the continued abatement of the COVID-19 pandemic and associated roll-backs of state and local government mandated restrictions and closures that began in the spring of 2022. In addition, revenue also benefited from strategic and modest price increases during this time. In particular, three of our locations that opened shortly before the COVID shutdown in March 2020 (the Houston, San Mateo and Norwalk locations) increased same store revenues by 41.7% on average year over year, and the remaining ten locations benefited from pent up demand for experiential offerings, with same store recreation revenue increasing 79.3% on average in such stores.

Restaurant Operating Costs

Cost of food and beverage

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Cost of food and beverage	$18,968	$16,027	18.4%
As a percentage of total revenue	17.0%	20.8%

The increase in food and beverage costs for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in food and beverage sales, as well as minor commodity price increases. Because of our diverse menu mix and the scratch nature of our kitchens, we are not significantly impacted by an increase in any particular food product (as opposed to increases in prices generally) and the ingredients we purchase are not affected by labor cost increases to the same extent as more heavily processed products.

As a percentage of revenue, the decrease in food and beverage costs for fiscal 2023 compared to fiscal 2022 was primarily due to efficiencies resulting from (i) an increase in event sales, which generally result in higher margins due to a favorable pricing model, scale and simplicity of menus, (ii) the reduction of the number of menu items and the strategic reduction in the number of ingredients in various dishes as a result of cross-utilization of product, and (iii) the use of a higher percentage of lower-cost spirit sales versus beer and wine.

Store labor and benefits

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Store labor and benefits	$40,415	$24,145	67.4%
As a percentage of total revenue	36.3%	31.3%

The increase in store labor and benefits expenses for fiscal 2023 compared to fiscal 2022 was primarily due to an increased number of hourly employees to meet increased demand and customer traffic, an increased number of event sales employees in connection with the growth of our private events operations, coupled with increased training and hiring costs associated with re-staffing efforts following COVID-19, higher wages in various markets and the fact that the Company did not receive Employee Retention Credits (“ERC”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) in fiscal 2023, as compared to $7.9 million of ERC received in fiscal 2022.

As a percentage of revenue, the increase in store labor and benefits expenses for fiscal 2023 compared to fiscal 2022 was primarily due to the normalization of operations and sales following COVID-19 (with no closures due to COVID-19), the re-hiring and associated higher training costs associated with resuming operations following COVID-19 and higher wages in various markets; and various incremental training costs associated with preparations related to new store openings planned for fiscal 2024, partially offset by an increase in sales.

Store occupancy costs, excluding depreciation

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Store occupancy costs, excluding depreciation	$18,375	$12,592	45.9%
As a percentage of total revenue	16.5%	16.3%

The increase in store occupancy costs, excluding depreciation for fiscal 2023 compared to fiscal 2022 was primarily due to modest increases in common area maintenance charges at various locations due to normal increases in operating costs passed on by various landlords pursuant to our leases, as well as modest increases in real estate taxes for similar locations.

As a percentage of revenue, the decrease in store occupancy costs, excluding depreciation for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in sales.

Other store operating expenses, excluding depreciation

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Other store operating expenses, excluding depreciation	$18,655	$14,531	28.4%
As a percentage of total revenue	16.8%	18.8%

The increase in other store operating expenses, excluding depreciation for fiscal 2023 compared to fiscal 2022 was primarily due to increased credit card fees and an increase in packaging (e.g. “to go” containers and pizza boxes), cleaning and other supply costs due to higher utilization and inflation driven cost increases.

As a percentage of revenue, the decrease in other store operating expenses, excluding depreciation for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in sales, as well as benefits from various strategic initiatives to reduce operating expenses, such as a modest reduction in store hours, reduction of various supply costs, and other cost saving initiatives.

General and administrative expenses

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
General and administrative expenses	$13,205	$12,316	7.2%
As a percentage of total revenue	11.9%	16.0%

The increase in general and administrative expenses for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in audit fees and accounting consulting fees of $0.8 million, an increase in marketing costs to reestablish awareness coming out of COVID-19 and drive customer traffic and an increase in corporate labor costs of $0.6 million.

As a percentage of revenue, the decrease in general and administrative expenses for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in sales.

Depreciation expense

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Depreciation expense	$8,086	$8,818	(8.3)%
As a percentage of total revenue	7.3%	11.4%

The decrease in depreciation expense for fiscal 2023 compared to fiscal 2022 was primarily due to a change in our fixed asset depreciation schedule.

As a percentage of revenue, the decrease in depreciation expense for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in sales.

Impairment loss

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Impairment loss	$2,363	$—	100.0%
As a percentage of total revenue	2.1%	—

The increase in impairment loss for fiscal 2023 compared to fiscal 2022 was primarily due to the impairment charge of $2.4 million primarily related to leasehold improvements and furniture, fixtures and equipment at our Norwalk location, with no impairment charges recorded in fiscal 2022.

Pre-opening expenses

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Pre-opening expenses	$4,935		$100.0%
As a percentage of total revenue	4.4%	—

The increase in pre-opening expenses for fiscal 2023 compared to fiscal 2022 was primarily due to training and hiring, marketing and legal expenses associated with the opening of the planned six new venues scheduled to open in fiscal 2024, as compared to when we did not have any new venues nearing opening.

Interest expense

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Total interest (income) expense	$(1,946)	$(1,348)	44.4%
As a percentage of total revenue	1.7%	1.7%

The increase in interest expense for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in indebtedness near the end of fiscal 2023.

As a percentage of revenue, the interest expense for fiscal 2023 remained the same as compared to fiscal 2022 primarily due to an increase in sales.

Gain on debt extinguishment

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Gain on debt extinguishment	$8,355	$2,800	198.4%
As a percentage of total revenue	7.5%	3.6%

The increase in gain on debt extinguishment for fiscal 2023 compared to fiscal 2022 was primarily due to $8.5 million of PPP Loan forgiveness in fiscal 2023 compared to $2.8 million of PPP Loan forgiveness in fiscal 2022.

Loss before income taxes

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Loss before income taxes	$(7,333)	$(9,879)	(25.8)%

The decrease in loss before income taxes for fiscal 2023 compared to fiscal 2022 was primarily due to the factors described above.

Income Tax Expense

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Income Tax Expense	$192	$38	405.3%

Our income tax expense has to date not been material.

Net Loss

	Fiscal Year Ended
	April 30,	April 24,	Percentage
(dollar amounts in thousands)	2023	2022	Change
Net loss	$(7,525)	$(9,917)	24.1%

The decrease in net loss for fiscal 2023 compared to fiscal 2022 was primarily due to the factors described above.

Comparison of Fiscal Year 2022 and Fiscal Year 2021

The following table summarizes our results of operations for fiscal 2022 and fiscal 2021:

	Fiscal Year Ended
	April 24,	April 25,	Dollar	Percentage
(dollar amounts in thousands)	2022	2021	Change	Change
Food and beverage revenues	$63,650	$20,791	42,859	206.1%
Recreation revenue	13,448	4,226	9,222	218.2%
Total revenue	77,098	25,017	52,081	208.2%
Cost of food and beverage	16,027	6,697	9,330	139.3%
Store labor and benefits	24,145	10,776	13,369	124.1%
Store occupancy costs, excluding depreciation	12,592	14,920	(2,328)	(15.6)%
Other store operating expenses, excluding depreciation	14,531	7,037	7,494	106.5%
General and administrative expenses	12,316	6,320	5,996	94.9%
Depreciation expense	8,818	8,805	(13)	(0.1)%
Operating loss	(11,331)	(29,538)	18,207	(61.6)%
Interest expense	(1,348)	(835)	(513)	61.4%
Gain on debt extinguishment	2,800	388	2,412	621.6%
Loss before income taxes	(9,879)	(29,985)	20,106	(67.1)%
Income tax expense	38	13	25	192.3%
Net loss	$(9,917)	(29,998)	$20,081	(66.9)%

Revenue

The increase in revenue in fiscal 2022 compared to fiscal 2021 was primarily due to the increase in foot traffic and customer visits at our existing locations following the initial roll-back of state and local government mandated restrictions and closures related to the COVID-19 pandemic. In addition, revenue also benefited from strategic and modest price increases during this time. In particular, three of our locations that opened shortly before the COVID-19 shutdown in March 2020 (the Houston, San Mateo and Norwalk locations) increased same store revenues by 266.3% on average year over year, and the remaining ten locations benefited from pent up demand for experiential offerings, with same store recreation revenue increasing 202.8% on average in such stores.

Restaurant Operating Costs

Cost of food and beverage

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Cost of food and beverage	$16,027	$6,697	139.3%
As a percentage of total revenue	20.8%	26.8%

The increase in food and beverage costs for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in food and beverage sales, as well as occasional commodity price increases. Because of our diverse menu mix and the scratch nature of our kitchens, we are not significantly impacted by an increase in any particular food product (as opposed to increases in prices generally) and the ingredients we purchase are not affected by labor cost increases to the same extent as more heavily processed products.

As a percentage of revenue, the decrease in food and beverage costs for fiscal 2022 compared to fiscal 2021 was primarily due to (i) an increase in event sales, which generally result in higher margins due to a favorable pricing model, scale and simplicity of menus, (ii) the reduction of the number of menu items and the strategic reduction in the number of ingredients in various dishes as a result of cross-utilization of product, and (iii) the use of a higher percentage of lower-cost spirit sales versus beer and wine.

Store labor and benefits

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Store labor and benefits	$24,145	$10,776	124.1%
As a percentage of total revenue	31.3%	43.1%

The increase in store labor and benefits expenses for fiscal 2022 compared to fiscal 2021 was primarily due to sales increases, as costs associated with team members returning to work, and the wage inflation costs of hiring team members during COVID-19, partially offset by ERC of $7.9 million in fiscal 2022 as compared to ERC of $4.0 million in fiscal 2021.

As a percentage of revenue, the decrease in store labor and beverage expenses for fiscal 2022 compared to fiscal 2021 was primarily due to increased sales as COVID-19 receded and state and local government mandated restrictions and closures were rolled-back.

Store occupancy costs, excluding depreciation

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Store occupancy costs, excluding depreciation	$12,592	$14,920	(15.6)%
As a percentage of total revenue	16.3%	59.6%

The decrease in store occupancy costs, excluding depreciation for fiscal 2022 compared to fiscal 2021 was primarily due to COVID-19 related amendments to our operating leases that resulted in partial rent abatement for select locations.

As a percentage of revenue, the decrease in store occupancy costs, excluding depreciation for fiscal 2022 compared to fiscal 2021 was primarily due to the above and increased sales.

Other store operating expenses, excluding depreciation

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Other store operating expenses, excluding depreciation	$14,531	$7,037	106.5%
As a percentage of total revenue	18.8%	28.1%

The increase in other store operating expenses, excluding depreciation for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in maintenance costs, credit card fees, packaging and other supply costs due to higher utilization and some inflationary increases.

As a percentage of revenue, the decrease in other store operating expenses, excluding depreciation for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in sales.

General and administrative expenses

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
General and administrative expenses	$12,316	$6,320	94.9%
As a percentage of total revenue	16.0%	25.3%

The increase in general and administrative expenses for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in professional service fees, an increase in marketing costs to reestablish awareness coming out of COVID-19 and the rehiring of our team following the COVID-19 closures and a return to normalcy.

As a percentage of revenue, the decrease in general and administrative expenses for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in sales.

Depreciation expense

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Depreciation expense	$8,818	$8,805	0.1%
As a percentage of total revenue	11.4%	35.2%

Depreciation expense remained largely unchanged in fiscal 2022 compared to fiscal 2021 due to the fact that no new venues opened in fiscal 2022.

As a percentage of revenue, the decrease in depreciation expense for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in sales.

Interest expense

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Total interest expense	$(1,348)	$(835)	61.4%
As a percentage of total revenue	1.7%	3.3%

The increase in interest expense for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in indebtedness.

As a percentage of revenue, the decrease in interest expense for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in sales.

Gain on debt extinguishment

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Gain on debt extinguishment	$2,800	$388	621.6%
As a percentage of total revenue	3.6%	1.6%

The increase in gain on debt extinguishment for fiscal 2022 compared to fiscal 2021 was primarily due to the forgiveness of $2.8 million principal amount of one of our PPP Loans in fiscal 2022.

Loss before income taxes

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Loss before income taxes	$(9,879)	$(29,985)	(67.1)%

The decrease in loss before income taxes for fiscal 2022 compared to fiscal 2021 was primarily due to the factors described above.

Income Tax Expense

	Fiscal Year Ended
	April 24,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Income Tax Expense	$38	$13	192.3%
As a percentage of total revenue	—	—

The increase in income tax expense for fiscal 2022 compared to fiscal 2021 was not material.

Net Loss

	Fiscal Year Ended
	April 25,	April 25,	Percentage
(dollar amounts in thousands)	2022	2021	Change
Net loss	$(9,917)	$(29,998)	(66.9)%

The decrease in net loss for fiscal 2022 compared to fiscal 2021 was primarily due to the factors described above.

Liquidity and Capital Resources

To date, we have funded our operations through proceeds received from previous common stock and preferred stock issuances, through borrowings under various lending commitments and through cash flow from operations. As of April 30, 2023 and April 24, 2022, we had $8.44 million and $8.91 million in cash and cash equivalents, respectively. In fiscal 2023, we borrowed $22.5 million under a loan facility (the “Silverview Facility”) with Silverview Credit Partners LP (“Silverview”) and have access to second tranche in the amount of $12.5 million through the Silverview Facility. In addition, in fiscal 2023 we borrowed $11.5 million under an equipment loan facility with Granite Creek Partners. If we are unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations, and there can be no assurance that such financing will be available to us on commercially reasonable terms, or at all.

Historically, our primary liquidity and capital requirements have been for new location development, initiatives to improve the customer experience in our locations, working capital and general corporate needs. We have not required significant working capital because landlords have provided substantial tenant improvement allowances for construction, customers generally pay using cash or credit and debit cards and, as a result, our operations do not generate significant receivables. We have benefitted from tenant improvement allowances. Additionally, our operations do not require significant inventories due, in part, to our use of numerous fresh ingredients, and we are able to sell most of our inventory items before payment is due to the supplier of such items.

Subsequent to April 30, 2023, we completed the closing of $21.3 million of Series I Convertible Preferred Stock, representing the sale of an aggregate of 850,648 shares of our Series I Convertible Preferred Stock at a purchase price of $25.00 per share. Based on our current operating plan, we believe our existing cash and cash equivalents, remaining availability under the Silverview Facility, and additional tenant improvement allowances will be sufficient to fund our operating lease obligations, capital expenditures, and working capital needs for at least the next 12 months following the date of this joint proxy statement/consent solicitation statement/prospectus.

To the extent we complete the Business Combination, we expect the additional cash expected to be available upon the Closing of the Business Combination (including from the anticipated PIPE Financing, cash available from the Trust Account, and/or additional issuances of Series I Convertible Preferred Stock, net of transaction related expenses) will facilitate further growth in our business, including through the development of additional locations.

Indebtedness

As of April 30, 2023, we had an aggregate of $37.2 million of indebtedness outstanding under a variety of credit facilities and other instruments. On March 7, 2023, we borrowed $22.5 million under the Silverview Facility (the “Silverview Term Loan”), which loan is disbursable in two tranches and matures on June 7, 2027. On April 19, 2023, we borrowed $11.5 million under a term loan with GCP II Agent, LLC (the “Granite Creek Term Loan”), which loan matures on April 19, 2028. The proceeds of the Granite Creek Term Loan were used to finance the purchase of furniture, trade fixtures, equipment and other personal property in connection with five of our new locations (the “Purchased FF&E”). We may enter into further equipment financings from time to time. On June 4, 2021, we issued $5.0 million aggregate principal amount of convertible notes. During Fiscal 2021, we borrowed a total of $3.3 million of PPP Loans, of which $500,000 remained outstanding as of April 30, 2023. For further discussion of our indebtedness, see “Indebtedness of Pinstripes.”

Redeemable Convertible Preferred Stock

As of April 30, 2023, we had eight classes of preferred stock: Series A, B, C, D, E, F, G, and H (collectively, the “Preferred Stock”). Subsequent to April 30, 2023, we completed the closing of the sale of an aggregate of 850,648 shares of our Series I Convertible Preferred Stock at a purchase price of $25.00 per share. The common stock and Preferred Stock vote on all matters as one class, with each share of common stock and each share of the Preferred Stock being entitled to one vote, and all have a par value of $0.01. There are a total of 21,242,011 shares authorized for all issuances of the Preferred Stock. Each share of each series of Preferred

Stock may be converted at any time into shares of common stock at a ratio of one to one. We expect that each share of Preferred Stock will be converted to a share of common stock in connection with the Business Combination.

Warrants

As of April 30, 2023, April 24, 2022 and April 25, 2021 we had 483,649, 131,006 and 186,797, respectively, of warrants outstanding with certain financing providers in connection with the issuance of certain debt and leasing obligations and other service providers. Upon surrender of the warrants, the holder is entitled to purchase one share of the Company’s common stock at the predetermined exercise price, as defined in the warrant agreement, ranging from $0.01 to $10.00. The warrants expire at the earlier of 10 years from the date of issue (various dates during fiscal years 2022 through 2028) or upon consummation of an initial public offering by the Company or certain other company transactions. During the fiscal year ended April 30, 2023, there were no warrants exercised. During the fiscal year ended April 24, 2022, 55,791 warrants were exercised, resulting in the issuance of 55,791 common shares and proceeds of $56,000. Each outstanding warrant will automatically converted to shares of common stock upon consummation of the Business Combination.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Fiscal Year Ended
	April 30,	April 24,	April 25,
(in thousands)	2023	2022	2021
Net cash used in operating activities	$(12,040)	$(5,586)	$(8,185)
Net cash used in investing activities	(12,987)	(1,898)	(644)
Net cash provided by financing activities	24,556	11,063	5,791
Net (decrease) increase in cash and cash equivalents	$(471)	$3,579	$(3,038)

Operating Activities ($ in thousands)

Net cash used in operating activities was $12,040 for fiscal 2023, as compared to $5,586 for fiscal 2022. The increase in net cash used in operating activities in fiscal 2023 was primarily attributable to a $9,371 decrease in our accounts payable balance, due to paydown of vendor balances with debt proceeds, offset by a $2,392 decrease in net loss, which was the result of increased operating performance due to the continued abatement of COVID-19.

Net cash used in operating activities was $5,586 for fiscal 2022, as compared to $8,185 for fiscal 2021. The decrease in net cash used in operating activities in fiscal 2022 was primarily attributable to a $20,081 decrease in net loss, which was the result of increased operating performance due to the abatement of COVID-19, offset by a $21,463 change in accrued occupancy costs, which increased to $16,100 in fiscal 2021 and decreased to $(5,363) in fiscal 2022, primarily due to deferred COVID-19 rent agreements commencing in fiscal 2021, offset by payments made against the agreements in fiscal 2022.

Investing Activities ($ in thousands)

Net cash used in investing activities was $12,987 for fiscal 2023, as compared to $1,898 for fiscal 2022. Our purchase of property and equipment of $12,987, increased in fiscal 2023 from $1,898 in fiscal year 2022 in connection with construction of six locations that are expected to open in the remainder of fiscal 2024.

Net cash used in investing activities was $1,898 for fiscal 2022, as compared to $644 for fiscal 2021. Our purchase of property and equipment of $1,898, was primarily related to maintenance capital expenditures at the thirteen legacy locations and purchases for the six locations that are expected to open in the remainder of fiscal 2024. Our purchase of property and equipment of $644, related to maintenance capital expenditure on the thirteen legacy locations, was the primary component of net cash used in investing activities for fiscal 2021.

Financing Activities ($ in thousands)

Net cash provided by financing activities was $24,556 for fiscal 2023 as compared to $11,063 for fiscal 2022. Net proceeds from long-term notes payable of $29,080 was the main component of net cash provided by financing activities in fiscal 2023, offset by payments of debt and equity warrant issuance costs of $2,304, proceeds from warrant issuances of $3,758 and principal payments on longterm notes payable of $6,144. Proceeds from long-term notes payable of $5,350 and proceeds from issuance of preferred stock of $7,500 were the main component of net cash provided by financing activities in fiscal 2022, offset by principal payments on long-term notes payable of $2,618.

Net cash provided by financing activities was $11,063 for fiscal 2022 as compared to $5,791 for fiscal 2021. Proceeds from long-term notes payable of $5,350 and proceeds from issuance of preferred stock of $7,500 were the main component of net cash provided by financing activities in fiscal 2022, offset by principal payments on long-term notes payable of $2,618. Proceeds from long-term notes payable of $3,415 and proceeds from issuance of preferred stock of $2,700 were the main component of net cash provided by financing activities in fiscal 2021, offset by principal payments on long-term notes payable of $779.

Contractual Obligations and Commitments

Our contractual obligations and commitments as of April 30, 2023 were as follows:

		Less than			More than
(in thousands)	Total	1 year	1-3 years	3-5 years	5 years
Operating lease obligations	$159,651	$17,116	$41,283	$33,235	$68,017
Long-term debt	$43,622	$1,044	$12,728	$29,350	$500
	$203,273	$18,160	$54,011	$62,585	$68,517

Off-Balance Sheet Arrangements

As of the date of this joint proxy statement/consent solicitation statement/prospectus, we do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve difficult, subjective, or complex judgements made by management. Actual results may differ from these estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. For further information, see Note 2 to our audited consolidated financial statements included elsewhere in this joint proxy statement/consent solicitation statement/prospectus.

Leases

We have made an accounting policy election applicable to all asset classes not to record leases with an initial term of twelve months or less on the balance sheet as allowed within ASC 842. We lease all of our locations from third parties. For leases with an initial term greater than twelve months, a related lease liability is recorded on the balance sheet at the present value of future fixed payments discounted at our estimated fully collateralized borrowing rate corresponding with the lease term (i.e. incremental borrowing rate). In addition, a right-of-use asset is recorded as the initial amount of the lease liability, plus any initial direct costs incurred and lease prepayment, less any tenant improvement allowance incentives received. Most of our leases include one or more options to renew, with terms that can extend from five to ten years. To determine the expected lease term, we excluded all options to renew as it is not reasonably certain we would exercise these options.

Lease payments include fixed payments and variable payments for common area maintenance costs, real estate taxes, insurance related to leases or additional rent based upon sales volume (variable lease cost). Variable lease costs are expensed as incurred whereas fixed lease costs are recorded on a straight-line basis over the life of the lease. We do not separate lease and non-lease components (e.g. common area maintenance), which is a policy maintained for all asset classes. Leases do not contain any material residual value guarantee or material restrictive covenants.

The discount rate used to determine the amount of right-of-use assets and lease liabilities is the interest rate implicit in the lease, when known. If the rate is not implicit in the lease, we use our incremental borrowing rate, which is derived based on available information at the commencement date.

In fiscal 2022, we entered into agreements with landlords to defer and abate rent due to COVID-19 restrictions around government shutdowns and capacity limitations. We elected to take the rent reductions as a gain in the period when the abatement agreements became effective which were recorded as an adjustment to variable lease costs within store occupancy costs in the statements of operations. We recorded deferrals as accrued occupancy costs within the balance sheet, and pay them in accordance with the established agreements. In addition to abatements and deferrals, in some cases we renegotiated terms that resulted in an increase to both the right-of-use asset and lease liability of $16,586 in fiscal year 2022 and $1,061 in fiscal year 2021.

Impairment of Long-lived Assets

We review long-lived assets, such as property and equipment, and operating lease right-of-use assets for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In determining the recoverability of the asset value, we perform an analysis at the individual store level, since this is the lowest level of identifiable cash flows, and primarily perform an assessment of historical cash flows and other relevant factors and circumstances, including the maturity of the store, changes in the economic environment, and future operating plans. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, we recognize an impairment loss for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Projecting undiscounted future cash flows requires the use of estimates and assumptions that are largely unobservable, and classified as Level 3 inputs in the fair value hierarchy. If actual performance does not achieve such projections, the Company may be required to recognize impairment charges in futures periods and such charges could be material. No impairment charges related to long-lived assets were recorded for the years ended April 30, 2023 and April 24, 2022, with the exception of an impairment of $2,363 for our Norwalk location in fiscal 2023 due to certain market and operating conditions.

Revenue Recognition

We recognize food and beverage revenues and recreation revenue when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenue includes bowling and bocce sales. We recognize revenues net of discounts and taxes. We defer event deposits received from guests and recognized such deposits as revenue when the event is held. Event deposits received from customers in advance are included in amounts due to customers, and we recognize revenues from events when the event takes place.

We sell gift cards, which do not have expiration dates, and do not deduct non-usage fees from outstanding gift card balances. We record gift card sales as a liability and recognized as revenue upon redemption by the customer. For unredeemed gift cards that we expect to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, we recognize expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on our specific historical redemption patterns. The contract liability related to our gift cards is included in amounts due to customers in the Consolidated Balance Sheets. We report revenues net of sales tax collected from customers. We include sales tax collected in other accrued liabilities on the Consolidated Balance Sheets until the taxes are remitted to the appropriate taxing authorities.

Classification of Instruments as Liabilities or Equity

We have applied ASC 480, “Distinguishing Liabilities from Equity,” to classify as a liability or equity certain redeemable and/or convertible instruments, including the Company’s preferred stock. We determine the liability classification if the financial instrument is mandatorily redeemable for cash or by issuing a variable number of equity shares.

If we determine that a financial instrument should not be classified as a liability, we then determine whether the financial instrument should be presented between the liability section and the equity section of the balance sheet as temporary equity. We determine financial instruments as temporary equity if the redemption of the preferred stock or other financial instrument is outside the control of the Company. Otherwise, we account for the financial instrument as permanent equity.

Emerging Growth Company

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies for up to five years or until we are no longer an emerging growth company. We expect to qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have not yet determined whether to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosure about Market Risk

Commodities Price Risk

We are exposed to commodity price risks. Many of the ingredients we use to prepare our food, as well as our packaging materials and utilities to run our locations, are ingredients or commodities that are affected by the price of other commodities, exchange rates, foreign demand, weather, seasonality, production, availability and other factors outside our control. We work closely with our suppliers and use a mix of forward pricing protocols under which we agree with our supplier on fixed prices for deliveries at some time in the future, fixed pricing protocols under which we agree on a fixed price with our supplier for the duration of that protocol, formula pricing protocols under which the prices we pay are based on a specified formula related to the prices of the goods, such as spot prices, and range forward protocols under which we agree on a price range for the duration of that protocol. Generally, our pricing agreements with suppliers range from one to three years, depending on the outlook for prices of the particular ingredient. In some cases, we have minimum purchase obligations. We have tried to increase, where practical, the number of suppliers for our ingredients, which we believe can help mitigate pricing volatility, and we follow industry news, trade issues, exchange rates, foreign demand, weather, crises, and other world events that may affect our ingredient prices. Increases in ingredient prices could adversely affect our results if we choose for competitive or other reasons not to increase menu prices at the same rate at which ingredient costs increase, or if menu price increases result in customer resistance. We also could experience shortages of key ingredients if our suppliers need to close or restrict operations due to unforeseen events, such as during the COVID-19 outbreak.

Interest Rate Risk

An increase in interest rates could impact our ability to secure financing to fund growth initiatives, such as growth capital expenditures and acquisitions. In addition, rising interest rates could also limit our ability to refinance our existing debt obligations as they come due or result in us paying higher interest rates upon refinancing our existing debt obligations. We do not currently have floating rate debt.

Inflation Risk

We have a substantial number of hourly employees who are paid wage rates at or based on the applicable federal, state, or local minimum wage, and increases in the minimum wage, the elimination of the sub-minimum wage applicable to tipped positions, and other upward pressure on wage rates, will increase our labor costs. While we have been able to partially offset inflation and other changes in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our customers without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate same stores sales growth in an amount sufficient to offset inflationary or other cost pressures.

INDEBTEDNESS OF PINSTRIPES

Unless the context otherwise requires, any reference in this section of this joint proxy statement/consent solicitation statement/prospectus to the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes and its consolidated subsidiaries prior to the consummation of the Business Combination.

Silverview Loan

On March 7, 2023, we borrowed $22.5 million under the Silverview Facility (the “Silverview Term Loan”), which loan is disbursable in two tranches of up to $35.0 million in the aggregate and matures on June 7, 2027. Interest on the amounts outstanding under the Silverview Term Loan accrues at a rate of 15.0% per annum and is payable in monthly installment payments. The Silverview Term Loan is guaranteed by all of our subsidiaries and secured by substantially all of our assets. As of April 30, 2023, the principal outstanding was $22.5 million. Subsequent to April 30, 2023, we borrowed an additional $1.0 million under the Silverview Facility.

Under the Silverview Term Loan, we are subject to financial covenants, as well as to customary events of default that, if triggered, could result in acceleration of the maturity of the Silverview Term Loan. Pursuant to the financial covenants contained in the Silverview Term Loan, we must (i) maintain a minimum liquidity of $1.0 million and (ii) maintain a total net leverage ratio of no more than 5.00:1.00 for the measurement period ending March 31, 2024, of no more than 3.25:1.00 for the measurement period ended September 30, 2024, of no more than 3.00:1.00 for the measurement period ended March 31, 2025 and of no more than 2.50:1.00 for the measurement period ended September 30, 2025 and each semiannual period thereafter. Subject to certain exceptions, the Silverview Term Loan also limits distributions with respect to our equity interests, such as cash dividends and share repurchases, based on a defined ratio, and also sets forth negative covenants that restrict indebtedness, liens, investments, sales of assets, fundamental changes and other matters. At April 30, 2023, we were in compliance with all covenants in effect at that date.

Granite Creek Financing

On April 19, 2023, we borrowed $11.5 million pursuant to the Granite Creek Term Loan, which loan matures on April 19, 2028. The proceeds of the Granite Creek Term Loan were used to finance the Purchased FF&E. Interest on the amounts outstanding under the Granite Creek Term Loan accrues at the rate of 12.00% per annum and is payable monthly and principal payments are amortized and paid beginning in fiscal 2024 on a quarterly basis. The Granite Creek Term Loan is secured by the Purchased FF&E. As of April 30, 2023, the principal outstanding was $11.5 million. Subsequent to April 30, 2023, we borrowed an additional $5.0 million pursuant to the Granite Creek Term Loan.

Live Oak Loans

On April 27, 2017, we borrowed $1.82 million pursuant to a note payable with Live Oak that was scheduled to mature on April 27, 2027. The note was payable in monthly installment payments of $21,000, including interest at the prime rate plus 1.50%. The effective interest rate on the note payable was 5.00% and 4.75% as of April 24, 2022 and April 25, 2021, respectively. The note was guaranteed by Dale Schwartz and collateralized by the assets of the business and Dale Schwartz’s life insurance policy. As of April 30, 2023, April 24, 2022 and April 25, 2021, the principal outstanding was $0, $1.19 million and $1.38 million, respectively.

On December 18, 2017, we borrowed $5 million pursuant to a note payable with Live Oak that was scheduled to mature on September 18, 2028. The note was payable in monthly installment payments of $55,000, including interest at the prime rate plus 1.50%. The effective interest rate on the note payable was 5.00% and 4.75% as of April 24, 2022 and April 25, 2021, respectively. The note was guaranteed by Dale Schwartz and collateralized by the assets of the business and Dale Schwartz’s life insurance policy. As of April 30, 2023, April 24, 2022, April 24, 2021 the principal outstanding was $0, $3.83 million and $4.27 million, respectively.

On December 18, 2017, we borrowed $2.412 million pursuant to a note payable with Live Oak that matured on January 5, 2023. The note was payable in monthly installment payments of $48,000, including interest at the prime rate plus 2.00%. The effective interest rate on the note payable was 5.50% and 5.25% as of April 24, 2022 and April 25, 2021, respectively. The note was guaranteed by Dale Schwartz and collateralized by the assets of the business and an owner’s life insurance policy. As of April 30, 2023, April 24, 2022 and April 25, 2021, the principal outstanding was $0, $574,000 and $1.30 million, respectively.

All outstanding Live Oak indebtedness was repaid with the proceeds from the Silverview Term Loan.

Convertible Notes

On June 4, 2021, we issued $5 million aggregate principal amount of convertible note pursuant to two agreements. The convertible notes accrue interest at 1.07% annually and mature on June 4, 2025. Holders of the convertible notes have the right, at their option, to convert all of the outstanding principal and accrued interest to shares of common stock equal to the quotient of (i) the outstanding principal on the convertible note divided by (ii) the Conversion Price of $10 per share. If the holder elects to not convert the loans, such holder is entitled to an annual premium payment equal to 6.93% of the outstanding principal amount owed. Interest related to the premium on the convertible notes for fiscal 2023 and fiscal 2022 was $660,000 and $308,000, respectively. Accrued and unpaid interest to date on the notes was due on June 4, 2023, with the remaining accrued interest and principal due at maturity if not exercised.

Finance Obligation

In 2011, we entered into a failed sale leaseback at our Northbrook, Illinois location. We sold the building, fixtures, and certain personal property and assigned the ground lease to a new lessor. We borrowed $7.0 million pursuant to the transaction, which was accounted for as a financing obligation with repayment terms of 15 years. We make monthly installment payments of principal and interest at an 8.15% annual rate. As of April 30, 2023, April 24, 2022 and April 25, 2021, the principal outstanding was $3.995 million, $4.49 million and $4.92, respectively.

Other Loans

In November 2019, we entered into seven notes payable with Ascentium Capital LLC with the outstanding principal of $127,000 and $180,000 as of April 30, 2023 and April 24, 2022, respectively, that all mature on November 14, 2024. The notes are payable in monthly installment payments ranging from $700 and $1,000, including interest at the fixed rate of 8.50% as of each of April 30, 2023, April 24, 2022 and April 25, 2021.

PPP and SBA Loans

During Fiscal 2020, we borrowed $7.725 million of PPP Loans. During fiscal 2021, we executed three PPP Loans for a total of $3.265 million in borrowings. Each PPP Loan matures two years after issuance. The interest rate on each PPP Loan was 1.0% annually.

During fiscal 2022, we amended one of our PPP Loans to increase the borrowing capacity to $500,000. In fiscal 2022, we borrowed an additional $350,000 under the amended agreement. The loan is payable in monthly installments of $3,000, including interest at 3.75% annually, and matures on June 6, 2050.

As authorized by the provisions of the CARES Act, we applied for forgiveness of the PPP Loans. In fiscal 2023 and fiscal 2022, we recorded a gain on the extinguishment of debt for $8,458 and $2,800, respectively, in connection with PPP Loan forgiveness. As of April 30, 2023 and April 24, 2022, the principal outstanding under the PPP loans was $500,000 and $8.79 million, respectively.

BOARD AND MANAGEMENT OF NEW PINSTRIPES FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, any reference in this section of this joint proxy statement/consent solicitation statement/prospectus to “we,” “us” and “our” refers to New Pinstripes following the closing of the Business Combination.

Board of Directors and Executive Officers

Effective immediately following the Business Combination, the business and affairs of New Pinstripes will be managed by or under the direction of New Pinstripes’ board of directors. The following table lists the names, ages as of September 5, 2023, and positions of the persons who are expected to serve as executive officers, directors and/or key employees of New Pinstripes following the Business Combination.

Name	Age	Position(s)
Dale Schwartz	61	Chairperson of the Board, President and Chief Executive Officer
Anthony Querciagrossa	38	Chief Financial Officer
Jack Greenberg	80	Independent Director
Daniel P. Goldberg, MD	62	Independent Director
Jerry Hyman	68	Independent Director
Larry Kadis	74	Independent Director
George Koutsogiorgas	69	Independent Director

Information regarding the persons who are expected to serve as executive officers, directors and key employees of New Pinstripes following the Business Combination is set forth below:

Executive Officers and Directors

Dale Schwartz founded Pinstripes in 2006 and has served as Pinstripes’ Chief Executive Officer since inception and Chairperson of Pinstripes’ board of directors since inception. From 2000 until 2006 Mr. Schwartz was a co-founder and Co-Chief Executive Officer of Pharmaca Integrative Pharmacy, Inc., a natural pharmacy retailer. From 1997 to 2000, Mr. Schwartz served as Chief Executive Officer of Infigen, Inc., a private biotechnology company developing its proprietary nuclear transfer/cloning and genomic technologies. From 1991 to 1996, he served as Chief Financial Officer of Ribozyme Pharmaceuticals, Inc., a biotechnology company commercializing its Nobel prize-winning genetic engineering technology. From 1987 to 1990, Mr. Schwartz was a Principal with Odyssey Partners, L.P., a private limited partnership engaged in leveraged buyouts, venture capital and recapitalizations. From 1983 to 1985, he was an Analyst in Morgan Stanley’s Mergers & Acquisitions group, and from 1979 to 1988, he held the role of founder and President of D&J Sealcoating, Inc., an asphalt sealcoating company. Mr. Schwartz received a Bachelor of Arts degree from Colgate University and a Master’s degree in Business Administration from Harvard Business School. Mr. Schwartz is qualified to serve on New Pinstripes’ board of directors because of his role as founder and Chief Executive Officer of Pinstripes and because of his leadership and finance experience, including with other companies he founded prior to founding Pinstripes.

Anthony Querciagrossa has served as the Chief Financial Officer at Pinstripes since September 5, 2023. Anthony Querciagrossa has over 15 years of finance, business strategy and operational leadership experience. He began his career at General Electric in their Financial Management Program and was a part of the senior leadership team of GE’s Corporate Audit Staff. He later transitioned to Medline Industries, Inc., where he served as Vice President of Finance. From February 2018 until May 2019, he held the role of Group GFO at Filtration Group Inc. Mr. Querciagrossa then joined Purafil, Inc., serving as the company’s President from May 2019 until February 2022. After that, Mr. Querciagrossa served as President of Columbus Industries, Inc., a private equity-backed residential filtration manufacturer with operations in the US, Mexico and Europe, from February 2022 until August 2023. Mr. Querciagrossa holds a Bachelor of Science degree in finance from Northern Illinois University and is the president of the NIU Executive Club.

Jack Greenberg has served as a member of Pinstripes’ board of directors since 2008. Mr. Greenberg is the former Chairman and Chief Executive Officer of McDonald’s Corporation (NYSE: MCD), a publicly traded global food service retailer, having served as McDonald’s Chairman from May 1999 and its Chief Executive Officer from August 1998, in each case until his retirement in 2002, as well Vice Chairman from 1991 until 2006, President of McDonald’s USA from 1996 until 1998, and Executive Vice President and Chief Financial Officer from 1982 to 1996. Mr. Greenberg also previously served on the board of InnerWorkings, Inc., a publicly traded company that procured, managed and delivered printed products, from October 2005 until its acquisition in October 2020, including service as Chairman of the Board from June 2010 to April 2018 and from September 2018 until October 2020. Mr. Greenberg also previously served on the boards of IQVIA from 2016 until April 2019, Quintiles Corporation from 2002 to 2016, and held the role of Chairman in 2016, was Chairman of The Western Union Company from 2000 until his retirement in 2017, served as a Director of The Allstate Corporation and of Hasbro, Inc. from 2000 until 2015 and as a Director of Manpower, Inc. from 2003 until 2014. Before joining McDonald’s in 1982, Mr. Greenberg was a Partner and Director of Tax Services for both the Midwest Region and Chicago office of Arthur Young & Company, and served on the firm’s management committee. From 1996 until the present, Mr. Greenberg has served on the board of the Field Museum, a natural history museum in Chicago, IL. Mr. Greenberg also serves on the board of the Institute of International Education, a nonprofit organization that focuses on international education and exchange programs, and has held this role since 2003. He also has served as a Director on the board of trustees at De Paul University since 1978. From 2003 until 2013 he served on the Executive Committee of the Chicago Community Trust, a philanthropic organization that aims to address critical needs in the Chicago area.

Mr. Greenberg is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Chicago Bar Association. Mr. Greenberg’s civic involvement includes service on the board of DePaul University, where he previously served as Chairman of the Institute of International Education. Mr. Greenberg is a graduate of DePaul University’s School of Commerce and School of Law. Mr. Greenberg is qualified to serve on New Pinstripes’ board of directors because of his extensive management experience, food industry experience and significant public company experience, which, along with being a certified public accountant and an attorney, provide additional value and perspective to New Pinstripes’ board of directors.

Daniel P. Goldberg has served as a Director on Pinstripes’ board since its inception. Dr. Goldberg is a retired board-certified plastic and reconstructive surgeon. Post-retirement, Dr. Goldberg has been involved in private investing, focusing on small, burgeoning medical and non-medical companies. Dr. Goldberg is the founder of the Hurlingham Clinic for Plastic Surgery in London, where he served as Director and Surgeon-in-Chief from 1998 until the clinic was sold in 2006. Prior to this role, Dr. Goldberg served as Assistant Professor of Surgery at Case Western Reserve University, staff surgeon at University Hospitals in Cleveland and Chief of Plastic Surgery at the Veterans Administration Hospital of Cleveland from 1995 to 1998. He also serves as an Adviser and a Director on the board of Landsdowne Labs since 2018. Dr. Goldberg is a Fellow of the American Board of Plastic Surgery and holds a Bachelor of Science degree from Northwestern University, a Doctorate of Medicine from Northwestern University’s Feinberg School of Medicine and is a graduate of the Harvard Business School. Dr. Goldberg is qualified to serve on New Pinstripes’ board of directors because of his expansive management and business experience, along with his deep knowledge of the Pinstripes brand, culture and company.

Jerry Hyman has served as our Chairman since our inception in March 2021. Mr. Hyman is a foodservice industry veteran who serves as Vice Chairman of TriMark USA and previously served as Chairman of TriMark USA from 2020 to June 2022 and as Chief Executive Officer of TriMark USA from 2003 to January 2020. Mr. Hyman joined the business that became TriMark USA in 1981. In addition, from 2008 until January 2020, Mr. Hyman served as President and member of the board of directors of NexGen Procurement Corp., a unique industry buying group. My Hyman is also a Director of Delorios Foods. Mr. Hyman holds a Bachelor of Arts in psychology from Cornell University. Mr. Hyman is qualified to serve on New Pinstripes’ board of directors because of his public company experience and experience as a food service industry executive, including 17 years as Chief Executive Officer of TriMark USA.

Larry Kadis has served as a member of Pinstripes’ board of directors since 2008. Mr. Kadis is also the Chief Executive Officer of Federal Equipment Company, a global leader in supplying, processing and packaging equipment to the pharmaceutical and chemical industries. Mr. Kadis has served on the boards of, and has held leadership positions at numerous non-profit organizations including: the Jewish Federation of Cleveland, and ORT America, a global education network, where he has served as its President from 2016 until 2020, and served on the Board of Directors of World ORT from 2014 until 2020. Mr. Kadis attended the University of Cincinnati and is an alumnus of the Wexner Heritage Program. Mr. Kadis is qualified to serve on New Pinstripes’ board of directors because of his executive leadership experience, board experience and substantive knowledge of the Pinstripes’ brand.

George Koutsogiorgas has served as a member of Pinstripes’ board of directors since 2008. Mr. Koutsogiorgas is the President and Chief Executive Officer of VPC Pizza Operating Corp., the parent company of Giordano’s, a national operator and franchisor of a pizza centric restaurant group with 65 restaurants in nine states. Mr. Koutsogiorgas was appointed President and CEO of VPC Pizza Operating Corp. in November 2011, when Victory Park Capital Advisors (VPC), a Chicago based private equity company, acquired Giordano’s. Previously, between 2005 and 2011, Mr. Koutsogiorgas served as President and COO of Go Roma, a fast casual restaurant group which he had co-founded and later sold to GESD Capital Partners, LLC, a San Francisco based private equity company. During the same time, he also served as President and COO of Austin Entertainment Center, LLC, a family entertainment company in the portfolio of companies controlled by GESD Capital Partners, LLC. From 1996 to 2005, Mr. Koutsogiorgas served in various executive positions, including Vice President of Operations and Chief People Officer for the Maggiano’s Little Italy, a restaurant group which is owned by Brinker International, a Dallas based, publicly owned corporation, also the owner Chili’s Grill and Bar. Between 1990 and 1996, Mr. Koutsogiorgas served in leadership positions at Lettuce Entertain You Enterprises (LEYE), a Chicago-based, privately owned multi concept restaurant group. He was instrumental in the development of two successful restaurant concepts, Papagus Greek Taverna, and Maggiano’s Little Italy. In April of 1994, Mr. Koutsogiorgas was appointed Managing Partner and Vice President of Operations by the Board of Directors of Lettuce Entertain You Enterprises, and two years later, in 1996, when the company sold Maggiano’s Little Italy to Brinker International, Mr. Koutsogiorgas transitioned to a senior executive position with the new parent of Maggiano’s Little Italy.

Mr. Koutsogiorgas holds a Bachelor of Arts degree from the University of Athens, in Greece. He continued his studies in Political Science and Public Administration at Southern Methodist University (SMU), in Dallas, Texas, where he graduated with a Master of Arts degree. George Koutsogiorgas is qualified to serve on the New Pinstripes’ Board of Directors because of his vast experience in the hospitality sector, coupled with his astute leadership skills and board member experience.

Other Key Employees

Lida Ahn serves as the Chief People Officer at Pinstripes and has held this role since 2022. From 2017 to 2022, she held the role of Chief Training Officer and has worked at Pinstripes for 16 years. She began her career in the hospitality industry with J. Alexander’s, an upscale national restaurant franchise, where she advanced to a leadership position and held the role of Lead Trainer from 2005 until 2006. Ms. Ahn then joined the Cenitare Restaurant Group, a restaurant development and management company based in Wheeling, IL, where she participated in the opening of Tramonto’s Steak and Seafood Restaurant and the RT Lounge. Ms. Ahn is 41 and has a Bachelor of Arts degree from Oberlin College, studied at Trinity International University, and holds a Masters of Arts degree from University of Nevada-Las Vegas in Hospitality Management.

Cesar Gutierrez is 48 years old and has served as the Chief Culinary Officer at Pinstripes from 2017 until the present and has previously served as Pinstripes’ Director of Culinary Operations from 2011 to 2017. He has over 30 years of culinary experience. From 1993 until 2006, he worked with the Lettuce Entertain You Restaurant Group, where held various roles and eventually held the position of Executive Chef at Maggiano’s Little Italy, a national restaurant franchise specializing in Italian-American cuisine. Mr. Gutierrez then joined the Cenitare Restaurant Group, a restaurant group that operates several successful restaurants, as its Corporate Chef from 2006 until 2007, where he opened and operated Osteria DiTramonto, Tramonto Steak, and Seafood & RT Lounge. Mr. Gutierrez has also served as an Executive Chef at various restaurant brands, most recently Francesca’s on Chestnut and at DiSotto Enoteca Gold Coast from 2008 until 2011.

Chris Soukup has served as Pinstripes’ Chief Operations Officer from February 2017 until the present and served as Pinstripes’ Director of Operations from its inception until February 2017. At Pinstripes, Mr. Soukup manages the Operations Team along with the Event Sales Team. He has 17 years of experience at Pinstripes and over 35 years of industry experience, holding leadership roles in running both the front and back of the house at restaurants. Mr. Soukup began his career with the Larimer Group, a restaurant group, where he managed a collection of restaurants in Denver, CO, from 1993 until 1996, including Mexicali Café, Cadillac Ranch, Josephina’s, Champion Brewery and Tommy Tsunami. From 1997 to 2004, he worked with the Hillstone Restaurant Group, where he held the role of Service Manager and Kitchen Manager for a variety of restaurants, and was on the opening team for Cherry Creek Grill in Denver CO. From 2004 until 2006, Mr. Soukup held the combined roles of Service Manager and Kitchen Manager at Grand

Lux Café in Chicago, IL. Mr. Soukup is 53 years old and has studied communications at the Metropolitan State University of Denver, CO, and completed the Culinary & Service program at the Culinary Institute of America at Greystone, in Napa Valley, CA.

Board of Directors Composition

New Pinstripes’ business and affairs will be organized under the direction of New Pinstripes’ board. New Pinstripes’ board is expected to consist of seven members upon the consummation of the Business Combination. Dale Schwartz will serve as Chairperson of New Pinstripes’ board. The primary responsibilities of New Pinstripes’ board will be to provide oversight, strategic guidance, counseling and direction to New Pinstripes’ management. New Pinstripes’ board will be required to meet on a regular basis and additionally as required.

As discussed more fully under the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Director Designation Agreement,” New Pinstripes will enter into the Director Designation Agreement with Dale Schwartz. Pursuant to the Director Designation Agreement, Mr. Schwartz will have the right to designate (i) up to four directors to New Pinstripes’ board and (ii) up to a majority of the members of each committee of New Pinstripes’ board, for so long as Mr. Schwartz beneficially owns a number of shares of New Pinstripes Common Stock at least equal to a specific percentage of the shares issued to him in the Business Combination as set forth in the Director Designation Agreement. Further, pursuant to the Director Designation Agreement, New Pinstripes will not (i) increase or decrease the size of the board or (ii) approve any amendments to or adopt new organizational documents, committee charters or policies that could reasonably be deemed to be adverse to Mr. Schwartz, without the approval of Mr. Schwartz, for so long as Mr. Schwartz beneficially owns a number of shares of New Pinstripes Common Stock at least equal to a specific percentage of the shares issued to him in the Business Combination as set forth in the Director Designation Agreement. In addition, Mr. Schwartz has the ability to request the removal of each of his board designees and take any and all actions reasonably necessary or appropriate to cause the removal of his board designee from New Pinstripes’ board. Pursuant a letter agreement between Mr. Schwartz and each of his board designees, each designee has agreed to tender his or her resignation upon such request from Mr. Schwartz.

In accordance with the terms of the New Pinstripes A&R Charter, which will be effective upon the consummation of the Business Combination, New Pinstripes’ board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except that the Class I directors will be appointed to an initial one-year term (and three-year terms subsequently), the Class II directors will be appointed to an initial two-year term (and three-year terms subsequently) and the Class III directors will be appointed to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors. Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

New Pinstripes’ board will be divided into the following classes:

●	Class I, which is anticipated to consist of Daniel P. Goldberg and , whose terms will expire at New Pinstripes’ first annual meeting of stockholders to be held after the completion of the Business Combination;
●	Class II, which is anticipated to consist of George Koutsogiorgas and Larry Kadis, whose terms will expire at New Pinstripes’ second annual meeting of stockholders to be held after the completion of the Business Combination; and
●	Class III, which is anticipated to consist of Dale Schwartz, Jack Greenberg and Jerry Hyman, whose terms will expire at New Pinstripes’ third annual meeting of stockholders to be held after the completion of the Business Combination.

At New Pinstripes’ annual meeting of stockholders expected to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified or their earlier resignation, retirement or removal. This classification of the New Pinstripes’ board may have the effect of delaying or preventing potential changes of control in New Pinstripes’ board.

Director Independence

In connection with the completion of the Business Combination, New Pinstripes Common Stock will be listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the related rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

New Pinstripes’ board will undertake a review of the independence of each director and consider whether each director of New Pinstripes has a material relationship with New Pinstripes that could compromise such director’s ability to exercise independent judgment in carrying out such director’s responsibilities. As a result of this review, New Pinstripes anticipates that each of Jack Greenberg, Daniel P. Goldberg, Jerry Hyman, Larry Kadis, George Koutsogiorgas and         will be considered an “independent director” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure

New Pinstripes will not have a policy regarding whether the role of the Chairperson of the board and Chief Executive Officer should be separate or combined, and New Pinstripes’ board of directors will maintain the flexibility to select the Chairperson of the board and Chief Executive Officer and reorganize the leadership structure, from time to time, based on criteria that are in the best interests of New Pinstripes and the best interests of its stockholders. Initially, New Pinstripes’ Chief Executive Officer, Dale Schwartz, will serve as Chairperson of New Pinstripes’ board of directors. New Pinstripes’ board of directors believes that Mr. Schwartz’ familiarity with the company and extensive knowledge of the hospitality industry will qualify him to serve as the Chairperson of New Pinstripes’ board and that combining the roles of Chief Executive Officer and Chairperson of the board will enable Mr. Schwartz to drive strategy and agenda setting at the board level while maintaining responsibility for executing on that strategy by serving as New Pinstripes’ Chief Executive Officer. As discussed more fully under the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Director Designation Agreement,” New Pinstripes’ board will nominate, appoint or elect Mr. Schwartz to New Pinstripes’ board so long as he is serving as Chief Executive Officer or Executive Chairman of New Pinstripes.

The New Pinstripes A&R Bylaws, expected to be effective upon completion of the Business Combination, will provide that at any time when the Chairperson is not an independent director, the board of directors will designate a lead independent director. New Pinstripes’ board of directors is expected to appoint to serve as New Pinstripes’ lead independent director. In such role, will have responsibility for: (a) presiding at meetings of the board of directors at which the Chairperson of the board is not present, including executive sessions of the independent directors; (b) approving information sent to the board of directors; (c) approving the agenda and schedule for board of directors meetings to provide that there is sufficient time for discussion of all agenda items; (d) serving as liaison between the Chairperson of the board and the independent directors; (e) being available for consultation and communication with major stockholders upon request; and (f) performing such other designated duties as the board of directors may determine from time to time.

Audit Committee

Following the completion of the Business Combination, New Pinstripes’ Audit Committee is expected to consist of           and           , with           serving as chair. Each of these individuals is expected to qualify as an independent director under the NYSE listing standards and the independence standards of Rule 10A-3 of the Exchange Act. Each member of the Audit Committee is

expected to be financially literate and New Pinstripes’ board is expected to determine that           qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

New Pinstripes’ Audit Committee will be responsible for, among other things:

●	selecting and hiring New Pinstripes’ independent auditors, and approving the audit and non-audit services to be performed by New Pinstripes’ independent auditors;
●	assisting New Pinstripes’ board of directors in evaluating the qualifications, performance and independence of New Pinstripes’ independent auditors;
●	assisting New Pinstripes’ board of directors in monitoring the quality and integrity of its financial statements and New Pinstripes’ accounting and financial reporting;
●	assisting New Pinstripes’ board of directors in monitoring compliance with legal and regulatory requirements;
●	overseeing the systems of internal control, which management and New Pinstripes’ board will establish;
●	assisting New Pinstripes’ board of directors in monitoring the performance of the internal audit function;
●	reviewing with management and New Pinstripes’ independent auditors the annual and quarterly financial statements;
●	establishing procedures for the receipt, retention and treatment of complaints received by New Pinstripes regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by New Pinstripes’ employees of concerns regarding questionable accounting or auditing matters; and
●	preparing the audit committee report that the rules and regulations of the SEC require to be included in New Pinstripes’ annual proxy statement.

Compensation and Human Capital Committee

Following the completion of the Business Combination, New Pinstripes’ Compensation and Human Capital Committee is expected to consist of        ,         , and         , with         serving as chair. Each of these individuals is expected to qualify as an independent director under the NYSE listing standards.

New Pinstripes’ Compensation and Human Capital Committee will be responsible for, among other things:

●	reviewing and approving corporate goals and objectives relevant to the compensation of New Pinstripes’ Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving New Pinstripes’ Chief Executive Officer’s compensation level based on such evaluation;
●	reviewing and approving, or making recommendations to New Pinstripes’ board of directors with respect to, the compensation of its other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;
●	reviewing and recommending the compensation of New Pinstripes’ directors;
●	reviewing and overseeing New Pinstripes’ policies and practices relating to human capital management;
●	reviewing, monitoring and providing recommendations to New Pinstripes’ board on New Pinstripes’ workplace policies and practices, including corporate culture and employee engagement, talent management and leadership development, employee diversity and inclusion, and ensuring a respectful workplace free of discrimination and harassment;
●	reviewing and discussing annually with management the “Compensation Discussion and Analysis” disclosure by New Pinstripes required under SEC rules;

●	preparing the Compensation and Human Capital Committee’s report required by the SEC to be included in New Pinstripes’ annual proxy statement; and
●	reviewing and making recommendations with respect to New Pinstripes’ equity compensation plans.

Nominating, Corporate Governance and Sustainability Committee

Following the Business Combination, New Pinstripes’ Nominating, Corporate Governance and Sustainability Committee is expected to consist of         ,           , and           , with            serving as chair.          ,            and           are expected to each qualify as an independent director under the NYSE listing standards.

New Pinstripes’ Nominating, Corporate Governance and Sustainability Committee will be responsible for, among other things:

●	subject to the Director Designation Agreement, assisting New Pinstripes’ board of directors in identifying prospective director nominees and recommending nominees to the board of directors;
●	overseeing the evaluation of New Pinstripes’ board of directors and management;
●	providing general oversight in respect of corporate governance, social responsibility, and sustainability matters;
●	reviewing developments in corporate governance practices and developing and recommending corporate governance guidelines and changes thereto; and
●	recommending members for each committee of New Pinstripes’ board of directors.

Code of Ethics

Following the consummation of the Business Combination, New Pinstripes will have a Code of Ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. New Pinstripes’ Code of Ethics will be available on New Pinstripes’ website at https://             .com. In addition, New Pinstripes intends to post on its website all disclosures that are required by law or the listing standards of NYSE concerning any amendments to, or waivers from, any provision of the code. The reference to New Pinstripes’ website address does not constitute incorporation by reference of the information that will be contained at or available through New Pinstripes’ website, and you should not consider it to be a part of this joint proxy statement/consent solicitation statement/prospectus.

Director and Officer Indemnification Agreements

Prior to the completion of the Business Combination, New Pinstripes is expected to enter into indemnification agreements with each of its directors and executive officers. These agreements will require New Pinstripes to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to New Pinstripes, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. New Pinstripes is also expected to enter into indemnification agreements with its future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling New Pinstripes pursuant to the foregoing, New Pinstripes will be informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by New Pinstripes of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in the registration statement of which this prospectus forms a part, New Pinstripes will, unless in the opinion of New Pinstripes’ counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and New Pinstripes will be governed by the final adjudication of such issue.

Compensation Committee Interlocks and Insider Participation

At the time of the completion of the Business Combination, no interlocking relationship will exist between New Pinstripes’ board of directors or its Compensation and Human Capital Committee and the board of directors or compensation committee of any other entity.

Corporate Governance Guidelines

New Pinstripes’ board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the New York Stock Exchange that serve as a flexible framework within which New Pinstripes’ board of directors and its committees operate. These guidelines will cover a number of areas, including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairperson of the board, chief executive officer and presiding director, meeting of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of New Pinstripes’ corporate governance guidelines will be posted on New Pinstripes’ website.

Related Person Policy of the Company

New Pinstripes will adopt a formal written policy that will be effective upon completion of the Business Combination providing that New Pinstripes’ officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the New Pinstripes’ voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New Pinstripes without the approval of the New Pinstripes’ Nominating, Corporate Governance and Sustainability Committee, subject to the exceptions described below.

A related person transaction is generally expected to comprise a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which New Pinstripes and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services to be provided to New Pinstripes as an employee or director will not be covered by this policy.

Under the policy, New Pinstripes will collect information that New Pinstripes deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholders to enable New Pinstripes to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, it is expected that under New Pinstripes’ Code of Ethics, employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, New Pinstripes’ Audit Committee, or other independent body of New Pinstripes’ board, must consider, in light of known circumstances, whether the transaction is in. or is not inconsistent with, New Pinstripes’ best interests and those of New Pinstripes’ stockholders, as New Pinstripes’ audit committee, or other independent body of New Pinstripes’ board, determines in the good faith exercise of its discretion.

New Pinstripes’ Audit Committee is expected to determine that certain transactions will not require the approval of the Audit Committee, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of New Pinstripes Common Stock and all holders of New Pinstripes Common Stock receive the same benefit on a pro rata basis and transactions available to all employees generally.

EXECUTIVE COMPENSATION

Banyan

Prior to the consummation of the Business Combination, none of the executive officers or directors of Banyan received any cash compensation for services rendered. The Sponsor, executive officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors and our or their respective affiliates. We note that certain named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Pinstripes

Unless the context otherwise requires, any reference in this section of this proxy statement to the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes, Inc. together with its subsidiaries, prior to the Business Combination. Any reference in this section of this proxy statement to “New Pinstripes,” “combined company” and “post-Business Combination company” refers to New Pinstripes and its subsidiaries following the consummation of the Business Combination.

Banyan currently qualifies, and New Pinstripes will qualify, as an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, Pinstripes has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such is defined in the rules promulgated under the Securities Act. This section provides an overview of Pinstripes’ executive compensation program for Pinstripes’ principal executive officer for Pinstripes’ last two completed fiscal years. Pinstripes’ fiscal year ends on the last Sunday of each April. This section also includes a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For fiscal year 2023, Pinstripes’ principal executive officer was Dale Schwartz, our Chief Executive Officer.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to Pinstripes’ principal executive officer, its sole named executive officer(1) for the fiscal years ending on April 24, 2022 and April 30, 2023:

Name and Position	Fiscal Year	Salary(2) ($)	Bonus (3) ($)	Total ($)
Dale Schwartz	2022	316,246	125,000	441,246
Chief Executive Officer	2023	356,731	229,530	586,261
(1)

Apart from its principal executive officer, Pinstripes had no executive officers for the fiscal years ending April 24, 2022 and April 30, 2023. Accordingly, there are no named executive officers listed in the Summary Compensation Table other than Mr. Schwartz. We anticipate that New Pinstripes will have additional named executive officers following the Business Combination.

(2)	The amounts reported in this column represent the base salary paid to Mr. Schwartz for the fiscal years ending April 24, 2022 and April 30, 2023.
(3)	The amounts reported in this column represent the annual discretionary bonus paid to Mr. Schwartz for the fiscal years ending April 24, 2022 and April 30, 2023.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements

Our principal executive officer is not party to any employment agreement, severance agreement or restrictive covenant agreement.

Base Salary

Our principal executive officer receives a base salary as compensation for services rendered, which is intended to provide a fixed component of compensation that reflects his skill set, experience, role and responsibilities. For fiscal years ending April 24, 2022 and April 30, 2023, Mr. Schwartz’s base salary was $316,246 and $356,731, respectively.

Annual Bonuses

Our principal executive officer is eligible to receive an annual discretionary bonus. For fiscal years ending April 24, 2022 and April 30, 2023, Mr. Schwartz was paid an annual discretionary bonus of $125,000 and $229,530, respectively.

Other Benefits

We currently provide broad-based health and welfare benefits that are available to our full-time salaried employees, including our principal executive officer. In addition, we currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including our principal executive officer) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.

Equity-Based Compensation

In 2008, Pinstripes adopted the 2008 Pinstripes, Inc. Equity Incentive Plan (the “Equity Plan”) in order to provide certain employees or other eligible service-providers with common stock shares in the form of an award of options or restricted stock.

From time to time, Pinstripes has granted options to purchase Pinstripes Common Stock. Mr. Schwartz has not been granted any options or other form of equity-based compensation pursuant to the Equity Plan or otherwise.

It is expected that the Pinstripes Holdings, Inc. 2023 Omnibus Equity Incentive Plan (the “2023 EIP Plan”) will be approved by stockholders, as described in the section entitled “Proposal No.5  — The Omnibus Equity Incentive Plan Proposal.” Following such approval, the Equity Plan will be terminated, and no further grants will be made thereunder, after the consummation of the Business Combination.

Outstanding Equity Awards at 2023 Fiscal Year-End

Mr. Schwartz has not received equity awards and had no outstanding equity awards as of April 30, 2023.

Potential Payments upon Termination or Change-In-Control

Our principal executive officer is not entitled to receive any potential payments upon termination of employment or a change in control.

Post-Business Combination Company Executive Compensation

Following the completion of the Business Combination, New Pinstripes intends to develop an executive compensation program that is designed to align compensation with New Pinstripes’ business objectives and the creation of stockholder value, while enabling New Pinstripes to attract, motivate and retain individuals who contribute to the long-term success of New Pinstripes. Decisions on the executive compensation program will be made by the compensation committee of the New Pinstripes Board.

Director Compensation

None of our non-employee directors received compensation for their service on the Pinstripes Board (or any committee thereof) for the fiscal year ended April 30, 2023. In addition, none of our employees who served as a director on the Pinstripes Board (or any committee thereof) received compensation for their service as such directors.

In connection with the Business Combination, New Pinstripes intends to adopt a new board of directors compensation program that is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage their ownership of stock to further align their interests with those of our stockholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Banyan Related Party Transactions

The following is a description of certain relationships and transactions that exist or have existed or that Banyan has entered into with its directors, executive officers, or stockholders who are known to Banyan to beneficially own more than five percent of its voting securities and their respective affiliates and immediate family members.

Banyan Class B Common Stock

On March 16, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of Banyan’s offering costs in consideration for 8,625,000 shares of Banyan Class B Common Stock and an aggregate of 142,500 of such shares were subsequently transferred to Banyan’s independent directors, executive officers and other third parties. On November 30, 2021, the Sponsor voluntarily forfeited certain shares of Banyan Class B Common Stock such that the Sponsor Holders collectively held 6,900,000 shares of Banyan Class B Common Stock. On January 19, 2022, Banyan effectuated a 1.05-for-1 stock split by way of a stock dividend such that following such stock split, the Sponsor Holders collectively held 7,245,000 shares of Banyan Class B Common Stock.

On April 21, 2023, the Extension Amendment was approved by Banyan’s stockholders and Banyan filed the Extension Amendment with the Secretary of State for the State of Delaware, which became effective upon filing. The Extension Amendment provides that each of the holders of shares of Banyan Class B Common Stock has the right at any time to convert any and all of its shares of Banyan Class B Common Stock into shares of Banyan Class A Common Stock on a one-for-one basis prior to the closing of a business combination at the election of such holder. Also on April 21, 2023, following the filing and effectiveness of the Extension Amendment, the Sponsor converted 2,000,000 shares of Banyan Class B Common Stock into 2,000,000 shares of Banyan Class A Common Stock on a one-for-one basis, as a result of which the Sponsor Holders now collectively hold 5,095,375 shares of Banyan Class B Common Stock and the Sponsor holds 2,000,000 shares of Banyan Class A Common Stock.

Private Placement Warrants

Simultaneously with the IPO, Banyan completed the private placement of 11,910,000 Banyan Private Placement Warrants to the Sponsor, BTIG, LLC and I-Bankers Securities, Inc., including 1,260,000 Banyan Private Placement Warrants as a result of the IPO Underwriters’ exercise of their over-allotment option in full, at a purchase price of $1.00 per Banyan Private Placement Warrant, for an aggregate of $11,910,000. The Banyan Private Placement Warrants are identical to the Banyan Public Warrants included as part of the Units sold in the IPO, except that, so long as they are held by the Sponsor, the IPO Underwriters or their permitted transferees: (1) they will not be redeemable by Banyan, except under certain circumstances when the price per share of the Banyan Class A Common Stock equals or exceeds $10.00; (2) they (including the shares of Banyan Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of Banyan’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares of Banyan Class A Common Stock issuable upon exercise of these warrants) are entitled to registration rights.

Support Services Agreement

Banyan currently utilizes office space at 400 Skokie Blvd, Suite 820, Northbrook, Illinois, 60062 from an affiliate of the Sponsor. Banyan pays the affiliate of the Sponsor $10,000 per month for office space, support and administrative services provided to members of the management team. During the year ended December 31, 2022, the Sponsor permanently waived its right to receive such fees from Banyan.

Sponsor and Insider Fees and Reimbursement

No compensation of any kind, including finder’s and consulting fees, will be paid by Banyan to the Sponsor, the Insiders, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, the Sponsor and the Insiders, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Banyan’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, the Insiders or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Banyan’s behalf.

Related Party Loans

Prior to the consummation of the IPO, the Sponsor had agreed to loan Banyan up to $300,000 under an unsecured promissory note to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and was due at the earlier of March 1, 2022 or the closing of the IPO. The outstanding loan balance of $290,000 was repaid the day of the closing of the IPO out of the offering proceeds held in Banyan’s operating account, and there are no amounts outstanding under the promissory note with the Sponsor.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Banyan’s directors and officers may, but are not obligated to, loan Banyan funds as may be required. If Banyan completes an initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account that are released. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, Banyan may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Banyan Private Placement Warrants issued to the Sponsor and the IPO Underwriters. Prior to the completion of an initial business combination, we do not expect to seek loans from parties other than the Sponsor or the Insiders or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver of any and all rights to seek access to funds in the Trust Account.

On June 1, 2023, Banyan issued unsecured promissory notes to each of Jerry Hyman, Banyan’s chairman and Keith Jaffee, Banyan’s chief executive officer, to be used for general working capital purposes. Each of the notes is in the total principal amount of up to $1,000,000 and each of Jerry Hyman and Keith Jaffee have funded, as of the date of this joint proxy statement/consent solicitation statement/prospectus, a principal amount of $506,000. The notes do not bear interest and mature upon closing of Banyan’s initial business combination. In the event that Banyan does not consummate a business combination, the notes will be repaid only from amounts remaining outside of the Trust Account, if any. Up to $750,000 of the total principal amount of each note may be converted, in whole or in part, at the option of the lender into warrants of Banyan at a price of $1.00 per warrant, which warrants will be identical to the Banyan Private Placement Warrants.

Pinstripes Related Party Transactions

The following is a description of certain relationships and transactions that exist or have existed or that Pinstripes has entered into with its directors, executive officers (including those persons who will become directors or executive officer of New Pinstripes following the consummation of the Business Combination) or stockholders who are known to Pinstripes to beneficially own more than five percent of its voting securities, which includes affiliates of Westfield, Brookfield, Macerich,HBC US Holdings, Simon Property Group, and their respective affiliates and immediate family members,

C. Rae Interiors, Ltd. Vendor Agreement, Design Agreement and Cohen Warrant

On April 19, 2023, Pinstripes entered into an agreement by and among GCCP II AGENT, LLC (“Granite”), C. Rae Interiors, Ltd. (the “Vendor”) and Pinstripes (the “C. Rae Interiors, Ltd. Vendor Agreement”) with the intention to purchase certain goods from the Vendor with the proceeds of a loan and security agreement dated April 19, 2023 between Granite and Pinstripes (the “Granite Loan Agreement”). The Vendor is 100% owned by Cindy Rae Cohen, the sister of Dale Schwartz, Pinstripes’ Founder, Chairperson of Pinstripes Board of Directors and Chief Executive Officer. Since the signing of the C. Rae Interiors, Ltd. Vendor Agreement, Pinstripes has paid $395,000 to the Vendor. The C. Rae Interiors, Ltd. Vendor Agreement will terminate at the Closing of the Business Combination.

On June 1, 2006, Pinstripes entered into an unwritten arrangement with the Vendor pursuant to which the Vendor was engaged to provide design services for the benefit of Pinstripes on an ongoing basis (the “Design Agreement”). The aggregate amount paid by Pinstripes to the Vendor pursuant to the Design Agreement since the beginning of Pinstripe’s fiscal year ended April 30, 2023 (fiscal 2023) through July 28, 2023 was $5,586.

In December 2017, Pinstripes entered into a warrant agreement (the “Cohen Warrant Agreement”) with Cindy Rae Cohen pursuant to which Pinstripes issued to Ms. Cohen an aggregate of 50,000 warrants as added consideration for services rendered under the Design Agreement. Each warrant entitles Ms. Cohen to purchase one share of Pinstripes Common Stock for a price of $8.00 per share, subject to such adjustment as provided in the Cohen Warrant Agreement. The warrants (including the Pinstripes Common Stock issuable upon exercise of the warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the Closing of the Business Combination. On June 22, 2023, Ms. Cohen and Pinstripes entered into an amendment to the

Cohen Warrant Agreement pursuant to which the warrant will automatically be deemed exercised on a cashless basis upon the Closing of the Business Combination.

On April 1, 2021, Pinstripes issued $125,000 aggregate principal amount convertible notes to Jeffrey Schwartz, the brother of Dale Schwartz. The convertible note accrued interest at 8% annually and matured on April 1, 2022. The holder of the convertible note had the right, at their option, to convert all of the outstanding principal to shares of Pinstripes Series G Convertible Preferred Stock equal to the quotient of (i) the outstanding principal on the convertible note divided by (ii) the conversion price. The conversion price was equal to $10 per share. The holder of the convertible note converted the convertible note to 12,500 shares of Pinstripes Series G Convertible Preferred Stock in June 2022.
Pinstripes Convertible Note Financing

On June 4, 2021, Pinstripes issued $5,000,000 aggregate principal amount of convertible notes (the “Convertible Notes”) to affiliates of Westfield (the “Note Holders”), a 5% stockholder of Pinstripes. The Convertible Notes accrue interest at an annual rate of 1.07% and mature on June 4, 2025. The Note Holders have the right, at their option, to convert all of the outstanding principal and accrued interest to shares of Pinstripes Common Stock equal to the quotient of (i) the outstanding principal on the Convertible Note divided by (ii) the conversion price of $10 per share. If the Note Holders elect not to convert, they are entitled to an annual premium payment equal to 6.93% of the outstanding principal amount owed. For fiscal 2023, interest related to the premium on the Convertible Notes was $660,000. Pursuant to an amendment to the Convertible Notes executed on June 22, 2023, immediately prior to the Closing of the Business Combination the outstanding principal owed by Pinstripes pursuant to the Convertible Notes, together with all accrued but unpaid interest thereon (the “Outstanding Balance”) shall be automatically converted into that number of shares of Pinstripes Common Stock equal to the quotient obtained by dividing the Outstanding Balance on the date of such conversion by $10.00.

Pinstripes Preferred Stock Financing

From time to time, Pinstripes has sold Preferred Stock to its directors, including directors who are expected to be directors of New Pinstripes, and to certain affiliates of its real estate partners, who are 5% stockholders of Pinstripes. Each share of Preferred Stock may be converted at any time into shares of Pinstripes Common Stock at a ratio of one to one. Pinstripes expects that each share of Preferred Stock will be converted to a share of New Pinstripes Common Stock in connection with the Business Combination. The following table summarizes the shares of Preferred Stock held by Pinstripes’ directors and 5% stockholders as of the date of this joint proxy statement/consent solicitation statement/prospectus supplement:

		Purchase
Name of	Financing	Price Per	Conversion	Principal	Dividend Rate per	# of Shares of
Purchaser	Series	Share	Price	Amount	Share	Preferred Stock
Jack Greenberg
	Series C	$2.50	$2.50	$200,000	$0.20	80,000
	Series D-1	$3.00	$3.00	$99,999	$0.24	33,333
Daniel Goldberg
	Series A	$0.50	$0.50	$62,500	$0.40	125,000
	Series B	$2.00	$2.00	$140,625	$0.16	56,250
	Series D-1	$3.00	$3.00	$187,500	$0.24	62,500
	Series D-2	$4.50	$4.50	$374,998.50	$0.36	83,333
Larry Kadis
	Series A	$0.50	$0.50	$62,500	$0.40	125,000
	Series D-1	$3.00	$3.00	$187,500	$0.24	62,500
BPR Cumulus LLC, an affiliate of Brookfield and a 5% stockholder of Pinstripes
	Series F	$8.00	$8.00	$11,500,000	$0.64	1,437,500
MP PS LLC, an affiliate of Macerich and a 5% stockholder of Pinstripes
	Series H	$15.00	$15.00	$6,000,000	$1.20	400,000
NONSUCH LLC, an affiliate of Hudson’s Bay and a 5% stockholder of Pinstripes
	Series F	$8.00	$8.00	$10,000,000	$0.64	1,250,000
SPG Pinstripes, Inc., an affiliate of Simon Property Group and a 5% stockholder of Pinstripes
	Series F	$8.00	$8.00	$5,000,000	$0.64	625,000

The Stockholders’ Agreement

Dale Schwartz, affiliates of Brookfield, Macerich, HBC US Holdings, Simon Property Group and those other parties who become signatories thereto from time to time (collectively, with Dale Schwartz and the affiliates of Brookfield, Macerich, HBC US Holdings and Simon Property Group, the "Stockholders") are each a party to the Pinstripes amended and restated stockholders agreement dated January 9, 2017 (the “Stockholders’ Agreement”).

The Stockholders’ Agreement, among other things, provides the terms for the constituency of directors. Pursuant to the terms of the Stockholders’ Agreement, each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, all persons designated by Dale Schwartz shall be elected as directors. The current slate of directors as of the date of this joint proxy statement/consent solicitation statement/prospectus is as follows: Dale Schwartz, Jack Greenberg, Dan Goldberg, Larry Kadis and George Koutsogiorgas.

Pursuant to the Stockholders’ Agreement, each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to the voting provisions of the Stockholders’ Agreement may be removed from office unless such removal is directed or approved by the affirmative vote of Mr. Schwartz, (ii) any vacancies created by the resignation, removal or death of a director shall be filled pursuant to the voting provisions of the Stockholders’ Agreement and (iii) upon the request of Mr. Schwartz to remove a director, such director shall be removed.

The parties to the Stockholders’ Agreement have certain registration rights pursuant to the Stockholders Agreement, which will terminate at the Closing of the of the Business Combination and will be replaced by the registration rights provided pursuant to the A&R Registration Rights Agreement. For more information on the A&R Registration Rights Agreement, see the sections entitled “Conditions to the Closing of the Business Combination—Related Agreements— A&R Registration Rights Agreement” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.” The Stockholders’ Agreement will be terminated at the Closing of the Business Combination.

Other Agreements with Real Estate Partners

The Brookfield Norwalk Lease Agreement

On April 23, 2019, Pinstripes entered into a lease agreement, as amended on December 9, 2020 (the “Brookfield Norwalk Lease Agreement”) with Brookfield, an affiliate of BPR Cumulus LLC, a Pinstripes 5% stockholder, for approximately 25,796 square feet of indoor space and approximately 500 square feet of patio space for its location at 100 N Water St Suite 3300, Norwalk, CT 06854.

Under the Brookfield Norwalk Lease Agreement, Pinstripes is obligated to pay to Brookfield an annual minimum rent of $1,050,000, subject to periodic increase, plus a percentage of annual gross sales over a threshold amount, and Pinstripes may also receive tenant allowances from Brookfield. The initial term of the Brookfield Norwalk Lease Agreement is 10 years, and Pinstripes has the option to renew for two additional successive five-year periods.

Pinstripes has paid $396,623 and $2,116,378 in fiscal 2024 (through August 20, 2023) and fiscal 2023, respectively, in connection with this lease.

The Westfield Garden State Plaza Lease Agreement

On May 18, 2021, Pinstripes entered into a lease agreement (the “Westfield Garden State Plaza Lease Agreement”) with Westfield, an affiliate of Fashion Square Eco LP and URW US Services, Inc., Pinstripes 5% stockholders, for 29,598 square feet of indoor space and 700 square feet of patio space for its location at 1 Garden State Plaza Blvd, Paramus, NJ 07652.

Under the Westfield Garden State Plaza Lease Agreement, Pinstripes is obligated to pay to Westland an annual minimum rent of $1,399,999.98, subject to periodic increase, plus a percentage of annual gross sales over a threshold amount, and Pinstripes has also received tenant allowances from Westfield. The initial term of the Westfield Garden State Plaza Lease Agreement is 15 years, and Pinstripes has the option to renew for one additional five-year period.

Pinstripes has received tenant allowances of $2,599,000 and $1,204,000 in fiscal 2024 (through August 20, 2023) and fiscal 2023, respectively, in connection with this lease.

The Westfield Topanga Lease Agreement

On May 18, 2021, Pinstripes entered into a lease agreement (the “Westfield Topanga Lease Agreement”) with Westfield, an affiliate of Fashion Square Eco LP and URW US Services, Inc., Pinstripes 5% stockholders, for 27,990 square feet of indoor space and 400 square feet of patio space for its location at 6600 Topanga Canyon Boulevard Canoga Park CA 91303.

Under the Westfield Topanga Lease Agreement, Pinstripes is obligated to pay to Westfield an annual minimum rent of $1,399,999.98 and subject to periodic increase, plus a percentage of annual gross sales over a threshold amount, and Pinstripes may also receive tenant allowances from Westfield. The initial term of the Westfield Topanga Lease Agreement is 10 years, and Pinstripes has the option to renew for two additional successive five-year periods.

Pinstripes has received tenant allowances of $4,478,000 and $0 in fiscal 2024 (through August 20, 2023) and fiscal 2023, respectively, in connection with this lease.

The Macerich Walnut Creek Lease Agreement

In August 2021, Pinstripes entered into a lease agreement (the “Walnut Creek Lease Agreement”) with MACERICH HHF BROADWAY PLAZA LLC, a Delaware limited liability company (“Macerich HHF”), an affiliate of MP PS LLC, a Pinstripes 5% stockholder, for 27,268 square feet of indoor space and 700 square feet of patio space for its location at 1115 Broadway Plaza, Walnut Creek, CA 94596, the terms of which were contingent upon the purchase of a mutually acceptable equity interest in Pinstripes by Macerich or its affiliate.

Such contingency was satisfied by MP PS LLC purchase of 400,000 shares of Pinstripes Series H Preferred Stock. Under the Walnut Creek Lease Agreement, Pinstripes is obligated to pay to Macerich HHF an annual fixed minimum rent of $1,357,761 per lease year, plus a percentage of annual gross sales over a threshold amount, and Pinstripes may also receive tenant allowances from Macerich HHF. The initial term of the Walnut Creek Lease Agreement is fifteen years, and Pinstripes has the option to renew for two additional successive five-year terms.

Pinstripes has received tenant allowances of $161,604 and $5,658 in fiscal 2024 (through August 20, 2023) and fiscal 2023, respectively, in connection with this lease.

The Simon Fort Worth Lease Agreement

On February 21, 2017, Pinstripes entered into a lease agreement for approximately 30,000 square feet of indoor space and approximately 3,000 square feet of patio space for its location at 5001 Trailhead Bnd Wy, Fort Worth, TX 76109, as amended by a first lease amendment on April 16, 2018, by a second lease amendment on May 27, 2020 and by a letter agreement dated November 29, 2016 (the “Fort Worth Lease Agreement”) with Clearfork Retail Venture, LLC (“Clearfork”). An affiliate of SPG Pinstripes, Inc. (which is an affiliate of Simon Property Group), a Pinstripes 5% stockholder, owns a minority interest in Clearfork.

Under the Fort Worth Lease Agreement, Pinstripes is obligated to pay to Clearfork an annual minimum rent, initially at $950,000 and subject to periodic increase, plus a percentage of annual gross sales over a threshold amount, and Pinstripes has also received tenant allowances from Clearfork. The initial term of the Fort Worth Lease Agreement is 10 years and Pinstripes has the option to renew for three additional successive five-year periods.

Pinstripes has paid Clearfork $346,215 and $1,439,901 in fiscal 2024 (through August 20, 2023) and fiscal 2023, respectively, in connection with this lease.

Related Person Transactions in Connection with the Business Combination

Director Designation Agreement

At the Closing, the New Pinstripes Board will be composed of a total of seven directors. At the Closing, New Pinstripes and Mr. Dale Schwartz, the chief executive officer of Pinstripes, will enter into the Director Designation Agreement, pursuant to which, among other things, Mr. Schwartz will have the right to designate: (i) four directors for election to the New Pinstripes Board so long as Mr. Schwartz or any trusts or family partnerships he controls (collectively, the “Schwartz Group”) beneficially own a number of shares equal to at least 70% of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, (ii) three directors for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 50% (and less than 70%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, (iii) two directors for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 25% (and less than 50%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination and (iv) one director for election to the New Pinstripes Board so long as the members of the Schwartz Group hold at least 10% (and less than 25%) of the number of shares of New Pinstripes Common Stock the members of the Schwartz Group are issued in connection with the Business Combination. Mr. Schwartz will also have the right to designate a majority of the members of each committee of the New Pinstripes Board for so long as Mr. Schwartz has the ability to designate at least four individuals for nomination to the New Pinstripes Board. At all other times that Mr. Schwartz has the ability to designate at least one individual for nomination to the New Pinstripes Board,

Mr. Schwartz will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee. Additionally, New Pinstripes will not increase or decrease the size of the New Pinstripes Board or amend or adopt new organizational documents, corporate policies or committee charters that might reasonably be deemed to adversely affect any of Mr. Schwartz’ rights under the Director Designation Agreement without the consent of Mr. Schwartz so long as Mr. Schwartz has the ability to designate at least one individual for nomination to the New Pinstripes Board. Each of Mr. Schwartz’s designees (other than himself) must qualify as independent directors under the rules of the New York Stock Exchange (or, if not the New York Stock Exchange, the principal U.S. national securities exchange upon which the New Pinstripes Common Stock is then listed). Mr. Schwartz may also enter into voting agreements whereby certain holders of Pinstripes Common Stock will agree to vote for Mr. Schwartz’s designees to the New Pinstripes Board. For additional information regarding the Director Designation Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Director Designation Agreement.”

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, the Sponsor Holders and Pinstripes entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor Holders agreed to (i) vote in favor of all proposals at the Special Meeting, (ii) waive the anti-dilution or similar protections with respect to the Banyan Class B Common Stock held by the Sponsor Holders, (iii) not redeem any of their respective shares in connection with the vote to approve the Business Combination and (iv) not further amend or modify the Letter Agreement. Additionally, each of the Sponsor Holders acknowledged that the Letter Agreement would continue to be in effect and would survive the consummation of the Business Combination; provided, however, that effective from the Closing, the lock-up period contained in Section 7 of the Letter Agreement would be shortened to six months from the Closing.

In addition, the Sponsor Holders agreed that two-thirds of the Banyan Class B Common Stock (or Banyan Class A Common Stock, if converted) held by the Sponsor Holders (excluding up to approximately 1,000,000 shares of Banyan Class B Common Stock that will be transferred at Closing by the Sponsor pursuant to the Non- Redemption Agreements and up to 2,000,000 shares of Banyan Class B Common Stock that may be transferred by the Sponsor to investors in the Series I Financing and the PIPE Financing) shall be subject to vesting conditions and forfeiture as follows: (i) 50% of the Vesting Shares shall vest and no longer be subject to forfeiture if the volume weighted average share price of the New Pinstripes Common Stock equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the Closing; and (ii) 100% of the Vesting Shares shall vest and no longer be subject to forfeiture if the volume weighted average share price of the New Pinstripes Common Stock equals or exceeds $14.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the Closing. Any Vesting Shares remain unvested upon the five-year anniversary of the Closing will be forfeited by the Sponsor Holders. For additional information regarding the Sponsor Letter Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Security Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain security holders of Pinstripes, including affiliates of Brookfield, Macerich, HBC US Holdings and Simon Property Group entered into the Security Holder Support Agreement, pursuant to which such security holders agreed to, among other things, (i) waive any appraisal rights or dissenter rights in connection with the Business Combination, (ii) as soon as reasonably practicable following the registration statement on Form S-4, of which this joint proxy statement/consent solicitation statement/prospectus forms a part, being declared effective by the SEC, consent to and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) not transfer any New Pinstripes Common Stock such security holders will be issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions applicable to such security holders will lapse prior to their expiration upon the occurrence of certain events, including a liquidation, merger, stock exchange, reorganization or other similar transactions that results in all of the public stockholders having the right to exchange their New Pinstripes Common Stock for cash, securities or other property and the closing price of the New Pinstripes Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. For additional information regarding the Security Holder Support Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Security Holder Support Agreement.”

A&R Registration Rights Agreement

At the Closing, New Pinstripes, the Sponsor Holders and certain equityholders of New Pinstripes intend to enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New Pinstripes.

Lockup Agreement

Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain other security holders of Pinstripes not party to the Security Holder Agreement entered into the Lockup Agreement, pursuant to which such security holders agreed that it, he or she will not transfer any New Pinstripes Common Stock such security holder will be issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions for the security holders will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the New Pinstripes Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. Additionally, the transfer restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will. For additional information regarding the Lockup Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Lockup Agreement.”

Indemnification Agreements

Pinstripes has entered into indemnification agreements, and prior to the completion of the Business Combination, New Pinstripes is expected to enter into indemnification agreements, with each of its directors and executive officers. These agreements require Pinstripes, and will require New Pinstripes, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to New Pinstripes, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. New Pinstripes is also expected to enter into indemnification agreements with its future directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling New Pinstripes pursuant to the foregoing, New Pinstripes will be informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by New Pinstripes of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part, New Pinstripes will, unless in the opinion of New Pinstripes’ counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and New Pinstripes will be governed by the final adjudication of such issue.

Statement of Policy Regarding Transactions with Related Persons

New Pinstripes expects to adopt a formal written policy, effective upon the Closing of the Business Combination, providing that New Pinstripes’ officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the New Pinstripes’ voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New Pinstripes without the approval of the New Pinstripes’ Nominating and Corporate Governance Committee, subject to the exceptions. For more information, see the section entitled “Management After the Business Combination - Related Person Policy of the Company.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Banyan Class A Common Stock as of            , 2023 (except as otherwise noted) and (ii) the expected beneficial ownership of New Pinstripes Common Stock immediately following the Closing, assuming that no Public Shares are redeemed in connection with the Business Combination Proposal and alternatively that the maximum number of Public Shares are redeemed in connection with the Business Combination Proposal by:

●	each person who is known to be the beneficial owner of more than 5% of either the outstanding Banyan Class A Common Stock or Banyan Class B Common Stock, and each person who is expected to be the beneficial owner of more than 5% of the outstanding shares of New Pinstripes Common Stock post-Business Combination;
●	each of our current executive officers and directors;
●	each person who will become an executive officer or director of New Pinstripes; and
●	all executive officers and directors of Banyan as a group pre-Business Combination and all executive officers and directors of New Pinstripes as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, or has the right to acquire such beneficial ownership within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Banyan Common Stock pre-Business Combination is based on 5,998,687 shares of Banyan Class A Common Stock and 5,245,000 shares of Banyan Class B Common Stock outstanding as of          , 2023.

The expected beneficial ownership of shares of New Pinstripes Common Stock immediately following the Closing, assuming that none of the Public Shares are redeemed (after giving effect to the Extension Amendment Redemptions), is based (1) on an aggregate of 51,949,647 shares of New Pinstripes Common Stock to be issued and outstanding immediately following the Closing; (2) no New Pinstripes Public Warrants and New Pinstripes Private Placement Warrants issued in connection with the Business Combination to purchase New Pinstripes Common Stock that will be outstanding immediately following Closing have been exercised; (3) 1,154,324 shares of New Banyan Common Stock are issued in the PIPE Financing, assuming consummation of the PIPE Financing prior to the Closing for aggregate proceeds of $11.5 million; and (4) Pinstripes does not issue any additional equity securities prior to the Business Combination, and that no other event occurs that would change either the Pinstripes per share consideration from what each would have been as of the date of this joint proxy statement/consent solicitation statement/prospectus.

The expected beneficial ownership of shares of New Pinstripes Common Stock immediately following the Closing, assuming the maximum number of the Public Shares is redeemed, is based on an aggregate of 52,170,016 shares of New Pinstripes Common Stock to be issued and outstanding immediately following the Closing, based on the same assumptions set forth above.

After the Business Combination
				Assuming No		Assuming Maximum
	Before the Business Combination			Redemption		Redemption
	Number	Number		Shares of		Shares of
	of	of		New Pinstripes		New Pinstripes
	Class A	Class B		Common		Common
Name of Beneficial Owner	Shares	Shares	% of Class	Stock	% of Class	Stock	% of Class
Five Percent Holders
Directors and Executive Officers of Banyan
Jerry Hyman
Keith Jaffee
George Courtot
Bruce Lubin
Otis Carter
Peter Cameron
All Banyan Directors and Executive Officers as a Group (6 persons)
Directors & Executive Officers of New Pinstripes After Closing
Dale Schwartz
Jack Greenberg
Daniel P. Goldberg, MD
Jerry Hyman
Larry Kadis
George Koutsogiorgas
All Directors and Executive Officers of New Pinstripes as a Group (persons)
*	Represents beneficial ownership of less than 1%.

DESCRIPTION OF SECURITIES

Unless the context otherwise requires, any reference in this section of this joint proxy statement/consent solicitation statement/prospectus to “we,” “us” and “our” refers to New Pinstripes following the closing of the Business Combination.

The following summary of the material terms of New Pinstripes’ securities following the completion of the Business Combination and reflects the anticipated state of affairs upon completion of the Business Combination. It is not intended to be a complete summary of the rights and preferences of such securities. The Proposed Charter is described in The Charter Amendment Proposal and the full text of the Proposed Charter is attached as Annex B to this joint proxy statement/consent solicitation statement/prospectus. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of New Pinstripes’ securities following the completion of the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of         shares of New Pinstripes Common Stock and        shares of undesignated preferred stock, $0.0001 par value per share. As of the Record Date for the Special Meeting, there were 5,998,687 shares of Banyan Class A Common Stock, 5,245,000 shares of Banyan Class B Common Stock and no shares of preferred stock of Banyan outstanding. The outstanding shares of Banyan Common Stock are, and the shares of New Pinstripes Common Stock to be issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The Proposed Charter, which will be adopted if the Charter Amendment Proposal is approved, provides for one class of New Pinstripes Common Stock. Following the completion of the Business Combination, all outstanding shares of Banyan Class A Common Stock will be reclassified as shares of New Pinstripes Common Stock on a one-to-one basis. There will be no outstanding shares of Banyan Class B Common Stock following the completion of the Business Combination as the outstanding Banyan Class B Common Stock will automatically be converted into shares of Banyan Class A Common Stock in connection with the Business Combination.

Voting power

Except as otherwise required by law or as otherwise provided in the Proposed Charter, including any certificate of designation for any series of preferred stock, the holders of New Pinstripes Common Stock will possess all voting power for the election of New Pinstripes’ directors and all other matters requiring stockholder action. Holders of New Pinstripes Common Stock will be entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of New Pinstripes Common Stock will vote together as a single class on all matters properly submitted to a vote of the stockholders.

Dividends

The Proposed Charter provides that holders of New Pinstripes Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the New Pinstripes board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on New Pinstripes Common Stock unless the shares of New Pinstripes Common Stock at the time outstanding are treated equally and identically.

Liquidation, dissolution and winding up

The Proposed Charter provides that the event of New Pinstripes’ voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of New Pinstripes, the holders of shares of New Pinstripes Common Stock will be entitled to receive ratably in proportion to the number of shares of New Pinstripes Common Stock held by them, all New Pinstripes’ remaining assets available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or other rights of New Pinstripes’ stockholders

New Pinstripes’ stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New Pinstripes Common Stock.

Election of directors and vacancies

Under the Proposed Charter, the board of directors will be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III, each of which is generally elected for a three-year term with only one class of directors being elected in each year. The holders of shares of New Pinstripes Common Stock will not have cumulative voting rights. Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Under the Proposed Charter, subject to the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the board of directors (but only to the extent the Director Designation Agreement remains in effect), newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Quorum

Under the Proposed Charter, the holders of 33-1/3% of the voting power of New Pinstripes Common Stock issued and outstanding and entitled to vote there at, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Preferred stock of New Pinstripes

The Proposed Charter provides, that shares of preferred stock may be issued from time to time in one or more series. The New Pinstripes Board will be authorized to fix the voting rights, if any, designations, powers and preferences, and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The New Pinstripes Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Pinstripes Common Stock and could have anti-takeover effects. The ability of the New Pinstripes Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. New Pinstripes will have no preferred stock outstanding as of the completion of the Business Combination.

Warrants

As of the Closing, there will be 23,985,000 New Pinstripes Warrants to purchase shares of New Pinstripes Common Stock, consisting of 12,075,000 New Pinstripes Public Warrants and 11,910,000 New Pinstripes Private Placement Warrants.

New Pinstripes Public Warrants

Each whole New Pinstripes Public Warrant entitles the registered holder to purchase one share of New Pinstripes Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Pinstripes Common Stock. This means that only a whole New Pinstripes Public Warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-half of one warrant, such warrant will not be exercisable. The warrants will expire five years after the Closing, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

New Pinstripes will not be obligated to deliver any shares of New Pinstripes Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Pinstripes Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Pinstripes satisfying New Pinstripes’ obligations described below with respect to registration. No warrant will be exercisable and New Pinstripes will not be obligated to issue shares of New Pinstripes Common Stock upon exercise of a warrant unless New Pinstripes Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Pinstripes be required to cashless settle any warrant, or issue securities or other compensation in exchange for the warrants, in the event that New Pinstripes is unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available.

New Pinstripes has agreed that as soon as practicable, but in no event later than 15 business days, after the Closing, New Pinstripes will use commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the shares of New Pinstripes Common Stock issuable upon exercise of the warrants. New Pinstripes will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the New Pinstripes Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Pinstripes may, at its option, require holders of New Pinstripes Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption and, in the event New Pinstripes so elects, New Pinstripes will not be required to file or maintain in effect a registration statement, but will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent exemptions are not available.

Redemption of warrants when the price per share of New Pinstripes Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, New Pinstripes may redeem the outstanding warrants (except as described herein with respect to the New Pinstripes Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the last reported sale price of New Pinstripes Common Stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which New Pinstripes sends the notice of redemption to the warrant holders (referred to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

New Pinstripes will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Pinstripes Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Pinstripes Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by New Pinstripes, New Pinstripes may exercise its redemption right even if New Pinstripes is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New Pinstripes has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Pinstripes issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Pinstripes Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of New Pinstripes Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, New Pinstripes may redeem the outstanding warrants (except as described herein with respect to the New Pinstripes Private Placement Warrants):

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New Pinstripes Common Stock (as defined below) except as otherwise described below;
●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and
●	if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the New Pinstripes Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Pinstripes Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by New Pinstripes pursuant to this redemption feature, based on the “fair market value” of New Pinstripes Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of New Pinstripes Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New Pinstripes will provide its warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (defined below) and the Newly Issued Price (defined below) and the denominator of which is $10.00 and (b) in the case of an adjustment, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of New Pinstripes Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Pinstripes Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366- day year, as applicable. For example, if the volume weighted average price of New Pinstripes Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Pinstripes Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of New Pinstripes Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Pinstripes Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of New Pinstripes Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New Pinstripes pursuant to this redemption feature, since they will not be exercisable for any shares of New Pinstripes Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the New Pinstripes Private Placement Warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Pinstripes Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of New Pinstripes Common Stock is below the exercise price of the warrants. New Pinstripes has established this redemption feature to provide New Pinstripes with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of New Pinstripes Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of January 19, 2022. This redemption right provides New Pinstripes with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to New Pinstripes’ capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. New Pinstripes will be required to pay the applicable redemption price to warrant holders if New Pinstripes chooses to exercise this redemption right and it will allow New Pinstripes to quickly proceed with a redemption of the warrants if New Pinstripes determines it is in its best interest to do so. As such, New Pinstripes would redeem the warrants in this manner when New Pinstripes believes it is in its best interest to update New Pinstripes’ capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, New Pinstripes can redeem the warrants when the shares of New Pinstripes Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to New Pinstripes’ capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Pinstripes chooses to redeem the warrants when the shares of New Pinstripes Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Pinstripes Common Stock than they would have received if they had chosen to exercise their warrants for shares of New Pinstripes Common Stock if and when such shares of New Pinstripes Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Pinstripes Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Pinstripes will round down to the nearest whole number of the number of shares of New Pinstripes Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Pinstripes Common Stock pursuant to the warrant agreement (for instance, if New Pinstripes is not the surviving company in a Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Pinstripes Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures

A holder of a warrant may notify New Pinstripes in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Pinstripes Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of issued and outstanding shares of New Pinstripes Common Stock is increased by a stock dividend payable in shares of New Pinstripes Common Stock, or by a split-up of shares of New Pinstripes Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Pinstripes Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of New Pinstripes Common Stock. A rights offering made to all or substantially all holders of New Pinstripes Common Stock entitling holders to purchase shares of New Pinstripes Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares New Pinstripes Common Stock equal to the product of (1) the number of shares of New Pinstripes Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Pinstripes Common Stock) and (2) one minus the quotient of (x) the price per share of New Pinstripes Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of New Pinstripes Common Stock, in determining the price payable for New Pinstripes Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of New Pinstripes Common Stock during the ten-trading day period ending on the trading day prior to the first date on which the shares of New Pinstripes Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Pinstripes, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of New Pinstripes Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of New Pinstripes Common Stock on account of such shares of New Pinstripes Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New Pinstripes Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each shares of New Pinstripes Common Stock in respect of such event.

If the number of issued and outstanding shares of New Pinstripes Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Pinstripes Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Pinstripes Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of New Pinstripes Common Stock.

Whenever the number of shares of New Pinstripes Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Pinstripes Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Pinstripes Common Stock so purchasable immediately thereafter.

In addition, if (x) New Pinstripes issues additional shares of New Pinstripes Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share of New Pinstripes Common Stock (with such issue price or effective issue price to be determined in good faith by the New Pinstripes Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of New Pinstripes Common Stock during the 20-trading day period starting on the trading day prior to the day on which New Pinstripes consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 and $10.00 per share redemption trigger prices described above under “— Redemption of warrants when the price per share of New Pinstripes Common Stock equals or exceeds $18.00” and “— Redemption of warrants when the price per share of New Pinstripes Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% and 100%, respectively, of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding shares of New Pinstripes Common Stock (other than those described above or that solely affects the par value of such shares of New Pinstripes Common Stock), or in the case of any merger or consolidation of New Pinstripes with or into another corporation (other than a merger or consolidation in which New Pinstripes is the continuing corporation and that does not result in any reclassification or reorganization of New Pinstripes’ issued and outstanding shares of New Pinstripes Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Pinstripes as an entirety or substantially as an entirety in connection with which New Pinstripes is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Pinstripes Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of New Pinstripes Common Stock by the company if a proposed Business Combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Pinstripes Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of New Pinstripes Common Stock in such a transaction is payable in the form of New Pinstripes Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in Banyan’s IPO prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding New Pinstripes Public Warrants and, solely with respect to any amendment to the terms of the New Pinstripes Private Placement Warrants or any provision of the Warrant Agreement with respect to the New Pinstripes Private Placement Warrants, at least 65% of the then outstanding New Pinstripes Private Placement Warrants.

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of New Pinstripes Common Stock. After the issuance of shares of New Pinstripes Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

New Pinstripes Private Placement Warrants

Except as described below, the New Pinstripes Private Placement Warrants are identical to the warrants sold as part of the units in Banyan’s IPO. The New Pinstripes Private Placement Warrants (including the shares of New Pinstripes Common Stock issuable upon exercise of the New Pinstripes Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to Banyan’s directors, officers and special advisor and other persons or entities affiliated with the Sponsor) and they will not be redeemable by New Pinstripes (except as described herein) so long as they are held by the Sponsor, the IPO Underwriters or their permitted transferees. Each of the Sponsor, the IPO Underwriters, or their permitted transferees, has the option to exercise the New Pinstripes Private Placement Warrants on a cashless basis and have certain registration rights described herein. Otherwise, the New Pinstripes Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in Banyan’s IPO. If the New Pinstripes Private Placement Warrants are held by holders other than the Sponsor, the IPO Underwriters or their permitted transferees, the New Pinstripes Private Placement Warrants will be redeemable by New Pinstripes in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in Banyan’s IPO. In addition, for as long as the New Pinstripes Private Placement Warrants sold to the IPO Underwriters are held by the IPO Underwriters or their designees or affiliates, they will be subject to the lock-up and registration rights limitations imposed by FINRA Rule 5110 and may not be exercised after five years from the commencement of sales in Banyan’s IPO.

Except as described above, if holders of the New Pinstripes Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Pinstripes Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Pinstripes Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the New Pinstripes Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that New Pinstripes has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, the IPO Underwriters and their permitted transferees is because it was not known whether they will be affiliated with New Pinstripes following a business combination. If they remain affiliated with New Pinstripes, their ability to sell New Pinstripes’ securities in the open market will be significantly limited. New Pinstripes expects to have policies in place that restrict insiders from selling New Pinstripes’ securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell New Pinstripes’ securities, an insider cannot trade in New Pinstripes’ securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of New Pinstripes Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, New Pinstripes believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Banyan’s officers and directors may loan Banyan funds as may be required, although they are under no obligation to advance funds or invest in Banyan. Up to $1,500,000 of such loans may be convertible into warrants of New Pinstripes at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the New Pinstripes Private Placement Warrants.

Dividends

Banyan has not paid any cash dividends on Banyan Common Stock to date and does not intend to pay cash dividends prior to the completion of a Business Combination. The payment of cash dividends in the future will be dependent upon New Pinstripes’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Pinstripes Board at such time. In addition, the New Pinstripes Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, New Pinstripes’ ability to declare dividends may be limited by restrictive covenants New Pinstripes may agree to in connection with any indebtedness incurred.

Quotation of Securities

Banyan’s Class A Common Stock, Units and warrants are currently listed on the NYSE, under the symbols “BYN,” “BYN.U” “BYN WS,” respectively. New Pinstripes will apply to list its common stock and warrants on the NYSE (or Nasdaq) under the symbols “PNST” and “PNST WS,” respectively, upon the Closing of the Business Combination. See “Risk Factors—There can be no assurance that the New Pinstripes Common Stock will be approved for listing on the NYSE (or Nasdaq) following the Closing, or if approved, that we will be able to comply with the continued listing standards of the NYSE (or Nasdaq).”

Transfer Agent and Warrant Agent

The transfer agent for Banyan Common Stock and warrant agent for Banyan’s Warrants is Continental Stock Transfer & Trust Company, and, immediately following the Business Combination, Continental Stock Transfer & Trust Company will remain the transfer agent for New Pinstripes’ securities. Banyan has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of the Proposed Charter and the Proposed Bylaws

Classified board of directors

The Proposed Charter provides that the New Pinstripes Board will be classified into three classes of directors, as nearly equal in number as possible and designated Class I, Class II and Class III, each of which is generally elected for a three-year term with only one class of directors being elected in each year. As a result, in most circumstances, a person can gain control of the New Pinstripes Board only by successfully engaging in a proxy contest at two or more annual meetings.

Under the Proposed Charter, subject to the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the board of directors (but only to the extent the Director Designation Agreement remains in effect), newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In addition, under the Director Designation Agreement, Mr. Dale Schwartz has the ability to request the removal of each of his board designees and take any and all actions reasonably necessary or appropriate to cause the removal of his board designee from the New Pinstripes Board. Pursuant a letter agreement between Mr. Schwartz and each of his board designees, each designee has agreed to tender his or her resignation upon such request from Mr. Schwartz.

Authorized but unissued capital stock

Authorized but unissued New Pinstripes Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Pinstripes Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The Proposed Charter will require, unless New Pinstripes consents in writing to an alternative forum, that the Delaware Court of Chancery be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of New Pinstripes; (2) actions asserting a claim of fiduciary duty owed by any of New Pinstripes’ directors, officers or employees to New Pinstripes or New Pinstripes’ stockholders; (3) civil actions to interpret, apply, enforce or determine the validity of New Pinstripes’ certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. Under Proposed Charter, if the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, then the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has jurisdiction over the parties. Because these Delaware forum provisions require New Pinstripes’ stockholders to bring certain types of actions and proceedings relating to Delaware law in the Delaware Court of Chancery or another state or federal court located in the State of Delaware, they may prevent New Pinstripes’ stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective or advantageous to the stockholder or the claims made in such action or proceeding, or may discourage them from bringing such actions or proceedings.

In addition, pursuant to the Proposed Charter, the U.S. federal district courts will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. This forum provision prevents New Pinstripes’ stockholders from bringing claims arising under the Securities Act in state court, which court New Pinstripes’ stockholders may view as more convenient, cost effective or advantageous to the claims made in such action and therefore may discourage such actions. While the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision and courts in California and New York have also upheld similar exclusive forum provisions, there is currently a circuit split as to whether exclusive forum provisions requiring derivative litigation to be filed in the Delaware Court of Chancery could foreclose a derivate suit alleging a violation of the Exchange Act.

Neither the Delaware nor the Securities Act forum provisions are intended by New Pinstripes to limit the forums available to New Pinstripes’ stockholders for actions or proceedings asserting claims arising under the Exchange Act, which are already limited to the federal courts of the United States pursuant to the Exchange Act.

Limitations on liability and indemnification of officers and directors

The Proposed Charter provides, to the fullest extent that the DGCL or any other law of the State of Delaware (as any such law exists on the date hereof or as it may hereafter be amended) permit the limitation or elimination of the liability of directors or officers, no director or officer of New Pinstripes shall be liable to New Pinstripes or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, New Pinstripes shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of New Pinstripes or, while a director or officer of New Pinstripes, is or was serving at the request of New Pinstripes as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

Under the Proposed Charter, New Pinstripes shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.

Director and officer indemnification agreements

Prior to the completion of the Business Combination, New Pinstripes is expected to enter into indemnification agreements with each of its directors and executive officers. These agreements will require New Pinstripes to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to New Pinstripes, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. New Pinstripes is also expected to enter into indemnification agreements with its future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling New Pinstripes pursuant to the foregoing, New Pinstripes will be informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by New Pinstripes of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered on a registration statement filed with the SEC by New Pinstripes, New Pinstripes will, unless in the opinion of New Pinstripes’ counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and New Pinstripes will be governed by the final adjudication of such issue.

Special meeting of stockholders

The Proposed Bylaws provide that special meetings of New Pinstripes’ stockholders may be called only by a majority vote of the New Pinstripes Board, by New Pinstripes’ Chief Executive Officer or by New Pinstripes Chairperson of the board.

Action by written consent

Under the Proposed Bylaws, unless otherwise required by law, and subject to the rights of the holders of one or more series of New Pinstripes’ preferred stock then outstanding, as may be set forth in the certificate of designations for such series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of New Pinstripes’ stockholders at such meeting duly noticed and called in accordance with the Proposed Bylaws and may not be taken by written consent of stockholders without a meeting.

Advance notice requirements for stockholder proposals and director nominations

The Proposed Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely under the Proposed Bylaws, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 120th day nor earlier than the open of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in New Pinstripes’ annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws will specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Director Designation Agreement

At the closing of the Business Combination, New Pinstripes’ board of directors will be composed of a total of seven directors and New Pinstripes and Mr. Dale Schwartz, the Chief Executive Officer of Pinstripes, will enter into the Director Designation Agreement, pursuant to which, among other things (but only to the extent the Director Designation Agreement remains in effect), Mr. Schwartz will have the right to designate: (i) four directors for election to the board of the New Pinstripes so long as he or any trusts or family partnerships he controls (collectively, the “Schwartz Group”) beneficially own a number of shares equal to at least 70% of the number of shares of Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, (ii) three directors for election to the board of New Pinstripes so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 50% of the number of shares of Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, (iii) two directors for election to the board of New Pinstripes so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 25% of the number of shares of Common Stock the members of the Schwartz Group are issued in connection with the Business Combination and (iv) one director for election to the board of New Pinstripes so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 10% of the number of shares of Common Stock the members of the Schwartz Group are issued in connection with the Business Combination. Pursuant to the Director Designation Agreement, Mr. Schwartz will also have the right to designate a majority of the members of each committee of the board of New Pinstripes for so long as Mr. Schwartz has the ability to designate at least four individuals for nomination to the board. At all other times that Mr. Schwartz has the ability to designate at least one individual for nomination to the board of New Pinstripes, Mr. Schwartz will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee. In addition, Mr. Schwartz has the ability to request the removal of each of his board designees and take any and all actions reasonably necessary or appropriate to cause the removal of his board designee from New Pinstripes’ board. Pursuant a letter agreement between Mr. Schwartz and each of his board designees, each designee has agreed to tender his or her resignation upon such request from Mr. Schwartz. Pursuant to the Director Designation Agreement, New Pinstripes will not increase or decrease the size of the board or take certain other actions that might reasonably be deemed to adversely affect any of Mr. Schwartz’ rights thereunder without the consent of Mr. Schwartz, so long as Mr. Schwartz has the ability to designate at least one individual for nomination to the board of New Pinstripes. Each of Mr. Schwartz’s designees (other than himself) must qualify as independent directors under the rules of the New York Stock Exchange (or, if not the New York Stock Exchange, the principal U.S. national securities exchange upon which the New Pinstripes Common Stock is then listed).

NEW PINSTRIPES SHARES ELIGIBLE FOR FUTURE RESALE

As of the date of this joint proxy statement/consent solicitation statement/prospectus, Banyan had 11,243,687 shares of Banyan Common Stock outstanding. Of these shares, the 3,998,687 shares sold in Banyan’s IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of Banyan’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 7,245,000 Founder Shares owned collectively by the Sponsor Holders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. As of the date of this joint proxy statement/consent solicitation statement/prospectus, there are a total of 23,985,000 warrants to purchase shares of Banyan Class A Common Stock outstanding. Each warrant is exercisable for one share of Banyan Class A Common Stock, in accordance with the terms of the Warrant Agreement. 12,075,000 of these warrants are Banyan Public Warrants and are freely tradable, except for any warrants purchased by one of Banyan’s affiliates within the meaning of Rule 144 under the Securities Act. New Pinstripes will be obligated to maintain an effective registration statement under the Securities Act covering the 12,075,000 shares of New Pinstripes Common Stock that may be issued upon the exercise of the public warrants, under the Registration Rights Agreement, as discussed below.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted or control shares of New Pinstripes Common Stock or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of New Pinstripes’ affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Pinstripes is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required periodic reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as required to file reports) preceding the sale.

Persons who have beneficially owned restricted or control shares of New Pinstripes Common Stock or warrants for at least six months but who are New Pinstripes’ affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of New Pinstripes Common Stock then outstanding; or
●	the average weekly reported trading volume of the New Pinstripes Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New Pinstripes’ affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, unless the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Lock-Up Periods

Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain other security holders of Pinstripes not party to the Security Holder Support Agreement entered into the Lockup Agreement, pursuant to which each security holder agreed that it, he or she will not transfer any New Pinstripes Common Stock such Security Holder will be issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions for the security holders will also lapse prior to their expiration upon the occurrence of certain events, including the closing price of New Pinstripes’ Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Business Combination. Additionally, the transfer restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will.

Rule 145 Restrictions on Resales of Securities Issued by Former Shell Companies

Rule 145 of the Securities Act imposes additional restrictions on resales of securities issued by former shell companies that may result in the seller being deemed to be a presumptive underwriter, potentially requiring registration of the securities under the Securities Act in order to liquidate a sizeable position in the securities.

Rule 145 provides that exchanges of securities in connection with reclassifications of securities, mergers or consolidations, or asset transfers subject to shareholder vote, constitute sales of securities. Under Rule 145, if a party to one of these transactions is a shell company, Rule 145(c) deems any party to that transaction (other than the issuer, or any person who is an affiliate of the issuer when the transaction is submitted for vote or consent) who publicly offers or sells securities of the issuer acquired in connection with the transaction to be engaged in a distribution and therefore to be an “underwriter” who must comply with the restrictions on sales of those securities set forth under Rule 145.

Therefore, Rule 145 creates a “presumptive underwriter status” for certain affiliates of the parties to a de-SPAC transaction. As such, Rule 145 securities may only be sold pursuant to a registration statement or in compliance with the Rule 145(d) conditions (which align with the resale restrictions for securities of former shell companies in Rule 144).

Registration Rights

At the Closing, it is anticipated that New Pinstripes, the Sponsor Holders and certain equityholders of New Pinstripes will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New Pinstripes.

APPRAISAL RIGHTS

Holders of shares of Banyan Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

HOUSEHOLDING INFORMATION; DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Banyan and servicers that Banyan employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the joint proxy statement/consent solicitation statement/prospectus. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. Upon written or oral request, Banyan will deliver a separate copy of the joint proxy statement/consent solicitation statement/prospectus to any stockholder at a shared address to which a single copy of the joint proxy statement/consent solicitation statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the joint proxy statement/consent solicitation statement/prospectus may likewise request that we deliver single copies of the joint proxy statement/consent solicitation statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at (847) 757-3812 and 400 Skokie Blvd, Suite 820, Northbrook, Illinois 60062.

If the shares are registered in the name of the stockholders, the stockholders should contact us at our offices at Banyan Acquisition Corporation, 400 Skokie Blvd, Suite 820, Northbrook, IL 60062, to inform us of his or her request.

If a bank, broker or other nominee holds the stock, the stockholders should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS AT THE SPECIAL MEETING

The Banyan Board knows of no matter other than those described herein that will be presented for consideration at the Special Meeting. However, should any other matters properly come before the Special Meeting or any adjournments or postponements thereof, it is the intention of the person(s) named in the accompanying proxy to vote in accordance with their best judgment in the interests of Banyan.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in New Pinstripes’ annual meetings of stockholders. Stockholders may submit proposals on matters appropriate for stockholder action at New Pinstripes’ subsequent annual meetings consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals or nominations to be considered timely, they must be received in writing by the Secretary of New Pinstripes no later than 120 days before the date on which New Pinstripes first sent its proxy materials for the prior year’s annual meeting of stockholders. However, if New Pinstripes did not hold an annual meeting the previous year, as will be the case for New Pinstripes’ first annual meeting subsequent to the consummation of the Business Combination, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before New Pinstripes begins to print and send its proxy materials. Such proposals should be directed to Pinstripes Holdings, Inc., 1150 Willow Road, Northbrook, IL 60062, Attention: Secretary. Any proposal may be included in New Pinstripes’ proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require New Pinstripes to include in its proxy statement or its proxy relating to any meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC. The New Pinstripes Board or the chairperson of the annual meeting may exclude matters that are not properly presented in accordance with these requirements.

New Pinstripes’ Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose director nominations and other business to be considered by stockholders at an annual meeting. Pursuant to New Pinstripes’ Proposed Bylaws, no business may be brought before an annual meeting unless such business is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the New Pinstripes Board or by a stockholder entitled to vote at the meeting who has delivered written notice to the Secretary of New Pinstripes at the principal executive offices of New Pinstripes (containing certain information specified in New Pinstripes’ Proposed Bylaws about the stockholder and the proposed action). In addition, no director nomination may be brought before an annual meeting unless such nomination is done by or at the direction of the New Pinstripes Board, by or at the direction of any party to the Director Designation Agreement, provided that such Director Designation Agreement remains in effect and only to the extent permitted by New Pinstripes’ Proposed Bylaws, or by a stockholder entitled to vote at the meeting who has delivered written notice to the Secretary of New

Pinstripes at the principal executive offices of New Pinstripes (containing certain information specified in New Pinstripes’ Proposed Bylaws about the stockholder and the proposed director nominee(s) and that otherwise complies with Rule 14a-19 under the Exchange Act).

For matters other than those proposed pursuant to Rule 14-8 of the Exchange Act to be timely under New Pinstripes’ Proposed Bylaws, a stockholder’s notice relating to a proposed director nomination or other business must be received by the Secretary of New Pinstripes at the principal executive offices of New Pinstripes not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed by more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day prior to such annual meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New Pinstripes. The notice must contain the information required by New Pinstripes’ Proposed Bylaws. The foregoing provisions of New Pinstripes’ Proposed Bylaws do not affect a stockholder’s ability to request inclusion of a proposal in New Pinstripes’ proxy statements in connection with annual meetings of stockholders within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules.

A form of New Pinstripes’ Proposed Bylaws is attached hereto as Annex C.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Banyan Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Banyan Acquisition Corporation, 400 Skokie Blvd, Suite 820, Northbrook, Illinois 60062. Following the Business Combination, such communications should be sent in care of Pinstripes Holdings, Inc., 1150 Willow Road, Northbrook, IL 60062, Attention: Secretary. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, NY will pass upon the validity of the securities of New Pinstripes to be issued in connection with the Business Combination and certain other legal matters related to this joint proxy statement/consent solicitation statement/prospectus.

EXPERTS

The financial statements of Banyan Acquisition Corporation as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 10, 2021 (inception) through December 31, 2021, respectively, included in this joint proxy statement/consent solicitation statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Banyan to continue as a going concern as described in Note 1 of the financial statements), and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pinstripes, Inc. at April 30, 2023 and April 24, 2022, and for each of the three years in the period ended April 30, 2023, included in this joint proxy statement/consent solicitation statement/prospectus of Banyan Acquisition Corporation, which is referred to and made a part of this joint proxy statement/consent solicitation statement/prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT

The transfer agent for Banyan’s securities is Continental Stock Transfer & Trust Company and, immediately following the Business Combination, Continental Stock Transfer & Trust Company will remain the transfer agent for New Pinstripes’ securities.

WHERE YOU CAN FIND MORE INFORMATION

Banyan files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Banyan with the SEC at the SEC website, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This joint proxy statement/consent solicitation statement/prospectus is available without charge to stockholders of Banyan upon written or oral request. If you would like additional copies of this joint proxy statement/consent solicitation statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact Banyan in writing at 400 Skokie Blvd, Suite 820, Northbrook, IL 60062, or by telephone at (847) 757-3812.

If you have questions about the proposals or this joint proxy statement/consent solicitation statement/prospectus, would like additional copies of this joint proxy statement/consent solicitation statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali, the proxy solicitor for Banyan, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing      .info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than       , 2023.

Information and statements contained in this joint proxy statement/consent solicitation statement/prospectus or any annex to this joint proxy statement/consent solicitation statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this joint proxy statement/consent solicitation statement/prospectus.

All information contained in this document relating to Banyan has been supplied by Banyan and all such information relating to Pinstripes has been supplied by Pinstripes. Information provided by Banyan or Pinstripes does not constitute any representation, estimate or projection of the other.

This document is a joint proxy statement/consent solicitation statement/prospectus of Banyan for the Special Meeting. Banyan has not authorized anyone to give any information or make any representation about the Business Combination, Banyan or Pinstripes that is different from, or in addition to, that contained in this joint proxy statement/consent solicitation statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/consent solicitation statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

BANYAN ACQUISITION CORPORATION

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-24
Balance Sheets as of December 31, 2022 and 2021	F-25
Statements of Operations for the Year Ended December 31, 2022 and the Period from March 10, 2021 (inception) through December 31, 2021	F-26
Statements of Changes in Stockholders’ (Deficit) Equity for the Year Ended December 31, 2022 and the Period from March 10, 2021 (inception) through December 31, 2021	F-27
Statements of Cash Flows for the Year Ended December 31, 2022 and the Period from March 10, 2021 (inception) through December 31, 2021	F-28
Notes to Financial Statements	F-29

PINSTRIPES, INC.

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-44
Consolidated Balance Sheets as of April 30, 2023 and April 24, 2022	F-45
Consolidated Statements of Operations for the Fiscal Years Ended April 30, 2023, April 24, 2022 and April 25, 2021	F-46
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Fiscal Years Ended April 30, 2023, April 24, 2022 and April 25, 2021	F-47
Consolidated Statements of Cash Flows for the Fiscal Years Ended April 30, 2023, April 24, 2022 and April 25, 2021	F-48
Notes to Consolidated Financial Statements	F-49

PART I—FINANCIAL INFORMATION

Item 1. Interim Financial Statements.

BANYAN ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash	$358,560	$510,893
Prepaid expenses - current	191,572	256,157
Total Current Assets	550,132	767,050
Noncurrent assets:
Treasury securities held in trust account	42,190,562	250,326,857
Prepaid expenses - noncurrent	—	12,764
Total Noncurrent Assets	42,190,562	250,339,621
Total Assets	$42,740,694	$251,106,671
Liabilities, Redeemable Class A Common Stock and Stockholders’ Deficit
Current liabilities:
Accrued expenses	$2,547,000	$—
Income tax payable	255,326	783,546
Accrued franchise tax expense	19,178	193,490
Excise tax liability	2,100,318	—
Promissory notes – related parties	400,000	—
Accounts payable	252,767	244,891
Total Current Liabilities	5,574,589	1,221,927
Noncurrent liabilities:
Warrant liability	5,276,500	599,875
Deferred underwriter’s fee payable	3,622,500	9,660,000
Total Noncurrent Liabilities	8,899,000	10,259,875
Total Liabilities	14,473,589	11,481,802
Commitments and Contingencies (Note 8)
Redeemable Class A Common Stock
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 3,998,687 and 24,150,000 shares issued and outstanding subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively	42,190,562	250,326,857
Stockholders’ Deficit:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 2,000,000 and none issued and outstanding, excluding 3,998,687 and 24,150,000 shares subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively	200	—
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 5,245,000 and 7,245,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	525	725
Additional paid-in capital	—	—
Accumulated deficit	(13,924,182)	(10,702,713)
Total Stockholders’ Deficit	(13,923,457)	(10,701,988)
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Deficit	$42,740,694	$251,106,671

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BANYAN ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating expenses:
Warrant issuance expense	$—	$—	$—	$500,307
Exchange listing fees	21,249	20,178	42,269	120,365
Legal fees	2,373,475	26,945	2,513,475	121,945
General, administrative, and other expenses	813,203	207,840	1,030,413	435,861
Total operating expenses	3,207,927	254,963	3,586,157	1,178,478
Loss from operations	(3,207,927)	(254,963)	(3,586,157)	(1,178,478)

Other income (expenses):
Change in fair value of warrant liability	(4,224,105)	1,459,707	(4,676,625)	11,760,463
Interest income on cash held in bank account	4,259	—	15,090	—
Interest income on treasury securities held in Trust Account	1,173,738	392,079	3,891,253	457,476
Unrealized (loss) gain on treasury securities held in Trust Account	(91,323)	(38,227)	(107,187)	(38,227)
Other income	(3,137,431)	1,813,559	(877,469)	12,179,712
Income (loss) before provision for income taxes	(6,345,358)	1,558,596	(4,463,626)	11,001,234
Provision for income taxes	(236,909)	(108,421)	(799,505)	(108,421)
Net (loss) income	$(6,582,267)	$1,450,175	$(5,263,131)	$10,892,813

Basic and diluted weighted average shares outstanding, Class A common stock	8,648,990	24,150,000	16,356,675	21,081,215

Basic and diluted net (loss) income per share, Redeemable Class A common stock	$(0.41)	$0.05	$(0.22)	$0.38

Basic and diluted weighted average shares outstanding, Non-redeemable Class A and Class B common stock	7,245,000	7,245,000	7,245,000	7,245,000

Basic and diluted net (loss) income per share, Non-redeemable Class A and Class B common stock	$(0.41)	$0.05	$(0.22)	$0.38

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BANYAN ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class A Common Stock
	Subject to		Class A		Class B		Additional		Total
	Possible Redemption		Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2022	24,150,000	$250,326,857	—	$—	7,245,000	$725	$—	$(10,702,713)	$(10,701,988)
Remeasurement of Class A common stock to redemption value	—	813,105	—	—	—	—	—	(813,105)	(813,105)
Net income	—	—	—	—	—	—	—	1,319,136	1,319,136
Balance – March 31, 2023 (unaudited)	24,150,000	251,139,962	—	—	7,245,000	725	—	(10,196,682)	(10,195,957)
Redemption of Class A common stock	(20,151,313)	(210,031,815)	—	—	—	—	—	—	—
Sponsor capital contribution for non-redemption agreements	—	—	—	—	—	—	892,911	—	844,916
Non-redemption agreements	—	—	—	—	—	—	(892,911)	—	(844,916)
Conversion of Class B common stock to Class A common stock	—	—	2,000,000	200	(2,000,000)	(200)	—	—	—
Excise tax	—	—	—	—	—	—	—	(2,100,318)	(2,100,318)
Remeasurement of Class A common stock to redemption value	—	1,082,415	—	—	—	—	—	(1,082,415)	(1,082,415)
Reduction of Deferred Underwriter Fee Payable	—	—	—	—	—	—	—	6,037,500	6,037,500
Net loss	—	—	—	—	—	—	—	(6,582,267)	(6,582,267)
Balance – June 30, 2023 (unaudited)	3,998,687	$42,190,562	2,000,000	$200	5,245,000	$525	$—	$(13,924,182)	$(13,923,457)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class A Common Stock
	Subject to		Class A		Class B		Additional		Total
	Possible Redemption		Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance – December 31, 2021	—	$—	—	$—	7,245,000	$725	$24,275	$(22,252)	$2,748
Issuance of Units in IPO	24,150,000	219,353,777	—	—	—	—	—	—	—
Deemed capital contribution from issuance of private warrants	—	—	—	—	—	—	4,504,363	—	4,504,363
Remeasurement of Class A common stock to redemption value at IPO	—	26,976,223	—	—	—	—	(4,528,638)	(22,447,585)	(26,976,223)
Remeasurement of Class A common stock to redemption value	—	65,397	—	—	—	—	—	(65,397)	(65,397)
Net income	—	—	—	—	—	—	—	9,442,637	9,442,637
Balance – March 31, 2022 (unaudited)	24,150,000	$246,395,397	—	—	7,245,000	$725	$—	$(13,092,597)	$(13,091,872)
Remeasurement of Class A common stock to redemption value	—	353,852	—	—	—	—	—	(353,852)	(353,852)
Net income	—	—	—	—	—	—	—	1,450,175	1,450,175
Balance – June 30, 2022 (unaudited)	24,150,000	$246,749,249	—	$—	7,245,000	$725	$—	$(11,996,274)	$(11,995,549)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BANYAN ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended
	June 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(5,263,131)	$10,892,813
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on treasury securities held in Trust Account	(3,891,253)	(457,476)
Unrealized loss on short-term investments held in Trust Account	107,187	38,227
Change in fair value of warrant liability	4,676,625	(11,760,463)
Warrant issuance expense	—	500,307
Changes in operating assets and liabilities:
Prepaid expenses	77,349	(432,442)
Accrued expenses	2,547,000	(4,703)
Income tax payable	(528,220)	108,421
Accounts payable	7,876	124,405
Accrued offering costs	—	(364,557)
Accrued franchise tax	(174,312)	87,736
Net cash used in operating activities	(2,440,879)	(1,267,732)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(246,330,000)
Proceeds from sale of investments	210,031,815	—
Withdrawal from Trust Account for taxes	1,888,546	—
Net cash provided by (used in) investing activities	211,920,361	(246,330,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Units in IPO, net of underwriting fee	—	236,670,000
Proceeds from sale of private placement warrants	—	11,910,000
Payment of Class A common stock redemptions	(210,031,815)	—
Payment of promissory note – related party	—	(289,425)
Proceeds from promissory note - related party	400,000	—
Deferred offering costs	—	(42,392)
Net cash (used in) provided by financing activities	(209,631,815)	248,248,183

Net Change in Cash	(152,333)	650,451
Cash – Beginning	510,893	54,057
Cash – Ending	$358,560	$704,508

Non-Cash Investing and Financing Activities:
Initial fair value of Class A common stock subject to possible redemption	$—	$219,353,777
Remeasurement of Class A common stock subject to possible redemption	$1,895,520	$27,395,472
Deferred underwriter fee payable	$—	$9,660,000
Initial measurement of warrant liability	$—	$14,904,213
Reduction of Deferred Underwriter’s Fee Payable	$(6,037,500)	$—
Excise tax liability	$2,100,318	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BANYAN ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2023

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Banyan Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on March 10, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Initial Business Combination”).

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from March 10, 2021 (inception) through June 30, 2023, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and pursuit of an Initial Business Combination. The Company will not generate any operating revenues until after the completion of an Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of unrealized gains and interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. Panther Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) with no activity.

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on January 19, 2022. On January 24, 2022, the Company consummated its Initial Public Offering of 24,150,000 Units at $10.00 per Unit, generating gross proceeds of $241,500,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 11,910,000 Private Placement Warrants (the “Private Placement Warrants”) to Banyan Acquisition Sponsor LLC (the “Sponsor”), BTIG, LLC and I-Bankers Securities, Inc., at an exercise price of $1.00 per Private Placement Warrant, for an aggregate of $11,910,000.

Following the closing of the Initial Public Offering on January 24, 2022, $246,330,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”), located in the United States which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination by December 24, 2023 (the “Combination Period”).

At a reconvened special meeting of stockholders held on April 21, 2023 (the “Special Meeting”), the Company’s stockholders approved, and the Company subsequently adopted, (x) an amendment to the Company’s amended and restated certificate of incorporation (the “Charter Amendment”) which provided that (i) the Company shall have the option to extend the period by which it must complete an Initial Business Combination by eight months, from April 24, 2023 to December 24, 2023 (the “Extension Option”) and (ii) that each of the holders of shares of the Company’s Class B common stock shall have the right at any time to convert any and all of their shares of the Company’s Class B common stock to shares of the Company’s Class A common stock on a one-for-one basis prior to the closing of an Initial Business Combination, at the election of such holder and (y) an amendment to the Investment Management Trust Agreement (the “Trust Amendment”), which provided that the Company shall have the right to extend the period by which it must complete an Initial Business Combination by eight months, from April 24, 2023 to December 24, 2023, without having to make any payment to the trust account established in connection with the Company’s initial public offering. Additionally, in connection with the Special Meeting, the Company and the Sponsor entered into certain non-redemption agreements with certain unaffiliated third parties, pursuant to which the Sponsor agreed to transfer an aggregate of 1,018,750 shares of Class B common stock to such third parties immediately following consummation of an Initial Business Combination if such third parties continued to hold certain amounts of Class A common stock through the closing of the Special Meeting and assuming the Charter Amendment and the Trust Amendment were adopted.

In connection with the stockholders’ vote at the Special Meeting, holders of 20,151,313 shares of Class A common stock exercised their right to redeem their shares for cash at an approximate price of $10.42 per share, which resulted in an aggregate payment to such redeeming holders of $210,031,815. As of June 30, 2023 (and inclusive of the payment referenced in the preceding sentence), the trust account balance was $42,190,562.

The Charter Amendment and the Trust Amendment received the requisite votes at the Special Meeting and were subsequently adopted by the Company. On April 21, 2023, the Company filed the Charter Amendment with the Secretary of State for the State of Delaware. On April 21, 2023, the Company exercised the Extension Option, extending the time allotted to complete an Initial Business Combination by eight months, from April 24, 2023 to December 24, 2023.

On April 21, 2023, pursuant to the terms of the Charter Amendment, the Sponsor converted 2,000,000 shares of Class B common stock held by it on a one-for-one basis into shares of Class A common stock with immediate effect. Following such conversion and taking into account the redemptions described above, there are 5,998,687 shares of Class A common stock issued and outstanding and 5,245,000 shares of Class B common stock issued and outstanding as of the date hereof.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

On April 21, 2023, the Company’s stockholders redeemed 20,151,313 Class A shares for a total of $210,031,815 in connection with the stockholder vote to approve the Company’s extension. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future events will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing an Initial Business Combination as of June 30, 2023 and determined that a contingent liability should be calculated and recorded. As of June 30, 2023, the Company recorded $2,100,318 of excise tax liability calculated as 1% of shares redeemed.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Liquidity, Capital Resources and Going Concern

As of June 30, 2023, the Company had $358,560 in operating cash and a working capital deficit of $5,024,457.

The Company’s liquidity needs up to June 30, 2023, had been satisfied through a payment from the Sponsor of $25,000 for Class B common stock, par value $0.0001 per share (“Class B common stock” and shares thereof, “Founder Shares”), the Initial Public Offering and the issuance of the Private Placement Warrants. Additionally, the Company drew on unsecured promissory notes to pay certain offering costs (see Note 5).

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Although no formal agreement exists, the Sponsor has agreed to extend Working Capital Loans as needed (defined in Note 5 below). Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that (i) new financing will be available to it on commercially acceptable terms, if at all, or (ii) its plans to consummate an Initial Business Combination will be successful. In addition, management is currently evaluating the impact of the Russia/Ukraine war and its effect on the Company’s financial position, results of its operations and/or search for a target company.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern through the end of the Combination Period on December 24, 2023. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statement is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering, as filed with the SEC on January 24, 2022, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on March 10, 2022 and the Company’s Annual Report filed on Form 10-K as filed with the SEC on March 31, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023, or for any future periods.

The Company’s condensed financial statements are presented on a consolidated basis with Merger Sub as it is a wholly owned subsidiary. Merger Sub does not have activity as of June 30, 2023.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $358,560 and $510,893 of operating cash and no cash equivalents as of June 30, 2023 and December 31, 2022, respectively.

Offering Costs

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A— “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to stockholders’ equity or the statement of operations based on the relative value of the Public Warrants (as defined below) and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, on January 24, 2022, offering costs totaled $15,147,955 (consisting of $4,830,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $657,955 of actual offering costs, with $500,307 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants, and $14,647,648 included in additional paid-in capital).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed federally insured limits. Exposure to cash and cash equivalents credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings. At June 30, 2023, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liability

The Company expects to account for warrants for the Company’s common stock that are not indexed to its own shares as liabilities at fair value on the balance sheet once issued. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) will be classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock includes certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. On April 21, 2023, the Company’s stockholders redeemed 20,151,313 Class A shares for a total of $210,031,815, resulting in 3,998,687 Class A shares outstanding subsequent to the redemptions. As of June 30, 2023 and December 31, 2022, there were 3,998,687 and 24,150,000 shares of Class A common stock subject to possible redemption issued or outstanding, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. On January 24, 2022, the Company recorded an accretion amount of $26,976,223, $4,528,638 of which was recorded in additional paid-in capital and $22,447,585 was recorded in accumulated deficit. The Company has subsequently recorded additional remeasurements of $5,892,377 and a reduction of $210,031,815 related to Class A shareholder redemptions to remeasure the value of Class A common stock subject to possible to redemption to its redemption value of $42,190,562 as of June 30, 2023.

Class A common stock subject to possible redemption is reflected on the condensed consolidated balance sheet at June 30, 2023 and December 31, 2022, as follows:

Gross proceeds from initial public offering	$241,500,000
Less:
Fair value allocated to public warrants	(7,498,575)
Offering costs allocated to Class A common stock subject to possible redemption	(14,647,648)
Plus:
Remeasurement on Class A common stock subject to possible redemption	30,973,080
Class A common stock subject to possible redemption, December 31, 2022	$250,326,857
Remeasurement on Class A common stock subject to possible redemption	813,105
Class A common stock subject to possible redemption, March 31, 2023	251,139,962
Redemption of Class A common stock	(210,031,815)
Remeasurement on Class A common stock subject to possible redemption	1,082,415
Class A common stock subject to possible redemption, June 30, 2023	$42,190,562

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability method, as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liability is settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the operation of statement in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. There were no unrecognized tax benefits as of June 30, 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Internal Revenue Service charged the Company a $30,821 penalty for failure to pay proper estimated 2022 taxes. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Shares of common stock subject to possible redemption at June 30, 2023, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per common stock since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not included the Public Warrants and the Private Placement Warrants in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented.

The Company’s statement of operations includes a presentation of net income (loss) per share of common stock subject to possible redemption and allocates the net income (loss) into the two classes of shares in calculating net income (loss) per common stock, basic and diluted. For redeemable Class A common stock, net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance. For non-redeemable Class A and Class B common stock, net income (loss) per share is calculated by dividing the net income (loss) by the weighted average number of shares of non-redeemable Class A and Class B common stock outstanding for the period. Non-redeemable Class A common stock includes 2,000,000 of Class B common stock that the Company converted on a one-for one basis into Class A common stock on April 21, 2023 (see Note 6), as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. Non-redeemable Class B common stock includes the Founder Shares, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. As of June 30, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net loss per share of common stock (in dollars, except per share amounts):

	For the Three Months Ended
	June 30,
	2023	2022
Class A common stock subject to possible redemption
Numerator: (Loss) income attributable to Class A common stock subject to possible redemption
Net (loss) income	$(3,581,854)	$1,115,519
Denominator: Weighted average Class A common stock subject to possible redemption	(3,581,854)	1,115,519
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	8,684,990	24,150,000
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemption	$(0.41)	$0.05

Non-Redeemable Class A and Class B common stock
Numerator: Net (loss) income
Net (loss) income	$(3,000,413)	$334,656
Denominator: Weighted average non-redeemable Class A and Class B common stock	(3,000,413)	334,656
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	7,245,000	7,245,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.41)	$0.05

	For the Six Months Ended
	June 30,
	2023	2022
Class A common stock subject to possible redemption
Numerator: Income attributable to Class A common stock subject to possible redemption
Net (loss) income	$(3,647,509)	$8,106,757
Denominator: Weighted average Class A common stock subject to possible redemption	(3,647,509)	8,106,757
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	16,356,675	21,081,215
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemption	$(0.22)	$0.38

Non-Redeemable Class A and Class B common stock
Numerator: Net (loss) income
Net (loss) income	$(1,615,622)	$2,786,056
Denominator: Weighted average non-redeemable Class A and Class B common stock	(1,615,622)	2,786,056
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	7,245,000	7,245,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.22)	$0.38

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on January 24, 2022, the Company sold 24,150,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant is anticipated to entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

An aggregate of $10.20 per Unit sold in the Initial Public Offering was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

NOTE 4 — PRIVATE PLACEMENT

The Company entered into an agreement with the Sponsor and the underwriters pursuant to which the Sponsor and underwriters purchased an aggregate of 11,910,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating $11,910,000 in the aggregate in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 6). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In March 2021, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000 and an aggregate of 142,500 of such Founder Shares were subsequently transferred to our independent directors, executive officers and special advisor and other third parties. The fair value of the shares transferred is de minimis. On November 30, 2021, the Sponsor surrendered 1,725,000 Founder Shares as a result of changes to the terms of the Initial Public Offering, resulting in the Sponsor owning 6,900,000 Founder Shares. On January 19, 2022, the Company issued an additional 345,000 shares of Class B common stock pursuant to a stock split for no additional consideration as a result of the upsize to the Company’s Initial Public Offering (see Note 6). The number of Founder Shares outstanding collectively represents approximately 23% of the Company’s issued and outstanding shares after the Initial Public Offering.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of an Initial Business Combination or (B) subsequent to an Initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after an Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note — Related Party

In March 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was due upon the consummation of the Initial Public Offering. On January 24, 2022, the Company paid $289,425, the full amount outstanding under the Promissory Note, to the Sponsor.

Convertible Promissory Notes – Related Parties

On June 1, 2023, the Company entered into promissory note agreements with certain related parties (the “Related Party Promissory Notes”), pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Related Party Promissory Notes are non-interest bearing and are due upon the consummation of the consummation of an Initial Business Combination. If an Initial Business Combination is not consummated, the Related Party Promissory Notes are only repaid solely to the extent the Company has funds available to it outside of the Trust Account, and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Upon consummation of an Initial Business Combination, the payees have the option, but not the obligation, to convert up to an aggregate $1,500,000 of the total outstanding principal amounts of the Related Party Promissory Notes, in whole or in part, into warrants of the Company (each, a “Warrant”) at a price of $1.00 per Warrant. Each Warrant is exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company. The Warrants will be identical to the private placement warrants issued to the Sponsor at the time of the Company’s Initial Public Offering. As of June 30, 2023 and December 31, 2022, there was $400,000 and $0 outstanding under the Related Party Promissory Notes, respectively. The Company determined that the fair value of the conversion option is de minimis as of the date of the promissory note draws through June 30, 2023. As such, the Company has recorded the Related Party Promissory Notes balance at amortized cost on the Balance Sheets.

Related Party Loans

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans, or up to an aggregate of $4,830,000 of such Working Capital Loans with respect to funded extension periods, may be convertible into warrants at a price of $1.00 per warrant, of the post-Business Combination entity. If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The warrants would be identical to the Private Placement Warrants. As of June 30, 2023 and December 31, 2022, there was $400,000 and $0 outstanding under the Working Capital Loans as the Related Party Promissory Notes entered into on June 1, 2023 are Working Capital Loans.

Support Services Agreement

Commencing on the listing date, the Company agreed to pay the Sponsor pursuant to a support services agreement a total of $10,000 per month for office space provided to the Company. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company’s contractual obligation under the support services agreement to pay these monthly fees will cease. For the three and six months ended June 30, 2023, the Sponsor permanently waived its right to receive such fees from the Company. The Sponsor expects to continue to permanently waive its rights to receive such fees in future periods.

NOTE 6 — STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 240,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. On April 21, 2023, Class A shareholders redeemed 20,151,313 shares of Class A common stock subject to possible redemption in connection with the shareholder vote to approve the Company’s Extension Option. On April 21, 2023, the Sponsor converted 2,000,000 shares of Class B common stock into

2,000,000 shares of Class A common stock on a one-for-one basis. The 2,000,000 converted shares Class A common stock do not have any redemption features and do not participate in the income earned on the Trust Account. At June 30, 2023 and December 31, 2022, there were 2,000,000 and no shares of Class A common stock issued and outstanding, respectively, excluding 3,998,687 and 24,150,000 shares of Class A common stock subject to possible redemption, respectively.

Class B common stock — The Company is authorized to issue 60,000,000 shares of Class B common stock with a par value of $0.0001 per share. In March 2021, the Sponsor purchased 8,625,000 shares of Class B common stock for an aggregate purchase price of $25,000 and an aggregate of 142,500 of such shares Founder Shares were subsequently transferred to our independent directors, executive officers and special advisor and other third parties. On November 30, 2021, the Sponsor surrendered 1,725,000 shares of Class B common stock as a result of changes to the terms of the Initial Public Offering. On January 19, 2022, the Company issued an additional 345,000 shares of Class B common stock pursuant to a stock split for no additional consideration as a result of the upsize to the Company’s Initial Public Offering. Share amounts and related information have been retrospectively restated for the share surrender and stock split. On April 21, 2023, the Sponsor converted 2,000,000 shares of Class B common stock into 2,000,000 shares of Class A common stock on a one-for-one basis. Thus, as of June 30, 2023 and December 31, 2022, the Company presented 5,245,000 and 7,245,000 shares of Class B common stock issued and outstanding on the balance sheet, respectively.

With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our Initial Business Combination, except as required by law, holders of our Founder Shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote. However, prior to the consummation of the Initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and may remove members of the board of directors for any reason.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an Initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of an Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, subject to adjustment for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, in the aggregate, on an as-converted basis, 23% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an Initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in an Initial Business Combination and excluding any private placement warrants issued to our Sponsor, its affiliates or any member of our management team upon conversion of Working Capital Loans.

NOTE 7 — WARRANT LIABILITY

The Company accounts for the 23,985,000 warrants issued in connection with the Initial Public Offering (the 12,075,000 Public Warrants and the 11,910,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability is adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless a unit holder purchases at least two Units, they will not be able to receive or trade a whole warrant. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of an Initial Business Combination.

The Company is not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and has no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant is exercisable, and the Company is not obligated to issue any shares of Class A common stock upon exercise of a Public Warrant unless the share of Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an Initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an Initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the public warrants expire or are redeemed, as specified in the public warrant agreement; provided that if the Class A common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective by the 60th business day after the closing of an Initial Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The redemption of the warrants is as follows:

Redemption of warrants when the price per Class A common stock equals or exceeds $18.00. Once the public warrants become exercisable, the Company may redeem the Public Warrants:

● in whole and not in part;

● at a price of $0.01 per warrant;

● upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

● if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

● in whole and not in part;

● at $0.10 per warrant

● upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

● if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

● if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an Initial Business Combination on the date of the consummation of an Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 -trading day period starting on the trading day prior to the day on which the Company consummates an Initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants for Class A common stock). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale. The holders will have the right to require us to register for resale these securities pursuant to a shelf registration under Rule 415 under the Securities Act. The holders of a majority of these securities will also be entitled to make up to three demands, plus short form registration demands, that we register such securities. In addition, the holders will be entitled to certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,150,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discount. The underwriters exercised the over-allotment option in full on January 24, 2022. The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $4,830,000 in the aggregate, paid upon the closing. In addition, the underwriters are entitled to a deferred fee of $0.40 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

On June 22, 2023, the Company and the underwriter entered into an agreement to reduce the deferred underwriter commission payable upon consummation of the initial business combination from $9,660,000 to $3,622,500. In the event the funds available in the Trust Account upon the consummation of the Initial Business Combination are insufficient to pay the underwriter for the deferred underwriter commission, the Company will pay the underwriter, in cash, upon consummation of the Initial Business Combination, as a capital markets advisory fee, an amount equal to the difference between the deferred underwriting commission actually paid to the underwriter and $3,622,500 such that their total compensation from the deferred underwriting commission plus the capital markets advisory fee equals $3,622,500. As such, the Company has reduced the deferred underwriter fee payable on its condensed consolidated balance sheets to $3,622,500 as of June 30, 2023.

Placement Agent Agreement

On June 19, 2023, the Company engaged William Blair & Company, L.L.C. (“William Blair”) as co-placement agent with BTIG, LLC (“BTIG”) (together, the “Placement Agents”) in connection with the Company’s Initial Business Combination. If the Initial Business Combination is consummated, William Blair will be paid a success fee of $4,000,000. In the event a securities offering is consummated, the Company will pay the Placement Agents an aggregate placement fee of 5.00% of the total transaction consideration. No amounts have been accrued for as of June 30, 2023 as they are contingent on the consummation of the Initial Business Combination and securities offering.

Business Combination Agreement

On June 23, 2023 the Company announced that the Company, Merger Sub and Pinstripes, Inc., a Delaware corporation (“Pinstripes”) had entered into a Business Combination Agreement, dated as of June 22, 2023 (the “Pinstripes Agreement”). Pinstripes, Merger Sub and the Company are collectively referred to herein as the “Parties.” Pinstripes is an experiential dining and entertainment brand combining bistro, bowling, bocce and private event space.

Pursuant to the Pinstripes Agreement, it is anticipated that (a) Merger Sub shall merge with and into Pinstripes (the “Merger”), with Pinstripes being the surviving corporation of the Merger (Pinstripes, in its capacity as the surviving company of the Merger, the “Post-Business Combination Surviving Company”), and as a result of which the Post-Business Combination Surviving Company will become a wholly owned subsidiary of the Company. The Merger and the other transactions contemplated by the Pinstripes Agreement are hereinafter referred to as the “Business Combination”. The Company also announced that it intends to file a Registration Statement on Form S-4 as promptly as reasonably practicable with respect to the Business Combination and that it is currently anticipated that the Business Combination will close in the fourth quarter of 2023, following the receipt of the required approval by the Company’s stockholders and the fulfillment or waiver of other closing conditions.

In accordance with the terms and subject to the conditions of the Pinstripes Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 of Pinstripes (the “Pinstripes Common Stock”) (including shares of Pinstripes Common Stock resulting from the conversion of preferred stock of Pinstripes and excluding Dissenting Shares (as defined in the Pinstripes Agreement), treasury shares and Series I Convertible Preferred Stock (as defined in the Pinstripes Agreement)) will be cancelled and extinguished and converted into the right to receive the number of shares of common stock, par value $0.0001 per share of the Company (the “Company Common Stock”) determined in accordance with the Pinstripes Agreement based on a pre-money equity value of Pinstripes of $429,000,000 and a price of $10 per share of Company Common Stock. The Series I Convertible Preferred Stock of Pinstripes will be converted into Pinstripes Common Stock immediately prior to the closing of the Business Combination (the “Closing”) and, at the effective time of the Merger, such resulting shares of Pinstripes Common Stock will be cancelled and extinguished and converted into the right to receive the number of shares of Company Common Stock determined in accordance with the Pinstripes Agreement based on an exchange ratio of 2.5 shares of Company Common Stock for each share of Pinstripes Common Stock resulting from the conversion of the Series I Preferred Stock of Pinstripes immediately prior to the Closing.

Bridge Financing

On June 22, 2023, concurrently with the execution of the Pinstripes Agreement, affiliates of the Sponsor entered into a securities purchase agreement with Pinstripes to provide $18.0 million of bridge financing in the form of Series I Convertible Preferred Stock of Pinstripes (the “Bridge Financing”). Since the initial closing of the Bridge Financing, affiliates of the Sponsor have provided $3,266,200 of additional financing to Pinstripes in the form of Series I Convertible Preferred Stock of Pinstripes. The shares of Series I Convertible Preferred Stock received by such affiliates will convert, pursuant to the terms of the Pinstripes Agreement, into shares of Company Common Stock in connection with the consummation of the Business Combination.

Sponsor Letter Agreement

On June 22, 2023, concurrently with the execution of the Pinstripes Agreement, the Company, the Sponsor, George Courtot, Bruce Lubin, Otis Carter, Kimberley Annette Rimsza, Matt Jaffee and Brett Biggs amended that certain letter agreement, dated as of January 19, 2022, by and among the Company and the parties thereto, and Pinstripes joined as a party to such letter agreement (the "Amended Sponsor Letter Agreement"), to take into account entry into the Pinstripes Agreement. The Amended Letter Agreement is included as Exhibit 10.1 hereto.

Registration Rights Agreement

At the closing of the Business Combination, it is anticipated that the Company, the Sponsor Parties and certain equityholders of Pinstripes will enter into an Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of the post-Business Combination company.

Security Holder Support Agreement

On June 22, 2023, concurrently with the execution of the Pinstripes Agreement, the Company, Pinstripes and certain security holders of Pinstripes entered into security holder support agreements with respect to the Business Combination (the "Security Holder Support Agreement"). The Security Holder Support Agreement is included as Exhibit 10.2 hereto.

Lockup Agreement

On June 22, 2023, concurrently with the execution of the Pinstripes Agreement, the Company, Pinstripes and certain security holders of Pinstripes (the “Pinstripes Security Holders”) entered into a lockup agreement with respect to the Business Combination (the “Lockup Agreement”). The Lockup Agreement is included as Exhibit 10.3 hereto.

Director Designation Agreement

At the closing of the Business Combination, it is anticipated that the Company and Mr. Dale Schwartz will enter into Director Designation Agreement (the “Director Designation Agreement”). The form of the Director Designation Agreement is included as Exhibit 10.4 hereto.

Non-Redemption Agreements

The Company and the Sponsor entered into certain non-redemption agreements with certain unaffiliated third parties, pursuant to which the Sponsor agreed to transfer an aggregate of 1,018,750 shares of Class B common stock to such third parties immediately following consummation of an Initial Business Combination in exchange for the non-redemption of 4,075,000 shares of Class A common stock. The Company estimated the aggregate fair value of such 1,018,750 shares of Class B common stock transferrable to certain unaffiliated third parties pursuant to the non-redemption agreements to be $893,000 or approximately $0.88 per share. The excess fair value of such Class B common stock, or $892,911, was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A (“SAB Topic 5A”). Accordingly, in substance, it was recognized by the Company as a capital contribution by the affiliates of the Sponsor to induce the unaffiliated third parties not to redeem their Class A common stock, with a corresponding charge to additional paid-in capital to recognize the fair value of the Class B common stock subject to transfer as an offering cost.

NOTE 9 — FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements

At June 30, 2023, the Company’s warrant liability was valued at $5,276,500. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Placement Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each remeasurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The following table presents fair value information as of June 30, 2023, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the private warrant liability is classified within Level 3 of the fair value hierarchy. The Company transferred the fair value of Public Warrants from a Level 3 measurement to a Level 1 measurement as a result of the Public Warrants detaching from the Units and becoming separately tradable:

	Public	Private Placement	Total Level 3
	Warrants	Warrants	Financial Instruments
Derivative warrant liabilities at December 31, 2022	$—	$298,000	$298,000
Change in fair value	—	240,000	240,000
Level 3 derivative warrant liabilities at March 31, 2023	—	538,000	538,000
Change in fair value	—	2,082,000	2,082,000
Level 3 derivative warrant liabilities at June 30, 2023	$—	$2,620,000	$2,620,000

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis at June 30, 2023:

	(Level 1)	(Level 2)	(Level 3)
Assets
Treasury securities held in trust account	$42,190,562	$—	$—
Liabilities
Public Warrants	$2,656,500	$—	$—
Private Placement Warrants	$—	$—	$2,620,000

The following table presents the changes in the fair value of derivative warrant liabilities for the three and six months ended June 30, 2023:

		Private
	Public	Placement	Warrant
	Warrants	Warrants	Liability
Derivative warrant liabilities as of December 31, 2022	$301,875	$298,000	$599,875
Change in fair value	212,520	240,000	452,520
Derivative warrant liabilities as of March 31, 2023	514,395	538,000	1,052,395
Change in fair value	2,142,105	2,082,000	4,224,105
Derivative warrant liabilities as of June 30, 2023	$2,656,500	$2,620,000	$5,276,500

Measurement

The Company established the initial fair value for the warrants on January 24, 2022, the date of the consummation of the Company’s Initial Public Offering. The Company used a Monte Carlo simulation model to value the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date.

The key inputs into the Monte Carlo simulation model formula were as follows at June 30, 2023:

Class B
Input	Common Stock
Common stock price	$10.41
Exercise price	$11.50
Risk-free rate of interest	4.060%
Volatility	0.001%
Term	5.34
Value of one warrant	$0.220
Dividend yield	0.000%

On March 10, 2022, the Public Warrants detached from the Units and are separately tradable (NYSE: BYN.WS). As such, the fair value of the Public Warrants as of June 30, 2023, is based on the price of the Public Warrants at market close.

The key inputs into the Monte Carlo simulation model formula were as follows at January 24, 2022:

	January 24, 2022
	Public	Private
Input	Warrants	Warrants
Common stock price	$9.69	$9.69
Exercise price	$11.50	$11.50
Risk-free rate of interest	1.61%	1.61%
Volatility	10.85%	10.86%
Term	6.00	6.00
Value of one warrant	$0.62	$0.62
Dividend yield	0.00%	0.00%

Non-recurring Fair Value Measurements

In April 2023, the Company entered into non-redemption agreements with certain unaffiliated third parties (see Note 8). The Company accounts for the excess fair value of the Class B shares that will be transferred from the Sponsor to the unaffiliated third parties upon the consummation of the Initial Business Combination as an offering cost and a capital contribution by the Sponsor in accordance with SAB Topic 5A. The Company estimated the fair value of the 1,018,750 transferrable shares Class B common stock at $893,000, or $0.88 per share.

The fair value of the Class B shares was determined by multiplying the underlying stock price of the Company’s Class A common stock by the estimated probability of the Initial Business Combination and applying a discount for lack of marketability (“DLOM”). The Company utilized April 12, 2023 as the measurement date which reflects the execution date of the majority of non-redemption agreements.

The following are the key inputs into the calculation at the measurement date:

Private
Input	Warrants
Common stock price	$10.41
Estimated probability of the Initial Business Combination	10.00%
Volatility	40.00%
Risk-free rate	4.25%
Time to expiration	1.50

NOTE 10 — INCOME TAX

During the three and six months ended June 30, 2023, the Company recorded an income tax provision of $236,908 and $799,505, respectively, in accrued expenses. During the three and six months ended June 30, 2022, the Company recorded an income tax provision of $108,421 in accrued expenses. The effective tax rate was 5.06% and 6.96% for the three months ended June 30, 2023 and 2022, respectively, and 28.54% and 0.99% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the Federal statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, due to changes in the fair value of warrant liabilities, state taxes and valuation allowance on the deferred tax assets.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The Company considered the history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies, and has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As such, the Company recorded a full valuation allowance against net deferred tax assets as of June 30, 2023 and December 31, 2022.

BANYAN ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Banyan Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Banyan Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2022 and for the period from March 10, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year end December 31, 2022 and for the period from March 10, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum LLP

We have served as the Company’s auditor since 2021.

Boston, Massachusetts

March 31, 2023

BANYAN ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets:
Cash	$510,893	$54,057
Prepaid expenses - current	256,157	—
Total Current Assets	767,050	54,057
Noncurrent assets:
Treasury securities held in trust account	250,326,857	—
Prepaid expenses - noncurrent	12,764	—
Deferred offering costs associated with the initial public offering	—	615,563
Total Noncurrent Assets	250,339,621	615,563
Total Assets	$251,106,671	$669,620
Liabilities, Redeemable Class A Common Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accrued expenses	$—	$4,703
Income tax payable	783,546	—
Accrued franchise tax expense	193,490	8,187
Accounts payable	244,891	—
Accrued offering costs	—	364,557
Promissory note – related party	—	289,425
Total Current Liabilities	1,221,927	666,872
Noncurrent liabilities:
Warrant liability	599,875	—
Deferred underwriter’s fee payable	9,660,000	—
Total Noncurrent Liabilities	10,259,875	—
Total Liabilities	11,481,802	666,872
Commitments and Contingencies (Note 8)
Redeemable Class A Common Stock
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 24,150,000 and no shares issued and outstanding subject to possible redemption, respectively	250,326,857	—
Stockholders’ (Deficit) Equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; none issued and outstanding, excluding 24,150,000 shares subject to possible redemption	—	—
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 7,245,000 shares issued and outstanding	725	725
Additional paid-in capital	—	24,275
Accumulated deficit	(10,702,713)	(22,252)
Total Stockholders’ (Deficit) Equity	(10,701,988)	2,748
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ (Deficit) Equity	$251,106,671	$669,620

The accompanying notes are an integral part of the financial statements.

BANYAN ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

		For the
		Period from
		March 10, 2021
	Year	(inception)
	Ended	Through
	December 31,	December 31,
	2022	2021
Operating expenses:
Warrant issuance expense	$500,307	$—
Exchange listing fees	160,721	—
Legal fees	215,000	—
General, administrative, and other expenses	877,640	22,252
Total operating expenses	1,753,668	22,252
Loss from operations	(1,753,668)	(22,252)

Other income:
Change in fair value of warrant liability	14,304,338	—
Interest income	3,939,359	—
Unrealized gain on treasury securities held in Trust Account	57,498	—
Other income	18,301,195	—
Income (loss) before provision for income taxes	16,547,527	(22,252)
Provision for income taxes	(783,546)	—
Net income (loss)	$15,763,981	$(22,252)

Basic and diluted weighted average shares outstanding, Class A common stock	22,604,795	—

Basic and diluted net income per share, Class A common stock	$0.53	$—

Basic and diluted weighted average shares outstanding, Class B common stock (1)	7,245,000	6,300,000

Basic and diluted net income per share, Class B common stock	$0.53	$(0.00)
(1)	Excludes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter for the period from March 10, 2021 (inception) through December 31, 2021. The Company surrendered 1,725,000 shares of Class B Common Stock on November 30, 2021 and issued an additional 345,000 shares of Class B common stock on January 19, 2022 pursuant to a stock split by way of a stock dividend for no additional consideration. The underwriters exercised the over-allotment option in full on January 24, 2022. See Note 6.

The accompanying notes are an integral part of the financial statements.

BANYAN ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2022

	Class A Common Stock
	Subject to		Class B		Additional		Total
	Possible Redemption		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance – January 1, 2022	—	$—	7,245,000	$725	$24,275	$(22,252)	$2,748
Issuance of Units in IPO	24,150,000	219,353,777	—	—	—	—	—
Deemed capital contribution from issuance of private warrants	—	—	—	—	4,504,363	—	4,504,363
Remeasurement of Class A common stock to redemption value at IPO	—	26,976,223	—	—	(4,528,638)	(22,447,585)	(26,976,223)
Remeasurement of Class A common stock to redemption	—	3,996,857	—	—	—	(3,996,857)	(3,996,857)
Net income	—	—	—	—	—	15,763,981	15,763,981
Balance – December 31, 2022	24,150,000	$250,326,857	7,245,000	$725	$—	$(10,702,713)	$(10,701,988)

FOR THE PERIOD FROM MARCH 10, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock
	Subject to		Class B		Additional		Total
	Possible Redemption		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – March 10, 2021 (inception)	—	$—	—	$—	—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	7,245,000	725	24,275	—	25,000
Net Income	—	—	—	—	—	(22,252)	(22,252)
Balance – December 31, 2021	—	$—	7,245,000	725	24,275	$(22,252)	$2,748
(1)	Includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The Company surrendered 1,725,000 shares of Class B Common Stock on November 30, 2021 and issued an additional 345,000 shares of Class B common stock on January 19, 2022 pursuant to a stock split by way of a stock dividend for no additional consideration. The underwriters exercised the over-allotment option in full on January 24, 2022. See Note 6.

The accompanying notes are an integral part of the financial statements.

BANYAN ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

		For the
		Period
		From
		March 10,
		2021
	Year	(Inception)
	Ended	through
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$15,763,981	$(22,252)
Adjustments to reconcile net income to net cash used in operating activities:
Interest income	(3,939,359)	—
Unrealized gain on short term investments	(57,498)	—
Change in fair value of warrant liability	(14,304,338)	—
Warrant issuance expense	500,307	—
Changes in operating assets and liabilities:
Prepaid expenses	(268,921)	—
Accrued expenses	(4,703)	4,703
Income tax payable	783,546	—
Accounts payable	244,891	8,187
Accrued offering costs	(364,556)	364,557
Accrued franchise tax	185,303	8,187
Net cash (used in) provided by operating activities	(1,461,347)	355,195

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(246,330,000)	—
Net cash (used in) provided by investing activities	(246,330,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Units in IPO, net of underwriting fee	236,670,000	—
Proceeds from sale of private placement warrants	11,910,000	—
(Payment of) proceeds from promissory note – related party	(289,425)	289,425
Deferred offering costs	(42,392)	(615,563)
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Net cash provided by (used in) financing activities	248,248,183	(301,138)

Net Change in Cash	456,836	54,057
Cash – Beginning	54,057	—
Cash – Ending	$510,893	$54,057

Non-Cash Investing and Financing Activities:
Initial fair value of Class A common stock subject to possible redemption	$219,353,777	$—
Remeasurement of Class A common stock subject to possible redemption	$30,973,080	$—
Deferred underwriter fee payable	$9,660,000	$—
Initial measurement of warrant liability	$14,904,213	$—
Deferred offering costs included in accrued offering costs	$—	$364,557
Prepaid expenses paid by Sponsor in exchange for issuance of Class B common stock	$—	$25,000

The accompanying notes are an integral part of the financial statements.

BANYAN ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Banyan Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on March 10, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 10, 2021 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and pursuit of a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of unrealized gains and interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on January 19, 2022. On January 24, 2022, the Company consummated its Initial Public Offering of 24,150,000 Units at $10.00 per Unit, generating gross proceeds of $241,500,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 11,910,000 Private Placement Warrants (the “Private Placement Warrants”) to Banyan Acquisition Sponsor LLC (the “Sponsor”), BTIG, LLC and I-Bankers Securities, Inc., at an exercise price of $1.00 per Private Placement Warrant, for an aggregate of $11,910,000.

Following the closing of the Initial Public Offering on January 24, 2022, $246,330,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”), located in the United States which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 15 months from January 24, 2022 (or up to 21 months from January 24, 2022 if the Company extends the time to complete a business combination) (the “Combination Period”), the closing of the Initial Public Offering.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Liquidity, Capital Resources and Going Concern

As of December 31, 2022, the Company had $510,893 in operating cash and a working capital deficit of $(454,877). Working capital deficit excludes amounts for marketable securities held in the Trust Account and the deferred underwriters fee payable.

The Company’s liquidity needs up to December 31, 2022 had been satisfied through a payment from the Sponsor of $25,000 for Class B common stock, par value $0.0001 per share (“Class B common stock” and shares thereof, “Founder Shares”), the Initial Public Offering and the issuance of the Private Placement Warrants. Additionally, the Company drew on an unsecured promissory note to pay certain offering costs (see Note 5).

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Although no formal agreement exists, the Sponsor has agreed to extend Working Capital Loans as needed (defined in Note 5 below). Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that (i) new financing will be available to it on commercially acceptable terms, if at all, or (ii) that its plans to consummate an initial Business Combination will be successful. In addition, management is currently evaluating the impact of the COVID-19 pandemic and its effect on the Company’s financial position, results of its operations and/or search for a target company.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern through the end of the Combination Period on April 24, 2023 (without extensions), at which point the Company will be subject to mandatory liquidation, which is within twelve months of the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $510,893 and $54,057 of operating cash and no cash equivalents as of December 31, 2022 and 2021, respectively.

Offering Costs

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A— “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to stockholders’ equity or the statement of operations based on the relative value of the Public Warrants (as defined below) and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, on January 24, 2022, offering costs totaled $15,147,955 (consisting of $4,830,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $657,955 of actual offering costs, with $500,307 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants, and $14,647,648 included in additional paid-in capital).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed federally insured limits. Exposure to cash and cash equivalents credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings. At December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liability

The Company expects to account for warrants for the Company’s common stock that are not indexed to its own shares as liabilities at fair value on the balance sheet once issued. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) will be classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock includes certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. As of December 31, 2022 and 2021, there were 24,150,000 and zero shares of Class A common stock subject to possible redemption issued or outstanding, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. On January 24, 2022, the Company recorded an accretion amount of $26,976,223, $4,528,638 of which was recorded in additional paid-in capital and $22,447,585 was recorded in accumulated deficit. The Company has subsequently recorded additional remeasurements of $3,996,857 to remeasure the value of Class A common stock subject to possible to redemption to its redemption value of $250,326,857.

Class A common stock subject to possible redemption is reflected on the balance sheet at December 31, 2022 as follows:

Gross proceeds from initial public offering	$241,500,000
Less:
Fair value allocated to public warrants	(7,498,575)
Offering costs allocated to Class A common stock subject to possible redemption	(14,647,648)
Plus:
Re-measurement on Class A common stock subject to possible redemption	30,973,080
Class A common stock subject to possible redemption, December 31, 2022	$250,326,857

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability method, as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liability is settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the operation of statement in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. There were no unrecognized tax benefits as of December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Shares of common stock subject to possible redemption at December 31, 2022, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per common stock since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not included the Public Warrants and the Private Placement Warrants in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented.

The Company’s statement of operations includes a presentation of net income (loss) per share of common stock subject to possible redemption and allocates the net income (loss) into the two classes of shares in calculating net income (loss) per common stock, basic and diluted. For redeemable Class A common stock, net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance. For non-redeemable Class B common stock, net income (loss) per share is calculated by dividing the net income (loss) by the weighted average number of shares of non-redeemable Class B common stock outstanding for the period. Non-redeemable Class B common stock includes the Founder Shares, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. As of December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net loss per share of common stock (in dollars, except per share amounts):

	Twelve Months
	Ended
	December 31,
	2022	2021
Class A common stock subject to possible redemption
Numerator: Income attributable to Class A common stock subject to possible redemption
Net income	$11,937,823	$—
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	22,604,795	—
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.53	$—

Non-Redeemable Class B common stock
Numerator: Income attributable to non-redeemable Class B common stock
Net income (loss)	$3,826,158	$(22,252)
Denominator: Weighted average non-redeemable Class B common stock
Basic and diluted weighted average shares outstanding, non-redeemable Class B common stock	7,245,000	6,300,000
Basic and diluted net income (loss) per share, non-redeemable Class B common stock	$0.53	$(0.00)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on January 24, 2022, the Company sold 24,150,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant is anticipated to entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

An aggregate of $10.20 per Unit sold in the Initial Public Offering was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

NOTE 4 — PRIVATE PLACEMENT

The Company entered into an agreement with the Sponsor and the underwriters pursuant to which the Sponsor and underwriters purchased an aggregate of 11,910,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating $11,910,000 in the aggregate in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 6). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In March 2021, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000 and an aggregate of 142,500 of such Founder Shares were subsequently transferred to our independent directors, executive officers and special advisor and other third parties. The fair value of the shares transferred is de minimis. On November 30, 2021, the Sponsor surrendered 1,725,000 Founder Shares as a result of changes to the terms of the Initial Public Offering, resulting in the Sponsor owning 6,900,000 Founder Shares. On January 19, 2022, the Company issued an additional 345,000 shares of Class B common stock pursuant to a stock split for no additional consideration as a result of the upsize to the Company’s Initial Public Offering (see Note 6). The number of Founder Shares outstanding collectively represents approximately 23% of the Company’s issued and outstanding shares after the Initial Public Offering.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note — Related Party

In March 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was due upon the consummation of the Initial Public Offering. On January 24, 2022, the Company paid $289,425, the full amount outstanding under the Promissory Note, to the Sponsor.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,800,000 of such Working Capital Loans, or up to an aggregate of $4,830,000 of such Working Capital Loans with respect to funded extension periods, may be convertible into warrants at a price of $1.00 per warrant, of the post-Business Combination entity. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there were no amounts outstanding under the Working Capital Loans.

Support Services Agreement

Commencing on the listing date, the Company agreed to pay the Sponsor pursuant to a support services agreement a total of $10,000 per month for office space provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company’s contractual obligation under the support services agreement to pay these monthly fees will cease. For twelve months ended December 31, 2022, the Sponsor permanently waived its right to receive such fees from the Company. The Sponsor expects to continue to permanently waive its rights to receive such fees in future periods.

NOTE 6 — STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 240,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022, there were no shares of Class A common stock issued and outstanding, excluding 24,150,000 shares of Class A common stock subject to possible redemption. At December 31, 2021, there were no shares of Class A common stock issued or outstanding.

Class B common stock — The Company is authorized to issue 60,000,000 shares of Class B common stock with a par value of $0.0001 per share. In March 2021, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000 and an aggregate of 142,500 of such Founder Shares were subsequently transferred to our independent directors, executive officers and special advisor and other third parties. On November 30, 2021, the Sponsor surrendered 1,725,000 Founder Shares as a result of changes to the terms of the Initial Public Offering. On January 19, 2022, the Company issued an additional 345,000 shares of Class B common stock pursuant to a stock split for no additional consideration as a result of the upsize to the Company’s Initial Public Offering.

With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by law, holders of our Founder Shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote. However, prior to the consummation of the Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and may remove members of the board of directors for any reason.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, subject to adjustment for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, in the aggregate, on an as-converted basis, 23% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and excluding any private placement warrants issued to our Sponsor, its affiliates or any member of our management team upon conversion of Working Capital Loans.

NOTE 7 — WARRANT LIABILITY

The Company accounts for the 23,985,000 warrants issued in connection with the Initial Public Offering (the 12,075,000 Public Warrants and the 11,910,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability is adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants were issued upon separation of the Units and only whole warrants will trade. Accordingly, unless a unit holder purchased at least two Units, they will not be able to receive or trade a whole warrant. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination.

The Company is not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and has no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant is exercisable, and the Company is not obligated to issue any shares of Class A common stock upon exercise of a Public Warrant unless the share of Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the public warrants expire or are redeemed, as specified in the public warrant agreement; provided that if the Class A common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective by the 60th business day after the closing of a Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The redemption of the warrants is as follows:

Redemption of warrants when the price per Class A common stock equals or exceeds $18.00. Once the public warrants become exercisable, the Company may redeem the Public Warrants:

● in whole and not in part;

● at a price of $0.01 per warrant;

● upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

● if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

● in whole and not in part;

● at $0.10 per warrant

● upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

● if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

● if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants for Class A common stock). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale. The holders will have the right to require us to register for resale these securities pursuant to a shelf registration under Rule 415 under the Securities Act. The holders of a majority of these securities will also be entitled to make up to three demands, plus short form registration demands, that we register such securities. In addition, the holders will be entitled to certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,150,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discount. The underwriters exercised the over-allotment option in full on January 24, 2022. The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $4,830,000 in the aggregate, paid upon the closing. In addition, the underwriters are entitled to a deferred fee of $0.40 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 9 — FAIR VALUE MEASUREMENTS

At December 31, 2022, the Company’s warrant liability was valued at $599,875. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Placement Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The following table presents fair value information as of December 31, 2022, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the private warrant liability is classified within Level 3 of the fair value hierarchy. The Company transferred the fair value of Public Warrants from a Level 3 measurement to a Level 1 measurement as a result of the Public Warrants detaching from the Units and becoming separately tradable:

	Public	Private Placement	Total Level 3
	Warrants	Warrants	Financial Instruments
Derivative warrant liabilities at March 10, 2021 (inception)	$—	$—	$—
Initial fair value at issuance	7,498,575	7,405,638	14,904,213
Transfer public warrant liability to Level 1 measurement	(7,498,575)	—	(7,498,575)
Change in fair value	—	(7,107,638)	(7,107,638)
Level 3 derivative warrant liabilities at December 31, 2022	$—	$298,000	$298,000

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2022:

	(Level 1)	(Level 2)	(Level 3)
Assets
Cash and marketable securities held in trust account	$250,326,857	$—	$—
Liabilities
Public Warrants	$301,875	$—	$—
Private Placement Warrants	$—	$—	$298,000

The following table presents the changes in the fair value of derivative warrant liabilities for the twelve months ended December 31, 2022:

		Private
	Public	Placement	Warrant
	Warrants	Warrants	Liability
Derivative warrant liabilities as of January 1, 2022	$—	$—	$—
Initial fair value of warrant liabilities at January 24, 2022	7,498,575	7,405,638	14,904,213
Change in fair value	(7,196,700)	(7,107,638)	(14,304,338)
Derivative warrant liabilities as of December 31, 2022	$301,875	$298,000	$599,875

Measurement

The Company established the initial fair value for the warrants on January 24, 2022, the date of the consummation of the Company’s Initial Public Offering. The Company used a Monte Carlo simulation model to value the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date.

The key inputs into the Monte Carlo simulation model formula were as follows at December 31, 2022:

	December 31, 2022
	Public	Private
Input	Warrants	Warrants
Common stock price	$—	$10.21
Exercise price	$—	$11.50
Risk-free rate of interest	—%	3.95%
Volatility	—%	0.00%
Term	—	5.25
Value of one warrant	$0.03	$0.03
Dividend yield	—%	0.00%

During the twelve ended December 31, 2022, the Public Warrants detached from the Units and are separately tradable (NYSE: BYN.WS). As such, the fair value of the Public Warrants as of December 31, 2022 is based on the price of the Public Warrants at market close.

The key inputs into the Monte Carlo simulation model formula were as follows at January 24, 2022:

	January 24, 2022
	Public	Private
Input	Warrants	Warrants
Common stock price	$9.69	$9.69
Exercise price	$11.50	$11.50
Risk-free rate of interest	1.61%	1.61%
Volatility	10.85%	10.86%
Term	6.00	6.00
Value of one warrant	$0.62	$0.62
Dividend yield	0.00%	0.00%

NOTE 10 — INCOME TAX

The Company’s net deferred tax assets at December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Deferred tax assets
Capitalized start-up costs	$329,224	$4,009
Net operating loss carryforwards	—	2,334
Total deferred tax assets	329,224	6,343
Valuation allowance	(317,149)	(6,343)
Deferred tax liabilities
Accrued expenses & other	(12,075)	—
Total deferred tax liabilities	(12,075)	—
Net deferred tax assets	$—	—

The components of the income tax provision for the years ended December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Current expense
Federal	$783,546	—
State	—	—

Deferred benefit
Federal	(312,476)	(4,673)
State	1,670	(1,670)

Change in Valuation Allowance	310,806	6,343

Income tax expense	$783,546	—

As of December 31, 2022, the Company has no state or federal net operating loss carryforwards.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, and for the period from March 10, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $310,806 and $6,343, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021is as follows:

	December 31,
	2022	2021
Statutory U.S. federal income tax rate	21.00%	21.00%
Change in fair value of warrant liabilities	(18.15)%	0.00%
State taxes, net of federal tax benefit	(0.01)%	7.51%
Change in valuation allowance	1.88%	(28.51)%
Income tax provision	4.74%	0.00%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in state taxes, net of federal tax benefit, and the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination. The Company considers Delaware to be a significant state tax jurisdiction.

NOTE 11 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events to determine if events or transactions occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements which have not been previously adjusted or disclosed within the financial statements.

Pinstripes, Inc.

Consolidated Financial Statements

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Pinstripes, Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Pinstripes, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Pinstripes, Inc. (the Company) as of April 30, 2023, and April 24, 2022, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended April 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at April 30, 2023 and April 24, 2022, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Chicago, Illinois

September 6, 2023

PINSTRIPES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	April 30,	April 24,
	2023	2022
Assets:
Current Assets:
Cash and cash equivalents	$8,436	$8,907
Accounts receivable	1,310	879
Inventories	802	703
Prepaid expenses and other current assets	577	327
Total current assets	11,125	10,816
Property and equipment, net	62,842	50,380
Operating lease right-of-use assets	55,604	53,276
Other long term assets	1,356	—
Total assets	$130,927	$114,472

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Deficit:
Current Liabilities:
Accounts payable	$19,305	$16,932
Amounts due to customers	7,349	7,258
Current portion of long-term notes payable	1,044	10,126
Accrued occupancy costs	14,940	15,244
Short-term borrowings	—	1,150
Other accrued liabilities	8,613	7,519
Current portion of operating lease liabilities	10,727	8,898
Total current liabilities	61,978	67,127
Long-term notes payable	36,211	13,820
Long-term accrued occupancy costs	2,020	5,311
Operating lease liabilities	91,398	85,552
Other long term liabilities	850	—
Total liabilities	192,457	171,810
Commitments and contingencies (Note 16)
Redeemable convertible preferred stock (Note 12)	53,468	52,218
Stockholders’ deficit:
Common stock (par value: $0.01; authorized: 20,000,000 shares; issued and outstanding: 6,178,962 shares at April 30, 2023 and 6,167,254 shares at April 24, 2022)	62	62
Additional paid-in capital	3,733	1,650
Accumulated deficit	(118,793)	(111,268)
Total stockholders' deficit	(114,998)	(109,556)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$130,927	$114,472

The accompanying notes are an integral part of these consolidated financial statements

PINSTRIPES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
Food and beverage revenues	$87,467	$63,650	$20,791
Recreation revenues	23,806	13,448	4,226
Total revenue	111,273	77,098	25,017

Cost of food and beverage	18,968	16,027	6,697
Store labor and benefits	40,415	24,145	10,776
Store occupancy costs, excluding depreciation	18,375	12,592	14,920
Other store operating expenses, excluding depreciation	18,655	14,531	7,037
General and administrative expenses	13,205	12,316	6,320
Depreciation expense	8,086	8,818	8,805
Impairment loss	2,363	—	—
Pre-opening expenses	4,935	—	—
Operating loss	(13,729)	(11,331)	(29,538)
Interest expense	(1,946)	(1,348)	(835)
Other expenses	(13)	—	—
Gain on debt extinguishment (Note 9)	8,355	2,800	388
Loss before income taxes	(7,333)	(9,879)	(29,985)
Income tax expense	192	38	13
Net loss	$(7,525)	$(9,917)	$(29,998)

Basic and diluted loss per share	$(1.21)	$(1.62)	$(4.93)

The accompanying notes are an integral part of these consolidated financial statements

PINSTRIPES, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

	Redeemable Convertible						Total
	Preferred Stock		Common		Additional	Accumulated	Stockholders'
	Shares	Amounts	Shares	Amounts	Paid-In Capital	Deficit	Deficit
Balance - April 26, 2020	9,310,612	$42,018	6,055,400	$61	$870	$(71,353)	$(70,422)

Net loss			—	—	—	(29,998)	(29,998)
Issuance of Series F preferred stock	25,000	200
Issuance of Series G preferred stock	250,000	2,500
Exercise of stock options			49,063	—	80	—	80
Stock based compensation			—	—	365	—	365
Balance - April 25, 2021	9,585,612	$44,718	6,104,463	$61	$1,315	$(101,351)	(99,975)
Net loss			—	—	—	(9,917)	(9,917)
Proceeds from exercise of warrants			55,791	1	55	—	56
Issuance of Series H preferred stock	500,000	7,500
Exercise of stock options			7,000	—	—	—	—
Stock based compensation			—	—	280	—	280
Balance - April 24, 2022	10,085,612	$52,218	6,167,254	$62	$1,650	$(111,268)	$(109,556)
Net loss			—	—	—	(7,525)	(7,525)
Issuance of warrants			—	—	1,722	—	1,722
Issuance of Series G preferred stock	105,000	1,050
Issuance of Series H preferred stock	13,333	200
Exercise of stock options			11,708	—	66	—	66
Stock based compensation			—	—	295	—	295
Balance - April 30, 2023	10,203,945	$53,468	6,178,962	$62	$3,733	$(118,793)	$(114,998)

The accompanying notes are an integral part of these consolidated financial statements

PINSTRIPES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
Cash flows from operating activities:
Net loss	$(7,525)	$(9,917)	$(29,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss	2,363	—	—
Depreciation expense	8,086	8,818	8,805
Non-cash operating lease expense	5,252	4,155	5,269
Operating lease tenant allowances	7,727	—	—
Stock based compensation	295	280	365
Gain on extinguishment of debt	(8,355)	(2,800)	(388)
Amortization of debt issuance costs	246	19	19
(Increase) decrease in operating assets:
Accounts receivable	(431)	(402)	(373)
Inventories	(99)	(134)	158
Prepaid expenses and other current assets	(250)	126	120
Employee retention credits	—	3,006	(3,006)
(Decrease) increase in operating liabilities:
Accounts payable	(7,551)	1,820	1,004
Amounts due to customers	91	2,981	(136)
Accrued occupancy costs	(3,595)	(5,363)	16,100
Other accrued liabilities	(662)	276	1,917
Operating lease liabilities	(7,632)	(8,451)	(8,041)
Net cash used in operating activities	(12,040)	(5,586)	(8,185)

Cash flows from investing activities:
Purchase of property and equipment	(12,987)	(1,898)	(644)
Net cash used in investing activities:	(12,987)	(1,898)	(644)

Cash flows from financing activities:
Proceeds from stock option exercises	66	—	80
Proceeds from warrant issuances	3,758	56	—
Proceeds from issuance of preferred stock	200	7,500	2,700
Principal payments on long-term notes payable	(6,144)	(2,618)	(779)
Redemption of convertible notes	(100)	—	—
Debt and equity warrant issuance costs	(2,304)	—	—
Proceeds from short-term borrowings	—	775	375
Proceeds from long-term borrowings	29,080	5,350	3,415
Net cash provided by financing activities	24,556	11,063	5,791

Net change in cash and cash equivalents	(471)	3,579	(3,038)

Cash and cash equivalents, beginning of fiscal year	8,907	5,328	8,366
Cash and cash equivalents, end of fiscal year	$8,436	$8,907	$5,328

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,428	$824	$488
Supplemental disclosures of non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$7,580	$16,586	$1,061
Conversion of long-term borrowings to preferred shares	$1,050	$—	$—
Non-cash capital expenditures included in accounts payable	$9,924	$1,054	$16

The accompanying notes are an integral part of these consolidated financial statements

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 1 — Nature of Business

Pinstripes, Inc. (“Pinstripes”, the "Company", “we”, “us, or “our”) was formed for the purpose of operating and expanding a unique entertainment and dining concept. The Company has 13 locations in nine states and generates revenue primarily from the sale of food, beverages, bowling, bocce, and hosting private events. The Company operates its business as one operating and one reportable segment.

Note 2 — Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Pinstripes, Hillsdale, LLC, and have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.

Correction of Prior Period Errors

The Company corrected errors that were immaterial to previously reported consolidated financial statements. These errors were identified in connection with the preparation of the financial statements for the fiscal year ended April 30, 2023 and related primarily to recognition of lease obligations and related lease assets for certain locations in accordance with Accounting Standards Codification (“ASC”) No. 842 Leases (ASC 842) and stock-based compensation expense in accordance with ASC No. 718 Stock Compensation (ASC 718). The Company evaluated the materiality of these errors in accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Quantifying Financial Errors and concluded that the errors were not material to prior periods, however correcting them in the current period would result in a material impact. The Company concluded that the previous periods should be revised to reflect the correction of errors and are presented in the tables below.

The following table presents the effect of the error corrections on the Consolidated Balance Sheets for the periods indicated:

	As of April 24, 2022
	As Reported	Adjustment	As Corrected
Property and equipment, net	$50,627	$(247)	$50,380
Operating lease right-of-use assets	52,958	318	53,276
Total Assets	114,401	71	114,472
Accounts Payable	17,348	(416)	16,932
Accrued Occupancy Costs	15,723	(479)	15,244
Other Accrued Liabilities	7,358	161	7,519
Current portion of operating lease liabilities	9,177	(279)	8,898
Total Current Liabilities	68,140	(1,013)	67,127
Operating lease liabilities	82,413	3,139	85,552
Total liabilities	169,684	2,126	171,810
Common stock (par value: $.01)	57	5	62
Additional paid-in capital	1,350	300	1,650
Accumulated Deficit	(108,908)	(2,360)	(111,268)
Total stockholders' deficit	(107,501)	(2,055)	(109,556)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	114,401	71	114,472

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 2 — Significant Accounting Policies (Continued)

The following tables presents the effect of the error corrections on the Consolidated Statements of Operations for the periods indicated:

	Fiscal Year Ended April 24, 2022
	As Reported	Adjustment	As Corrected
Store labor and benefits	$23,984	$161	$24,145
Store occupancy costs (excluding depreciation)	12,958	(366)	12,592
Other store operating expenses, excluding depreciation	15,162	(631)	14,531
General and administrative expenses	11,639	677	12,316
Depreciation Expense	8,846	(28)	8,818
Operating loss	(11,518)	187	(11,331)
Loss Before Income Taxes	(10,066)	187	(9,879)
Net Loss	(10,104)	187	(9,917)
Basic and diluted loss per share	$(1.65)	$0.03	$(1.62)

	Fiscal Year Ended April 25, 2021
	As Reported	Adjustment	As Corrected
Store occupancy costs (excluding depreciation)	$14,524	$396	$14,920
Other store operating expenses, excluding depreciation	7,317	(280)	7,037
General and administrative expenses	5,978	342	6,320
Operating loss	(29,080)	(458)	(29,538)
Loss Before Income Taxes	(29,527)	(458)	(29,985)
Net Loss	(29,540)	(458)	(29,998)
Basic and diluted loss per share	$(4.86)	$(0.08)	$(4.93)

The following table presents the effect of the error corrections on the Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the periods indicated:

	As Reported	Adjustment	As Corrected
Common stock (par value: $.01) - April 26, 2020	$56	$5	$61
Additional paid-in capital - April 26, 2020	819	51	870
Accumulated Deficit Balance - April 26, 2020	(69,264)	(2,089)	(71,353)
Total Stockholders' Deficit Balance - April 26, 2020	(68,389)	(2,033)	(70,422)
Net Loss - Fiscal Year Ended April 25, 2021	(29,540)	(458)	(29,998)
Stock Based Compensation	303	62	365
Additional paid-in capital - April 25, 2021	1,202	113	1,315
Accumulated Deficit Balance - April 25, 2021	(98,804)	(2,547)	(101,351)
Total Stockholders' Deficit Balance - April 25, 2021	(97,546)	(2,429)	(99,975)
Net Loss - Fiscal Year Ended April 24, 2022	(10,104)	187	(9,917)
Stock Based Compensation	93	187	280
Additional paid-in capital - April 24, 2022	1,350	300	1,650
Accumulated Deficit Balance - April 24, 2022	(108,908)	(2,361)	(111,269)
Total Stockholders' Deficit Balance - April 24, 2022	(107,501)	(2,056)	(109,557)

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 2 — Significant Accounting Policies (Continued)

The following table presents the effect of the error corrections on the Consolidated Statements of Cash Flows for the periods indicated:

	Fiscal Year Ended April 24, 2022
	As Reported	Adjustment	As Corrected
Net Loss	$(10,104)	$187	$(9,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation Expense	8,846	(28)	8,818
Non Cash Lease Expense	4,114	41	4,155
Stock based compensation	93	187	280
(Decrease) increase in operating liabilities
Accounts Payable	1,961	(141)	1,820
Accrued Occupancy Costs	(4,703)	(660)	(5,363)
Other Accrued Liabilities	115	161	276
Operating Lease Liabilities	(8,705)	254	(8,451)
Supplemental disclosures of cash flow information:
Increase for capital expenditures in accounts payable	1,328	(274)	1,054
Net cash used in operating activities	(5,586)	—	(5,586)

	Fiscal Year Ended April 25, 2021
	As Reported	Adjustment	As Corrected
Net Loss	$(29,540)	$(458)	$(29,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Non Cash Lease Expense	5,241	28	5,269
Stock based compensation	303	62	365
(Decrease) increase in operating liabilities
Accrued Occupancy Costs	15,976	124	16,100
Operating Lease Liabilities	(8,285)	244	(8,041)
Supplemental disclosures of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities	1,049	12	1,061
Net cash used in operating activities	(8,185)	—	(8,185)

Covid-19 Impact

The spread of the novel 2019 coronavirus (“COVID-19”) and developments surrounding the global pandemic have had a significant impact on the Company’s business, financial condition, results of operations and cash flows in fiscal years 2021 and 2022. In March 2020, all of the Company’s properties were temporarily closed pursuant to state and local government restrictions imposed as a result of COVID-19. Throughout the first and second quarters of fiscal year 2021, all of the Company’s properties that were temporarily closed re-opened to the public, with temporary re-closures and re-openings occurring for certain of the Company’s properties or portions thereof into the fourth quarter of fiscal year 2021. Upon re-opening, the properties continued to operate without certain amenities and subject to certain occupancy limitations, with restrictions varying by jurisdiction. Beginning in the latter part of the fourth quarter of fiscal year 2021 and first quarter of fiscal year 2022, the Company’s local jurisdictions eased and removed prior operating restrictions, including capacity and occupancy limits, as well as social distancing policies. Travel and business volume were negatively affected in the early part of the fourth quarter of fiscal year 2022 due to the spread of the omicron variant. Throughout fiscal year ended April 30, 2023, all of the Company’s properties were open and not subject to operating restrictions. We cannot predict whether, when, or the manner in which the conditions surrounding COVID-19, particularly as a result of new variants of COVID-19, will change, including additional vaccination or mask mandates, capacity restrictions, or re-closures of our currently open stores and customer engagement with our brand.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 2 — Significant Accounting Policies (Continued)

Fiscal Years

The Company’s fiscal year consists of 52/53-weeks ending on the last Sunday in April. The fiscal years ended April 30, 2023 contained 53 weeks and April 24, 2022 and April 25, 2021 contained 52 weeks.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company maintains its cash in bank accounts, which, at times, may exceed federally insured limits. We manage the credit risk of our positions through utilizing multiple financial institutions and monitoring the credit quality of those financial institutions that hold our cash and cash equivalents. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash.

Also included in cash and cash equivalents are amounts due from credit card transactions with settlement terms of less than five days. Credit and debit card receivables included within cash were $1,381 and $1,374 as of April 30, 2023 and April 24, 2022, respectively.

Accounts Receivable

Accounts receivable primarily includes amounts due from the service provider processing customer event deposits and amounts due from third-party gift card distributors. The Company monitors the collectability of its receivables with customers based on the length of time the receivable is past due and historical experience. The amounts of bad debt losses have been de minis historically.

Prepaid Expenses

Prepaid expenses and deposits consist primarily of prepaid insurance premiums.

Inventories

Inventories consist of food and beverages and are stated at the lower of weighted average cost or net realizable value. The Company did not record an inventory reserve as of April 30, 2023 and April 24, 2022.

Employee Retention Credits

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the United States. During the fiscal year ended April 24, 2022 and April 25, 2021, the Company qualified for various relief measures resulting from the CARES Act, including the Employee Retention Credits (“ERC”), which allowed for employee retention credits on qualified wages, and for qualified payroll tax withholdings credits. For the fiscal year ended April 30, 2023, April 24, 2022 and April 25, 2021, the Company recognized $0, $7,852, and $4,019, respectively, of ERC amounts received for qualified wages and qualified payroll tax credits, which are recorded as a reduction of the associated costs within store labor and benefits on the Consolidated Statements of Operations.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 2 — Significant Accounting Policies (Continued)

Debt and Equity Issuance Costs

Debt issuance costs and discounts are amortized into interest expense over the terms of the related loan agreements using the effective interest method or other methods which approximate the effective interest method. Debt issuance costs related to a recognized debt liability are presented on the balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with discounts.

Equity issuance costs incurred in connection with the warrants granted to the lenders are recorded as a reduction of additional paid-in capital.

Property and Equipment, net

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method, based on assets’ useful lives or the shorter of the estimated useful lives or the terms of the underlying leases of the related leasehold improvements. Estimated depreciable lives for categories of property and equipment follow:

Depreciable
Life - Years
Furniture, fixtures, and equipment	3-10
Leasehold improvements	10-20
Building and building improvements	15-30

Repairs and maintenance are charged to expense when incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the respective accounts, and any resulting gain or loss is included in operating income.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment, and operating lease right-of-use assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In determining the recoverability of the asset value, an analysis is performed at the individual store level, since this is the lowest level of identifiable cash flows, and primarily includes an assessment of historical cash flows and other relevant factors and circumstances, including the maturity of the store, changes in the economic environment, and future operating plans. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment loss is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. The fair value is estimated through the cost and income approach.

Projecting undiscounted future cash flows requires the use of estimates and assumptions that are largely unobservable, and classified as Level 3 inputs in the fair value hierarchy). If actual performance does not achieve such projections, the Company may be required to recognize impairment charges in futures periods and such charges could be material.

Due to certain market and operating conditions, the Company recorded an impairment charge of $2,363 primarily related to leasehold improvements and furniture, fixtures, & equipment for the fiscal year ended April 30, 2023, with no impairment charges recorded in 2022 and 2021.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 2 — Significant Accounting Policies (Continued)

Revenue

Food and beverage revenues and recreation revenues is recognized when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenues includes bowling and bocce sales. Revenues are recognized net of discounts and taxes. Event deposits received from guests are deferred and recognized as revenue when the event is held. Event deposits received from customers in advance are included in amounts due to customers in the Consolidated Balance Sheets in the amounts of $5,453 at April 30, 2023, and $5,366 at April 24, 2022.

The Company sells gift cards, which do not have expiration dates, and does not deduct non-usage fees from outstanding gift card balances. Gift card sales are initially recorded by the Company as a liability and subsequently recognized as revenue upon redemption by the customer. For unredeemed gift cards that the Company expects to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, the Company recognizes expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on the Company’s specific historical redemption patterns. The contract liability related to our gift cards is included in amounts due to customers in the Consolidated Balance Sheets in the amounts of $1,896 on April 30, 2023 and $1,892 at April 24, 2022. The components of gift card revenue are as follows:

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
Redemptions, net of discounts	$1,415	$960	$444
Breakage	755	286	95
Gift card revenue, net	$2,170	$1,246	$539

Revenues are reported net of sales tax collected from customers. Sales tax collected is included in other accrued liabilities on the Consolidated Balance Sheets until the taxes are remitted to the appropriate taxing authorities.

Pre-opening costs

Pre-opening costs, which are expensed as incurred, consist of expenses prior to opening a new store location and are made up primarily of manager salaries, relocation costs, recruiting expenses, payroll and training costs, marketing, and travel costs. These costs also include occupancy costs recorded during the period between the date of possession and the date we begin operations at a location. Pre-opening costs increased to $4,935 in fiscal year 2023 compared to $0 in fiscal years 2022 and 2021 due to preparations for six new locations under construction during fiscal year 2023.

Advertising Expense

Advertising costs are expensed as incurred in General and administrative expenses in the Company’s Consolidated Statements of Operations. Marketing expenses related to new locations are recorded in pre-opening expenses in the Consolidated Statements of Operations. Advertising costs incurred were as follows:

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
General and administrative expenses	3,044	3,436	1,724
Pre-opening expenses	604	—	—
	$3,648	$3,436	$1,724

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 2 — Significant Accounting Policies (Continued)

Leases

Leases are recognized in accordance with ASC 842. The Company leases various assets, including real estate, retail buildings, restaurant equipment and office equipment. See Note 11 – Leases, for further details.

Store Labor and Benefits

Store labor and benefits consists of all restaurant-level management and hourly labor costs including salaries, wages, benefits, bonuses, and payroll taxes. Corporate-level employees payroll costs are classified within General and administrative expenses on the Consolidated statements of operations.

Store Occupancy Costs, Excluding Depreciation

Store occupancy costs, excluding depreciation, consists of rent expense, common area maintenance costs, real estate taxes, and utilities.

Other Store Operating Expenses, Excluding Depreciation

The other store operating expenses, excluding depreciation, includes all other venue-level operating expenses such as kitchen supplies, repairs and maintenance, credit card and bank fees, third-party delivery service fees, and event expenses except for store labor and related benefits associated with employees.

Stock-based Compensation

The Company recognizes compensation expense for stock-based payment awards by charging the fair value of each award, as determined on its grant date, to earnings on a straight-line basis over each award's requisite vesting period. The requisite service period for the Company's stock-based awards with service and market conditions is derived by considering both the awards' vesting period of 5 years and requisite service period derived from the market condition, which considers achievement of certain share prices. Forfeitures are recorded as they occur. The fair value of each award is estimated on the date of grant based on the Black-Scholes option pricing model or the Hull White Binomial Lattice option valuation model. Significant inputs used in these models include the expiration date of the option term, contractual option term, a risk-free interest rate, expected volatility, and management's estimate of the fair value of the Company's common stock.

Fair Value of Financial Instruments

U.S. GAAP establishes a three-tier hierarchy to prioritize the inputs used in the valuation methodologies in measuring the fair value of financial instruments. This hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three-tier fair value hierarchy is:

Level 1 – observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – unobservable inputs which are supported by little or no market activity.

The carrying value of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate fair market value due to the short term nature associated with these financial instruments. The fair value of warrant liability is determined using Level 3 inputs and the intrinsic value valuation method, as described in ASC 820. See Note 14.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 2 — Significant Accounting Policies (Continued)

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis when events or circumstances indicate that the carrying amount of an asset may not be recoverable. These adjustments to fair value usually result from the write-downs of assets due to impairment.

Income Taxes

The Company is taxed as a C corporation under which income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized with respect to future tax consequences attributable to differences between the income tax basis of assets and liabilities and their carrying amounts for financial statement purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

Classification of Instruments as Liabilities or Equity

Pinstripes, Inc. has applied ASC 480, Distinguishing Liabilities from Equity, to classify as a liability or equity certain redeemable and/or convertible instruments, including the Company’s preferred stock. The Company determines the liability classification if the financial instrument is mandatorily redeemable for cash or by issuing a variable number of equity shares.

If the Company determines that a financial instrument should not be classified as a liability, it then determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet as temporary equity. The Company classifies financial instruments as temporary equity if the redemption of the preferred stock or other financial instrument is outside the control of the Company. Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records temporary equity or permanent equity upon issuance at the fair value, or cash received.

Recently adopted accounting guidance

In December 2019, the FASB issued new guidance to simplify the accounting for income taxes. Amendments include removal of certain exceptions to the general principles of ASC 740 and simplification in several other areas such as accounting for a franchise tax or similar tax that is partially based on income. The Company adopted ASU 2019-12 during fiscal year 2023. The application of this ASU did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments. In November 2018, the FASB issued update ASU 2018-19 that clarifies the scope of the standard in the amendments in ASU 2016-13. This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. Financial instruments impacted include accounts receivable, trade receivables, other financial assets measured at amortized cost and other off-balance sheet credit exposures. The Company adopted ASU 2016-13 during the first quarter of fiscal year 2023, and its adoption did not have a material impact on the Company’s consolidated financial statements.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 3 — Inventory

Inventories consist of the following:

	April 30,	April 24,
	2023	2022
Beverage	$545	$459
Food	257	244
Total	$802	$703

Note 4 — Property and Equipment

Property and equipment, net is summarized as follows:

	April 30,	April 24,
	2023	2022
Leasehold improvements	$63,606	$65,048
Furniture, fixtures, and equipment	34,069	34,381
Building and building improvements	7,000	7,000
Construction in progress	24,569	2,261
Total cost	129,244	108,690
Less: accumulated depreciation	(66,402)	(58,310)
Property and equipment, net	$62,842	$50,380

Construction in progress relates to new locations under construction.

Note 5 — Other Long Term Assets

The Company incurred $1,356 of debt issuance costs, net of amortization, as of April 30, 2023 that is designated as a loan commitment asset related to future debt drawdowns. See Note 9.

Note 6 — Other Accrued Liabilities

Other accrued current liabilities consist of the following:

	April 30,	April 24,
	2023	2022
Accrued payroll	$2,241	$1,873
Warrant liability	1,925	—
Accrued sales and income taxes	1,072	933
Accrued interest	924	636
Landlord advances on construction buildout	912	3,407
Accrued insurance	864	354
Accrued other	387	316
Accrued professional fees	288	—
Total	$8,613	$7,519

On April 19, 2023, the Company granted 111,619 warrants to Granite Creek Capital Partners LLC. As a result of a long term financing agreement with Granite Creek, the Company recorded a warrant liability of $1,925 based on estimates classified as Level 3 inputs in the fair value hierarchy (see Notes 2, 9, and 14). These financial instruments are fully exercisable as of April 30, 2023.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 7 — Accrued Occupancy Costs

In fiscal year 2022, in connection with the COVID 19 impact, the Company negotiated lease modifications on past due amounts with most of its lessors. See Note 18 for additional information relating to a lease modification in June 2023.

Below are the Company’s long term deferred rent payment obligations as of April 30, 2023 by fiscal year:

Long-term Accrued
Occupancy Costs
2025	$1,800
2026	220
Total long-term accrued occupancy costs	$2,020

Note 8 — Short–term Borrowings

Short-term borrowings consist of $0 and $1,150, of convertible notes due within one year (“Convertible Notes”) as of April 30, 2023, and April 24, 2022, respectively. The Company issued five Convertible Notes to individuals in the aggregate of $775 and three Convertible Notes to individuals in the aggregate of $375, during fiscal year 2022 and 2021, respectively. One of the three Convertible Notes issued in fiscal year 2021 was to a related party for $125. The Convertible Notes accrued interest at 8% annually and matured one year from issuance. Holders of the Convertible Notes had the right, at their option, to convert all of the outstanding principal to shares of Series G Convertible Preferred Stock equal to the quotient of (i) the outstanding principal on the Convertible Note divided by (ii) the conversion price. The conversion price was equal to $10 per share. The Convertible notes and accrued interest were due at maturity date if not exercised. In fiscal year 2023, seven of the Convertible Notes in the amount of $1,050 were converted into Series G convertible preferred stock and one of the notes in the amount of $100 was repaid; see Note 12 for further details.

Note 9 — Long-term Financing Arrangements

Long-term financing arrangements consists of the following:

	April 30,	April 24,
	2023	2022
PPP and SBA loans	$500	$8,789
Term loans	22,500	5,598
Equipment loan	11,500	—
Convertible notes	5,000	5,000
Finance obligation	3,995	4,488
Other	127	180
Less: Unamortized debt issuance costs and discounts	(6,367)	(109)
Total	37,255	23,946
Less: Current portion	(1,044)	(10,126)
Long-term notes payable	$36,211	$13,820

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 9 — Long-term Financing Arrangements (Continued)

In fiscal years 2023 and 2022, the Company recorded a gain on extinguishment of debt for forgiveness of loans, which consists of the following:

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
Forgiveness of PPP loans and accrued interest	$8,458	$2,728	$—
Extinguishment of residual issuance cost	(93)	—	—
Other	(10)	72	388
Total	$8,355	$2,800	$388

PPP & SBA Loans

In April 2020, the Company executed a loan pursuant to the Paycheck Protection Program (“PPP”) loans, which was administered by the Small Business Association (“SBA”) under the CARES Act and the PPP Flexibility Act of 2020, for $7,725.

During the fiscal year ended April 25, 2021, the Company executed three PPP loans totaling $3,265. Each PPP loan matured two years after issuance. The interest rate on each PPP loan was 1.0% annually.

As authorized by the provisions of the CARES Act, the Company applied for forgiveness of the PPP loans. In fiscal years 2023 and 2022, the Company recorded a gain on the extinguishment of debt for $8,458 and $2,728, respectively, which includes accrued interest.

During fiscal year 2021, the Company borrowed $150 under the SBA loan agreement and during the fiscal year ended April 24, 2022, the Company amended its loan with the SBA to increase the borrowing capacity to $500 and subsequently borrowed an additional $350 under the amended agreement. The loan is payable in monthly installments of $3, including interest at 3.75% annually, and matures on June 6, 2050. As of April 30, 2023 and April 24, 2022, the principal outstanding is $500.

Term Loans

On March 7, 2023, the Company entered into a term loan facility, consisting of two tranches and detachable warrants (see Note 14), with Silverview Credit Partners LP for $35,000 that matures on June 7, 2027. As part of the transaction, the Company repaid $5,598 of term loans with Live Oak Banking Company. The interest rate on the term loan is 15%, as of April 30, 2023, payable monthly, and is collateralized by the assets of the business. At each six-month interval beginning in March of fiscal year 2024, the Company shall repay a principal amount consistent with the maturity table below. As of April 30, 2023, the principal outstanding is $22,500 related to Tranche 1.

The term loan facility has a second tranche that allows the Company to draw an additional $12,500 solely during the Tranche 2 loan availability period which is ending the earlier of September 7, 2024, or the date on which obligations shall become due and payable in full per the loan agreement. Under the Tranche 2 loan, the Company can borrow $2,500 per draw for each of five new store openings ($12,500 in aggregate).

The Company had no borrowings outstanding under Tranche 2 loan as of April 30, 2023.

In relation to the above term loans, the Company incurred debt issuance costs and discounts of $5,182, of which $1,354 was debt issuance costs, $2,421 was debt discount, and $1,407 was a loan commitment asset within other long-term assets on the Consolidated Balance Sheet as of April 30, 2023 (see Note 5).

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 9 — Long-term Financing Arrangements (Continued)

Equipment Loan

On April 19, 2023, the Company entered into a subordinated equipment loan of $11,500 and detachable warrants (see Note 14) with Granite Creek Capital Partners LLC that matures on April 19, 2028. The interest rate on the loan is 12% as of April 30, 2023 and is payable monthly. The loan is collateralized by the specific furniture, fixture, and equipment assets of the business. The outstanding principal will be repaid in quarterly installments equal to $431 on the last day of each calendar quarter commencing on September 30, 2024.

In relation to the equipment loan, the Company incurred debt issuance costs and discounts of $2,770, of which $76 is recorded as debt issuance costs and $2,694 is recorded as a debt discount.

Convertible Notes

On June 4, 2021, the Company entered into two convertible note agreements for $5,000 in the aggregate. The convertible notes accrue interest at 1.07% annually and mature on June 4, 2025. Holders of the convertible notes have the right, at their option, to convert all of the outstanding principal and accrued interest to shares of common stock equal to the quotient of (i) the outstanding principal on the convertible note divided by (ii) the Conversion Price of $10 per share. If the holders elect not convert the loans, they are entitled to an annual premium payment equal to 6.93% of the outstanding principal amount owed. As of April 30, 2023, and April 24, 2022, accrued interest related to the premium on the convertible notes is $660 and $308, respectively.

Finance Obligation

In 2011, the Company entered into a failed sale leaseback at its Northbrook, Illinois location. The Company sold the building, fixtures, and certain personal property and assigned the ground lease to a new lessor. The Company received $7,000 from the transaction, which was accounted for as a financing obligation with repayment terms of 15 years. The obligation is repaid in monthly installment payments which include principal and interest at an 8.15% annual rate. As of April 30, 2023 and April 24, 2022, the principal outstanding is $3,995 and $4,488, respectively.

Other Loans

In November 2019, the Company entered into seven notes payable with Ascentium Capital LLC with the outstanding principal of $127 and $180 as of April 30, 2023 and April 24, 2022, respectively, that all mature on November 14, 2024. The notes are payable in monthly installment payments ranging from $0.6 and $0.8, including interest at the fixed rate of 8.50% as of April 30, 2023 and April 24, 2022, respectively.

Debt Maturities

Below are the Company’s principal payment maturities as of April 30, 2023, by fiscal year:

2024	$1,044
2025	3,124
2026	9,604
2027	7,125
2028	22,225
Thereafter	500
Total	$43,622

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 9 — Long-term Financing Arrangements (Continued)

The Company is required to maintain certain financial covenants as well as certain affirmative and negative covenants under its debt arrangements. For example, the term loan requires the Company to maintain a minimum liquidity of $1 million of cash and cash equivalents and a maintenance of a minimum net leverage ratio at the end of each semiannual period beginning from September 2023. No restrictions on dividends apply as long as the Company maintains the applicable financial, affirmative, and negative covenants per its debt arrangements. In August 2023, the Company amended its term loan agreement whereby first covenant measurement period begins in March 2024. The Company loan agreements contain events of default with respect to, among other things, default in the payment of principal when due or the payment of interest, fees, and other amounts due thereunder after a specific grace period, material misrepresentations and failure to comply with covenants. The Company was in compliance with its debt covenants at April 30, 2023.

Note 10 — Income Taxes

The components of income tax expense are as follows:

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
Current:
State and local	$192	$38	$13
Total current	192	38	13
Income tax expense	$192	$38	$13

The income tax provision attributable to net income (loss) differed from the amounts computed by applying the U.S. federal income tax rate of 21% to income (loss) before income tax for the years ended April 30, 2023, April 24, 2022, and April 25, 2021 due to the following (in thousands):

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
U.S. federal provision at statutory tax rate	$(1,540)	$(2,075)	$(6,297)
State income taxes, net of federal benefit	(711)	(762)	(1,387)
Permanent differences	102	140	148
PPP loan forgiveness	(1,755)	(573)	—
Stock compensation	(12)	(2)	(29)
Tax credits	(157)	(361)	(255)
Change in valuation allowance	4,265	3,671	7,833
Income tax expense	$192	$38	$13

The effective tax rate for the years ended April 30, 2023, April 24, 2022, April 25, 2021 was approximately –2.6%, 0.4%, and 0%, respectively.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 10 — Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at April 30, 2023 and April 24, 2022 are as follows (in thousands):

	April 30,	April 24,
	2023	2022
Deferred tax assets:
Accrued occupancy costs	$—	$597
Amount due to customers	1,474	1,657
Operating lease liabilities	28,481	25,785
Section 163(j) limitation	1,481	1,017
Net operating losses	14,961	9,069
Tax credits	4,328	4,171
Other accrued liabilities	97	54
Stock compensation	271	223
Property and equipment - State	2,002	2,625
Property and equipment - Federal	—	8,905
Other	3	3
Deferred tax assets	53,098	54,106
Valuation allowance	(43,021)	(38,756)
Net deferred tax assets	$10,077	$15,350

Deferred tax liabilities:
Property and equipment	$(4,599)	$—
Operating lease right-of-use assets	(5,478)	(15,350)
Total deferred tax liabilities	(10,077)	(15,350)
Net deferred tax liabilities	$—	$—

As of April 30, 2023, the Company had federal and state net operating loss (NOL) carryforwards of $61.4 million and $61.3 million, respectively, resulting in an NOL deferred tax asset of $15.0 million.

The federal NOLs generated prior to 2018 of $15.1 million, expire at various times between 2029 and 2038. The federal NOLs generated post tax reform (beginning in 2018) of $46.3 million can be carried forward indefinitely.

As of April 30, 2023, the Company generated $61.3 million in state NOLs, and this amount is subject to various carryforward periods; the state NOLs will expire at various times between 2024 and 2043.

The Company recorded a valuation allowance to reflect the estimated amount of certain U.S. and state deferred tax assets that, more likely than not, will not be realized. In making such a determination, the Company evaluates a variety of factors including the Company’s operating history, accumulated deficit, and the existence of taxable or deductible temporary differences and reversal periods. The net change in total valuation allowance for the years ended April 30, 2023, April 24, 2022 and April 25, 2021, was an increase of $4.3 million, $3.7 million and $7.8 million, respectively. The fiscal year 2023 and fiscal year 2022 valuation allowance movements were both driven primarily by U.S. and state NOL and credit carryforwards that are not expected on a more likely than not basis to be realized.

The Company recognizes the benefit of tax positions taken or expected to be taken in its tax returns in the consolidated financial statements when it is more likely than not that the position will be sustained upon examination by authorities. Recognized tax positions are measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. As of years ended April 30, 2023 and April 24, 2022, the Company recorded no accrual for unrecognized tax benefits.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 10 — Income Taxes (Continued)

The Company classifies interest expense and penalties related to the underpayment of income taxes in the consolidated financial statements as income tax expense. As of fiscal years ended April 30, 2023 and April 24, 2022, the Company recorded no accrued interest and penalties related to unrecognized tax benefits due to available income tax attribute carryforwards.

The Company files U.S. federal and various state income tax returns. In the normal course of business, the Company is subject to examination by taxing authorities. The Company is subject to tax examination in the U.S., various states and for the tax years 2019 to the present for federal, and 2019 to present for states. However, the taxing authorities may continue to examine the Company’s federal and state net operating loss carryforwards until the statute of limitations closes on the tax years in which the federal and state net operating losses are utilized.

Note 11 — Leases

The Company leases various assets, including real estate, retail buildings, restaurant equipment, and office equipment. The Company has noncancelable operating leases expiring at various times through 2036.

Policy Elections & Significant Judgments

The Company has made an accounting policy election applicable to all asset classes not to record leases with an initial term of twelve months or less on the balance sheet as allowed within ASC 842. For leases with an initial term greater than 12 months, a related lease liability is recorded on the balance sheet at the present value of future fixed payments discounted at the Company’s estimated fully collateralized borrowing rate corresponding with the lease term (i.e. incremental borrowing rate). In addition, a right-of-use asset is recorded as the initial amount of the lease liability, plus any initial direct costs incurred and lease prepayment, less any tenant improvement allowance incentives received. Most of the Company’s leases include one or more options to renew, with terms that can extend from 5-10 years. To determine the expected lease term, we excluded all options as it is not reasonably certain we would exercise these options.

Lease payments include fixed payments and variable payments for common area maintenance costs, real estate taxes, insurance related to leases or additional rent based upon sales volume (variable lease cost). Variable lease costs are expensed as incurred whereas fixed lease costs are recorded on a straight-line basis over the life of the lease. The Company does not separate lease and non-lease components (e.g. common area maintenance), which is a policy maintained for all asset classes. Leases do not contain any material residual value guarantee or material restrictive covenants.

The discount rate used to determine the amount of right-of-use assets and lease liabilities is the interest rate implicit in the lease, when known. If the rate is not implicit in the lease, the Company uses its incremental borrowing rate, which is derived based on available information at commencement date.

In fiscal year 2022, the Company entered into agreements with landlords to defer and abate rent due to

COVID-19 restrictions around government shutdowns and capacity limitations. The Company elected to take the rent reductions as a gain in the period when the abatement agreements became effective which were recorded as an adjustment to variable lease costs within store occupancy costs in the Statements of Operations. The Company recorded deferrals as accrued occupancy costs within the balance sheet, and pay them in accordance with the established agreements. In addition to abatements and deferrals, in some cases the Company renegotiated terms that resulted in an increase to both the right-of-use asset and lease liability of $16,586 in fiscal year 2022 and $1,061 in fiscal year 2021.

As of April 30, 2023, the Company entered into additional operating leases with $93,682 in aggregate future fixed lease payments related to new locations, which have not yet commenced. As of April 30, 2023, the Company did not have control of the underlying properties.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 11 — Leases (Continued)

The components of lease expense are as follows:

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
Operating Lease Cost	$14,199	$12,381	$11,211
Variable Lease Cost	3,616	(1,995)	1,926
Short-term lease cost	43	223	139
Total lease cost	$17,858	$10,609	$13,276

The operating lease costs, except pre-opening costs, are included within store occupancy costs on the Consolidated Statements of Operations.

Supplemental cash flow information is as follows:

	Fiscal Year Ended
	April 30,	April 24,	April 25,
	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$25,549	$20,896	$2,017

The aggregate future fixed lease payments for operating leases as of April 30, 2023 are as follows:

Operating
leases
2024	$17,116
2025	23,398
2026	17,885
2027	17,131
2028	16,104
Thereafter	68,017
Total lease payments	159,651
Less: interest	(57,526)
Total	$102,125

Other information related to operating leases is as follows:

	2023	2022
Weighted-average remaining lease term (years)	9.8	9.5
Weighted-average discount rate	9.5%	8.6%

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 12 — Redeemable Convertible Preferred Stock

As of April 30, 2023, the Company had eight classes of preferred stock: Series A, B, C, D, E, F, G, and H (collectively, the “Preferred Stock”). The common stock and Preferred Stock vote on all matters as one class, with each share of common stock and each share of the Preferred Stock being entitled to one vote, and all have a par value of $0.01. There are a total of 21,242,011 shares authorized for all issuances of the Preferred Stock, including 2,375,000 unallocated shares that may be issued as any Series at the Company’s discretion. Each share of each series of Preferred Stock may be converted at any time into shares of common stock at a ratio of one to one.

As of April 30, 2023, Preferred Stock consisted of the following:

		PREFERRED
	PREFERRED	STOCK
	STOCK	ISSUED AND	CARRYING	LIQUIDATION
	AUTHORIZED	OUTSTANDING	VALUE	VALUE
Series A	2,301,202	2,301,200	$1,151	$2,873
Series B	471,164	464,914	930	2,268
Series C	240,000	120,000	300	696
Series D	3,229,645	2,670,373	10,340	20,043
Series E	5,000,000	367,833	2,207	3,727
Series F	4,125,000	3,411,292	27,290	40,720
Series G	500,000	355,000	3,550	4,979
Series H	3,000,000	513,333	7,700	10,409
Total	18,867,011	10,203,945	$53,468	$85,715

Each series of Preferred Stock is entitled to an 8% cumulative annual dividend upon liquidation given the Preferred Stock has not been converted to Common Stock. The Company may not declare or pay any dividend, nor make any other distribution (other than a dividend or distribution payable solely in shares of common stock) on or with respect to its common stock or on any class of securities with dividend rights on parity with the Preferred Stock of the Company, unless and until cumulative dividends have been paid, or declared and set aside for payment. As of April 30, 2023, April 24, 2022, and April 25, 2021, no dividends were declared or paid. The cumulative undeclared dividends are $20,653, $16,691 and $13,084 in aggregate as of April 30, 2023, April 24, 2022, and April 25, 2021, respectively.

In addition to matters that the holders of Preferred Stock are entitled by law to vote on separately as a class, without the approval by vote or written consent of not less than 66 2/3 percent of the outstanding shares of each series, voting as a separate class, the Company may not (a) alter or change any of the express powers, rights, preferences, privileges, qualifications, limitations, or restrictions of the Preferred Stock; (b) increase the authorized number of shares of Preferred Stock; and (c) repurchase, redeem, or otherwise reacquire shares of the common stock of the Company.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, before any distribution or payment may be made to or set apart for the holders of common stock, the holders of Preferred Stock are entitled to receive from the assets of the Company the amount of $0.50, $2.00, $2.50, $3.87, $6.00, $8.00, $10.00, and $15.00 per share, respectively, plus an amount equal to all dividends accrued but unpaid to the date of such liquidation, dissolution, or winding up of the Company (the “Liquidation Value”). If the assets of the Company are legally available for distribution to holders, and the Company’s capital stock are insufficient to provide the payment in full, then the assets of the Company available are to be distributed amongst the holders of Series H first, Series G second, to Series D, E, and F third, and then to Series A, B, and C stock on a pro rata basis.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 12 — Redeemable Convertible Preferred Stock (Continued)

Any consolidation of the Company with, or merger of the Company into, another corporation (other than a merger with a subsidiary of the Company in which the Company is the continuing corporation and that does not result in any reclassification or change other than a change in par value, or as a result of a subdivision or combination) and any sales or conveyance to another corporation of the property of the Company in its entirety or substantially in its entirety are deemed to be a liquidation, dissolution, or winding up of the Company. As a result of such occurrence, the redeemable convertible preferred stock is recorded outside of permanent equity as these securities would become redeemable at the options of its holders. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the redemption amount of such shares in the current year because they are not currently redeemable or probable of being redeemable until such deemed liquidation events occur.

Each share of each series of Preferred Stock will automatically be converted into common stock in the event of the closing of a firm commitment underwriting public offering with a price per share that meets or exceeds the specified amount per the Preferred Stock agreement ranging from $0.50 to $15.00.

Note 13 — Stock-Based Compensation

The Company's equity incentive plan, the 2008 Equity Incentive Plan (the “Plan”), provided for the issuance of 2,900,000 common stock shares in the form of an option award or restricted stock award to eligible employees and directors. Option awards vest 20% at the end of each year over 5 years. The options expire 10 years from the date of grant, or generally within 90 days of employee termination. There were no restricted stock awards outstanding as of April 30, 2023 and April 24, 2022.

The fair value of option awards is estimated on the date of grant using the Hull White Binomial Lattice option model for options with service and market conditions and a Black-Scholes option valuation model for options with service conditions. Both valuation models utilize assumptions noted in the following table. Since the Company's stock is not publicly traded, the expected volatility was based on an average of the historical volatility of certain of the Company's competitors' stocks over the expected term of the stock-based awards. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions used in the valuation of stock options granted during fiscal years 2023, 2022 and 2021 were as follows:

	Fiscal Year	Fiscal Year	Fiscal Year
	2023	2022	2021
Expected volatility	35% – 40%	70.00%	72.00%
Expected dividends	—	—	—
Expected term (in years)	N/A	6.5	6.5
Risk-free rate	2.67% – 4.10%	2.88%	0.34%
Weighted average grant-date fair value	$1.86	$1.71	$1.39

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 13 — Stock-Based Compensation (Continued)

As of April 30, 2023, under the Plan, 92,430 shares of common stock, were available for future grants. A summary of equity classified option activity under the Plan for the years ended April 30, 2023, April 24, 2022, and April 25, 2021 is presented below:

			Weighted-average
			Remaining
	Number of	Weighted-average	Contractual Term
Options	Options	Exercise Price	(in years)
Outstanding at April 26, 2020	2,225,200	$6.64	7.57
Granted	433,163	8.00
Exercised	(77,000)	2.52
Forfeited or cancelled	(313,769)	7.53
Outstanding at April 25, 2021	2,267,594	$6.88	7.15
Granted	547,000	12.54
Exercised	(10,000)	3.00
Expired	(27,500)	3.00
Forfeited or cancelled	(633,209)	7.30
Outstanding at April 24, 2022	2,143,885	$8.27	6.82
Granted	644,500	15.00
Exercised	(11,708)	5.63
Expired	(40,500)	3.00
Forfeited or cancelled	(451,778)	10.45
Outstanding at April 30, 2023	2,284,399	$9.84	6.56

Exercisable at April 24, 2022	1,037,077	$6.36	5.06
Exercisable at April 30, 2023	1,201,860	$7.07	4.77

The total intrinsic value of options exercised during fiscal year 2023, 2022, and 2021 was $19, $0, and $3, respectively. The unrecognized expense related to our stock option plan totaled approximately $1,483 as of April 30, 2023 and will be expensed over a weighted average period of 2.5 years. For options outstanding and options exercisable at April 30, 2023, the intrinsic value was $16,628 and $12,076, respectively.

Note 14 — Warrants

As of April 30, 2023, April 23, 2022, and April 25, 2021, outstanding warrants were as follows:

		Weighted-Average
Warrants	Number of Warrants	Exercise Price
Outstanding at April 26, 2020	186,797	$3.45
Outstanding at April 25, 2021	186,797	3.45
Exercised	(55,791)	1.00
Outstanding at April 24, 2022	131,006	4.49
Granted	386,119	0.20
Expired	(33,476)	1.00
Outstanding at April 30, 2023	483,649	$1.31

In fiscal year 2023 the Company issued 267,000 warrants to Silverview Credit Partners LP, recorded at fair value in additional paid-in capital within the Consolidated Balance sheet of $1,712, net of issuance costs (see Note 9). Upon surrender of these warrants, the holder is entitled to purchase one share of the Company’s common stock at $0.01. Furthermore, in fiscal year 2023, the Company issued 7,500 warrants to another service provider with an exercise price of $10 per share and fair value of $10.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 14 — Warrants (Continued)

In April 2023, the Company also issued 111,619 warrants to Granite Creek Capital Partners LLC in connection with its equipment loan agreement. The lender has the right to require the Company to pay cash to repurchase all or any portion of the warrants or the shares of common stock issued under the warrants. The Company determined these warrants require liability classification in accordance with ASC 480, and as a result, recorded a warrant liability of $1,925 in other accrued liabilities (see Note 6). In determining fair value at issuance date on April 19, 2023, the Company utilized the intrinsic value valuation method using level 3 inputs consisting of the fair value of common stock as of April 30, 2023 less the exercise price of $0.01. The Company adjusts the warrants to fair value at each reporting period. Upon surrender of these warrants, the holder is entitled to purchase one share of the Company's common stock at $0.01.

All outstanding warrants expire at the earlier of 10 years from the date of issuance (various dates during fiscal years 2024 through 2033) or upon consummation of an initial public offering by the Company or certain other company transactions and are exercisable as of April 30, 2023.

Note 15 — Net Loss Per Share

The Company did not declare any common stock dividends in the periods presented. The following tables provide the calculation of basic and diluted net loss per share of common stock for the fiscal years ended April 30, 2023, April 24, 2022, and April 25, 2021:

	April 30,	April 24,	April 25,
	2023	2022	2021
Net loss on which basic and diluted earnings per share is calculated	$(7,525)	$(9,917)	$(29,998)
Number of weighted shares on which basic and diluted earnings per share is calculated	6,210	6,108	6,079
Basic loss per share	(1.21)	(1.62)	(4.93)
Diluted loss per share	(1.21)	(1.62)	(4.93)

Basic loss per common share attributable to the Company’s shareholders is calculated by dividing the net loss by the weighted average number of common shares issued and outstanding, including issued but unexercised pre-funded warrants outstanding during the respective periods.

Diluted loss per share is calculated by taking net loss, divided by the weighted average common shares outstanding adjusted for the effect of potentially dilutive stock or equivalents, including preferred stock, convertible debt, warrants and stock options, to the extent not considered anti-dilutive. As the Company is in a net loss position, basic loss per share equals that of diluted loss per share as inclusion of the potential common shares would be anti-dilutive.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 15 — Net Loss Per Share (Continued)

The following table conveys the number of shares that may be dilutive potential common shares in the future. The holders of these shares do not have a contractual obligation to share in the Company’s losses. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted loss per share above (in thousands):

	Fiscal Year	Fiscal Year	Fiscal Year
	2023	2022	2021
Stock options	2,284	2,144	2,268
Preferred stock (as converted to common shares)	10,204	10,086	9,586
Convertible debt (as converted to common shares)	500	500	—
Warrants	105	131	187
Total common stock equivalents	13,093	12,861	12,040

Note 16 — Commitments and Contingencies

The Company is subject to certain legal proceedings and claims that arise in the ordinary course of business, including claims alleging violations of federal and state law regarding workplace and employment matters, discrimination, slip-and-fall and other customer-related incidents, and similar matters. While it is not feasible to predict the outcome of all proceedings and exposures with certainty, management believes that their ultimate disposition should not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Note 17 — Related Party Transactions

For the fiscal years ended April 30, 2023, April 24, 2022 and April 25, 2021, a company owned by an individual with ownership in common shares of the Company, and who is a relative of an executive officer, performed design services and supplied furniture, fixtures, and equipment for existing and new locations under construction of $6,553, $1,043, and $576, respectively. As of April 30, 2023 and April 24, 2022, $1,911 and $837 due to this related party is included in accounts payable within the Consolidated Balance Sheets, respectively.

PINSTRIPES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021

Note 18 — Subsequent Events

The Company evaluated subsequent events through August 31, 2023, the date the financial statements were available to be issued and determined there were no additional items that required further disclosure or recognition, with the exception of the execution on June 22, 2023 of a Business Combination Agreement with Banyan Acquisition Corporation. Pursuant to the agreement, it is anticipated that the Company will merge with Banyan Acquisition Corporation. The Company anticipates the Business Combination will close in the third quarter of fiscal year 2024. Concurrently with the execution of the Agreement, affiliates of the Sponsor of Banyan Acquisition Corporation entered into a securities purchase agreement with the Company to provide $18,000 of bridge financing in the form of Series I Convertible Preferred Stock. The shares of Series I Convertible Preferred Stock will convert into the Company’s Common Stock in connection with the consummation of the Business Combination. On June 30, 2023, affiliates of the Sponsor of Banyan Acquisition Company provided an additional $1,900 of bridge financing in the form of Series I Convertible

Preferred Stock. On August 1, 2023, affiliates of the Sponsor of Banyan Acquisition Company provided an additional $1,380 of bridge financing in the form of Series I Convertible Preferred Stock. These shares of Series I Convertible Preferred Stock will also convert into the Company’s Common Stock in connection with the consummation of the Business Combination.

In June 2023, the Company amended a lease with a landlord that resulted in a rent abatement of $4,318 and a rent deferral of $4,500. These amounts were included in Accrued Occupancy Costs (see Note 7) as of April 30, 2023. The deferral of $4,500 is payable in equal monthly installments over the next five years.

On July 27, 2023, the Company entered into a term loan agreement with Granite Creek Capital Partners, LLC, that provided $5,000 in additional debt financing for development of new locations that matures on April 19, 2028 at an interest rate of 12%, repayable in quarterly installments beginning September 30, 2024. Additionally, on July 27, 2023, the Company received $1,000 in additional debt proceeds from Silverview Credit Partners LP to fund expansion with an interest rate of 15% and maturity date of June 7, 2027.

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

BANYAN ACQUISITION CORPORATION,

PANTHER MERGER SUB INC.

AND PINSTRIPES, INC.

DATED AS OF JUNE 22, 2023

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 22, 2023 (the “Execution Date”) by and among (a) Banyan Acquisition Corporation, a Delaware corporation (the “SPAC”), (b) Panther Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the SPAC (“Merger Sub”, together with the SPAC, the “SPAC Parties”), and (c) Pinstripes, Inc., a Delaware corporation (the “Company”). The SPAC, Merger Sub and the Company shall each also be referred to herein from time to time as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have their respective meanings as set forth in Section 1.1.

RECITALS

WHEREAS, (a) the SPAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one (1) or more businesses and (b) Merger Sub is a direct wholly-owned Subsidiary of the SPAC and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly- owned direct subsidiary of the SPAC, and each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion) will be automatically converted as of the Effective Time into the right to receive a portion of the Aggregate Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, it is intended for U.S. federal and applicable state and local income Tax purposes that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the SPAC Board has (a) determined that it is fair to and in the best interests of the SPAC and the shareholders of the SPAC, and declared it advisable, to enter into this Agreement and the Ancillary Agreements to which the SPAC is or will be a party and to consummate the Transactions, (b) adopted and approved the execution, delivery and performance or consummation (as applicable) by the SPAC of this Agreement, the Ancillary Agreements to which the SPAC is or will be a party and the Transactions, (c) resolved to recommend that the holders of the SPAC Shares entitled to vote thereon vote in favor of each SPAC Stockholder Voting Matter, and (d) directed that each SPAC Stockholder Voting Matter be submitted to the holders of the SPAC Shares for approval;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is fair to and in the best interests of Merger Sub and the SPAC (as its sole shareholder), and declared it advisable, to enter into this Agreement and the Ancillary Agreements to which Merger Sub is or will be a party and to consummate the Transactions, (b) adopted and approved the execution, delivery and performance or consummation (as applicable) by Merger Sub of this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the Transactions, (c) resolved to recommend that the SPAC (as Merger Sub’s sole shareholder) adopt this Agreement, and (d) directed that this Agreement be submitted to the SPAC (as Merger Sub’s sole shareholder) for approval;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Agreements to which the Company is or will be a party and to consummate the Transactions, (b) adopted and approved the execution, delivery and performance or consummation (as applicable) by the Company of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions, (c) resolved to recommend that the Company Stockholders entitled to vote thereon adopt this Agreement, and (d) directed that this Agreement be submitted to the Company Stockholders for approval;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, the Company and Middleton Partners have entered into a Securities Purchase Agreement, attached hereto as Exhibit A (the “Series I Preferred Stock Purchase Agreement”), pursuant to which Middleton Partners agreed to invest $18,000,000 (the “Bridge Amount”) in the Company in exchange for an aggregate number of 720,000 shares of the Company’s Series I Convertible Preferred Stock (the “Bridge Financing”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) the SPAC, the Company and the Key Company Security Holders, are entering into the Security Holder Support Agreement, dated as of the date hereof and attached hereto as Exhibit B-1 (the “Security Holder Support Agreement”), providing that, among other things, the Key Company Security Holders will vote their respective Company Shares in favor of this Agreement and the Transactions and waive their respective appraisal rights and (ii) the SPAC, the Company and certain security holders of the Company and the SPAC, are entering into the Lockup Agreement, dated as of the date hereof and attached hereto as Exhibit B-2 (the “Lockup Agreement”), providing that, such security holders be bound by certain lock-up provisions during the lock-up periods described therein;

WHEREAS, as of the date of this Agreement, Banyan Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), owns 2,000,000 SPAC Class A Shares and 5,095,375 SPAC Class B Shares;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, the Sponsor, the SPAC, the Company and certain other Persons party thereto have entered into a Sponsor Letter Agreement, dated as of the Execution Date, attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which (among other things), the Sponsor has agreed to (a) vote in favor of the Agreement and the Transactions, (b) be bound by certain restrictions on transfer with respect to its SPAC Shares, (c) terminate certain lock-up provisions of that certain letter agreement, dated as of January 19, 2022, (d) be bound by certain lock-up provisions during the lock-up periods described therein with respect to its SPAC Shares, (e) waive any adjustment to the conversion ratio set forth in the Governing Documents of the SPAC or any other anti-dilution or similar protection with respect to the SPAC Class B Shares and (f) subject certain of its SPAC Shares to forfeiture and/or vesting on the basis of achieving certain trading price thresholds following the Closing;

WHEREAS, as a condition to the consummation of the Transactions, the SPAC shall provide its shareholders with the opportunity to exercise their respective right to participate in the SPAC Share Redemption, on the terms and subject to the conditions and limitations set forth herein and in the applicable Governing Documents of the SPAC, in conjunction with, inter alia, obtaining the Required Vote;

WHEREAS, simultaneously with the Closing and by virtue of the Merger, the Existing SPAC Charter and the Amended and Restated Bylaws of the SPAC shall be amended and restated in the forms attached hereto as Exhibit D (the “SPAC A&R CoI” and the “SPAC A&R Bylaws”);

WHEREAS, simultaneously with the Closing, the SPAC, certain shareholders of the SPAC and certain Company Stockholders shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), in a form to be mutually agreed upon by the SPAC and the Company;

WHEREAS, simultaneously with the Closing, the SPAC and the Key Individual shall enter into a Director Designation Agreement, substantially in the form attached hereto as Exhibit E (the “Director Designation Agreement”), pursuant to which the Key Individual shall be entitled to designate for election to the SPAC Board (a) four (4) individuals so long as he beneficially owns a number of SPAC New Common Shares equal to at least seventy percent (70%) of the number of the SPAC New Common Shares issued to him pursuant to the Transactions, (b) three (3) individuals so long as he beneficially owns a number of SPAC New Common Shares equal to at least fifty percent (50%) of the number of the SPAC New Common Shares issued to him pursuant to the Transactions, (c) two (2) individuals so long as he beneficially owns a number of SPAC New Common Shares equal to at least twenty-five percent (25%) of the number of SPAC New Common Shares issued to him pursuant to the Transactions, and (d) one (1) individual so long as he beneficially owns a number of SPAC New Common Shares equal to at least ten percent (10%) of the number of the SPAC New Common Shares issued to him pursuant to the Transactions, and, contemporaneously therewith, the Key Individual may also enter into a voting agreement with certain other Persons whereby they agree to vote for the designees of the Key Individual; and

WHEREAS, in connection with the Closing, the SPAC shall be renamed “Pinstripes Holdings, Inc.” (or an alternative name determined by the Company) and shall trade publicly on the Stock Exchange under the ticker symbol “PNST” (or an alternative ticker symbol agreed to by the Parties in writing).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth below.

“2023 Omnibus Incentive Plan” has the meaning set forth in Section 6.18.

“ACA” has the meaning set forth in Section 3.15(c).

“Adjusted Bridge Amount” means (a) the Bridge Amount plus (b) the aggregate amount of all dividends accrued on the Company’s Series I Convertible Preferred Stock pursuant to that certain Certificate of Designations of the Series I Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of June 21, 2023 plus (c) the aggregate amount of any Permitted Equity Financing consummated as an investment in the Company’s Series I Convertible Preferred Stock plus (d) the aggregate amount of any Interim Series I Issuances.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.

“Affiliated Group” means a group of Persons that elects to file, is required to file or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Transactions” has the meaning set forth in Section 3.20.

“Aggregate Transaction Share Consideration” means, collectively, the Transaction Share Consideration and the Series I Share Consideration.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Alternative Transaction Structure” has the meaning set forth in Section 8.1(e).

“Ancillary Agreement” means each agreement, document, instrument or certificate (a) executed contemporaneously with this Agreement and relating to the transactions contemplated hereby, and/or (b) contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Security Holder Support Agreement, the Lockup Agreement, the Registration Rights Agreement, the Director Designation Agreement and the Sponsor Letter Agreement, in each case, only as applicable to the relevant party or parties to such agreement, document, instrument or certificate, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, to the extent applicable to the Company and its Subsidiaries, the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010 and the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Antitrust Laws” has the meaning set forth in Section 6.8(c).

“Assets” has the meaning set forth in Section 3.19.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Bridge Amount” has the meaning set forth in the Recitals.

“Bridge Financing” has the meaning set forth in the Recitals.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Charter.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York; provided, however, that such commercial banks shall not be deemed to be authorized to be closed for purposes of this definition due to a “shelter in place”, “non-essential employee” or similar closure of physical branch locations.

“CBA” has the meaning set forth in Section 3.9(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Certificates” has the meaning set forth in Section 2.1(h).

“Change in Recommendation” has the meaning set forth in Section 6.10.

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Form 8-K” has the meaning set forth in Section 6.9(g).

“Closing Press Release” has the meaning set forth in Section 6.9(g).

“Code” means the U.S. Internal Revenue Code of 1986.

“Cohen Warrant” means that certain Warrant to Purchase Shares of Common Stock (No. 12), exercisable into up to 50,000 Company Common Shares, issued to Cindy Cohen in December 2017, as amended.

“Cohen Warrant Amendment” means the Amendment to Warrant to Purchase Shares of Common Stock, dated as of the Execution Date, by and between Cindy Cohen and the Company.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Bring-Down Certificate” has the meaning set forth in Section 9.2(d).

“Company Charter” means the Third Amended and Restated Certificate of Incorporation of the Company, as amended by that certain Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company, together with (a) that certain Certificate of Designations of the Series F Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of September 13, 2018, (i) as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of September 23, 2019, (ii) as further amended by that certain Second Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of January 28, 2020, and (iii) as further amended by that certain Third Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023, (b) that certain Certificate of Designations of the Series G Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of April 23, 2021, (i) as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of August 18, 2021, and (ii) as further amended by that certain Second Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023, (c) that certain Certificate of Designations of the Series H Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of August 18, 2021, as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023, and (d) that certain Certificate of Designations of the Series I Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of June 21, 2023, in each case, as the same may be amended and/or restated from time to time.

“Company Common Shares” means shares of common stock, par value $0.01 per share, of the Company designated as “Common Stock” pursuant to the Company Charter; provided that, immediately from and after the Company Preferred Conversion, “Company Common Shares” shall be deemed (including for all purposes under Article II) to include the Company Common Shares issued in connection with the Company Preferred Conversion.

“Company D&O Provisions” has the meaning set forth in Section 6.13(b).

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the SPAC concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any equity security of the Company or award, the value of which is determined with reference to any equity security of the Company, in either case, under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Interests” has the meaning set forth in Section 3.3(a).

“Company Equity Plan” means the Pinstripes, Inc. 2008 Equity Incentive Plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive equity securities of the Company or benefits measured in whole or in part by reference to equity securities of the Company.

“Company Equityholders” means, collectively, the Company Stockholders, the holders of Company Equity Awards and the holders of Company Warrants, in each case, as of any determination time prior to the Effective Time. “Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to any SPAC Party pursuant to the terms of this Agreement or any Ancillary Agreement) by, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the Registration Statement/Proxy Statement or the consummation by the Company of the Transactions, including (a) the fees and expenses of the Company’s outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Agreement. Notwithstanding the foregoing or anything to the contrary herein, “Company Expenses” shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention), Section 3.3 (Capitalization), Section 3.13 (Brokerage) and Section 3.20 (Affiliate Transactions).

“Company Group” has the meaning set forth in Section 11.16(a)(i).

“Company Indemnified Persons” has the meaning set forth in Section 6.13(b).

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Post-Closing Representation” has the meaning set forth in Section 11.16(a)(i).

“Company Preferred Conversion” means the conversion, effective as of immediately prior to the Closing, of all Company Preferred Shares to Company Common Shares in accordance with the Company Charter.

“Company Preferred Shares” means, collectively, shares of preferred stock, par value $0.01 per share, of the Company designated as “Series A Preferred Stock”, “Series B Preferred Stock”, “Series C Preferred Stock”, “Series D-1 Preferred Stock”, “Series D-2

Preferred Stock”, “Series E Preferred Stock”, “Series F Convertible Preferred Stock”, “Series G Convertible Preferred Stock”, “Series H Convertible Preferred Stock” and “Series I Convertible Preferred Stock” authorized pursuant to the Company Charter.

“Company Registered IP” has the meaning set forth in Section 3.10(a).

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Stockholders” means all holders of Company Shares.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Tail Policy” has the meaning set forth in Section 6.13(d).

“Company Warrants” means any warrants to acquire equity securities of the Company, including (a) the Silverview Warrants, (b) the Granite Creek Warrant, (c) the Cohen Warrant and (d) the Leon Warrant.

“Company Written Consent” has the meaning set forth in Section 6.20.

“Company Written Consent Deadline” has the meaning set forth in Section 6.20.

“Competing Party” has the meaning set forth in Section 6.17.

“Competing Transaction” means (a), with respect to any Group Company, (i) any transaction (including any merger, business combination or issuance, sale or transfer of any newly issued or currently outstanding Equity Interests of such Group Company that would result in any Person or group of Persons (including any special purpose acquisition company) acquiring at least twenty percent (20%) of the outstanding Equity Interests or voting power of such Group Company (other than any transaction involving the SPAC or any of its Affiliates or investors)), (ii) the direct or indirect sale or transfer, in one (1) transaction or a series of related transactions, of a material portion of the assets of the Company and its subsidiaries (other than to the SPAC and/or any of its Affiliates), (iii) any private capital raise by the Company (other than as expressly contemplated hereby) or (iv) any preparation for an initial public offering or direct listing; and (b) with respect to any SPAC Party, any merger, acquisition or other business combination involving the SPAC or any of its Affiliates, including any “initial business combination” (as contemplated by the Prospectus), with any third party (other than the Company or its Affiliates). For the avoidance of doubt, each of the Bridge Financing and the Permitted Equity Financing shall not constitute a “Competing Transaction”.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement in effect between the Company and the SPAC.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“Convertible Notes” means (a) the Convertible Note, dated June 4, 2021, by and between the Company and Fashion Square Eco LP (as amended), and (b) the Convertible Note, dated June 4, 2021, by and between the Company and URW US Services, Inc. (as amended), in each case, if such Convertible Note has not been converted into Company Equity Interests prior to the Effective Time.

“Convertible Notes Amendments” means (a) the Amendment to Convertible Note, dated as of the Execution Date, by and between the Company and Fashion Square Eco LP, and (b) the Amendment to Convertible Note, dated as of the Execution Date, by and between the Company and URW US Services, Inc.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to privacy, security or data breach notification requirements, including with respect to the processing of Personal Information, and applicable to the Company or any of its Affiliates: (a) all applicable Privacy Laws; (b) the Company’s external-facing privacy policies; (c) if applicable to the Company or any of its Affiliates, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-

regulatory standard to which the Company or any of its Affiliates is bound or holds itself out to the public as being in compliance with; and (d) applicable provisions of Contracts to which the Company or any of its Affiliates is a party or bound.

“Data Room” has the meaning set forth in Section 11.5.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“DGCL” has the meaning set forth in the Recitals.

“Director Designation Agreement” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the SPAC Disclosure Schedules and the Company Disclosure Schedules.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Dissenting Stockholder” has the meaning set forth in Section 2.7. “Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means all Laws concerning pollution, Hazardous Materials or protection of the environment or natural resources.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for or measured by reference to shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Equity Value” means $429,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“ESPP” has the meaning set forth in Section 6.18.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Exchange Ratio” means the Per Share Equity Value divided by the SPAC Share Value.

“Execution Date” has the meaning set forth in the Preamble.

“Executives” means the Key Individual, David Dinella and Lida Ahn.

“Existing SPAC Charter” means the Amended and Restated Certificate of Incorporation of the SPAC, dated as of January 19, 2022, as amended prior to the date hereof.

“Expense Reimbursement” has the meaning set forth in Section 10.3(a).

“Extension Amendment” means, collectively, (a) that certain Amendment to the Amended and Restated Certificate of Incorporation of the SPAC, dated as of January 19, 2022, filed on April 21, 2023, and (b) that certain Amendment, dated as of April 23, 2023, to the Investment Management Trust Agreement, dated as of January 19, 2022, by and between the SPAC and Continental Stock Transfer & Trust Company, pursuant to which the SPAC extended the date by which the SPAC must consummate a Business Combination from April 24, 2023 to December 24, 2023.

“Fairness Opinion” has the meaning set forth in Section 4.22.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness and (y) only the Party that committed a “Fraud” shall be responsible for such “Fraud” and only to the Party that suffered from such “Fraud”.

“Fully Diluted Shares Outstanding” means (a) the aggregate number of Company Shares (for clarity, after having given effect to the Company Preferred Conversion) outstanding immediately prior to the Effective Time, determined on a fully-diluted, as if exercised basis, whether or not exercised, exercisable, settled, eligible for settlement or vested (other than Company Shares owned by the Company which are to be cancelled and extinguished in accordance with Section 2.1(i)), plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full (on a cashless exercise basis) of all vested (but not unvested) Company Options that are outstanding immediately prior to the Effective Time (i.e., the aggregate number of Company Common Shares equal to (i) the aggregate number of Company Common Shares underlying such vested Company Options, minus (ii) a number of Company Common Shares equal to the quotient of (x) the aggregate exercise price of such vested Company Options, divided by (y) $25.00), plus (c) the aggregate number of Company Common Shares issuable upon the exercise in full (on a cashless exercise basis) of all Company Warrants, if any, outstanding immediately prior to the Effective Time, less (d) the aggregate number of Company Common Shares issuable upon the conversion of the Series I Convertible Preferred Stock.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and operating agreement or limited liability company agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any federal, state, provincial, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitral body, arbitrator or mediator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Granite Creek Warrant” means that certain Warrant No. 27, exercisable into up to 111,619 Company Common Shares, issued to Granite Creek FlexCap III, L.P. on April 19, 2023.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means any substance, material or waste that is regulated, defined or otherwise characterized as “hazardous” or “toxic” or with words of similar import under any applicable Environmental Law, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, lead and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Illustrative Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Improvements” has the meaning set forth in Section 3.7(c).

“Income Tax” means any United States federal, state, local or non-U.S. Tax based on or measured by reference to net or gross income.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangement, (d) for a lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) for any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case, to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends or distributions declared payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above. Notwithstanding anything to the contrary, “Indebtedness” of any Group Company shall (x) be measured on a consolidated basis and exclude any intercompany Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue and (z) exclude any items that constitute Company Expenses.

“Indebtedness Threshold” means, as of any date of determination, an amount of Indebtedness less than the sum of (a) $5,000,000 plus (b) the amount of cash and cash equivalents held by the Company and its Subsidiaries.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means rights in and to all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media identifiers and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all works of authorship, copyrightable works, copyrights and rights in databases and applications, registrations and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, Databases and collection of data, designs, drawings, specifications and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Trade Secret”), (f) all Software, and (g) all other similar proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interested Party” means the Company Stockholders and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“Interim Series I Issuance” has the meaning set forth in Section 6.12(c).

“Internal Controls” has the meaning set forth in Section 3.4(c).

“IPO” has the meaning set forth in Section 11.9.

“IRS” has the meaning set forth in Section 3.15(a).

“IT Systems” means all computer hardware (including hardware, firmware, middleware, peripherals, communication equipment and links, storage media, networks, networking equipment, power supplies and any other components used in conjunction with the same), servers, data processing systems, data communication lines, routers, hubs, switches, Databases and all other information technology equipment, and related documentation, in each case, owned or controlled by, or otherwise provided under contract to, the Company or any of its Affiliates and used in the operation of their businesses.

“JOBS Act” has the meaning set forth in Section 6.3(b).

“Katten” has the meaning set forth in Section 11.16(a)(i).

“Key Company Security Holders” means, collectively, the Key Individual, Jack Greenberg, Dr. Daniel Goldberg, Larry Kadis, Karen Katz, Yorgo Koutsogiorgas, BPR Cumulus LLC, NONSUCH LLC, SPG Pinstripes, LLC, MP PS LLC and Middleton Partners.

“Key Individual” means Dale Schwartz.

“Kirkland” has the meaning set forth in Section 11.16(b)(i).

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports, and (b) as used in the phrase “to the Knowledge of the SPAC” or phrases of similar import means the actual knowledge of George Courtot, Jerry Hyman, Keith Jaffee and Matt Jaffee, including after reasonable due inquiry.

“Latest Balance Sheet Date” means April 24, 2022.

“Laws” means all laws, common law, acts, statutes, constitutions, ordinances, codes, rules, regulations, rulings and any Orders.

“Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto), but excluding all Permits.

“Leon Warrant” means that certain Warrant to Purchase Shares of Common Stock (No. 13), exercisable into up to 10,000 Company Common Shares, issued to Larry Leon in December 2018, as amended.

“Leon Warrant Amendment” means the Amendment to Warrant to Purchase Shares of Common Stock, dated as of the Execution Date, by and between Larry Leon and the Company.

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit F hereto.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lockup Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means the date which is two (2) years prior to the Execution Date.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations hereunder and to consummate the Transactions; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a “Material Adverse Effect”, or will be considered in determining whether a “Material Adverse Effect” has occurred: (i) changes that are generally applicable to the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case, effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood and agreed that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a “Material Adverse Effect” has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God; (vi) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action or inaction by a Party taken or omitted to be taken (1) as expressly required by the terms hereof or (2) at the express written direction of a SPAC Party; (ix) epidemics, pandemics, disease outbreaks (including COVID-19) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (x) the announcement or pendency of the Transactions; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv), (v), (vi), (vii) and (ix) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such event, circumstance or state of facts has a disproportionate and adverse effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Leases” has the meaning set forth in Section 3.7(a).

“Material Suppliers” means the top ten (10) suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies), during the twelve (12) months ended April 30, 2023.

“Maximum Annual Premium” has the meaning set forth in Section 6.13(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Middleton Partners” means, collectively, Middleton Pinstripes Investor LLC and Middleton Pinstripes Investor SBS LLC.

“Minimum Cash Amount” means $75,000,000.

“Non-Party Affiliate” has the meaning set forth in Section 11.14.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax, but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 10.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies. “Party” and “Parties” have the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Equity Value” means the quotient of (a) the Equity Value divided by (b) the Fully Diluted Shares Outstanding.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Equity Financing” has the meaning set forth in Section 6.12(a).

“Permitted Equity Financing Subscription Agreement” has the meaning set forth in Section 6.12(a).

“Permitted Liens” means (a) easements, rights of way, restrictions, covenants encroachments, minor defects or irregularities and other similar Liens of record affecting title to the underlying fee interest in the Leased Real Property or the applicable Group Company’s interests therein which do not materially impair the current use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies currently conducted thereon, (b) statutory Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable, (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) zoning, building codes and other land use Laws, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) Securities Liens or (h) those Liens set forth in Section 1.1(a) of the Company Disclosure Schedules.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means both (a) any information that is defined as “personal information”, “personal data” or similar terms under applicable Privacy Laws and (b) any information that identifies or is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual, household or device including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

“PIPE Investment” has the meaning set forth in Section 6.12(b).

“PIPE Investors” has the meaning set forth in Section 6.12(b).

“PIPE Subscription Agreements” has the meaning set forth in Section 6.12(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security and cybersecurity (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679 and the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020).

“Proceeding” means any action, claim, suit, charge, petition, litigation, complaint, investigation, audit, examination, assessment, notice of violation, citation, arbitration, mediation, inquiry or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proprietary Software” means all Software owned or purported to be owned by any Group Company.

“Prospectus” has the meaning set forth in Section 11.9.

“Public Stockholders” has the meaning set forth in Section 11.9.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement/Proxy Statement” has the meaning set forth in Section 6.9(c).

“Reimbursable SPAC Expenses” means the aggregate of all SPAC Expenses incurred on and following May 1, 2023, except as set forth on Section 1.1 of the SPAC Disclosure Schedules, for the avoidance of doubt, “Reimbursable SPAC Expenses” shall exclude fees and expenses of legal counsel to the SPAC Parties.

“Released Claims” has the meaning set forth in Section 11.9.

“Releasing Parties” has the meaning set forth in Section 11.9.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, engineers and other advisors or consultants) of such Person, to the extent that such officer, director, manager, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, manager, employee, representative or agent of such Person.

“Required SPAC Stockholder Voting Matters” means each of the SPAC Stockholder Voting Matters other than the matters set forth in clauses (d), (f) and (i) of the definition thereof.

“Required Vote” means the affirmative vote of the required majority in voting power of the outstanding SPAC Shares.

“Requisite Company Stockholder Approval” means the requisite consent of the Company Stockholders under the DGCL and the Company Charter and the other Governing Documents of the Company to approve this Agreement and the Transactions, which shall require the affirmative vote of the holders of a majority of the outstanding Company Preferred Shares and Company Common Shares, voting together as a single class on an as-converted basis.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any U.S. or non-U.S. Sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Holder Support Agreement” has the meaning set forth in the Recitals.

“Security Incident” means an actual or suspected likely breach of security, intrusion, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any IT Systems, Personal Information or any proprietary or confidential information.

“Series I Exchange Ratio” means (a) the Series I Share Consideration divided by (b) the number of Company Common Shares issued in connection with the conversion of the Company’s Series I Convertible Preferred Stock.

“Series I Preferred Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Series I Share Consideration” means an aggregate number of SPAC New Common Shares equal to (a) the Adjusted Bridge Amount, divided by (b) the SPAC Share Value. “Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 6.9(b). “Signing Press Release” has the meaning set forth in Section 6.9(b).

“Silverview Credit Facility” means that certain Loan Agreement, dated as of March 7, 2023, by and among the Company, as the borrower, Silverview Credit Partners LP, as agent for the lenders thereunder, and the lenders thereunder.

“Silverview Warrants” means, collectively, that certain (a) Warrant No. 25, exercisable into up to 258,303 Company Common Shares, issued to Silverview Special Situations Lending Corporate Warrants LP on March 7, 2023, and (b) Warrant No. 26, exercisable into up to 8,697 Company Common Shares, issued to Spearhead Insurance Solutions IDF, LLC – Series SCL on March 7, 2023.

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other documentation related to or associated with any of the foregoing.

“SPAC” has the meaning set forth in the Preamble.

“SPAC A&R Bylaws” has the meaning set forth in the Recitals. “SPAC A&R CoI” has the meaning set forth in the Recitals.

“SPAC Ancillary Documents” means, collectively, (a) the Warrant Agreement, (b) that certain letter agreement, dated as of January 19, 2022, by and among the SPAC, the Sponsor, the SPAC’s officers and directors and certain other third parties identified on the signature pages thereto, (c) that certain Registration Rights Agreement, dated as of January 19, 2022, by and among the SPAC, the Sponsor, BTIG, LLC and certain other security holders named therein, (d) that certain Support Services Agreement, dated as of January 19, 2022, by and between the SPAC and the Sponsor and (e) each Non-Redemption Agreement and Assignment of Economic Interest entered into by the SPAC prior to the date hereof.

“SPAC Balance Sheet” has the meaning set forth in Section 4.5(c). “SPAC Board” means the Board of Directors of the SPAC.

“SPAC Bring-Down Certificate” has the meaning set forth in Section 9.3(c).

“SPAC Class A Shares” means, at all times prior to the Effective Time, shares of the SPAC’s Class A common stock, par value $0.0001 per share. “SPAC Class B Shares” means, at all times prior to the Effective Time, shares of the SPAC’s Class B common stock, par value $0.0001 per share. “SPAC D&O Provisions” has the meaning set forth in Section 6.13(a).

“SPAC Designated Director” has the meaning set forth in Exhibit G.

“SPAC Disclosure Schedules” means the Disclosure Schedules delivered by the SPAC to the Company concurrently with the execution and delivery of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or any Company Stockholder pursuant to the terms of this Agreement or any Ancillary Agreement) by a SPAC Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the Registration Statement/Proxy Statement or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of any SPAC Party, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any SPAC Party pursuant to this Agreement or any Ancillary Agreement and (c) any Working Capital Loans. Notwithstanding the foregoing or anything to the contrary herein, “SPAC Expenses” shall not include any Company Expenses.

“SPAC Indemnified Persons” has the meaning set forth in Section 6.13(a).

“SPAC Intervening Event” means any fact, circumstance, event, development, change or condition or combination thereof that (a) was not known or reasonably foreseeable, or the consequences of which were not known or reasonably foreseeable, by the SPAC Board as of the date of this Agreement and becomes known by, or the consequences of which become reasonably foreseeable to, the SPAC Board after the date hereof and prior to the receipt of the Required Vote, and (b) does not relate to a Competing Transaction or SPAC Share Redemption; provided, however, that (x) any change in the price or trading volume of any of the SPAC’s Equity Interests, and (y) any change, event, circumstance, occurrence, effect, development or state of facts that is not permitted to be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (as though such determination were being made with respect to a Group Company) shall be excluded for purposes of determining whether a “SPAC Intervening Event” has occurred.

“SPAC Material Contracts” has the meaning set forth in Section 4.19(a).

“SPAC New Common Shares” means, at all times at or after the Effective Time, shares of the SPAC’s common stock, par value $0.0001 per share. “SPAC Parties” has the meaning set forth in the Preamble.

“SPAC Parties Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-contravention), Section 4.4 (Brokerage), Section 4.5 (Business Activities), Section 4.7 (Organization of Merger Sub), Section 4.9 (SPAC Capitalization) and Section 4.16 (Related Person Transactions).

“SPAC Post-Closing Representation” has the meaning set forth in Section 11.16(b)(i).

“SPAC Public Securities” means the issued and outstanding SPAC Class A Shares and SPAC Warrants. “SPAC Recommendation Change Notice” has the meaning set forth in Section 6.10.

“SPAC Recommendation Change Notice Period” has the meaning set forth in Section 6.10.

“SPAC Record Date” has the meaning set forth in Section 6.9(c).

“SPAC SEC Documents” means all forms, reports, schedules, statements and other documents filed or furnished, or required to be filed or furnished, by the SPAC with the SEC pursuant to the Securities Act or the Exchange Act, as applicable, together with any amendments, restatements, supplements, exhibits and schedules thereto and other information incorporated therein.

“SPAC Share Redemption” means the election of an eligible holder of SPAC Class A Shares (as determined in accordance with the applicable Governing Documents of the SPAC and the Trust Agreement) to redeem all or a portion of such holder’s SPAC Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Governing Documents of the SPAC and the Trust Agreement) in connection with the SPAC Special Meeting.

“SPAC Share Value” means $10.00.

“SPAC Shares” means, collectively, SPAC Class A Shares and SPAC Class B Shares, in each case, as issued and outstanding pursuant to the terms of the Governing Documents of the SPAC.

“SPAC Special Meeting” means an extraordinary general meeting of the holders of SPAC Shares to be held for the purpose of voting on whether to approve the SPAC Stockholder Voting Matters.

“SPAC Stockholder Voting Matters” means, collectively, proposals to approve (a) this Agreement and the Transactions, (b) the issuance of SPAC Shares or SPAC New Common Shares, including any SPAC Shares or SPAC New Common Shares to be issued in connection with the Transactions, including the PIPE Investment, as may be required under the New York Stock Exchange’s listing requirements, (c) the amendment and restatement of the Existing SPAC Charter in the form of the SPAC A&R CoI, (d) a non-binding advisory vote on the adoption and approval of certain differences between the Existing SPAC Charter and the SPAC A&R CoI, (e) the

adoption and approval of the 2023 Omnibus Incentive Plan, (f) the ESPP to the extent determined necessary or desirable by the Company and the SPAC after the date hereof, (g) any other proposals as the SEC or the New York Stock Exchange (or any staff member thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or correspondence related thereto, (h) any other proposals the Parties deem necessary to effectuate the Transactions and (i) a proposal for the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies (i) because a quorum for the SPAC Special Meeting has not been established, (ii) because there are not sufficient votes to approve and adopt any of the foregoing or (iii) to seek to limit or reverse any redemptions of SPAC Class A Shares.

“SPAC Stockholders” means the holders of SPAC Shares. “SPAC Tail Policy” has the meaning set forth in Section 6.13(c).

“SPAC Warrants” means, as then issued and outstanding, warrants exercisable for one (1) SPAC Class A Share, pursuant to the Warrant Agreement.

“Sponsor” has the meaning set forth in the Recitals.

“Sponsor Group” has the meaning set forth in Section 11.16(b)(i).

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Stock Exchange” means the New York Stock Exchange or the Nasdaq Stock Market (including any of the tiers thereof).

“Stock Exchange Listing Application” has the meaning set forth in Section 6.4.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Strategic Investor” means any bona fide, third-party investor that, in conjunction with an equity investment by such investor in the Company pursuant to Section 6.12(a), enters into a strategic Contract with the Company, including a lease, license or partnership agreement.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the direct or indirect subsidiaries of such Person, or a combination thereof.

“Substituted Option” has the meaning set forth in Section 2.4(a).

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Surviving Company Share” has the meaning set forth in Section 2.1(g).

“Tax” or “Taxes” means (a) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), unclaimed property, escheat, sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law or otherwise.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify any other Person for, or pay over to any other Person, any amount determined by reference to actual or deemed Tax benefits, Tax assets or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trade Controls” has the meaning set forth in Section 3.21(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Share Consideration” means an aggregate number of SPAC New Common Shares equal to (a) the Equity Value, divided by (b) the SPAC Share Value.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the Transactions.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 19, 2022, by and between the SPAC and Continental Stock Transfer & Trust Company, as amended by that certain Amendment to the Investment Management Trust Agreement, dated as of April 23, 2023.

“Trust Amount” has the meaning set forth in Section 4.11.

“Trust Distributions” has the meaning set forth in Section 11.9.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account. “Unaudited Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing or as of the termination of this Agreement in accordance with its terms, as applicable.

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing or as of the termination of this Agreement in accordance with its terms, as applicable.

“Waiving Parties” has the meaning set forth in Section 11.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 19, 2022, by and between the SPAC and the Transfer Agent.

“Willful and Material Breach” means a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or intentional failure to act by the breaching Party with the actual knowledge that such Party’s taking of such act or failure to act would cause, or would reasonably be expected to result in, such material breach.

“Working Capital Loans” means any loan made to the SPAC by any of the Sponsor, an Affiliate of Sponsor, or any of the SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with the operation of the SPAC in the Ordinary Course of Business.

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ARTICLE II

THE MERGER; CLOSING

Section 2.1 Merger.

(a)On the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and shall become a wholly-owned Subsidiary of the SPAC.

(b)On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and mutually agreed by the Parties (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the properly executed and certified copy of the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to in writing by the Parties prior to the filing of such Certificate of Merger and specified in such Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

(c)The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company, in each case, in accordance with the DGCL.

(d)At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)At the Closing, the SPAC shall (a) subject to obtaining the Required Vote with respect to the Required SPAC Stockholder Voting Matters, amend and restate the Existing SPAC Charter in the form attached hereto as Exhibit D and (b) amend and restate the Amended and Restated Bylaws of the SPAC in the form attached hereto as Exhibit D;

(f)At the Effective Time, the Parties shall cause the directors and officers of the Company and the SPAC immediately following the Effective Time to be comprised of the seven (7) individuals set forth on Exhibit G to this Agreement, with the directors allocated amongst three (3) classes as set forth thereon, unless otherwise agreed in writing by the SPAC and the Company, each to hold office in accordance with the Governing Documents of the Company or the SPAC, as applicable; provided, however, that the Company may, at any time prior to the declaration of the effectiveness of the Registration Statement/Proxy Statement by the SEC and solely to the extent the same does not result in the SPAC not meeting the listing requirements of the Stock Exchange on which the SPAC is to be listed at Closing, update Exhibit G in its sole discretion to (i) remove and/or replace (A) any members of the Company Board and/or the SPAC Board designated by the Company, and (B) any officers of the Company and/or the SPAC, (ii) appoint additional officers of the Company and/or the SPAC and (iii) except with respect to the SPAC Designated Director, designate (or re-designate) the classes upon which any members of the SPAC Board may be classified.

(g)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.01, of the Surviving Company (each such share, a “Surviving Company Share”).

(h)At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding (i) any Dissenting Shares and the Company Common Shares cancelled and extinguished pursuant to Section 2.1(i) and (ii) any Company Common Shares issued in connection with the conversion of the Company’s Series I Convertible Preferred Stock, which, for clarity, shall be treated as set forth in Section 2.1(j)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted, based on the Exchange Ratio, into the right to receive the number of SPAC New Common Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Stockholder’s certificates, if any, evidencing ownership of the Company Common Shares issued and outstanding immediately prior to the Effective Time (the “Certificates”)

shall each cease to have any rights with respect to such Company Common Shares except as otherwise expressly provided for herein or under applicable Law.

(i)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto.

(j)At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share issued in connection with the conversion of the Company’s Series I Convertible Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted, based on the Series I Exchange Ratio, into the right to receive the number of SPAC New Common Shares set forth on the Allocation Schedule.

Section 2.2Closing. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (a) the third (3rd) Business Day after the conditions set forth in Article IX have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their respective terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) such other date and time as the Parties mutually agree in writing; provided, that, notwithstanding anything herein to the contrary, unless otherwise determined by the Company in its sole discretion, the Closing shall not occur until a date that is at least twenty-one (21) days after the Company Written Consent Deadline (the date upon which the Closing occurs, the “Closing Date”).

Section 2.3Allocation Schedule.

(a)At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the SPAC an allocation schedule (the “Allocation Schedule”) setting forth:

(i)(A) the number of Company Common Shares held by each Company Stockholder (for clarity, after having given effect to the Company Preferred Conversion), (B) the number of Company Common Shares subject to each Company Warrant held by each holder thereof, and (C) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be vested or unvested as of immediately prior to the Effective Time;

(ii)in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the expiration (or similar) date;

(iii) (A) the Exchange Ratio, (B) the Series I Exchange Ratio and (C) the portion of the Aggregate Transaction Share Consideration (specifying the number of the SPAC New Common Shares) allocated to each Company Common Share pursuant to Section 2.1(h) or Section 2.1(j) (as applicable) based on the Exchange Ratio or Series I Exchange Ratio, as applicable (including, for the avoidance of doubt, the number of the SPAC New Common Shares that would be allocated to any such Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares), as well as, in the case of each of clauses (A) through (C), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(iv) each Company Stockholder that is a Dissenting Stockholder and the number of Company Common Shares held by such Company Stockholder that are Dissenting Shares; and

(v)the exercise price of each Substituted Option at the Effective Time, which shall be determined in accordance with Section 2.4(a); and

(vi) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i), (ii), (iii), (iv) and (v) of this Section 2.3(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and applicable Laws, (C) in the case of the Company Options, in accordance with the Company Equity Plan or the Company Charter, as applicable, and any applicable grant or similar agreement with respect to each Company Option and (D) in the case of the Company Warrants, in accordance with the applicable warrant agreement or similar agreement with respect to each Company Warrant.

(b) Section 2.3(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Company Preferred Conversion and the Closing occurred as of the date of this Agreement and without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule; provided, that the Allocation Schedule must set forth the items described in Section 2.3(a) on a Company Stockholder-by-Company Stockholder basis, and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to the SPAC pursuant to Section 2.3(a). The Company will review and consider in good faith any comments to the Allocation Schedule provided by the SPAC or any of its Representatives.

(c) Notwithstanding the foregoing or anything to the contrary herein, (i) all Company Common Shares held by any Company Stockholder shall be aggregated, and the Exchange Ratio or Series I Exchange Ratio (as applicable) shall be applied to that aggregate number of shares held by such Company Stockholder, and not on a share-by-share basis, (ii) the aggregate number of the SPAC New Common Shares that each Company Equityholder will have a right to receive or to which his, her or its Company Options or Company Warrant (if any) will become subject, as applicable, under this Agreement will be rounded to the nearest whole share, (iii) in no event shall the aggregate number of the SPAC New Common Shares set forth on the Allocation Schedule that are allocated in respect of the equity securities of the Company (or, for the avoidance of doubt, the Company Equityholders), including the vested (but not unvested) Company Options and Company Warrants (if any), exceed (A) the Aggregate Transaction Share Consideration, minus (B) the SPAC New Common Shares that would be allocated to Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any SPAC New Common Shares described in this clause (B) be allocated to any other Company Equityholder and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 2.7), (iv) the SPAC Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (v) upon delivery, payment and issuance of the Aggregate Transaction Share Consideration on the Closing Date to the Exchange Agent, the SPAC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of the Aggregate Transaction Share Consideration, and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of the Aggregate Transaction Share Consideration, or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases the SPAC and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Aggregate Transaction Share Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.

Section 2.4 Treatment of Company Options.

(a)At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each Company Option (whether vested or unvested) shall be assumed by the SPAC and substituted with an option to purchase a number of shares of SPAC New Common Shares (such option, a “Substituted Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of SPAC New Common Shares purchasable pursuant to the Substituted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Substituted Option to which Section 422 of the Code applies, the exercise price and the number of SPAC New Common Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, except as specifically provided above, following the Effective Time, each Substituted Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b)At the Effective Time, no new awards will be granted under the Company Equity Plans, and the Company Equity Plans shall, to the extent not already expired, terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, the SPAC) except as expressly contemplated herein.

(c)Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions (including adopting resolutions by the Company Board or a committee thereof) under the Company Equity Plans, or other applicable instruments under the underlying grant, award, warrant or similar agreement and otherwise, in each case, to give effect to the provisions of this Section 2.4. Prior to such adoption, the Company will provide the SPAC with drafts of, and a reasonable opportunity to comment on, all such resolutions.

Section 2.5Exchange Procedures.

(a)At least three (3) Business Days prior to the Closing Date, the SPAC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Company (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Common Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Aggregate Transaction Share Consideration issuable in respect of such Company Common Shares pursuant to Section 2.1(h) or Section 2.1(j) (as applicable) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with the SPAC and the Exchange Agent in connection with the appointment of the Exchange Agent and the entry into the Exchange Agent Agreement (including the provision of any information otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b)At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to each of the Company Equityholders a Letter of Transmittal.

(c)At the Effective Time, the SPAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of SPAC New Common Shares in book-entry form representing the portion of the Aggregate Transaction Share Consideration issuable pursuant to Section 2.1(h) and Section 2.1(j) in exchange for the Company Common Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Aggregate Transaction Share Consideration issuable pursuant to Section 2.1(h) and Section 2.1(j) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)Each Company Equityholder whose Company Common Shares have been converted into the right to receive a portion of the Aggregate Transaction Share Consideration pursuant to Section 2.1(h) or Section 2.1(j) (as applicable) shall be entitled to receive the portion of the Aggregate Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent, or (ii) delivery of an “agent’s message” in the case of Company Common Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, and any other documents or agreements required by the Letter of Transmittal, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least three (3) Business Days prior to the Closing Date, then the SPAC and the Company shall take all actions necessary to cause the applicable portion of the Aggregate Transaction Share Consideration to be issued to the applicable Company Equityholder in book-entry form on the Closing Date, or (ii) two (2) Business Days prior to the Closing Date or later, then the SPAC and the Company shall take all actions necessary to cause the applicable portion of the Aggregate Transaction Share Consideration to be issued to the applicable Company Equityholder in book-entry form within three (3) Business Days after such delivery.

(f)If any portion of the Aggregate Transaction Share Consideration is to be issued to a Person other than the Company Equityholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Aggregate Transaction Share Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(g)No interest will be paid or accrued on the Aggregate Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Common Share (excluding any Dissenting Shares and the Company Shares cancelled and extinguished pursuant to Section 2.1(i)) shall solely represent the right to receive a portion of the Aggregate Transaction Share Consideration which such Company Common Share is entitled to receive pursuant to Section 2.1(h) or Section 2.1(j) (as applicable).

(h)At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Effective Time.

(i)Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to the SPAC or as otherwise instructed by the SPAC, and any Company Stockholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Aggregate Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to the SPAC for the issuance of the applicable portion of the Aggregate Transaction Share Consideration, without any interest thereon. None of the SPAC, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law. Any portion of the Aggregate Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the SPAC, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Deliveries and Actions at Closing.

(a)At or prior to the Closing, the SPAC shall deliver, or shall cause to be delivered, the following to the Company:

(i)the SPAC Bring-Down Certificate;

(ii)the Certificate of Merger, duly executed by Merger Sub, which shall have been filed in accordance with Section 2.1(b);

(iii) the SPAC A&R CoI, duly executed by the SPAC, which shall have been filed with the Secretary of State of the State of Delaware, and the SPAC A&R Bylaws, which shall have been duly adopted by the SPAC Board;

(iv) a copy of the Registration Rights Agreement, duly executed by the SPAC and the stockholders of the SPAC party thereto;

(v)invoices or other written evidence reflecting all Unpaid SPAC Expenses;

(vi) certificates of the Secretary of State of the State of Delaware, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent Tax status of each of the SPAC and Merger Sub;

(vii)   written resignations of all of the directors and officers of the SPAC (other than those set forth on Exhibit G);

(viii)  and to the Trustee, the documents, opinions and notices contemplated by the Trust Agreement to be delivered to the Trustee in connection with the consummation of a business combination;

(ix) a certificate, dated as of the Closing Date, signed by the Secretary of the SPAC, certifying as to (A) the SPAC’s and Merger Subs’ respective Governing Documents and the incumbency of their respective officers executing this Agreement and each Ancillary Agreement to which the SPAC or Merger Sub, as applicable, is a party and (B) the resolutions of (I) the SPAC Board authorizing the execution, delivery and performance by the SPAC of this Agreement and each Ancillary Agreement to which it is or will be a party, and (II) the board of directors of Merger Sub authorizing the execution, delivery and performance by Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party;

(x)a certification from the SPAC complying with the provisions of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(xi) a copy of the Director Designation Agreement, duly executed by the SPAC; and

(xii) (A) joinders (in form and substance previously filed with the SEC) to that certain letter agreement, dated as of January 19, 2022, from all Persons (other than the SPAC and the Sponsor) party to any Non-Redemption Agreement and Assignment of Economic Interest (or any similar Contract) entered into by the SPAC and/or the Sponsor prior to, on or after the date hereof, (B) joinders (in form and substance reasonably acceptable to the Company) to the Sponsor Letter Agreement and that certain letter agreement, dated as of January 19, 2022, from all Persons who are issued Series I Convertible Preferred Stock of the Company pursuant to the Series I Preferred Stock Purchase Agreement or an Interim Series I Issuance, in each case, who receive SPAC Shares or SPAC Warrants from the Sponsor or any of its Affiliates, and (C) joinders (in form and substance reasonably acceptable to the Company) to the Sponsor Letter Agreement and that certain letter agreement, dated as of January 19, 2022, of each PIPE Investor who receive SPAC Shares or SPAC Warrants from the Sponsor or any of its Affiliates to the extent such PIPE Investor agrees to any lock-up restrictions.

(b)At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, the following to the SPAC:

(i)the Company Bring-Down Certificate;

(ii)a certification from the Company complying with the provisions of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(iii) invoices or other written evidence reflecting all Unpaid Company Expenses;

(iv) a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying as to (A) the Company’s and each of its Subsidiary’s organizational documents and the incumbency of the Company’s officers executing this Agreement and each Ancillary Agreement to which it is a party and (B) the resolutions of the Company Board authorizing the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is or will be a party;

(v) a certificate of the secretary of state (or other applicable office) in which the Company and each of its Subsidiaries is organized and qualified to do business, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent Tax status of the Company and each such Subsidiary in such jurisdiction;

(vi) written resignations of the directors and officers of the Company set forth in Section 2.6(b) of the SPAC Disclosure Schedules;

(vii)  a copy of the Director Designation Agreement, duly executed by the Key Individual; and

(viii)  a copy of the Registration Rights Agreement, duly executed by the Company Stockholders party thereto.

Section 2.7Dissenting Stockholders. Notwithstanding anything to the contrary herein, any Company Share for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Share in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.1(h). From and after the Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including the SPAC); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.1(h). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive such payment from the Company in accordance with the DGCL. The Company shall give the SPAC prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and the SPAC shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of the

SPAC (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Shares or SPAC New Common Shares) with respect to, settle, or offer or agree to settle, any such demands.

Section 2.8Withholding. The SPAC, the Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.9Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, respectively, the then-current officers and directors of the Surviving Company and the SPAC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such action, so long as such action is lawful and necessary and not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the SPAC Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the SPAC Parties as follows as of the Execution Date (except as to any representations and warranties that specifically relate to an earlier date, in which case, such representations and warranties were true and correct as of such earlier date):

Section 3.1Organization; Authority; Enforceability.

(a)The Company is a corporation incorporated and in good standing under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each other Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or location of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)No Group Company is in violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e)Other than the Requisite Company Stockholder Approval, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. Other than the Requisite Company Stockholder Approval, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions by the Group Companies have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been, and each of the Ancillary Agreements to which each Group Company will be a party will be, duly executed and delivered by such Group Company and are or will be Enforceable against each applicable Group Company, assuming the Requisite Company Stockholder Approval is obtained.

Section 3.2Non-contravention; Governmental Approvals. Subject to the receipt of the Requisite Company Stockholder Approval, and assuming the truth and accuracy of the SPAC Parties’ representations and warranties contained in Section 4.1, and except as set forth on Section 3.2 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions, in each case, by a Group Company will (a) conflict with or result in any breach of any provision of the Governing Documents of any Group Company; (b) other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings under the HSR Act, and (iii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or Section 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the Transactions, require any filing of any of the Group Companies with, or the obtaining by any of the Group Companies of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation or acceleration of rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) violate, in any respect, any Law, Order or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, Lien creations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 3.3Capitalization.

(a)Section 3.3(a) of the Company Disclosure Schedules sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership (including the percentage interests held thereby) thereof as of the Execution Date (provided that neither the Company’s Series I Convertible Preferred Stock nor the holders thereof are reflected in Section 3.3(a) of the Company Disclosure Schedules). The Equity Interests set forth on Section 3.3(a) of the Company Disclosure Schedules (together with the Company’s Series I Convertible Preferred Stock issued in accordance with the Series I Preferred Stock Purchase Agreement) comprise all of the authorized capital stock or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Execution Date and immediately prior to the Effective Time. With respect to each Company Option outstanding or other award of Company Equity Interests granted by the Company as of the Execution Date, Section 3.3(a) of the Company Disclosure Schedules accurately sets forth (i) the name of the holder thereof, (ii) the number of Company Shares subject thereto, (iii) the grant date thereof, (iv) the expiration date thereof, (v) the vesting commencement date and vesting schedule or vesting requirements (including whether or not it will accelerate and vest as of the Closing and/or any other event) thereof, (vi) the extent to which such Company Option is vested and exercisable, (vii) the exercise price thereof, and (viii) whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code or is subject to Section 409A of the Code.

(b)Except as set forth in the Company Charter, this Agreement, or Section 3.3(a) of the Company Disclosure Schedules:

(i)there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests;

(v)there are no outstanding bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with stockholders of the Company on any matter; and

(vi) the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests.

(c)All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law. Neither the Group Companies nor any Company Stockholder has, or has had, any record and/or beneficial ownership of a SPAC Share.

(d)(i) Each Company Option has an exercise price that has been determined pursuant to a valuation consistent with applicable Laws to be at least equal to the fair market value of a Company Share on the grant date of such Company Option; (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed; and (iii) all Company Options have been issued in compliance with the applicable Company Equity Plan or the Company Charter, as applicable, and all applicable Laws and properly accounted for in accordance with GAAP. The Company has delivered to the SPAC true and complete copies of the forms of Company Option award agreements and all Company Options are evidenced by award agreements in substantially the forms made available to the SPAC as of or prior to the date hereof, and no Company Option is subject to terms that are materially different from those set forth in such forms.

(e)Section 3.3(e) of the Company Disclosure Schedules sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type and the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). All of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are solely owned (legally and beneficially) by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for or measured by reference to such equity securities or to make any investment in any other Person.

Section 3.4Financial Statements; No Undisclosed Liabilities.

(a)Attached as Section 3.4 of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)the audited consolidated balance sheet of the Company and its Subsidiaries as of April 25, 2021 and April 24, 2022 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) (the “Audited Financial Statements”); and

(ii)the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2023 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss and cash flows for the twelve (12)-month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)The Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; (iii) in the case of the Audited Financial Statements, were audited in accordance with the standards of the PCAOB by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act and contain an unqualified report of the Group Companies’ auditors; and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except, in each of clauses (ii) and (iii): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, and (y) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x) and (y), which are not expected to be material, individually or in the aggregate, in amount or effect.

(c)The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the general or specific authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ properties or assets (collectively, “Internal Controls”).

(d)None of the Group Companies, their respective independent accountants or board of directors (or the audit committees thereof) of the Group Companies has identified or been made aware of any (i) “significant deficiency” in the Internal Controls of any Group Company, (ii) “material weakness” in the Internal Controls of any Group Company, (iii) fraud, whether or not material, that involves management or other employees of any Group Company who have a significant role in the Internal Controls of any Group Company or (iv) complaints regarding a violation of accounting procedures, internal accounting controls or auditing matters, including from employees of any Group Company or any of its subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(e)No Group Company has any Liabilities of any nature whatsoever that would be required to be reflected on the Unaudited Financial Statements prepared in accordance with GAAP, except (i) Liabilities expressly set forth in or reserved against in the Financial Statements or identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder, including those arising in compliance with Section 5.1; or (iv) for fees, costs and expenses (including Company Expenses) for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transactions contemplated by this Agreement.

(f)No Group Company is a party to, or has any commitment to become a party to any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Group Companies, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303 of Regulation S-K of the Exchange Act), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Group Companies.

Section 3.5No Material Adverse Effect. Since the Latest Balance Sheet Date through the Execution Date, there has been no Material Adverse Effect.

Section 3.6Absence of Certain Developments. Except as set forth on Section 3.6 of the Company Disclosure Schedules, since the Latest Balance Sheet Date, each Group Company has conducted its business in the Ordinary Course of Business in all material respects. Except as set forth on Section 3.6 of the Company Disclosure Schedules, from the Latest Balance Sheet Date through the Execution Date, no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the SPAC’s consent in accordance with Section 5.1.

Section 3.7Real Property.

(a)Section 3.7 of the Company Disclosure Schedules sets forth the address of each Leased Real Property, and a true, correct and complete list of all Leases to which the Company or any Subsidiary of the Company is a party (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases the “Material Leases”). With respect to each of the Material Leases: (i) such Lease is legal, valid, binding and in full force and effect and is Enforceable against the applicable Group Company party thereto, and, to the Knowledge of the Company, against each other party thereto, and no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party (other than Permitted Liens and other than the right of a Group Company’s customers, employees and services providers to use, occupy and access the Leased Real Property in the Ordinary Course of Business); (ii) the applicable Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed in any manner that would materially affect the applicable Group Company’s use of such Leased Real Property and there are no material disputes with respect to such Material Lease; (iii) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Company, does any circumstance exist that, with notice or lapse of time or both would constitute a material default by a Group Company under any Material Lease; (iv) to the Knowledge of the Company, no material default, event or circumstance exists that, with notice or lapse of time or both, would constitute a material default by any counterparty to any such Material Lease; (v) no security deposit or portion thereof deposited with respect such Material Lease has been applied in respect of a breach or default under such Material Lease which has not been redeposited in full; (vi) no Group Company owes any brokerage commissions or finder’s fees with respect to such Material Lease; (vii) the other party to such Material Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Group Company; and (viii) no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Company has made available to the SPAC a true, correct and complete copy of all Material Leases. No Group Company owns fee title to any land.

(b)The Leased Real Property identified in Section 3.7 of the Company Disclosure Schedules comprises all of the material real property used in the business of the Group Companies.

(c)To the Knowledge of the Company, the buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas and mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Leased Real Property and used by any of the Group Companies in the operation of its business as currently conducted are, in all material respects, in good working condition and repair and sufficient for the operation of the business by each applicable Group Company as currently conducted. There are no material structural deficiencies or material latent defects affecting any of the Improvements and, to the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements, in each case, which would, individually or in the aggregate, interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the Company in a manner that is or would be reasonably expected to be material to the Company, taken as a whole. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity affecting any parcel of Leased Real Property; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property that would be reasonably expected to result in a Material Adverse Effect. Each parcel of Leased Real Property has direct access to a public street adjoining such Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any privately owned land, building, improvement or other real property interest which is not included in the Leased Real Property. To the Knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Group Companies as currently conducted on the Leased Real Property.

Section 3.8Tax Matters.

(a)All Income Tax Returns and other material Tax Returns required to be filed by or with respect to each Group Company have been timely filed with the appropriate Governmental Entity pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return) to the appropriate Governmental Entity. Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b)No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The Income Tax Returns of the Group Companies made available to the SPAC reflect all of the jurisdictions in which the Group Companies remit material Income Tax.

(c)There is no Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been or is currently threatened or proposed against any Group Company.

(d)No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(e)No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f)The Company is (and has been for its entire existence) properly treated as a subchapter C corporation for U.S. federal and all applicable state and local Income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local Income Tax purposes as the type of entity set forth opposite its name on Section 3.8(f) of the Company Disclosure Schedules. No election has been made (or is pending) to change any of the foregoing.

(g)No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting made under Code Section 481(c) (or any corresponding or similar provision of any applicable state or local Tax Law) with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) an intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case, described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Laws). No Group Company uses the cash method of accounting for Income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965 of the Code (or any similar provision of state, local or non-U.S. Laws). No Group Company is party to or bound by any closing agreement or similar agreement with any Taxing Authority, the terms of which would have an effect on any Group Company after the Latest Balance Sheet Date.

(h)There is no Lien for Taxes on any of the assets of any Group Company, other than Liens for Taxes not yet due and payable or that may hereafter be paid without penalty.

(i)No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by Contract, by operation of Law or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j)Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed Income Tax Returns) or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed Income Tax Returns).

(k)No Group Company has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(l)To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent, impair or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.9Contracts.

(a)Except as set forth on Section 3.9(a) of the Company Disclosure Schedules, no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i) collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(ii) Contract with any Material Supplier;

(iii)  Contract providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby;

(iv)  Contract pursuant to which the Company or any Company Subsidiary is obligated to pay or entitled to receive more than $100,000 in a calendar year or more than $200,000 in the aggregate over the life of such Contract;

(v)  Contract for the employment or engagement of any employee or other individual service provider of the Company or any Company Subsidiary that provides for total annual compensation in excess of $100,000 per annum (other than an offer letter setting forth the terms of an at-will employment arrangement consistent in all material respects with offer letters used by the Company in the Ordinary Course of Business as of the date hereof) or is not terminable by the Company or such Company Subsidiary, as applicable, upon prior notice of thirty (30) calendar days or less without further Liability;

(vi)  Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, in an amount in excess of $100,000, individually, or $200,000, in the aggregate;

(vii)   Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(viii)    Contracts for the development of (x) material Owned Intellectual Property that is embodied in or distributed with any products or services of a Group Company or is otherwise material Owned Intellectual Property (other than Contracts with any employee or contractor entered into in the Ordinary Course of Business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to one (1) of the Group Companies or any of its Affiliates) and (y) any Intellectual Property for any Person by the Group Companies or any of their controlled Affiliates under which Contract the Group Companies or their applicable controlled Affiliate has any material unperformed obligations other than Contracts with any employee or contractor entered into in the Ordinary Course of Business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Group Companies or any of their Affiliates;

(ix)   (x) Contract entered into for the settlement or avoidance of any dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, (y) Contract pursuant to which any Group Company licenses any Owned Intellectual Property or (z) license or royalty Contract under which the Group Companies license any Intellectual Property from a third party other than non-exclusive licenses of commercially-available Software with total annual payments or a replacement cost of $50,000 or less;

(x)   Contract providing for any Group Company to make any capital contribution to or in any Person;

(xi)   Contract providing for aggregate future payments to or from any Group Company in excess of $100,000 in any calendar year, other than those that can be terminated without material penalty by such Group Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(xii)  joint venture, partnership, strategic alliance or similar Contract;

(xiii)  power of attorney;

(xiv)  Contract that limits or restricts, or purports to limit or restrict, any Group Company (or after the Closing, the SPAC or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction, or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person;

(xv)   Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) a “minimum purchase” requirement; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xvi)  Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business of the Group Companies);

(xvii)  Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding since December 31, 2021, (y) with any Governmental Entity or (z) with respect to any dispute pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xviii)  Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xix)  Contract concerning non-solicitation obligations that are on-going (other than non-solicitation agreements with any of the Group Company’s employees set forth in the applicable Group Company’s standard terms and conditions of sale or standard form of employment agreement or offer letter, copies of which have previously been delivered to the SPAC, or non-disclosure agreements entered into by any of the Group Companies with respect to possible business transactions);

(xx)   Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xxi)  Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $50,000 annually or $100,000 over the life of such Contract;

(xxii)  Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xxiii)  material interest rate, currency or other hedging Contracts;

(xxiv)  Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business and is not material to any Group Company;

(xxv)  Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxvi)  Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, in each case, entered into or consummated after December 31, 2020, other than sales of inventory in the Ordinary Course of Business;

(xxvii)  Contract involving the payment of any earn-out or similar contingent payment on or after the Execution Date; and

(xxviii)  Contracts evidencing any Affiliated Transaction.

(b)Each Contract listed on Section 3.9(a) of the Company Disclosure Schedules (each, a “Material Contract”) is in full force and effect and is Enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. The Company has delivered to, or made available for inspection by, the SPAC a complete and accurate copy of each Material Contract (including all exhibits thereto and all amendments, waivers or other changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company, any other party to any such Material Contract, is in breach thereof or default thereunder (or is alleged to be in breach or default thereunder) and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default thereunder by any Group Company thereunder or, to the Knowledge of the Company, any other party to such Material Contract, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. During the last twelve (12) months, no Group Company has received any written or, to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any Material Contract that such party intends to terminate or not renew such Material Contract.

(c)Section 3.9(c) of the Company Disclosure Schedules sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid thereto by the Group Companies during the twelve (12) month period ended April 30, 2023. Since April 30, 2023, (i) no Material Supplier has cancelled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company, and (ii) there have been no material disputes between any Group Company and any Material Supplier.

Section 3.10 Intellectual Property.

(a)Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of each patented, issued or registered Intellectual Property and applications for the foregoing, in each case, which is owned by or filed in the name of a Group Company (collectively, “Company Registered IP”). All the Company Registered IP is subsisting, and to the Knowledge of the Company valid and enforceable. Each Group Company (i) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (ii) has sufficient rights pursuant to a valid and enforceable license to all other Intellectual Property used in, necessary for or developed for the operation of the business of the Group Companies as currently conducted, and, in each case of clauses (i) and (ii), free and clear of any Liens other than Permitted Liens. Neither the Company Registered IP nor the other Owned Intellectual Property is subject to any outstanding Order restricting the use, enforcement, disclosure or licensing thereof by such Group Company.

(b)None of the Group Companies nor any of the former and current products, services or operations of the business of the Group Companies have, since the Lookback Date, infringed, misappropriated or otherwise violated, or currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. No Group Company has, since the Lookback Date, received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company should license or refrain from using any Intellectual Property) or challenging the ownership, registration, validity or enforcement of any Company Registered IP or other Owned Intellectual Property. No Group Company has, since the Lookback Date, made, against a third party, any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation or other violation (including any claim that such third party should license or refrain from using any Intellectual Property). To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Registered IP or other Owned Intellectual Property. All Company Registered IP has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable

Governmental Entities, and all registration, maintenance and renewal fees due as of the Execution Date in connection with such Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, the European Union or other applicable jurisdictions.

(c)Each Group Company has taken commercially reasonable measures to protect the confidentiality of all of its Trade Secrets and any other confidential information owned by such Group Company, the value of which to such Group Company is contingent upon maintaining the confidentiality thereof. Except as required by applicable Law, no such material Trade Secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a legally recognized duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such Person. Each Person who has participated in the authorship, conception, creation, reduction to practice or development of any Intellectual Property for any Group Company has assigned (pursuant to a present grant of assignment) all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d)The transactions contemplated by this Agreement shall not impair any right, title or interest of any Group Company in or to any Intellectual Property, and immediately subsequent to the Closing, all the Intellectual Property used in, necessary for or developed for the operation of the business of the Group Companies (as presently conducted) will be owned by, licensed to or available for use by the applicable Group Companies on terms and conditions identical to those under which the applicable Group Companies owned, licensed or used the Intellectual Property immediately prior to the Closing, without the payment of any additional amounts or consideration. All Company Registered IP and other Owned Intellectual Property is, and, immediately following the Closing, will be, fully transferable, alienable and licensable by the applicable Group Companies.

Section 3.11 Information Supplied. The information supplied or to be supplied by or on behalf of the Group Companies for inclusion or incorporation by reference in the Registration Statement/Proxy Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (a) not misleading at the time the Registration Statement/Proxy Statement is declared effective by the SEC; and (b) not misleading, in light of the circumstances in which they are made, at the time of the SPAC Special Meeting (subject, in each case, to the qualifications and limitations set forth in the materials provided by or on behalf of the Group Companies or that are included in such filings and/or mailings); provided, that, for the avoidance of doubt, no warranty or representation is made by any of the Group Companies with respect to statements made or incorporated by reference in the Registration Statement/Proxy Statement (or any amendment or supplement thereto) based on information supplied by any of the SPAC Parties or any other party or any of their respective Affiliates for inclusion therein.

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedules, there have not been, since the Lookback Date, and there are no, material Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity, or, to the Knowledge of the Company, any director, officer or employee of any Group Company in their capacities as such or related to the business of the Group Companies. There are no Proceedings pending, initiated or threatened by any Group Company against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 3.13 Brokerage.

Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.13 of the Company Disclosure Schedules (which fees shall, subject to Section 6.11, be the sole responsibility of the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.14 Labor Matters.

(a)The Group Companies have delivered to the SPAC Parties a complete list of all employees and individual consultants of each of the Group Companies as of April 30, 2023, and, as applicable, their respective (i) name or employee number, (ii) classification as exempt or non-exempt under the Fair Labor Standards Act or analogous state laws, (iii) job title, (iv) leave status (including type of leave and anticipated return date), (v) employing entity, (vi) full-time or part time status, (vii) job location and (viii) compensation (i.e., current annual base salary, wage rate or fee (as applicable) and current target bonus and commission opportunity, if any). To the Knowledge of the Company, all employees of the Group Companies are legally permitted to be employed by the Group Companies in the United States. Except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies use or have used can effectively claim the existence of an employment relationship with one of the Group Companies.

(b)No Group Company is a party to or bound by any CBA, and no employees of the Group Companies are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. In the past three (3) years, no labor union or other labor organization, or group of employees of any Group Company, has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Group Company and, to the Knowledge of the Company, no such activities have occurred or been threatened in the past five (5) years. Since the Lookback Date, there have been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, material labor grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, material labor arbitrations or other material labor disputes arising under a CBA or against or affecting any Group Company. The Group Companies have no notice, information, bargaining, consent or consultation obligations owed to any of their employees or any labor union, labor organization or works council or other employee representative, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)The Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours, classification (including employee and independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, restrictive covenants, pay transparency, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all applicable employees and the proper confirmation of employee visas), whistleblowing, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, paid time off, unemployment insurance and the payment of social security, employee provident fund and other Taxes.

(d)There are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any of the Group Companies, or other worker providing services to any Group Company.

(e)Since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(f)Except as would not reasonably be expected to result in material Liabilities to any Group Company, since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to their employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has timely paid in full (or properly accrued) to all of their current or former employees and individual independent contractors all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements, benefits and other compensation due and payable to or on behalf of such current or former employees or individual independent contractors; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified and treated as (x) an independent contractor, consultant, leased employee or other non-employee service provider or (y) an exempt employee, has been properly classified and treated as such for purposes of all applicable Laws, including relating to wage and hour and Tax. None of the Group Companies has material Liability for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(g)To the Knowledge of the Company, no senior executive or employee, with annualized base compensation at or above $100,000, of any Group Company has provided notice of any intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.

(h)To the Knowledge of the Company, no current or former employee, independent contractor or other individual service provider of any Group Company is in any material respect in violation of any term of any employment agreement, consulting agreement, confidentiality agreement, invention assignment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to (i) any Group Company or (ii) any third party with respect to such person’s right to be employed or engaged by a Group Company.

(i)Since the Lookback Date, there have not been any Proceedings initiated, filed or, to the Knowledge of the Company, threatened against any Group Company related to sexual harassment, sexual misconduct, other harassment, discrimination, retaliation or any material policy violation, by or against any current or former director, officer, employee, contractor, agent or individual service provider of any Group Company, and (ii) each Group Company has promptly and thoroughly investigated, and taken reasonable corrective action with respect to, any allegations of sexual harassment, sexual misconduct, other harassment, discrimination, retaliation or material policy violation, by or against any current or former director, officer, employee, contractor, agent or individual service provider of such Group Company. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations or Proceedings.

(j)The Group Companies have not experienced any material employment-related Liability with respect to COVID-19.

Section 3.15 Employee Benefit Plans.

(a)Section 3.15(a) of the Company Disclosure Schedules sets forth a list of each Company Employee Benefit Plan, other than offer letters setting forth the terms of at-will employment that are substantially in the form provided to the SPAC prior to the date hereof and set forth on Section 3.15(a) of the Company Disclosure Schedules, and providing for no severance, change in control or similar or other material payments or benefits. With respect to each Company Employee Benefit Plan, the Company has made available to the SPAC true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recent actuarial valuation report, (v) all related insurance Contracts, trust agreements or other funding arrangements and (vi) all non-routine correspondence with any Governmental Entity.

(b)(i) No Company Employee Benefit Plan provides, and no Group Company has any Liability to provide, retiree, post-ownership or post-termination health or life insurance or any other retiree, post-ownership or post-termination welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan”, as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)Each Company Employee Benefit Plan that is (or has been) intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination or advisory or opinion letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of the tax qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Except as set forth on Section 3.15(c)(i) of the Company Disclosure Schedules, each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Neither the Company nor any employee, officer or director of the Company has engaged in any “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or Section 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan, and, to the Knowledge of the Company, no service provider to any Company Employee Benefit Plan, has caused any “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or Section 407 of ERISA that are not otherwise exempt under Section 408 of ERISA. There is no claim or Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. Except as set forth on Section 3.15(c)(ii) of the Company Disclosure Schedules, the Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d)Except as set forth on Section 3.15(d) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, be reasonably expected to (i) result in any compensation or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding or forfeiture of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness, in whole or in part, of any outstanding loans made by the Group Companies to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies or (v) limit or restrict the Group Companies’ or the SPAC’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e)Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any current or contingent right against the Group Companies to be grossed up for, reimbursed for or otherwise indemnified or made whole for any Tax incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(f)Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, reasonably be expected to result in the payment or provision of any amount or benefit that could, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(g)Section 3.15(a) of the Company Disclosure Schedules sets forth as of the date hereof all of the Company Group’s obligations with respect to any unpaid and accrued bonuses, severance and deferred compensation, whether or not accrued or funded (including deferred compensation payable as deferred purchase price).

Section 3.16 Insurance. As of the Execution Date, the Group Companies maintain property, casualty, workers’ compensation, professional lines, fidelity and other insurance with insurance carriers against operational risks and risks to the assets, properties and employees of the Group Companies with respect to the policy year that includes the Execution Date (the “Insurance Policies”). Each Insurance Policy is Enforceable against the applicable Group Company and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. All premiums due under such policies have been paid in accordance with the terms of each such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied by the underwriters of such Insurance Policy.

Section 3.17 Compliance with Laws; Permits.

(a)(i) Each Group Company is and, since the Lookback Date, has been in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written or, to the Company’s Knowledge, oral notice from any Person alleging a material violation of or noncompliance with any such Laws or Orders.

(b)Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, variances, certificates and authorizations of, or granted by, any Governmental Entity required under Law for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”), and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits or be in compliance with the terms and conditions thereof would not be reasonably expected to result in a Material Adverse Effect. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would be reasonably expected to constitute a material default under such Permit, and no Proceeding is pending or threatened in writing, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business as presently conducted. Each such Permit will continue in full force and effect immediately following Closing.

Section 3.18  Environmental Matters. (a) Each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying with any Permits required by Environmental Law; (b) (i) no Group Company has received any notice or Order regarding any material violation of, or material Liabilities under, any Environmental Laws, in each case, unless fully resolved, and (ii) there are no pending or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (c) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted in or would reasonably be expected to result in material Liability to any of the Group Companies under applicable Environmental Laws; and (d) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case, under Environmental Laws. The Group Companies have provided to the SPAC true and correct copies of all environmental, health and safety assessments, reports and audits and all other material environmental, health and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that, in each case, are in the Group Companies’ possession or reasonable control.

Section 3.19  Title to and Sufficiency of Assets. Each Group Company has sole and exclusive, good and marketable title to, or, in the case of leased or subleased assets, an Enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material, personal property assets, properties, rights and interests (whether real or personal), free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Group Companies immediately after the Closing, in all material respects, as it has been operated for the twelve (12) months prior to the Execution Date.

Section 3.20  Affiliate Transactions. Except (a) for employment relationships entered into and compensation and benefits provided, in each case, in the Ordinary Course of Business, (b) for Contracts entered into after the Execution Date that are either permitted pursuant to Section 5.1 or entered into in accordance with Section 5.1, or (c) as set forth in Section 3.20 of the Company Disclosure Schedules, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party or any “immediate family” member (as such term is defined in Rule 16a-1 of the Exchange Act) of an Interested Party, on the other hand, and (y) no Interested Party or any “immediate family” member (as such term is defined in Rule 16a-1 of the Exchange Act) of an Interested Party (i) owes any amount to any Group Company, (ii) owns any property or right, tangible or intangible, that is used by any Group Company or (iii) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier or landlord of any Group Company (other than in connection with ownership of less than two percent (2%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 3.21 Trade & Anti-Corruption Compliance.

(a)Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been, in the last five (5) years, a Sanctioned Person. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been, in the last five (5) years: (i) operating in, conducting business with or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, in either case, in violation of applicable Sanctions in connection with the business of the Company; (ii)

engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under applicable Laws; or (iii) otherwise in violation of (A) any applicable Sanctions or (B) any applicable Law or U.S. anti-boycott requirements (together “Trade Controls”), in each case, in connection with the business of the Company.

(b)In the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe or any unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties that violates applicable Anti-Corruption Laws, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case, in violation of applicable Anti-Corruption Laws.

(c)As of the Execution Date, there are no, and since the Lookback Date there have been no, Proceedings or Orders alleging any such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 3.22 Data Protection.

(a)Except as set forth in Section 3.22 of the Company Disclosure Schedules, at all times since the Lookback Date, the Company and each of its Affiliates (i) has been in compliance with all Data Privacy and Security Requirements in all material respects, and (ii) has not been subject to any regulatory audits or investigations by any Governmental Entity relating to Data Privacy and Security Requirements. The Company and each of its Affiliates has taken commercially reasonable steps designed to ensure that all Personal Information in its possession and control is protected against unauthorized loss, access, use, modification, disclosure or other use or misuse, and there has been no alleged, suspected or actual Security Incident or other loss, theft or unauthorized access to or misuse of any Personal Information, and no Group Company has provided, or been required to provide, any Security Incident notification to any data subject or Governmental Entity regarding Personal Information.

(b)The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all material Personal Information and material business data processed by or on behalf of the Group Companies in connection with the use and/or operation of their products, services and business. Neither the Company nor any of its Affiliates has received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or any other third party (including data subjects). No individual has been awarded compensation from the Company or any of its Affiliates for a violation of any Data Privacy and Security Requirements, and no written claim for such compensation is outstanding.

(c)Neither the Company nor any of its Affiliates “sells” any Personal Information as such term is defined under applicable Data Privacy and Security Requirements, except in a manner that complies with the applicable Data Privacy and Security Requirements. The execution, delivery and performance of this Agreement by the Group Companies and the consummation by the Group Companies of the transactions contemplated herein comply, in all material respects with all Data Privacy and Security Requirements and other applicable contractual commitments related to the privacy and security of Personal Information to which the Company or any of its Affiliates are bound.

Section 3.23  Information Technology.

(a)The IT Systems and all Proprietary Software: (i) are in sufficiently good working order and operate and perform in accordance with their respective documentation and functional specifications in all material respects and otherwise as required by the Company or any of its Affiliates and are sufficient for the operation of their respective businesses as currently conducted, including as to capacity, scalability, and ability to meet current and anticipated peak volumes in a timely manner and (ii) are free from any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “ransomware” or “worm” (as such terms are commonly understood in the software industry) or other malicious code that would be reasonably expected to have a material impact on the Company and its Subsidiaries.

(b)The Company and each of its Affiliates has implemented with respect to its IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices. The Company and each of its

Affiliates has taken commercially reasonable steps (i) to protect the confidentiality, integrity, accessibility and security of the IT Systems from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) to protect the IT Systems from any bugs, viruses, malware or other harmful, disabling or disruptive code, routine or process.

(c)Since the Lookback Date there has been no alleged, suspected or actual Security Incident or unauthorized access to the IT Systems and, with respect to any of the IT Systems, there has not been any failure, breakdown, continued substandard performance or other adverse event affecting any IT Systems that have caused a material disruption or interruption in or to the use thereof or in or to the conduct of the business of the Company or each of its Affiliates that has not been remedied or replaced in all material respects.

Section 3.24 Unpaid Company Expenses. Section 3.24 of the Company Disclosure Schedules sets forth a complete and accurate list of the Unpaid Company Expenses (a) due and owing as of the date hereof and (b) expected to be due and owing as of the Closing (as estimated in good faith by the Company as of the date hereof), including, for each item on such list, the dollar amount thereof.

Section 3.25 No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY AND ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS HEREOF OR THEREOF, NEITHER THE COMPANY NOR ANY AFFILIATE THEREOF HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED OR MADE AVAILABLE TO ANY SPAC PARTY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION, DOCUMENTS OR MATERIAL PROVIDED OR MADE AVAILABLE TO ANY SPAC PARTY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE) AND (C) ANY ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED TO THE EXTENT ANY SUCH REPRESENTATION OR WARRANTY IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY OR ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS HEREOF OR THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.25 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD (AS DEFINED HEREIN).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SPAC PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the SPAC Disclosure Schedules or as disclosed in the SPAC SEC Documents (that are publicly available and that have been filed by the SPAC with the SEC between the period beginning on January 1, 2023 and ending at least five (5) Business Days prior to the Execution Date (excluding exhibits and disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements)) (provided that it is reasonably apparent on the face of the language disclosed in such SPAC SEC Documents that such disclosure is applicable to a Section of this Article IV), each of the SPAC Parties hereby represents and warrants to the Company as follows as of the Execution Date (except as to any representations and warranties that specifically relate to an earlier date, in which case, such representations and warranties were true and correct as of such earlier date):

Section 4.1Organization; Authority; Enforceability.

(a)Each of the SPAC and Merger Sub is a corporation and is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)The SPAC Parties have all the requisite corporate power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as presently conducted in all respects.

(c)Each SPAC Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or location of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the SPAC Parties, taken as a whole.

(d)No SPAC Party is in violation of any of its Governing Documents. No SPAC Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e)Each SPAC Party has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the Required Vote approving the Required SPAC Stockholder Voting Matters, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements and, subject to the receipt of the Required Vote approving the Required SPAC Stockholder Voting Matters, the consummation of the Transactions, have been duly authorized by all necessary corporate actions, as applicable, including by the SPAC Board and the board of directors of Merger Sub. This Agreement has been (and each of the Ancillary Agreements to which any SPAC Party is or will be a party is or will be) duly executed and delivered by such SPAC Party and are or will be Enforceable against such SPAC Party. No other corporate actions on the part of any SPAC Party, except for the Required Vote approving the Required SPAC Stockholder Voting Matters, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions.

(f)A correct and complete copy of the Governing Documents of the SPAC, as in effect on the Execution Date, are filed as (i) Exhibit 3.1 to the SPAC’s Form 8-K filed with the SEC on January 24, 2022, as amended with an amendment filed as Exhibit 10.11 to the SPAC’s Form 8-K filed with the SEC on April 21, 2023, and (ii) Exhibit 3.4 to the Form S-1 filed with the SEC on August 6, 2021.

Section 4.2Non-contravention. Subject to the receipt of the Required Vote approving the Required SPAC Stockholder Voting Matters and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), none of the execution, delivery and performance of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of the Governing Documents of the SPAC or Merger Sub; (b) other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings under the HSR Act and (iii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or Section 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the Transactions, require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of Indebtedness, guarantee, license agreement, lease or other Contract to which any SPAC Party is a party or by which any SPAC Party or any of its assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any SPAC Party; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate any Law, Order or Lien applicable to any SPAC Party, excluding from the foregoing clauses (b), (c), (d) such requirements, violations or defaults which would not reasonably be expected to be material to the SPAC Parties, taken as a whole, or materially affect any SPAC Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby.

Section 4.3Litigation. There is no, and since each SPAC Party’s incorporation or formation, there has not been any, Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the SPAC, threatened against any SPAC Party or any of their respective properties at Law or in equity, that if decided or resolved would be material to the SPAC, taken as a whole. There are no Proceedings pending, initiated or threatened by any SPAC Party against any other Person, and there have never been any such Proceedings.

Section 4.4Brokerage. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules (which fees shall be the sole responsibility of the SPAC), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the SPAC or any of its Affiliates for which any SPAC Party has any obligation.

Section 4.5Business Activities.

(a)Since its formation, no SPAC Party has conducted any business activities other than activities directed toward the accomplishment of the SPAC’s initial public offering and a Business Combination. Except as set forth in the Governing Documents of the SPAC, there is no Contract, commitment or Order binding upon any SPAC Party or to which any SPAC Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any of the SPAC Parties or any acquisition of property by any of the SPAC Parties or the conduct of business by any of the SPAC Parties after the Closing.

(b)Except for this Agreement and the Transactions, no SPAC Party has any interests, rights, obligations or Liabilities with respect to, and no SPAC Party is party to, bound by or has its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement, no SPAC Party has, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)No SPAC Party has any Liabilities of any nature whatsoever, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of the SPAC as of April 30, 2023, which is attached to Section 4.5(c) of the SPAC Disclosure Schedules (the “SPAC Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements to which any SPAC Party is a party or the performance by the SPAC Parties of their respective obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the applicable SPAC Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law): and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the SPAC Parties or the Sponsor, including with respect to legal, accounting or other advisors incurred by any of the SPAC Parties or the Sponsor in connection with the Transactions.

(d)Since their respective dates of incorporation or formation, each SPAC Party has conducted its business in the Ordinary Course of Business.

Section 4.6Compliance with Laws. Each of the SPAC Parties is, and has been since its incorporation or formation date, in compliance in all respects with all Laws and Orders applicable to the conduct of such SPAC Party and no SPAC Party has received any written or oral notices from any Governmental Entity or any other Person alleging a violation of or noncompliance with any such Laws or Orders, or alleging a violation of or noncompliance with any SPAC Party’s material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, variances, certificates or authorizations of, or granted by, any Governmental Entity required under Law for the conduct of its business as currently conducted, except as would not have a material adverse effect on the SPAC Parties, taken as a whole.

Section 4.7Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and, other than as a result of the entry into this Agreement, has not conducted any business activities and has no assets or Liabilities other than those incidental to its formation.

Section 4.8Tax Matters.

(a)All Income Tax Returns and other material Tax Returns required to be filed by or with respect to each SPAC Party have been timely filed with the appropriate Governmental Entity pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material Tax Returns filed by or with respect to each of the SPAC Parties are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each SPAC Party has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return) to the appropriate Governmental Entity. Each SPAC Party has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each SPAC Party has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b)No written claim has been made by a Taxing Authority in a jurisdiction where a SPAC Party does not file a particular type of Tax Return, or pay a particular type of Tax, that such SPAC Party is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The Income Tax Returns made available by the SPAC to the Company reflect all of the jurisdictions in which any SPAC Party remits material Income Tax.

(c)There is no Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the SPAC, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any SPAC Party. No SPAC Party has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any SPAC Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the SPAC, no such deficiency has been or is currently threatened or proposed against any SPAC Party.

(d)No SPAC Party has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No SPAC Party is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any SPAC Party. No power of attorney granted by any SPAC Party with respect to any Taxes is currently in force.

(e)No SPAC Party has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f)The SPAC is (and has been for its entire existence) properly treated as a subchapter C corporation for U.S. federal and all applicable state and local Income Tax purposes. Each Subsidiary of the SPAC is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local Income Tax purposes as the type of entity set forth opposite its name in Section 4.8(f) of the SPAC Disclosure Schedules. No election has been made (or is pending) to change any of the foregoing.

(g)No SPAC Party will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting made under Code Section 481(c) (or any corresponding or similar provision of any applicable state or local Tax Law) with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) an intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case, described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Laws). No SPAC Party uses the cash method of accounting for Income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965 of the Code (or any similar provision of state, local or non-U.S. Laws). No SPAC Party is party to or bound by any closing agreement or similar agreement with any Taxing Authority, the terms of which would have an effect on any SPAC Party after the Latest Balance Sheet Date.

(h)There is no Lien for Taxes on any of the assets of any SPAC Party, other than Liens for Taxes not yet due and payable or that may hereafter be paid without penalty.

(i)No SPAC Party has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a SPAC Party). No SPAC Party has any actual or potential liability for Taxes of any other Person (other than any SPAC Party) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by Contract, by operation of Law or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No SPAC Party is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j)Other than with respect to other U.S. states and localities, no SPAC Party (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such SPAC Party has filed Income Tax Returns) or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such SPAC Party has filed Income Tax Returns).

(k)No SPAC Party has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No SPAC Party has distributed Equity Interests of another Person, or has had its Equity Interests distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(l)To the Knowledge of the SPAC, there are no facts or circumstances that could reasonably be expected to prevent, impair or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)Section 4.8(k) of the SPAC Disclosure Schedules sets forth the applicable fair market value and dates of all repurchases and/or issuances of stock (as described in Code Section 4501) consummated (or which will be consummated) by a SPAC Party from January 1, 2023 through the Execution Date.

Section 4.9SPAC Capitalization.

(a)Section 4.9(a) of the SPAC Disclosure Schedules sets forth the authorized and outstanding Equity Interests of each of the SPAC and Merger Sub (including the number and class or series (as applicable) of such Equity Interests) as of the Execution Date. The Equity Interests set forth on Section 4.9(a) of the SPAC Disclosure Schedules comprise all of the authorized capital stock or other Equity Interests of each of the SPAC and Merger Sub that are issued and outstanding, in each case, as of the Execution Date.

(b)As of the date of this Agreement, except as set forth on Section 4.9(b) of the SPAC Disclosure Schedules:

(i)there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, convertible securities, distribution interest, phantom equity, equity-based performance interest, profit participation, restricted Equity Interest, other equity-based compensation award, equity appreciation rights, conversion rights or other similar rights to which any SPAC Party is a party or which are binding upon any SPAC Party, or any agreement, arrangement or commitment of any character, whether or not contingent, of any SPAC Party, providing for the offer, issuance or sale, repurchase, acquisition, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement), or any right to make an investment in any other Person (other than this Agreement);

(ii)no SPAC Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person (other than the SPAC Share Redemption);

(iii) no SPAC Party is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Equity Interests of any SPAC Party;

(v)there are no outstanding bonds, debentures, notes or other debtor obligations, the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with holders of Equity Interests of any SPAC Party on any matter; and

(vi) no SPAC Party has violated any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which any SPAC Party is a party (or by which it is bound) in connection with the offer, sale, issuance or allotment of any of its Equity Interests.

(c)All of the Equity Interests of each SPAC Party (i) were issued in compliance with all applicable Laws, (ii) have been duly authorized and validly issued, and (iii) were not issued in breach or violation of any Contract, preemptive rights, call options, rights of first refusal, rights of first offer, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens) or applicable Law.

(d)The SPAC New Common Shares (and any other Equity Interests of the SPAC) to be issued to the holders of the Company’s Equity Interests pursuant to this Agreement will, upon issuance and delivery of the same to such holders of the Company’s Equity Interests at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance with applicable Law, (iii) not be issued in breach or violation of any preemptive rights (or similar rights) created by Law, Governing Documents or Contract, and (iv) be issued to holders of the Company’s Equity Interests such that such holders hold such SPAC New Common Shares (and any other Equity Interests of the SPAC) with good and valid title, free and clear of any Liens other than (I) Securities Liens and (II) any restrictions set forth in the Governing Documents of the SPAC, the Sponsor Letter Agreement or the Security Holder Support Agreement, or as otherwise agreed in writing by any such holder.

(e)Except for the Equity Interests that the SPAC holds in Merger Sub, which constitute one hundred percent (100%) of Merger Sub’s issued and outstanding Equity Interests, the SPAC does not hold any direct or indirect Equity Interests, participation or voting rights or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding). Merger Sub does not hold any direct or indirect Equity Interests, participation or voting rights or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(f)As of the date of this Agreement, no SPAC Party has any obligations with respect to or under any Indebtedness.

Section 4.10 Information Supplied; Registration Statement/Proxy Statement. The information supplied or to be supplied by or on behalf of the SPAC Parties for inclusion or incorporation by reference in the Registration Statement/Proxy Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (a) not misleading at the time the Registration Statement/Proxy Statement is declared effective by the SEC; and (b) not misleading, in light of the circumstances in which they are made, at the time of the SPAC Special Meeting (subject, in each case, to the qualifications and limitations set forth in the materials provided by or on behalf of the SPAC Parties or that are included in such filings and/or mailings); provided, that, for the avoidance of doubt, no warranty or representation is made by any of the SPAC Parties with respect to statements made or incorporated by reference in the Registration Statement/Proxy Statement (or any amendment or supplement thereto) based on information supplied by any of the Group Companies or any other party or any of their respective Affiliates for inclusion therein. Assuming the assuming the truth and accuracy of the information provided by or on behalf of the Group Companies for inclusion therein, the Registration Statement/Proxy Statement will, at the time it is mailed to the SPAC Stockholders, comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement/Proxy Statement.

Section 4.11 Trust Account. As of the Execution Date, the SPAC has at least $41,600,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 or in cash and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is Enforceable against the SPAC. Except as set forth in Section 4.11 of the SPAC Disclosure Schedules, the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the SPAC or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the SPAC. The SPAC is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the SPAC Stockholders who shall have exercised their respective rights to participate in the SPAC Share Redemption, (ii) the underwriters of the SPAC’s initial public offering, who are entitled to a deferred underwriting discount and (iii) the SPAC, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or, to the Knowledge of the SPAC, investigations) pending or, to the Knowledge of the SPAC, threatened with respect to the Trust Account.

Section 4.12 SPAC SEC Documents; Financial Statements; Controls.

(a)The SPAC has timely filed or furnished all SPAC SEC Documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act, as applicable, since the consummation of the initial public offering of the SPAC’s securities. As of their respective dates, each of the SPAC SEC Documents (including all financial statements included therein and all documents incorporated by reference therein, other than exhibits) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to each such SPAC SEC Document (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of (i) the SPAC SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) any other SPAC SEC Documents, submitted after the Execution Date and prior to the Closing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. All SPAC SEC Documents submitted after the Execution Date and prior to the Closing will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to each such SPAC SEC Document (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). There are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the SPAC SEC Documents. To the Knowledge of the SPAC, as of the Execution Date, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Document. No notice of any SEC review or investigation of any SPAC Party or any of the SPAC SEC Documents has been received by any SPAC Party. Since the consummation of the initial public offering of the SPAC, all comment letters received by the SPAC from the SEC or the staff thereof, and all responses to such comment letters filed by or on behalf of the SPAC, are publicly available on the SEC’s EDGAR website.

(b)The SPAC SEC Documents contain true and complete copies of the SPAC’s financial statements. Each of the financial statements of the SPAC included in the SPAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or, if amended, as of the date of such amendment, with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Exchange Act), in the case of audited financials, were audited in accordance with the standards of the PCAOB and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of the SPAC, as of their respective dates and the results of operations and the cash flows of the SPAC for the periods presented therein.

(c)The books of account and other financial records of each SPAC Party have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of each SPAC Party have been properly recorded therein in all material respects. The SPAC has devised and maintains Internal Controls sufficient to provide reasonable assurance (i) that its transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for its assets, (ii) that its transactions are executed only in accordance with the authorization of the SPAC’s management, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the SPAC’s properties or assets, and (iv) that the amount recorded for assets on the books and records of the SPAC is compared with the existing assets thereof at reasonable intervals and appropriate action is taken with respect to any difference.

(d)None of the SPAC, its independent accountant or board of directors (or the audit committee thereof) have identified or been made aware of any (i) “significant deficiency” in the Internal Controls of any SPAC Party, (ii) “material weakness” in the Internal Controls of any SPAC Party, (iii) fraud, whether or not material, that involves any SPAC Party’s management or other employees who have a role in the Internal Controls of any SPAC Party or (iv) complaints regarding a violation of accounting procedures, internal accounting controls or auditing matters, including from employees of any SPAC Party regarding questionable accounting, auditing or legal compliance matters. The Company acknowledges that any restatement, revision or other modification of the SPAC SEC Documents or the SPAC’s financial statements solely as a result of any agreements, orders, comments or other guidance from the staff of the SEC regarding the accounting policies of the SPAC that are generally applicable to special purpose acquisition companies shall not be deemed material for the purposes of this Agreement.

(e)Since the consummation of the initial public offering of the SPAC’s securities, the SPAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SPAC SEC Document. Each such certification is correct and complete. The SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are reasonably designed to ensure that all material information concerning the SPAC is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC filings. As used in this Section 4.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f)The SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.13 Listing. Since its initial public offering, the SPAC has complied, and is currently in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The classes of securities representing issued and outstanding SPAC Shares and SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the SPAC, threatened against the SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister any of the SPAC Public Securities or prohibit or terminate the listing of any of the SPAC Public Securities on the New York Stock Exchange. No SPAC Party has taken any action that would reasonably be likely to result in the termination of the registration of any of the SPAC Public Securities under the Exchange Act or the termination or suspension of the listing or trading of any of the SPAC Public Securities on the New York Stock Exchange, other than in connection with the Transaction (but in any event, subject to the satisfaction of the condition set forth in Section 9.1(d)). No SPAC Party has received any written or, to the Knowledge of the SPAC, oral deficiency notice from the New York Stock Exchange relating to the continued listing requirements of any of the SPAC Public Securities.

Section 4.14 Investment Company; Emerging Growth Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940. The SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act and a “smaller reporting company” under the Exchange Act.

Section 4.15 Inspections; SPAC’s Representations. The SPAC is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Group Companies’ business. The SPAC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (as applicable). The SPAC agrees to engage in the transactions contemplated by this Agreement based upon, and has relied on, its own inspection and examination of the Group Companies’ business and on the accuracy of the representations and warranties of the Company set forth in (a) Article III, (b) any Ancillary Agreements to which the Company is a party or (c) any certificate delivered by the Company pursuant to this Agreement, and disclaims reliance upon any express or implied representations or warranties of any nature made by any of the Group Companies or any of their respective Affiliates or representatives, except for those set forth in (i) Article III, (ii) any Ancillary Agreements to which the Company is a party or (iii) any certificate delivered by the Company pursuant to this Agreement. Notwithstanding the foregoing or anything else in this Agreement, claims or allegations arising from or relating to Fraud on the part of the Company shall not be subject to this Section 4.15.

Section 4.16  Related Person Transactions. Other than the private placement of securities in connection with the SPAC’s initial public offering, there are no transactions or Contracts, or series of related transactions or Contracts, between the Sponsor or any of its Affiliates, on the one hand, and any SPAC Party, any officer, director, manager or Affiliate of any SPAC Party or, to the Knowledge of the SPAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed by the SPAC in the SPAC SEC Documents.

Section 4.17  Employees. Each of SPAC and Merger Sub has no (and has not at any point had any) employees on its payroll, and has not retained any individual independent contractors, other than consultants and advisors in the Ordinary Course of Business. Other than reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, no SPAC Party has any unsatisfied liability with respect to any such officer or director. Each of the SPAC and Merger Sub has not, at any time, maintained, sponsored or contributed to any employee benefit plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (a) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration or other compensation payable to any Person who is or has been an employee of or independent contractor to any SPAC Party (other than fees paid to consultants, advisors, placement agents or underwriters engaged by the SPAC in connection with its initial public offering or this Agreement and the Transactions), to increase or become due to any such Person, or (b) result in forgiveness of any Indebtedness. The consummation of the Transactions could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by the SPAC or Merger Sub to any employee, officer, director or individual consultant or advisor of the SPAC and/or Merger Sub being characterized as an “excess parachute payment” under Section 280G of the Code.

Section 4.18  Insurance. Except for directors’ and officers’ liability insurance maintained by the SPAC, no SPAC Party maintains any insurance policies. With respect to the SPAC’s directors’ and officers’ liability insurance, the policy relating thereto is Enforceable against the SPAC and no written notice of cancellation or termination has been received by any SPAC Party with respect to such policy. All premiums due under such policy have been paid in accordance with the terms of such policy. The SPAC is not in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default under, or permit an increase in premium, cancellation, reduction in coverage, denial or non-renewal with respect to such policy. During the twelve (12) months prior to the Execution Date, there have been no claims by or with respect to any SPAC Party under any insurance policy as to which coverage has been denied or disputed in any respect by any of the underwriters of such insurance policy.

Section 4.19 Agreements; Contracts and Commitments.

(a)Section 4.19(a) of the SPAC Disclosure Schedules sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which the SPAC or Merger Sub is party, including such Contracts by and between the SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of any such Person (the “SPAC Material Contracts”), on the other hand.

(b)Neither any SPAC Party nor, to the Knowledge of the SPAC, any other party thereto is in breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any SPAC Material Contract.

(c)Each of the SPAC Material Contracts is in full force and effect and is Enforceable against the applicable SPAC Party that is party thereto and, to the Knowledge of the SPAC, against each other party thereto. The SPAC has delivered to, or made available for inspection by, the Company a complete and accurate copy of each SPAC Material Contract (including all exhibits thereto and all amendments, waivers or other changes thereto). With respect to all SPAC Material Contracts, none of the SPAC Parties or, to the Knowledge of the SPAC, any other party to any such SPAC Material Contract, is in breach thereof or default thereunder (or is alleged to be in breach or default thereunder) and there does not exist under any SPAC Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default thereunder by any SPAC Party thereunder or, to the Knowledge of the SPAC, any other party to such SPAC Material Contract. During the last twelve (12) months, no SPAC Party has received any written, or to the Knowledge of the SPAC, oral claim or notice of breach of or default under any SPAC Material Contract. To the Knowledge of the SPAC, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such SPAC Material Contract by any SPAC Party or, to the Knowledge of the SPAC, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no SPAC Party has received written notice from any other party to any SPAC Material Contract that such party intends to terminate or not renew any SPAC Material Contract.

(d)As of the date of this Agreement, no SPAC Party is party to any Working Capital Loan.

Section 4.20 Unpaid SPAC Expenses. Section 4.20 of the SPAC Disclosure Schedules sets forth a complete and accurate list of the Unpaid SPAC Expenses (i) incurred on or following May 1, 2023 and due and owing as of the date hereof and (ii) expected to be due and owing as of the Closing (as estimated in good faith by the SPAC as of the date hereof), including, for each item on such list, the dollar amount thereof.

Section 4.21 Extension Amendment. Without limiting the generality of any of the representations and warranties of any of the SPAC Parties contained herein, the Extension Amendment: (a) was duly authorized by all necessary corporate actions of the SPAC; (b) did not (i) conflict with or result in any breach of any provision of any of the Governing Documents of the SPAC; (ii) other than the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the SPAC, dated as of January 19, 2022, with the Secretary of State of the State of Delaware, require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (iii) result in a violation of or a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of Indebtedness, guarantee, license agreement, lease or other Contract to which any SPAC Party is a party or by which any SPAC Party or any of its assets may be bound; (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any SPAC Party; or (v) violate any Law, Order or Lien applicable to any SPAC Party; (c) was effected in compliance in all respects with all Laws, Orders, permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, variances, certificates and/or authorizations of, or granted by, any Governmental Entity required under Law; and (d) was effected in compliance in all respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange.

Section 4.22 Opinion of Financial Advisor. The board of directors of the SPAC has received the opinion of Scalar, LLC (the “Fairness Opinion”) to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered in connection with the preparation thereof as set forth therein, the Transaction Share Consideration to be received by the Company Stockholders in the Merger is fair from a financial point of view to the holders of SPAC Class A Shares. The SPAC will make available to the Company for informational purposes and on a non-reliance basis, a signed copy of the Fairness Opinion as soon as possible following the date of this Agreement.

Section 4.23 No Other Representations and Warranties. EACH SPAC PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY AND ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS HEREOF OR THEREOF, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY OF THE GROUP COMPANIES OR ANY OTHER PERSON OR ENTITY OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OF THE SPAC PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE (1) OR MORE OF THE FOREGOING, AND (B) NONE OF THE SPAC PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY STOCKHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY OR ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS HEREOF OR THEREOF, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.23 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD (AS DEFINED HEREIN).

ARTICLE V

COVENANTS RELATING TO THE CONDUCT OF THE GROUP COMPANIES AND THE SPAC PARTIES

Section 5.1  Interim Operating Covenants of the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article X and the Effective Time (such period, the “Pre-Closing Period”):

(a)the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their respective business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to maintain intact their respective businesses in all material respects and preserve their respective relationships with material suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (x) with the prior written consent of the SPAC (which shall not be unreasonably withheld, conditioned or delayed); (y) as expressly required by applicable Law or expressly contemplated pursuant to the terms hereof or the terms of any Ancillary Agreement, or (z) as set forth on Section 5.1(a) of the Company Disclosure Schedules; and

(b)without limiting Section 5.1(a), except (i) with the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly required by applicable Law or expressly contemplated pursuant to the terms hereof or the terms of any Ancillary Agreement; or (iii) as set forth on Section 5.1(b) of the Company Disclosure Schedules, the Company shall not and shall cause the Company Subsidiaries not to:

(i)(A) amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise), or (B) amend, waive or otherwise modify any of the Convertible Notes Amendments, the Cohen Warrant Amendment or the Leon Warrant Amendment;

(ii)except as may be required by Law, GAAP or any Governmental Entity with competent jurisdiction, make any material change in its financial or tax accounting methods, principles or practices (or change an annual accounting period thereof);

(iii) make, change or revoke any election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material amount of Taxes, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material amount of Taxes, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any Income Tax Return or other material Tax Return, fail to timely file (taking into account valid extensions) any Income Tax Return or other material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of a material amount of Taxes or take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment;

(iv) (A) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests, as applicable, except (x) in connection with the Company Preferred Conversion, the conversion of any Company Warrant or Convertible Note, a Permitted Equity Financing or the Bridge Financing, in each case pursuant to their terms as of the date of this Agreement or the terms and conditions of this Agreement, as applicable, or (y) issuances of Company Common Shares pursuant to the exercise of Company Options in accordance with the terms and conditions of the applicable grant agreement and the applicable Company Equity Plan in effect as of the date hereof, or (B) issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other Equity Interests, except Company Options granted to service providers other than the Key Individual in the Ordinary Course of Business;

(v)declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions to another Group Company;

(vi) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other Equity Interests, as applicable;

(vii)  (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any of its Indebtedness, as applicable, except for, in each of the foregoing cases, (1) additional borrowings permitted under the Silverview Credit Facility that are less than the Indebtedness Threshold and (2) additional furniture, fixtures and equipment loans relating to any Group Company locations;

(viii)  cancel or forgive any Indebtedness owed to any Group Company;

(ix) make any capital expenditure or incur any Liabilities in connection therewith, except for expenditures made in the Ordinary Course of Business;

(x)make or effect any material amendment or termination (other than an expiration in accordance with the terms thereof) of any Material Contract or enter into any Contract that, if entered into prior to the Execution Date, would be a Material Contract, in each case, other than in the Ordinary Course of Business;

(xi) enter into, renew, modify or revise any Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii)  sell, lease, license, assign, transfer, permit to lapse, abandon or otherwise dispose of any of its properties or tangible assets that are, with respect to the Company or any other Group Company, material to the businesses of the Group Companies, except in the Ordinary Course of Business;

(xiii)  sell, lease, license, sublicense, assign, transfer, permit to lapse, abandon or otherwise dispose of or encumber any rights under or with respect to any Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business, or disclose any Confidential Information or Trade Secret to any Person except pursuant to a written agreement entered into in the Ordinary Course of Business requiring that Person to maintain the confidentiality of, and preserving all rights of the applicable Group Company in, such Confidential Information or Trade Secret;

(xiv)  adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xv)   grant or otherwise create, or consent to the creation of, any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Property, other than in connection with any Indebtedness permitted by clause (vii) above;

(xvi)  fail to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be materially reduced, except as replaced by a substantially similar insurance policy;

(xvii)  make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) in the Ordinary Course of Business, (B) as required by applicable Law or pursuant to a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to the SPAC prior to the Execution Date and set forth on Section 3.15(a) of the Company Disclosure Schedules or (C) entering into any Company Employee Benefit Plan with any employee or other individual service provider hired, engaged or promoted by any of the Group Companies following the Execution Date in the Ordinary Course of Business; provided, that the Company shall not and shall cause the Company Subsidiaries not to take any action otherwise permitted by clauses (A) in its entirety with respect to the Key Individual, clause (B) (pursuant to a Company Employee Benefit Plan with respect to the Key Individual and clause (C) with respect to promotion of the Key Individual;

(xviii)  pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any retention, sale, change-in-control or other similar bonus, severance or similar compensation or benefits, in each case, other than as required pursuant to applicable Law or a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to the SPAC prior to the Execution Date and is set forth on Section 3.15(a) of the Company Disclosure Schedules;

(xix)  other than as required by applicable Law, as typically carried out in the Ordinary Course of Business or as required for the annual insurance renewal for health and/or welfare benefits, establish, modify, amend, terminate, enter into, commence participation in or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date; provided, that the Company shall not and shall cause the Company Subsidiaries not to enter into, commence participation in or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date with respect to the Key Individual, solely to the extent that the Key Individual is treated in a disproportionate manner relative to all other employees of the Company;

(xx)  hire or engage (other than to fill a vacancy), furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $250,000;

(xxi)  except as required by applicable Law, negotiate, modify, extend, terminate or enter into any CBA or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of any Group Company;

(xxii)  implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice or other obligations under the WARN Act;

(xxiii)  waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Group Companies, as applicable;

(xxiv)buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed $50,000 individually or $100,000 in the aggregate;

(xxv)  enter into any new line of business;

(xxvi)  make any material change to any of its cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xxvii)  amend, extend, renew, terminate or modify, in any material respect (excluding extensions, amendments and renewals effectuated in the Ordinary Course of Business), any Material Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property (other than, in each case, entering into, amending, modifying or revising of leases for future locations of one or more Group Companies on terms substantially consistent with market standard terms); or

(xxviii)agree to or authorize or commit in writing to do any of the foregoing.

(c)Nothing contained herein shall be deemed to give any of the SPAC Parties, directly or indirectly, the right to control or direct any Group Company or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 5.2Interim Operating Covenants of the SPAC.

(a)During the Pre-Closing Period, except (i) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as expressly required by this Agreement or by any Ancillary Agreement or (iii) as set forth on Section 5.2(a)(1) of the SPAC Disclosure Schedules, each SPAC Party shall conduct and operate its business in the Ordinary Course of Business and, without limiting the foregoing, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby or by any Ancillary Agreement; or (z) as set forth on Section 5.2(a)(2) of the SPAC Disclosure Schedules, no SPAC Party shall:

(i)amend or otherwise modify any of its Governing Documents or any of the SPAC Ancillary Documents or the Trust Agreement (in each case, including by merger, consolidation or otherwise);

(ii)withdraw any of the Trust Amount, other than as expressly permitted by the Governing Documents of the SPAC or the Trust Agreement;

(iii) other than in connection with any subscription agreement to be entered into with PIPE Investors (in accordance with the terms hereof), issue or sell, or authorize to issue or sell, any Equity Interests, or any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any SPAC Party;

(iv) other than in connection with the SPAC Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to any of the equityholders of any SPAC Party;

(v) adjust, split, combine, consolidate, exchange, redeem (other than through a SPAC Share Redemption) or reclassify, or purchase or otherwise acquire, any of its Equity Interests, or otherwise change any of the SPAC Class A Shares or SPAC Class B Shares into a different number of units or shares or a different class of Equity Interests;

(vi)  (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, other than (x) drawing down additional Indebtedness under the existing terms of the Working Capital Loans in effect as of the date hereof in order to finance working capital needs of the SPAC in accordance with their terms or (y) entering into new Working Capital Loans, in each case, on substantially similar terms as those in effect as of the date hereof under the existing Working Capital Loans and in order to pay actual, documented, bona fide third party costs incurred by the SPAC in connection with the operation of the SPAC, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any of its Indebtedness;

(vii)  enter into, renew, modify or revise any Contract or transaction with the Sponsor, or otherwise enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by any SPAC Party to the Sponsor, any of any SPAC Party’s officers or directors or any Affiliate of the Sponsor, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(viii)  enter into any new line of business;

(ix) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(x)(x) acquire (including by merger, consolidation or acquisition of Equity Interests or assets or any other business combination) any corporation, partnership or other business organization or otherwise acquire any Equity Interests or material assets from any third party, (y) enter into any strategic joint venture, partnership or alliance with any other Person or (z) make any loan or advance or investment in any third party or initiate the start-up of any new business or joint venture or form any non-wholly owned Subsidiary;

(xi) change its jurisdiction of Tax residence;

(xii) (x) hire any employee or (y) adopt or enter into any employee benefit plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, manager, director or other individual service provider of any SPAC Party (for the avoidance of doubt, other than consultants, advisors, including legal counsel or institutional service providers, engaged by the SPAC));

(xiii) except as may be required by applicable Law, GAAP or any Governmental Entity with competent jurisdiction, or upon recommendation from its accountants or auditors, make any material change in its financial or tax accounting methods, principles or practices (or change an annual accounting period thereof);

(xiv) make, change or revoke any election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material amount of Taxes, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material amount of Taxes, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any Income Tax Return or other material Tax Return, fail to timely file (taking into account valid extensions) any Income Tax Return or other material Tax Return required to be filed, file any Tax Return in a manner inconsistent with its past practices, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of a material amount of Taxes or take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment;

(xv) commit to making or make or incur any capital commitment or capital expenditure;

(xvi) waive, release, assign, settle or compromise any pending or threatened Proceeding or any investigations or actions by any Governmental Entity under any federal or state Antitrust Laws that are threatened, initiated or continued before or after the expiration, or early termination, of the waiting period under the HSR Act or any other Antitrust Laws;

(xvii) convert or agree to convert any Indebtedness (including Indebtedness pursuant to which any amount is owed to the Sponsor or any Affiliate thereof) into SPAC Warrants or other warrants; or

(xviii) agree to or authorize or commit in writing to do any of the foregoing.

(b)Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct any SPAC Party prior to the Closing. Prior to the Closing, the SPAC Parties shall exercise, consistent with the terms and conditions hereof, control over their business.

ARTICLE VI

PRE-CLOSING AGREEMENTS

Section 6.1Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and each SPAC Party shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the Transactions prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of its Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.2Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), and provision of notice thereof to the Trustee (which notice the SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Governing Documents of the SPAC, at the Closing, the SPAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to the SPAC Stockholders who shall have validly elected to redeem their respective SPAC Shares and use its best efforts to cause the Trustee to pay as and when due the amounts due pursuant to the terms of the Trust Agreement.

Section 6.3Status Preservation.

(a)Listing. During the Pre-Closing Period, the SPAC shall use its reasonable best efforts to ensure the SPAC Class A Shares and SPAC Warrants continue to be listed on the New York Stock Exchange.

(b)Qualification as an Emerging Growth Company. The SPAC shall, at all times during the Pre-Closing Period, use reasonable best efforts to (i) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company” under the Exchange Act, and (ii) not take any action that, in and of itself, would cause the SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act or “smaller reporting company” under the Exchange Act.

(c)Public Filings. During the Pre-Closing Period, the SPAC will use reasonable best efforts to have timely filed or furnished (as applicable) all forms, reports, schedules, statements and other documents required to be filed or furnished by it with or to the SEC under the Securities Act or the Exchange Act, and will otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.4Stock Exchange Listing. Prior to the Closing, the SPAC shall use its reasonable best efforts to cause the SPAC New Common Shares to be issued in connection with the Transactions to be approved for listing on the Stock Exchange, including by submitting, prior to the Closing, an initial listing application with the Stock Exchange (the “Stock Exchange Listing Application”) with respect to such shares, subject to official notice of issuance. The Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the SPAC with respect to, and shall otherwise reasonably assist and cooperate with the SPAC in connection with, the preparation and filing of the Stock Exchange Listing Application.

Section 6.5Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that it shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein. Each Party acknowledges and agrees that it is aware, and each of its Affiliates and representatives is aware (or, upon receipt of any material nonpublic information of another Party, will be advised) of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees that, during the Pre-Closing Period, except in connection with the Permitted Equity Financing or the PIPE Investment, in each case, in accordance with Section 6.12, while such Party is in possession of such material nonpublic information, it shall not, directly or indirectly (through any of its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.6Access to Information. During the Pre-Closing Period, upon reasonable prior written notice to the Company, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of the SPAC and the SPAC reasonable access, during normal business hours, to the properties, employees, books and records of the Group Companies, as applicable; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, any of the SPAC Parties or any of their respective representatives if such access or disclosure, in the good faith, reasonable belief of the Company, (a) would waive any legal privilege or (b) would be in violation of any applicable Contracts, Laws or regulations of any Governmental Entity (including the HSR Act). Any such access shall be conducted in a manner not to materially interfere with the businesses or operations of any of the Group Companies.

Section 6.7Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 9.1, Section 9.2 or Section 9.3 to be satisfied.

Section 6.8Regulatory Approvals; Efforts.

(a)Each Party shall use its reasonable best efforts to file promptly all notices, reports and other documents required to be filed by such Party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than fifteen (15) Business Days after the Execution Date; (ii) to the extent available, request early termination of the waiting period under the HSR Act; (iii) make any and all necessary responses to any requests for additional information and documentary material made by any Governmental Entity pursuant to the HSR Act or any other Antitrust Laws; and (iv) otherwise use its reasonable best efforts to cause the expiration or early termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as practicable. The Parties shall use their reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall furnish, or cause to be furnished, to each other Party’s legal counsel such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws. Each Party, through its legal counsel, shall promptly inform the other Parties of any material communication between itself (including any of its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to be paid to any Governmental Entity in order to obtain any such approvals, consents or Orders shall be paid by the Company; provided, however, the Company and the SPAC shall each bear fifty percent (50%) of the HSR Act filing fee.

(b)The Parties shall keep each other apprised of the status of the matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish each other with copies of notices or other communications between any Party (including any of their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. To the extent certain competitively sensitive information cannot be shared between any Parties, such information may be shared by their respective legal counsel on an “Outside Counsel Only” basis. Each Party shall give each other Party and its legal counsel a reasonable opportunity to review in advance, and consider in good faith the views and input of such other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and unless forbidden by the relevant Governmental Entity, give each other Party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c)Each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.8(c), each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration or early termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date. Without limiting the foregoing, the SPAC Parties agree that their respective reasonable best efforts obligations under this Section 6.8 shall include consenting to any divestiture or other structural or conduct relief with respect to the Group Companies and/or the SPAC Parties and their respective Subsidiaries in order to obtain clearance from any Governmental Entity in connection with the HSR Act or other applicable Antitrust Laws, and contesting, administratively or in court, as the case may be, any lawsuit, administrative proceeding, ruling, order or other action of any Governmental Entity in connection with the HSR Act or other applicable Antitrust Laws that may have the effect of delaying or blocking the closing of the transactions contemplated by this Agreement.

Section 6.9Communications; Press Release; SEC Filings.

(a)Prior to the Closing, none of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such public announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party (it being understood and agreed that, to the extent practicable, such public announcement shall be in a form mutually agreeable to the Company and the SPAC and otherwise the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties) and (ii) each

Company Stockholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality; provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Registration Statement/Proxy Statement and the Signing Form 8-K) to its directors, officers, managers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

(b)As promptly as practicable following the Execution Date, the SPAC shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), which shall be subject to the review and comment of the Company, which comments shall be considered in good faith by the SPAC, and the SPAC and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(c)As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and the SPAC shall file with the SEC a registration statement on Form S-4 relating to the Transactions and containing a prospectus and proxy statement of the SPAC (collectively, as amended or supplemented, the “Registration Statement/Proxy Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (x) soliciting proxies from the SPAC Stockholders to vote at the SPAC Special Meeting in favor of the SPAC Stockholder Voting Matters and (y) the registration under the Securities Act of the offer and issuance of the SPAC New Common Shares that constitute the Aggregate Transaction Share Consideration. The SPAC shall use its reasonable best efforts to (i) cause the Registration Statement/Proxy Statement to be declared effective as promptly as reasonably practicable, and (ii) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the SPAC shall cause the same to be mailed to its stockholders of record, as of the record date (the “SPAC Record Date”) to be established by the SPAC Board prior to or as promptly as practicable after, but in any event no more than five (5) Business Days following, the date the SEC confirms that it has completed its review of the Registration Statement/Proxy Statement.

(d)Prior to filing with the SEC, the SPAC will make available to the Company drafts of the Registration Statement/Proxy Statement and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Registration Statement/Proxy Statement or such other document, including responses to any SEC comment letters, and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The SPAC will advise the Company, promptly after it receives notice thereof, of (i) the time when the Registration Statement/Proxy Statement has been filed; (ii) receipt of oral or written notification of the completion of the review of the Registration Statement/Proxy Statement by the SEC; (iii) the filing of any supplement or amendment to the Registration Statement/Proxy Statement; (iv) any request by the SEC for amendment of, or supplements to, the Registration Statement/Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Registration Statement/Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information in connection with the Registration Statement/Proxy Statement, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between any SPAC Party and any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement/Proxy Statement. In consultation with the Company, the SPAC shall promptly respond to any comments of the SEC on the Registration Statement/Proxy Statement, and the Parties shall use their respective reasonable best efforts to (x) reasonably assist and cooperate with each other in preparation of the Registration Statement/Proxy Statement, and (y) respond as promptly as reasonably practicable to and resolve any comments made by the SEC with respect to the Registration Statement/Proxy Statement.

(e)If, at any time prior to the SPAC Special Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement/Proxy Statement, so that the Registration Statement/Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties and the SPAC shall promptly file (and the SPAC and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, transmit to the SPAC Stockholders such amendment or supplement to the Registration Statement/Proxy Statement containing such information.

(f)The Parties acknowledge that a substantial portion of the SPAC SEC Documents filed or furnished in connection with the transactions contemplated hereby shall include disclosure regarding the Group Companies and the business of the Group Companies and the management, operations and financial condition of the Group Companies. Accordingly, the Company agrees to, and the Company agrees to cause the other Group Companies to, as promptly as reasonably practicable, provide the SPAC with all information concerning the Company Stockholders, the Company and the other Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be filed in any SPAC SEC Document. The Company shall, and the Company shall cause the other Group Companies to, make their respective directors, officers, managers and employees, in each case, during normal business hours and upon reasonable advanced notice, available to the SPAC and its legal counsel, auditors and other Representatives in connection with the drafting of the Registration Statement/Proxy Statement and any other SPAC SEC Document as reasonably requested by the applicable party, and respond in a timely manner to comments thereto from the SEC. The SPAC shall use its reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, the SPAC shall be responsible, and the Company shall reasonably cooperate with the SPAC, in connection with (i) preparation for inclusion in the Registration Statement/Proxy Statement and the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement/Proxy Statement or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement/Proxy Statement, the Closing Form 8-K, the transactions set forth under this Agreement or applicable Law. The Company shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and the SPAC shall consider such comments in good faith.

(g)At least five (5) days prior to Closing, the SPAC shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”), which shall be subject to the review and comment of the Company, which comments shall be considered in good faith by the SPAC. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (the “Closing Press Release”). Concurrently with the Closing, the SPAC shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h)The Company shall provide to SPAC as promptly as practicable after the Execution Date (i) all audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement/Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); (ii) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement/Proxy Statement and Closing Form 8-K (including pro forma financial information) and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company were subject thereto), as necessary for inclusion in the Registration Statement/Proxy Statement and Closing Form 8-K (including pro forma financial information).

Section 6.10 SPAC Special Meeting. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the SPAC, acting through the SPAC Board, shall take all actions in accordance with applicable Law, and the Governing Documents of the SPAC, and the rules of the Stock Exchange, to duly call, give notice of, convene and promptly hold the SPAC Special Meeting for the purpose of considering and voting upon the SPAC Stockholder Voting Matters, which meeting shall be held not more than twenty-five (25) days after the date on which the SPAC completes the mailing of the Registration Statement/Proxy Statement to the SPAC Stockholders pursuant to the terms of this Agreement. The SPAC Board shall recommend adoption of this Agreement and approval of the SPAC Stockholder Voting Matters and include such recommendation in the Registration Statement/Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the SPAC Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify, the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the approval of the SPAC Stockholder Voting Matters, (b) adopt, approve, endorse or recommend a Competing Transaction or (c) agree to take any of the foregoing actions. Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, obtaining approval of the Required SPAC Stockholder Voting Matters, the SPAC Board may change, withdraw, withhold, qualify or modify, or publicly propose to or resolve to change, withdraw, withhold, qualify or modify, the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the approval of the SPAC Stockholder Voting Matters (any such action, a “Change in Recommendation”) if the SPAC Board determines in good faith, after consultation with its legal counsel, that a failure to make a Change in Recommendation would violate its fiduciaries duties under applicable Law; provided that the SPAC Board shall not be entitled to make, or agree to make, a Change in Recommendation (i) until the SPAC delivers to the Company a written notice (a “SPAC Recommendation Change Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law, (ii) until 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which the SPAC delivered the SPAC Recommendation Change Notice to the Company (it being understood and agreed that any material development (as reasonably determined by the SPAC Board and notified to the Company in writing) with respect to a potential Change in Recommendation shall require a new notice but with an additional three (3)-Business Day (instead of five (5)-Business Day) period from the date of such notice) (the “SPAC Recommendation Change Notice Period”), and the SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the SPAC Recommendation Change Notice Period to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, (iii) if the Company requests negotiations in accordance with the foregoing clause (ii), until after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the SPAC Recommendation Change Notice Period, offered in writing in a manner that would form a binding Contract if accepted by the SPAC (and Merger Sub), and (iv) after complying with the foregoing clauses (i) through (iii), until the SPAC reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law (with such reaffirmation being simultaneously communicated to the Company in writing). For the avoidance of doubt, the occurrence of a SPAC Intervening Event, a Change in Recommendation or other circumstance will not affect the SPAC’s obligations pursuant to this Section 6.10 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement, including the SPAC’s obligation to establish the SPAC Record Date, duly call, give notice of, convene and hold the SPAC Special Meeting for the purpose of seeking approval of the SPAC Stockholder Voting Matters, and the SPAC agrees to establish the SPAC Record Date, duly call, give notice of, convene and hold the SPAC Special Meeting and submit for the approval of the SPAC Stockholders the SPAC Stockholder Voting Matters, in each case, as contemplated by this Section 6.10, regardless of whether there shall have occurred any SPAC Intervening Event, Change in Recommendation or other circumstance. Unless this Agreement has been duly terminated in accordance with the terms herein, the SPAC shall take all reasonable lawful action to solicit from the SPAC Stockholders proxies in favor of the proposal to adopt this Agreement and approve the SPAC Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the SPAC Stockholder Voting Matters. Notwithstanding anything to the contrary contained in this Agreement, the SPAC may (and, in the case of the following clause (ii), at the request of the Company, shall) adjourn the SPAC Special Meeting for a period of no longer than fifteen (15) calendar days: (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Registration Statement/Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law be provided to the SPAC Stockholders; (ii), in each case, for one (1) or more periods, (x) if as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Registration Statement/Proxy Statement), there are insufficient voting Equity Interests of the SPAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Special Meeting or (y) in order to solicit additional proxies from the SPAC Stockholders for purposes of obtaining approval of the Required Vote with respect to the Required SPAC Stockholder Voting Matters; or (iii) to seek withdrawals of redemption requests from the SPAC Stockholders; provided, that, in the event of any such adjournment, the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 6.11 Expenses. Except as otherwise set forth in this Agreement (including Section 10.3), all fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and (subject to Section 10.3) the SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (b) if the Closing occurs, then the SPAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses. During the Pre-Closing Period, the SPAC shall promptly provide the Company with written notice (email being sufficient) of any Reimbursable SPAC Expenses individually in excess of $100,000 that are incurred by the SPAC.

Section 6.12 Financing; Financing Cooperation.

(a)Permitted Equity Financing. During the Pre-Closing Period and subject to compliance with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange and the Company Charter, the Company (in its sole discretion) may enter into one (1) or more arms-length subscription or similar agreements with Strategic Investors; provided that, unless otherwise agreed by the SPAC and the Company in writing, each Permitted Equity Financing Subscription Agreement (i) if it provides for an investment in the Company, shall provide for the sale of shares of the Company’s Series I Convertible Preferred

Stock for $25.00 per share in cash prior to the Closing and shall otherwise be in the same form as the Series I Preferred Stock Purchase Agreement other than de minimis changes, or (ii) if it provides for an investment in the SPAC, shall provide for the sale of SPAC New Common Shares for $10.00 per share in cash at Closing, in a form mutually agreed to by the SPAC and the Company (each such financing, collectively, “Permitted Equity Financing”, and each such subscription or similar agreement with a Strategic Investor, a “Permitted Equity Financing Subscription Agreement”). The proceeds raised from the Strategic Investors via the Permitted Equity Financing shall not in any case exceed $25,000,000 in the aggregate. For the avoidance of doubt, no Permitted Equity Financing Subscription Agreement shall require the Sponsor to transfer SPAC Shares unless otherwise agreed by the Sponsor. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Company shall have no obligation to pursue or consummate any Permitted Equity Financing and the obligations of the Parties to consummate the Closing shall not be conditioned upon the consummation of any Permitted Equity Financing.

(b)The PIPE Investment. During the Pre-Closing Period and subject to compliance with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange, the SPAC shall use its reasonable best efforts to obtain additional financing commitments from certain third party investors (the “PIPE Investors”) by entering into subscription agreements in form and substance reasonably satisfactory to the Company (the “PIPE Subscription Agreements”), pursuant to which the PIPE Investors will commit to make a private investment in the public equity of the SPAC by way of subscribing for SPAC Class A Shares for a gross purchase price of $10.00 per share in cash at Closing and resulting in aggregate gross proceeds to the SPAC of up to $57,000,000, less the aggregate gross proceeds from any Interim Series I Issuance(s) (collectively, the “PIPE Investment”). Each of the PIPE Investors shall be an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the obligations of the Parties to consummate the Closing shall not be conditioned upon the consummation of a specific minimum amount of the PIPE Investment; provided, for the avoidance of doubt, that the Company’s obligation to consummate the Closing is subject to the satisfaction (or waiver by the Company in its sole discretion) of the Minimum Cash Amount condition set forth in Section 9.3(e). In the event that one (1) or more PIPE Subscription Agreements is entered into by the SPAC in connection with the PIPE Investment, (i) the SPAC may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of any such PIPE Subscription Agreement or any remedy thereunder, in each case, without the prior written consent of the Company, other than immaterial or ministerial modifications or waivers, (ii) the SPAC shall use its reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by each such PIPE Subscription Agreement on the terms and subject to the conditions described therein, including satisfying on a timely basis all conditions and covenants applicable to the SPAC and otherwise complying with its obligations thereunder, (iii) if all conditions in any such PIPE Subscription Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, the SPAC shall consummate the transactions contemplated by each such PIPE Subscription Agreement at or prior to the Closing, (iv) the SPAC shall deliver notices to counterparties to each such PIPE Subscription Agreement as required by and in the manner set forth therein in order to cause timely funding in advance of the Closing, (v) the SPAC shall enforce its rights under each such PIPE Subscription Agreement to cause the applicable PIPE Investors to fund the amounts set forth therein and (vi) the SPAC shall provide prompt written notice to the Company if any counterparty to any PIPE Subscription Agreement notifies the SPAC of any breach of any representation or other agreement contained in any such PIPE Subscription Agreement by such counterparty. For the avoidance of doubt, the SPAC shall not enter into any agreements (including any side letters) or understandings, written or oral, in connection with the PIPE Investment other than the PIPE Subscription Agreements.

(c)Series I Financing. During the Pre-Closing Period, upon written instruction from the Sponsor, the Company shall issue up to an additional $7,000,000 in the aggregate of Series I Convertible Preferred Stock of the Company (an “Interim Series I Issuance”); provided, that (i) the definitive agreements for any Interim Series I Issuance shall be in the same form as the Series I Preferred Stock Purchase Agreement other than de minimis changes and (ii) the Company shall only issue such additional Series I Convertible Preferred Stock of the Company concurrently with the Company’s receipt of proceeds thereof. The Interim Series I Issuances, if any, shall, for all purposes under this Agreement, constitute “Bridge Financing” for all purposes hereunder.

(d)Cooperation. Prior to the Closing, each Party shall use its reasonable best efforts to provide to the other Parties, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide, in each case, at any requesting Party’s sole expense (with respect to out-of-pocket expenses), all cooperation reasonably requested by such Party that is customary in connection with completing (i) the PIPE Investment and/or (ii) the Permitted Equity Financing (provided that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any Party), which reasonable best efforts shall include, among other things, a Party’s (A) furnishing, reasonably promptly following receipt of a request therefore, information regarding such Party (including information to be used in the preparation of one (1) or more information packages regarding the business, operations, financial projections and prospects of any Party) customary for such financing activities, to the extent reasonably available, (B) causing such Party’s senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions and drafting sessions, (C) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by another Party or any financing sources of such other Party to permit the consummation of such financing activities, and (D) cooperating with requests for due diligence to the extent customary and reasonable. Notwithstanding the foregoing, no Party or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any financing activities of another Party.

Section 6.13 Directors and Officers.

(a)The SPAC A&R CoI and the SPAC A&R Bylaws shall from and after the Effective Time contain provisions no less favorable with respect to indemnification, exculpation, advancement and expense reimbursement than are set forth in the Governing Documents of the SPAC as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of any individual who, at or prior to the Effective Time, served as a director, manager or officer of the SPAC (collectively, with each such Person’s heirs, executors and/or administrators, the “SPAC Indemnified Persons”), unless such modification shall be required by applicable Law. From and after the Effective Time, the SPAC shall indemnify and hold harmless the SPAC Indemnified Persons (and advance expenses of the SPAC Indemnified Persons in connection with the defense of any Proceeding) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the applicable Governing Documents in effect as of the Execution Date and any indemnification agreement between the SPAC and any SPAC Indemnified Person in effect as of the Execution Date (collectively, the “SPAC D&O Provisions”), and each Party acknowledges and agrees that the SPAC D&O Provisions are rights of Contract. Without limiting the foregoing, the SPAC shall maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the SPAC Indemnified Persons than the SPAC D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify any such provision in any respect that would affect in any manner any of the SPAC Indemnified Persons’ rights, or the SPAC’s obligations, thereunder.

(b)The Governing Documents of the Company shall from and after the Effective Time contain provisions no less favorable with respect to indemnification, exculpation, advancement and expense reimbursement than are set forth in the Governing Documents of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of any individual who, at or prior to the Effective Time, served as a director, manager or officer of any Group Company or who, at the request of any Group Company, served as a director, manager or officer of another Person (collectively, with each such Person’s heirs, executors and/or administrators, the “Company Indemnified Persons”), unless such modification shall be required by applicable Law. From and after the Effective Time, the SPAC shall indemnify and hold harmless the Company Indemnified Persons (and advance expenses of the Company Indemnified Persons in connection with the defense of any Proceeding) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the applicable Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Company Indemnified Person in effect as of the Execution Date (collectively, the “Company D&O Provisions”), and each Party acknowledges and agrees that the Company D&O Provisions are rights of Contract. Without limiting the foregoing, the SPAC shall cause each of the Group Companies to, maintain, for a period of six (6) years following the Closing Date, provisions in their respective Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the Company Indemnified Persons than the Company D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify any such provision in any respect that would affect in any manner any of the Company Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(c)For a period of six (6) years from and after the Closing Date, the SPAC shall either (i) purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the SPAC Indemnified Persons with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by the current policies of the SPAC, except that, in no event shall the SPAC be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the SPAC for such insurance policy for the year ended 2023 (the “Maximum Annual Premium”) (it being understood and agreed that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the SPAC will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the current directors’ and officers’ liability insurance carrier of the SPAC) or (ii) purchase and maintain “run-off” coverage as provided by the SPAC’s directors’ and officers’ liability insurance policies, in each case, covering those Persons who are covered on the Execution Date by such directors’ and officers’ liability insurance policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage currently provided by the current directors’ and officers’ liability insurance policies of the SPAC (the “SPAC Tail Policy”), except that, if the SPAC is unable to obtain or maintain the SPAC Tail Policy for an amount less than or equal to the Maximum Annual Premium, the SPAC will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)At or prior to the Closing Date, the SPAC and/or the Company may purchase (and, in such event, the SPAC and/or the Company shall maintain in effect for a period of six (6) years thereafter) “run-off” coverage as provided by any Group Company’s directors’ and officers’ liability insurance policies, in each case, covering those Persons who are covered on the Execution Date by such directors’ and officers’ liability insurance policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage currently provided by the current directors’ and officers’ liability insurance policies of the Group Companies (the “Company Tail Policy”), except that, if the SPAC and/or the Company is unable to obtain or maintain the Company Tail Policy for an amount less than or equal to the Maximum Annual Premium, the SPAC and/or the Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(e)No claims made under or in respect of the Company Tail Policy (or any directors’ and officers’ liability insurance policy) related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The SPAC Indemnified Persons and the Company Indemnified Persons are intended third party beneficiaries of this Section 6.13 and the obligations under this Section 6.13 shall not be terminated or modified in any manner that is adverse to any SPAC Indemnified Person or Company Indemnified Person (and their respective successors and assigns).

Section 6.14 Affiliate Obligations. On or before the Closing Date, except as provided for in this Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction, other than those listed in Section 6.14 of the Company Disclosure Schedules, to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the SPAC.

Section 6.15 Intentionally Omitted.

Section 6.16No SPAC Share Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated by this Agreement (including in any Permitted Equity Financing Subscription Agreement), neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the SPAC without the prior written consent of the SPAC.

Section 6.17 Exclusivity. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, no Party shall, and each Party shall direct its Affiliates not to, and each Party shall (and shall direct its Affiliates to) cause its Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit or initiate any Competing Transaction or take any action to knowingly facilitate or encourage any Person or group of Persons other than the Parties and their respective Affiliates, representatives and agents (a “Competing Party”), to enter into any agreement in principle, letter of intent, term sheet or definitive agreement, or make any filing with the SEC (including the filing of any registration statement) or other Governmental Entity, with respect to a Competing Transaction; (b) enter into, participate in or continue or otherwise engage in any discussions or negotiations with any Competing Party regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to any Party or Subsidiary thereof or any of their respective assets or businesses, or afford access to the assets, business, properties, books or records of any Party or any Subsidiary thereof to a Competing Party, in all cases, for the purpose of assisting with or facilitating a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

Section 6.18 2023 Omnibus Incentive Plan; ESPP. In accordance with Section 6.10 (and subject to approval by the SPAC Stockholders as contemplated thereunder), the SPAC Board shall approve and adopt an equity incentive plan in form and substance reasonably satisfactory to the Company and the SPAC (the “2023 Omnibus Incentive Plan”), in the manner prescribed under applicable Laws, reserving a number of SPAC New Common Shares for grants thereunder equal to fifteen percent (15%) (inclusive of the unvested Company Options outstanding as of the Closing) of the number of SPAC New Common Shares outstanding following the Closing on a fully diluted basis (as of the Closing Date) after giving effect to the transactions contemplated hereby, including the PIPE Investment, determined assuming that no SPAC Stockholders will exercise their respective rights to participate in the SPAC Share Redemption. The 2023 Omnibus Incentive Plan will provide that the SPAC New Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2025 fiscal year to an amount equal to fifteen percent (15%) of the number of SPAC New Common Shares outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis (inclusive of all outstanding equity awards granted pursuant to the 2023 Omnibus Incentive Plan as of such date and, if applicable, all outstanding purchase rights granted pursuant to the ESPP (as defined below) as of such date) or such lesser amount as determined by the administrator of the 2023 Omnibus Incentive Plan. In addition, to the extent determined by the SPAC and the Company as necessary or desirable, in accordance with Section 6.10 (and subject to approval by the SPAC Stockholders as contemplated thereunder), the SPAC Board shall approve and adopt an employee stock purchase plan in form and substance reasonably satisfactory to the Company and the SPAC (the “ESPP”) in the manner prescribed under Section 423 of the Code and other applicable Laws, which shall provide for (i) an initial reserve of a number of SPAC New Common Shares issuable thereunder with respect to the exercise of purchase rights granted thereunder, equal to up to one percent (1%) of the number of SPAC New Common Shares outstanding following the Closing on a fully diluted basis (as of the Closing Date) after giving effect to the transactions contemplated hereby, including the PIPE Investment, determined assuming that no SPAC Stockholders will exercise their respective rights to participate in the SPAC Share Redemption. In such event, the ESPP will provide that the SPAC New Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2025 fiscal year by an amount equal to one percent (1%) of the number of SPAC New Common Shares outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis or such lesser amount as determined by the administrator of the ESPP.

Section 6.19 Section 16 Matters. Prior to the Effective Time, the SPAC shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisition or disposition of Equity Interests of the SPAC, as applicable (including Equity Interests deliverable upon exercise, vesting or settlement of any derivative Equity Interests), that occurs or is deemed to occur by reason of the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions (including as a director by deputization) to be approved for the purposes of exemption under Rule 16b-3 promulgated under the Exchange Act, as applicable.

Section 6.20 Company Written Consent. The Company shall use its best efforts to obtain and deliver to the SPAC the Requisite Company Stockholder Approval, (a) in substantially the form of a written consent attached hereto as Exhibit H (the “Company Written Consent”) as soon as reasonably practicable after the Registration Statement/Proxy Statement is declared effective under the Securities Act and delivered or otherwise made available to the Company Stockholders, and, in any event, before 11:59 pm Central on the third (3rd) full Business Day after the SPAC provides the Company with written notice that the Registration Statement/Proxy Statement has been declared effective under the Securities Act (the “Company Written Consent Deadline”), and (b) in accordance with the terms and subject to the conditions of the Company’s Governing Documents.

Section 6.21 Employment Compliance Matters. As promptly as practicable following the execution of this Agreement, the Company shall use reasonable best efforts to take the actions set forth on Section 6.21(a) and Section 6.21(b) of the Company Schedules.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1Books and Records. The SPAC shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (a) six (6) years after the Closing Date and (b) any applicable statutory or regulatory retention period, as the same may be extended. This Section 7.1 shall not apply to Taxes or Tax matters, which are the subject of Section 8.1.

ARTICLE VIII TAX MATTERS

Section 8.1Certain Tax Matters.

(a)Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company or SPAC Party. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Group Companies and the SPAC Parties shall retain all books and records with respect to Tax matters pertinent to the Group Companies and the SPAC Parties relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into thereby with any Taxing Authority. The Group Companies and the SPAC Parties shall provide any information reasonably requested to allow the SPAC or any Group Company, as applicable, to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 8.1(a) shall not apply to any dispute or threatened dispute among or between any of the Parties.

(b)The SPAC shall cause the applicable Group Company to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Group Companies and the SPAC Parties will, and will cause their respective controlled Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(c)The Parties shall, and shall cause each of their respective applicable controlled Affiliates to, prepare and file all Tax Returns consistent with the Intended Tax Treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger, and not take any position inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(d)Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, the Company, the SPAC and their respective Affiliates, representatives and advisors shall not be required to provide a tax opinion regarding the Intended Tax Treatment. For the avoidance of doubt, in the event there is any tax opinion required by the SEC (or its staff) to be provided in connection with the Registration Statement/Proxy Statement, and if such opinion is being provided by a tax counsel, such opinion shall be provided by Company tax counsel and to the extent requested by such Company tax counsel, the Parties shall take commercially reasonably efforts to execute and deliver customary tax representation letters to such Company tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion.

(e)This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the SPAC Parties and the Group Companies shall not (and not permit or cause any of their controlled Affiliates, Subsidiaries or Representatives to) take any action which, to its Knowledge, could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment. To the extent any Company Shares will be repurchased or otherwise settled in cash in connection with the Transactions (or immediately prior to the consummation of the Transactions), the SPAC Parties and the Group Companies agree that the cash consideration for such settlement shall be furnished by solely the Company (and not by any SPAC Party), and the Company and the SPAC will cooperate to document such arrangement. Notwithstanding anything to the contrary herein, if, after the date hereof, the Company and the SPAC mutually determine (acting reasonably and in good faith) that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction

Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify; [provided, however, that failure of the Parties to agree to an Alternative Transaction Structure shall not cause any condition to Closing set forth herein not to be satisfied or otherwise cause any breach of this Agreement; and provided, further, that any actions taken pursuant to this Section 8.1(e), (i) shall not (A) without the consent of each of the Parties, alter or change the amount, nature or mix of the consideration payable hereunder or (B) impose any economic or other costs on any Party that are more than immaterial and (ii) shall be capable of consummation without delay in relation to the structure contemplated herein.]

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF PARTIES

Section 9.1Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a)Governmental Authorizations. Each applicable waiting period under the HSR Act relating to the Transactions shall have expired, been terminated or obtained (or be deemed, by applicable Law, to have been obtained), as applicable.

(b)No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c)Required Vote. The Required Vote approving each of the Required SPAC Stockholder Voting Matters shall have been obtained in accordance with the DGCL, the applicable Governing Documents of the SPAC and the rules and regulations of the New York Stock Exchange.

(d)Listing. The SPAC’s initial listing application with the Stock Exchange in connection with the Transactions shall have been conditionally approved and, immediately following the Effective Time, the SPAC shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange, and the SPAC New Common Shares issued in connection with the Transactions shall have been approved for listing on the Stock Exchange.

(e)Certificate of Merger. The Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware.

(f)Written Consent. A true and correct copy of the Company Written Consent executed by the requisite Company Stockholders shall have been delivered to the SPAC.

Section 9.2Conditions to the Obligations of the SPAC Parties. The obligations of the SPAC Parties to consummate the transactions to be performed by each applicable SPAC Party in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)Representations and Warranties.

(i)The representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations and the representation and warranty in Section 3.5), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein (other than in respect of the defined terms “Material Contract”, “Material Lease” and “Material Supplier”), shall be true and correct as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect;

(ii)the representation and warranty set forth in Section 3.5 will be true and correct in all respects of the Closing Date; and

(iii)The Company Fundamental Representations (other than the representations in Section 3.3) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their respective terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects

(except for such representations and warranties that are qualified by their respective terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of such date), and the representations and warranties set forth in Section 3.3 shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b)Performance and Obligations of the Company. The covenants and agreements of the Company to be performed or complied with by the Company on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)Officers Certificate. The Company shall have delivered to the SPAC a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), dated as of the Closing Date, certifying, with respect to the Company, that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e)Appraisal Rights. Holders of not more than ten percent (10%) of the outstanding Company Shares (as determined immediately prior to the Effective Time on an as converted to Company Common Shares basis) shall have demanded, properly and in writing, appraisal for Company Shares held by such Company Stockholders in accordance with Section 262 of the DGCL.

(f)Company Deliverables. The Company shall have delivered (or caused to be delivered) to the SPAC the various certificates, instruments and documents referred to in Section 2.6(b).

Section 9.3Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a)Representations and Warranties.

(i)The representations and warranties of the SPAC Parties set forth in Article IV (other than the SPAC Parties Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would have a material adverse effect on any SPAC Party.

(ii)The SPAC Parties Fundamental Representations (other than the representations and warranties set forth in Section 4.9) in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date), and the representations and warranties set forth in Section 4.9 shall be true and correct in all respects as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b)Performance and Obligations of the SPAC Parties. The covenants and agreements of the SPAC Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)Officers Certificate. The SPAC shall have delivered to the Company a duly executed certificate from a director or an officer of the SPAC (the “SPAC Bring-Down Certificate”), dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d)SPAC Deliverables. The SPAC shall have delivered to the Company (and, to the extent required in Section 2.6(a), to the Trustee) the various certificates, instruments and documents referred to in Section 2.6(a).

(e)Minimum Cash Amount. Immediately prior to the Closing, the sum of (i) the Trust Amount net of any SPAC Share Redemption; plus (ii) the total amount received (or to be received at the Closing) by the SPAC in respect of the PIPE Investment; plus (iii) the Bridge Amount received (or to be received) prior to or on the Execution Date by the Company in respect of the Bridge Financing; plus (iv) fifty percent (50%) of the total amount received (or to be received at the Closing) by the Company or the SPAC, as applicable, in respect of the Permitted Equity Financing (if any), shall, in the aggregate, be equal to or greater than the Minimum Cash Amount.

Section 9.4Frustration of Closing Conditions. None of the Company or any SPAC Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of such Person to be satisfied.

Section 9.5Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE X
TERMINATION

Section 10.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)by the mutual written consent of the Company and the SPAC;

(b)by either the Company or the SPAC by written notice to the other if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal, or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement herein results in or is the primary cause of such final, non-appealable Law or Order;

(c)by either the Company or the SPAC by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before December 24, 2023 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement, and such material breach is the primary cause of or has resulted in the failure of the closing of the transactions contemplated hereby on or before the Outside Date;

(d)by the Company by written notice to the SPAC, if any SPAC Party breaches in any material respect any of their respective representations or warranties contained herein or any SPAC Party breaches or fails to perform in any material respect any of their respective covenants or agreements contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s obligation to consummate the transactions contemplated hereby set forth in Section 9.3(a) or Section 9.3(b) hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the SPAC by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if any Group Company is then in material breach of any representation, warranty, covenant or agreement contained herein and such breach would give rise to a failure of any condition to the SPAC’s obligations to consummate the transactions contemplated hereby set forth in Section 9.2(a) or Section 9.2(b);

(e)by the SPAC by written notice to the Company, if any Group Company breaches in any material respect any of their respective representations or warranties contained herein or any Group Company breaches or fails to perform in any material respect any of their respective covenants or agreements contained herein, which breach or failure to perform (i) would render a condition precedent to the SPAC Parties’ obligations to consummate the transactions contemplated hereby set forth in Section 9.2(a) or Section 9.2(b) hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by the SPAC, cannot be cured or has not been cured by the later of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the SPAC has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the SPAC if any SPAC Party is then in breach of any representation, warranty, covenant or agreement contained herein and such breach would give rise to a failure of any condition to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 9.3(a) or Section 9.3(b);

(f)by the SPAC, if the Company Written Consent shall not have been obtained by the Company and delivered to the SPAC by the Company Written Consent Deadline (or the Company Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time);

(g)by the Company, if at any time prior to the Closing, the SPAC Board, to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.10, effects a Change in Recommendation; or

(h)by the Company, in the event that (i) the Company and the SPAC mutually determine in writing (acting reasonably and in good faith) that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Parties are unable to mutually agree on an Alternative Transaction Structure.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.9(a), Section 6.11, this Section 10.2, Section 10.3 and Article XI hereof shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful and Material breach of this Agreement prior to such termination.

Section 10.3 Expense Reimbursement.

(a)Notwithstanding Section 6.11, in the event there is a termination of this Agreement (other than by the Company pursuant to Section 10.1(d) due to a Willful and Material Breach by SPAC, the Reimbursable SPAC Expenses shall be borne and paid in the following manner: (i) first, the SPAC shall bear and pay up to $400,000 in Reimbursable SPAC Expenses and (ii) second, to the extent there remain Reimbursable SPAC Expenses after giving effect to Section 10.3(a)(i), the Company shall bear and pay the Reimbursable SPAC Expenses; provided, that, in no event shall the Company bear and pay Reimbursable SPAC Expenses pursuant to this Section 10.3(a)(ii) in excess of $1,500,000 (the payments by the Company contemplated by Section 10.3(a)(ii), the “Expense Reimbursement”).

(b)Following the date hereof, in the event that (i) a Reimbursable SPAC Expense becomes due and payable by the SPAC, (ii) the SPAC has already borne and paid $400,000 in Reimbursable SPAC Expenses, and (iii) the Company has borne and paid less than $1,500,000 in Reimbursable SPAC Expenses, the Company shall pay the SPAC, or any service provider designated by the SPAC in writing, such Reimbursable SPAC Expense by wire transfer of immediately available funds within ten (10) Business Days after the Company receives a written statement from the SPAC setting forth the amount of the Reimbursable SPAC Expense (along with reasonable supporting documentation).

(c)In the event that the Expense Reimbursement is payable by the Company pursuant to Section 10.3(a), the Company shall pay the SPAC, or any service provider designated by the SPAC in writing, such Expense Reimbursement by wire transfer of immediately available funds within ten (10) Business Days after the Company receives a written statement from the SPAC setting forth the amount of the Expense Reimbursement.

(d)In the event that the SPAC reasonably estimates that Reimbursable SPAC Expenses will exceed an aggregate of $1,900,000 (such excess, “Excess Reimbursable SPAC Expenses”), the SPAC shall deliver notice to the Company in writing (email being sufficient) (an “Excess Expense Notice”). Following receipt of an Excess Expense Notice, the Company and the SPAC shall negotiate in good faith to agree upon an allocation of all Excess Reimbursable SPAC Expenses. Upon delivery of an Excess Expense Notice and notwithstanding anything to the contrary in this Agreement, the SPAC shall not be required to incur any costs or expenses the SPAC reasonably determines to be Excess Reimbursable SPAC Expenses until the Company and the SPAC have agreed to the allocation described in the previous sentence (the “Excess Expenses Agreement Time”, and the time from the Excess Expense Notice and until the Excess Expenses Agreement Time, the “Limitation Period”).

ARTICLE XI
MISCELLANEOUS

Section 11.1Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the SPAC and the Company (subject, to the extent required after the Requisite Company Stockholder Approval, to the applicable approvals of the Company Stockholders). No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 11.2Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail (with confirmation of transmission requested or received) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.2, notices, demands and communications to the Company and a SPAC Party shall be sent to their respective addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing to one another):

Notices to the SPAC Parties:	with copies (which shall not constitute notice) to:

Banyan Acquisition Corporation	Kirkland & Ellis LLP
400 Skokie Blvd. Ste. 820	601 Lexington Avenue
Northbrook, IL 60062	New York, New York 10002
Attention: Jerry Hyman	Attention: Carlo Zenkner, P.C.; Christian Nagler,
E-mail: jerry@banyanacquisition.com	P.C.; Peter Seligson, P.C.; Peter C. Fritz;
E-mail: carlo.zenkner@kirkland.com;
christian.nagler@kirkland.com;
peter.seligson@kirkland.com;
peter.fritz@kirkland.com

Notices to the Company (prior to the Closing):	with copies (which shall not constitute notice) to:

Pinstripes, Inc.	Katten Muchin Rosenman LLP
1150 Willow Road	525 W. Monroe St.
Northbrook, IL 60062	Chicago, IL 60661
Attention: Dale Schwartz	Attention: Mark Wood; Christopher Atkinson;
E-mail: dale@pinstripes.com	Harold Davidson

Email: mark.wood@katten.com;
christopher.atkinson@katten.com;
harold.davidson@katten.com

Section 11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the SPAC) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 11.3 shall be null and void.

Section 11.4 Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision (or part thereof) as may be possible.

Section 11.5 Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the respective meanings set forth herein. The use of the word “including” herein shall mean “including, without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that, if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that, with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (for the avoidance of doubt, excluding, in each case, any purchase orders, work orders or statements of work, in each case, in the Ordinary Course of Business and so long as such purchase order, work order or statement of work contains primarily economic terms) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective legal counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to each SPAC Party if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Panther – External Data Room” online data site hosted by Box for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the SPAC’s Representatives (including counsel) via e-mail, in each case, with respect to the representations and warranties contained in Article III and Article IV, at least one (1) Business Day prior to the Execution Date or the Closing Date, as applicable.

Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the letter of intent between the SPAC and the Company, dated as of April 25, 2023), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their respective rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement and the Ancillary Agreements. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 11.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise affect the Parties’ or their respective Affiliates’ Equity Interests or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement and (y) the Confidentiality Agreement), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company or operating agreements, limited partnership agreements and/or other similar Governing Documents of any of the Parties or their respective Subsidiaries.

Section 11.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case, without giving effect to any choice-of-law or conflict-of-laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF SUCH PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the applicable Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of any such Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 11.8 Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements set forth in this Agreement or in any Ancillary Agreement or any certificate or Letter of Transmittal delivered hereunder, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their respective terms contemplate performance, in each case, in whole or in part, after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms, of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 11.9 Trust Account Waiver. Reference is made to the SPAC’s final prospectus, dated as of January 19, 2022, and filed with the SEC (the “Prospectus”). The Company understands that the SPAC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public shareholders (the “Public Stockholders”) and certain other parties (including the underwriters of the IPO), and that the SPAC may only disburse monies from the Trust Account as described in the Prospectus. For and in consideration of the SPAC’s entry into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees that it does not now have nor shall it have at any time hereafter any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to

(a) the Public Stockholders upon the redemption of their respective shares in the SPAC Share Redemption, and (b) the underwriters of the IPO in respect of their respective deferred underwriting commissions of funds held in the Trust Account, in each case, as set forth in the Trust Agreement (collectively, the “Trust Distributions”), nor does it have a right to make any claim against the Trust Account (including any Trust Distributions) arising as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself, its controlled Affiliates, the Company Subsidiaries and their controlled Affiliates (collectively, the “Releasing Parties”) hereby irrevocably waives any Released Claims that any of the Releasing Parties may have against the Trust Account (including any Trust Distributions) now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account (including any Trust Distributions) for any reason whatsoever as a result of, or arising out of, this Agreement (including for an alleged breach of this Agreement). The Company (on behalf of the Releasing Parties) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC to induce the SPAC to enter into this Agreement. To the extent a Releasing Party commences any action or proceeding based upon, in connection with, relating to or arising out of this Agreement, which proceeding seeks, in whole or in part, monetary relief against the SPAC, the Company hereby acknowledges and agrees that its remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Releasing Party to have any claim against the Trust Account (including any Trust Distributions) or any amounts contained therein. Notwithstanding the foregoing or anything to the contrary contained herein, the foregoing waiver will not limit or prohibit a Releasing Party from pursuing a claim against the SPAC or Merger Sub or any other Person (i) for legal relief against monies or other assets of the SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for the SPAC or Merger Sub to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemption and payment of any deferred underwriting commissions)) or (ii) for damages for breach of this Agreement against the SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and the SPAC consummates a business combination transaction with another party.

Section 11.10  Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one (1) or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same instrument. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 11.11  Specific Performance. Each Party acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that, in the event any of the provisions hereof are not performed in accordance with their respective specific terms or otherwise are breached, money damages would be inadequate (and therefore, the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without the posting of a bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein and the terms and provisions hereof or thereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance or other equitable relief on the basis that any of the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 11.11 shall not be required to prove economic harm or provide any bond or other security in connection with any such injunction.

Section 11.12  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 11.14 and (y) the SPAC Indemnified Persons and the Company Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.13).

Section 11.13  Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication to any third party that any fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not, by reason only of such inclusion, be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, or represent a determination that such item or matter did not arise in the Ordinary Course of Business, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes. Moreover, in disclosing the information in the Schedules, the Parties, to the fullest extent permitted by Law, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential in accordance with Section 6.5 by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 11.14  No Recourse. Notwithstanding anything that may be expressed or implied herein or any document, agreement or instrument delivered contemporaneously herewith, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their respective successors or permitted assigns), against any former, current or future general or limited partner, manager, shareholder or member of any Party (or any of their respective successors or permitted assigns) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but, in each case, not including the Parties (each, but excluding, for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise), by or on behalf of such Party against a Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, or under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of or by reason of such obligations or their respective creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to or bound by such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to any such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14.

Section 11.15  Equitable Adjustments. If the SPAC Class A Shares, the SPAC Class B Shares or the SPAC New Common Shares shall have been changed into a different number of units or shares or a different class, with the prior written consent of the Company, by reason of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares or units of SPAC Shares or SPAC New Common Shares will be appropriately adjusted to provide to the Company Stockholders and the SPAC Stockholders the same economic effect as contemplated hereby prior to such event.

Section 11.16  Legal Representation and Privilege.

(a)The Company.

(i)Each Party hereby agrees, on behalf of itself, its Affiliates and its and their respective directors, managers, officers, owners and employees, and each of their respective successors and assigns (all such parties, collectively, the “Waiving Parties”), that Katten Muchin Rosenman LLP (or any successor thereto) (“Katten”) may represent the Company or any of the Company Equityholders and/or any of their respective directors, managers, officers, owners, employees, Subsidiaries, Affiliates or Representatives (collectively, the “Company Group”), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “Company Post-Closing Representation”), notwithstanding its representation (or any continued representation) of any

Group Company or the SPAC in connection with the transactions contemplated by this Agreement, and each Party, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to any of the Waiving Parties. Each of the Parties acknowledges and agrees that the foregoing provision applies whether or not Katten provides legal services to any Group Company after the Closing Date.

(ii)Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Katten (or any other counsel that represented any Group Company), the Group Companies and/or any member of the Company Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable Group Company (but, in all cases, for the avoidance of doubt, excluding any other Subsidiary of the SPAC) and are exclusively controlled by the applicable Group Company, and shall not pass to or be claimed by the SPAC, any other Subsidiary of the SPAC or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Katten (or any other counsel that represented any of the Group Companies), any Group Company and/or any member of the Company Group prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or any of its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b)SPAC.

(i)Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (“Kirkland”) (or any successor thereto) may represent the Sponsor, the other equityholders of the SPAC prior to the Closing or the equityholders of the Sponsor and/or any of their respective directors, managers, officers, owners, employees, Affiliates or Representatives (the “Sponsor Group”) (it being understood and agreed that no Group Company shall be deemed an Affiliate for purposes of this definition) in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “SPAC Post-Closing Representation”), notwithstanding its representation (or any continued representation) of the SPAC Parties in connection with the transactions contemplated by this Agreement, and each Party, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the SPAC Post-Closing Representation may be directly adverse to any of the Waiving Parties. Each of the Parties acknowledges and agrees that the foregoing provision applies whether or not Kirkland provides legal services to the SPAC Parties after the Closing Date.

(ii)Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented any of the SPAC Parties), the SPAC and/or any member of the Sponsor Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney- client privilege and the expectation of client confidence and work product and other immunities belong solely to the SPAC and are exclusively controlled by the SPAC, and shall not pass to or be claimed by any other Party or Waiving Party, other than the SPAC. From and after the Closing, each Party (other than the SPAC) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the SPAC), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented the SPAC), the SPAC and/or any member of the Sponsor Group occurring prior to the Closing in connection with any SPAC Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or any of its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the SPAC.

Section 11.17  Acknowledgements.

(a)The Company. The Company specifically acknowledges and agrees to the SPAC’s disclaimers of any representations or warranties other than those set forth in (i) Article IV, (ii) any Ancillary Agreement to which any of the SPAC Parties is party or (iii) any certificate delivered by any of the SPAC Parties pursuant to this Agreement or any such Ancillary Agreement, whether made by one (1) of the SPAC Parties or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, its Affiliates or Representatives by either the SPAC Parties or any of their respective Affiliates or Representatives), other than those set forth in (x) Article IV, (y) any Ancillary Agreement to which any of the SPAC Parties is party or (z) any certificate delivered by any of the SPAC Parties pursuant to this Agreement or any such Ancillary Agreement. The Company (I) specifically acknowledges and agrees that, except for the representations and warranties set forth in (A) Article IV, (B) any Ancillary Agreement to which any of the SPAC Parties is party or (C) any certificate delivered by any of the SPAC Parties pursuant to this Agreement or any such Ancillary Agreement, neither the SPAC Parties nor any of their respective Affiliates or Representatives has made any other express or implied representation or warranty with respect to the SPAC Parties, their respective assets or Liabilities, their respective business or the Transactions, and (II) with respect to the SPAC Parties, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

(b)SPAC. Each SPAC Party specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in (i) Article III, (ii) any Ancillary Agreement to which the Company is party or (iii) any certificate delivered by the Company pursuant to this Agreement, whether made by the Company or any of its Affiliates or Representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to any of the SPAC Parties or any of their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of the SPAC Parties or any of their respective Affiliates or Representatives by the Company or any of its Affiliates or Representatives), other than those set forth in (x) Article III, (y) any Ancillary Agreement to which the Company is party or (z) any certificate delivered by the Company pursuant to this Agreement. Each SPAC Party (I) specifically acknowledges and agrees that, except for the representations and warranties set forth in (A) Article III, (B) any Ancillary Agreement to which the Company is party or (C) any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its Affiliates or Representatives has made any other express or implied representation or warranty with respect to any Group Company, any of their respective assets or Liabilities or business or the Transactions, and (II) with respect to the Group Companies, irrevocably and unconditionally waives and relinquishes any and all rights or Proceedings (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC PARTIES:

PANTHER MERGER SUB INC.

By:	/s/ Keith Jaffee
Name:	Keith Jaffee
Title:	President

BANYAN ACQUISITION CORPORATION

By:	/s/ Keith Jaffee
Name:	Keith Jaffee
Title:	Chief Executive Officer

COMPANY:

PINSTRIPES, INC.

By:	/s/ Dale Schwartz
Name:	Dale Schwartz
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

EXHIBIT A

SERIES I PREFERRED STOCK PURCHASE AGREEMENT

(see attached)

Exhibit A to Business Combination Agreement

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SECURITIES PURCHASE AGREEMENT

among

MIDDLETON PINSTRIPES INVESTOR LLC,

MIDDLETON PINSTRIPES INVESTOR SBS LLC

and

PINSTRIPES, INC.

June 22, 2023

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PINSTRIPES, INC.

SECURITIES PURCHASE AGREEMENT

Dated as of June 22, 2023

To the Investors (as defined below)

Ladies and Gentlemen:

This Securities Purchase Agreement (this “Agreement”) is being written for the purpose of setting forth the terms of the understandings between Pinstripes, Inc., a Delaware corporation (the “Company”), and each of you in connection with the purchase by each of you and the sale by the Company of shares of Series I Preferred Stock (as defined below), as set forth below. Certain capitalized terms used herein shall have the meanings set forth in Section 9.1 hereof.

If you are in agreement with the terms and conditions set forth herein, please sign this Agreement and return it to the Company, whereupon this Agreement shall represent a legally binding agreement between each of you and the Company and shall supersede any prior agreement or understanding between each of you and the Company with regard to the sale and purchase of the Shares (as defined below) as contemplated herein.

SECTION 1.  AUTHORIZATION OF PREFERRED STOCK

The Company has authorized and created a series of its Preferred Stock (as defined below) consisting of 3,000,000 shares, $0.01 par value per share, designated as its “Series I Convertible Preferred Stock” (the “Series I Preferred Stock”). The terms, limitations and relative rights and preferences of the Series I Preferred Stock are set forth in the Certificate of Designations of the Series I Convertible Preferred Stock of the Company, a copy of which is attached hereto as Exhibit A (as the same may be further amended from time to time, the “Certificate of Designations”), and that certain letter agreement, dated as of the Closing Date, by and between the Company and the Investors, a copy of which is attached hereto as Exhibit B (as the same may be further amended from time to time, the “Letter Agreement”).

SECTION 2.  PURCHASE AND SALE OF SECURITIES

2.1.  Initial Issuance of Series I Preferred Stock.

Subject to the terms and conditions herein and in reliance upon the respective representations, warranties and covenants contained herein, on the date hereof (the “Closing Date”), the Company shall sell and issue to each of Middleton Pinstripes Investor LLC, a Delaware limited liability company and Middleton Pinstripes Investor SBS LLC, a Delaware limited liability company (the “Investors”), the number of shares of Series I Preferred Stock set forth opposite the Investors’ names on Schedule I hereto (the “Shares”), at a purchase price of twenty-five dollars ($25.00) per share (the “Per Share Price”) and for the aggregate purchase price set forth opposite the Investors’ names on Schedule I hereto (the “Purchase Price”). Such sale and purchase shall be effected on the Closing Date by the Company executing and delivering to the Investors, duly registered in its name, one or more duly executed stock certificates evidencing the Shares being purchased by the Investors, against delivery by the Investors to the Company of the Purchase Price payable by the Investors by wire transfer of immediately available funds to the account listed on Exhibit C.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors that, except as set forth on the correspondingly numbered section of the disclosure schedule, if any, delivered to the Investors in connection herewith:

3.1.	Corporate Organization

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached hereto as Exhibit D and Exhibit E, respectively, are true and complete copies of the Third Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Amended and Restated

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Bylaws of the Company (the “Bylaws” and together with the Certificate of Incorporation, the “Organizational Documents”), each as amended through the date hereof. The Organizational Documents contain all amendments thereto through the date hereof.

(b)The Company has all requisite corporate power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted in all material respects. The Company has all requisite corporate power and authority to (i) execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; (ii) sell and issue the Shares to the Investors; and (iii) issue the shares of its Common Stock issuable upon conversion of the Shares.

3.2.Capitalization

(a)Immediately prior to the issuance of Shares on the Closing Date: (i) the authorized capital stock of the Company consists of 60,000,000 shares of which 35,000,000 shares are Common Stock, par value $0.01 per share, and 25,000,000 shares are Preferred Stock, par value $0.01 per share, of which the Company is authorized to issue (A) 2,301,200 shares of Series A Preferred Stock, (B) 471,164 shares of Series B Preferred Stock, (C) 240,000 shares of Series C Preferred Stock, (D) 1,992,636 shares of Series D-1 Preferred Stock, (E) 1,237,009 shares of Series D-2 Preferred Stock, (F) 5,000,000 shares of Series E Preferred Stock, (G) 4,125,000 shares of Series F Convertible Preferred Stock, (H) 500,000 shares of Series G Convertible Preferred Stock, (I) 3,000,000 shares of Series H Convertible Preferred Stock and (J) 3,000,000 shares of Series I Preferred Stock; (ii) the issued and outstanding shares of capital stock of the Company consist of 6,262,412 shares of Common Stock and 10,203,945 shares of Preferred Stock, consisting of (I) 2,301,200 shares of Series A Preferred Stock, (II) 464,914 shares of Series B Preferred Stock, (III) 120,000 shares of Series C Preferred Stock, (IV) 1,477,808 shares of Series D-1 Preferred Stock, (V) 1,192,565 shares of Series D-2 Preferred Stock, (VI) 367,833 shares of Series E Preferred Stock, (VII) 3,411,292 shares of Series F Convertible Preferred Stock, (VIII) 355,000 shares of Series G Convertible Preferred Stock, (IX) 513,333 shares of Series H Convertible Preferred Stock and (X) no shares of Series I Preferred Stock; (iii) the Company has outstanding options to purchase 2,271,899 shares of Common Stock; and (iv) there are outstanding warrants to purchase 438,619 shares of Common Stock.

(b)On the Closing Date and immediately following the issuance of the Shares, the issued and outstanding shares of capital stock of the Company consist of 6,262,412 shares of Common Stock and 10,923,945 shares of Preferred Stock, consisting of (i) 2,301,200 shares of Series A Preferred Stock, (ii) 464,914 shares of Series B Preferred Stock, (iii) 120,000 shares of Series C Preferred Stock, (iv) 1,477,808 shares of Series D-1 Preferred Stock, (v) 1,192,565 shares of Series D-2 Preferred Stock, (vi) 367,833 shares of Series E Preferred Stock, (vii) 3,411,292 shares of Series F Convertible Preferred Stock, (viii) 355,000 shares of Series G Convertible Preferred Stock, (ix) 513,333 shares of Series H Convertible Preferred Stock; and (x) 720,000 shares of Series I Preferred Stock.

(c)All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant foreign and state securities laws or pursuant to valid exemptions therefrom. Each award pursuant to the Stock Option Plan (i) was granted or issued in accordance with all applicable federal and state securities laws and the terms and conditions of the Stock Option Plan, and (ii) with respect to each such award that is an option, had an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the applicable grant date. Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights. Upon their issuance in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations, the shares of Common Stock issuable upon conversion of the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights.

3.3.  Corporate Proceedings, etc.

The Company has authorized its execution, delivery and performance of (i) the Transaction Documents to which it is a party and each of the transactions and agreements contemplated hereby and thereby and (ii) the sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) to the Investors. No other corporate action (including stockholder approval) is necessary to authorize such execution, delivery and performance of the Transaction Documents to which the Company is a party and/or the sale, issuance and

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delivery of the Shares (and the Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) to the Investors. When executed and delivered by the Company, each of the Transaction Documents to which the Company is a party shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity. The Company has authorized the issuance and delivery of the Shares in accordance with this Agreement and, subject to the issuance of the Shares, the Company has reserved for issuance the shares of Common Stock initially issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations.

3.4.   Consents and Approvals

The execution and delivery by the Company of the Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby (including, but not limited to, the sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) to the Investors), do not require the Company or any of its subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, Person or firm or any public, governmental or judicial authority, which consent, approval, action, filing or notice has not already been obtained or made, as applicable.

3.5.   Absence of Defaults, Conflicts, etc.

The execution and delivery of the Transaction Documents to which the Company is a party and the adoption by the Board of Directors of the Company (the “Board”) of the Certificate of Designations and the Letter Agreement do not, and the fulfillment of the terms hereof and thereof by the Company (including, but not limited to, the sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) to the Investors) will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement or contract of the Company or any of its subsidiaries (collectively, the “Key Agreements and Instruments”), or the Organizational Documents, or any rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or any of its subsidiaries or over their respective properties or businesses. No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any such Key Agreements and Instruments or in any license, permit or authorization to which the Company or any subsidiary thereof is a party or by which any of them may be bound.

3.6.   Financial Statements. The financial statements of the Company delivered by the Company to the Investors prior to the date hereof were true and correct in all material respects as of the date such financial statements were delivered to the Investors.

3.7.   Compliance with Law

(a)Neither the Company nor any of its subsidiaries is and has, in the last three years, been in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, laws or regulations relating to the environment, occupational health and safety or money laundering, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(b)The Company and its subsidiaries have all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their respective businesses as now conducted and as presently contemplated to be conducted. Neither the Company nor any subsidiary thereof has been finally denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business as now conducted and as presently contemplated to be conducted. Neither the Company nor any of its subsidiaries is in default in any material respect under any of such licenses, permits, franchises or other governmental authorizations.

3.8.Private Offering

(a)Neither the Company nor anyone acting on its behalf has sold or has offered any of the Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Investors or its Affiliates. Neither the Company nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit

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any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares or shares of Common Stock issuable upon conversion of the Shares (in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations), or any part thereof, within the provisions of Section 5 of the Securities Act. Based upon the representations of the Investors set forth in Section 4 hereof, the offer, issuance and sale of the Shares to the Investors and the shares of Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(b)With respect to all sales and issuances of its securities prior to the date hereof (collectively, the “Prior Offerings” and each, a “Prior Offer”), neither the Company nor anyone acting on its behalf has offered such securities for issue or sale to, or solicited any offer to acquire any of the same from, anyone so as to bring such prior issuance and sale of such securities within the provisions of Section 5 of the Securities Act or any similar foreign securities laws applicable to the issuance and sale of such securities. Based upon the representations of the investors set forth in their respective securities purchase agreements with the Company, the offer, issuance and sale of such securities in each Prior Offer were exempt from the registration and prospectus delivery requirements of the Securities Act, and were registered or qualified (or were exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state and foreign securities laws.

3.9.   Brokerage

There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company or any of its subsidiaries and the Company agrees to indemnify and hold the Investors harmless against any costs or damages incurred as a result of any such claim.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors represents and warrants to the Company as follows:

(a)The Investor is acquiring the Shares (and will acquire the Common Stock issuable upon conversion of the Shares) for its own account for investment and not with a present view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares (or the Common Stock acquired upon conversion of the Shares), but subject, nevertheless, to any requirement of law that the disposition of the Investor’s property shall at all times be within the Investor’s control, and without prejudice to the Investor’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

(b)The Investor has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

(c)The Investor is a limited liability company, validly existing and duly organized under the laws of its jurisdiction of organization.

(d)The Investor has taken all action necessary for the authorization, execution, delivery and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(e)The Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

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SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

5.1.   Resale of Securities

(a)Each of the Investors covenants that it will not sell or otherwise transfer the Shares (or any shares of Common Stock acquired upon conversion of the Shares) except in accordance with the Letter Agreement or the Stockholders’ Agreement, as applicable, and pursuant to an effective registration under the Securities Act or in a transaction which qualifies as an exempt transaction under the Securities Act.

(b)The certificates evidencing the Shares and shares of Common Stock issuable upon conversion of the Shares will bear a legend, in substantially the following form, reflecting the foregoing restrictions on the transfer of such securities:

“The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder.”

5.2.   Further Assurance

Each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as set forth herein as promptly as practicable.

SECTION 6.  INVESTORS’ CLOSING CONDITIONS

The obligation of the Investors to purchase and pay for the Shares on the Closing Date shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

6.1.   Representations and Warranties

The representations and warranties of the Company contained in this Agreement, as modified by the disclosure schedule hereto, if any, shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date.

6.2.   Compliance with Agreements

The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

6.3.   Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

6.4.   Qualifications

All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and purchase of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.5.   Secretary’s Certificate

The Secretary of the Company shall have delivered to the Investors at the Closing a certificate certifying (i) the Bylaws and (ii) resolutions of the Board approving the Transaction Documents and the transactions contemplated under the Transaction Documents.

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6.6.   Blue Sky

The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Common Stock issuable upon conversion of such Shares (in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) that are required to be obtained prior to such offer and sale.

6.7.   Adverse Developments

There shall have been no event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, has had or would be reasonably expected to have a Material Adverse Effect.

6.8.   Letter Agreement

The Company shall have delivered to the Investors a duly-executed counterpart to the Letter Agreement.

6.9.   Approval of Proceedings

All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the Investors; and the Investors shall have received copies of all documents or other evidence which it may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to the Investors.

6.10.   Certificate of Designations

The Company shall have duly adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designations and the Company shall have delivered to the Investors a copy of the filed Certificate of Designations with appropriate evidence from the Secretary of State of the State of Delaware that the filing has been accepted, or, if a filed copy is unavailable, a certificate signed on behalf of the Company certifying to the effect that the filing of the Certificate of Designations has been accepted by the Secretary of State of the State of Delaware.

SECTION 7.   COMPANY CLOSING CONDITIONS

The obligation of the Company to issue and deliver the Shares to the Investors on the Closing Date shall be subject to the performance by the Investors of their agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

7.1.   Representations and Warranties

The representations and warranties of each of the Investors contained in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date.

7.2.   Compliance with Agreements

The Investors shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

7.3.   Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

7.4.   Qualifications

All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and purchase of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

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7.5.   Joinder

The Investors shall have delivered to the Company a Joinder to the Stockholders’ Agreement, duly executed by the Investors, in form and substance acceptable to the Company.

7.6.   Security Holder Support Agreement

The Investors shall have delivered to the Company that certain Security Holder Support Agreement, dated as of the date hereof, by and among the Company, certain of the Company’s securityholders and Banyan Acquisition Corporation, duly executed by the Investors, in form and substance acceptable to the Company.

SECTION 8.  COVENANTS

8.1.   Use of Proceeds

Upon consummation of the Closing, the Company shall use the proceeds received as determined by the Board but subject to any consent rights of the Investors in the Letter Agreement.

8.2.   Lost, etc. Certificates Evidencing Shares (or shares of Common Stock); Exchange

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares (or shares of Common Stock) owned by the Investors, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. The Investors’ agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 8.2. Upon surrender of any certificate representing any Shares (or shares of Common Stock) for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares or shares of Common Stock, as the case may be, represented by the certificate so surrendered and registered as the holder may request. The Company will also pay the cost of all deliveries of certificates for such shares to the office of each of the Investors (including the cost of insurance against loss or theft in an amount satisfactory to the Investors) upon any exchange provided for in this Section 8.2.

8.3.   Reservation of Common Stock

The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, 720,000 shares of Common Stock, which such number shall be equitably and proportionally adjusted or substituted in the event of changes in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date hereof.

SECTION 9.  INTERPRETATION OF THIS AGREEMENT

9.1.   Terms Defined

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” shall mean, with respect to any Person or entity, any other Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

“Agreement” shall have the meaning set forth in the Preamble. “Board” shall have the meaning set forth in Section 3.5.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close. “Bylaws” shall have the meaning set forth in Section 3.1.

“Certificate of Incorporation” shall have the meaning set forth in Section 3.1. “Closing” shall mean the closing of the transactions contemplated herein. “Closing Date” shall have the meaning set forth in Section 2.1.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

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“Company” shall have the meaning set forth in the Preamble. “Investors” shall have the meaning set forth in Section 2.1.

“Key Agreements and Instruments” shall have the meaning set forth in Section 3.5.

“Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, liabilities, profits, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

“Organizational Documents” shall have the meaning set forth in Section 3.1(a).

“Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof. “Per Share Price” shall have the meaning set forth in Section 2.1.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company. “Prior Offerings” and “Prior Offer” shall have the meaning set forth in Section 3.8(b). “Purchase Price” shall have the meaning set forth in Section 2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. “Shares” shall have the meaning set forth in Section 2.1.

“Stock Option Plan” shall mean the Pinstripes, Inc. 2008 Equity Incentive Plan.

“Stockholders’ Agreement ” shall mean that certain Amended and Restated Stockholders Agreement of the Company, dated as of January 9, 2017, among the Company, Dale Schwartz and the stockholders party thereto.

“Transaction Documents” shall mean this Agreement, the Certificate of Designations, the Letter Agreement and any other agreements entered into in connection with the transactions contemplated by this Agreement.

9.2.   Accounting Principles

Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

9.3.   Directly or Indirectly

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

9.4.   Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

9.5.   Paragraph and Section Headings

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

SECTION 10.   MISCELLANEOUS

10.1.	Notices

(a)All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(1)if to the Investors, at: Middleton Pinstripes Investor LLC and Middleton Pinstripes Investor SBS LLC c/o Middleton Partners, 400 Skokie Blvd, Ste. 820, Northbrook, IL 60022 With copy to: Brett Winterstein & Keith Berk, 500 West Madison, Suite 3700, Chicago, IL 60661; and

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(2)if to the Company, at: Pinstripes, Inc., 1150 Willow Road, Northbrook, IL 60062, Attention: Dale Schwartz, with a copy (which shall not constitute notice) to: Katten Muchin Rosenman LLP, 525 W. Monroe Street, Chicago, Illinois, 60661, Attention: Christopher S. Atkinson, email: christopher.atkinson@katten.com.

(b)Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the date of delivery; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

10.2.   Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for certificates evidencing the Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by the Investors by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Investors may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Investors in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.3.   Survival

All, representations, warranties and covenants made by the Investors and the Company herein or in any certificate or other instrument delivered by the Investors or the Company under this Agreement shall be considered to have been relied upon by the Company or the Investors, as the case may be, and shall survive all deliveries to the Investors of the Shares, or payment to the Company for such Shares, regardless of any investigation made by the Company or the Investors, as the case may be, or on the Company’s or the Investors’ behalf. All statements in any such certificate or other instrument shall constitute representations and warranties by the Company or the Investors, as the case may be, hereunder.

10.4.   Successors and Assigns

Neither this Agreement nor any party’s rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the Company (in the case of an assignment by the Investors) or the Investors (in the case of an assignment by the Company); provided, however, upon notice to the Company, the Investors may assign its rights and obligations under this Agreement to any Affiliate thereof without the consent of the Company, provided, further, that any such assignment shall not relieve the Investors of any obligation hereunder to the extent not performed by such transferee. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

10.5.   No Third Party Beneficiaries

Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party to this Agreement or a permitted assign of a party to this Agreement. Without limiting the foregoing, no Person that is not a party to this Agreement shall have the right to seek enforcement (or to compel or seek to compel any party hereto to seek enforcement) of any of the terms or conditions set forth herein.

10.6.   Entire Agreement; Amendment and Waiver

This Agreement and the schedule and exhibits attached hereto together with the Transaction Documents constitute the entire understandings of the parties hereto, and supersede all prior agreements or understandings, with respect to the subject matter hereof and thereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investors.

10.7.   Severability

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

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10.8.   WAIVER OF JURY TRIAL

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

10.9.   Counterparts

This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be effective as delivery of a manually executed counterpart of this Agreement.

10.10.   Publicity

The Company shall not make any press release and other public announcements concerning the transactions contemplated by this Agreement without the prior written consent of the Investors.

Remainder of Page Intentionally Left Blank

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Very truly yours,

PINSTRIPES, INC.

By:
Name:	Dale Schwartz
Title:	CEO

ACCEPTED AND AGREED:

MIDDLETON PINSTRIPES INVESTOR LLC

By:	Middleton Management Company
Its	Manager

By:
Name:	Peter Holstein
Title:	Secretary

MIDDLETON PINSTRIPES INVESTOR SBS LLC

By:	Middleton Management Company
Its:	Manager

By:
Name:	Peter Holstein
Title:	Secretary

[Signature Page to Securities Purchase Agreement]

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Schedule I

Shares and Purchase Price

Name of Investors	Number of Shares of Series I Preferred Stock	Per Share Price of Series I Preferred Stock	Aggregate Cash Purchase Price
Middleton Pinstripes Investor LLC	65,160	$25.00	$1,629,000
Middleton Pinstripes Investor SBS LLC	654,840	$25.00	$16,371,000
Total:	720,000		$18,000,000

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EXHIBIT A

Certificate of Designations

[Intentionally Omitted]

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EXHIBIT B

Letter Agreement

[Intentionally Omitted]

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EXHIBIT C

Wire Information

[Intentionally Omitted]

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EXHIBIT D

Certificate of Incorporation

(Attached)

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EXHIBIT E

Bylaws

(Attached)

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EXHIBIT B-1

SECURITY HOLDER SUPPORT AGREEMENT

(see attached)

Exhibit B-1 to Business Combination Agreement

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EXHIBIT B-2

LOCKUP AGREEMENT

(see attached)

Exhibit B-2 to Business Combination Agreement

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EXHIBIT C

SPONSOR LETTER AGREEMENT

(see attached)

Exhibit C to Business Combination Agreement

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EXHIBIT D

FORMS OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SPAC
AND SECOND AMENDED AND RESTATED BYLAWS OF THE SPAC

(see attached)

Exhibit D to Business Combination Agreement

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SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BANYAN ACQUISITION CORPORATION

[•], 2023

Banyan Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.The name of the Corporation is “[Pinstripes Holdings, Inc.]” The Corporation was originally incorporated under the name “BANYAN ACQUISITION CORPORATION.” under the original certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 10, 2021 (the “Original Certificate”).

2.The Original Certificate was amended and restated on January 19, 2022 (the “First Amended and Restated Certificate of Incorporation”).

3.The First Amended and Restated Certificate of Incorporation was amended on April 21, 2023 (the “Certificate of Incorporation Amendment”).

4.This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”), which both restates and amends the provisions of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Incorporation Amendment, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

5.This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

6.The text of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Incorporation Amendment, is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is [Pinstripes Holdings, Inc.] (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

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ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, County of Kent, and the name of the Corporation’s registered agent at such address is Cogency Global Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [•] shares, consisting of (a) [•] shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) [•] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or Preferred Stock voting separately as a class will be required therefor.

Section 4.2Existing Common Stock. Upon this Second Amended and Restated Certificate becoming effective pursuant to the DGCL, each share of the Corporation’s Class A common stock, par value $0.0001 per share, issued and outstanding or held in treasury, shall automatically and without any action on the part of the holder thereof be renamed as and become one share of Common Stock.

Section 4.3Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4Common Stock.

(a)Voting.

(i)Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote. The holders of Common Stock shall vote together as a single class on all matters on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

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(b)Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)Liquidation Dissolution or Winding Up of the Corporation. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2Number, Election and Term.

(a)Subject to Section 2.1 of the Director Designation Agreement dated as of [•], by and among the Corporation and the other persons party thereto (the “Director Designation Agreement”) (but only to the extent the Director Designation Agreement remains in effect), the number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

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(d)Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3Newly Created Directorships and Vacancies. Subject to Section [•] of the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the Board of Directors (but only to the extent the Director Designation Agreement remains in effect) and to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4Removal. Subject to Section [•] of the Director Designation Agreement (but only to the extent the Director Designation Agreement remains in effect) and to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66⅔% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

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ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1Limitation of Director and Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as any such law exists on the date hereof or as it may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If, after this Second Amended and Restated Certificate is filed with the Secretary of State of the State of Delaware, the DGCL or any such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended. No amendment to, or modification or repeal of, this Article VIII shall adversely affect any right or protection of, or increase the liability of, any director or officer of the Corporation existing hereunder with respect to any state of facts existing or any act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, modification or repeal.

Section 8.2Indemnification and Advancement of Expenses.

(a)To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

(c)Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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ARTICLE IX

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right, subject to the then-applicable terms of the Director Designation Agreement, at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, the provisions set forth in Section 4.4 and Articles V, VI, VII, VIII, this Article IX and Article X (and any defined terms referenced therein and herein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, but subject to the then-applicable terms of the Director Designation Agreement, unless such action is approved by the affirmative vote of the holders of not less than 66⅔% of the total voting power of all outstanding securities of the Corporation generally entitled to vote thereon, voting together as a single class.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1   Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or (v) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. This Article XI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 10.2   Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Second Amended and Restated Certificate.

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ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, Banyan Acquisition Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Banyan Acquisition Corporation

By:	/s/
Name:
Title:

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AMENDED AND RESTATED BYLAWS

OF

[PINSTRIPES HOLDINGS, INC.]

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1   Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2   Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1   Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2   Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairperson of the Board (the “Chairperson of the Board”), by the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3    Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by the General Corporation Law of the State of Delaware (“DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4   Quorum. Except as otherwise provided by applicable law, the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be further amended or restated from time to time (the “Certificate of Incorporation”), or these Amended and Restated Bylaws, as the same may be further amended or restated from time to time (these “Bylaws”), the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing not less than thirty-three and a third percent (33⅓%) a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing not less than thirty-three and a third percent (33⅓%) of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairperson of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of

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directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5   Voting of Shares.

(a)Voting Lists. The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairperson of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i)A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile or electronic signature.

(ii)A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting, in which such matter is being voted upon at which a quorum is present, and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different

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vote is required, in which case such provision shall govern and control the decision of such matter. For purposes of this Section 2.5(d), a majority of the votes cast shall mean that the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

(e)Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6   Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairperson of the meeting (including due to a technical failure to convene or continue the meeting by remote communication), from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.7   Advance Notice for Business.

(a)Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation, or such other person as the Corporation may designate, and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

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(ii)To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all agreements, arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (F) a representation that such stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (G) a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that have been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, if any, with respect to securities of the Corporation, (H) a representation as to whether such stockholder or the beneficial owner, if any, on whose behalf the proposal is made has complied with all state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation, (I) any direct or indirect material interest or any material contract or agreement between such stockholder or the beneficial owner, if any, on whose behalf the proposal is made with the Corporation, any affiliate of the Corporation or any entity that provides products or services that compete with or are alternative to the principal products produces or services provided by the Corporation or its affiliates (a “Competitor”) (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (J) any material pending or threatened legal proceeding in which such stockholder or the beneficial owner, if any, on whose behalf the proposal is made is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (K) any other material relationship between such stockholder or the beneficial owner, if any, on whose behalf the proposal is made, on the one hand, and the Corporation, or any affiliate of the Corporation or any Competitor, on the other hand, and (L) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the proposal is made required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for such business pursuant to and in accordance with Section 14A of the Exchange Act and the rules and regulations promulgated thereunder, and (M) the written consent of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made to the public disclosure of information provided to the Corporation pursuant to this Section 2.7.

(iii)The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of Rule 14a-8 for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairperson of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or the Exchange Act or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a) or the Exchange Act, such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

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(iv)In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made only at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting pursuant to Section 3.2.

(c)Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 2.8   Conduct of Meetings. The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board, if any, or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director), if any, or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director), if any, or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary, if any, or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE III

DIRECTORS

Section 3.1   Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2   Advance Notice for Nomination of Directors.

(a)Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board, (ii) by or at the direction of any party to that certain Director Designation Agreement, dated as of [•] (the “Director Designation Agreement”), provided the Director Designation Agreement remains in effect and only to the extent permitted by, and subject to the limitations set forth in, Section [•] thereof, or (iii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the

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determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)Notwithstanding anything in paragraph (b) of this Section 3.2 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of any capital stock of the Corporation that are owned beneficially or of record by the person, (D) the person’s written consent (x) to being named in the proxy statement, proxy card and ballot as a nominee and to serving as a director of the Corporation if elected and (y) the Corporation’s engaging in a background check of such person (including through a third party investigation firm), in a manner consistent with background checks customarily engaged in by the Corporation for prospective new members of the Board, (E) the information reasonably necessary to complete such background check, , (F) all other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the requirements of Rule 14a-19, and (G) such other information regarding the person as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with listing requirements and applicable stock exchange rules; (ii) with respect to each nominee for election to the Board, the completed and signed questionnaire, representation and agreement required by Section 3.3 of these Bylaws]; and (iii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear in the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all agreements, arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, any of such stockholder’s and/or beneficial owner’s respective affiliates or associates, each proposed nominee and any other person or persons (including their names), (D) a description of any agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that have been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, whether or not such instrument or right shall be subject to

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settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, if any, with respect to securities of the Corporation, (E) a representation that such stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation whether such stockholder or the beneficial owner, if any, on whose behalf the nomination is made intends or is part of a group which intends to (x) solicit proxies or votes from stockholders in support of such proposed nomination and/or (y) solicit proxies in support of such proposed nomination of persons for election to the Board other than the Corporation’s nominees for election to the Board from the holders of capital stock of the Corporation representing at least sixty-seven percent (67%) of the voting power of the capital stock entitled to vote generally in the election of directors in accordance with Rule 14a-19 of the Exchange Act, (G) a representation as to whether such stockholder or the beneficial owner, if any, on whose behalf the nomination is made has complied with all state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation, (H) any direct or indirect material interest or any material contract or agreement between such stockholder or beneficial owner, if any, on whose behalf the nomination is made with the Corporation, any affiliate of the Corporation or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (I) any material pending or threatened legal proceeding in which such stockholder or the beneficial owner, if any, on whose behalf the nomination is made is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (J) any other material relationship between such stockholder or the beneficial owner, if any, on whose behalf the nomination is made, on the one hand, and the Corporation, or any affiliate of the Corporation or any Competitor, on the other hand, (K) any other information relating to (i) such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and (ii) each person whom the stockholder proposes to nominate for election as a director that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (L) the written consent of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made to the Corporation’s public disclosure of information provided to the Corporation pursuant to this Section 3.2.

(e)If the Board or the chairperson of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or the Exchange Act, including, without limitation, Rule 14a- 19, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) (i) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act or (ii) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 14a-19, with respect to the matters set forth herein, and if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3   Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election as a director of the Corporation, the candidate for nomination must have previously delivered (in accordance with the time periods prescribed for delivery of notice under Section 3.2 of these Bylaws), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (i) unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director, and (iii) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director of the Corporation (and, if requested by any candidate for nomination, the

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Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect). At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee (as if such nominee were the stockholder), as set forth in Section 3.2(d).

Section 3.4.   Proxy Card. Any stockholder directly or indirectly soliciting proxies from other stockholders (other than on behalf the Corporation) must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

Section 3.5   Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.6   Chairperson of the Board. The Chairperson of the Board shall be a member of the Board and may or may not be an officer and/or employee of the Company. The Chairperson of the Board, if any, shall preside when present at all meetings of the stockholders and the Board. The Chairperson of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairperson of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairperson of the Board and Chief Executive Officer may be held by the same person.

Section 3.7.   Lead Independent Director. If at any time the Chairperson of the Board is not independent as that term is defined under the then applicable rules and regulations of each national securities exchange upon which shares of the stock of the Corporation are listed for trading and of the Commission, the independent directors may designate from among them a Lead Independent Director having the duties and responsibilities determined by the Board from time to time.

ARTICLE IV

BOARD MEETINGS

Section 4.1   Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting or, if such meeting is held solely by means of remote communication, then by means of remote communication, unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2   Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(b).

Section 4.3   Special Meetings. Special meetings of the Board (a) may be called by the Chairperson of the Board, Lead Independent Director, Chief Executive Officer or President and (b) shall be called by the Chairperson of the Board, Lead Independent Director, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special

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meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4   Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5   Consent In Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. Any person, whether or not then a director, may provide, through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event) no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 4.6   Organization. The chairperson of each meeting of the Board shall be the Chairperson of the Board, if any, or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Lead Independent Director, if any, or, in the absence (or inability or refusal to act) of the Lead Independent Director, the Chief Executive Officer, if any (if he or she shall be a director), or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President, if any (if he or she shall be a director), or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairperson elected from the directors present. The Secretary, if any, shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary, if any, shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1   Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2   Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3   Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4   Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

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ARTICLE

VI OFFICERS

Section 6.1   Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer and such other officers (which may include, without limitation, a Chief Financial Officer, a Secretary, a President, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (which may include, without limitation, one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairperson of the Board pursuant to Section 3.7 above. In the absence (or inability or refusal to act) of both the Chairperson of the Board and the Independent Lead Director, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b)President. The President, if any, shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairperson of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c)Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board), shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d)Secretary.

(i)The Secretary, if any, shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairperson of the Board, Chief Executive Officer or President. The Secretary shall have custody of the [corporate seal] of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)The Secretary, if any, shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, and the number and classes of shares held by each.

(e)Assistant Secretaries. The Assistant Secretary, if any, or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f)Chief Financial Officer. The Chief Financial Officer, if any, shall perform all duties commonly incident to that office (including, without limitation, in respect of the care and custody of the funds and securities of the Corporation, including the

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deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g)Treasurer. The Treasurer, if any, shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2   Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3   Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4   Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1   Uncertificated Shares. The shares of any class or series of capital stock of the Corporation shall be uncertificated and registered in book-entry form.

Section 7.2   Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing a summary of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3   Consideration and Payment for Shares.

(a)Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the books and records of the Corporation there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said shares are issued.

Section 7.4   Transfer of Stock.

(a)Subject to the restrictions set forth in Section 7.6, all transfers of shares shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board or any officer of the Corporation may prescribe and subject to any applicable law, rule or regulation. The Corporation shall be entitled to treat the holder of record of any shares of its capital stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other

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claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

(b)Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.5   Registered Stockholders. Before due presentment of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.6   Effect of the Corporation’s Restriction on Transfer.

(a)A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder ,including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.7   Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars.

ARTICLE VIIII
NDEMNIFICATION

Section 8.1   Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section 8.3 with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 8.2   Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made

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only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3   Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4   Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5   Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6   Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7   Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.8   Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

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Section 8.9   Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10   Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1   Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2   Fixing Record Dates.

(a)In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3   Means of Giving Notice.

(a)Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by

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the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(b)Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(c)Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d)Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4   Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5   Meeting Attendance via Remote Communication Equipment.

(a)Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)participate in a meeting of stockholders; and

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(ii)be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone, videoconference or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6   Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7   Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8   Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairperson of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9   Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10   Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11   Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12   Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13   Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairperson of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairperson of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

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Section 9.14   Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairperson of the Board, Chief Executive Officer, President or any Vice President or any other officer authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15   Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66⅔% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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EXHIBIT E

FORM OF DIRECTOR DESIGNATION AGREEMENT

(see attached)

Exhibit E to Business Combination Agreement

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EXHIBIT F

FORM OF LETTER OF TRANSMITTAL

(see attached)

Exhibit F to Business Combination Agreement

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EXHIBIT F

With respect to the Common Stock of

PINSTRIPES, INC.

FORM OF LETTER OF TRANSMITTAL

Ladies and Gentlemen:

You are receiving this Letter of Transmittal in connection with that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of June 22, 2023, by and among (a) Banyan Acquisition Corporation, a Delaware corporation (the “SPAC”), (b) Panther Merger Sub Inc., a Delaware corporation and a wholly-owned a subsidiary of the SPAC (“Merger Sub”), and (c) Pinstripes, Inc., a Delaware corporation (the “Company”). Pursuant to the terms of the Business Combination Agreement, at the closing of the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation and a wholly owned subsidiary of the SPAC (the “Merger”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement.

Pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”) (and, for the avoidance of doubt, following the Company Preferred Conversion, the conversion or exercise of Company Warrants and the conversion of Convertible Notes), each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and any Company Common Shares held immediately prior to the Effective Time by the Company as treasury stock) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive New SPAC Common Shares in accordance with the Business Combination Agreement.

1.Consideration. Upon completing, signing and returning this Letter of Transmittal, you will be surrendering your Company Common Shares and any certificates evidencing your Company Common Shares (unless such Company Common Shares are held in book-entry format), in exchange for the right to receive, in respect of each Company Common Share so surrendered, the applicable portion of the Aggregate Transaction Share Consideration, as determined pursuant to Section 2.3 of the Business Combination Agreement, in each case, in accordance with and subject to the terms, conditions and any applicable adjustments set forth in the Business Combination Agreement.

By signing and returning this Letter of Transmittal, you hereby irrevocably acknowledge and agree (a) that the Aggregate Transaction Share Consideration is being and will be allocated among the Company Stockholders in accordance with the terms of the Business Combination Agreement and pursuant to the Allocation Schedule, (b) to the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, and (c) that the surrender of certificates evidencing your Company Common Shares or the delivery of an Affidavit of Loss substantially in the form attached as Exhibit 3 is a condition to receiving any consideration pursuant to this Section 1 (unless such Company Common Shares are held in book-entry format).

2.Opportunity to Review. You hereby acknowledge and agree that you have (a) received and reviewed a copy of the Business Combination Agreement, (b) reviewed the provisions of Section 262 of the Delaware General Corporation Law (stating that appraisal rights may be available subject to the waiver below), and (c) had a reasonable opportunity to consult with and have relied solely upon the advice, if any, of your legal, financial, accounting and tax advisors with respect to this Letter of Transmittal, the Business Combination Agreement (including the Allocation Schedule and the allocation of the Aggregate Transaction Share Consideration described therein) and each of the transactions contemplated thereby.

3.Representations and Warranties. By signing and returning this Letter of Transmittal, you represent and warrant to the SPAC and Merger Sub that:

(a)(i) You (and, if applicable, your spouse) have all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if you are a natural person, you have the legal capacity) to execute and deliver this Letter of Transmittal and to perform your obligations hereunder; (ii) the execution, delivery and performance of this Letter of Transmittal and the transactions contemplated by this Letter of Transmittal (and, if applicable, your spouse) have been duly and validly authorized by all necessary action on your part; (iii) the execution, delivery and performance of this Letter of Transmittal and the transactions contemplated by this Letter of Transmittal by you will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if you are an entity, your organizational documents or the

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organizational documents of your Affiliates; (iv) the execution and delivery of this Letter of Transmittal does not, and your performance (and, if applicable, your spouse) of your obligations hereunder will not result in the creation or imposition of any Lien your Company Common Shares, Company Preferred Shares, Company Warrants or Convertible Notes, as applicable; or (v) where applicable, any Person executing this Letter of Transmittal on your behalf has full power and authority to execute and deliver this Letter of Transmittal on your behalf and thereby bind you.

(b)You have duly and validly executed this Letter of Transmittal, this Letter of Transmittal is a legal, valid and binding obligation, enforceable against you in accordance with the terms set forth herein (except as such enforceability (x) subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity, and you (together with your spouse, if applicable) are, or will be at the Effective Time, the record and beneficial owner of, and has good and valid title, to, all of such Company Common Shares and such Company Common Shares are free and clear of all Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Common Shares), other than pursuant to the Company Stockholders Agreement, or any restrictions on transfer arising under applicable securities laws. Your Company Common Shares are the only equity securities of the Company that are owned of record or beneficially by you (and, if applicable, your spouse) as of the Effective Time (besides any Company Equity Awards), and you do not: (i) own beneficially or of record, have the right to acquire, or have any other interest in any equity securities of the Company or its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing; or (ii) have any voting rights with respect to any equity securities of the Company, or any rights to acquire, or any securities convertible into any such voting rights. You have the full power, authority and legal capacity to surrender without restriction, the certificate(s) and/or book entry position(s) representing the Company Common Shares described below in this Letter of Transmittal in accordance with and subject to the limitations set forth in the Business Combination Agreement.

(c)Except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair your ability to perform your obligations under this Letter of Transmittal or to consummate the transactions contemplated by this Letter of Transmittal, (a) there are no Proceedings pending or, threatened against you or, to your knowledge, any of your Affiliates and (b) neither you nor your Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(d)You have not taken or permitted any action that would or would reasonably be expected to (i) constitute or result in a breach hereof, (ii) make any representation or warranty set forth herein untrue or inaccurate or (iii) otherwise restrict, limit or interfere with the performance of this Letter of Transmittal, the Business Combination Agreement, the SPAC Ancillary Documents or the transactions contemplated hereby or thereby.

4.Tax Consequences. You acknowledge that you have had a reasonable opportunity to review the U.S. federal, state and local tax consequences and foreign tax consequences of the Merger and the transactions contemplated by the Business Combination Agreement with your tax and other advisors. You are relying solely on such advisors and not on any statements or representations of the Company, Merger Sub or the SPAC or any of its agents or representatives with respect to the particular tax consequences to you of the Merger and the transactions contemplated by the Business Combination Agreement. You understand that you (and not the SPAC, Merger Sub, the Company or any of their other respective Affiliates) will be solely responsible for any tax liability that may arise as a result of the Merger and the transactions contemplated by the Business Combination Agreement. See also “Important Tax Information” in this Letter of Transmittal.

5.Conditions for Payment of Consideration; Satisfaction of Obligations.

(a)You understand and agree that (i) unless and until you submit this Letter of Transmittal duly completed and validly executed by you together with all certificates and other documents required by the Exchange Agent according to the terms herein, no payment of any or all of the applicable portion of the Aggregate Transaction Share Consideration pursuant to the Business Combination Agreement shall be made to you or your designee, (ii) payment is conditioned on the closing of the Merger (which is subject to various conditions set forth in the Business Combination Agreement), and if the Merger is not consummated, the Company Common Shares will not be converted into the right to receive any or all of the applicable portion of the Aggregate Transaction Share Consideration and this Letter of Transmittal (together with the certificates (if any) submitted in accordance with the terms hereof) will be returned to you and will be void and of no force and effect, (iii) no interest will accrue on any payment due with respect to the Aggregate Transaction Share Consideration or otherwise pursuant to the Business Combination Agreement, (iv) any payment due pursuant to this Letter of Transmittal, the Business Combination Agreement or otherwise shall

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be subject to, and reduced by, any deduction or withholding for any taxes required by law (and any amounts so deducted or withheld shall be treated for all purposes as having been paid to the person in respect of which such deduction or withholding was made), and (v) the portion of the Aggregate Transaction Share Consideration to be received by you will be calculated in accordance with the Business Combination Agreement and the Allocation Schedule to be delivered as contemplated therein. Subject to the foregoing, you acknowledge and agree that the Exchange Agent may reject any and all documents not in proper form or, in the Exchange Agent’s or the Company’s discretion, waive any irregularities or defects in any documents delivered in connection herewith.

(b)You hereby accept the amount of your portion of the Aggregate Transaction Share Consideration in respect of your Company Common Shares being surrendered by you hereunder, and you acknowledge and agree that (i) such amount is sufficient to satisfy all obligations to you under applicable Law, the Company Charter, the other organizational documents of the Company, any agreement, arrangement or understanding between you and the Company and/or any representative of the Company, and any other agreement pertaining to such Company Common Shares, (ii) such amount accurately reflects the portion of the Aggregate Transaction Share Consideration which you are entitled to receive pursuant to and in accordance with the terms of the Business Combination Agreement, applicable Law, the Company Charter, the Company’s bylaws, the other organizational documents of the Company, any agreement, arrangement or understanding between you and the Company and/or any representative of the Company, and any other agreement pertaining to such Company Common Shares, and (ii) in accepting such amount, the Surviving Company, the Company, the SPAC, Merger Sub and their respective representatives shall be deemed to have satisfied all obligations to make any and all payments with respect to the Merger for such Company Common Shares and shall have no further obligations to you with respect to payment of any portion of the Aggregate Transaction Share Consideration (and you expressly waive any and all claims to the contrary).

6.Waiver of Appraisal Claims. By executing to this Letter of Transmittal or accepting any consideration as contemplated by Article 2 of the Business Combination Agreement, you irrevocably and unconditionally waive and agree to cause to be waived and to prevent the exercise of, any rights of appraisal or any dissenters’ rights relating to the Merger that any holder of Company Common Shares or you may have by virtue of, or with respect to the equity securities of the Company (including all rights under Section 262 of the DGCL).

7.Release. Effective as of the Effective Time, you hereby, on behalf of: (a) if you are an individual, yourself and your heirs and your and their Representatives, (b) if you are an entity, your Affiliates and your and their Representatives, (c) if you are a trust, the beneficiaries of your trust, and (d) any of your other successors and assigns, as of the Effective Time but not before, fully, forever, irrevocably and unconditionally waive, release, acquit and discharge the Surviving Company, each Group Company and their respective Affiliates (including, for clarity, the SPAC and its Affiliates), successors and assigns, and each of their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees (or any former, current or future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees of any of the foregoing) from any and all manner of actions, causes of actions, suits, debts, covenants, claims, obligations, liabilities, demands, controversies, damages, judgments, executions, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, whether foreseeable or unforeseeable, or whether presently existing or hereafter discovered, that may be or could have been asserted, with respect to, or arising during, or in connection with, any period ending at or prior to the Effective Time (including out of any event, occurrence, act, or failure to act) relating to such Person’s direct or indirect ownership of Company Common Shares, Company Preferred Shares, Company Warrants, Convertible Notes or any other equity securities of the Company or such Person’s capacity as stockholder, warrantholder or other equityholder of the Company, in each case, prior to the Effective Time; provided, that nothing contained in this paragraph shall extend to any manner of actions, causes of actions, claims or obligations, liabilities, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, in connection with (i) your rights under the Business Combination Agreement or the SPAC Ancillary Documents, (ii) any rights to indemnification, limitation of liability or advancement or reimbursement of expenses (in your capacity as an officer, director or employee) to the extent you are entitled to under the indemnification provisions of the Governing Documents of the Company or any of its Subsidiaries or any indemnification agreement with the Company, and (iii) any rights to compensation that such Person may be entitled to under employment or other service agreements entered into (or compensation or benefit plans, programs or policies of) with the Company or its Subsidiaries and which were in force as of the date of this Letter of Transmittal. You forever waive any and all rights of first refusal, rights of first offer, preemptive rights, registration rights or similar rights pursuant to any stockholder agreement, registration rights agreement or other similar agreement pertaining to any Group Company.

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8.Reliance/Survival. You hereby acknowledge and understand that the Company, the SPAC and any related entity may rely upon the representations, warranties, covenants and agreements contained herein as if each such party was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such party was a party hereto. All representations and warranties contained herein shall survive the date hereof for a period of seven years. The covenants and agreements contained herein shall survive the date hereof in accordance with their terms.

9.Specific Performance. You hereby acknowledge, understand and agree that Company’s and the SPAC’s remedy at law for any breach of the covenants or agreements contained herein may be inadequate and that for any breach of such covenants, the Company and the SPAC shall, in addition to other remedies as may be available to them at Law or in equity, or as provided for in this Letter of Transmittal, be entitled to an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining the undersigned from committing or continuing to commit any violation of the covenants or agreements in this Letter of Transmittal.

10. Miscellaneous.

(a)Further Assurances. You hereby agree that you will, upon request, execute and deliver any additional documents reasonably deemed by the SPAC to be reasonably necessary or appropriate to complete the surrender and exchange of your Company Common Shares.

(b)Third Party Beneficiaries. You hereby agree that the SPAC, Merger Sub and the Surviving Company shall be third party beneficiaries of your representations, warranties, undertakings and agreements, with full rights as such.

(c)Entire Agreement. You agree that this Letter of Transmittal, the Business Combination Agreement, and all other SPAC Ancillary Documents constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d)Assignment. You agree that you will not assign this Letter of Transmittal without the prior written consent of the SPAC and Merger Sub. Any attempted assignment of this Letter of Transmittal not in accordance with the terms of this Section 10(d) shall be void.

(e)No Rights as Stockholder. You hereby acknowledge and agree that, as a result of the Merger, you shall cease to have any rights with respect to or arising from the Company Common Shares, except the right to receive the payments required by the Business Combination Agreement.

(f)Termination. This Letter of Transmittal shall be automatically void and of no force and effect if the Closing pursuant to the Business Combination Agreement fails to occur for any reason and the Business Combination Agreement is terminated in accordance with its terms.

(g)Other Provisions. Sections 11.4 (Severability), 11.5 (Interpretation), 11.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 11.8 (Non-Survival), 11.9 (Trust Account Waiver) 11.10 (Counterparts; Electronic Delivery), 11.11 (Specific Performance) and 11.14 (No Recourse) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

* * *

Please read this Letter of Transmittal carefully and in its entirety. This Letter of Transmittal should be completed and signed and hand-delivered or sent by overnight courier or certified mail, return receipt requested and properly insured, with (i) a properly completed, duly dated and signed enclosed Internal Revenue Service (“IRS”) Form W-9 (or an applicable IRS Form W-8 if you are a non-U.S. stockholder for U.S. federal income tax purposes) and (ii) your stock certificate (unless your Company Common Shares are held in book-entry format).

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BOX A - Signature of Registered Stockholder(s)

(Must be signed by all registered stockholders
Include legal capacity if signing on behalf of an entity.)

By signing below, I/we certify that I/we agree to the terms and conditions set forth in this Letter of Transmittal, have complied with all instructions to this Letter of Transmittal, was/were the registered holder of the shares submitted herewith immediately prior to the Effective Time, have full authority to surrender the shares and give the instructions in this Letter of Transmittal and warrant that the shares submitted herewith are free and clear of all Liens (except, if applicable, pursuant to restrictions on transfer under applicable securities Law).

Signature
Signature
Telephone Number and/or Email Address

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BOX B COMPANY COMMON SHARES SURRENDERED (PAPER CERTIFICATE OR BOOK-ENTRY)
Certificate #	# of Shares

TOTAL:
I have lost my certificate(s) for shares of Company Common Shares and have enclosed a signed copy of the Affidavit of Lost Stock Certificate substantially in the form attached as Exhibit 3.

The enclosed IRS Form W-9 (attached hereto as Exhibit 1) or, if applicable, IRS Form W-8 (found at www.irs.gov) must be properly completed, duly dated and signed.

BOX C - Name and Address of Registered Stockholder(s)

Name: Address:

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General Instructions

Please read this information carefully.

A former stockholder of the Company will not receive any applicable portion of the Aggregate Transaction Share Consideration until all documents required by this Letter of Transmittal are received by the Exchange Agent at the address set forth below and until the same are processed for payment by the Exchange Agent. No interest will accrue on any amounts due.

● BOX A-Signatures: All registered stockholders must sign as indicated in Box A. If you are signing on behalf of an individual or entity that is a registered stockholder your signature must include your legal capacity.

● BOX B-Share Detail: List the certificate number, number of shares and type and series of shares represented by such certificate of each certificate representing Company Common Shares that you wish to surrender. Do not surrender with this Letter of Transmittal any certificates representing shares other than Company Common Shares.

● BOX C-Name and Address of Registered Stockholder: Lists the name and address of the record holder(s) of Company Common Shares.

● Stock Transfer Taxes: The registered holder must timely pay all applicable transfer, documentary, sales, use, stamp, registration and other taxes and, at his or her own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes. In the event that any applicable transfer, documentary, sales, use, stamp, registration or other tax becomes payable by any transferee or assignee of the registered holder, such transferee or assignee must pay such tax or must establish that such tax has been paid or is not applicable. The Surviving Company, the Company, the SPAC, the Exchange Agent, any Company Stockholder, the Sponsor and Merger Sub and their respective representatives and other affiliates will have no responsibility with respect to transfer, documentary, sales, use, stamp, registration or other taxes.

● Spousal Consent: If you are a resident of the following states, you are delivering with this Letter of Transmittal a spousal consent attached hereto as Exhibit 2 executed by your spouse (if any): Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin.

● Deficient Presentments: In the event that the Exchange Agent determines that any Letter of Transmittal does not appear to have been properly completed or executed, or any other irregularity in connection with the surrender of Company Common Shares appears to exist, the Exchange Agent shall be entitled to consult with the SPAC for further instructions. The Exchange Agent and the SPAC reserve the right to reject all incomplete or irregular presentations. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

● Returning Letter of Transmittal: Return this Letter of Transmittal only to the addresses below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your shares.

By Mail, Overnight Courier or Hand-Delivery to:

Continental Stock Transfer & Trust Company

Attn: Corporate Actions

1 State Street , 30th Floor

New York, NY 10004

[ ]

For additional information regarding this Letter of Transmittal please contact 917-262-2378 [•] via email at [ ]@continentalstock.com.

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IMPORTANT TAX INFORMATION

Each holder that is a United States person (as defined below) is required to provide a properly completed and duly dated and executed U.S. Internal Revenue Service (“IRS”) Form W-9 that includes the relevant person’s correct Taxpayer Identification Number (“TIN”), and certain other information, in accordance with the instructions on such form. Each holder that is not a United States person (as defined below) is required to provide a properly completed and duly dated and executed appropriate IRS Form W-8 in accordance with the instructions on such form, which may be obtained from the IRS at its website: www.irs.gov. For this purpose, you are generally considered a United States person if you are (1) an individual who is a United States citizen or United States resident alien, (2) a partnership, corporation, company or association created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is subject to United States federal income tax regardless of its source, or (4) a domestic trust (as defined in U.S. Treasury Regulations Section 301.7701-7). IRS Form W-9 is attached to this Letter of Transmittal. More information about IRS Forms W-8 can be found at: https://www.irs.gov/forms-pubs/about- form-w8.

Failure to provide a properly completed and duly dated and executed IRS Form W-9 or a properly completed and duly dated and executed appropriate IRS Form W-8 may result in withholding (including backup withholding) under United States federal tax laws and may result in a penalty imposed by the IRS.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THEIR QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING REQUIREMENTS AND THE PROCEDURE FOR OBTAINING AN EXEMPTION.

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EXHIBIT 2

SPOUSAL OR DOMESTIC PARTNER CONSENT

I,                , spouse or domestic partner of                 (“Participating Securityholder”), acknowledge that I have read the Letter of Transmittal entered into by Participating Securityholder (the “Letter of Transmittal”), and that I know the contents of the Letter of Transmittal. I am aware that the Letter of Transmittal contains provisions regarding shares of capital stock of Pinstripes, Inc. (“Company Common Shares”) that my spouse or domestic partner owns, including any interest that I may have therein. Capitalized terms used but not otherwise defined herein shall have their meanings set forth in the Letter of Transmittal.

I understand and agree that my interest, if any, in any Company Common Shares subject to the Letter of Transmittal will be irrevocably subject to the Letter of Transmittal. I further understand and agree that any community property interest that I may have in such Company Common Shares will be similarly subject to the Letter of Transmittal.

I am aware that the legal, financial and related matters contained in the Letter of Transmittal are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Letter of Transmittal carefully that I will not seek such guidance or counsel.

Dated:	Signature:
Print
Name:

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EXHIBIT F

EXHIBIT 3

Affidavit of Lost Stock

PINSTRIPES, INC.

AFFIDAVIT OF LOSS AND INDEMNITY

This Affidavit of Loss and Indemnity is being delivered to Banyan Acquisition Corporation, a Delaware corporation (the “SPAC”), Pinstripes, Inc., a Delaware Corporation (the “Company”), and Continental Stock Transfer & Trust Company (“Exchange Agent”), in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of June 22, 2023, by and among the SPAC, Panther Merger Sub Inc., a Delaware corporation and a wholly-owned a subsidiary of the SPAC (“Merger Sub”), and the Company.

The undersigned shareholder does hereby certify that it is the owner and holder of [       ] Common Shares (the “Shares”) of the Company, and does further certify as follows:

● The undersigned shareholder has made a diligent search for the stock certificate(s) representing the Shares and has been unable to locate said certificate(s) (either because such certificate(s) were lost or because such certificate(s) were never issued);

● The undersigned shareholder has not sold, assigned, pledged, transferred or hypothecated said certificate(s) (to the extent issued) or any interest therein, or signed any power of attorney, proxy or any authorization respecting said Shares and certificate that is now outstanding and in force, or otherwise disposed of said certificate(s) (to the extent issued);

(i)The undersigned shareholder will, in the event said certificate(s) are recovered, promptly cause the same to be returned to the Company for cancellation; and

(ii)The undersigned shareholder agrees to indemnify and save harmless each of SPAC, the Company, Continental Stock Transfer & Trust Company, the Surviving Company, and their respective affiliates, successors and assigns from any and all loss, liability, damages, penalties, fines, costs, taxes and expenses (including all reasonable attorneys’ fees and court costs) incurred by any of the foregoing, resulting from, arising out of, relating to or caused by the loss, misplacement or destruction of said certificate(s) or the issuance by the Company of a replacement instrument or any consideration for said certificate(s).

[Signature Page Follows]

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EXHIBIT F

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Loss and Indemnity as of the [•] day of            , 202     .

[●]

By:
Name:
Title:

On this          day of                 , 202      , before me personally appeared             , known to me (or satisfactorily proven) to be the person whose name is subscribed to within the foregoing instrument and acknowledged that such person executed the same for the purposes therein contained.

Notary Public, State of

[Seal]

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EXHIBIT G

POST-CLOSING DIRECTORS AND OFFICERS

Company Director

● Dale Schwartz*

Company Officer

● Dale Schwartz, as Chief Executive Officer, President and Secretary

SPAC Directors

● Class I – Dr. Dan Goldberg* and another individual to be designated after the Execution Date by the Company*

● Class II – Yorgo Koutsogiorgas* and Larry Kadis*

● Class III – Dale Schwartz*, Jack Greenberg* and Jerry Hyman (the “SPAC Designated Director”)

SPAC Officers

● Dale Schwartz, as Chief Executive Officer

* = Designated by the Company

Exhibit G to Business Combination Agreement

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EXHIBIT H

COMPANY WRITTEN CONSENT

(see attached)

Exhibit H to Business Combination Agreement

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ACTION BY WRITTEN CONSENT OF

CERTAIN STOCKHOLDERS OF

PINSTRIPES, INC.

              , 2023

The undersigned (the “Stockholders”), constituting holders of a majority of the outstanding (i) shares of preferred stock, par value $0.01 per share, of Pinstripes, Inc., a Delaware corporation (the “Company”), and (ii) shares of common stock, par value $0.01 per share, of the Company, voting together as a single class on an as-converted basis, and acting pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Company’s Certificate of Incorporation (as in effect on the date hereof) and the Amended and Restated Bylaws of the Company (as amended), do hereby (I) waive any and all requirements for calling, giving notice of and holding a special meeting of the Stockholders, (II) consent to and confirm the taking of the following actions by the Company by written consent (this “Written Consent”), such Written Consent to be (A) evidence of the actions taken by the Stockholders as of the date hereof, (B) filed by the Secretary of the Company with the minutes of the meetings of the Stockholders and (C) in lieu of a special meeting of the Stockholders, and (III) vote all of their respective shares of capital stock in the Company to approve, adopt and consent to the actions contemplated by the following recitals and resolutions, effective as of the date first written above:

1.	Adoption and Approval of the Business Combination Agreement and the Merger.

WHEREAS, capitalized terms used but not defined herein shall have their respective meanings as set forth in the BCA (as hereinafter defined);

WHEREAS, the Company’s board of directors (the “Board”) has determined that it is fair to and in the best interests of the Company and the Company Stockholders, and has declared it advisable, for the Company to enter into (a) that certain Business Combination Agreement (attached hereto as Exhibit A, the “BCA”), by and among the Company, Banyan Acquisition Corporation, a Delaware corporation (the “SPAC”), and Panther Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the SPAC (“Merger Sub”), pursuant to which, among other things and on the terms and conditions set forth in the BCA, and subject to (i) the affirmative vote of the holders of a majority of the outstanding Company Preferred Shares and Company Common Shares, voting together as a single class on an as-converted basis, (ii) the approval of the SPAC Board and the board of directors of Merger Sub, (iii) the approval of the SPAC Stockholder Voting Matters by the holders of the SPAC Shares entitled to vote thereon, and (iv) the approval of the SPAC, as the sole stockholder of Merger Sub, (A) Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly-owned direct subsidiary of the SPAC, and (B) each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and the Company Common Shares held as treasury stock) will be automatically converted as of the Effective Time into the right to receive a portion of the Aggregate Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in the BCA and in accordance with Section 251 of the DGCL, and (b) the Ancillary Agreements to which the Company is or will be a party and to consummate the Transactions (including, without limitation, the Merger);

WHEREAS, the Board has (a) adopted and approved the execution, delivery and performance or consummation (as applicable) by the Company of the BCA, the Ancillary Agreements to which the Company is or will be a party and the Transactions (including, without limitation, the Merger), (b) recommended that the Company Stockholders entitled to vote thereon adopt the BCA, and (c) directed that the BCA be submitted to the Company Stockholders for approval; and

WHEREAS, the Stockholders have received a copy of, and have had a chance to review and ask questions about, each of the following documents: (i) the Series I Preferred Stock Purchase Agreement (appended as an Exhibit to the BCA), (ii) the Security Holder Support Agreement (appended as an Exhibit to the BCA) (the “Support Agreement”), (iii) the Sponsor Letter Agreement (appended as an Exhibit to the BCA), (iv) the SPAC A&R CoI (appended as an Exhibit to the BCA), (v) the SPAC A&R Bylaws (a form of which is appended as an Exhibit to the BCA), (vi) the Registration Rights Agreement (a form of which is appended as an Exhibit to the BCA), (vii) the Director Designation Agreement (a form of which is appended as an Exhibit to the BCA), (viii) the Letter of Transmittal (a form of which is appended as an Exhibit to the BCA), (ix) the list of post-Closing directors and officers of the Company and the SPAC (appended as an Exhibit to the BCA), and (x) the Disclosure Schedules, which were delivered concurrently with the execution and delivery of the BCA (the foregoing, collectively, the “Material Ancillary Documents”);

WHEREAS, the Stockholders acknowledge and understand that (a) at the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Laws, (b) simultaneously with the Closing and by virtue of the Merger, the Existing SPAC Charter and the Amended and Restated Bylaws of the SPAC shall be amended and restated in the forms of the SPAC A&R CoI and the SPAC A&R

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Bylaws, respectively, (c) subject to the terms of the BCA, at the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and the Company Common Shares held as treasury stock) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted, based on the Exchange Ratio or the Series I Exchange Ratio (as applicable), into the right to receive the number of SPAC New Common Shares to be set forth on an allocation schedule to be delivered by the Company to the SPAC at least three (3) Business Days prior to the Closing Date, (d) at the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto, and (e) at the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c) of the BCA), each Company Option (whether vested or unvested) shall be assumed by the SPAC and substituted with an option to purchase a number of SPAC New Common Shares (such option, a “Substituted Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of SPAC New Common Shares purchasable pursuant to the Substituted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Substituted Option to which Section 422 of the Code applies, the exercise price and the number of SPAC New Common Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and provided, further, that, following the Effective Time, each Substituted Option shall continue to have the same vesting and exercisability terms as were applicable to the corresponding former Company Option immediately prior to the Effective Time;

WHEREAS, the Stockholders acknowledge and understand that, (a) pursuant to the terms and conditions of the BCA, the Company, the SPAC and Merger Sub have prepared, and the SPAC has filed with the United States Securities and Exchange Commission, a registration statement on Form S-4 (as amended or supplemented, the “Registration Statement/Proxy Statement”), and (b) the Registration Statement/Proxy Statement has been declared effective under the Securities Act and the Company has delivered or otherwise made available to the Stockholders the prospectus included in the Registration Statement/Proxy Statement and is hereby requesting the satisfaction of the Requisite Company Stockholder Approval pursuant to the execution and delivery by the Stockholders of this Written Consent; and

WHEREAS, concurrent with the Company’s entry into the BCA, certain security holders of the Company (including all members of the Board in their respective capacity as security holders of the Company) that own outstanding Company Preferred Shares and Company Common Shares entered into the Support Agreement, pursuant to which, inter alia, such security holders agreed that, following the receipt of notice from the SPAC that the Registration Statement/Proxy Statement has been declared effective under the Securities Act, such security holders would execute this Written Consent to approve and adopt the BCA, the Ancillary Agreements (including the Material Ancillary Documents) to which the Company is or will be a party and the Transactions.

NOW, THEREFORE, BE IT RESOLVED, that the BCA, the Ancillary Agreements (including the Material Ancillary Documents) to which the Company is or will be a party and each and every agreement, instrument and/or document contemplated by any of the foregoing (collectively, the “Transaction Documents”), be, and they hereby are, approved and adopted in all respects with such immaterial changes, modifications and amendments to the Transaction Documents as any officer of the Company (each, an “Authorized Representative”) executing any such Transaction Document shall deem necessary or appropriate (to the maximum extent such immaterial changes, modifications and amendments may be made without further approval by the Stockholders under the DGCL), his or her approval and the approval of the Stockholders herein being conclusively established by the execution and delivery thereof; and

FURTHER RESOLVED, that the Company be, and it hereby is, authorized, directed and empowered to enter into and adopt each of the Transaction Documents and to perform its obligations thereunder and consummate the Transactions, which are hereby approved; and

FURTHER RESOLVED, that each of the Authorized Representatives be, and each of them hereby is, authorized to execute and deliver all such instruments, notices and certificates, to make all such payments, to make all such filings pursuant to state laws or otherwise (and any such filings heretofore made are hereby ratified), and directed to perform on behalf of the Company, in connection with the Transactions, all such acts as they (or any of them) deem necessary or appropriate to comply with applicable laws, and in connection therewith, to execute and file all requisite papers and documents, including, but not limited to, all such applications, reports, letters, certifications, affidavits and other papers, documents and instruments as may be necessary or appropriate under such laws, and to do all such other acts and things as may be necessary or desirable in order to carry out the intent and purposes of the foregoing resolutions, and the execution by any such Authorized Representative of any such instrument, notice, certificate, paper and/or document, or the performance by any such Authorized Representative of any act in connection with any of the foregoing matters, will conclusively establish his or her authority and the approval and ratification by the Company of the instruments, notices, certificates, papers and/or documents so executed and the actions so taken.

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2.	Interested Director and Officer Disclosure.

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers or any other corporation, partnership, association or other organization in which one or more of the directors or officers of the Company is a director or officer, or has a financial interest (any such party is referred to herein individually as an “Interested Party” or collectively as the “Interested Parties”, and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the applicable director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or such stockholders;

WHEREAS, the Stockholders are aware that Dale Schwartz (a) is a director and an executive officer of the Company and, immediately after the Effective Time, will be (i) a member of the Board of Directors of the SPAC and a member of the Board of Directors of the Company, and (ii) an executive officer of the SPAC and the Company, (b) is a holder of equity interests in the Company and will receive consideration on the same basis as the other holders of such equity interests in connection with the Transactions, and (c) simultaneously with the Closing, will enter into the Director Designation Agreement with the SPAC pursuant to which Mr. Schwartz will be entitled to designate a number of members of the SPAC Board depending on the number of SPAC New Common Shares beneficially owned by Mr. Schwartz (which initially shall be a majority of the members of the SPAC Board), the election of whom may be supported by certain stockholders of the Company if and to the extent they enter into a voting agreement with Mr. Schwartz, and, accordingly, as a result of the above-described interests, Mr. Schwartz may be deemed to be an Interested Party, and the Transactions may be deemed to be Interested Party Transactions;

WHEREAS, the Stockholders hereby acknowledge that all material facts as to each of the Company’s directors’ and officers’ interested party relationships or interests as to the transactions set forth in the preceding resolutions have been disclosed and are known to the Stockholders; and

WHEREAS, after careful consideration, the Stockholders have determined that the terms and conditions of the proposed transactions set forth in the preceding resolutions are just and equitable and fair as to the Company and that it is in the best interests of the Company and the Company Stockholders to enter into the transactions set forth in the preceding resolutions.

NOW, THEREFORE, BE IT RESOLVED, that the Stockholders acknowledge that all material facts as to the Company’s directors’ and officers’ relationships or interests as to the Transactions (including, without limitation, the Merger) and the other transactions authorized and approved in the preceding resolutions have been disclosed and are known to the Stockholders, and that the Stockholders specifically approve such transactions pursuant to Section 144 of the DGCL.

3.	Omnibus.

RESOLVED, that the Authorized Representatives, or any one of them, be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Company, to take all steps and do all acts and things, including, without limitation, the execution and delivery of documents, agreements, certificates or instruments as are or may become necessary or appropriate to effect the purposes and intents of the foregoing recitals and resolutions and the transactions contemplated thereby, each to be in form and content acceptable to the applicable Authorized Representative executing such documents, agreements, certificates or instruments, his or her approval and the approval of the Stockholders being conclusively evidenced by his or her execution and delivery thereof; and

FURTHER RESOLVED, that all actions previously taken by any Authorized Representative prior to the date hereof with respect to any action authorized by the foregoing resolutions be, and all such actions hereby are, approved, adopted, confirmed and ratified in all respects as the acts and deeds of the Company; and

FURTHER RESOLVED, that a copy of these resolutions be inserted in the minute book of the Company where the proceedings of the Stockholders are reflected and that the Secretary be, and hereby is, instructed to cause the same to be so inserted in the minute book of the Company.

*****

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IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date first set forth above.

STOCKHOLDERS:

[ ]

By:
Name:
Title:

Written Consent of Certain Stockholders of Pinstripes, Inc. (De-SPAC)

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EXHIBIT A

BCA

(Attached)

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Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BANYAN ACQUISITION CORPORATION

[•], 2023

Banyan Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.The name of the Corporation is “[Pinstripes Holdings, Inc.]” The Corporation was originally incorporated under the name “BANYAN ACQUISITION CORPORATION.” under the original certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 10, 2021 (the “Original Certificate”).

2.The Original Certificate was amended and restated on January 19, 2022 (the “First Amended and Restated Certificate of Incorporation”).

3.The First Amended and Restated Certificate of Incorporation was amended on April 21, 2023 (the “Certificate of Incorporation Amendment”).

4.This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”), which both restates and amends the provisions of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Incorporation Amendment, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

5.This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

6.The text of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Incorporation Amendment, is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is [Pinstripes Holdings, Inc.] (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, County of Kent, and the name of the Corporation’s registered agent at such address is Cogency Global Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [•] shares, consisting of (a) [•] shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) [•] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or Preferred Stock voting separately as a class will be required therefor.

Section 4.2Existing Common Stock. Upon this Second Amended and Restated Certificate becoming effective pursuant to the DGCL, each share of the Corporation’s Class A common stock, par value $0.0001 per share, issued and outstanding or held in treasury, shall automatically and without any action on the part of the holder thereof be renamed as and become one share of Common Stock.

Section 4.3Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4Common Stock.

(a)Voting.

(i)Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote. The holders of Common Stock shall vote together as a single class on all matters on which the holders of the shares of Common Stock are entitled to vote.

(iii)Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)Liquidation Dissolution or Winding Up of the Corporation. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2Number, Election and Term.

(a)Subject to Section 2.1 of the Director Designation Agreement dated as of [•], by and among the Corporation and the other persons party thereto (the “Director Designation Agreement”) (but only to the extent the Director Designation Agreement remains in effect), the number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3Newly Created Directorships and Vacancies. Subject to Section [•] of the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the Board of Directors (but only to the extent the Director Designation Agreement remains in effect) and to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4Removal. Subject to Section [•] of the Director Designation Agreement (but only to the extent the Director Designation Agreement remains in effect) and to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66⅔% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1Limitation of Director and Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as any such law exists on the date hereof or as it may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If, after this Second Amended and Restated Certificate is filed with the Secretary of State of the State of Delaware, the DGCL or any such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended. No amendment to, or modification or repeal of, this Article VIII shall adversely affect any right or protection of, or increase the liability of, any director or officer of the Corporation existing hereunder with respect to any state of facts existing or any act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, modification or repeal.

Section 8.2Indemnification and Advancement of Expenses.

(a)To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

(c)Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right, subject to the then-applicable terms of the Director Designation Agreement, at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, the provisions set forth in Section 4.4 and Articles V, VI, VII, VIII, this Article IX and Article X (and any defined terms referenced therein and herein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, but subject to the then-applicable terms of the Director Designation Agreement, unless such action is approved by the affirmative vote of the holders of not less than 66⅔% of the total voting power of all outstanding securities of the Corporation generally entitled to vote thereon, voting together as a single class.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or (v) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. This Article XI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 10.2Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Second Amended and Restated Certificate.

ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, Banyan Acquisition Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Banyan Acquisition Corporation

By:	/s/
Name:
Title:

Annex C

AMENDED AND RESTATED BYLAWS

OF

[PINSTRIPES HOLDINGS, INC.]

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1 Registered Office.   The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices.   The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings.   The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings.   Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairperson of the Board (the “Chairperson of the Board”), by the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices.   Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by the General Corporation Law of the State of Delaware (“DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum.   Except as otherwise provided by applicable law, the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be further amended or restated from time to time (the “Certificate of Incorporation”), or these Amended and Restated Bylaws, as the same may be further amended or restated from time to time (these “Bylaws”), the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing not less than thirty-three and a third percent (33⅓%) a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing not less than thirty-three and a third percent (33⅓%) of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairperson of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a)Voting Lists. The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairperson of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i)A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile or electronic signature.

(ii)A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting, in which such matter is being voted upon at which a quorum is present, and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter. For purposes of this Section 2.5(d), a majority of the votes cast shall mean that the number of shares voted “for” a matter exceeds the number of votes cast

“against” such matter.

(e)Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments.   Any meeting of stockholders, annual or special, may be adjourned by the chairperson of the meeting (including due to a technical failure to convene or continue the meeting by remote communication), from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.7 Advance Notice for Business.

(a)Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation, or such other person as the Corporation may designate, and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all agreements, arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (F) a representation that such stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (G) a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that have been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, if any, with respect to securities of the Corporation, (H) a representation as to whether such stockholder or the beneficial owner, if any, on whose behalf the proposal is made has complied with all state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation, (I) any direct or indirect material interest or any material contract or agreement between such stockholder or the beneficial owner, if any, on whose behalf the proposal is made with the Corporation, any affiliate of the Corporation or any entity that provides products or services that compete with or are alternative to the principal products produces or services provided by the Corporation or its affiliates (a “Competitor”) (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (J) any material pending or threatened legal proceeding in which such stockholder or the beneficial owner, if any, on whose behalf the proposal is made is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (K) any other material relationship between such stockholder or the beneficial owner, if any, on whose behalf the proposal is made, on the one hand, and the Corporation, or any affiliate of the Corporation or any Competitor, on the other hand, and (L) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the proposal is made required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for such business pursuant to and in accordance with Section 14A of the Exchange Act and the rules and regulations promulgated thereunder, and (M) the written consent of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made to the public disclosure of information provided to the Corporation pursuant to this Section 2.7.

(iii)The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of Rule 14a-8 for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairperson of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or the Exchange Act or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a) or the Exchange Act, such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made only at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting pursuant to Section 3.2.

(c)Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 2.8 Conduct of Meetings.The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board, if any, or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director), if any, or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director), if any, or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary, if any, or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE III

DIRECTORS

Section 3.1 Powers.The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a)Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board, (ii) by or at the direction of any party to that certain Director Designation Agreement, dated as of [•] (the “Director Designation Agreement”), provided the Director Designation Agreement remains in effect and only to the extent permitted by, and subject to the limitations set forth in, Section [•] thereof, or (iii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)Notwithstanding anything in paragraph (b) of this Section 3.2 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of any capital stock of the Corporation that are owned beneficially or of record by the person, (D) the person’s written consent (x) to being named in the proxy statement, proxy card and ballot as a nominee and to serving as a director of the Corporation if elected and (y) the Corporation’s engaging in a background check of such person (including through a third party investigation firm), in a manner consistent with background checks customarily engaged in by the Corporation for prospective new members of the Board, (E) the information reasonably necessary to complete such background check, , (F) all other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the requirements of Rule 14a-19, and (G) such other information regarding the person as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with listing requirements and applicable stock exchange rules; (ii) with respect to each nominee for election to the Board, the completed and signed questionnaire, representation and agreement required by Section 3.3 of these Bylaws]; and (iii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear in the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all agreements, arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, any of such stockholder’s and/or beneficial owner’s respective affiliates or associates, each proposed nominee and any other person or persons (including their names), (D) a description of any agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that have been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, if any, with respect to securities of the Corporation, (E) a representation that such stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation whether such stockholder or the beneficial owner, if any, on whose behalf the nomination is made intends or is part of a group which intends to (x) solicit proxies or votes from stockholders in support of such proposed nomination and/or (y) solicit proxies in support of such proposed nomination of persons for election to the Board other than the Corporation’s nominees for election to the Board from the holders of capital stock of the Corporation representing at least sixty-seven percent (67%) of the voting power of the capital stock entitled to vote generally in the election of directors in accordance with Rule 14a-19 of the Exchange Act, (G) a representation as to whether such stockholder or the beneficial owner, if any, on whose behalf the nomination is made has complied with all state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation, (H) any direct or indirect material interest or any material contract or agreement between such stockholder or beneficial owner, if any, on whose behalf the nomination is made with the Corporation, any affiliate of the Corporation or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (I) any material pending or threatened legal proceeding in which such stockholder or the beneficial owner, if any, on whose behalf the nomination is made is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (J) any other material relationship between such stockholder or the beneficial owner, if any, on whose behalf the nomination is made, on the one hand, and the Corporation, or any affiliate of the Corporation or any Competitor, on the other hand, (K) any other information relating to (i) such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and (ii) each person whom the stockholder proposes to nominate for election as a director that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (L) the written consent of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made to the Corporation’s public disclosure of information provided to the Corporation pursuant to this Section 3.2.

(e)If the Board or the chairperson of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or the Exchange Act, including, without limitation, Rule 14a-19, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) (i) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act or (ii) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 14a-19, with respect to the matters set forth herein, and if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election as a director of the Corporation, the candidate for nomination must have previously delivered (in accordance with the time periods prescribed for delivery of notice under Section 3.2 of these Bylaws), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (i) unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director, and (iii) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director of the Corporation (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect). At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee (as if such nominee were the stockholder), as set forth in Section 3.2(d).

Section 3.4. Proxy Card.   Any stockholder directly or indirectly soliciting proxies from other stockholders (other than on behalf the Corporation) must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

Section 3.5 Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.6 Chairperson of the Board.   The Chairperson of the Board shall be a member of the Board and may or may not be an officer and/or employee of the Company. The Chairperson of the Board, if any, shall preside when present at all meetings of the stockholders and the Board. The Chairperson of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairperson of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairperson of the Board and Chief Executive Officer may be held by the same person.

Section 3.7. Lead Independent Director.   If at any time the Chairperson of the Board is not independent as that term is defined under the then applicable rules and regulations of each national securities exchange upon which shares of the stock of the Corporation are listed for trading and of the Commission, the independent directors may designate from among them a Lead Independent Director having the duties and responsibilities determined by the Board from time to time.

ARTICLE IV

BOARD MEETINGS

Section 4.1 Annual Meetings.   The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting or, if such meeting is held solely by means of remote communication, then by means of remote communication, unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings.   Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(b).

Section 4.3 Special Meetings.   Special meetings of the Board (a) may be called by the Chairperson of the Board, Lead Independent Director, Chief Executive Officer or President and (b) shall be called by the Chairperson of the Board, Lead Independent Director, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote.   A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting.   Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. Any person, whether or not then a director, may provide, through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event) no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 4.6 Organization.   The chairperson of each meeting of the Board shall be the Chairperson of the Board, if any, or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Lead Independent Director, if any, or, in the absence (or inability or refusal to act) of the Lead Independent Director, the Chief Executive Officer, if any (if he or she shall be a director), or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President, if any (if he or she shall be a director), or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairperson elected from the directors present. The Secretary, if any, shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary, if any, shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1 Establishment.   The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers.   Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members.   The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4 Procedures.   Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1 Officers.   The officers of the Corporation elected by the Board shall be a Chief Executive Officer and such other officers (which may include, without limitation, a Chief Financial Officer, a Secretary, a President, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (which may include, without limitation, one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)Chief Executive Officer.   The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairperson of the Board pursuant to Section 3.7 above. In the absence (or inability or refusal to act) of both the Chairperson of the Board and the Independent Lead Director, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b)President.   The President, if any, shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairperson of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c)Vice Presidents.   In the absence (or inability or refusal to act) of the President, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board), shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d)Secretary.

(i)The Secretary, if any, shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairperson of the Board, Chief Executive Officer or President. The Secretary shall have custody of the [corporate seal] of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)The Secretary, if any, shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, and the number and classes of shares held by each.

(e)Assistant Secretaries.   The Assistant Secretary, if any, or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f)Chief Financial Officer.   The Chief Financial Officer, if any, shall perform all duties commonly incident to that office (including, without limitation, in respect of the care and custody of the funds and securities of the Corporation, including the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g)Treasurer.   The Treasurer, if any, shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies.   The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers.   The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers.   Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1 Uncertificated Shares.   The shares of any class or series of capital stock of the Corporation shall be uncertificated and registered in book-entry form.

Section 7.2 Multiple Classes of Stock.   If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing a summary of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Consideration and Payment for Shares.

(a)Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the books and records of the Corporation there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said shares are issued.

Section 7.4 Transfer of Stock.

(a)Subject to the restrictions set forth in Section 7.6, all transfers of shares shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board or any officer of the Corporation may prescribe and subject to any applicable law, rule or regulation. The Corporation shall be entitled to treat the holder of record of any shares of its capital stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

(b)Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.5 Registered Stockholders.   Before due presentment of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.6 Effect of the Corporation’s Restriction on Transfer.

(a)A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder ,including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.7 Regulations.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars.

ARTICLE VIIII

NDEMNIFICATION

Section 8.1 Right to Indemnification.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section 8.3 with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit.   If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the

Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights.   The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons.   This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments.   Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.8 Certain Definitions.   For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights.   The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability.   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Place of Meetings.   If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a)In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a)Notice to Stockholders.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(b)Electronic Transmission.   “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(c)Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d)Exceptions to Notice Requirements.   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a)Stockholder Meetings.   If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)participate in a meeting of stockholders; and

(ii)be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)Board Meetings.   Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone, videoconference or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends.   The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves.   The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairperson of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year.   The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal.   The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records.   The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation.   Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds.   Such officers, employees and agents of the Corporation (if any) as the Chairperson of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairperson of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations.   Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairperson of the Board, Chief Executive Officer, President or any Vice President or any other officer authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments.   The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66⅔% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

June 21,2023

Board of Directors

Banyan Acquisition Corporation

400 Skokie Blvd, Suite 820

Northbrook, IL 60062

To the Board of Directors:

As per our engagement letter dated May 24, 2023 (the “Engagement Letter”), the Board of Directors of Banyan Acquisition Corporation (the “SPAC”) retained Scalar, LLC (“Scalar,” “we”, “our”, or “us”) to provide an opinion (“Opinion”) as to the fairness, from a financial point of view, to the holders of the SPAC’s Class A common stock, par value $0.0001 per share (such shares, at all times prior to the Effective Time, the “SPAC Class A Shares” and such holders, the “SPAC Class A Shareholders”) (other than Pinstripes, Inc. (the “Company”), Banyan Acquisition Sponsor LLC (the “Sponsor”), and their respective affiliates (collectively, the “Excluded Parties”)) of the Consideration (as defined below) to be paid by the SPAC to the Company Stockholders in the proposed business combination with the Company pursuant to the Agreement (the “Transaction”), without giving effect to any impact of the Transaction on any particular SPAC Class A Shareholder other than in its capacity as a SPAC Class A Shareholder.

Overview of the Transaction:

The Business Combination Agreement (the “Agreement”), to be entered into among the SPAC, Panther Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of the SPAC, and the Company, sets forth the terms of the Transaction. Capitalized terms used but not defined in this Opinion have the meanings ascribed thereto in the Agreement. We understand that the Agreement provides, among other things, that:

(a)

SPAC Class A Shares held by the SPAC Class A Shareholders who duly elect to redeem their SPAC Class A Shares pursuant to the SPAC Share Redemption will have their SPAC Class A Shares redeemed and cancelled and such SPAC Class A Shareholders will cease to have any rights as shareholders of the SPAC other than the right to be paid their pro rata share of the Trust Account;

(b)	Merger Sub will merge with and into the Company, with the Company surviving, and the Company

Stockholders will receive, in the aggregate, SPAC New Common Shares with an aggregate value (based on a stated value of $10.00 per SPAC New Common Share) equal to (i) $429 million multiplied by (ii) the number of Company Common Shares outstanding as of the Effective Time divided by (iii) the Fully Diluted Shares Outstanding (collectively, the “Consideration”);

(c)

Contemporaneous with the execution and delivery of the Agreement, the Company and Middleton Partners have entered into a Securities Purchase Agreement, pursuant to which Middleton Partners have agreed to invest $20,000,000 in the Company in exchange for 800,000 shares of the Company’s Series I Convertible Preferred Stock (the “Bridge Financing”); and

(d)

Contemporaneously with the entry into the Agreement, the Sponsor, the SPAC, the Company and, for the limited purposes stated therein, the officers and directors of the SPAC, will enter into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which (among other things), the Sponsor has agreed to (i) waive any adjustment to the conversion ratio set forth in the Governing Documents of the SPAC or any other anti-dilution or similar protection with respect to the SPAC Class B Shares and (ii) subject certain of its SPAC Shares to forfeiture and/or vesting on the basis of achieving certain trading price thresholds following the Closing (such shares subject to forfeiture and/or vesting, the “Sponsor Forfeiture Shares”). We express no opinion with respect to the Sponsor Forfeiture Shares.

Valuation | Transaction Advisory

Board of Directors

Scalar’s Procedures and Processes:

In arriving at our Opinion, among other things, we have:

(i)	reviewed a draft, dated June 21, 2023, of the Agreement;
(ii)	reviewed a draft, provided to us on June 20, 2023, of the Sponsor Letter Agreement;
(iii)	reviewed a draft, dated June 12, 2023, of the Certificate of Designations of the Series I

Convertible Preferred Stock of the Company (the “Series I CoD” and, together with the Agreement and the Sponsor Letter Agreement, the “Reviewed Transaction Documents”);

(iv)	reviewed certain publicly available business and financial information relating to the SPAC and the Company;
(v)

reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of the SPAC, approved for our use by the SPAC, and not publicly available;

(vi)

reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Company that were provided to us by the management of the SPAC, approved for our use by the SPAC, and not publicly available, including financial forecasts and estimates for the fiscal year ending April 30, 2024, and the twelve month period ending December 31, 2024, prepared by the management of the Company (collectively, the “Financial Projections”);

(vii)

conducted discussions with members of the senior management of the Company and the SPAC concerning the business, operations, historical financial results, and financial prospects of the Company and the Transaction;

(viii)	reviewed current and historical market prices of the SPAC Class A Shares;
(ix)	reviewed certain financial and stock market data of the Company and compared that data with similar publicly available data for certain other companies;
(x)	reviewed certain pro forma effects relating to the Transaction, including estimated transaction costs and the effects of anticipated financings, approved for our use by the SPAC; and
(xi)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

Limiting Conditions and Assumptions:

In performing our analysis and rendering this Opinion, with your consent, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the SPAC that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us inaccurate, incomplete or misleading. We also have been advised by the SPAC’s senior management, and we have assumed, that the Financial Projections represent a reasonable basis upon which to evaluate the business and financial prospects of the Company.

Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed with respect to financial forecasts, estimates, pro forma effects, and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the SPAC as to the expected future results of operations and financial condition of the Company. We assume no responsibility for and express no opinion as to any such financial forecasts, estimates, pro forma effects, or forward-looking information or the assumptions on which they were based. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company or the SPAC, and will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Valuation | Transaction Advisory

Board of Directors

We are not legal, accounting, regulatory, or tax experts and this Opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to the Company or the SPAC with respect to such matters.

In arriving at our Opinion, with your consent and without independent verification, we have relied upon and assumed that except as would not be in any way meaningful to our analysis: (i) the final form of each of the

Reviewed Transaction Documents, as executed by the parties thereto and/or filed for recordation with the Secretary of State for the State of Delaware (as applicable), will not differ from the draft that we have reviewed, (ii) the representations and warranties of all parties to the Agreement, and any related Transaction documents, are correct and that such parties will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and any related Transaction documents, (iii) the Transaction will be consummated in accordance with the terms of the Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof, (iv) there has been no change in the assets, financial condition, business or prospects of any party to the Agreement since the date of the most recent financial statements and other information made available to us, (v) 1,500,000 Non-Redemption Shares, Bridge Financing Shares, or PIPE Investment Shares (each as defined in the Sponsor Letter Agreement), in the aggregate, will be transferred by the Sponsor, and (vi) no SPAC Class A Shareholders will elect to redeem their SPAC Class A Shares pursuant to the SPAC Share Redemption. Additionally, we have assumed that all governmental, regulatory, or other third-party approvals and consents necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without any adverse effect on the Company or the SPAC, or on the expected benefits of the Transaction, in any way meaningful to our analysis.

In addition, we have relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of the SPAC’s senior management and the Company’s senior management as to, among other things, (i) the potential impact on the Company of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industry in which the Company operates and related industries, (ii) the Company’s existing and future products, services, locations, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development and marketing thereof; compliance with relevant regulatory requirements; prospective sales prices and sales volumes; prospective location opening dates and existing and prospective location sales; and the potential impact of competition thereon) and (iii) the SPAC’s and the Company’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to the Company, the Transaction and its contemplated benefits). We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on the SPAC, the Company or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Given the SPAC’s nature as a special purpose acquisition company, for purposes of our opinion and with the SPAC’s consent we have assumed a value of $10.00 per SPAC New Common Share in calculating the value of the SPAC New Common Shares to be issued as the Consideration under the Agreement, with such $10.00 value being based on the SPAC’s initial public offering price, the stated value per SPAC New Common Share provided in the Agreement, and the SPAC’s approximate cash per outstanding SPAC Class A Share (excluding, for the avoidance of doubt, the dilutive impact of the Class B common stock, par value $0.0001 per share, of the SPAC (the “SPAC Class B Shares” and, together with the SPAC Class A Shares and the SPAC New Common Shares, the “SPAC Common Shares”) or any warrants issued by the SPAC). In rendering our opinion, we do not express any view or opinion as to what the value of any SPAC Common Shares will be when issued pursuant to the Transaction or the price or range of prices at which any SPAC Common Shares or other securities or financial instruments of or relating to the SPAC may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction.

Valuation | Transaction Advisory

Board of Directors

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the SPAC, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the SPAC under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this Opinion were going concern analyses, assuming the Transaction was consummated. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the SPAC is a party or may be subject, and at your direction and with your consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This Opinion is necessarily based upon economic, monetary, market, and other conditions as in effect on, the information available to us as of, and the facts and circumstances as they exist on, the date hereof and our Opinion speaks only as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to update, reaffirm, or revise this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof, or any change in facts or circumstances that occur after the date hereof, and do not have any obligation to update, revise, or reaffirm this Opinion.

We have been engaged by the SPAC to provide a fairness opinion and we will receive a fee from the SPAC for providing our services and rendering this Opinion. No portion of these fees is refundable or contingent upon the consummation of the Transaction or the conclusion reached in this Opinion. The SPAC has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the past two years, we and our affiliates have not provided any other advisory services to the SPAC or its affiliates for which we and our affiliates received compensation. We and our affiliates may seek to provide services to the Company, the SPAC, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and the SPAC and, accordingly, may at any time hold a long or short position in such securities.

The issuance of this opinion was approved by an authorized committee of Scalar.

This opinion is provided for the information and assistance of the Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act (including with respect to any redemption rights) with respect to the Transaction or any other matter.

Valuation | Transaction Advisory

Board of Directors

Our opinion does not address the SPAC’s underlying business decision to engage in the Transaction, the relative merits of the Transaction as compared to other business or investment strategies or transactions that might be available to the SPAC, or whether the Consideration to be paid by the SPAC pursuant to the Agreement represents the best price obtainable. In connection with our engagement, we were not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, the SPAC or any other alternative transaction. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the SPAC Class A Shareholders (other than the Excluded Parties) of the Consideration to be paid by the SPAC to the Company Stockholders pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and the Company or the SPAC), including the fairness of the Transaction to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors, or other constituencies of the SPAC, the Company, or any of their respective affiliates. We have not been asked to, nor do we, offer any opinion with respect to any ongoing obligations of the Company, the SPAC, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise) contained in any Reviewed Transaction Document, any other agreement related to the Transaction, or under applicable law, any allocation of the Consideration (or any portion thereof), or the fair market value of the Company, the SPAC, any SPAC Common Shares, or the Company Shares. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transaction, any Excluded Parties, or any class of such persons, whether relative to the Consideration or otherwise. Our opinion (i) does not address the individual circumstances of specific holders of the SPAC’s securities (including SPAC Class B Shares and warrants) with respect to rights or aspects which may distinguish such holders or the SPAC’s securities (including SPAC Class B Shares and warrants) held by such holders, (ii) does not address, take into consideration or give effect to any existing or future rights, preferences, restrictions or limitations or other attributes of any such securities (including SPAC Class B Shares and warrants) or holders (including the Sponsor), (iii) does not address any impact of the Transaction on any particular SPAC Class A Shareholder other than in its capacity as a SPAC Class A Shareholder, and (iv) does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of the SPAC or any other party). We also do not address, or express a view with respect to, any acquisition of control or effective control of the SPAC by any shareholder or group of shareholders of the Company. This letter should not be construed as creating any fiduciary duty of Scalar (or any of its affiliates) to any other party. To the extent any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the SPAC to the Company Stockholders pursuant to the Agreement is fair, from a financial point of view, to the SPAC Class A Shareholders (other than the Excluded Parties).

Sincerely,

Scalar, LLC

Valuation | Transaction Advisory

Annex H

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal Rights

(a)Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to §  251, §  252, §  254, §  255, §  256, §  257, §  258, §  263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)[Repealed.]

(c)Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)Appraisal rights shall be perfected as follows:

(1)If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l)The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

c)   (1)To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to Delaware Code Section 3114(b) of Title 10 (for purposes of this sentence only, treating residents of Delaware as if they were nonresidents to apply Delaware Code Section 3114(b) of Title 10 to this sentence).

(2)

The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section. For purposes of this subsection, insurance shall include any insurance provided directly or indirectly (including pursuant to any fronting or reinsurance arrangement) by or through a captive insurance company organized and licensed in compliance with the laws of any jurisdiction, including any captive insurance company licensed under Chapter 69 of Title 18 of the Delaware Code, provided that the terms of any such captive insurance shall:

1)

Exclude from coverage thereunder, and provide that the insurer shall not make any payment for, loss in connection with any claim made against any person arising out of, based upon or attributable to any (i) personal profit or other financial advantage to which such person was not legally entitled or (ii) deliberate criminal or deliberate fraudulent act of such person, or a knowing violation of law by such person, if (in the case of the foregoing paragraph (g)(1)(i) or (ii) of this section) established by a final, nonappealable adjudication in the underlying proceeding in respect of such claim (which shall not include an action or proceeding initiated by the insurer or the insured to determine coverage under the policy), unless and only to the extent such person is entitled to be indemnified therefor under this section;

2)

Require that any determination to make a payment under such insurance in respect of a claim against a current director or officer (as defined in paragraph (c)(1) of this section) of the corporation shall be made by an independent claims administrator or in accordance with the provisions of paragraphs (d)(1) through (4) of this section; and

3)

Require that, prior to any payment under such insurance in connection with any dismissal or compromise of any action, suit or proceeding brought by or in the right of a corporation as to which notice is required to be given to stockholders, such corporation shall include in such notice that a payment is proposed to be made under such insurance in connection with such dismissal or compromise.

For purposes of paragraph (g)(1) of this section, the conduct of an insured person shall not be imputed to any other insured person. A corporation that establishes or maintains a captive insurance company that provides insurance pursuant to this section shall not, solely by virtue thereof, be subject to the provisions of Title 18 of the Delaware Code.

h)

For purposes of this section, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In connection with this Registration Statement, the Registrant has undertaken that in the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.

The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.

The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant’s bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. New Pinstripes intends to enter into indemnification agreements with future directors and executive officers. In addition, New Pinstripes will purchase a policy of directors’ and officers’ liability insurance that insures New Pinstripes officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures New Pinstripes against its obligations to indemnify its officers and directors.

Item 21.  Exhibits and Financial Statements Schedules

(a)Exhibits.

Exhibit Number	Description of Exhibit

1.1

Underwriting Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and BTIG, LLC (incorporated by reference to Exhibit 1.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

2.1†

Business Combination Agreement, dated as of June 22, 2023, by and among Banyan Acquisition Corporation, Panther Merger Sub Inc. and Pinstripes, Inc. (attached as Annex A to the joint proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

3.1

Amended and Restated Certificate of Incorporation of Banyan Acquisition Corporation (incorporated by reference to Exhibit 3.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

3.2	Amendment, dated April 21, 2023, to the Amended and Restated Certificate of Incorporation of Banyan Acquisition Corporation.

3.3

Amended and Restated Bylaws of Banyan Acquisition Corporation (incorporated by reference to Exhibit 3.2 to Banyan Acquisition Corporation’s Annual Report on Form 10-K, filed with the SEC on March 31, 2023).

3.4

Form of Second Amended and Restated Certificate of Incorporation of Pinstripes Holdings, Inc. (attached as Annex B to the joint proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

3.5

Form of Amended and Restated Bylaws of Pinstripes Holdings, Inc. (attached as Annex C to the joint proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Banyan Acquisition Corporation’s Registration Statement on Form S-1, filed with the SEC on August 6, 2021).

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Banyan Acquisition Corporation’s Registration Statement on Form S-1, filed with the SEC on August 6, 2021).

4.3	Specimen Warrant Certificate (included in Exhibit 4.4).

4.4

Warrant Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

5.1*	Legal opinion of Kirkland & Ellis LLP.

10.1

Sponsor Letter Agreement, dated as of June 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc., Banyan Acquisition Sponsor LLC and other parties thereto (incorporated by reference to Exhibit 10.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on June 23, 2023).

10.2

Security Holder Support Agreement, dated as of June 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc. and certain security holders of Pinstripes, Inc. set forth therein (incorporated by reference to Exhibit 10.2 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on June 23, 2023).

10.3

Lockup Agreement, dated June 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc. and certain security holders set forth therein (incorporated by reference to Exhibit 10.3 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed the SEC on June 23, 2023).

Exhibit Number	Description of Exhibit

10.4

Form of Director Designation Agreement, by and between Banyan Acquisition Corporation and Dale Schwartz (incorporated by reference to Exhibit 10.4 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on June 23, 2023).

10.5*	Form of Equity Incentive Plan (attached as Annex D to the joint proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.6*	Form of ESPP Plan (attached as Annex E to the joint proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.7*	Form of Registration Rights Agreement (attached as Annex F to the joint proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.8

Promissory Note, dated June 1, 2023, issued by Banyan Acquisition Corporation to Jerry Hyman (incorporated by reference to Exhibit 10.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on June 5, 2023).

10.9

Promissory Note, dated June 1, 2023, issued by Banyan Acquisition Corporation to Keith Jaffee (incorporated by reference to Exhibit 10.2 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on June 5, 2023).

10.10	Letter Agreement (incorporated by reference to Exhibit 10.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.11	Investment Management Trust Agreement (incorporated by reference to Exhibit 10.2 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.12

Amendment to Investment Management Trust Agreement, dated April 21, 2023, to the Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Banyan Acquisition Corporation.

10.13

Warrant Purchase Agreement with Banyan Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.4 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.14

BTIG Warrants Purchase Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and BTIG (incorporated by reference to Exhibit 10.5 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.15

I-Bankers Warrants Purchase Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and I-Bankers (incorporated by reference to Exhibit 10.6 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.16

Support Services Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and the Sponsor (incorporated by reference to Exhibit 10.7 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.17	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Banyan Acquisition Corporation’s Registration Statement on Form S-1, filed with the SEC on August 6, 2021).

10.18*#	Master Services Agreement, dated as of January 1, 2023, by and between Sysco Chicago Inc. and its affiliates and Pinstripes Inc.

10.19*#	Distribution Capabilities and Proposal for Pinstripes Inc., dated as of March 1, 2010, by and between Pinstripes Inc. and Edward Don & Company

Exhibit Number	Description of Exhibit

10.20*	Term Loan and Security Agreement, dated as of April 19, 2023, by and between GCCP II Agent, LLC and Pinstripes Inc.

10.21*	Amendment No. 1 to the Loan and Security Agreement, dated as of July 27, 2023, by and among Pinstripes Inc., the financial institutions party thereto and GCCP II Agent, LLC.

10.22*	Vendor Agreement, dated as of April 19, 2023, by and among GCCP II Agent, LLC, C. Rae Interiors, Ltd. and Pinstripes Inc.

10.23*	Loan Agreement, dated as of March 7, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time.

10.24*

Pledge and Security Agreement, dated as of March 7, 2023, by and among Pinstripes Inc., Pinstripes Hillsdale LLC, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Silverview Credit Partners LP.

10.25*

Continuing Guaranty Agreement, dated as of March 7, 2023, by and among Pinstripes Inc., Pinstripes Hillsdale LLC, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Silverview Credit Partners LP.

10.26*

First Amendment to Loan Agreement and First Amendment to Pledge and Security Agreement, dated as of April 19, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time.

10.27*	Second Amendment to Loan Agreement and Limited Consent, dated as of July 27, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time.

10.28*	Third Amendment to Loan Agreement and Limited Consent, dated as of August 9, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time.

10.29*

Agreement of Sale and Purchase, dated as of July 2, 2014, between Pinstripes Northbrook, LLC, and 30 West Pershing, LLC, for the Sale and Purchase of Pinstripes Northbrook, 1150 Willow Road, Northbrook, Illinois

23.1	Consent of Marcum LLP, independent registered public accounting firm of Banyan Acquisition Corporation.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Pinstripes, Inc.

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to the initial filing of this registration statement).

99.1*	Form of Proxy Card.

99.2	Consent of Scalar, LLC.

99.3	Consent of Dale Schwartz.

99.4	Consent of Jack Greenberg.

99.5	Consent of Daniel P. Goldberg, MD.

99.6	Consent of Larry Kadis.

99.7	Consent of George Koutsogiorgas.

107.1	Filing Fee Table.

101.INS	XBRL Instance Document.

Exhibit Number	Description of Exhibit

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
*	To be filed by amendment.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#

Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Item 22.  Undertakings

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; and
(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(j)

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois on the 8th day of September, 2023.

BANYAN ACQUISITION CORPORATION

By:	/s/ Keith Jaffee
Name:	Keith Jaffee
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Jerry Hyman and Keith Jaffee, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Jerry Hyman	Chairman	September 8, 2023
Jerry Hyman

/s/ Keith Jaffee	Chief Executive Officer and Director	September 8, 2023
Keith Jaffee	(Principal Executive Officer)

/s/ George Courtot	Chief Financial Officer	September 8, 2023
George Courtot	(Principal Financial and Accounting Officer)

/s/ Bruce Lubin	Director	September 8, 2023
Bruce Lubin

/s/ Otis Carter	Director	September 8, 2023
Otis Carter

/s/ Peter Cameron	Director	September 8, 2023
Peter Cameron